As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Selina Hospitality PLC

(Exact name of registrant as specified in its charter)

England and Wales	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

England

Telephone: +44-1612369500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Selina US Real Estate LLC

437 SW 2nd St.

Miami, FL 33130

Telephone: 786-652-7666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tomasz Wozniak Benjamin Stein Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul’s Churchyard London EC4M 8AL England	Brian Ashin Alan Noskow Zachary Davis King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards codification after April 5, 2012.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION DATED AUGUST 9 2022

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

BOA ACQUISITION CORP.

PROSPECTUS FOR UP TO 28,750,000 ORDINARY SHARES

14,241,666 WARRANTS AND

14,241,666 ORDINARY SHARES UNDERLYING WARRANTS

OF

SELINA HOSPITALITY PLC

On December 2, 2021, the board of directors of BOA Acquisition Corp., a Delaware corporation (“BOA,” “we,” “us” or “our”), unanimously approved the Business Combination Agreement, dated December 2, 2021, by and among BOA, Selina Hospitality PLC (“Selina” or the “Company”) and Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement is approved by BOA’s stockholders, and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into BOA (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), with BOA surviving the Merger and, as a result of which, BOA will become a direct, wholly-owned subsidiary of Selina, with the securityholders of BOA becoming securityholders of Selina.

Under the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each outstanding series A voting ordinary share of $0.01 each in the capital of Selina, outstanding series B voting ordinary share of $0.01 each in the capital of Selina, and outstanding series C voting ordinary share of $0.01 each in the capital of Selina (each, a “Selina Preferred Share”) shall become and be redesignated as a voting ordinary share of $0.01 each in the capital of Selina (each, a “Selina Ordinary Share”) in accordance with the governing documents of Selina (the “Selina Preferred Share Redesignation”); (ii) Selina’s convertible loan notes, the put and call options, the term loan, the 2018 warrant instruments, and the 2020 warrant instrument (collectively, the “Selina Convertible Instruments”) may be converted into Selina Ordinary Shares in accordance with the terms of the applicable Selina Convertible Instruments and the terms of the Business Combination Agreement (the “Selina Convertible Instrument Conversion”); and (iii) immediately following the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, Selina shall effect a share subdivision, whereby each Selina Ordinary Share will be subdivided into such number of Selina Ordinary Shares calculated in accordance with Section 2.1(c) of the Business Combination Agreement to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share (the “Share Subdivision” and, together with the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, the “Capital Restructuring”).

In addition, immediately prior to the Effective Time, (i) each issued and outstanding share of Class B Common Stock, par value $0.0001 per share, of BOA (the “BOA Class B Common Stock”) will be automatically converted into one (1) share of Class A Common Stock, par value $0.0001, of BOA (the “BOA Class A Common Stock” and, together with the BOA Class B Common Stock, the “BOA Common Stock”) in accordance with the terms of BOA’s Amended and Restated Certificate of Incorporation (the “BOA Charter”) (such conversion, the “BOA Class B Conversion”), (ii) in accordance with and as required by the BOA Charter, BOA will provide an opportunity for its stockholders to redeem all or a portion of their outstanding shares of BOA Class A Common Stock as set forth therein (the “BOA Stockholder Redemption”) and (iii) each issued and outstanding unit of BOA (a “BOA Unit”), consisting of one share of BOA Class A Common Stock and one-third of one warrant of BOA entitling the holder to purchase one share of BOA Class A Common Stock per warrant at a price of $11.50 per share (“BOA Warrants”), will be automatically separated and the holder thereof will be deemed to hold one share of BOA Class A Common Stock and one-third of one BOA Warrant (the “BOA Unit Separation”).

Pursuant to the Business Combination Agreement, after giving effect to the Capital Restructuring, the BOA Class B Conversion, BOA Stockholder Redemption, and the BOA Unit Separation, at the Effective Time, (i) each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share and (ii) each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding warrant to purchase a Selina Ordinary Share (each, a “Selina Warrant”).

Concurrently with and following the execution of the Business Combination Agreement, Selina, BOA, and certain accredited investors (collectively, the “PIPE Investors”), including Bet on America Holdings LLC, an affiliate of the Sponsor (as defined below), entered into a series of subscription agreements (collectively, the “Subscription Agreements”), which provide for the purchase by the PIPE Investors at the Effective Time of an aggregate of 5,545,000 Selina Ordinary Shares (the “PIPE Shares”) at a price per share of $10.00, for an aggregate purchase price of $55.5 million (the “PIPE Investment”), which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time Bet on America Holdings LLC participated in the PIPE Investment by subscribing for 1,000,000 Selina Ordinary Shares for a purchase price of $10.0 million. In connection with its subscription in the PIPE Investment, Bet on America Holdings LLC agreed to a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a price per share of $10.00 in the event that the Cash Proceeds Condition (as defined herein) is not satisfied at the closing of the Business Combination (the “Closing”), subject to reduction for any Eligible Investments or upon the occurrence of certain other events as more particularly described herein. The closing of the PIPE Investment is conditioned upon the consummation of the Business Combination.

On April 22, 2022, Selina entered into a series of convertible note subscription agreements the “Note Subscription Agreements” with certain investors (the “2022 Convertible Note Investors”), pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the Closing, $147.5 million aggregate principal amount of unsecured convertible notes (the “2022 Convertible Notes”) for an aggregate purchase price equal to $118.0 million. The 2022 Convertible Notes will bear interest at a rate of 6.00% per annum, payable semi-annually, will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share, and will mature four years after their issuance. As additional consideration for the purchase price, the Note Subscription Agreements provide that each 2022 Convertible Note Investor will receive a warrant (the “2022 Convertible Note Warrants”) to purchase a number of Selina Ordinary Shares equal to approximately one-third of the number of Selina Ordinary Shares into which the principal amount of such 2022 Convertible Note may convert.

On July 1, 2022, Selina entered into amendments to the Business Combination Agreement and the Subscription Agreement with Bet on America Holdings LLC, and a letter agreement with the Sponsor. Pursuant to the amendment to the Business Combination Agreement, the parties agreed to reduce the Cash Proceeds Condition from $70.0 million to $55.0 million and to extend the Termination Date (as defined in the Business Combination Agreement) from August 26, 2022 to October 25, 2022. Under the amendment to the Subscription Agreement with Bet on America Holdings LLC, (i) Bet On America Holdings LLC funded to Selina its $10.0 million commitment on July 1, 2022 and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the closing of the Business Combination in the form of 250,000 Selina Ordinary Shares and (ii) the parties agreed to amend the definition of Eligible Investments therein to provide that the Conditional Backstop Obligation may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. The letter agreement with the Sponsor provides, among other things, that Selina will forego the 188,375 BOA Class B Common Stock that the Sponsor had previously agreed to transfer to third parties determined by Selina and that the Sponsor will waive its right to designate two (2) individuals to the board of directors of Selina following the closing of the transactions contemplated by the Business Combination. See the section entitled “Documents Related to the Business Combination Agreement —July Amendments.”

This proxy statement/prospectus covers the Selina Ordinary Shares and Selina Warrants issuable to the stockholders of BOA as described above. Accordingly, Selina is registering up to an aggregate of 28,750,000 Selina Ordinary Shares,

14,241,666 Selina Warrants and 14,241,666 Selina Ordinary Shares issuable upon the exercise of the Selina Warrants. Selina is not registering on the registration statement of which this proxy statement/prospectus is a part the (i) Selina Ordinary Shares held by or issuable to Selina securityholders in connection with the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, or to the PIPE Investors, (ii) 2022 Convertible Notes or the Selina Ordinary Shares into which the 2022 Convertible Notes may be converted or (iii) 2022 Convertible Note Warrants or the Selina Ordinary Shares into which the 2022 Convertible Note Warrants may be exercised.

BOA Units, BOA Class A Common Stock, and BOA Warrants are publicly traded on the New York Stock Exchange (“NYSE”) under the symbols “BOAS.U”, “BOAS” and “BOAS WS”, respectively. Upon the Closing, the BOA Units, BOA Class A Common Stock and BOA Warrants will no longer be traded on NYSE or any other exchange.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at a special meeting of BOA stockholders (the “Special Meeting”) scheduled to be held on             , 2022, in virtual format.

Although Selina is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Selina will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Selina intends to apply for the listing of the Selina Ordinary Shares and Selina Warrants on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “SLNA” and “SLNAW,” respectively, such listing to be effective at the Closing. It is a condition of the Business Combination that the Selina Ordinary Shares are approved for listing. While trading on Nasdaq is expected to begin on the first business day following Closing there can be no assurance that Selina’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus for more information.

Selina will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Selina’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Selina will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (the “SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus for more information.

The accompanying proxy statement/prospectus provides BOA stockholders with detailed information about the Business Combination and other matters to be considered at the Special Meeting. It also contains or references information about BOA and Selina and certain related matters. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to herein and therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus.

Holders of BOA Class A Common Stock should be aware that each of BofA Securities, Inc. (“BofA”), in its role as financial advisor to Selina, and UBS Securities, LLC (“UBS” and, together with BofA, the “Resigned Advisors”), in its role as a co-placement agent to Selina in connection with the PIPE Investment, and capital markets advisor to BOA in connection with the proposed Business Combination, has resigned from their respective roles as financial advisor, placement agent and capital markets advisor, pursuant to Section 11(b)(1) of the Securities Act of 1933, as amended, in connection with the Business Combination and have disclaimed any responsibility for any portion of this Registration Statement on Form F-4 and the accompanying proxy statement/prospectus. As a result of such resignations, holders of BOA Class A Common Stock should not place any reliance on the participation of the Resigned Advisors prior to such resignations in the transactions described in the accompanying proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BOA.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at             .

This is not a prospectus made under the Prospectus Regulation (EU) 2019/1127 or Part VI of the United Kingdom Financial Services and Markets Act 2000 (as amended).

This proxy statement/prospectus is dated             , 2022, and is first being mailed to stockholders of BOA on or about             , 2022.

BOA ACQUISITION CORP.

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2022

TO THE STOCKHOLDERS OF BOA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of BOA Acquisition Corp., a Delaware corporation (“BOA,” “we,” “us” or “our”), will be held at             , New York City time, on             , 2022, via live webcast, at https://            . In light of the ongoing COVID-19 pandemic, after careful consideration, BOA has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting https://             and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental” or the “Transfer Agent”). To register and receive access to the virtual Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. The virtual Special Meeting, which you are invited to attend, will be held for the following purposes:

(a)

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to adopt the Business Combination Agreement, dated as of December 2, 2021, by and among BOA, Selina Hospitality PLC (“Selina”), Samba Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Selina (“Merger Sub”) (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) and approve the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into BOA, with BOA surviving the merger as a wholly owned subsidiary of Selina (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(b)

Proposal No. 2 — The Governing Documents Proposals — to consider and vote upon separate proposals to approve the following material differences between BOA’s amended and restated certificate of incorporation (the “BOA Charter”) and the proposed Selina Articles of Association (the “Selina Articles”) to be effective upon the consummation of the Business Combination (collectively, the “Governing Documents Proposals”):

(i)	the name of the new public entity will be “Selina Hospitality PLC” as opposed to “BOA Acquisition Corp.”;

(ii)	the Selina Articles will provide for one class of ordinary shares as opposed to the two classes of common stock provided for in the BOA Charter;

(iii)	Selina’s corporate existence is perpetual as opposed to BOA’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

(iv)	the Selina Articles will not include the various provisions applicable only to special purpose acquisition corporations that the BOA Charter contains.

(c)

Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, the Business Combination Proposal or the Governing Documents Proposals (collectively, the “Condition Precedent Proposals”) would not be duly approved and adopted by BOA’s stockholders or BOA determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived or BOA is otherwise not authorized to consummate the Business Combination (such proposal, the “Adjournment Proposal” and, together with the Business Combination Proposal and the Governing Documents Proposals, the “Proposals”).

Only holders of record of shares of Class A common stock, par value $0.0001 per share, of BOA (the “BOA Class A Common Stock”) and Class B common stock, par value $0.0001, of BOA (the “BOA Class B Common Stock” and, together with the BOA Class A Common Stock, the “BOA Common Stock”) at the close of business on            , 2022 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to virtually attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 52 of the proxy statement/prospectus.

After careful consideration, BOA’s Board of Directors has determined that each of the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal are in the best interests of BOA and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Proposals.

The existence of financial and personal interests of BOA’s directors and officers may result in a conflict of interest on the part of one or more of such individuals between what they may believe is in the best interests of BOA and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the Proposals. See the section entitled “The Business Combination Proposal — Interests of BOA’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.

Under the Business Combination Agreement, the approval of the Condition Precedent Proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated on time or at all. The Adjournment Proposal and the Governing Documents Proposals are not conditioned on the approval of any other proposal. However, if the Business Combination Proposal is not approved, the Governing Documents Proposals will have no effect, even if approved by our stockholders.

Bet on America LLC, a Delaware limited liability company (the “Sponsor”) and our directors (collectively, the “Initial Stockholders”) have agreed to vote any shares of BOA Common Stock held by them, as of the record date, in favor of the Business Combination and all other proposals being presented at the Special Meeting. As of the date hereof, the Initial Stockholders own approximately 20% of all outstanding BOA Common Stock.

Pursuant to the BOA Charter, a public stockholder may request that BOA redeem all or a portion of its shares of BOA Class A Common Stock for cash if the Business Combination is consummated. If you are a public stockholder or holder of shares of BOA Class A Common Stock and wish to exercise your right to redeem your public shares, you must:

(i) if you hold your shares of BOA Class A Common Stock through BOA Units, elect to separate your BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising your redemption rights with respect to the shares of BOA Class A Common Stock; and

(ii) prior to            , New York City time, on            , 2022, (a) submit a written request to the Transfer Agent that BOA redeem your shares of BOA Class A Common Stock for cash and (b) deliver your shares to the Transfer Agent, physically or electronically through the Depository Trust Company (“DTC”).

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of BOA Units must elect to separate the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising redemption rights with respect to the shares of BOA Class A Common Stock.

If holders of BOA Units hold their BOA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants, or if a holder holds BOA Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of August 4, 2022, based on funds in the Trust Account of approximately $230.6 million, this would have amounted to approximately $10.03 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of shares of BOA Class A Common Stock, may be withdrawn at any time up to the deadline for submitting redemption requests, which is            , 2022 (two (2) business days prior to the date of the Special Meeting), and thereafter, with our consent, until the closing of the Business Combination (the “Closing”). If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that BOA instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically through the DTC) to the Transfer Agent prior to            , New York City time, on            , 2022.

If you are a public stockholder and you exercise your redemption rights, it will not result in the loss of any BOA Warrants that you may hold.

Each of BofA, in its role as financial advisor to Selina, and UBS, in its role as a co-placement agent to Selina in connection with the PIPE Investment and capital markets advisor to BOA in connection with the Business Combination, has resigned from its role in such capacity, and Selina has accepted such resignations. The services being provided by the Resigned Advisors prior to such resignations were substantially complete at the time of their resignations. Each of the Resigned Advisors waived any right to receive fees due at the time of their resignation, pursuant to their respective engagement letters. In addition, each of the Resigned Advisors has delivered notices of resignation to the SEC pursuant to Section 11(b)(1) under the Securities Act and has disclaimed any responsibility for any portion of this proxy statement/prospectus and any amendments hereto. See “Summary — Recent Developments” and “Risk Factors — Risks Related to Selina and Selina’s Business following the Business Combination.”

If each of the Condition Precedent Proposals is approved by our stockholders, upon the closing, Selina’s authorized share capital will consist of 122,308,713 issued and outstanding ordinary shares (assuming no public shareholders of BOA Acquisition Corp. exercise their redemption rights in connection with the Business Combination). Such Selina Ordinary Shares are neither convertible nor redeemable and have attached to them full voting, dividend and capital distribution (including on winding up) rights. As such, the holders of the Selina Ordinary Shares will be entitled to receive dividends paid by Selina to the extent that Selina has distributable profits available for such purpose and, subject to any preferences that may apply to a particular class of shares outstanding at the time, the right to participate in the surplus assets of Selina available for distribution in the event of a winding up or liquidation (voluntary or otherwise) in proportion to the amounts paid up or credited as paid up on such ordinary shares. Additionally, there are currently no voting restrictions on the Selina Ordinary Shares which are fully-paid and each fully-paid share carries one vote on a poll. If votes are cast on a show of hands, each shareholder present in person or by proxy, or in the case of a corporation, by its duly authorized corporate representatives, has one vote (and on a poll, one vote per share). Selina Ordinary Shares may be transferred by an instrument of transfer or (if an electronic system is adopted) through an electronic system and no transfer is restricted except that the Selina board of directors may refuse to register transfers of shares in certain circumstances, including if the share is not fully-paid or if Selina has a lien on it. See the section entitled “Description of the Selina Ordinary Shares” and please refer to a copy of the Selina Articles included as Annex B in this proxy statement/prospectus for further details.

All BOA stockholders are cordially invited to virtually attend the Special Meeting which will be held via live webcast at https://            . You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of BOA Common Stock, you may also cast your vote during the Special Meeting electronically by visiting https://            . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Business Combination Proposal and each of the Governing Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting, voting as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Governing Documents Proposals. Because approval of the Adjournment Proposal only requires a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to virtually attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares of BOA Common Stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BOA.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at             .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Brian Friedman
Chairman of the Board of Directors

, 2022

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD BOA UNITS, ELECT TO SEPARATE YOUR BOA UNITS INTO THE UNDERLYING SHARES OF BOA CLASS A COMMON STOCK AND BOA WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE SHARES OF BOA CLASS A COMMON STOCK, (II) SUBMIT A WRITTEN REQUEST, INCLUDING

THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR SHARES OF BOA CLASS A COMMON STOCK BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF BOA CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE SHARES OF BOA CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD SHARES OF BOA CLASS A COMMON STOCK IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC, by Selina, constitutes a prospectus of Selina under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Selina Ordinary Shares and the Selina Warrants to be issued to the holders of BOA Common Stock (the “BOA Stockholders”) in connection with the Business Combination, as well as the Selina Ordinary Shares underlying the Selina Warrants. This document also constitutes a proxy statement of BOA under Section 14(a) of the Exchange Act, and the rules promulgated thereunder, and a notice of Special Meeting with respect to the Special Meeting of BOA Stockholders to consider and vote upon, among other things, the proposals to adopt the Business Combination Agreement and to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Selina” and the “Company” refer to Selina Hospitality PLC (formerly named Selina Holding Company, UK Societas), together with its subsidiaries. All references in this proxy statement/prospectus to “BOA” “we,” “us” and “our” refer to BOA Acquisition Corp.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Selina’s industry and the regions in which it operates, including Selina’s general expectations and market position, market opportunity and market share, is based on information obtained from various independent publicly available sources and other industry and general publications, research, studies and surveys conducted by third parties as well as management estimates. Selina has not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which Selina believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Selina believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of Selina’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Selina and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we, “us, “our” and “BOA” refer to BOA Acquisition Corp., a Delaware corporation, the terms “Selina” and the “Company” refer to Selina Hospitality PLC (formerly named Selina Holding Company, UK Societas) and its subsidiaries whether before or following the consummation of the Business Combination, as the context requires and the terms “combined company” and “post-combination company” refer to Selina Hospitality PLC and its subsidiaries following the consummation of the Business Combination.

In this document:

“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

“Amended and Restated Warrant Agreement” means the amended and restated warrant agreement to be entered into at Closing by and among Selina, BOA, and Continental, as warrant agent.

“Ancillary Documents” means the Sponsor Letter Agreement, the Subscription Agreements, the Transaction Support Agreements, the Investors’ Rights Agreement, the Amended and Restated Warrant Agreement, and each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed in connection with the transactions contemplated thereby.

“2022 Convertible Note Investment” means the commitment by the 2022 Convertible Note Investors to purchase the 2022 Convertible Notes for an aggregate purchase price equal to $118.0 million, or eighty percent of the principal amount of the 2022 Convertible Notes.

“2022 Convertible Note Investors” means those certain investors who have executed convertible note subscription agreements with Selina in connection with the 2022 Convertible Note Investment.

“2022 Convertible Note Sponsor Agreements” means the letter agreements entered into between certain 2022 Convertible Note Investors and the Sponsor in connection with the 2022 Convertible Note Investment.

“2022 Convertible Note Warrants” means the warrants to purchase up to 4,274,965 Selina Ordinary Shares for a per share exercise price of $11.50 being issued to the 2022 Convertible Note Investors in connection with the 2022 Convertible Note Investment.

“2022 Convertible Notes” means Selina’s 6.00% convertible unsecured notes due 2026 issued to the 2022 Convertible Note Investors in connection with the 2022 Convertible Note Investment.

“Assumption” means the assumption of the BOA Warrants by Selina Hospitality PLC as contemplated by the Amended and Restated Warrant Agreement.

“Baker Tilly” means Baker Tilly US, LLP, Selina’s independent registered public accounting firm.

“BOA” means BOA Acquisition Corp., a Delaware corporation.

“BOA Board” means the Board of Directors of BOA.

“BOA Charter” means BOA’s Amended and Restated Certificate of Incorporation.

“BOA Class A Common Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of BOA.

“BOA Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of BOA.

“BOA Common Stock” means, collectively, the BOA Class A Common Stock and BOA Class B Common Stock.

“BOA Stockholders” means holders of BOA Common Stock.

“BOA Units” means the units of BOA, each consisting of one share of BOA Class A Common Stock and one-third (1/3rd) of one BOA Warrant.

“BOA Warrants” means each warrant of BOA entitling the holder thereof to purchase one share of BOA Class A Common Stock per warrant at a price of $11.50 per share.

“BofA” means BofA Securities, Inc.

“BTIG” means BTIG LLC.

“Business Combination” means (i) the merger pursuant to the Business Combination Agreement, whereby Merger Sub will merge with and into BOA, with BOA surviving the merger as a direct, wholly owned subsidiary of Selina and (ii) the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that Business Combination Agreement, dated as of December 2, 2021, by and among BOA, Selina and Merger Sub as amended by the Business Combination Agreement Amendment (as it may be amended and/or restated from time to time).

“Business Combination Agreement Amendment” means the Amendment to the Business Combination Agreement, dated as of July 1, 2022, by and among BOA, Selina and Merger Sub.

“Capital Restructuring” means the Selina Convertible Instrument Conversion, the Selina Preferred Share Redesignation, and the Share Subdivision.

“Cash Proceeds Condition” means the Closing condition under the Business Combination Agreement, and as amended by the Business Combination Agreement Amendment, requiring that the aggregate cash proceeds available for release to BOA from the Trust Account (after giving effect to the BOA Stockholder Redemption but before giving effect to the consummation of the Business Combination), plus all of the aggregate cash proceeds received by Selina pursuant to the PIPE Investment, being equal to or greater than $55,000,000.

“Governing Documents Proposals” means the 4 proposals to approve material differences between the BOA Charter and the Selina Articles.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the U.K. Companies Act 2006.

“Companies House” means the U.K. Registrar of Companies.

“Condition Precedent Proposals” means, collectively, the Business Combination Proposal and the Governing Documents Proposals.

“Continental” means Continental Stock Transfer & Trust Company, a New York corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“DTC” means The Depository Trust Company.

“Effective Time” means the effective time of the Business Combination.

“Eligible Investments” means after giving effect to the Subscription Agreement Amendment, any and all investments, commitments or subscriptions, on commercially reasonable or acceptable terms, that are raised, entered into or consummated at any time following the execution of the Business Combination Agreement and prior to the Closing by the parties in connection with the Business Combination, whether pursuant to additional Subscription Agreements or any other instrument, including, without limitation, any additional subscriptions or commitments for the purchase of Selina Ordinary Shares in the PIPE Investment (including from the existing PIPE Investors or any other persons desiring to enter into and consummate additional Subscription Agreements), any forward purchase agreements or similar instruments (including, without limitation, forward purchase agreements or instruments similar to those discussed between the BOA and Selina prior to the execution of the Business Combination Agreement) entered into for the purchase of Selina Ordinary Shares, other securities of the Selina or any BOA Common Stock which result in a release of cash to Selina on or within ninety (90) days following Closing (to the extent of such cash), any non-redemption agreements or similar instruments entered into by any BOA Stockholder pursuant to which such BOA Stockholder waives the redemption rights provided under and as set forth in the Governing Documents (as defined in the Business Combination Agreement) of BOA and/or agrees not to elect to or otherwise redeem all or a portion of its BOA Class A Common Stock pursuant to or in connection with the Transaction, all Aggregate Qualifying Fee Reductions or any other agreement, arrangement or instrument in respect of any additional financing or investment commitment from any person in connection with the Closing; provided that, in each such case, unless otherwise agreed by the BOA and Selina, any investment, commitment or subscription which creates a convertible debt or debt-like obligation on, or liability of, Selina, or is on terms which require Selina to refund, reimburse or otherwise return any relevant invested amount in consideration for the subscription or contracting for any services or products offered by the relevant investor or its affiliates, shall not be an Eligible Investment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing BOA Governing Documents” means the BOA Charter and BOA’s bylaws.

“Existing Warrant Agreement” means that certain warrant agreement, dated as of February 23, 2021, by and between BOA and Continental, as warrant agent.

“FASB” means the Financial Accounting Standards Board.

“Founder shares” means the shares of BOA Common Stock purchased by the Initial Stockholders of BOA prior to the IPO for an aggregate purchase price of $25,000.

“GAAP” means United States generally accepted accounting principles.

“Gen Z” means Generation Z, which is commonly described as the generation reaching adulthood in the second decade of the 21st century.

“IFRS” means the international financing reporting standards issued by the International Accounting Standards Board.

“Indenture” means the indenture to be entered into between Selina and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder, in connection with the 2022 Convertible Note Investment and in substantially the form attached as an exhibit to the convertible note subscription agreements entered into by Selina and the 2022 Convertible Note Investors.

“Initial Stockholders” means the Sponsor and BOA’s directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, to be entered into and effective as of the Effective Time, by and among Selina, BOA, Sponsor and certain Selina Shareholders.

“IPO” means BOA’s initial public offering, consummated on February 26, 2021, through the sale of 23,000,000 BOA Units at $10.00 per unit.

“IRS” means Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Sub” means Samba Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Selina.

“Minimum Available Cash Condition” means the Closing condition requiring that BOA or Selina have at least $5,000,001 of net tangible assets after giving effect to the transactions contemplated by the Business Combination Agreement (including the BOA Stockholder Redemption).

“New Company Employee Share Purchase Plan” means the employee share purchase plan containing substantially the same terms set forth in the term sheet attached to the Business Combination Agreement as Exhibit E that shall be adopted by Selina.

“Morrow” means Morrow Sodali LLC, the professional proxy solicitation firm engaged by BOA.

“Nasdaq” means the Nasdaq Global Select Market.

“New Company Equity Incentive Plan” means the equity incentive plan containing substantially the same terms set forth in the term sheet attached to the Business Combination Agreement as Exhibit D that shall be adopted by Selina.

“Non-U.S. Holders” means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Selina Ordinary Shares or Selina Warrants that is not a U.S. Holder, including: (i) a nonresident alien individual, other than certain former citizens and residents of the United States; (ii) a foreign corporation; or (iii) a foreign estate or trust.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means the entry by the PIPE Investors and any additional parties into the Subscription Agreements.

“PIPE Investment” means (i) the commitment by the PIPE Investors to purchase an aggregate of 5,545,000 PIPE Shares from Selina at a price per share of $10.00, for gross proceeds to Selina of $55.5 million and (ii) an additional commitment by Bet on America Holdings LLC, an affiliate of the Sponsor and one of the PIPE Investors, to purchase an aggregate of up to 1,500,000 Selina Ordinary Shares pursuant to a conditional backstop obligation in the event that the Cash Proceeds Condition is not satisfied at Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

“PIPE Investors” means certain accredited investors that entered into the Subscription Agreements providing for (i) the purchase of an aggregate of 5,545,000 PIPE Shares pursuant to the Subscription Agreements at a price per share of $10.00 and (ii) the purchase of an aggregate of 1,500,000 Selina Ordinary Shares to be purchased pursuant to a conditional backstop obligation for an additional commitment of Bet on America Holdings LLC, an affiliate of the Sponsor and one of the PIPE Investors in the event that the Cash Proceeds Condition is not satisfied at Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

“PIPE Shares” means (i) an aggregate of 5,545,000 Selina Ordinary Shares to be purchased by the PIPE Investors pursuant to the Subscription Agreements at a price per share of $10.00 and (ii) an aggregate of up to 1,500,000 additional Selina Ordinary Shares to be purchased pursuant to a conditional backstop obligation for an additional commitment of Bet on America Holdings LLC, an affiliate of the Sponsor and one of the PIPE Investors, in the event that the Cash Proceeds Condition is not satisfied at Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

“Private Placement” means the offering of the Private placement warrants.

“Private placement warrants” means the 6,575,000 warrants issued to our Sponsor concurrently with the closing of the IPO, each of which is exercisable for one share of BOA Class A Common Stock at a price of $11.50 per share.

“Proposals” means, collectively, the Business Combination Proposal, the Governing Documents Proposals, and the Adjournment Proposal.

“public shares” means shares of BOA Class A Common Stock included in the units issued in the IPO.

“public stockholders” means holders of BOA Class A Common Stock.

“Record date” means             , 2022.

“Requisite BOA Stockholder Approval” means required approval of the stockholders of BOA that shall have been obtained for the Business Combination.

“Requisite Selina Shareholder Approval” means the required approval of the shareholders of Selina that shall have been obtained for the Business Combination and related proposals submitted to the shareholders of Selina.

“Resigned Advisors” means, collectively, BofA and UBS.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selina” means Selina Hospitality PLC (formerly named Selina Holding Company, UK Societas).

“Selina Articles” means the Amended and Restated Articles of Association of Selina.

“Selina Board” means Selina’s Board of Directors.

“Selina Convertible Instrument Conversion” means the conversion of the Selina Convertible Instruments into Selina Ordinary Shares in accordance with the terms of the Selina Convertible Instruments and the terms of the Business Combination Agreement.

“Selina Convertible Instruments” means, together, Selina’s convertible loan notes, the put and call options, the term loan, the 2018 Warrant Instruments, and the 2020 Warrant Instrument.

“Selina Management” means the management of Selina following the Closing.

“Selina One” means Selina Operation One (1), S.A.

“Selina Ordinary Shares” means the voting ordinary shares of $0.01 each in the capital of Selina, which will be subdivided immediately prior to the Effective Time in accordance with the Share Subdivision and the Business Combination Agreement.

“Selina Preferred Share Redesignation” means the redesignation of the Selina Preferred Shares as Selina Ordinary Shares in accordance with the governing documents of Selina and applicable law.

“Selina Preferred Shares” means series A voting ordinary share of $0.01 each in the capital of Selina, series B voting ordinary share of $0.01 each in the capital of Selina, and series C voting ordinary share of $0.01 each in the capital of Selina.

“Selina Shareholder” means each holder of Selina Ordinary Shares.

“Selina Supporting Shareholders” means certain Selina Shareholders that represent the majority of the voting power of the Selina Ordinary Shares and Selina Preferred Shares, on an as-converted, fully diluted basis and a majority of the voting power of the Selina Preferred Shares.

“Selina Warrant” means a warrant of Selina to purchase Selina Ordinary Shares.

“Share Subdivision” means the share subdivision to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share.

“Special Meeting” means the special meeting of BOA Stockholders to be held on             , 2022.

“Sponsor” means Bet on America LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the letter agreement, dated December 2, 2021, by and among BOA, Sponsor and Selina.

“Sponsor Share Pool” means twenty-five percent (25%) of the shares of BOA Class B Common Stock owned by the Sponsor.

“Sponsor Shares” means the aggregate of 5,600,000 shares of BOA Class B Common Stock held by the Sponsor.

“Subject Selina Shares” means the outstanding securities of (i) Selina Ordinary Shares and Selina Preferred Shares and (ii) securities convertible into or exercisable or exchangeable for Selina Ordinary Shares, held by such Selina Supporting Shareholder.

“Subscription Agreements” means (i) the subscription agreements entered into by the PIPE Investors providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 5,545,000 PIPE Shares at a price per share of $10.00, (ii) a subscription agreement entered into with BOA as an additional party for the purpose of making certain fundamental representations and warranties to Bet on America Holdings LLC, an affiliate of the Sponsor and one of the PIPE Investors and (iii) a subscription agreement entered into by Bet on America Holdings LLC, an affiliate of the Sponsor and one of the PIPE Investors, providing for the purchase of an additional 1,500,000 Selina Ordinary Shares in the event that the Cash Proceeds Condition is not satisfied at Closing (subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein), in each case as such subscription agreement may be amended and/or restated from time to time.

“Takeover Code” means the U.K. City Code on Takeovers and Mergers.

“Transaction Support Agreements” mean the transaction support agreements, by and among the Selina Supporting Shareholders, BOA, and Selina.

“Transactions” means the Business Combination and the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Transfer Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Account” means the Trust Account of BOA that holds the proceeds from BOA’s IPO and the private placement of the private placement warrants.

“Trustee” means Continental, as trustee.

“UBS” means UBS Securities, LLC.

“Warrant Agent” means Continental, as warrant agent.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. BOA urges you to carefully read the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

BOA is proposing to consummate the Business Combination with Selina. BOA, Merger Sub and Selina have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached hereto as Annex A. BOA urges its stockholders to read the Business Combination Agreement in its entirety. Please see the sections entitled “The Business Combination Agreement” and “Documents Related to the Business Combination Agreement” below for additional information and summary of certain terms of the Business Combination Agreement and the other Ancillary Documents entered into or to be entered into in connection with the Business Combination Agreement.

The Business Combination Agreement must be adopted by BOA Stockholders in accordance with the DGCL and BOA Charter. BOA is holding a Special Meeting to obtain that approval. BOA Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Business Combination Agreement and thereby approve the Business Combination.

THE VOTE OF BOA STOCKHOLDERS IS IMPORTANT. BOA STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:	What matters will be considered at the Special Meeting?

A:	The BOA Stockholders will be asked to consider and vote on the following proposals:

•	a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination (the “Business Combination Proposal”);

•

the proposals to approve, as required by applicable SEC guidance, certain material differences between the BOA Charter and the Selina Articles (collectively, the “Governing Documents Proposals”, and together with the Business Combination Proposal, the “Condition Precedent Proposals”); and

•

to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal” and together with the Condition Precedent Proposals, the “Proposals”).

See the sections entitled “The Business Combination Proposal,” “The Governing Documents Proposals” and “The Adjournment Proposal,” respectively.

Q:	Why is BOA proposing the Business Combination?

A:

BOA is a “special purpose acquisition company” formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Selina and the industry in which it operates, including the financial and other information provided by Selina in the course of BOA’s due diligence investigations, the BOA Board believes that the Business Combination is in the best interests of BOA and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.

Although the BOA Board believes that the Business Combination with Selina presents a unique business combination opportunity and is in the best interests of BOA and its stockholders, the BOA Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — The BOA Board’s Reasons for Approval of the Business Combination” for a discussion of the factors considered by the BOA Board in making its decision.

Q:	When and where will the Special Meeting take place?

A:	The Special Meeting will be held on , 2022, at New York City time, via live webcast at https:// .

In light of the ongoing COVID-19 pandemic, and the related protocols that governments have implemented, the BOA Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The BOA Board believes that this is the right choice for BOA and its stockholders at this time, as it permits stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of BOA Stockholders, directors and management team. You will be able to virtually attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://            . To participate in the virtual Special Meeting, you will need the control number assigned by Continental. The Special Meeting webcast will begin promptly at             , New York City time. We encourage you to access the virtual Special Meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Q:	Is my vote important?

A:

Yes. The Business Combination cannot be completed unless the Business Combination Agreement is adopted by the BOA Stockholders holding a majority of the voting power of all outstanding shares of BOA Common Stock outstanding as of the record date and the other Condition Precedent Proposals achieve the necessary vote outlined below. Only BOA Stockholders as of the close of business on             , 2022, the record date for the Special Meeting (the “record date”), are entitled to vote at the Special Meeting. The BOA Board unanimously recommends that the BOA Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposals and “FOR” the approval of the Adjournment Proposal.

Q:	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What BOA Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The Business Combination Proposal. Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. Our Initial Stockholders, who collectively currently own approximately 20% of all Outstanding BOA Common Stock, have agreed to vote their shares in favor of the Business Combination.

The Governing Documents Proposals. Approval of each of the Governing Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. The failure to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Governing Documents Proposals.

The Adjournment Proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by BOA Stockholders present by virtual participation or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Q:	What will Selina’s equity holders receive in connection with the Business Combination?

A:	A Capital Restructuring will occur immediately prior to the Effective Time, pursuant to which:

•	the Selina Preferred Share Redesignation shall be effected;

•	the Selina Convertible Instruments shall be effected; and

•

Following the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, Selina shall effect a share subdivision, whereby each Selina Ordinary Share is subdivided into such number of Selina Ordinary Shares in accordance with the Business Combination Agreement such that each Selina Ordinary Share will have a value of $10.00 per share after giving effect to the share subdivision.

Q:	Can BOA Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

BOA public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of BOA public stockholders are reduced as a result of redemptions by BOA public stockholders. If a BOA public stockholder exercises their redemption rights, such exercise will not result in the loss of any warrants that they may hold.

Neither BOA nor Selina can predict the ultimate value of the Selina Ordinary Shares following the Closing, but assuming that 100%, or 23,000,000 shares, of BOA Class A Common Stock held by BOA public stockholders were redeemed, the 7,666,666 retained outstanding BOA Warrants, which will be automatically and irrevocably assigned to, and assumed by, Selina following the Closing of the Business Combination, would have an aggregate value of $1.6 million, based on a price per BOA Public Warrant of $0.1999 on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of BOA Class A Common Stock closed at $9.86. If the shares of BOA Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non- redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value of the Selina Ordinary Shares owned by non-redeeming BOA public stockholders after giving effect to the Business Combination, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of Selina following the Business Combination (including the PIPE Investment), assuming no dilution from any of the Additional Dilution Sources referenced in the table below, would be (a) $1,223 million in the no redemption scenario, (b) $1,108 million in the illustrative redemption scenario, (c) $1,048 million in the contractual maximum redemption scenario and (d) $1,008 million in the charter redemption limitation scenario.

Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 16 below, and (y) the effective underwriting fee incurred in connection with the IPO in each redemption scenario, as further described in Note 17 below.

Holders	No Redemption Scenario(1)	% of Total (%)	50% Redemption Scenario(2)	% of Total (%)	Contractual Maximum Redemption Scenario(3)	% of Total (%)	Charter Redemption Limitation Scenario(4)	% of Total (%)
Selina Shareholders (5)	87,388,713	71.4	87,388,713	78.9	87,388,713	83.4	87,388,713	86.7
BOA Public Stockholders	23,000,000	18.8	11,500,000	10.4	5,485,543	5.2	498,686	0.5
PIPE Investors (6)	6,170,000	5.0	6,170,000	5.6	6,170,000	5.9	7,126,314	7.1
BOA Sponsor (7)	5,750,000	4.7	5,750,000	5.2	5,750,000	5.5	5,750,000	5.7
Total Shares Outstanding (Excluding Selina Warrants)	122,308,713	100.0	110,808,713	100	104,794,256	100	100,763,713	100.0
Total Equity Value Post-Redemptions and PIPE Investments ($ in Millions)	1,223	—	1,108	—	1,048	—	1,008	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total (%)(8)	50% Redemption Scenario(2)	% of Total (%)(8)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(8)	Charter Redemption Limitation Scenario(4)	% of Total (%)(8)
Warrants
Selina Warrants (9)	7,666,666	5.9	7,666,666	6.5	7,666,666	6.8	7,666,666	7.1
Private Placement Warrants (10)	6,575,000	5.1	6,575,000	5.6	6,575,000	5.9	6,575,000	6.2
BCA Bridge Loan Warrants (11)	375,000	0.3	375,000	0.3	375,000	0.4	375,000	0.4
2022 Convertible Note Warrants (12)	4,275,362	3.4	4,275,362	3.7	4,275,362	3.9	4,275,362	4.1
Equity Plans
Equity Incentive Plan (13)	12,268,371	9.1	11,118,371	9.1	10,516,925	9.1	10,113,871	9.1
Share Purchase Plan (14)	2,453,674	2.0	2,223,674	2.0	2,103,385	2.0	2,022,774	2.0
2022 Convertible Notes (15)	12,826,087	9.5	12,826,087	10.4	12,826,087	10.9	12,826,087	11.3
Total Additional Dilution Sources (16)	46,440,160	27.5	45,060,160	28.9	44,338,425	29.7	43,854,760	30.3

Deferred Discount	No Redemption Scenario(1)	% of Total (%)(17)	50% Redemption Scenario(2)	% of Total (%)(17)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(17)	Charter Redemption Limitation Scenario(4)	% of Total (%)(17)
Effective Deferred Discount	8,000,000	3.5	8,000,000	7.0	8,000,000	11.4	8,000,000	160.0

(1)	This scenario assumes that no BOA Class A Common Stock is redeemed from the BOA public stockholders.
(2)

This scenario assumes that approximately 11,500,000 shares BOA Class A Common Stock are redeemed from the BOA public stockholders, which represents redemptions of 50% of the BOA Class A Common Stock outstanding.

(3)

This scenario assumes that approximately 17,514,456 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account as of August 4, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the $55 million cash closing conditions in the Business Combination, assuming no funds were received from the PIPE Investors.

(4)

This scenario assumes that approximately 22,501,314 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account as of August 4, 2022, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)

This row assumes the issuance of all Selina Ordinary Shares issuable in respect of vested and unvested awards under the Company Equity Plans, the issuance of Anti-Dilution Shares and the exercise or conversion, as applicable, of all outstanding Selina Convertible Instruments into Selina Ordinary Shares in connection with the consummation of the Business Combination, which instruments consist of the following: (a) the 2018 Warrant Instruments; (b) the 2020 Warrant Instrument; (c) the Convertible Loan Instrument; (d) the Put and Call Options; and (e) the Term Loan Agreement, each as defined and further described in this proxy statement/prospectus. The Selina Convertible Instruments are expected to be converted at the same time and concurrently at Closing. The Anti-Dilution Shares are expected to be converted prior to the Share Subdivision and following the conversion of the 2018 Warrant Instruments, the 2020 Warrant Instrument, the Convertible Loan Instrument, the Put and Call Options and the Term Loan Agreement.

(6)

This row reflects the aggregate of 6,170,000 Selina Ordinary Shares to be issued in connection with the PIPE Investors, including the 1,250,000 Selina Ordinary Shares to issued at Closing to Bet on America Holdings LLC, of which Brian Friedman and Benjamin Freidman are members and officers, in connection with its advanced PIPE Investment. The charter redemption scenario reflects the issuance of 956,324 Selina Ordinary Shares in respect of the conditional backstop obligation of Bet on America Holdings LLC, an affiliate of the Sponsor.

(7)	This row reflects Sponsor shares that are allocated to other parties, such as some of the PIPE Investors and the 2022 Convertible Note Investors and certain directors of BOA.
(8)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of Selina Ordinary Shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the 50% redemption scenario, the Percentage of Total with respect to the Selina Warrants was calculated as follows: (a) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement divided by (b) (i) 110,808,713 Selina Ordinary Shares plus (ii) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement.

(9)

This row gives effect to the automatic and irrevocable assumption and assignment of all of the BOA Warrants into Selina Warrants upon the consummation of the Business Combination in accordance with the terms of the Business Combination Agreement and the Amended and Restated Warrant Agreement and assumes the exercise of all Selina Warrants to purchase 7,666,666 Selina Ordinary Shares. Percentages in this row represent (a) the 7,666,666 Selina Ordinary Shares underlying the Selina Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the 7,666,666 Selina Ordinary Shares underlying the BOA Warrants (after giving effect to the Assumption).

(10)

This row assumes the exercise of all Private placement warrants to purchase 6,575,000 Selina Ordinary Shares. Percentages in this row represent (a) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants.

(11)

This row gives effect to the issuance and exercise of the BCA Bridge Loan Warrants. Percentages in this row represent (a) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants.

(12)

This row assumes the exercise of all 2022 Convertible Note Warrants to purchase 4,275,362 Selina Ordinary Shares, which was calculated by multiplying the total number of Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable by one-third. Percentages in this row represent (a) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants.

(13)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Equity Incentive Plan at Closing, which equals 12,268,371 Selina Ordinary Shares in the no redemption scenario, 11,118,371 Selina Ordinary Shares in the illustrative redemption scenario, 10,516,925 Selina Ordinary Shares in the contractual maximum redemption scenario and 10,113,871 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Equity Incentive Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(14)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Employee Share Purchase Plan at Closing, which equals 2,453,674 Selina Ordinary Shares in the no redemption scenario, 2,223,674 Selina Ordinary Shares in the illustrative redemption scenario, 2,103,385 Selina Ordinary Shares in the contractual maximum redemption scenario and 2,022,774 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Share Purchase Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(15)

This row assumes the issuance of all Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable, which was calculated by dividing 147.4 million, the aggregate principal amount of the 2022 Convertible Notes, by $11.50, the exercise price thereunder. Percentages in this row represent (a) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable.

(16)

This row assumes the issuance of all Selina Ordinary Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 15 above, which equals 46,440,160 Selina Ordinary Shares in the no redemption scenario, 45,060,160 Selina Ordinary Shares in the illustrative redemption scenario, 44,338,425 Selina Ordinary Shares in the contractual maximum redemption scenario and 43,854,760 Selina Ordinary Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the foregoing amounts.

(17)	Reflects the deferred discount incurred in connection with the IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that, following the consummation of the Business Combination Agreement, the Selina Ordinary Shares will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

In connection with BOA’s IPO, a total of $230,000,000, including approximately $8,050,000 of underwriters’ deferred discount and approximately $6,575,000 of the proceeds of the sale of the Private placement warrants (as defined herein), was placed in a Trust Account maintained by Continental, acting as trustee. As of August 4, 2022, there were investments and cash held in the Trust Account of $230,606,147. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by February 26, 2023, although we may withdraw funds held in the Trust Account to pay taxes.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:

BOA public stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of BOA public stockholders is reduced as a result of redemptions by BOA public stockholders. However, the Closing is conditioned upon, among other things, that after giving effect to the transactions contemplated in the Business Combination Agreement (including any redemption of shares), BOA or Selina shall have at least $5,000,001 of net tangible assets. If the number of redemptions cause this condition not to be satisfied, neither party will be obligated to consummate the Business Combination. Further, under the BOA Charter, BOA will only redeem shares so long as (after such redemption) BOA’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the

Exchange Act) (or any successor rule)) will be at least $5,000,001 prior to or upon consummation of the Business Combination. In the event of significant redemptions, with fewer public shares and public stockholders, the trading market for Selina Ordinary Shares may be less liquid than the market for shares of BOA Common Stock was prior to the Business Combination and Selina may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Selina to be used in its business following the consummation of the Business Combination.

Q:	What material negative factors did the BOA Board consider in connection with the Business Combination?

A:

Although the BOA Board believes that the Business Combination will provide BOA’s stockholders with an opportunity to participate in a combined company with significant growth potential, market share and a well-known brand, the BOA Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that BOA Stockholders would not approve the Business Combination and the risk that significant numbers of BOA Stockholders would exercise their redemption rights. In addition, during the course of BOA management’s evaluation of Selina’s operating business and its public company potential, management conducted detailed due diligence on certain potentially material negative factors. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — BOA’s Board of Directors’ Reasons for Approval of the Business Combination” as well as in the section entitled “Risk Factors — Risks Related to the Business Combination and Integration of Businesses.”

Q:	Do I have redemption rights?

A:

If you are a holder of BOA Class A Common Stock, you have the right to request that BOA redeem all or a portion of your shares of BOA Class A Common Stock for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We refer to these rights to elect to redeem all or a portion of the shares of BOA Class A Common Stock into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of BOA Class A Common Stock, together with any affiliate of such holder of BOA Class A Common Stock or any other person with whom such holder of BOA Class A Common Stock is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a holder of BOA Class A Common Stock, alone or acting in concert or as a group, seeks to redeem more than 15% of the shares of BOA Class A Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

BOA’s Initial Stockholders, including the Sponsor and the officers and directors of BOA, entered into the insider letter agreement at the time of the IPO, and, concurrently with the execution of the Business Combination Agreement, the Sponsor and the officers and directors of BOA entered into the Sponsor Letter Agreement, pursuant to which they have agreed to waive their redemption rights with respect to their shares of BOA Common Stock in connection with the consummation of the Business Combination and vote in favor of the Business Combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a business combination. The Initial Stockholders, including the Sponsor and the officers and directors of BOA, did not receive any separate consideration for the waiver of their redemption rights.

Q:	How do I exercise my redemption rights?

A:	If you are a holder of BOA Class A Common Stock and wish to exercise your right to redeem your public shares, you must:

(i)

if you hold your shares of BOA Class A Common Stock through BOA Units, elect to separate your BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising your redemption rights with respect to the shares of BOA Class A Common Stock; and

(ii)

prior to             , New York City time, on             , 2022, (a) submit a written request, including the legal name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that BOA redeem your shares of BOA Class A Common Stock for cash and (b) deliver such shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of BOA Units must elect to separate the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising redemption rights with respect to the shares of BOA Class A Common Stock. If holders hold their BOA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants, or if a holder holds BOA Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Any holder of BOA Class A Common Stock will be entitled to request that their shares of BOA Class A Common Stock be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of BOA Class A Common Stock, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of BOA Class A Common Stock, may be withdrawn at any time up to the deadline for submitting redemption requests, which is             , 2022 (two (2) business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that BOA instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent prior to             , New York City time, on             , 2022.

If you are a holder of BOA Class A Common Stock and you exercise your redemption rights, it will not result in the loss of any BOA Warrants that you may hold.

Q:	If I am a holder of BOA Units, can I exercise redemption rights with respect to my BOA Units?

A:

Each BOA Unit contains one-third of one redeemable BOA Warrant. No fractional warrants will be issued upon separation of the BOA Units and only whole warrants will trade. Accordingly, unless you purchase at least three BOA Units, you will not be able to receive or trade a whole BOA Warrant. This is different from other offerings similar to ours whose units include one share of common stock and one warrant to purchase one whole share. We have established the components of BOA Units in this way in order to reduce the dilutive effect of the BOA Warrants upon completion of an initial business combination since the BOA Warrants will be exercisable in the aggregate for one third of the number of shares compared to units that each contain a warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our BOA Units to be worth less than if they included a warrant to purchase one whole share.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Considerations of the Business Combination — U.S. Holders Exercising Redemption Rights with Respect to BOA Common Stock.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	How does the BOA Board recommend that I vote?

A:

The BOA Board recommends that the BOA Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposals and “FOR” the approval of the Adjournment Proposal. For more information regarding how the BOA Board recommends that BOA Stockholders vote, see the section entitled “The Business Combination Proposal — The BOA Board’s Reasons for Approval of the Business Combination” beginning on page 125.

Q:	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

The BOA Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. BOA’s management, including its directors and officers, has substantial experience in both operational management and investment and financial management and analysis as well as mergers and acquisitions. In the opinion of the BOA Board, BOA’s management, including its directors and officers, were suitably qualified to conduct the due diligence review and other investigations required in connection with the search for a business combination partner and to evaluate the operating and financial merits of companies like Selina. The BOA Board believed, based on the foregoing, together with the experience and sector expertise of BOA’s advisors, that the BOA Board was qualified to conclude that the Business Combination was fair, from a financial point of view, to BOA’s stockholders and to make other necessary assessments and determinations regarding the Business Combination. The BOA Board also determined, without seeking a valuation from a financial advisor, that Selina’s fair market value was at least 80% of the assets held in the Trust

Account (excluding the deferred underwriting commissions and taxes payable on interest earned in the Trust Account) at the time of the agreement to enter into the Business Combination. Accordingly, investors will be relying solely on the judgment of the BOA Board and BOA’s management in valuing Selina’s business.

We note that the Resigned Advisors have resigned from their engagements in connection with the Business Combination. Holders of BOA Class A Common Stock should not place any reliance on the fact that BofA, in its role as financial advisor to Selina, and UBS, in its role as a co-placement agent to Selina in connection with the PIPE Investment and capital markets advisor to BOA in connection with the Business Combination, were previously involved with this transaction. See “Summary — Recent Developments” and “Risk Factors — Risks Related to Selina and Selina’s Business following the Business Combination.”

Q:	How do the Sponsor and the other Initial Stockholders intend to vote their shares?

A:

The Sponsor and other Initial Stockholders have agreed to vote any shares of BOA Common Stock held by them, as of the record date, in favor of the Business Combination and all other proposals being presented at the Special Meeting.

Q:	May the Sponsor and the other Initial Stockholders purchase public shares or warrants prior to the Special Meeting?

A:

Neither the Sponsor nor the Initial Stockholders have an invitation to purchase public shares or warrants prior to the Special Meeting. However, subject to Rule 14e-5, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding BOA or its securities, the Initial Stockholders, Selina and/or its affiliates may enter into transactions with investors and others to provide them with incentives to acquire shares of BOA Class A Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on outstanding shares of BOA Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting. In addition, if such transactions occur, the public “float” of Selina following the Business Combination may be reduced, possibly making it difficult to obtain or matintain the quotation, listing or trading of Selina securities on Nasdaq or another national securities exchange.

Nether BOA nor any of its affiliates currently has any intention to enter into any non-redemption arrangements with its investors. To the extent that BOA or its affiliates do decide to enter into such arrangements, BOA will file a Current Report on Form 8-K and will (i) amend the proxy statement/prospectus, if such arrangements are entered into prior to effectiveness of the Registration Statement on Form F-4, or (ii) file a proxy supplement, if such arrangements are entered into after effectiveness of such Registration Statement, to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such disclosures will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons, and will describe the material costs of such arrangements to BOA and Selina, as well as their potential impact to the Selina after giving effect to the Business Combination.

Q:	Who is entitled to vote at the Special Meeting?

A:

The BOA Board has fixed             , 2022 as the record date for the Special Meeting. All holders of record of BOA Common Stock as of the close of business on the record date are entitled to receive notice of, and to vote online during, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Virtual participation in the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Business Combination and the Special Meeting — How can I virtually attend and vote my shares during the Special Meeting?” on page 8 for instructions on how to vote your BOA Common Stock without attending the Special Meeting.

Q:	How many votes do I have?

A:

Each BOA Stockholder of record is entitled to one vote for each share of BOA Common Stock held by such holder as of the close of business on the record date. As of the close of business on the record date, there were             shares of outstanding BOA Common Stock.

Q:	What constitutes a quorum for the Special Meeting?

A:	A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding BOA Common Stock as of the record date are present by virtual participation or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Q:	What is Selina?

A:

Selina is one of the world’s largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodations with co-working, recreation, wellness, and local experiences. Custom-built for today’s nomadic traveler, Selina provides guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2014, each Selina property is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Selina’s portfolio includes 163 destinations opened or secured in 25 countries across 6 continents.

Q:	What will happen to my BOA Common Stock as a result of the Business Combination?

A:

If the Business Combination is completed, you will receive Selina Ordinary Shares in exchange for your shares of BOA Class A Common Stock. See the section entitled “The Business Combination Proposal — General—Merger Consideration” beginning on page 110.

Q:	On what exchange will the Selina Ordinary Shares that BOA Stockholders receive in the Business Combination be publicly traded?

A:

Assuming the Business Combination is completed, Selina will apply to list the Selina Ordinary Shares (including the Selina Ordinary Shares issued in connection with the Business Combination) and the Selina Warrants on Nasdaq under the symbols “SLNA” and “SLNAW,” respectively, such listing to be effective at the Closing.

Q:	How do the public warrants differ from the Private placement warrants, and what are the related risks for any holder of public warrants post Business Combination?

A:

The Private placement warrants are identical to the public warrants in all material respects, except that the Private placement warrants will not be transferable, assignable or salable until thirty (30) days after the completion of the Business Combination (except, among other limited exceptions, to BOA officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by BOA or Selina so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private placement warrants on a cashless basis. If the Private placement warrants are held by holders other than the Sponsor or its permitted transferees, the Private placement warrants will be redeemable by BOA or Selina in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

In connection with the consummation of the Business Combination and pursuant to the Amended and Restated Warrant Agreement, each BOA Warrant then outstanding and unexercised will automatically without any action on the part of its holder be assigned by BOA and converted into a Selina Warrant. Each Selina Warrant will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding BOA Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Business Combination.

Following the Business Combination, BOA or Selina may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. BOA or Selina will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Selina Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. BOA or Selina will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Selina Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Selina Ordinary Shares is available throughout the 30-Day Redemption Period. If and when the public warrants become redeemable by BOA or Selina, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. Recent trading prices for the shares of BOA Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination. Please see the notes to BOA’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants.

Please see the sections titled “Risk Factors—Risks Related to the Business Combination and BOA—Risks for any holders of public warrants following the Business Combination” and “Description of Selina Warrants” for additional information.

Q:	What happens if the Business Combination is not completed?

A:

If the Business Combination Agreement is not adopted by BOA Stockholders or if the Business Combination is not completed for any other reason by October 25, 2022, then we will seek to consummate an alternative initial business combination prior to February 26, 2023. If we do not consummate an initial business combination by February 26, 2023, we will cease all operations except for the purpose of winding up and to redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and the BOA Warrants will expire worthless.

Q:	What are the potential impacts on the Business Combination and related transactions resulting from the resignations of BofA Securities and UBS?

A:

On June 7, 2022, BofA delivered to Selina a notice of resignation of its role as financial advisor and on August 1, 2022, UBS delivered to Selina and BOA a notice of resignation of its role as a co-placement agent to Selina in connection with the PIPE Investment and capital markets advisor to BOA in connection with the proposed Business Combination. Each of the Resigned Advisors waived any right to receive fees due at the time of their resignation, pursuant to their respective engagement letters. In addition, each of the Resigned Advisors has delivered notices of resignation to the SEC pursuant to Section 11(b)(1) under the Securities Act and has disclaimed any responsibility for any portion of this proxy statement/prospectus and any amendments hereto. See “Summary — Recent Developments” and “Risk Factors — Risks Related to Selina and Selina’s Business following the Business Combination.”

As a result of these resignations and the associated waiver of fees, the transaction fees payable by Selina at the consummation of the Business Combination will be reduced by approximately $8.1 million. The services being provided by the Resigned Advisors prior to such resignations were substantially complete at the time of their resignations and Selina has not considered engaging and does not intend to engage additional financial advisors or placement agents. The resignation of the Resigned Advisors and the waiver of fees for services that have already been rendered is unusual. BOA Stockholders should be aware that the resignation of the Resigning Advisors indicates that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and BOA Stockholders should not place any reliance on the participation of the Resigning Advisors prior to their respective resignations in the transactions contemplated by this proxy statement/prospectus. As a result of these resignations, BOA Stockholders may be more likely to elect to redeem their shares, increasing the possibility that BOA may not have sufficient funds to meet the condition of BOA having at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that BOA will be required to pay to redeeming shareholders upon consummation of the Business Combination. See “Risk Factors — Risks Related to the Business Combination and Integration of Businesses — Risks Related to Redemption — If the Cash Proceeds Condition is waived, BOA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for BOA to complete the Business Combination with which a substantial portion of BOA Stockholders do not agree.”

Q:	How can I virtually attend and vote my shares during the Special Meeting?

A:

BOA Common Stock held directly in your name as the stockholder of record as of the close of business on             , 2022, the record date, may be voted electronically during the Special Meeting. If you choose to virtually attend the Special Meeting, you will need to visit              and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the Special Meeting. If your shares are held in “street name” by a broker, bank or other nominee and you wish to virtually attend and

Direct holders (stockholders of record). For BOA Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of BOA Common Stock are voted.

Shares in “street name.” For BOA Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	If a BOA Stockholder gives a proxy, how will the BOA Common Stock covered by the proxy be voted?

A:	If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of BOA Common Stock in the way that you indicate when providing your proxy in respect of the shares of BOA Common Stock you hold. When completing the proxy card, you may specify whether your shares of BOA Common Stock should be voted “FOR” or “AGAINST”, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:	How will my BOA Common Stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of BOA Common Stock to be voted, then your shares of BOA Common Stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Governing Documents Proposals, and “FOR” the approval of the Adjournment Proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:

Yes. If you are a stockholder of record of BOA Common Stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the Special Meeting in one of the following ways:

•	submit a new proxy card bearing a later date; or

•

vote electronically during the Special Meeting by visiting https://                 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your virtual attendance at the Special Meeting will not alone serve to revoke your proxy. You must also vote electronically during the Special Meeting to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, BOA will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:

No. BOA Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of BOA Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of BOA Class A Common Stock, which will become an equal number of shares of Selina Ordinary Shares after giving effect to the Business Combination). Holders of BOA Class A Common Stock may vote against the Business Combination Proposal or redeem their BOA Class A Common Stock if they are not in favor of the adoption of the Business Combination Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of BOA Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:	Are there any risks that I should consider as a BOA Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 52. You also should read and carefully consider the risk factors of BOA and Selina contained in the documents that are incorporated by reference herein.

Q:	What happens if I sell my BOA Common Stock before the Special Meeting?

A:

The record date for BOA Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your BOA Common Stock before the record date, you will not be entitled to vote during the Special Meeting. If you transfer your BOA Common Stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold Selina Ordinary Shares to the person to whom you transfer your shares of BOA Common Stock.

Q:	What interests do the current officers and directors of BOA have in the Business Combination?

A:

When you consider the recommendation of the BOA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and BOA’s directors and executive officers have interests in such proposal that are different from, or in addition to (which may conflict with), those of BOA Stockholders and holders of BOA Warrants generally.

These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any BOA Class A Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the BOA Class B Common Stock it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $6,575,000 for its Private placement warrants, and the BOA Class A Common Stock and Private placement warrants underlying those units would be worthless if a business combination is not consummated by February 26, 2023 (unless such date is extended in accordance with the Existing BOA Governing Documents);

•

the fact that the Sponsor and BOA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares of BOA Common Stock (other than public shares) held by them if BOA fails to complete an initial business combination by February 26, 2023;

•

the fact that BOA will enter into the Investors’ Rights Agreement in connection with Closing, which, among other things, will provide certain BOA Stockholders, including the Initial Stockholders, and certain Selina Shareholders and their permitted transferees with registration rights;

•

the fact that the Sponsor transferred 30,000 shares of BOA Class B Common Stock to each of BOA’s five independent directors prior to the initial public offering, and such securities would be worthless if a business combination is not consummated by February 26, 2023 (unless such date is extended in accordance with the Existing BOA Governing Documents);

•	the continued indemnification of BOA’s directors and officers and the continuation of BOA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and BOA’s officers and directors will lose their entire investment in BOA, which totals approximately $6.6 million in value, if an initial business combination is not consummated by February 26, 2023 and the potential loss of this investment could incentivize the Sponsor and BOA’s officers and directors and their affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment;

•

the fact that the Sponsor and BOA’s officers and directors may experience a positive rate of return on their investment, even if BOA Stockholders experience a negative rate of return on their investment; and

•

the fact that if the Trust Account is liquidated, including in the event BOA is unable to complete an initial business combination by February 26, 2023, the Sponsor has agreed to indemnify BOA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which BOA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BOA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

Q:	What are the material U.S. federal income tax consequences of the Business Combination to me?

A:

Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Considerations of the Business Combination.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the Business Combination expected to be completed?

A:

Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Business Combination Agreement — Conditions to Closing” beginning on page 146, including the adoption of the Business Combination Agreement by the BOA Stockholders at the Special Meeting, the Business Combination is expected to close before October 25, 2022. However, it is possible that factors outside the control of both BOA and Selina could result in the Business Combination being completed at a later time, or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

BOA has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. BOA has agreed to pay Morrow a fee of $30,000.00, plus disbursements. BOA will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages, and expenses. BOA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of BOA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of BOA Common Stock and in obtaining voting instructions from those owners. BOA’s management team may also solicit proxies by telephone or text message, by facsimile, by mail, by email, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the conditions to closing of the Business Combination?

A:

The Closing is subject to the satisfaction of the conditions set forth in the Business Combination Agreement and summarized below under the subsection entitled “Conditions to the Closing of the Business Combination.”

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your BOA Common Stock will be voted in accordance with your instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards, or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of BOA Common Stock.

Q:	Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:	If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

Email: BOA.info@investor.morrowsodali.com

You also may obtain additional information about BOA from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the Transfer Agent, at the address below prior to             , New York City time, on             , 2022. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Compliance Department

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annex and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.

Information About the Parties to the Business Combination

Selina Hospitality

Selina is one of the world’s largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodations with co-working, recreation, wellness, and local experiences. Custom-built for today’s nomadic traveler, Selina provides guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2014, each Selina property is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world – from urban cities to remote beaches and jungles. Selina’s portfolio includes 163 destinations opened or secured in 25 countries across 6 continents. The mailing address of Selina’s principal executive office is 6th Floor, 2 London Wall Place, Barbican, London EC2Y 5AU England, and its telephone number is +44 1612369500. Selina’s corporate website address is https://www.selina.com/. The information on, or that can be accessed through, Selina’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only. On February 22, 2022, Selina converted its corporate form from a UK Societas (the post-Brexit form of European companies registered in England and Wales) to a public limited company (a standard form of English company), and in doing so changed its name from Selina Holding Company, UK Societas to Selina Hospitality PLC.

Selina has incurred net losses each year since its inception, including losses of $185.7 million and $139.3 million for the years ended December 31, 2021 and December 31, 2020, respectively. In addition, Selina had an accumulated deficit of $519.0 million as of December 31, 2021. Selina’s revenue was $92.7 million and $35.2 million for the years ended December 31, 2021 and December 31, 2020, respectively. Please see the section titled “Risk Factors—Risks Related to Selina and Selina’s Business following the Business Combination—Selina has a history of losses and may be unable to achieve profitability for the foreseeable future” for additional information.

Samba Merger Sub

Samba Merger Sub, Inc. is a Delaware corporation and a direct, wholly owned subsidiary of Selina, which was formed for the purpose of effecting a merger with BOA and has not carried on any activities other than in connection with the proposed merger and Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Selina.

BOA Acquisition Corp.

BOA Acquisition Corp. is a blank check company that was formed for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. BOA was incorporated under the laws of the State of Delaware on October 26, 2020.

On February 26, 2021, BOA consummated the IPO of 23,000,000 BOA Units at a price of $10.00 per unit generating gross proceeds of $230,000,000 before underwriting discounts and expenses, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 BOA Units. Each unit consisted of one share of BOA Class A Common Stock and one-third of one BOA Warrant, with each whole BOA Warrant entitling the holder thereof to purchase one share of BOA Class A Common Stock for $11.50 per share, subject to certain adjustments. Simultaneously with the consummation of the IPO, BOA consummated the private sale of 6,575,000 Private placement warrants to the Sponsor, each of which entitles the holder to purchase one share of BOA Class A Common Stock at an exercise price of $11.50 per share, at a price of $1.00 per BOA Warrant, generating gross proceeds of approximately $6,575,000.

BOA Units, BOA Class A Common Stock and the BOA Warrants are listed on NYSE under the symbols “BOAS.U,” “BOAS” and “BOAS WS,” respectively.

The mailing address of BOA’s principal executive office is 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037, and its telephone number is (888) 211-3261. After the consummation of the Business Combination, BOA’s principal executive office will be that of Selina.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully and, in its entirety, as it is the legal document that governs the Business Combination. Please see the sections entitled “The Business Combination Agreement” and “Documents Related to the Business Combination Agreement” below for additional information and summary of certain terms of the Business Combination Agreement and the other Ancillary Documents entered into or to be entered into in connection with the Business Combination Agreement.

If the Business Combination Agreement is approved and adopted and the Business Combination is consummated, Merger Sub will merge with and into BOA, with BOA surviving the merger, and BOA will become a direct, wholly owned subsidiary of Selina, with the securityholders of BOA becoming securityholders of Selina.

Pre-Merger Transactions

Under the Business Combination Agreement, immediately prior to the Effective Time, (i) the Selina Preferred Share Redesignation will be effected; (ii) the Selina Convertible Instruments may be converted into Selina Ordinary Shares in accordance with the terms of the Selina Convertible Instruments and the terms of the Business Combination Agreement (the “Selina Convertible Instrument Conversion”); and (iii) immediately following the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, Selina shall effect a share subdivision, whereby each Selina Ordinary Share will be subdivided into such number of Selina Ordinary Shares calculated in accordance with Section 2.1(c) of the Business Combination Agreement to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share (the “Share Subdivision” and, together with the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, the “Capital Restructuring”).

In addition, immediately prior to the Effective Time, (i) each issued and outstanding share of BOA Class B Common Stock will be automatically converted into one (1) share of BOA Class A Common Stock in accordance with the terms of the BOA Charter (such conversion, the “BOA Class B Conversion”), (ii) BOA will provide an opportunity for its stockholders to effect the BOA Stockholder Redemption and (iii) each issued and outstanding BOA Unit, consisting of one share of BOA Class A Common Stock and one-third of one warrant of BOA entitling the holder to purchase one share of BOA Class A Common Stock per warrant at a price of $11.50 per share, will be automatically separated and the holder thereof will be deemed to hold one share of BOA Class A Common Stock and one-third of one BOA Warrant.

Merger Consideration

Pursuant to the Business Combination Agreement, after giving effect to the Capital Restructuring, the BOA Class B Conversion and BOA Stockholder Redemption, at the Effective Time, (i) each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share, and (ii) each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrant to purchase Selina Ordinary Shares.

Agreements Entered Into in Connection with the Business Combination Agreement

Subscription Agreements

Concurrently with and following the execution of the Business Combination Agreement, Selina entered into the Subscription Agreements with the PIPE Investors, including Bet on America Holdings LLC, an affiliate of the Sponsor, pursuant to which (i) the PIPE Investors have agreed to purchase, and Selina has agreed to sell to the PIPE Investors, at the Effective Time, the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $55,450,000 (the “PIPE Investment”), which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time and (ii) Bet on America Holdings LLC, entered into a Subscription Agreement pursuant to which Bet on America Holdings LLC has agreed to (a) purchase 1,000,000 Selina Ordinary Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 in the PIPE Investment on the same terms as the other PIPE Investors and (b) a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein. Neither the Sponsor nor any of BOA’s officers, directors or other affiliates will otherwise participate in the PIPE Investment. The closing of the PIPE Investment is conditioned upon the consummation of the Business Combination.

The Subscription Agreements provide for the issuance of Selina Ordinary Shares rather than shares of BOA Class A Common Stock because the issued and outstanding shares of BOA Class A Common Stock will be exchanged for Selina Ordinary Shares at Closing. There are important differences between the rights of holders of shares of BOA Class A Common Stock and holders of Selina Ordinary Shares. See “Comparison of Rights of Selina Shareholders and BOA Stockholders” for a discussion of the different rights associated with holding Selina securities. In addition, shares of BOA Class A Common Stock were originally sold in BOA’s IPO as a component of the BOA Units for $10.00 per BOA Unit. Each BOA Unit consists of one share of BOA Class A Common Stock and one-third of one BOA Warrant. As of August 4, 2022, the closing price on the NYSE of the BOA Units was $9.91 per unit and the closing price of the BOA Class A Common Stock was $9.86 per share. The purchase price of $10.00 per ordinary share to the PIPE Investors reflects the expected price of the Selina Ordinary Shares after giving effect to the Capital Restructuring. Certain affiliates of BOA’s Sponsor and BOA’s officers are PIPE Investors. See the section entitled “Certain Relationships and Related Party Transactions—BOA—PIPE Subscription Agreement.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain Selina Shareholders that represent the majority of the voting power of the Selina Ordinary Shares and Selina Preferred Shares, on an as-converted, fully diluted basis and a majority of the voting power of the Selina Preferred Shares (collectively, the “Selina Supporting Shareholders”) entered into transaction support agreements with BOA and Selina (each, a “Transaction Support Agreement” and, collectively, the “Transaction Support Agreements”). Under each of the Transaction Support Agreements, each Selina Supporting Shareholder has agreed, as promptly as reasonably practicable (and in any event within three (3) business days) following the date that the notice of Selina’s general meeting is delivered to the shareholders of Selina, to execute and deliver a written voting proxy (in substantially the form attached to the Transaction Support Agreements) with respect to the outstanding securities of (i) Selina Ordinary Shares and Selina Preferred Shares and (ii) the Subject Selina Shares and vote, or cause to be voted, or execute a written consent with respect to, its Subject Selina Shares in favor of adopting the Business Combination Agreement and approving the Business Combination and the Proposals.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the officers and directors of BOA entered into the Sponsor Letter Agreement with and in favor of Selina and BOA, pursuant to which they agreed, among other things, (i) to waive and not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, any rights to adjustment of the conversion ratio set forth in the BOA Charter or any other anti-dilution or similar protection with respect to the BOA Class B Common Stock owned by the Sponsor and (ii) vote, or caused to be voted, all of their shares of BOA Common Stock in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) at any duly called and convened meeting of the stockholders of BOA. In addition, the Sponsor also agreed that it would take all necessary actions to transfer, at the Closing, up to twenty-five percent (25%) of the Sponsor Shares to certain persons, as designated by Selina (but subject to certain limitations and in accordance with the terms set forth in the Sponsor Letter Agreement), for the purposes of inducing and securing additional commitments or subscriptions in respect of the PIPE or BOA Stockholders to enter into, execute, and deliver non-redemption agreements, and it would cause any unused shares remaining in the Sponsor Share Pool to be forfeited and cancelled.

In connection with the 2022 Convertible Note Investment, the 2022 Convertible Note Investors also entered into letter agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer, at the Closing, shares of BOA Class B Common Stock owned by the Sponsor (or Selina Ordinary Shares in exchange therefor) to such 2022 Convertible Note Investors in an amount determined by multiplying such investor’s aggregate principal investment in the 2022 Convertible Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the 2022 Convertible Notes for which such Investor subscribed.

On July 1, 2022, Selina entered into amendments to the Business Combination Agreement and the Subscription Agreement with Bet on America Holdings LLC, and a letter agreement with the Sponsor. Pursuant to the amendment to the Business Combination Agreement, the parties agreed to reduce the Cash Proceeds Condition from $70.0 million to $55.0 million and to extend the Termination Date (as defined in the Business Combination Agreement) from August 26, 2022 to October 25, 2022. Under the amendment to the Subscription Agreement with Bet on America Holdings LLC, (i) Bet On America Holdings LLC funded to Selina its $10.0 million commitment on July 1, 2022 and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the closing of the Business Combination in the form of 250,000 Selina Ordinary Shares and (ii) the parties agreed to amend the definition of Eligible Investments therein to provide that the Conditional Backstop Obligation may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. The letter agreement with the Sponsor provides, among other things, that Selina will forego the 188,375 BOA Class B Common Stock that the Sponsor had previously agreed to transfer to third parties determined by Selina and that the Sponsor will waive its right to designate two (2) individuals to the board of directors of Selina following the closing of the transactions contemplated by the Business Combination. See the section entitled “Documents Related to the Business Combination Agreement — July Amendments.”

Investors’ Rights Agreement

Upon the Closing, each of Selina, BOA, Sponsor, and certain of Selina’s shareholders, will enter into the Investors’ Rights Agreement to be effective as of the Effective Time, substantially in the form attached as Exhibit C to the Business Combination Agreement. Pursuant to the Investors’ Rights Agreement, Selina will agree to file a registration statement upon a request from certain significant shareholders of Selina for the resale of certain registrable securities. Selina also agreed to provide customary “piggyback” registration rights, which it is required to file a resale shelf registration statement to register. Selina also agreed to file a resale shelf registration statement on Form F-1 within thirty (30) days of the Closing to register the resale of Selina Warrants held by the Sponsor.

Pursuant to the Investors’ Rights Agreement, (a) the Selina Ordinary Shares held by shareholders of Selina who hold at Closing one percent (1%) or more but less than five percent (5%) of the Selina Ordinary Shares (excluding the PIPE Shares and publicly listed Selina Ordinary Shares acquired after the Closing) and any Selina Ordinary Shares issuable upon the exercise of any securities convertible or exercisable for Selina Ordinary Shares held by security holders prior to the Closing will be locked-up until the earlier of (i) one hundred eighty (180) days following the Closing and (ii) the date on which Selina completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Selina’s shareholders having the right to exchange their Selina Ordinary Shares for cash, securities, or other property and (b) the Selina Ordinary Shares held by (x) the Sponsor after the Closing (other than the PIPE Shares, any Selina Ordinary Shares underlying Selina Warrants issued in exchange for BOA Warrants held by the Sponsor at the Closing, and publicly listed Selina Ordinary Shares acquired after the Closing) and (y) the shareholders of Selina who hold five (5%) or more of the Selina Ordinary Shares will be locked-up until the earlier of (i) one (1) year from the Closing, (ii) the date on which the closing price of Selina Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred eighty (180) days following the Closing, and (iii) the date on which Selina completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Selina’s shareholders having the right to exchange their Selina Ordinary Shares for cash, securities, or other property.

The Investors’ Rights Agreement will also set forth certain director nomination rights for the Sponsor and certain significant shareholders of Selina with respect to the Selina Board from and after the Closing.

2022 Convertible Note Subscription Agreements

Following the execution of the Business Combination Agreement, on April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements expected to close concurrently with the Closing, the 2022 Convertible Notes in an aggregate principal amount of $147.5 million for an aggregate purchase price of $118.0 million. The 2022 Convertible Notes will be issued under the Indenture. Pursuant to the Indenture, the 2022 Convertible Notes will bear interest at a rate of 6.00% per annum (payable semi-annually), will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share, and will mature four years after their issuance.

As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that each 2022 Convertible Note Investor will receive a warrant to purchase a number of Selina Ordinary Shares equal to approximately one-third of the number of ordinary shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note may convert.

The obligations to consummate the 2022 Convertible Note Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The 2022 Convertible Note Investment will be consummated substantially concurrently with the Closing.

Amended and Restated Warrant Agreement

Upon the Closing, Selina, BOA and Continental, as warrant agent will enter into the Amended and Restated Warrant Agreement. Such agreement will amend and restate the Existing Warrant Agreement to provide for the assignment by BOA of all its rights, title, and interest in the outstanding BOA Warrants to Selina. Pursuant to the Amended and Restated Warrant Agreement, all BOA Warrants under the Existing Warrant Agreement will no longer be exercisable for shares of BOA Class A Common Stock, but instead will be Selina Warrants exercisable for Selina Ordinary Shares. In connection with the 2022 Convertible Note Investment, the form of the Amended and Restated Warrant Agreement was modified to give effect to the PIPE Note Warrants issuable in connection therewith.

Special Meeting of BOA Stockholders and the Proposals

The Special Meeting will convene on             , 2022 at             , New York City time, in virtual format via live webcast at https://                 . BOA Stockholders may virtually attend, vote electronically, and examine the list of BOA Stockholders entitled to vote at the Special Meeting by visiting https://                 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Governing Documents Proposals and the Adjournment Proposal.

Approval of the Condition Precedent Proposals is a condition to the obligation of BOA to complete the Business Combination.

Only holders of record of issued and outstanding BOA Common Stock as of the close of business on             , 2022, the record date for the Special Meeting, are entitled to notice of, and to vote during, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of BOA Common Stock that you owned as of the close of business on that record date.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding BOA Common Stock as of the record date are present by virtual participation or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting, or 14,375,001 shares of BOA Common Stock. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” the Business Combination Proposal.

Approval of each of the Governing Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting, or 14,375,001 shares of BOA Common Stock. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” each of the Governing Documents Proposals.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by BOA Stockholders present by virtual participation or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

Recommendation of the BOA Board

The BOA Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the BOA Stockholders and recommends that the BOA Stockholders adopt the Business Combination Agreement and approve the Business Combination. The BOA Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

The BOA Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of each of the Governing Documents Proposals, and “FOR” the approval of the Adjournment Proposal.

For more information about the BOA Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and BOA Board Recommendation” beginning on page 104 and “The Business Combination Proposal — The BOA Board’s Reasons for Approval of the Business Combination” beginning on page 125.

The BOA Board’s Reasons for Approval of the Business Combination

The BOA Board, in evaluating the Business Combination, consulted with BOA’s management and financial and legal advisors. In reaching its unanimous decision (i) that the Business Combination Agreement, the Ancillary Documents and the transactions contemplated thereby are advisable and in the best interests of BOA and the BOA Stockholders and (ii) to recommend that the BOA Stockholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the BOA Board considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the BOA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The BOA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. Further, individual directors may have given different weight to different factors. This explanation of BOA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the BOA Board determined not to obtain a fairness opinion. The officers and directors of BOA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, BOA’s officers and directors have substantial experience with mergers and acquisitions.

The BOA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby. The BOA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

The BOA Board concluded that the potential benefits that it expected BOA and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the BOA Board unanimously determined that the Business Combination Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of BOA and its stockholders. Certain factors considered by the Board in reaching its unanimous resolution as described above can be found in the section entitled “The Business Combination Proposal — The BOA Board’s Reasons for Approval of the Business Combination” beginning on page 125.

Conditions to the Closing of the Business Combination

The Business Combination is subject to customary Closing conditions, including, among other things: (i) the Minimum Available Cash Condition; (ii) the required approval of the stockholders of BOA shall have been obtained for the Business Combination (the “Requisite BOA Stockholder Approval”); (iii) the required approval of the shareholders of Selina shall have been obtained for the Business Combination and the related proposals to be submitted to the shareholders of Selina (the “Requisite Selina Shareholder Approval”); (iv) Selina’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved; (v) the absence of any material adverse effect, or any change, event, effect, or occurrence that, individually or in the aggregate would result in a material adverse effect with respect to either Selina or BOA; (vi) the effectiveness of the registration statement to which this prospectus/proxy statement forms a part in accordance with the provisions of the Securities Act, the absence of any stop order issued by the SEC, and the absence of any proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending; (vii) the absence of any provision of any applicable legal requirement and any temporary, preliminary, or permanent restraining order prohibiting, enjoining, or making illegal the consummation of the Business Combination Agreement; (viii) the accuracy of the representations and warranties of each party to the Business Combination Agreement (subject to certain materiality standards set forth in the Business Combination Agreement); (ix) material compliance by each of BOA and Selina with its pre-Closing covenants; and (x) the execution and delivery of the Investors’ Rights Agreement and Amended and Restated Warrant Agreement (as defined in the Business Combination Agreement) by the parties thereto. The Requisite Selina Shareholder Approval has been obtained prior to the date of this proxy statement/prospectus.

In addition, the obligations of Selina and Merger Sub to consummate the Business Combination are also conditioned on (i) all officers and directors of BOA having executed written resignations effective as of immediately prior to the Effective Time and (ii) the fulfillment of the Cash Proceeds Condition.

The obligations of BOA to consummate the Business Combination are also conditioned upon, among other things, Selina having delivered certain duly executed certificates and documents.

Unless waived by the applicable party or parties, if the foregoing conditions are not satisfied, the Business Combination may not be consummated.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned by BOA or Selina under certain circumstances, including, among others: (i) by written consent of BOA and Selina; (ii) by either BOA or Selina, if the Closing has not occurred on or before October 25, 2022 (except that the right to terminate shall not be available to any party whose breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the Closing); (iii) by BOA or Selina, if the meeting of the stockholders of BOA has been held and concluded without BOA obtaining the Requisite BOA Stockholder Approval; (iv) by BOA, if Selina has not obtained the Requisite Selina Shareholder Approval on or prior to the time at which this prospectus/proxy statement forms a part registration statement is declared effective under the Securities Act; and (v) by BOA or Selina, if any of such other party’s representations or warranties set forth in the Business Combination Agreement are not true and correct or such other party has failed to perform any covenant or agreement set forth in the Business Combination Agreement, in each case, in any material respect and if such breach or failure is incurable or not cured within the time periods set forth in the Business Combination Agreement. The Requisite Selina Shareholder Approval has been obtained prior to the date of this proxy statement/prospectus.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain U.S. federal income tax consequences to U.S. Holders of the Business Combination and holding or disposing of the Selina Ordinary Shares or Selina Warrants, see, “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders” beginning on page 269.

Certain Material U.K. Tax Considerations

For a description of certain U.K. tax consequences and the ownership and disposition of Selina Ordinary Shares, please see the information set forth in the section entitled “Certain Material U.K. Tax Considerations” beginning on page 281.

Redemption Rights

If you are a public stockholder or holder of shares of BOA Class A Common Stock and wish to exercise your right to redeem your public shares, you must:

(i) if you hold your shares of BOA Class A Common Stock through BOA Units, elect to separate your BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising your redemption rights with respect to the shares of BOA Class A Common Stock; and

(ii) prior to             , New York City time, on             , 2022, (a) submit a written request, including the legal name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that BOA redeem your shares of BOA Class A Common Stock for cash and (b) deliver your shares to the Transfer Agent, physically or electronically through the DTC.

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” above.

Holders of BOA Units must elect to separate the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising redemption rights with respect to the shares of BOA Class A Common Stock. If holders hold their BOA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants, or if a holder holds BOA Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Any public stockholder will be entitled to request that their public shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” above.

Any request for redemption, once made by a holder of shares of BOA Class A Common Stock, may be withdrawn at any time up to the deadline for submitting redemption requests, which is             , 2022 (two (2) business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that BOA instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent prior to             , New York City time, on             , 2022.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any BOA Warrants that you may hold.

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to BOA Stockholders or holders of BOA Warrants in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone, text message, email, or in person. BOA has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”

Interests of BOA’s Directors and Officers in the Business Combination

When you consider the recommendation of the BOA Board in favor of approval of the Business Combination Proposal, you should keep in mind that BOA’s Initial Stockholders, including its directors and officers, have interests in such proposal that may be different from, or in addition to those of BOA Stockholders and holders of BOA Warrants generally. These interests include, among other things, the interests listed below:

•

If BOA is unable to complete an initial business combination by February 26, 2023, BOA shall: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the public shares; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of BOA’s remaining stockholders and the BOA Board, liquidate and dissolve, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to BOA Warrants, which will expire worthless if BOA does not complete an initial business combination by February 26, 2023.

•

The Initial Stockholders purchased the Founder Shares prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 5,750,000 shares of Selina Ordinary Shares. Pursuant to the Sponsor Letter, after giving effect to the side letter, dated July 1, 2022, between Sponsor and Selina, an aggregate 1,249,125 Sponsor Shares will be transferred to certain persons as designated by Selina.

•

The Sponsor purchased 6,575,000 Private placement warrants from BOA at a price of $1.00 per warrant. The Private placement warrants are each exercisable commencing the later of thirty (30) days following the Closing and 12 months from the IPO, which occurred on February 26, 2021, for one share of BOA Class A Common Stock at $11.50 per share. If BOA does not consummate an initial business combination transaction by February 26, 2023, then the proceeds from the sale of the Private placement warrants will be part of the liquidating distribution to the public stockholders and the Private placement warrants held by BOA’s Initial Stockholders will be worthless. The aggregate value of the Private placement warrants held by BOA’s Initial Stockholders as of August 4, 2022 is estimated to be approximately $1.3 million, assuming the per warrant value of the Private placement warrants is the same as the $0.1999 closing price of the Public Warrants on the NYSE as of August 4, 2022.

•

The Sponsor and BOA’s officers and directors will lose their entire investment in BOA, which totals approximately $6.6 million in value, if BOA does not complete an initial business combination by February 26, 2023 and the potential loss of this investment could incentivize the Sponsor and BOA’s officers and directors and their affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment. The current value of the securities of BOA held by the Sponsor have an aggregate market value as of August 4, 2022 of approximately $56.5 million (based on a per warrant value of the Private placement warrants of $0.1999 and a per share value of BOA Common Stock of $9.86). After giving effect to the 1,249,125 Sponsor Shares to be transferred pursuant to the Sponsor Letter Agreement, the current value of the securities of BOA held by the Sponsor have an aggregate market value as of August 4, 2022 of approximately $44.6 million (based on a per warrant value of the Private placement warrants of $0.1999 and a per share value of BOA Common Stock of $9.86).

•	The Sponsor and BOA’s officers and directors may experience a positive rate of return on their investment, even if BOA Stockholders experience a negative rate of return on their investment.

•

Certain of BOA’s officers and directors may continue to serve as officers and/or directors of Selina after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Selina Board determines to pay to its directors and/or officers.

•

Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, entered into a Subscription Agreement pursuant to which Bet on America Holdings LLC has agreed to (i) purchase 1,000,000 Selina Ordinary Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 in the PIPE Investment on the same terms as the PIPE Investors and (ii) a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein. Neither the Sponsor nor any of BOA’s officers, directors or other affiliates will otherwise participate in the PIPE Investment.

•

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to BOA if and to the extent any claims by a vendor for services rendered or products sold to BOA, or a prospective target business with which BOA has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor is entitled to the repayment of any working capital loans and advances that have been made to BOA and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any loans or advances to BOA for working capital expenses. If BOA does not complete the Business Combination with Selina or another initial business combination within the required period, BOA may use a portion of its working capital held outside the Trust Account to repay any outstanding working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, BOA will continue to indemnify its existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating the

Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by BOA from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with the Business Combination. As of the date hereof, there were no outstanding amounts subject to reimbursement.

The existence of financial and personal interests of the BOA directors and officers may result in a conflict of interest on the part of one or more of such individuals between what they may believe is best for BOA and what they may believe is best for them in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of BOA’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

Stock Exchange Listing

BOA Units, BOA Class A Common Stock and BOA Warrants are publicly traded on the NYSE under the symbols “BOAS.U,” “BOAS,” and “BOAS WS,” respectively. Selina intends to apply to list the Selina Ordinary Shares and Selina Warrants on Nasdaq under the symbols “SLNA” and “SLNAW,” respectively, upon the Closing of the Business Combination. Selina will not have units traded following the Closing of the Business Combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent Selina’s good faith estimate of such amounts assuming a Closing as of             , 2022.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$230	$—
Private Placement	55	70
Selina Shareholder Equity Rollover	851	851
Convertible Note Offering	118	118
Total Sources	$1,254	$1,039

Uses
Cash on Balance Sheet	$366	$151
Selina Shareholder Equity Rollover	851	851
Transaction costs	37	37

Total Uses	$1,254	$1,039

Ownership of Selina following the Closing of the Business Combination

As of the date of this proxy statement/prospectus, there are 23,000,000 shares of BOA Class A Common Stock issued and outstanding (on an as-converted basis) and 5,750,000 shares of BOA Class B Common Stock issued and outstanding. As of the date of this proxy statement/ prospectus, there is outstanding an aggregate of 14,241,666 BOA Warrants, comprised of 6,575,000 Private placement warrants held by Sponsor and 7,666,666 public warrants. Each whole warrant entitles the holder thereof to purchase one share of BOA Class A Common Stock and, following the Closing of the Business Combination, will entitle the holder thereof to purchase one Selina Ordinary Share.

Neither BOA nor Selina can predict the ultimate value of the Selina Ordinary Shares following the Closing, but assuming that 100%, or 23,000,000 shares, of BOA Class A Common Stock held by BOA public stockholders were redeemed, the 7,666,666 retained outstanding BOA Warrants, which will be automatically and irrevocably assigned to, and assumed by, Selina following the Closing of the Business Combination, would have an aggregate value of $1.6 million, based on a price per BOA Public Warrant of $0.1999 on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of BOA Class A Common Stock closed at $9.86. If the shares of BOA Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value of the Selina Ordinary Shares owned by non-redeeming BOA Public Stockholders after giving effect to the Business Combination, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of Selina following the Business Combination (including the PIPE Investment), assuming no dilution from any of the Additional Dilution Sources referenced in the table below, would be (a) $1,220 million in the no redemption scenario, (b) $1,105 million in the illustrative redemption scenario, (c) $1,060 million in the contractual maximum redemption scenario and (d) $995 million in the charter redemption limitation scenario.

Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 16 below, and (y) the effective underwriting fee incurred in connection with the IPO in each redemption scenario, as further described in Note 17 below.

Holders	No Redemption Scenario(1)	% of Total (%)	50% Redemption Scenario(2)	% of Total (%)	Contractual Maximum Redemption Scenario(3)	% of Total (%)	Charter Redemption Limitation Scenario(4)	% of Total (%)
Selina Shareholders (5)	87,388,713	71.4	87,388,713	78.9	87,388,713	83.4	87,388,713	86.7
BOA Public Stockholders	23,000,000	18.8	11,500,000	10.4	5,485,543	5.2	498,686	0.5
PIPE Investors (6)	6,170,000	5.0	6,170,000	5.6	6,170,000	5.9	7,126,314	7.1
BOA Sponsor (7)	5,750,000	4.7	5,750,000	5.2	5,750,000	5.5	5,750,000	5.7
Total Shares Outstanding (Excluding Selina Warrants)	122,308,713	100.0	110,808,713	100	104,794,256	100	100,763,713	100.0
Total Equity Value Post-Redemptions and PIPE Investments ($ in Millions)	1,223	—	1,108	—	1,048	—	1,008	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total (%)(8)	50% Redemption Scenario(2)	% of Total (%)(8)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(8)	Charter Redemption Limitation Scenario(4)	% of Total (%)(8)
Warrants
Selina Warrants (9)	7,666,666	5.9	7,666,666	6.5	7,666,666	6.8	7,666,666	7.1
Private Placement Warrants (10)	6,575,000	5.1	6,575,000	5.6	6,575,000	5.9	6,575,000	6.2
BCA Bridge Loan Warrants (11)	375,000	0.3	375,000	0.3	375,000	0.4	375,000	0.4
2022 Convertible Note Warrants (12)	4,275,362	3.4	4,275,362	3.7	4,275,362	3.9	4,275,362	4.1
Equity Plans
Equity Incentive Plan (13)	12,268,371	9.1	11,118,371	9.1	10,516,925	9.1	10,113,871	9.1
Share Purchase Plan (14)	2,453,674	2.0	2,223,674	2.0	2,103,385	2.0	2,022,774	2.0
2022 Convertible Notes (15)	12,826,087	9.5	12,826,087	10.4	12,826,087	10.9	12,826,087	11.3
Total Additional Dilution Sources (16)	46,440,160	27.5	45,060,160	28.9	44,338,425	29.7	43,854,760	30.3

Deferred Discount	No Redemption Scenario(1)	% of Total (%)(17)	50% Redemption Scenario(2)	% of Total (%)(17)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(17)	Charter Redemption Limitation Scenario(4)	% of Total (%)(17)
Effective Deferred Discount	8,000,000	3.5	8,000,000	7.0	8,000,000	11.4	8,000,000	160.0

(1)	This scenario assumes that no BOA Class A Common Stock is redeemed from the BOA Public Stockholders.
(2)

This scenario assumes that approximately 11,500,000 shares BOA Class A Common Stock are redeemed from the BOA public stockholders, which represents redemptions of 50% of the BOA Class A Common Stock outstanding.

(3)

This scenario assumes that approximately 17,514,456 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the $55 million cash closing conditions in the Business Combination, assuming no funds were received from the PIPE Investors.

(4)

This scenario assumes that approximately 22,501,314 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)

This row assumes the issuance of all Selina Ordinary Shares issuable in respect of vested and unvested awards under the Company Equity Plans, the issuance of Anti-Dilution Shares and the exercise or conversion, as applicable, of all outstanding Selina Convertible Instruments into Selina Ordinary Shares in connection with the consummation of the Business Combination, which instruments consist of the following: (a) the 2018 Warrant Instruments; (b) the 2020 Warrant Instrument; (c) the Convertible Loan Instrument; (d) the Put and Call Options; and (e) the Term Loan Agreement, each as defined and further described in this proxy statement/prospectus. The Selina Convertible Instruments are expected to be converted at the same time and concurrently at Closing. The Anti-Dilution Shares are expected to be converted prior to the Share Subdivision and following the conversion of the 2018 Warrant Instruments, the 2020 Warrant Instrument, the Convertible Loan Instrument, the Put and Call Options and the Term Loan Agreement.

(6)

This row reflects the aggregate of 6,170,000 Selina Ordinary Shares to be issued in connection with the PIPE Investors, including the 1,250,000 Selina Ordinary Shares to issued at Closing to Bet on America Holdings LLC, of which Brian Friedman and Benjamin Freidman are members and officers, in connection with its advanced PIPE Investment. The charter redemption scenario reflects the issuance of 956,324 Selina Ordinary Shares in respect of the conditional backstop obligation of Bet on America Holdings LLC, an affiliate of the Sponsor.

(7)	This row reflects Sponsor shares that are allocated to other parties, such as some of the PIPE Investors and the 2022 Convertible Note Investors and certain directors of BOA.
(8)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of Selina Ordinary Shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the 50% redemption scenario, the Percentage of Total with respect to the Selina Warrants was calculated as follows: (a) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement divided by (b) (i) 110,808,713 Selina Ordinary Shares plus (ii) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement.

(9)

This row gives effect to the automatic and irrevocable assumption and assignment of all of the BOA Warrants into Selina Warrants upon the consummation of the Business Combination in accordance with the terms of the Business Combination Agreement and the Amended and Restated Warrant Agreement and assumes the exercise of all Selina Warrants to purchase 7,666,666 Selina Ordinary Shares. Percentages in this row represent (a) the 7,666,666 Selina Ordinary Shares underlying the Selina Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the 7,666,666 Selina Ordinary Shares underlying the BOA Warrants (after giving effect to the Assumption).

(10)

This row assumes the exercise of all Private placement warrants to purchase 6,575,000 Selina Ordinary Shares. Percentages in this row represent (a) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants.

(11)

This row gives effect to the issuance and exercise of the BCA Bridge Loan Warrants. Percentages in this row represent (a) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants.

(12)

This row assumes the exercise of all 2022 Convertible Note Warrants to purchase 4,275,362 Selina Ordinary Shares, which was calculated by multiplying the total number of Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable by one-third. Percentages in this row represent (a) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants.

(13)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Equity Incentive Plan at Closing, which equals 12,268,371 Selina Ordinary Shares in the no redemption scenario, 11,118,371 Selina Ordinary Shares in the illustrative redemption scenario, 10,516,925 Selina Ordinary Shares in the contractual maximum redemption scenario and 10,113,871 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Equity Incentive Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(14)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Employee Share Purchase Plan at Closing, which equals 2,453,674 Selina Ordinary Shares in the no redemption scenario, 2,223,674 Selina Ordinary Shares in the illustrative redemption scenario, 2,103,385 Selina Ordinary Shares in the contractual maximum redemption scenario and 2,022,774 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Share Purchase Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(15)

This row assumes the issuance of all Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable, which was calculated by dividing 147.4 million, the aggregate principal amount of the 2022 Convertible Notes, by 11.50, the exercise price thereunder. Percentages in this row represent (a) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable.

(16)

This row assumes the issuance of all Selina Ordinary Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 15 above, which equals 46,440,160 Selina Ordinary Shares in the no redemption scenario, 45,060,160 Selina Ordinary Shares in the illustrative redemption scenario, 44,338,425 Selina Ordinary Shares in the contractual maximum redemption scenario and 43,854,760 Selina Ordinary Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the foregoing amounts.

(17)	Reflects the deferred discount incurred in connection with the IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that, following the consummation of the Business Combination Agreement, the Selina Ordinary Shares will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

Anticipated Accounting Treatment

The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Business Combination will be effectuated in three main steps:

1.	The exchange of shares held by Selina shareholders, which is accounted for as a recapitalization in accordance with IFRS standards.

2.

The merger of Merger Sub with and into BOA, which is not within the scope of IFRS 3 (“Business Combinations”) because BOA does not meet the definition of a business in accordance with IFRS 3. Any difference between the fair value of Selina Ordinary Shares issued and the fair value of BOA’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Selina Ordinary Share issued to BOA Stockholders is equal to the fair value of each individual Selina Ordinary Share held by a Selina Shareholder resulting from the $851 million equity value assigned to Selina in the Business Combination Agreement.

3.

The Subscription Agreements, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Selina Ordinary Shares, leading to an increase in share capital and additional paid-in capital.

Comparison of Stockholders’ Rights

Following the consummation of the Business Combination, the rights of BOA Stockholders who become Selina Shareholders in the Business Combination will no longer be governed by the BOA Charter and BOA’s bylaws and instead will be governed by the Selina Articles. See “Comparison of Rights of Selina Shareholders and BOA Stockholders” on page 296.

Risk Factor Summary

In evaluating the proposals to be presented at the Special Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to the following:

•	Risks Related to Selina and Selina’s Business Following the Business Combination

General Risks Related to the Operation of the Business

•

Selina’s obligations under its commercial arrangements and debt instruments are collateralized by security interests in substantially all of Selina’s assets. If Selina defaults on those obligations, the secured parties could foreclose on such assets.

•	The COVID-19 pandemic has materially and adversely impacted Selina’s business, financial condition, results of operations, liquidity and cash flows and may continue to do so.

•	Selina’s growth depends, in part, on its ability to grow the number of hotels in operation.

•

Selina is exposed to the risks resulting from significant investments in owned and leased real estate, which could increase its costs, reduce its profits, limit its ability to respond to market conditions, or restrict its growth strategy.

•	The fixed cost nature of Selina’s leases may limit its operating flexibility and could adversely affect its liquidity.

•	Selina has a history of losses and may be unable to achieve profitability for the foreseeable future.

•

Cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect Selina’s business, harm Selina’s reputation, and/or subject Selina to costs, fines, penalties, investigations, enforcement actions, or lawsuits.

•

Selina depends on its key personnel and other highly skilled personnel, and if it fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.

•

Any further and continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect Selina’s business, results of operations, and financial condition.

•	Risks Related to the Business Combination and Integration of Businesses

Risks Related to the Business Combination and BOA

•

Each of BOA and Selina have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting, and financial advisory fees.

•	The Sponsor has entered into a letter agreement with BOA to vote in favor of the Business Combination, regardless of how holders of BOA Class A Common Stock vote.

•	The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

•

Since the Sponsor and BOA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of other BOA Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Selina is appropriate as BOA’s initial business combination. Such interests include that the Sponsor, as well as BOA’s executive officers and directors, will lose their entire investment in BOA if BOA’s business combination is not completed.

•

The exercise of BOA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in BOA Stockholders’ best interest.

•

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what BOA’s or Selina’s actual financial position or what Selina’s actual financial position or results of operations will be in the future.

•

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect BOA’s business, including BOA’s ability to negotiate and complete the initial business combination.

•

Current BOA Stockholders will own a smaller proportion of Selina Ordinary Shares than they currently own of BOA Common Stock. Additionally, such BOA Stockholders will not have a controlling interest in the post-combination company either through ownership of Selina Ordinary Shares or through representation on the Selina Board.

•

Selina may issue additional Selina Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Selina Ordinary Shares. Additionally, actions taken by existing BOA Stockholders to increase the likelihood of approval of the Business Combination and other proposals could have a depressive effect on BOA Class A Common Stock.

•

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

•	Nasdaq may not list Selina’s securities on its exchange, which could limit investors’ ability to make transactions in Selina’s securities and subject Selina to additional trading restrictions.

•	Transfers of Selina Ordinary Shares are ordinarily subject to U.K. stamp duty or stamp duty reserve tax, which would increase the cost of dealing in those shares.

•	The IRS may not agree that Selina should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Risks Related to the Redemption

•

BOA Stockholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If BOA Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

•

BOA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for BOA to complete the Business Combination with all BOA Class A stockholders electing to have their shares redeemed.

Risks if the Adjournment Proposal is Not Approved

•

If the Adjournment Proposal is not approved and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the BOA Board will not have the ability to adjourn the Special Meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved and the Business Combination may not be consummated.

Risks if the Business Combination is not Consummated

•

If BOA is not able to complete the Business Combination with Selina nor able to complete another business combination by February 26, 2023, in each case, as such date may be extended pursuant to the Existing BOA Governing Documents, BOA would cease all operations except for the purpose of winding up and BOA would redeem BOA Class A Common Stock and liquidate the Trust Account, in which case the public shareholders may only receive approximately $10.00 per share and BOA Warrants will expire worthless.

Emerging Growth Company

BOA is, and following the Business Combination, Selina will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Selina will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find Selina’s securities less attractive as a result, there may be a less active trading market for Selina’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Selina has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Selina, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Selina’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Selina will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Selina Ordinary Shares were offered in exchange for BOA Class A Common Stock in connection with the Transactions, (b) in which Selina has total annual gross revenue of at least $1.07 billion, or (c) in which Selina is deemed to be a large accelerated filer, which means the market value of Selina’s ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Selina has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced or scaled disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common equity held by non-affiliates exceeds $250 million as of the prior September 30th, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common equity held by non-affiliates exceeds $700 million as of the prior June 30th.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF BOA

BOA is providing the following selected historical financial data to assist you in your analysis of the financial aspects of the Business Combination. BOA’s consolidated statement of operations data for the period from October 26, 2020 (date of inception) to December 31, 2021 and balance sheet data as of December 31, 2021 is derived from BOA’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

This information should be read in conjunction with BOA’s consolidated financial statements and related notes and “BOA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of BOA.

Statement of Operations Data	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Period from October 26, 2020 (inception) to December 31, 2020
	(in dollars, except for share and per share numbers)
Revenue		$—	$—
General and administrative expenses	$415,290	872,900	943
Franchise tax expense	50,000	200,050	—

Loss from operations	(465,290)	1,072,950	943

Other income (expense)
Interest income on marketable securities held in Trust Account	3,398	11,790	—
Interest earned on operating cash	13	38	—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	(438,197)	—
Change in fair value of derivative warrant liability	3,906,658	6,511,591	—

Total other income	3,910,069	6,085,222	—

Income before provision for income taxes	3,444,779	5,012,272	(943)
Provision for income taxes	—	—	—

Net income (loss)	$3,444,779	$5,012,272	$(943)

Two Class Method:
Weighted average number of BOA Class A Common Stock outstanding	23,000,000	19,471,233	—

Net income (loss) per share, Class A common stock — basic and diluted	$0.12	$0.20	$—

Weighted average shares outstanding of Class B Common Stock	5,750,000	5,750,000	5,000,000

Net income (loss) per share, Class B common stock — basic and diluted	$0.12	$0.20	$(0.00)

Balance Sheet Data	March 31, 2022	December 31, 2021
	(in dollars, except for share numbers)
Total assets	$230,513,456	$231,075,593

Total liabilities	12,302,285	16,309,201

Total stockholders’ equity	(11,788,829)	(15,233,608)

Total liabilities and stockholders’ equity	230,513,456	231,075,593

SUMMARY HISTORICAL FINANCIAL INFORMATION OF SELINA

You should read the following summary historical financial data of Selina together with Selina’s audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina.” Selina has derived the consolidated statements of income (loss) data and the consolidated statements of cash flows data for the years ended December 31, 2021 and 2020 and the consolidated balance sheets data as of December 31, 2021 and 2020 from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Selina’s historical results are not necessarily indicative of future results.

	Year Ended December 31,
	2021	2020
	(dollars in thousands, except share and per share data)
Consolidated Statements of income (loss) Data:
Revenue
Rooms	$51,335	$22,797
Food & beverage	31,361	9,939
Other, net	10,041	2,425

Total revenue	$92,737	$35,161
Costs and expenses:
Cost of sales of food and beverage	$(11,311)	$(3,762)
Payroll and employee expenses	(57,162)	(40,869)
Insurance, utilities and other property maintenance costs	(31,480)	(11,928)
Legal, marketing, IT and other operating expenses	(33,676)	(26,142)
Depreciation and amortization	(31,235)	(21,612)

Total cost and expenses	$(164,864)	$(104,313)
Loss from operations activity before impairment, government grants and COVID-related concessions	(72,127)	(69,152)
Impairment and write-off of non-current assets	(11,153)	(19,731)
Government grants	2,099	1,437
Income from COVID-related rent concessions	—	2,854
Loss from operations activity	(81,181)	(84,592)
Finance income	90	7,193
Finance costs	(102,914)	(61,853)
Gain on net monetary position	1,725	2,256
Share of profit / (loss) in associates	62	(42)
Other non-operating income / (expense), net	(661)	—
Loss before income taxes	(182,879)	(137,038)

Income tax expense	$(2,844)	$(2,265)

Net loss	$(185,723)	$(139,303)
Net loss attributable to equity holders of the parent	(184,352)	(138,099)
Net loss attributable to non-controlling interest	$(1,371)	$(1,204)

	Year Ended December 31,
	2021	2020
	(dollars in millions)
Non-IFRS Financial Data(1):
Adjusted EBITDA	$50.5	$(59.6)
Unit-Level Operating Profit / (Loss).	$15.0	$(20.3)

(1)

Adjusted EBITDA and Unit-Level Operating Profit / (Loss) are Non-IFRS measures. For information on how Selina computes these measures and reconciliation to IFRS metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Selina—Non-IFRS Financial Measures.”

	December 31,
	2021	2020
	(dollars in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$21,943	$13,572
Other current assets	24,424	17,025
Non-current assets	430,234	404,368
Total assets	476,601	434,965
Current liabilities	(214,065)	(131,747)
Non-current liabilities	(585,915)	(448,928)
Total liabilities	(799,980)	(580,675)
Non-controlling interest	213	(955)
Total shareholders’ equity	323,166	146,665

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Consolidated Statements of Cash Flows Data:
Net cash provided by / (used in) operating activities	$(30,737)	$(41,116)
Net cash provided by / (used in) investing activities	(12,125)	(17,155)
Net cash provided by / (used in) financing activities	51,233	57,073

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial statements present the combination of certain financial information of BOA and Selina, adjusted to give effect to the Transactions as further described below in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The following summary unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The summary unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company and the historical financial statements and related notes of BOA and Selina for the applicable periods included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has only been presented for illustrative purposes. The financial results may have been different had Selina and BOA been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had Selina and BOA been combined or the future results that Selina will experience after giving effect to the Transactions. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Selina after giving effect to the Transactions. The actual financial position and results of operations of Selina may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of BOA Class A Common Stock:

•	Assuming No Redemptions: This presentation assumes that no BOA public stockholder exercises redemption rights with respect to his, her or its BOA Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes that BOA public stockholders holding 22,500,026 shares of BOA Class A Common Stock will exercise their redemption rights for $225.0 million of funds in the Trust Account, using a per share redemption price of $10.0 per share, resulting in $5.0 million remaining in the Trust Account. The Business Combination Agreement provides that consummating the Transactions is conditioned upon BOA or the Company having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

The actual redemptions will be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios presented, Selina is considered the accounting acquirer, as further discussed in “Accounting for the Transactions” below.

	Assuming No Redemption	Assuming Maximum Redemption
	($ in thousands, except per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations
Twelve Months Ended December 31, 2021
Revenue	$92,737	$92,737
Net Loss	$(219,371)	$(224,214)
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted	$(1.9)	$(2.4)
Pro forma weighted average ordinary shares outstanding, basic and diluted	116,444,130	94,899,104
Summary Unaudited Pro Forma Condensed Combined Statements of Financial Position
As of December 31, 2021
Total Assets	$765,416	$550,392
Total Liabilities	$667,728	$667,728
Total Equity	$97,901	$(117,123)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share and unit information for Selina and BOA and unaudited pro forma condensed combined per share information of Selina after giving effect to the Transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no BOA public stockholder exercises redemption rights with respect to his, her or its BOA Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes that BOA public stockholders holding 22,500,026 shares of BOA Class A Common Stock will exercise their redemption rights for $225.0 million of funds in the Trust Account, using a per share redemption price of $10.0 per share, resulting in $5.0 million remaining in the Trust Account. The Business Combination Agreement provides that consummating the Transactions is conditioned upon BOA or the Company having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

The actual redemptions will be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios presented, Selina is considered the accounting acquirer, as further discussed in “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — Accounting for the Transactions”.

The unaudited pro forma book value information reflects the Transactions as if they had occurred on December 31, 2021. The weighted average shares outstanding and net earnings per share information reflects the Transactions as if they had occurred on January 1, 2021.

The information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Selina and BOA and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Selina and BOA is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Selina and BOA would have been had the companies been combined during the periods presented.

	Selina	BOA	Assuming No Redemption	Assuming Maximum Redemption
As of and for the year ended December 31, 2021
Book value per share(1)	$(14.85)	$(0.60)	$0.93	$(1.17)
Weighted average shares outstanding – basic and diluted	21,768,394	25,221,233	116,444,130	93,944,104
Net loss per share – basic and diluted	$(8.47)	$0.20	$(1.89)	$(2.39)

(1)	Book value per share equals total equity divided by total weighted shares outstanding.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

BOA

Market Price and Ticker Symbol

BOA Units, BOA Class A Common Stock and BOA Warrants are publicly traded on the NYSE under the symbols “BOAS.U”, “BOAS” and “BOAS WS”, respectively.

The closing price of BOA Units, BOA Class A Common Stock and BOA Warrants on December 1, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.95, $9.75 and $0.72, respectively. As of             , 2022, the record date for the Special Meeting, the closing price of BOA Units, BOA Class A Common Stock and BOA Warrants was $            , $             and $            , respectively.

Holders

As of August 4, 2022, there was one holder of record of BOA Units, one holder of record of BOA Class A Common Stock, six holders of record of BOA Class B Common Stock and two holders of record BOA Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BOA Units, BOA Class A Common Stock and BOA Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BOA has not paid any cash dividends on BOA Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Selina’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Selina Board at such time.

Selina

There is currently no public market for Selina Ordinary Shares or Selina Warrants.

RECENT DEVELOPMENTS — RESIGNATIONS AND FEE WAIVERS

On June 7, 2022, BofA delivered to Selina a notice of resignation of its role as financial advisor and on August 1, 2022, UBS delivered to Selina and BOA a notice of resignation of its role as a co-placement agent to Selina in connection with the PIPE Investment and capital markets advisor to BOA in connection with the proposed Business Combination. Each of the Resigned Advisors waived any right to receive fees due at the time of their resignation, pursuant to their respective engagement letters. The aggregate amount of fees waived by the Resigned Advisors is approximately $8.1 million. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination. Selina and BOA continue to have customary obligations with respect to the use of information and indemnification under their respective engagement letters with BofA and UBS. However, neither Selina nor BOA are parties to any agreements that would require the payment of any fees, or require the reimbursement of any expenses (other than de minimis expenses of legal counsel to the Resigned Advisors), to the Resigned Advisors with respect to the Business Combination or any other transactions described herein. In addition, each of the Resigned Advisors have delivered notices of resignation to the SEC pursuant to Section 11(b)(1) under the Securities Act and has disclaimed any responsibility for any portion of this proxy statement/prospectus and any amendments hereto. Each Resigned Advisors’ resignation was not a result of any dispute or disagreement between Selina, BOA or the Resigned Advisors.

At no time prior to or after their resignation did any of the Resigned Placement Agents indicate that they had any specific concerns with the Business Combination and the Resigned Placement Agents did not advise BOA or Selina that they were in disagreement with the contents of this prospectus/proxy statement or the registration statement of which it forms a part. The Resigned Advisors, and the other placement agents, financial advisors and capital markets advisors, did not prepare or provide any of the disclosure in this prospectus/proxy statement or any analysis underlying such disclosure or any other materials or work product that have been provided to BOA’s Stockholders or the PIPE Investors. However, the Resigned Advisors, and the other placement agents, financial advisors and capital markets advisors, did receive a draft of this prospectus/proxy statement prepared by BOA and Selina and had the opportunity to provide comments. There can be no assurances that Resigned Advisors, and the other placement agents, financial advisors and capital markets advisors, agree with this disclosure and no inference can be drawn to this effect. Shareholders should not put any reliance on the fact that one or more of the Resigned Advisors were previously involved with any aspect of the transactions described in this prospectus/proxy statement.

In its role as co-placement agent in connection with the PIPE Investment, UBS conducted usual and customary placement agent services in connection with the PIPE Investment, including logistical coordination on investor outreach, data room management and participation in the assembly of marketing materials; however, the PIPE Investment is not contingent upon any continued involvement of UBS in the transactions and each of the PIPE Investors has specifically disclaimed reliance on any statement, representation or warranty made by, among others, UBS in determining to participate in the PIPE investment. Please see “The Business Combination Proposal — Background of the Business Combination Agreement” for further details as to the involvement of each of BofA and UBS in the Business Combination and the PIPE Investment.

The services provided by the Resigned Advisors under their respective engagement letters were substantially complete at the time of their resignations. BOA and Selina did not consider engaging and do not intend to engage additional placement agents in connection with the PIPE Investment or any additional capital markets advisors or similar functions.

Selina continues to have customary obligations with respect to use of information and indemnification under their respective engagement letters with the Resigned Advisors.

The resignation of the Resigned Advisors and the waiver of fees for services that have already been rendered is unusual. BOA Stockholders should be aware that the resignation of the Resigning Advisors indicates that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and BOA Stockholders should not place any reliance on the participation of the Resigning Advisors prior to their respective resignations in the transactions contemplated by this proxy statement/prospectus. As a result of these resignations, BOA Stockholders may be more likely to elect to redeem their shares, increasing the possibility that BOA may not have sufficient funds to meet the condition of BOA having at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that BOA will be required to pay to redeeming shareholders upon consummation of the Business Combination.

The resignation letters of each of the Resigned Advisors with respect to their engagements with BOA and Selina, respectively, and the notices of resignation to the SEC pursuant to Section 11(b)(1) under the Securities Act, each stated that the Resigned Advisors are not responsible for any part of this proxy statement/prospectus. While the Resigned Advisors did not provide any additional detail in their resignation letters either to BOA or Selina or to the SEC, such resignation may be an indication by such Resigned Placement Agents that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. However, neither BOA nor Selina will speculate about the reasons why the Resigned Placement Agents withdrew from their roles as placement agents in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any undue reliance on the fact that the Resigned Placement Agents have been previously involved with this transaction.

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. BOA Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus before they decide whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus.

Risks Related to Selina and Selina’s Business following the Business Combination

Operational, Business and Financial Risks

Selina’s obligations under its commercial arrangements and debt instruments are collateralized by security interests in substantially all of Selina’s assets. If Selina defaults on those obligations, the secured parties could foreclose on such assets.

The obligations of Selina’s subsidiaries under local strategic development arrangements and/or credit facilities (“Development Facilities”) are secured by property leases and certain of other assets of Selina and its subsidiaries, such as their bank accounts, and the majority of those arrangements are guaranteed by Selina. As such, a substantial portion of Selina’s assets are collateralized. Additionally, some of the Development Facilities and senior debt obligations of Selina contain cross-default provisions whereby a default under one instrument can trigger a default under other instruments. As a result, if Selina or its subsidiary were to default under one contractual obligation, then in addition to the foreclosure of assets under such contract, such default may allow other secured parties to foreclose on their respective security interests and liquidate additional assets of Selina or its subsidiaries. This would adversely impact Selina’s business, financial condition and results of operations and could require Selina to reduce or cease operations in certain locations. In addition, the collateralization of these assets and other restrictions may limit Selina’s flexibility in raising additional capital or in selling or disposing of assets to raise capital.

The COVID-19 pandemic has materially and adversely impacted Selina’s business, financial condition, results of operations, liquidity and cash flows.

In response to the outbreak of the novel strain of the coronavirus, COVID-19 (the “COVID-19 pandemic”) in March 2020, as well as subsequent outbreaks driven by new variants of COVID-19, many jurisdictions around the world in which Selina operates have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including restrictions on travel, “stay at home” rules, limitations on the sizes and types of gatherings, restrictions on types of business that may continue to operate, and/or restrictions on the types of construction projects that may continue among others. As a result, the COVID-19 pandemic has negatively impacted almost every industry directly or indirectly and has had an outsized impact on the global travel and hospitality industries. Many of Selina’s hotels operated at lower occupancy rates in 2020 and 2021 relative to occupancy rates for periods prior to March 2020.

For these reasons, the COVID-19 pandemic resulted in a sharp decline in revenues at Selina’s hotels as compared to periods prior to March 2020 and significantly adversely affected the ability of Selina to successfully operate its hotels, and had a significant adverse effect on Selina’s business, financial condition, results of operations, liquidity and cash flows due to, among other factors:

•

a sharp decline in group, business and leisure travel resulting from (i) restrictions on travel imposed by governmental entities, public institutions and employers, (ii) the postponement or cancellation of conventions and conferences, music and arts festivals, sporting events and other large public gatherings, and (iii) the closure or limits on occupancy for tourist attractions;

•	negative public perceptions of travel and public gatherings in light of the perceived risks associated with COVID-19; and

•	increased operating costs from implementing enhanced cleaning protocols and other COVID-19 mitigation practices as well as employee severance and furlough costs.

In response to the economic challenges and uncertainty resulting from the COVID-19 pandemic and its impact on Selina’s business, Selina implemented cost reduction measures to mitigate the adverse impacts of COVID-19 during 2020 and 2021, which included lower discretionary and overhead spending, including reduced salaries in many cases, as well as an internal reorganization that reduced the size of Selina’s workforce, resulting in the elimination of approximately 180 corporate positions, the temporary closure or partial closure of approximately 85% of Selina’s hotels in 2020, and the furlough of certain employees. This reduction in workforce impacted most departments and resulted in the loss of institutional knowledge, relationships and expertise with respect to certain key roles, diverted attention from operating Selina’s business and had an adverse effect on Selina’s ability to further grow or develop certain areas of its business. While operations have normalized relative to pre-COVID-19 levels, should new COVID-19 variants result in additional significant travel restrictions, Selina may need to implement similar cost reduction measures in the future, which may have an adverse impact on Selina’s business.

The ongoing impact of the COVID-19 pandemic on the global economy over the longer term remains highly uncertain and dependent on future developments that cannot be predicted with confidence at this time, such as the severity and transmission rate of COVID-19, the introduction and spread of new variants of the virus that may be resistant to currently approved vaccines, the continuation of existing or implementation of new government travel restrictions, the extent and effectiveness of containment measures taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on future lodging demand in general, and on Selina’s business in particular. Selina’s financial results for all of 2020 and 2021 were materially adversely affected by the COVID-19 pandemic, and the pandemic may continue to materially adversely impact Selina’s business, financial condition, results of operations, liquidity and cash flows in the near term and possibly longer. The effects of the COVID-19 pandemic also may have the effect of heightening Selina’s other risk factors disclosed in this section.

Selina’s growth depends, in part, on its ability to increase revenues generated by its existing hotels.

While sales growth will depend in part on Selina’s plans for new hotel openings, deeper penetration into existing and new geographic markets and increased sales at Selina’s existing hotels will also affect Selina’s sales growth and will continue to be critical factors affecting Selina’s revenue and profit. Selina’s ability to increase the revenues generated by its hotels depends in part on its ability to successfully implement its growth strategy and related initiatives. Selina’s ability to penetrate further into the existing geographic markets where it already has a presence depends in part on its ability to successfully market itself and to maintain and increase sales to its existing customers, and attract more customers to its hotels. Selina may not be able to achieve its targeted sales growth at its existing hotels, and sales at existing hotels could decrease. In addition, Selina may not be able to achieve its targeted level of expansion within existing and new geographic markets. The occurrence of any of such events may have a material adverse effect on Selina’s business, financial condition and results of operations.

Selina’s growth depends, in part, on its ability to grow the number of hotels in operation.

Selina’s growth depends, in part, on its ability to open and profitably operate new hotels. In 2018, 2019, 2020 and 2021, Selina opened 24, 24, 17 and 19 hotels, respectively, and Selina plans to increase the number of its hotels in the future. Selina may not be successful in identifying and leasing additional hotel properties at desirable locations and on commercially reasonable terms or at all. In more developed cities, it may be difficult to increase the number of hotels because Selina or its competitors may already have operations in such cities. In less developed cities, demand for Selina’s hotels may not increase as rapidly as Selina expects. Selina also may incur substantial costs in connection with evaluating hotel properties and negotiating with property owners, including with regard to deals that subsequently may not get signed.

The growth in the number of hotels is subject to numerous risks, many of which are beyond Selina’s control. Among other risks, the following factors affect Selina’s ability to open and operate additional hotels profitably and achieve growth in the number of its hotels:

•	the availability and cost of suitable hotel locations;

•	the availability and cost of capital to fund construction or conversion;

•

cost-effective and timely conversion of hotels (which construction can be delayed due to, among other reasons, labor and materials availability, labor disputes, local zoning and licensing matters, and weather conditions);

•	the ability to secure required governmental permits;

•	the availability of qualified hotel management staff and other personnel;

•	competition for new hotel locations;

•	Selina’s ability to effectively and efficiently implement its development plan; and

•	Selina’s ability to introduce its brands into new markets, any failure of which may adversely impact potential property owners’ acceptance of and confidence in us.

Selina may not be able to manage its expected growth, which could adversely affect its results of operations.

Selina has experienced substantial growth since its inception. Selina has increased the number of its total hotels in operation globally from 16 as of December 31, 2017 to 100 as of December 31, 2021 (with an additional 38 secured locations as of December 31, 2021), and Selina intends to focus on developing additional hotels in different geographic locations internationally, as well as growing through mergers, acquisitions and strategic alliances. This expansion has placed, and will continue to place, substantial demands on Selina’s managerial, operational, technological, financial and other resources. There can be no assurance that Selina will be able to effectively manage its growth. If its growth initiatives fail, and if Selina fails to integrate new alliances, merged entities or acquired targets into its network, its businesses and prospects may be materially and adversely affected.

Selina’s planned expansion will also require it to maintain the consistency of its brands and the quality of its services to ensure that its brands do not suffer as a result of any deviations, whether actual or perceived. In order to manage and support its growth, Selina must improve its existing operational, administrative and technological systems and its financial and management controls, and recruit, train and retain qualified hotel managerial personnel as well as other administrative and sales and marketing personnel, particularly as it expands into new markets.

Selina cannot assure you that it will be able to effectively and efficiently manage the growth of its operations, recruit and retain qualified personnel and integrate new hotels into its operations, whether they are organically developed or strategically acquired. Any failure to effectively and efficiently manage its expansion may materially and adversely affect Selina’s ability to capitalize on new business opportunities, which in turn may have a material adverse effect on its business, financial condition and results of operations.

Selina’s brand, sales and marketing strategies may not result in expected customer acquisition and revenue growth or may be difficult to scale.

As a non-traditional hospitality company, Selina’s brand, sales and marketing strategies, which target “digital nomads” and remote workers, may be subject to changing travel trends that could adversely impact Selina’s revenues and profits. For instance, if workers continue returning to offices following the easing of COVID-19 restrictions around the world, workers may be less willing or able to work remotely. This, in turn, could reduce demand for Selina’s subscription-based sales model.

In addition, Selina’s properties provide local, experiential hospitality services. As Selina adds more properties to its portfolio, it may be more challenging for Selina and its respective hotels to deliver the Selina brand experience and offer these types of services at scale or in a consistent manner across the Selina portfolio of hotels, which could negatively impact the perception and performance of the Selina brand.

Some of Selina’s existing development pipeline may not be developed into new hotels or may not open on the anticipated timeline, which could materially adversely affect Selina’s growth prospects.

At December 31, 2021 Selina’s development pipeline, for which leases had been signed, consisted of approximately 38 hotels (representing 12,127 bedspaces). The commitments of landlords and developers with whom Selina has agreements are subject to numerous conditions, and the eventual development and conversion of its pipeline are subject to numerous risks, including, in certain cases, obtaining governmental and regulatory approvals and adequate financing. As a result, Selina cannot assure you that its entire development pipeline will be completed and developed into new hotels or that those hotels will open when anticipated, which may impact Selina’s growth. Selina also cannot assure you that consumer demand will meet the new supply as hotels open. The COVID-19 pandemic has resulted in, and could continue to result in, difficulties for Selina and its development and funding partners to obtaining commercially viable financing, which may negatively impact Selina’s future development pipeline.

Selina may seek to expand its business through acquisitions of and investments in other businesses and properties, or through alliances, and these activities may be unsuccessful or divert management’s attention.

Selina considers strategic and complementary acquisitions of and investments in other businesses, properties, brands, or other assets as part of its growth strategy. Selina may also pursue opportunities in alliance with existing or prospective owners of managed properties. In many cases, Selina will be competing for these opportunities with third parties that may have substantially greater financial resources than it does. Acquisitions of or investments in hospitality companies, businesses, properties, brands, or assets, as well as these alliances, are subject to risks that could affect Selina’s business, including risks related to:

•	spending cash and incurring debt;

•	assuming contingent liabilities;

•	contributing properties or related assets to hospitality ventures that could result in recognition of losses;

•	creating additional transactional and operating expenses; or

•	issuing shares of stock that could dilute the interests of Selina’s existing shareholders.

Selina cannot assure you that it will be able to identify opportunities or complete transactions on commercially reasonable terms or at all, or that it will realize any anticipated benefits from such acquisitions, investments, or alliances. There may be high barriers to entry in many key markets and scarcity of available development and investment opportunities in desirable locations. Similarly, Selina cannot assure you that it will be able to obtain financing for acquisitions or investments on attractive terms or at all.

The success of any such acquisitions or investments will also depend, in part, on Selina’s ability to integrate the acquisition or investment with its existing operations. Inability to integrate completed acquisitions in an efficient and timely manner could result in reputational harm or have an adverse impact on Selina’s results of operations. Integration efforts may also take longer than Selina anticipates and involve unexpected costs. If Selina is unable to successfully integrate an acquired business, it may not realize the benefits that were expected at the time of acquisition. Selina may experience difficulty with integrating acquired businesses, properties, or other assets, including difficulties relating to:

•	coordinating sales, distribution, and marketing functions;

•	effectively and efficiently integrating information technology and other systems;

•	issues not discovered as part of the transactional due diligence process and/or unanticipated liabilities or contingencies of acquired businesses; and

•	preserving the important licensing, distribution, marketing, owner, customer, labor, and other relationships of the acquired assets.

In addition, as a result of any acquisition activity, Selina may assume management, lease or other agreements with terms that are not as favorable as other agreements within Selina’s portfolio and may result in loss of business over time. Any such acquisitions, investments, or alliances could also demand significant attention from Selina’s management team that would otherwise be available for Selina’s regular business operations, which could harm Selina’s business.

Timing, budgeting, and other risks could result in delays or cancellations of Selina’s efforts to develop, redevelop, convert or renovate the properties that Selina owns or leases, or make these activities more expensive, which could reduce Selina’s profits or impair its ability to compete effectively.

Selina must maintain and renovate the properties that it owns and leases in order to remain competitive, maintain the value and brand standards of its properties, and comply with applicable laws and regulations. Selina also selectively undertakes ground-up construction of properties together with hospitality venture partners in an effort to expand its brand presence. These efforts are subject to a number of risks, including:

•	construction delays or cost overruns (including labor and materials) that may increase project costs;

•	obtaining zoning, occupancy, and other required permits or authorizations;

•	changes in economic conditions that may result in weakened or lack of demand or negative project returns;

•	governmental restrictions on the size or kind of development;

•	multi-year urban redevelopment projects, including temporary hotel closures, that may significantly disrupt hotel profits;

•	force majeure events, including earthquakes, tornadoes, hurricanes, floods, wildfires, tsunamis, or pandemics; and

•	design defects that could increase costs.

Additionally, developing new properties could involve lengthy development periods during which significant amounts of capital must be funded before the properties begin to operate and generate revenue. If the cost of funding new development exceeds budgeted amounts, and/or the time period for development is longer than initially anticipated, Selina’s profits could be reduced. Further, due to the time it takes to develop or convert properties to meet Selina standards, intervening adverse economic conditions may alter or impede Selina’s development plans, thereby resulting in incremental costs to Selina or potential impairment charges. Moreover, during the early stages of operations, charges related to interest expense and depreciation may substantially detract from, or even outweigh, the profitability of certain new property investments.

Similarly, the cost of funding renovations and capital improvements may exceed budgeted amounts. Additionally, the timing of renovations and capital improvements can affect, and historically has affected, property performance, including occupancy, particularly if Selina needs to close a significant number of rooms or other facilities. Moreover, the investments that Selina makes may fail to improve the performance of the properties in the manner that Selina expects.

Selina is exposed to the risks resulting from significant investments in owned and leased real estate, which could increase its costs, reduce its profits, limit its ability to respond to market conditions, or restrict its growth strategy.

Real estate ownership and leasing are subject to risks not applicable to managed or franchised properties and these risks could adversely affect Selina’s results of operations, cash flow, business, and overall financial condition, including:

•	governmental regulations relating to real estate ownership and leases;

•	real estate, insurance, zoning, tax, environmental, and eminent domain laws;

•	the ongoing need for owner or long-term lessee funded capital improvements and expenditures to maintain or upgrade properties;

•	risks associated with mortgage debt, including the possibility of default, fluctuating interest rate levels, and the availability of replacement financing;

•

risks associated with the possibility that cost and/or rent increases will outpace revenue increases and that in the event of an economic slowdown, the high proportion of fixed costs and/or rental payments will make it difficult to reduce costs to the extent required to offset declining revenues;

•	fluctuations in real estate values or potential impairments in the value of Selina’s assets; and

•	the relative illiquidity of real estate compared to some other assets.

Selina may be unable to onboard new properties in a timely and cost-effective manner, negotiate satisfactory leases or other arrangements to operate new properties, or renew or replace existing properties on satisfactory terms or at all.

Selina’s business model relies, in part, on its ability to convert new hotels faster and more cheaply than on typical market terms, with a majority of conversion cost typically being funded by Selina’s partners or third-party funders. The unit economics (including matters such as occupancy, and revenue per bed) for each new hotel improve as properties mature post-conversion. Properties leased by Selina typically do not, prior to their conversion, generate profitable revenues. If Selina were not able to consistently execute the conversion of new hotels on similar terms as it has historically achieved, both as to timing and cost borne by Selina, this would impact Selina’s ability to grow its revenues.

Selina currently leases real estate for the majority of its properties. If Selina is unable to negotiate its leases and other arrangements on satisfactory terms, it may not be able to expand its portfolio of locations. In addition, Selina’s ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces and Selina’s relationships with current and prospective building owners and landlords, and may depend on other factors that are not within Selina’s control. If Selina is not able to renew or replace an expiring lease, it will incur significant costs related to vacating that space and redeveloping whatever alternative space it is able to find, if any. In addition, if Selina is forced to vacate a space, it could lose customers who had historically based their travel decisions on the design, location or other attributes of that particular hotel and may not be interested in the other hotels that Selina offers.

Selina’s hotels are subject to a number of operational risks.

A significant portion of Selina’s operating costs, including rent, is fixed. Accordingly, a decrease in revenues could result in a disproportionately larger decrease in earnings because the operating costs and expenses are unlikely to decrease proportionately. For example, expenses may not vary in proportion to changes in occupancy rates and revenues resulting from market seasonality and changes in demand. Selina needs to continue to pay rent and salaries, make regular repairs, perform maintenance and renovations and invest in other capital improvements for its hotels throughout the year to maintain their attractiveness. Therefore, a hotel’s operating costs and expenses may remain constant or increase even if its revenues decline. The operation of each hotel goes through the stages of development or conversion, ramp-up and mature operation. Selina’s involvement in the development of such properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. During the development stage, significant pre-opening expenses will be incurred, and at the ramp-up stage, which could range from six to 12 months, when the occupancy rate increases gradually, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, most newly opened hotels under the Selina brand may not achieve profitability until they reach mature operations. Selina also may be unable to recover development costs it incurs for projects that are not completed. Any expansion of a hotel portfolio would incur significant pre-opening expenses during the development stage and relatively low revenues during the ramp-up stage of such newly opened hotels, of which expenses may have a significant negative impact on Selina’s results of operations. Properties that Selina develops could become less attractive due to market saturation, oversupply or changes in market demand, with the result that Selina may not be able to recover development costs as it expects, or at all.

Selina has, and may continue to, acquire a fee or freehold interest in or develop hotels on a limited, case-by-case basis to seize unusually attractive business opportunities. Any such owned hotels will be subject to risks similar to those of Selina’s leased hotels. Such owned hotels will also be subject to depreciation in the value paid by Selina for the underlying hotel property, which usually is influenced by macroeconomic and local political and economic factors.

The fixed cost nature of Selina’s leases may limit its operating flexibility and could adversely affect its liquidity.

Selina currently leases a significant majority of its properties under long-term leases with an average term of approximately 20 years, and often the leases have an option that allow Selina to extend such term. Selina’s leases generally provide for a portion of the rental payments being fixed monthly payments that are not tied to the performance of Selina’s hotels.

As a result, if Selina’s bookings decrease for a particular hotel or if Selina is unable to attract customers to book beds and actively utilize Selina’s services, Selina’s lease expenses may exceed its net revenue. In areas where retail cost for real estate is decreasing, Selina may not be able to lower its fixed monthly payments under its leases to rates commensurate with prevailing market rates and Selina would be forced to incur expenses in the event that it decides to terminate a lease in accordance with its terms.

If Selina experiences a prolonged reduction in net revenue at a particular hotel, Selina’s results of operations in respect of that hotel will be adversely affected unless and until either the lease expires, Selina terminates such lease and pays the corresponding termination fee, Selina is able to assign the lease or sublease the space to a third party, or Selina defaults under the lease and ceases operations at the hotel. Selina’s ability to terminate a lease early, if available, is subject to numerous expenses, often including early-termination fees, and Selina’s ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord or the commercial viability of the remaining term of the lease.

In addition, Selina could incur significant costs if it decides to assign or sublease unprofitable leases, as it may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose Selina to breach of contract and other claims which could result in direct and indirect costs to Selina, and could result in operational disruptions that could harm its reputation and brand.

The legal rights of Selina to use certain leased hotels could be challenged by property owners or other third parties, which could prevent Selina from operating the affected hotels or increase the costs associated with operating such hotels.

For all but three of Selina’s hotels, Selina does not own the real estate upon which its hotels are operated. Instead, Selina relies on leases or other arrangements with third parties who either own the properties or lease the properties from the ultimate property owner. If a property owner’s title to a property is invalid or successfully challenged by a government authority, the development or operation of a Selina hotel on such property could be adversely affected. In addition, Selina is subject to the risks of potential disputes with property owners and to forced closure of its hotels by the government. Such disputes and forced closures, whether resolved in favor of Selina, may divert management attention, harm Selina’s reputation or otherwise disrupt and adversely affect Selina’s business. Some of the premises Selina leases from third parties may be subject to mortgages secured by the real estate upon which Selina’s hotels are operated. In such circumstances and where consent to the lease was not obtained from the mortgage holder, the lease may not be binding on the transferee of the property if the mortgage holder forecloses on the mortgage and transfers the property, which could in turn materially and adversely affect the ability of Selina to operate the hotel facility located on such property.

Because Selina derives a significant portion of its revenues from operations outside the United States, the risks of doing business internationally, or in a particular country or region, could lower its revenues, increase its costs, reduce its profits, disrupt its business or expose it to increasingly complex, onerous or uncertain tax obligations.

Selina currently owns or leases 163 properties in 25 countries around the world. Selina’s operations outside the United States represented approximately 87.6% of its revenues for the year ended December 31, 2021. The locations Selina owns or leases outside of the United States represented 94.0% of Selina’s open and operating locations at December 31, 2021. As a result, Selina is subject to the risks of doing business outside the United States, including:

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the costs of complying with laws, regulations, and policies (including taxation policies) of foreign governments relating to investments and operations, and the costs or desirability of complying with local practices and customs;

•	currency exchange rate fluctuations or currency restructurings;

•	evolving local data residency requirements that require data to be stored only in and, in some cases, also to be accessed only from within, a certain jurisdiction;

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import and export licensing requirements and regulations, as well as unforeseen changes in regulatory requirements, including imposition of tariffs or embargoes, export regulations, controls, and other trade restrictions;

•	political and economic instability;

•	health and safety protocols, including global care and cleanliness certifications, at Selina’s properties;

•	the complexity of managing an organization doing business in many jurisdictions;

•	uncertainties as to local laws and enforcement of contract and intellectual property rights and occasional requirements for onerous contract clauses; and

•	rapid changes in government, economic, and political policies; political or civil unrest; acts of terrorism; or the threat of international boycotts.

While these factors and the impact of these factors are difficult to predict, any one or more of them could lower Selina’s revenues, affect its operations, increase its costs, reduce its profits, or disrupt its business. For example, in 2020 and 2021, Selina’s financial results were materially adversely affected by the global COVID-19 pandemic.

In addition, conducting business in numerous currencies subjects Selina to fluctuations in currency exchange rates, currency devaluations, or restructurings that could have a negative impact on its financial results. Selina’s exposure to foreign currency exchange rate fluctuations or currency restructurings is expected to continue to grow as Selina continues to expand the jurisdictions in which it operates.

In addition, as an international business operating in multiple jurisdictions, Selina may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes Selina is required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or different interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on Selina’s business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on Selina’s balance sheet, the amount of Selina’s cash flow, Selina’s liquidity, financial condition and results of operations.

Many of the jurisdictions in which Selina conducts business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge Selina’s transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging Selina’s transfer pricing policies, Selina may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on Selina’s results of operations and financial condition.

Selina is subject to regular review and audit by the relevant tax authorities in the jurisdictions it operates in and as a result, the authorities in these jurisdictions could review Selina’s tax returns and impose additional significant taxes, interest and penalties, challenge the transfer pricing policies of Selina, claim that its operation constitutes a taxable presence in such different jurisdiction and/or that various withholding requirements apply to Selina or its subsidiaries or assert that benefits of tax treaties are not available to Selina or its subsidiaries, any of which could materially affect Selina’s income tax provision, net income, or cash flows in the period or periods at issue or for which such determination is made.

In addition, any tax benefits Selina or its subsidiaries may currently receive in certain jurisdictions require them to meet several conditions and may be challenged or terminated or reduced in the future, which would increase Selina’s taxes, possibly with a retroactive effect.

Additionally, one or more states, localities or other taxing jurisdictions may seek to impose additional reporting, record-keeping or indirect tax collection obligations on businesses like Selina’s. For example, taxing authorities in the United States and other countries have identified e-commerce platforms as a means to calculate, collect and remit indirect taxes for transactions taking place over the internet, and are considering related legislation. After the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have enacted laws that would require tax reporting, collection or tax remittance on items sold online. This new legislation could require Selina to incur substantial costs in order to comply, including costs associated with tax calculation, collection and remittance and audit requirements, which could adversely affect Selina’s business, financial condition and results of operations.

If Selina is not able to maintain its current brand standards or is not able to develop new initiatives, including new brands, successfully, its business and profitability could be harmed.

Selina generally operates properties owned by third parties under the terms of lease agreements and often relies on third parties to provide funding for the conversion and refurbishment of hotels, including investment in furniture, fixtures and fitting, so that the hotels can comply with the standards that are essential to maintaining Selina’s brand integrity and reputation. If these third parties fail to make investments necessary to maintain or improve the properties Selina operates, Selina’s brand preference and reputation could suffer. Moreover, it may be difficult for Selina to obtain funding for the implementation of new brand standards as they may evolve from time to time. This could result in poor hotel performance or force Selina to absorb costs to ensure that brand standards come to market in a timely fashion or exert resources to terminate leases where Selina is unable to keep the hotels compliant with brand standards.

In addition, Selina is continually evaluating and executing new initiatives, including new brands and marketing and experiential programs, in order to maintain the competitiveness of its properties. Selina has invested capital and resources in owned and leased real estate, property development, development of information technologies systems and software, brand development, and brand promotion. If such initiatives are not well received by Selina’s colleagues, guests, landlords and local funding partners, these initiatives may not have the intended effect. Selina may not be able to recover the costs incurred in developing and launching new brands or other initiatives or to realize their intended or projected benefits, which could lower Selina’s profits.

Adverse incidents at, or adverse publicity concerning, Selina or its properties or brands could harm its reputation and the reputation of its brands, as well as adversely affect Selina’s market share, business, financial condition, or results of operations.

Selina’s brands and its reputation are among its most important assets. Selina’s ability to attract and retain guests and colleagues depends, in part, upon the external perceptions of Selina, the quality of its hotels and services, and Selina’s corporate and management integrity. An incident involving the potential safety or security of Selina’s guests or colleagues, or adverse publicity regarding safety or security at Selina’s competitors’ properties, or in respect of Selina’s third-party vendors or owners and the industry, and any media coverage resulting therefrom, may harm Selina’s brands and reputation, cause a loss of consumer confidence in Selina and the industry, and negatively impact Selina’s results of operations.

Additionally, Selina’s reputation could be harmed if it fails to, or is perceived to, not comply with various regulatory requirements or if it fails to act responsibly, in accordance with accepted environmental, social and governance standards, or is perceived as not acting responsibly in a number of areas such as health, safety and security, data security, diversity and inclusion, sustainability, responsible tourism, environmental stewardship, supply chain management, climate change, human rights, and philanthropy and support for local communities.

The continued expansion in the use and influence of social media has compounded the potential scope of the negative publicity that could be generated and could increase Selina’s costs, lead to litigation or governmental investigations, or result in negative publicity that could damage Selina’s reputation. Adverse incidents have occurred in the past and may occur in the future. Negative incidents could lead to tangible adverse effects on Selina’s business, including lost sales, boycotts, disruption of access to its digital platforms, loss of development opportunities, or colleague retention and recruiting difficulties. Any decline in the reputation or perceived quality of Selina’s brands or corporate image could adversely affect its market share, business, financial condition, or results of operations.

Selina has a history of losses and may be unable to achieve profitability for the foreseeable future.

Selina has incurred net losses each year since its inception, including losses of $185.7 million and $139.3 million for the years ended December 31, 2021 and December 31, 2020, respectively, and had an accumulated deficit of $519.0 million as of December 31, 2021. Selina’s accumulated deficit and net losses have resulted primarily from the substantial investments required to grow its business, including the significant increase in recent periods in the number of hotels Selina operates, as well as finance costs which are non-operational in nature. Selina expects that these costs and investments will continue to increase as it continues to grow its business. Selina also intends to invest in maintaining its level of service and support, which Selina considers critical to Selina’s continued success. Selina also expects to incur additional general and administrative expenses as a result of its growth. These expenditures will make it more difficult for Selina to achieve profitability, and Selina cannot predict whether it will achieve profitability for the foreseeable future. Although Selina does not currently believe its net losses will increase as a percentage of revenue in the long term, Selina believes that its net losses may increase as a percentage of revenue in the near term and will continue to grow on an absolute basis.

Selina’s operating costs and other expenses may be greater than it anticipates, and its investments to make its business and its operations more efficient may not be successful. Increases in its costs, expenses and investments may reduce its margins and materially adversely affect its business, financial condition and results of operations. In addition, non-mature hotels and pipeline hotels may not generate revenue or cash flow comparable to those generated by Selina’s existing mature hotels, and Selina’s mature hotels may not be able to continue to generate existing levels of revenue or cash flow. For any of these reasons, Selina may be unable to achieve profitability for the foreseeable future and may face challenges in growing its cash flows.

The continuation of net losses in the future may adversely impact the ability of Selina and its third-party funders to obtain capital, or increase its cost of capital, required to convert properties to Selina branded hotels.

Selina identified material weaknesses in connection with its internal control over financial reporting. Although Selina is taking steps to remediate these material weaknesses, there is no assurance Selina will be successful in doing so in a timely manner, or at all, and Selina may identify other material weaknesses.

In connection with the audit of Selina’s financial statements as of and for the years ended December 31, 2021 and 2020, Selina identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Selina’s financial statements will not be prevented or detected on a timely basis. Selina’s financial closing and reporting process did not have a sufficient level of review procedures to detect potentially material errors, in particular as it relates to derivatives accounting and other complex accounting matters. Additionally, Selina identified a material weakness related to a lack of internal controls to prevent a material cyber security fraud incident. Selina is implementing measures designed to improve its internal control over financial reporting to remediate these material weaknesses. However, Selina cannot assure you that the measures it has taken to date, and is continuing to implement, will be sufficient to remediate the material weaknesses it has identified or avoid potential future material weaknesses. If the steps Selina takes do not correct the material weaknesses in a timely manner, Selina will be unable to conclude that it maintains effective internal controls over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of Selina’s financial statements would not be prevented or detected on a timely basis.

Selina is currently not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. However, as a public company, Selina will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, Selina will be required to furnish a report by its management on the effectiveness of its internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, at the time it files its second annual report on Form 20-F with the SEC, which will be for the year ending December 31, 2023. Further, Selina’s independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Selina’s internal control over financial reporting. Had Selina and its independent registered public accounting firm performed an evaluation of Selina’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by Selina’s management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified.

If Selina’s existing material weaknesses persist or it experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls in the future, Selina may not be able to accurately report its financial condition or results of operation, which may adversely affect investor confidence in Selina and, as a result, the value of Selina’s ordinary shares and Selina’s overall business.

The Sarbanes-Oxley Act requires, among other things, that Selina assesses the effectiveness of its internal control over financial reporting annually and the effectiveness of its disclosure controls and procedures quarterly. In particular, Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) will require it to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. Section 404(b) of the Sarbanes-Oxley Act (“Section 404(b)”) also requires Selina’s independent registered public accounting firm to attest to the effectiveness of its internal control over financial reporting. As an “emerging growth company” Selina expects to avail itself of the exemption from the requirement that its independent registered public accounting firm attest to the effectiveness of Selina’s internal control over financial reporting under Section 404(b). However, Selina may no longer avail itself of this exemption when it is no longer an ‘emerging growth company’. When Selina’s independent registered public accounting firm is required to undertake an assessment of Selina’s internal control over financial reporting, the cost of compliance with Section 404(b) will correspondingly increase. Selina’s compliance with applicable provisions of Section 404 will require that it incur substantial expenses and expend significant management time on compliance-related issues as Selina implements additional corporate governance practices and complies with reporting requirements.

Furthermore, investor perceptions of Selina may suffer if additional deficiencies are found in Selina’s internal control over financial reporting, and this could cause a decline in the market price of Selina’s securities and accordingly Selina’s overall business. Regardless of compliance with Section 404, Selina’s failure to remediate the material weaknesses which have been identified or any additional failure of its internal control over financial reporting could have a material adverse effect on its stated operating results and harm its reputation. If Selina is unable to implement these requirements effectively or efficiently, it could harm Selina’s business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on its internal controls from its independent registered public accounting firm.

Economic and other conditions may adversely impact the valuation of Selina’s assets resulting in impairment charges that could have a material adverse impact on its results from operations.

Selina holds significant amounts of goodwill, intangible assets, property and equipment, right of use assets and investments. On a regular basis, Selina evaluates its assets for impairment based on various factors, including actual operating results, trends of projected revenues and profitability, and potential or actual terminations of underlying lease and other agreements. During times of economic distress, declining demand and declining earnings often result in declining asset values. As a result, Selina has incurred impairment charges, and may incur charges in the future, which could be material and may adversely affect its earnings.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or otherwise significantly impact Selina’s reported financial information and operational processes.

Accounting principles and related pronouncements, implementation guidelines, and interpretations that Selina applies to a wide range of matters that are relevant to its business, including, but not limited to, revenue recognition, equity-based compensation, impairment testing, derivatives accounting, and other matters, are complex and involve subjective assumptions, estimates, and judgments by its management. Changes in these accounting pronouncements or their interpretations, or changes in underlying assumptions, estimates, or judgments by Selina’s management, could significantly change Selina’s reported or expected financial performance.

Selina prepares its consolidated financial statements in conformity with IFRS. These principles are subject to interpretation by Selina, the International Accounting Standards Board (“IASB”) and various bodies formed to interpret and create accounting principles and guidance. A change in these principles or a change in the interpretations of these principles can have a significant effect on Selina’s reported results and may even retroactively affect previously reported transactions. Additionally, proposed accounting standards could have a significant impact on Selina’s operational processes, revenues and expenses, and could cause unexpected financial reporting fluctuations. Any such changes could result in unfavorable accounting charges or otherwise have a material adverse effect on Selina’s business, results of operations, financial condition and liquidity.

If Selina or its third-party funders or partners are unable to access the capital necessary to fund current operations or implement Selina’s plans for growth, Selina’s profits could be reduced and its ability to compete effectively could be diminished.

The hospitality industry is a capital-intensive business requiring significant capital expenditures to develop, operate, maintain, and renovate properties. Access to the capital that Selina and its third-party funders need to finance the conversion of new properties or to maintain and renovate existing properties is critical to the continued growth of Selina’s business and its revenues.

The availability of capital or the conditions under which Selina or its third-party funders are able to obtain capital can have a significant impact on the overall level, cost, and pace of future development and therefore the ability to grow Selina’s revenues. The most recent economic downturn caused significant disruptions to credit markets, severely reducing liquidity and credit availability and the COVID-19 pandemic has resulted in, and could continue to result in, difficulties for parties to obtain commercially viable financing. Such disruptions may diminish the ability and desire of existing and potential development partners to access capital necessary to convert properties.

If Selina is forced to spend larger than anticipated amounts of cash from operating activities to convert, operate, maintain, or renovate existing properties, then its ability to use cash for other purposes, including acquisition or development of other businesses, properties, brands, or other assets could be limited and its profits could be reduced. Similarly, if Selina cannot access the capital it needs to fund its operations or implement its growth strategy, it may need to postpone or cancel planned renovations or developments, which could impair its ability to compete effectively and harm its business.

Selina may focus on rapid innovation, expansion and growth, over short-term financial results.

Selina often emphasizes innovation and growth, sometimes over short-term financial results. It has taken actions in the past and may continue to make decisions that have the effect of reducing its short-term revenue or profitability if it believes that the decisions will benefit long-term revenue and profitability through enhanced guest experiences, penetration of new markets, greater familiarity with the Selina brand, or otherwise. The short-term reductions in revenue or profitability could be more severe than anticipated. These decisions may not produce the expected long-term benefits, in which case Selina’s growth, guest experience, relationships with developers and landlords, and business and results of operations could be harmed.

Technology and Information Systems Risks

Cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect Selina’s business, harm Selina’s reputation, and/or subject Selina to costs, fines, penalties, investigations, enforcement actions, or lawsuits.

Selina collects, uses, and retains large volumes of customer data, including payment card numbers and other personal information for business, marketing, and other purposes, and Selina’s various information technology systems capture, process, summarize, and report such data. Selina also maintains personal information and other data about its employees. Selina stores and processes such customer, colleague, and company data both at onsite facilities and at third-party owned facilities including, for example, in third-party hosted cloud environments.

Selina also relies on the availability of information technology systems to operate its business, including communications, reservations, customer relationship management, digital platforms, guest services, payments, and other general operations. The integrity and protection of customer, colleague, and company data, as well as the continuous operation of Selina’s systems, are critical to Selina’s business. Selina’s customers and employees expect that their personal information will be adequately protected by Selina and that Selina’s services will be continuously available.

The regulations and contractual obligations applicable to security and privacy are increasingly demanding, especially given all of the jurisdictions in which Selina operates, and cyber threat actors regularly target the hospitality industry. In addition, the scope and complexity of the cyber-threat landscape could affect Selina’s ability to adapt to and comply with changing regulatory obligations and expectations. Because of the scope and complexity of Selina’s information technology structure, Selina’s reliance on third parties to support and protect its structure and data, and the constantly evolving cyber-threat landscape, Selina’s systems have been and, in the future, may be vulnerable to disruptions, failures, unauthorized access, cyber-terrorism, human error, negligence, fraud, or other misuse. Moreover, Selina’s systems, employees, and customers have been and may in the future be targeted by social engineering attacks or account takeover tactics that have and may in the future, among other things, aim to obtain funds or information fraudulently. For example, Selina has been subjected in the past to a range of incidents including phishing, emails purporting to come from executives or vendors seeking payment requests, malware and communications from look-alike corporate domains. These or similar occurrences, whether accidental or intentional, could result in an interruption in the operation of Selina’s systems or theft, unauthorized access, disclosure, loss, and fraudulent or unlawful use of customer, employee, or company data, all of which could impact Selina’s business, result in operational inefficiencies or loss of business, create negative publicity, cause harm to Selina’s reputation, or subject Selina to remedial and other costs, fines, penalties, investigations, enforcement actions, or lawsuits. Additionally, Selina increasingly relies on third parties who operate their own networks and engage with their own service providers, and a security incident involving such networks could affect Selina’s reputation and result in operational inefficiencies or loss of business.

Cyber threat actors may attempt to gain access to Selina’s systems and those operated by Selina’s third-party owners and third-party service providers utilized by Selina. While Selina implements security measures designed to safeguard Selina’s systems and data, and intends to continue implementing additional measures in the future, Selina’s efforts may be incomplete or its measures may not be sufficient to maintain the confidentiality, security, or availability of the data it collects, stores, and uses to operate its business. Selina works to continuously evaluate its security posture throughout its business and make appropriate changes to its operating processes and improve its defenses. Selina maintains insurance designed to provide coverage for cyber risks related to the theft, loss, and fraudulent, or unlawful use of customer, employee, or company data in its systems, but future occurrences could result in costs and business impacts that may not be covered or may be in excess of any available insurance that Selina may have arranged. As a result, future incidents could have a material impact on Selina’s business and adversely affect Selina’s financial condition and results of operations.

Information technology system failures, delays in the operation of Selina’s information technology systems, or system enhancement failures could reduce Selina’s revenues and profits and harm the reputation of its brands and business.

Selina’s success depends on the efficient and uninterrupted operation of its information technology systems, including software and other technologies and services supplied by third parties. Selina’s business may be adversely affected to the extent such software, services and technologies contain errors or vulnerabilities, are compromised or experience outages, or otherwise fail to meet expectations. Any of these risks could increase Selina’s costs and adversely affect its business, financial condition and results of operations.

For example, Selina depends on its central reservation system, which allows bookings for its hotels directly through Selina’s digital platforms and through online reservations partners. In addition, Selina depends on information technology to run its day-to-day operations, including, among other systems, property management systems, point-of-sale and payment processing systems and systems for tracking and reporting its financial results and the financial results of its hotels.

Selina’s information technology systems are vulnerable to damage or interruption from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, and similar events. The occurrence of any of these natural or man-made disasters or unanticipated problems at any property in which Selina operates its information technology facilities could cause interruptions or delays in Selina’s business, loss of data, or render Selina unable to process reservations.

Additionally, Selina incorporates technology from third parties into Selina’s technology, and Selina cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Selina may operate. If Selina is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against Selina, Selina’s ability to operate some aspects of its business could be severely limited and its business could be harmed. In addition, some of Selina’s license agreements may be terminated by its licensors for convenience. If Selina is unable to obtain necessary technology from third parties, it may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay its ability to provide new or competitive offerings and increase its costs. In addition, Selina may be unable to enter into new agreements on commercially reasonable terms or develop its own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained or developed, Selina may not be able to offer certain functionality to guests or manage its business as it had intended, which could adversely affect its business, financial condition and results of operations.

In addition, if Selina’s information technology systems are unable to provide the information communications capacity that it needs or if its information technology systems suffer problems caused by installing system enhancements, Selina could experience similar failures or interruptions. If Selina’s information technology systems fail and its redundant systems or disaster recovery plans are not adequate to address such failures or if its property and business interruption insurance does not sufficiently compensate Selina for any losses that it may incur, its revenues and profits could be reduced and the reputation of its brands and its business could be harmed.

Disruptions in Internet access or guests’ usage of their mobile devices could harm Selina’s business.

Selina’s business depends on the performance and reliability of the Internet, telecommunications network operators, and other infrastructures that are not under its control. Its revenue and guest experience are also heavily dependent on consumers’ ability to interact with its mobile app and guest services functions using their mobile devices. Accordingly, Selina depends on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect its business, results of operations, and financial condition.

Selina’s technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict its ability to operate as intended or could increase its costs.

Selina’s technology contains software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise Selina’s technology.

Some open source licenses contain requirements that Selina make available source code for modifications or derivative works it creates based upon the type of open source software it uses, or grant other licenses to its intellectual property. If Selina combines its proprietary software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of its source code, Selina could be required to expend substantial time and resources to re-engineer some or all of its software.

Although Selina monitors its use of open source software to avoid subjecting its technology to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Selina’s ability to provide or distribute its technology. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, Selina could be subject to lawsuits by parties claiming ownership of what it believes to be open source software. Moreover, Selina cannot assure you that its processes for controlling its use of open source software in its technology will be effective. If Selina is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its offerings on terms that may not be economically feasible, re-engineer its technology, discontinue or delay the provision of its offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition and results of operations.

If Selina fails to stay current with developments in technology necessary for its business, its operations could be harmed and its ability to compete effectively could be diminished.

Sophisticated information technology and other systems are instrumental for the hospitality industry, including systems used for Selina’s reservations, revenue management and property management, as well as technology systems that Selina makes available to guests. These information technology and other systems must be refined, updated, or replaced with more advanced systems on a regular basis. Developing and maintaining these systems may require significant capital. If Selina is unable to replace or introduce information technology and other systems as quickly as its competitors or within budgeted costs or schedules when these systems become outdated or require replacement, or if Selina is unable to achieve the intended benefits of any new information technology or other systems, its operations could be harmed and its ability to compete effectively could be diminished.

Selina will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the Closing of the Business Combination, Selina will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company. Because Selina qualifies as a foreign private issuer under the Exchange Act, Selina is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports to their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large, accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from

Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Selina may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Selina will be a foreign private issuer, and therefore, Selina will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Selina on June 30, 2023. In the future, Selina would lose its foreign private issuer status if (i) more than 50% of Selina’s outstanding voting securities are owned by U.S. residents and (ii) a majority of Selina’s directors or executive officers are U.S. citizens or residents, or Selina fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Selina loses its foreign private issuer status, Selina will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Selina will also have to mandatorily comply with U.S. federal proxy requirements, and Selina’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Selina will lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Selina would incur significant additional legal, accounting and other expenses that Selina would not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange. These expenses would relate to, among other things, the obligation to present Selina’s financial information in accordance with GAAP in the future.

As Selina will be a “foreign private issuer” and may therefore follow certain home country corporate governance practices, Selina’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq governance requirements if Selina decides to adopt such home country practices.

As a foreign private issuer, Selina has the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that Selina discloses the requirements it is not following and describes the home country practices it is following. At present, Selina has not determined what, if any, home country corporate governance practices it may adopt in reliance upon the “foreign private issuer exemption” with respect to Nasdaq requirements but may in the future elect to follow home country practices including, but not limited to, shareholder meeting quorums, shareholder approval requirements and certain board and committee director independence requirements. As a result, Selina’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

The resignation of BofA and UBS may indicate that they may be unwilling to be associated with the disclosures in this proxy statement/prospectus or the underlying business analysis related to the Transaction.

On June 7, 2022, BofA delivered to Selina a notice of resignation of its role as financial advisor and on August 1, 2022, UBS delivered to Selina and BOA a notice of resignation of its role as a co-placement agent to Selina in connection with the PIPE Investment and capital markets advisor to BOA in connection with the proposed Business Combination. In connection with their resignations, each of the Resigned Advisors waived their fees under their respective engagement letters and informed Selina that they will not be responsible for any portion of this proxy statement/prospectus.

Neither Resigned Advisor prepared or otherwise provided any of the disclosures in this prospectus/proxy statement or any analysis underlying such disclosures or any other materials that have been provided to BOA’s shareholders or the PIPE Investors. However, the Resigned Advisors did receive a draft of this prospectus/proxy statement prepared by Selina and BOA and had an opportunity to provide comments. Following delivery of the disclosure to the Resigned Advisors, they have either stated that they do not intend to review the disclosure or have not responded to such request. There can be no assurances that Resigned Advisors agree with this disclosure and no inference can be drawn to this effect. In connection with such resignations, the Resigned Advisors waived their rights to any fees owed to them, all of which fees related to services that had already been rendered. Such a resignation and fee waiver for services already rendered is unusual.

The Resigned Advisors did not provide any additional detail in their resignation letters either to Selina, BOA or the SEC, however, such resignation may be an indication by such Resigned Advisors that such firms do not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the transaction. However, neither Selina nor BOA will speculate about the reasons why the Resigned Advisors withdrew from their roles in connection with the Business Combination and forfeited their fees after doing substantially all the work to earn their fees. Accordingly, shareholders should not place any undue reliance on the fact that the Resigned Advisors have previously been involved with this Transaction.

General Risks Related to the Operation of the Business

Selina depends on its key personnel and other highly skilled personnel, and if it fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.

Selina’s success depends in part on the continued service of its founders, senior management team, key technical employees and other highly skilled personnel and on its ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of its organization. Selina may not be successful in attracting and retaining qualified personnel to fulfill its current or future needs and actions it takes in response to the impact of the COVID-19 pandemic on its business may harm its reputation or impact its ability to recruit qualified personnel in the future. For example, in April 2020, in response to the effects of the COVID-19 pandemic on Selina’s business, Selina took certain cost-cutting measures, including lay-offs, furloughs and salary reductions. Some of these measures continued into 2021 and these may adversely affect employee morale, Selina’s culture and its ability to attract and retain employees. Selina’s competitors may be successful in recruiting and hiring members of Selina’s management team or other key employees, and it may be difficult for Selina to find suitable replacements on a timely basis, on competitive terms or at all. If Selina is unable to attract and retain the necessary personnel, particularly in critical areas of its business, it may not achieve its strategic goals. Selina’s founder-led management team has fostered a culture of innovation and brand awareness that has been critical to Selina’s success. The loss of service of Selina’s founders could result in less valuable brand awareness and, if Selina is unable to find suitable replacements, could harm Selina’s business.

Selina faces intense competition for highly skilled personnel. To attract and retain top talent, Selina has had to offer, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Selina’s equity awards declines or Selina is unable to provide competitive compensation packages, it may adversely affect Selina’s ability to attract and retain highly qualified personnel, and Selina may experience increased attrition. Selina may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and Selina may never realize returns on these investments. If Selina is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect its business, financial condition and results of operations.

Any failure by Selina to protect its trademarks and other intellectual property rights could negatively impact its business.

Selina’s brand, trade name, trademarks and other intellectual property are critical to its success. The success of Selina’s business depends in part upon its continued ability to use its brands, trade names and trademarks to increase brand awareness and to further develop its brands. As of December 31, 2021, Selina (by itself or through its affiliates) held five trademarks for the Selina, Luna, and Remote Year brands and one registered copyright for the WinksHotel property management system. The trademarks were registered in at least 48 countries, either directly or through the Madrid System, and the expiration dates of the trademarks ranged between 2027 and 2031. Once the term of these registered trademarks has expired, Selina will be able to renew its trademark registrations, generally for another ten years, upon paying a renewal fee. If Selina is unable to renew a trademark registration in a particular jurisdiction, its ability to use such trademark could be impaired in such jurisdiction, and its business and results of operations could be materially and adversely affected.

Furthermore, the unauthorized reproduction or infringement of Selina’s trade name or trademarks or other intellectual property could diminish the value of its brand and its market acceptance, competitive advantage or goodwill. For example, certain of Selina’s proprietary information technology systems have not been patented, copyrighted or otherwise registered as Selina’s intellectual property. Such systems could be infringed upon by third parties, which may adversely affect Selina’s business, financial condition and results of operations.

The application of laws governing intellectual property rights varies from jurisdiction to jurisdiction and is uncertain and evolving, and could involve substantial risks to Selina. If Selina is unable to adequately protect its brands, trade names, trademarks, proprietary intellectual property and other intellectual property rights, Selina may lose these rights and its business may suffer materially. Selina could also be subject to claims for infringement, invalidity, or indemnification relating to third parties’ intellectual property rights. Such third-party claims may be time-consuming and costly to defend, divert management attention and resources, or require us to enter into licensing agreements, which may not be available on commercially reasonable terms, or at all.

If Selina fails to comply with federal, state, and foreign laws relating to privacy and data protection, it may face potentially significant liability, negative publicity, and an erosion of trust, and increased regulation could materially adversely affect its business, results of operations, and financial condition.

In Selina’s processing of travel transactions and information about guests and their stays, it receives and stores a large volume of personally identifiable data. This data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation, common referred to as the GDPR, and variations and implementations of that regulation in the member states of the European Union. The GDPR, which went into effect in May 2018, has resulted and will continue to result in significant compliance costs for Selina. If it violates the GDPR, it could be subject to significant fines.

In addition, from January 1, 2021 (when the transitional period following Brexit expired), Selina is subject to the GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act of 2018, retains the GDPR in UK national law. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase Selina’s overall risk exposure.

Additionally, Selina is subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and United Kingdom to the United States and other jurisdictions; for example, on July 16, 2020, the

CJEU invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around Selina’s international operations.

Laws and regulations governing personally identifiable data around the world are typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. These laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between Selina and its subsidiaries, including employee information. While Selina has invested and continues to invest resources to comply with the GDPR, and other privacy regulations, many of these regulations are new, extremely complex and subject to interpretation. Any failure, or perceived or alleged failure, by Selina to comply with its privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which it may be subject or other actual or asserted legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect Selina’s reputation, brand and business, and may result in claims, proceedings or actions against Selina by governmental entities or others or other liabilities or require Selina to change its operations and/or cease or modify its use of certain data sets. Any such claim, proceeding or action could hurt Selina’s reputation, brand and business, force Selina to incur significant expenses in defense of such proceedings, distract its management, increase its costs of doing business, result in a loss of customers and suppliers or an inability to process credit card payments, and may result in the imposition of monetary penalties. Selina may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations, or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that Selina stores or handles as part of operating its business.

Selina could be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Selina’s business, results of operations or financial condition. For example, federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in Selina’s ability to make effective use of services that employ such technologies, could increase its costs of operations and limit its ability to track trends, optimize its services or acquire new customers on cost-effective terms and consequently, materially adversely affect its business, financial condition and operating results.

Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on Selina’s business.

Selina’s business is subject to various laws and regulations governing consumer protection, advertising and marketing. Selina may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on its website or in third-party listings of its properties, as has occurred with respect to other hospitality booking sites. In addition, as Selina attempts to increase the proportion of stays booked directly through its website, its marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Selina’s marketing activities could be restricted, its guest relationships and revenues could be adversely affected, and its costs could increase, due to changes required in its marketing, listing or booking practices, or any investigations, complaints or other adverse developments related to these laws and regulations.

Selina is subject to payment network rules and any material modification of Selina’s payment card acceptance privileges could have a material adverse effect on our business, results of operations, and financial condition.

The loss of Selina’s credit and debit card acceptance privileges or the significant modification of the terms under which it obtains card acceptance privileges would significantly limit Selina’s business model since its guests pay using credit or debit cards. Selina is required by its payment processors to comply with payment card network operating rules, including the Payment Card Industry Data Security Standards (the “PCI DSS”). Under the PCI DSS, Selina is required to adopt and implement internal controls over the use, storage, and transmission of card data to help prevent credit card fraud. If Selina fails to comply with the rules and regulations adopted by the payment card networks, including the PCI DSS, Selina would be in breach of its contractual obligations to payment processors and merchant banks. Such failure to comply may damage Selina’s relationship with payment card networks, subject it to restrictions, fines, penalties, damages, and civil liability, and could eventually prevent Selina from processing or accepting payment cards, which would have a material adverse effect on Selina’s business, results of operations, and financial condition. Moreover, the payment card networks could adopt new operating rules or interpret or reinterpret existing rules that Selina or its payment processors might find difficult or even impossible to comply with, or costly to implement. As a result, Selina could lose its ability to give consumers the option of using payment cards to make their payments or the choice of currency in which they would like their payment card to be charged. Further, there is no guarantee that, even if Selina complies with the rules and regulations adopted by the payment card networks, it will be able to maintain our payment card acceptance privileges. Selina also cannot guarantee that its compliance with network rules or the PCI DSS will prevent illegal or improper use of our payments platform or the theft, loss, or misuse of the credit card data of customers or participants, or a security breach. Selina is also required to submit to periodic audits, self-assessments, and other assessments of our compliance with the PCI DSS. If an audit, self-assessment, or other assessment indicates that Selina needs to take steps to remediate any deficiencies, such remediation efforts may distract its management team and require Selina to undertake costly and time-consuming remediation efforts, and Selina could lose its payment card acceptance privileges.

Selina is also subject to network operating rules and guidelines promulgated by the National Automated Clearing House Association (“NACHA”) relating to payment transactions Selina processes using the Automated Clearing House (“ACH”) Network. Like the payment networks, NACHA may update its operating rules and guidelines at any time, which can require Selina to take more costly compliance measures or to develop more complex monitoring systems.

Selina’s failure to comply with applicable laws and regulations may increase its costs, reduce its profits, or limit its growth.

Selina’s business, properties, and employees are subject to a variety of laws and regulations around the globe. Generally, these laws and regulations address Selina’s sales and marketing and advertising efforts, Selina’s handling of privacy issues and customer data, Selina’s anti-corruption efforts, Selina’s ability to obtain licenses for business operations such as sales of food and liquor, and matters relating to immigration, the environment, health and safety, health care, competition, and trade, among other things. Selina’s collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. Increasingly, there is potential for increased exposure to fines, penalties, and civil judgments as a result of new privacy regulations. Compliance with applicable regulations may increase Selina’s operating costs and/or adversely impact Selina’s ability to market its properties and services to its guests.

Adverse judgments or settlements resulting from legal proceedings in which Selina may be involved in the normal course of its business could reduce its profits or limit its ability to operate its business.

In the normal course of its business, Selina may be involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to Selina or a settlement involving a payment of a material sum of money were to occur, there could be a material adverse effect on Selina’s financial condition and results of operations. Additionally, Selina could become the subject of future claims by third parties, including current or former third-party landlords, funding partners, suppliers, guests who use Selina’s properties, Selina’s employees, investors, or regulators. Any significant adverse judgments or settlements would reduce Selina’s profits and could limit its ability to operate its business. Further, Selina may incur costs related to claims for which Selina has appropriate third-party indemnity obligations if such third parties fail to fulfill their contractual obligations.

If Selina or any of its subsidiaries is characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Selina and its subsidiaries, Selina does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination, however there can be no assurances in this regard or any assurances that Selina will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Selina cannot assure you that the IRS will not take a contrary position as to Selina not being treated as a PFIC or that a court will not sustain such a challenge by the IRS.

Whether Selina is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Selina’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of Selina’s subsidiaries and the market value of their assets in that year. Whether a Selina subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause Selina and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether Selina or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

If Selina is a PFIC for any taxable year, a U.S. Holder of Selina Ordinary Shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of Selina Ordinary Shares and Selina Warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Selina and the ownership of Selina Ordinary Shares and/or Selina Warrants.

Risks Related to the Hospitality Industry

Any further and continued decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect Selina’s business, results of operations, and financial condition.

Selina’s financial performance is dependent on the strength of the travel and hospitality industries. The outbreak of COVID-19 caused many governments to implement quarantines and significant restrictions on travel or to advise that people remain at home where possible and avoid crowds, which has had a particularly negative impact on cross-border travel. In addition, most airlines suspended or significantly reduced their flights during this period, further decreasing opportunities for travel. This led to a decrease in Selina’s bookings and an increase in cancellations relative to the period prior to March 2020. COVID-19 may continue to have an adverse impact on Selina’s bookings and business in 2022 and beyond. The extent and duration of such impact over the longer term remains uncertain and is dependent on future developments that cannot be predicted with confidence at this time, such as the outbreak of new variants of COVID-19, the severity and transmission rate of COVID-19, the availability, uptake and effectiveness of vaccines, the extent and effectiveness of containment actions taken, including mobility restrictions, and the impact of these and other factors on travel behavior in general, and on Selina’s business in particular.

Other events beyond Selina’s control, such as unusual or extreme weather or natural disasters, such as earthquakes, hurricanes, fires, tsunamis, floods, severe weather, droughts, and volcanic eruptions, and travel-related health concerns including pandemics and epidemics such as Ebola, Zika, Monkeypox and Middle East Respiratory Syndrome, restrictions related to travel, trade or immigration policies, wars, terrorist attacks, sources of political uncertainty, such as the United Kingdom’s departure from the European Union, political unrest, protests, violence in connection with political or social events, foreign policy changes, regional hostilities, imposition of taxes or surcharges by regulatory authorities, changes in regulations, policies, or conditions related to sustainability, including climate change, work stoppages, labor unrest or travel-related accidents can disrupt travel globally or otherwise result in declines in travel demand. Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by consumers, and therefore demand for Selina’s services, which would materially adversely affect Selina’s business, results of operations, and financial condition. Events such as sudden outbreaks of wars or regional instability have led to a large number of localized cancellations and safety concerns, which harm Selina’s business and its relationship with its hosts and guests. In addition, increasing awareness around the impact of air travel on climate change and the impact of over-tourism may adversely impact the travel and hospitality industries and demand for Selina’s hotels and services.

Selina’s financial performance is also subject to global economic conditions and their impact on levels of discretionary consumer spending. Some of the factors that have an impact on discretionary consumer spending include general economic conditions, worldwide or regional recession, unemployment, consumer debt, reductions in net worth, fluctuations in exchange rates, residential real estate and mortgage markets, taxation, energy prices, interest rates, consumer confidence, tariffs, and other macroeconomic factors. Consumer preferences tend to shift to lower-cost alternatives during recessionary periods and other periods in which disposable income is adversely affected, which could lead to a decline in the bookings and prices for stays and experiences at Selina’s hotels and an increase in cancellations, and thus result in lower revenue. Leisure travel in particular, which accounts for a substantial majority of Selina’s current business, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions have led to a general decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for Selina’s platform and services. Such a shift in consumer behavior would materially adversely affect Selina’s business, results of operations, and financial condition.

Selina’s revenues and the value of Selina’s hotels are subject to conditions affecting the lodging industry.

The performance of the lodging industry traditionally has been affected by the strength of the general economy , including changes in interest rates, inflation, unemployment and, specifically, growth in gross domestic product. Because lodging industry demand typically follows the general economy, the lodging industry is highly cyclical, which contributes to potentially large fluctuations in Selina’s financial condition and its results of operations. Changes in travel patterns of travelers generally, and especially leisure travelers, particularly during periods of economic contraction or low levels of economic growth, may create difficulties for the industry over the long-term and adversely affect Selina’s results of operations. In addition, the majority of Selina’s properties target millennium leisure travelers, or digital nomads. In periods of economic difficulties, these digital nomads may seek to reduce travel costs by limiting travel or seeking to reduce the cost of their trips.

Consequently, Selina’s properties may be more susceptible to a decrease in revenues during an economic downturn, as compared to traditional hotels or hotels that offer fewer services. Other circumstances affecting the lodging industry which may affect Selina’s performance and the forecasts Selina makes include:

•	the effect on lodging demand of changes in global and local economic and business conditions, including concerns about global economic prospects and consumer confidence;

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factors that may shape public perception of travel to a particular location, such as natural disasters, weather events, pandemics and outbreaks of contagious diseases, such as the COVID-19 pandemic, and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at Selina’s hotels and the demand for Selina’s products and services;

•	risks that border closings relating to the COVID-19 pandemic will suppress international travel or decrease the labor pool;

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the impact of geopolitical developments globally, such as the war in Ukraine, the pace of economic growth in Europe, the effects of the United Kingdom’s withdrawal from the European Union, trade tensions and tariffs between the United States and its trading partners such as China, conflicts in the Middle East, and social unrest in South America, all of which could affect global travel and lodging demand;

•	volatility in global financial and credit markets, which could materially adversely affect global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

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operating risks associated with the hotel business, including the effect of labor stoppages or strikes, increasing operating or labor costs or changes in workplace rules that affect labor costs, and risks relating to Selina’s response to the COVID-19 pandemic, such as increased hotel costs for cleaning protocols and severance and furlough payments to hotel employees;

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the ability of Selina’s hotels to compete effectively against other lodging businesses in the highly competitive markets in which Selina operates in areas such as access, location, quality of accommodations, room rate structures and Selina’s other offerings;

•	changes in the desirability of the geographic regions of the hotels in Selina’s portfolio or in the travel patterns of digital nomads, Selina’s target customers; and

•	changes in taxes and governmental regulations that influence or set wages, hotel employee health care costs, prices, interest rates or construction and maintenance procedures and costs.

Selina cannot assure you that adverse changes in the general economy or other circumstances that affect the lodging industry will not have an adverse effect on Selina’s hotel revenues or earnings. A reduction in Selina’s revenues or earnings because of the above risks may reduce Selina’s working capital, impact its long-term business strategy and impact the value of its assets. In addition, Selina may incur impairment expense in the future, which expense will negatively affect Selina’s results of operations. Selina can provide no assurance that any impairment expense recognized will not be material to its results of operations.

Risks relating to natural or man-made disasters, contagious diseases, such as the COVID-19 pandemic, terrorist activity, and war could reduce the demand for lodging, which may adversely affect Selina’s financial condition and results of operations.

Hurricanes, earthquakes, tsunamis, wildfires, and other man-made or natural disasters, as well as the spread or fear of spread of contagious diseases in locations where Selina owns, leases and operate properties and areas of the world from which Selina draws a large number of guests, could cause a decline in the level of leisure travel in certain regions or as a whole and reduce the demand for lodging, which may adversely affect Selina’s financial and operating performance, as has been the case with the COVID-19 pandemic. Actual or threatened war, terrorist activity, political unrest, civil strife, and other geopolitical uncertainty could have a similar effect on Selina’s financial condition or its growth strategy. Any one or more of these events may reduce the overall demand for hotel rooms and other leisure services that Selina provides, or limit the prices Selina can obtain for them, both of which could adversely affect Selina’s profits and financial results.

Selina operates in a highly competitive industry.

The lodging industry is highly competitive. Selina’s principal competitors are traditional hotel and resort operators, internet-based alternative lodging sites operators, and package holidays and tour operators. Selina’s properties face strong competition for individual guests and group reservations from major hospitality chains with well-established and recognized brands, as well as from other smaller hotel chains, independent and local hotel owners and operators and alternative lodging sites. Selina’s hotels compete for customers primarily based on brand name recognition and reputation, as well as location, room rates, quality of the accommodations, customer satisfaction, amenities, co-working functionality, subscription services, and Selina’s differential program. During and in the aftermath of the COVID-19 pandemic, Selina’s hotels also compete, and will continue to compete, for customers based on cleanliness protocols adopted in response to the pandemic. New hotels may be constructed and these additions to supply create new competitors, in some cases without corresponding increases in demand for Selina’s rooms and services. Selina’s competitors may have similar or greater commercial and financial resources which allow them to improve their properties in ways that affect Selina’s ability to compete for guests effectively and adversely affect Selina’s revenues and profitability as well as limit or slow Selina’s future growth. Selina also competes for hotel acquisitions with other third parties that have similar investment objectives. This competition could limit the number of investment opportunities that Selina finds suitable for its business and it also may increase the bargaining power of hotel owners seeking to sell to Selina, making it more difficult for Selina to acquire new hotels on attractive terms or on the terms contemplated in Selina’s business plan.

The continued growth of internet reservation channels also is a source of competition that could adversely affect Selina’s business. A significant percentage of hotel rooms for individual or “transient” customers are booked through internet travel intermediaries. Search engines, metasearch sites and peer-to-peer inventory sources also provide online travel services that compete with Selina’s properties. If bookings shift to higher cost distribution channels, including these internet travel intermediaries, it could materially impact Selina’s revenues and profitability.

Price increases for commercial airline service for Selina’s target customers or major changes or reduction in commercial airline service and/or availability could adversely impact the demand for travel and undermine Selina’s ability to provide lodging and other services to its target customers.

Many of Selina’s target customers depend on scheduled commercial airline services to transport them to or from Selina’s properties. Increases in the price of airfare would increase the overall price of the travel costs to Selina’s guests, which may adversely impact demand for Selina’s hotels and services. In addition, changes in the availability and/or regulations governing commercial airline services, including those resulting from the COVID-19 pandemic, have adversely affected and could continue to adversely affect Selina’s target customers’ ability to obtain air travel, as well as Selina’s ability to transfer its guests to or from its properties, which could adversely affect its results of operations.

Risks Related to the Business Combination and Integration of Businesses

Risks Related to the Business Combination and BOA

Each of BOA and Selina have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting, and financial advisory fees.

As part of the Business Combination, each of BOA and Selina are utilizing professional service firms for legal, accounting, and financial advisory services. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.

The Sponsor has entered into a letter and all of the other holders of BOA Class B Common Stock agreement with BOA to vote in favor of the Business Combination, regardless of how holders of BOA Class A Common Stock vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of the other holders of BOA Class B Common Stock, pursuant to the Sponsor Letter Agreement, have agreed, among other things, to vote in favor of all the proposals being presented at the special meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger).

Neither the BOA Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the BOA Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that BOA is paying for Selina is fair to BOA from a financial point of view. Neither the BOA Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the BOA Board and management conducted due diligence on Selina and researched the industry in which Selina operates. The BOA Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data information on selected comparable companies, the implied purchase price multiple of Selina, and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of BOA Stockholders. Accordingly, investors will be relying solely on the judgment of the BOA Board and management in valuing Selina, and the BOA Board and management may not have properly valued Selina’s business. The lack of a third-party valuation may also lead an increased number of stockholders voting against the Business Combination or demanding redemption of their shares, which could potentially adversely impact BOA’s ability to consummate the Business Combination.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, Selina may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which could have a significant negative effect on Selina’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Going public through a merger rather than an underwritten offering, as Selina is seeking to do through the Business Combination, presents risks to unaffiliated investors of BOA. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the target company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Selina will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the Ordinary Shares, and, accordingly, Selina’s shareholders (including BOA’s public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

BOA cannot assure you that its due diligence has identified all material issues that may be present in Selina’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Selina’s business and outside of BOA’s and Selina’s control will not later arise. As a result of these factors, Selina may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, BOA has different incentives and objectives in the Business Combination than an underwriter would have in a traditional initial public offering, and therefore the due diligence review and investigation conducted by BOA should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if BOA’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with BOA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Selina’s liquidity, the fact that Selina reports charges of this nature could contribute to negative market perceptions about Selina or its securities. Accordingly, any BOA stockholders or warrant holders who choose to remain stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.

In addition, because Selina will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of Selina. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of Selina than they might if Selina had become a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Selina as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for Selina and its securities could have an adverse effect on Selina’s ability to develop a liquid market for its ordinary shares.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the businesses of BOA and Selina, and there is no guarantee that efforts by BOA and Selina to address the adverse impact of COVID-19 will be effective. If BOA or Selina are unable to recover from a business disruption on a timely basis, the Business Combination and Selina’s business and financial conditions and results of operations following the completion of the Business Combination could be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19, and become more costly. Each of BOA and Selina may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect their respective financial condition and results of operations.

Since the Sponsor and BOA’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of BOA Stockholders, a conflict of interest may have existed in determining whether the Business Combination with Selina is appropriate as BOA’s initial business combination. Such interests include that the Sponsor, as well as BOA’s executive officers and directors, will lose their entire investment in BOA if BOA’s business combination is not completed.

When you consider the recommendation of the BOA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and BOA’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of BOA Stockholders and holders of BOA Warrants generally.

These interests include, among other things, the interests listed below:

•	the fact that the Sponsor has agreed not to redeem any BOA Class A Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid an aggregate of $25,000 for the BOA Class B Common Stock it currently owns and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that Sponsor paid $6,575,000 for its Private placement warrants, and the BOA Class A Common Stock and Private placement warrants underlying those units would be worthless if a business combination is not consummated by February 26, 2023 (unless such date is extended in accordance with the Existing BOA Governing Documents);

•

the fact that the Sponsor and BOA’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares of BOA Common Stock (other than public shares) held by them if BOA fails to complete an initial business combination by February 26, 2023;

•

the fact that BOA will enter into the Investors’ Rights Agreement in connection with Closing, which, among other things, will provide certain BOA Stockholders, including the Initial Stockholders, and certain Selina Shareholders and their permitted transferees with registration rights;

•

the fact that an affiliate of the Sponsor has agreed to purchase $10,000,000 in the PIPE Investment on the same terms as the PIPE Investors and a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a price per share of $10.00 in the event that the Cash Proceeds Condition is not satisfied at the Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

•

the fact that the Sponsor transferred 30,000 shares of BOA Class B Common Stock to each of BOA’s five independent directors prior to the initial public offering, and such securities would be worthless if a business combination is not consummated by February 26, 2023 (unless such date is extended in accordance with the Existing BOA Governing Documents);

•	the continued indemnification of BOA’s directors and officers and the continuation of BOA’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that the Sponsor and BOA’s officers and directors will lose their entire investment in BOA, which totals approximately $6.6 million in value, if an initial business combination is not consummated by February 26, 2023 and the potential loss of this investment could incentivize the Sponsor and BOA’s officers and directors and their affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment;

•

the fact that the Sponsor and BOA’s officers and directors may experience a positive rate of return on their investment, even if BOA Stockholders experience a negative rate of return on their investment; and

•

the fact that if the Trust Account is liquidated, including in the event BOA is unable to complete an initial business combination by February 26, 2023, the Sponsor has agreed to indemnify BOA to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which BOA has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BOA, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Selina is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

In light of the foregoing, the Sponsor, officers and directors of BOA and their respective affiliates will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Selina rather than liquidate even if (i) Selina is a less favorable target company or (ii) the terms of the Business Combination are less favorable to BOA Stockholders. Further, the Sponsor, officers and directors of BOA who hold Founder Shares may receive a positive return on the Founder Shares even if BOA Stockholders experience a negative return on their investment after consummation of the Business Combination. As a result, the Sponsor and directors and officers of BOA may have interests in the completion of the Business Combination that are materially different than, or in addition to (and which may conflict with), the interests of BOA Stockholders.

See “Business Combination Proposal—Interests of BOA’s Directors and Officers in the Business Combination” and “Business Combination Proposal—Conflicts of Interest” for additional information on interests of the Sponsor and BOA’s directors and executive officers.

The exercise of BOA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in BOA Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require BOA to agree to amend the Business Combination Agreement, to consent to certain actions taken by Selina, or to waive rights that BOA is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Selina’s business, a request by Selina to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Selina’s business and would entitle BOA to terminate the Business Combination Agreement. In any of such circumstances, it would be at BOA’s discretion, acting through the BOA Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors, including those described in the preceding risk factors, may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for BOA and BOA Stockholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, BOA does not believe there will be any changes or waivers that BOA’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, BOA will circulate a new or amended proxy statement/prospectus and resolicit BOA Stockholders if changes to the terms of the transaction that would have a material impact on BOA Stockholders are required prior to the vote on the Business Combination Proposal.

Subsequent to the consummation of the Business Combination, BOA may be required to take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on BOA’s financial condition, results of operations, and the share price of BOA’s securities, which could cause you to lose some or all of your investment.

BOA cannot assure you that the due diligence conducted in relation to Selina has identified all material issues or risks associated with Selina, its business, or the industry in which it competes. As a result of these factors, BOA may incur additional costs and expenses and BOA may be forced to later write-down or write-off assets, restructure BOA’s operations, or incur impairment or other charges that could result in BOA reporting losses. Even if BOA’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with BOA’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on BOA’s financial condition and results of operations and could contribute to negative market perceptions about BOA’s securities or Selina. Accordingly, any BOA Stockholders who choose to remain Selina Shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such BOA Stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by BOA officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws this proxy statement/prospectus contained an actionable material misstatement or material omission.

BOA’s ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of Selina, including those from Selina, and some of whom may join Selina following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of Selina.

BOA’s ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of Selina’s key personnel. BOA expects Selina’s current management to remain in place. BOA cannot assure you that BOA will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals BOA determines may be necessary following the Business Combination. The loss of members of Selina’s key personnel could result in significant costs and harm to our business. Competition for highly skilled personnel is frequently intense and, as with any company with limited resources, there can be no guarantee that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability. If we are not successful in attracting and retaining highly qualified personnel, it would have a material adverse effect on our business, financial condition and operating results.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what BOA’s or Selina’s actual financial position or what Selina’s actual financial position or results of operations will be in the future.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Selina being considered the accounting acquirer in the Business Combination, the debt obligations and the cash and cash equivalents of Selina at the Closing, and the number of public shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Selina’s future operating or financial performance and BOA’s and Selina’s actual financial condition and results of operations may vary materially from BOA’s and Selina’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions described above not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of the public shareholders to exercise redemption rights with respect to a large number of shares of BOA Class A Common Stock may not allow BOA to complete the most desirable business combination or optimize the capital structure of Selina.

At the time of entering into the Business Combination Agreement, BOA did not know how many stockholders may exercise their redemption rights, and therefore, BOA needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things: (i) the approval of the Condition Precedent Proposals; (ii) the expiration and termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the Business Combination Agreement; (iii) the Cash Proceeds Condition and (iv) the Minimum Available Cash Condition. Therefore, unless these conditions, if permitted by applicable law, are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

In the event that the public shareholders exercise their redemption rights with respect to a number of shares of BOA Class A Common Stock such that the Cash Proceeds Condition is not met, Selina or BOA may need to seek to arrange for additional third-party financing to be able to satisfy the Cash Proceeds Condition (or such lower amount designated by Selina if Selina waives the condition). If Selina waives the Cash Proceeds

Condition, Selina’s ability to operate its business and execute its plans to meet its projections post-closing of the Business Combination may be adversely affected. Furthermore, if Selina waives the Cash Proceeds Condition in order to complete the Business Combination, Selina may need to raise a substantial amount of capital in order to be able to continue its operations, which capital may not be available due to the business conditions created as a result of Selina’s waiver of the Cash Proceeds Condition. Furthermore, raising such additional financing may involve dilutive equity issuances or the incurrence of indebtedness at higher-than-desirable levels. In general, if, after the Business Combination, Selina is unable to obtain sufficient funding on a timely basis, Selina may be unable to expand its operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation, which could materially affect its business, financial condition and results of operations. If Selina is ultimately unable to continue as a going concern, Selina may have to seek the protection of restructuring laws or liquidate our assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that its securityholders will lose all or a part of their investment.

If too many of the holders of BOA Class A Common Stock elect to redeem their shares and additional third-party financing is not available to BOA or Selina, there is an increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the funds in the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares of BOA Class A Common Stock in the open market; however, at such time the shares of BOA Class A Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of the redemption rights of BOA Class A Common Stock until BOA liquidates or you are able to sell your shares in the open market.

If third parties bring claims against BOA, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by BOA Stockholders may be less than $10.00 per share (which was the offering price in the initial public offering).

BOA’s placing of funds in the Trust Account may not protect those funds from third-party claims against BOA. Although BOA will seek to have all vendors, service providers (other than BOA’s independent registered public accounting firm), prospective target businesses, or other entities with which BOA does business execute agreements with BOA waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against BOA’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, BOA’s management will consider whether competitive alternatives are reasonably available to BOA and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances.

Examples of possible instances where BOA may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with BOA. Upon redemption of the public shares, if BOA is unable to complete a business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with a business combination, BOA will be required to provide for payment of claims of creditors that were not waived that may be brought against BOA within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to BOA if and to the extent any claims by a vendor for services rendered or products sold to BOA, or a prospective target business with which BOA has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest, or claim of any kind in or to any monies held in the Trust Account or to any claims under BOA’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. BOA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and BOA has not asked the Sponsor to reserve for such indemnification obligations. Therefore, BOA cannot assure you that the Sponsor would be able to satisfy those obligations. None of BOA’s officers will indemnify BOA for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if BOA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against BOA which is not dismissed, or if BOA otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in BOA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of BOA Stockholders. To the extent any bankruptcy claims deplete the Trust Account, BOA may not be able to return to the public shareholders $10.00 per share (which was the offering price in the initial public offering).

BOA’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to BOA Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share of BOA Class A Common Stock or (ii) the actual amount per share of BOA Class A Common Stock sold as part of the BOA Units in the IPO held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, BOA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While BOA currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to BOA, it is possible that BOA’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If BOA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to BOA Stockholders may be reduced below $10.00 per share.

BOA may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

BOA has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, BOA’s officers and directors have agreed to waive (and any other persons who may become an officer or director of BOA prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by BOA only if (i) BOA has sufficient funds outside of the Trust Account or (ii) BOA consummates an initial business combination. BOA’s obligation to indemnify its officers and directors may discourage BOA Stockholders from bringing a lawsuit against BOA’s officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against BOA’s officers and directors, even though such an action, if successful, might otherwise benefit BOA and BOA Stockholders. Furthermore, a BOA Stockholder’s investment may be adversely affected to the extent BOA pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect BOA’s business, including BOA’s ability to negotiate and complete the initial business combination and results of operations.

BOA is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on BOA’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on BOA’s business, including BOA’s ability to negotiate and complete BOA’s initial business combination and results of operations.

BOA Stockholders may be held liable for claims by third parties against BOA to the extent of distributions received by them upon redemption of their shares.

If BOA is forced to enter into an insolvent liquidation, any distribution received by BOA Stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, BOA was unable to pay BOA’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by BOA Stockholders. Furthermore, BOA directors may be viewed as having breached their fiduciary duties to BOA or BOA’s creditors and/or may have acted in bad faith, thereby exposing themselves and BOA to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against BOA for these reasons.

BOA is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if BOA takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make BOA’s securities less attractive to investors and may make it more difficult to compare BOA’s performance with other public companies.

BOA is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and BOA may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in BOA’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, BOA Stockholders may not have access to certain information they may deem important. BOA could be an emerging growth company for up to five years, although circumstances could cause BOA to lose that status earlier, including if the market value of BOA Class A Common Stock or, after the Business Combination, the Selina Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case BOA would no longer be an emerging growth company as of the following December 31st. BOA cannot predict whether investors will find BOA’s securities less attractive because of reliance on these exemptions. If some investors find the securities less attractive as a result of the reliance on these exemptions, the trading prices of BOA’s securities may be lower than they otherwise would be, there may be a less active trading market for these securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. BOA has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, BOA, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of BOA’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, BOA is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, BOA expects that Selina will no longer be a smaller reporting company.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for BOA to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that BOA is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on BOA as compared to other public companies. Selina is not a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Selina management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Selina after the Business Combination. If BOA is not able to implement the requirements of Section 404, including any additional requirements once BOA is no longer an emerging growth company, in a timely manner or with adequate compliance, BOA may not be able to assess whether its internal controls over financial reporting are effective, which may subject BOA to adverse regulatory consequences and could harm investor confidence and the market price of Selina Ordinary Shares. Additionally, once BOA is no longer an emerging growth company, BOA will be required to comply with the independent registered public accounting firm attestation requirement on BOA’s internal control over financial reporting.

The price of Selina Ordinary Shares and Selina Warrants may be volatile.

Upon consummation of the Business Combination, the price of Selina Ordinary Shares and Selina Warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which Selina and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in Selina’s quarterly or annual results of operation;

•	publication of research reports by securities analysts about Selina or its competitors or its industry;

•	the public’s reaction to Selina’s press releases, its other public announcements, and its filings with the SEC;

•	Selina’s failure or the failure of its competitors to meet analysts’ projections or guidance that Selina or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving Selina;

•	changes in Selina’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Selina Ordinary Shares available for public sale;

•	sales of shares of Selina Ordinary Shares by the PIPE Investors; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Selina Ordinary Shares and Selina Warrants regardless of the operating performance of Selina.

The trading price of BOA Class A Common Stock and, after giving effect to the Closing, Selina Ordinary Shares, may be exposed to additional risks because Selina will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and BOA and Selina expect that increased focus to continue, and BOA and Selina may be subject to increased scrutiny by the SEC and other government agencies and holders of their respective securities as a result, which could adversely affect the trading price of BOA Class A Common Stock and, after giving effect to the Closing, Selina Ordinary Shares.

Beginning in January 2022, subsequent to the announcement of the Business Combination and the PIPE Investment on December 2, 2021, there has been a precipitous drop in the market values of growth oriented companies. Accordingly, securities of growth companies such as Selina may be more volatile than other securities and may involve special risks.

Beginning in January 2022, subsequent to the announcement of the Business Combination and the PIPE Investment on December 2, 2021, there has been a precipitous drop in the market values of growth-oriented companies like Selina. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, BOA securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Account. If there are substantial redemptions, there will be a lower float of the BOA Class A Common Stock (and, after giving effect to the Closing, Selina Ordinary Shares) outstanding, which may cause further volatility in the price of such securities and adversely impact Selina’s ability to secure financing following the Closing.

Securities of companies formed through SPAC mergers such as the proposed Business Combination may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, BOA issued shares of its Class A Common Stock for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of BOA reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the Selina Ordinary Shares will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

A significant portion of BOA’s total outstanding stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Selina Ordinary Shares to drop significantly, even if Selina’s business is doing well.

Sales of a substantial number of Selina Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Selina Ordinary Shares.

It is anticipated that, upon completion of the Business Combination, (i) the Selina Shareholders and holders of debt issued under the Selina Convertible Instruments will own approximately 71.4% of the outstanding Selina Ordinary Shares and (ii) the Sponsor will own approximately 4.7% of the outstanding Selina Ordinary Shares, in each case, assuming that none of BOA’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 87.6% and 5.8%, respectively, assuming that 22.5 million of BOA’s outstanding public shares (being BOA’s estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Minimum Available Cash Condition based on a per share redemption price of $10.00 per share) are redeemed in connection with the Business Combination. These percentages assume that (i) 87,388,713 Selina Ordinary Shares are issued to the holders of shares of capital stock of Selina and the holder of debt issued under the Selina Convertible Instruments at the Closing; (ii) all Selina Ordinary Shares that will be held by existing holders of Selina capital stock, including affiliates and permitted transferees thereof, immediately following Closing, have been converted into Selina Ordinary Shares on a one-for-one basis; (iii) 5,545,000 Selina Ordinary Shares will be issued in the PIPE Investment; (iv) no public warrants or Private placement warrants to purchase Selina Ordinary Shares that will be outstanding immediately following the Closing have been exercised; and (v) no vested or unvested options to acquire Selina Ordinary Shares that will be held by Selina equity holders immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in Selina will be different.

Although the Sponsor and certain Selina Shareholders will be subject to certain restrictions regarding the transfer of Selina Ordinary Shares, these shares may be sold after the expiration of the lock-up under the Sponsor Letter Agreement. BOA intends to file one or more registration statements prior to or shortly after the Closing to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Selina Ordinary Shares could decline if the holders of currently restricted shares sell such shares or are perceived by the market as intending to sell such shares.

Current BOA Stockholders will own a smaller proportion of Selina Ordinary Shares than they currently own of BOA Common Stock. Additionally, such BOA Stockholders will not have a controlling interest in the post-combination company either through ownership of Selina Ordinary Shares or through representation on the Selina Board.

After the completion of the Business Combination, BOA Stockholders will own a smaller proportion of Selina than they currently own of BOA. Upon completion of the Business Combination, it is anticipated that BOA Stockholders (including the Sponsors and directors of BOA), will own approximately 23.5% of Selina Ordinary Shares outstanding immediately after the consummation of the Business Combination. This percentage is calculated based on a number of assumptions, including that none of BOA Stockholders exercise their redemption rights. Consequently, BOA Stockholders, as a group, will not have a controlling interest in Selina through their ownership and voting power in Selina and, similarly, BOA Stockholders will not have a controlling interest in Selina through representation on the board of directors of Selina.

BOA Stockholders will experience dilution as a consequence of, among other transactions, the consummation of the transactions contemplated by the Business Combination. Having a minority share position will reduce the influence that BOA Stockholders have on the management of Selina.

The issuance of Selina Ordinary Shares to the (i) BOA Stockholders in exchange for such BOA Stockholder’s BOA Class A Common Stock pursuant to the terms of the Business Combination Agreement, (ii) PIPE Investors pursuant to the terms of the Subscription Agreements, and (iii) holders of Selina Convertible Instruments in accordance with the terms of such Selina Convertible Instruments will dilute the equity interests of BOA Stockholders and may adversely affect prevailing market prices for the Selina Ordinary Shares and the Selina Warrants that are outstanding following the Business Combination. The BOA Stockholders who do not redeem their BOA Class A Common Stock may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. The impact of dilution to BOA Stockholders from the transactions contemplated by the Business Combination Agreement and the potential impact of dilution from additional sources is discussed below:

•

In exchange for BOA Class A Common Stock, BOA Stockholders will receive Selina Ordinary Shares in accordance with the terms of the Business Combination Agreement. After given effect to such exchange, holders of BOA Class A Common Stock will hold approximately 18.8%, 10.4%, 5.2% or 0.5% of the total number and voting power of Selina Ordinary Shares that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively, and 18.8%, 10.4%, 5.2% or 0.5%.

•

5,545,000 Selina Ordinary Shares are expected to be issued in connection with the consummation of the Business Combination to the PIPE Investors pursuant to the PIPE Investment, at a price of $10.00 per share. This represents approximately 5.0%, 5.6%, 5.9% or 6.2% of the total number and voting power of Selina Ordinary Shares that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively.

•

Selina Warrants to purchase 7,666,666 Selina Ordinary Shares and Private placement warrants to purchase 6,575,000 Selina Ordinary Shares will be outstanding following the Business Combination. The Selina Warrants will be exercisable at any time commencing 30 days after the completion of the Business Combination. The Selina Ordinary Shares underlying the Selina Warrants represent approximately 5.9%, 6.5%, 6.8% or 7.1% of the total number and voting power of Selina Ordinary Shares that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario, respectively. The Private placement warrants outstanding following the Business Combination are not redeemable by Selina so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private placement warrants have terms and provisions that are identical to those of the Selina Warrants, including as to exercise price, exercisability and exercise period, except that the Private placement warrants may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or its permitted transferees and are entitled to certain registration rights. If the Private placement warrants are held by holders other than the Sponsor or its permitted transferees, the Private placement warrants will be redeemable by Selina and exercisable by the holders on the same basis as the Selina Warrants. The Private placement warrants may not be transferred or sold by the Sponsor (other than to its permitted transferees) until 30 days following the consummation of the Business Combination. The Selina Ordinary Shares underlying the Private placement warrants represent approximately 5.1%, 5.6%, 5.9% or 6.2% of the total number and voting of Selina Ordinary Shares that will be outstanding following the consummation of the Business Combination, assuming the no redemption scenario, the illustrative redemption scenario, the contractual maximum redemption scenario and the charter redemption limitation scenario.

•

Selina will reserve approximately 10% and 2% of the number of outstanding Selina Ordinary Shares immediately following the Business Combination pursuant to the New Company Equity incentive plan and the Share Purchase Plan and expects to grant equity awards under each of the New Company Equity incentive plan and the Share Purchase Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional Selina Ordinary Shares up to the amount of the share reserve under the Equity Incentive Plan and the Share Purchase Plan, respectively.

Selina may issue additional Selina Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Selina Ordinary Shares. Additionally, actions taken by existing BOA Stockholders to increase the likelihood of approval of the Business Combination and other proposals could have a depressive effect on BOA Class A Common Stock.

Selina may issue additional Selina Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising transactions and future acquisitions, without your approval in many circumstances. Selina’s issuance of additional Selina Ordinary Shares or other equity securities would have the following effects:

•	Selina Shareholders’ proportionate ownership interest in Selina may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Selina Ordinary Share may be diminished; and

•	the trading price of Selina Ordinary Shares may decline.

Warrants will become exercisable for Selina Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to BOA Stockholders.

If the Business Combination is completed, outstanding warrants to purchase shares of BOA Class A Common Stock will be assumed by and assigned to Selina and converted into warrants to purchase the same number of Selina Ordinary Shares, and such warrants will become exercisable in accordance with the terms of the warrant agreement governing those securities 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Selina Ordinary Shares will be issued, which will result in dilution to the holders of Selina Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Selina Ordinary Shares. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See below risk factor, “Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and BOA. In connection with the consummation of the Business Combination Agreement, the warrant agreement will be amended and restated pursuant to which each outstanding warrant immediately will be automatically and irrevocably assigned to, and assumed by, Selina and become exercisable for Selina Ordinary Shares . The warrant agreement provides, and the Amended and Restated Warrant Agreement will provide, that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, prior to and after the consummation of the Business Combination, BOA and Selina, respectively, may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment. Although BOA’s and Selina’s respective ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period, or decrease the number of shares purchasable upon exercise of a warrant.

Risks for any holders of public warrants following the Business Combination.

Following the Business Combination, BOA or Selina may redeem your public warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. BOA or Selina will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Selina Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. BOA or Selina will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Selina Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Selina Ordinary Shares is available throughout the 30-Day Redemption Period. If and when the public warrants become redeemable by BOA or Selina, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then current market price when you might otherwise wish to hold your public warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. Recent trading prices for the BOA Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable. Please see the notes to BOA’s financial statements included elsewhere in this proxy statement/prospectus.

The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants.

Please see the section titled “Description of Selina Warrants” for additional information.

Any unexpired public warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

BOA or Selina, as the case may be, has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Selina Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which BOA or Selina, as the case may be, sends the notice of redemption to the holders of BOA Warrants. If and when the warrants become redeemable, BOA or Selina, as the case may be, may exercise its redemption right even if the redeeming issuer is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. Recent trading prices for BOA Class A Common Stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination. Please see the notes to BOA’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants.

In the event that BOA or Selina, as the case may be, elects to redeem the warrants, such party shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by BOA or Selina, as the case may be, not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement (or the Amended and Restated

Warrant Agreement, if applicable) shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Warrants are now accounted for as liabilities and the changes in value of warrants could have a material effect on Selina’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on warrants that have certain settlement terms and provisions related to certain tender offers or warrants which do not meet the criteria to be considered indexed to an entity’s own stock, which terms are similar to those contained in the warrant agreement governing the Warrants. As a result of the SEC Statement, BOA evaluated the accounting treatment of its public warrants and private placement warrants and determined each of them should be recorded as derivative liabilities measured at fair value, with changes in fair value for each period reported in earnings.

As a result, BOA’s balance sheet included herein includes derivative liabilities related to embedded features contained within the warrants. Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts on an Entity’s Own Equity, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the condensed statement of operations. As a result of the recurring fair value measurement, BOA’s financial statements – and, following the Business Combination, Selina’s financial statements – and results of operations may fluctuate quarterly, based on factors which are outside of BOA’s control. Due to the recurring fair value measurement, BOA expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

Nasdaq may not list Selina’s securities on its exchange, which could limit investors’ ability to make transactions in Selina’s securities and subject Selina to additional trading restrictions.

An active trading market for Selina’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, Selina will apply to have its securities listed on Nasdaq upon consummation of the Business Combination. Selina cannot assure you that Selina will be able to meet all listing requirements. Even if Selina’s securities are listed on Nasdaq, Selina may be unable to maintain the listing of its securities in the future.

If Selina fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, Selina would not be required to consummate the Business Combination. In the event that Selina elected to waive this condition, and the Business Combination was consummated without Selina’s securities being listed on Nasdaq or on another national securities exchange, Selina could face significant material adverse consequences, including:

•	a limited availability of market quotations for Selina’s securities;

•	reduced liquidity for Selina’s securities;

•

a determination that Selina Ordinary Shares are a “penny stock” which will require brokers trading in Selina Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Selina’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Selina’s securities were not listed on Nasdaq such securities would not qualify as covered securities and Selina would be subject to regulation in each state in which Selina offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

Transfers of Selina Ordinary Shares are ordinarily subject to U.K. stamp duty or stamp duty reserve tax, which would increase the cost of dealing in those shares.

Stamp duty or stamp duty reserve tax (“SDRT”), are imposed in the U.K. on certain transfers of chargeable securities (which include shares in companies incorporated in the U.K.) at a rate of 0.5% of the consideration paid for the transfer. Stamp duty and SDRT are normally payable by the purchaser, and therefore can increase the cost in dealing in Selina Ordinary Shares for purchasers. There may therefore be a less active trading market for Selina’s securities and the prices of the combined company’s securities may be more volatile.

Reports published by analysts, including projections in those reports that differ from Selina’s actual results, could adversely affect the price and trading volume of Selina Ordinary Shares.

Securities research analysts may establish and publish their own periodic projections for Selina following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results Selina actually achieves. The share price of Selina Ordinary Shares may decline if Selina’s actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Selina downgrades Selina’s stock or publishes inaccurate or unfavorable research about its business, the share price of Selina Ordinary Shares could decline. If one or more of these analysts ceases coverage of Selina or fails to publish reports on Selina regularly, the share price or trading volume of Selina Ordinary Shares could decline. While BOA expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of Selina, the market price and volume for Selina Ordinary Shares could be adversely affected.

BOA is subject to, and Selina will be subject to, changing laws and regulations regarding regulatory matters, corporate governance, and public disclosure that have increased both BOA’s costs and the risk of non-compliance and will likely increase both Selina’s costs and the risk of non-compliance.

BOA is, and Selina will be, subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. BOA’s efforts to comply with new and changing laws and regulations have resulted in, and Selina’s efforts to comply likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations, and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Selina’s disclosure and governance practices. If BOA fails to address and comply with these regulations and any subsequent changes, BOA may be subject to penalty and BOA’s business may be harmed.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. Holders of BOA Common Stock and/or BOA Warrants to recognize gain or loss for U.S. federal income tax purposes.

There are significant uncertainties as to whether the Business Combination will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Under those provisions of the Code and U.S. Treasury regulations promulgated thereunder, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as BOA. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. Holder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. Holder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant uncertainties concerning the determination of certain of these requirements. Moreover, the Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for tax-free treatment, and neither BOA nor Selina intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the tax-free treatment of the Business Combination or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of BOA Common Stock and/or BOA Warrants may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Selina Ordinary Shares and/or Selina Warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding BOA Common Stock and/or BOA warrants surrendered by such U.S. Holder in the Business Combination.

If, as of the Closing Date, the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. Holder of BOA Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of Selina Ordinary Shares (and, if U.S. Holder’s BOA warrants convert to Selina Warrants, the fair market value of the Selina Warrants) received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the BOA Common Stock (and BOA warrants, if any) surrendered by such U.S. Holder in the Business Combination.

U.S. Holders of BOA Common Stock and/or BOA Warrants are urged to consult their own tax advisors to determine the tax consequences if the Business Combination does not qualify for tax-free treatment.

The IRS may not agree that Selina should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Selina, which is incorporated and tax resident in the United Kingdom, would generally be classified as a non-U.S. corporation for U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Selina is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Selina would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Selina to Non-U.S. Holders of Selina may be subject to U.S. withholding tax.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Selina — Tax Residence of Selina for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Selina does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of Selina as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Selina’s status as a non-U.S. corporation for U.S. federal income tax purposes, Selina and certain Selina shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Selina and future withholding taxes on certain Selina shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.

See “Certain Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Selina — Tax Residence of Selina for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to Selina. You should consult your own advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if the classification of Selina as a non-U.S. corporation is not respected.

The ability to utilize BOA’s tax attributes may be limited, and certain other adverse tax consequences may apply.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code will limit the use of U.S. tax attributes and impose certain other adverse tax consequences, if (i) the foreign corporation acquires substantially all of the properties held by the U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities. If the IRS were to successfully assert that Section 7874 of the Code applies as a result of the Business Combination in this manner, then Selina and Selina’s Shareholders may be subject to restrictions on the use of tax attributes, disqualification of dividends from eligibility for preferential tax rates, application of a minimum U.S. federal income tax to certain amounts paid to related foreign persons, and application of a 20% excise tax on certain stock-based compensation.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations—Utilization of BOA’s Tax Attributes and Certain Other Adverse Tax Consequences to Selina and Selina’s Shareholders,” based on the terms of the Business Combination and certain factual assumptions, BOA and Selina currently expect that the former shareholders of BOA will own less than 60% of Selina by reason of holding shares in BOA. Accordingly, the limitations and other rules described above are not expected to apply. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the position that Section 7874 of the Code is not applicable here or that such challenge would not be sustained by a court.

See “Certain Material U.S. Federal Income Tax Considerations—Utilization of BOA’s Tax Attributes and Certain Other Adverse Tax Consequences to Selina and Selina’s Shareholders” for a more detailed discussion of the application of Section 7874 of the Code. You should consult your own advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if the former shareholders of BOA are considered to own at least 60% but less than 80% (by vote and value) of Selina by reason of holding shares in BOA.

A failure to establish and maintain effective internal controls over financial reporting could adversely affect BOA’s financial results.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of BOA’s annual or interim financial statements will not be prevented or detected on a timely basis.

BOA identified a material weakness in its internal control over financial reporting as of December 31, 2021 related to the appropriate accounting for complex financial instruments. BOA’s management concluded that its control around the interpretation and accounting for certain complex features of the Class A Common Stock subject to redemption, and the warrants issued by the Company was not effectively designed or maintained. This material weakness resulted in a material error in its accounting for these complex financial instruments and a restatement of its interim financial statements on Form 10-Q/A for each of the following periods: March 31, 2021, June 30, 2021, and September 30, 2021. Because of this material weakness, BOA’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2021, based on the criteria in Internal Control Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission. Subsequent to December 31, 2021, BOA identified an additional material weakness relating to corporate governance controls over financial reporting.

BOA continues to evaluate, design and implement controls and procedures under a remediation plan designed to address these material weaknesses. If BOA’s remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in BOA’s internal controls are discovered or occur in the future, BOA’s financial results could be adversely affected.

Effective internal controls are necessary for BOA to provide reliable financial reports, prevent fraud and operate successfully. If BOA cannot provide reliable financial reports or prevent fraud, BOA’s ability to accurately report financial results could be adversely affected and BOA’s reputation and operating results would be harmed. Any failure to further develop, as necessary, or to maintain effective internal controls could harm BOA’s operating results or cause BOA to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in its reported financial information.

Risks Related to the Redemption

If the Cash Proceeds Condition is waived, BOA Stockholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If BOA Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to the Transfer Agent, in which it (a) requests that the combined company redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to the date that is two business days prior to the vote on the proposal to approve the initial business combination in order for their shares to be redeemed. In order to obtain a physical share certificate, a public shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is BOA’s understanding that public shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because BOA does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, the combined company will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “The Special Meeting—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of BOA’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite BOA’s compliance with the proxy rules, a public shareholder fails to receive BOA’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that BOA is furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “The Special Meeting—Redemption Rights” for additional information on how to exercise your redemption rights.

If the Cash Proceeds Condition is waived, BOA does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for BOA to complete the Business Combination with which a substantial portion of BOA Stockholders do not agree.

The Existing BOA Governing Documents do not provide a specified maximum redemption threshold, except that BOA will not redeem public shares in an amount that would cause BOA’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Investment (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, BOA may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, BOA will require each public shareholder seeking to exercise redemption rights to certify to BOA whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to BOA at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which BOA makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over BOA’s ability to consummate the Business Combination and you could suffer a material loss on your investment in BOA if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if BOA consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. BOA cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge BOA’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, BOA Stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the public shareholder in a better future economic position.

BOA can give no assurance as to the price at which a public shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in share price, and may result in a lower value realized now than a public shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the public shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a public shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public shareholder should consult the public shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Furthermore, all BOA Warrants will remain outstanding after consummation of the Transactions even if all shares of BOA Class A Common Stock are redeemed. Based on the average of the high and low trading prices of the BOA Warrants on [            ], the BOA Warrants had an aggregate value of $[            ]. However, there can be no assurance that the trading price of the BOA Warrants or the Selina Ordinary Shares issuable upon exercise of the BOA Warrants (after giving effect to the Assumption) will increase due to redemptions of the BOA Class A Common Stock.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the BOA Board will not have the ability to adjourn the Special Meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.

The BOA Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the BOA Board will not have the ability to adjourn the extraordinary general meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination may not be completed.

Risks if the Business Combination is not Consummated

If BOA is not able to complete the Business Combination with Selina nor able to complete another business combination by February 26, 2023, in each case, as such date may be extended pursuant to the Existing BOA Governing Documents, BOA would cease all operations except for the purpose of winding up and BOA would redeem BOA Class A Common Stock and liquidate the Trust Account, in which case the public shareholders may only receive approximately $10.00 per share and BOA Warrants will expire worthless.

If BOA is not able to complete the Business Combination with Selina nor able to complete another business combination by February 26, 2023, in each case, as such date may be extended pursuant to the Existing BOA

Governing Documents, BOA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses) divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining BOA Stockholders and the BOA Board, liquidate and dissolve, subject in each case to BOA’s obligations under applicable law to provide for claims of creditors and the requirements of other applicable law. In such case, the public shareholders may only receive approximately $10.00 per share and the BOA Warrants will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Holders of BOA Class A Common Stock will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of a business combination (including the Closing), and then only in connection with those BOA Class A Common Stock that such public shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing BOA Governing Documents (A) to modify the substance or timing of BOA’s obligation to provide holders of BOA Class A Common Stock the right to have their shares redeemed in connection with a business combination or to redeem 100% of the public shares if BOA does not complete BOA’s initial business combination by February 26, 2023 or (B) with respect to any other provision relating to the rights of holders of BOA Class A Common Stock; and (iii) the redemption of the public shares if BOA has not consummated an initial business combination by February 26, 2023, subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if BOA has not consummated an initial business combination by February 26, 2023, with respect to such public shares so redeemed. In no other circumstances will a BOA Stockholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If BOA does not consummate an initial business combination by February 26, 2023, the public shareholders may be forced to wait until after February 26, 2023 before redemption from the Trust Account.

If BOA is unable to consummate an initial business combination by February 26, 2023 (as such date may be extended pursuant to the Existing BOA Governing Documents), BOA will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, if any, (less taxes payable and up to $100,000 of interest income to pay dissolution expenses) pro rata to the public shareholders by way of redemption and cease all operations except for the purposes of winding up of BOA’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the Trust Account shall be affected automatically by function of the Existing BOA Governing Documents prior to any voluntary winding up. If BOA is required to wind-up, liquidate the Trust Account, and distribute such amount therein, pro rata, to the public shareholders, as part of any liquidation process, such winding up, liquidation, and distribution must comply with applicable law. In that case, investors may be forced to wait beyond February 26, 2023 (as such date may be extended pursuant to the Existing BOA Governing Documents) before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. BOA has no obligation to return funds to investors prior to the date of BOA’s redemption or liquidation unless, prior thereto, BOA consummates an initial business combination or amends certain provisions of the Existing BOA Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon BOA’s redemption or any liquidation will public shareholders be entitled to distributions if BOA does not complete an initial business combination by February 26, 2023 and does not amend the Existing BOA Governing Documents. The Existing BOA Governing Documents provide that, if BOA winds up for any other reason prior to the consummation of an initial business combination, BOA will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable law.

If the net proceeds of the initial public offering not being held in the Trust Account are insufficient to allow BOA to operate through February 26, 2023, and BOA is unable to obtain additional capital, BOA may be unable to complete an initial business combination, in which case the public shareholders may only receive $10.00 per share, and the warrants will expire worthless.

As of March 31, 2022, BOA had cash of $171,465 held outside the Trust Account, which is available for use by BOA to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2022, BOA had total current liabilities of $275,535. The funds available to BOA outside of the Trust Account may not be sufficient to allow BOA to operate until February 26, 2023, assuming that an initial business combination is not completed during that time. Of the funds available to BOA, BOA could use a portion of the funds available to it to pay fees to consultants to assist BOA with BOA’s search for a target business. BOA could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although BOA does not have any current intention to do so. If BOA entered into a letter of intent where BOA paid for the right to receive exclusivity from a target business and was subsequently required to forfeit such funds (whether as a result of BOA’s breach or otherwise), BOA might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If BOA is required to seek additional capital, BOA would need to borrow funds from Sponsor, members of its management team, or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to BOA upon completion of an initial business combination. If BOA is unable to obtain additional financing, BOA may be unable to complete an initial business combination. If BOA is unable to complete an initial business combination because it does not have sufficient funds available to it, BOA will be forced to cease operations and liquidate the Trust Account. Consequently, the public shareholders may only receive approximately $10.00 per share on BOA’s redemption of the public shares and the public warrants will expire worthless.

If, after BOA distributes the proceeds in the Trust Account to the public shareholders in connection with a liquidation, BOA files a bankruptcy petition or an involuntary bankruptcy petition is filed against BOA that is not dismissed, a bankruptcy court may seek to recover such proceeds, and BOA and the BOA Board may be exposed to claims of punitive damages.

If, after BOA distributes the proceeds in the Trust Account to the public shareholders in connection with a liquidation, BOA files a bankruptcy petition or an involuntary bankruptcy petition is filed against BOA that is not dismissed, any distributions received by public shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BOA Stockholders. In addition, the BOA Board may be viewed as having breached its fiduciary duty to BOA’s creditors and/or having acted in bad faith, thereby exposing it and BOA to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. BOA cannot assure you that claims will not be brought against BOA for these reasons.

If, before distributing the proceeds in the Trust Account to the public shareholders in a liquidation, BOA files a bankruptcy petition or an involuntary bankruptcy petition is filed against BOA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of BOA Stockholders and the per share amount that would otherwise be received by BOA Stockholders in connection with BOA’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the public shareholders, BOA files a bankruptcy petition or an involuntary bankruptcy petition is filed against BOA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in BOA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of public shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by BOA Stockholders in connection with BOA’s liquidation may be reduced.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of BOA and Selina. These statements are based on the beliefs and assumptions of the management of BOA and Selina. Although BOA and Selina believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither BOA nor Selina can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions.

Certain forward-looking statements contained herein are based on the Projections (as defined below) prepared by, and are the responsibility of, Selina’s management. Baker Tilly, Selina’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Baker Tilly report included in this proxy statement/prospectus relates to historical financial information of Selina. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Selina and BOA. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements regarding Selina’s, BOA’s or the combined company’s possible or anticipated future performance, financial condition, results of operations, liquidity, business plans, strategies and objectives, as well as expectations with respect to anticipated financial impacts of the transactions contemplated by the Business Combination Agreement, the outlook of Selina’s, BOA’s or the combined company’s business, productivity, plans, strategies and objectives of management for future operations, future market conditions or economic performance and expected future financial performance, or expected benefits of the Business Combination.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Selina’s actual results may differ materially from its forecasts and projections;

•	Selina’s results could be negatively affected by any further and continued decline or disruption in the travel and hospitality industries or economic downturn;

•

Selina may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all;

•	delays in real estate development and construction projects related to Selina’s leases could adversely affect Selina’s ability to generate revenue from such leased buildings;

•	newly leased properties may generate revenue later than Selina estimated, and may be more difficult or expensive to integrate into Selina’s operations than expected;

•	Selina’s limited operating history and evolving business make it difficult to evaluate its future prospects and challenges;

•	Selina may not be able to manage its expected growth, which could adversely affect its results of operations;

•	Selina’s growth depends, in part, on its ability to increase revenues generated by its existing hotels;

•	Selina has a history of losses and may be unable to achieve profitability for the foreseeable future;

•	costs relating to the opening, operation and maintenance of its leased properties could be higher than expected;

•	Selina depends on landlords to deliver properties in a suitable condition and to manage and maintain its properties;

•	under certain circumstances, Selina’s leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly;

•	Selina operates in the highly competitive lodging industry;

•	Selina uses third-party distribution channels to market its units, and these channels have historically accounted for a substantial percentage of Selina’s bookings;

•	Selina’s long-term success depends, in part, on Selina’s ability to expand internationally, and Selina’s business is susceptible to risks associated with international operations;

•

Selina’s business depends on its reputation and the strength of its brand, and any deterioration of Selina’s current brand standards could adversely impact its market share, revenues, business, financial condition, or results of operations;

•

adverse incidents at, or adverse publicity concerning, Selina or its properties or brands could harm its reputation and the reputation of its brands, as well as adversely affect Selina’s market share, business, financial condition, or results of operations;

•	Selina is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties;

•	Selina must attract and retain sufficient, highly skilled personnel and is subject to risks associated with the employment of hospitality personnel, including unionized labor;

•

information technology system failures, delays in the operation of Selina’s information technology systems, or system enhancement failures could reduce Selina’s revenues and profits and harm the reputation of its brands and business;

•

cyber risk and the failure to maintain the integrity of customer, colleague, or company data could adversely affect Selina’s business, harm Selina’s reputation, and/or subject Selina to costs, fines, penalties, investigations, enforcement actions, or lawsuits;

•

Selina’s business is highly regulated across multiple jurisdictions, which may increase its costs, reduce its profits, limit its growth, disrupt its business or expose it to increasingly complex, onerous or uncertain tax obligations;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•

the outcome of any legal proceedings that may be instituted against BOA, Selina, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;

•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of BOA or to satisfy other conditions to Closing;

•

changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;

•	Selina’s ability to meet stock exchange listing standards following the consummation of the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations of BOA or Selina as a result of the announcement and consummation of the Business Combination;

•

Selina’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and retain its management and key employees;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the Business Combination;

•	Selina’s estimates of expenses and profitability and underlying assumptions with respect to stockholder redemptions and purchase price and other adjustments;

•	the BOA Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination;

•	the financial and other interests of the BOA Board may have influenced the BOA Board’s decision to approve the Business Combination;

•	the impact of the COVID-19 pandemic on Selina’s business and/or the ability of the parties to complete the Business Combination; and

•	the other matters described in the section titled “Risk Factors” beginning on page 52.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of BOA and Selina prior to the Business Combination, and Selina following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can BOA or Selina assess the impact of all such risk factors on the business of BOA and Selina prior to the Business Combination, and Selina following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of future performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to BOA or Selina or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. BOA and Selina prior to the Business Combination, and Selina following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to BOA Stockholders as part of a solicitation of proxies by the BOA Board for use at the Special Meeting to be convened on             , 2022 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to BOA Stockholders on or about             , 2022. In addition, this proxy statement/prospectus constitutes a prospectus for Selina with respect to the Selina Ordinary Shares to be issued to the BOA Stockholders in connection with the Business Combination, as well as the Selina Ordinary Shares underlying the Selina Warrants.

Date, Time and Place of the Special Meeting

The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at             , New York City time, on             , 2022, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. In light of the ongoing COVID-19 pandemic, after careful consideration, BOA has determined that the Special Meeting will be conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to virtually attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting https://             and using a control number assigned by Continental. To register and receive access to the virtual Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Proposals

At the Special Meeting, BOA Stockholders will vote upon:

•	the Business Combination Proposal;

•	the Governing Documents Proposals; and

•	the Adjournment Proposal.

THE BOA BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE BOA STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

BOA has fixed the close of business on             , 2022 as the “record date” for determining BOA Stockholders entitled to notice of and to virtually attend and vote at the Special Meeting. As of the close of business on             , 2022, there were 28,750,000 shares of BOA Common Stock outstanding and entitled to vote. Each share of BOA Common Stock is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of BOA Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of BOA Common Stock are present by virtual participation or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and BOA Board Recommendation

The Business Combination Proposal

BOA Stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” the Business Combination Proposal. The Business Combination cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. Stockholders of the BOA Class A Common Stock and stockholders of the BOA Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law.

THE BOA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Governing Documents Proposals

The BOA Stockholders will vote on separate proposals to approve the following material differences between the BOA Charter and the Selina Articles to be effective upon the consummation of the Business Combination:

•	the name of the new public entity will be “Selina Hospitality PLC” as opposed to “BOA Acquisition Corp.”;

•	the Selina Articles will provide for one class of ordinary shares as opposed to the two classes of common stock provided for in the BOA Charter;

•	Selina’s corporate existence is perpetual as opposed to BOA’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•	the Selina Articles will not include the various provisions applicable only to special purpose acquisition corporations that the BOA Charter contains.

Approval of each of the Governing Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” the Governing Documents Proposals.

THE BOA BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE GOVERNING DOCUMENTS PROPOSALS.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, BOA Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to BOA Stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if BOA reasonably determines that it is advisable or necessary to do so in order to obtain BOA Stockholder approval for the Business Combination Agreement and thereby approval of the Business Combination.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by BOA Stockholders present by virtual participation or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

THE BOA BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

BOA Stockholders may vote electronically during the Special Meeting by visiting https://             or by proxy. BOA recommends that you submit your proxy even if you plan to virtually attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares of BOA Common Stock are owned directly in your name with our Transfer Agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a BOA Stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•	by submitting a properly executed proxy card or voting instruction form by mail; or

•	electronically during the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your BOA Common Stock is held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of BOA Common Stock, so you should read carefully the materials provided to you by your broker, bank, or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of BOA Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a BOA Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•

virtually attending the Special Meeting and voting electronically by visiting the website established for that purpose at                                                   and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy. You must also vote online during the Special Meeting to revoke a proxy.

If you are a non-record (beneficial) BOA Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by BOA’s Officers and Directors

As of the record date, the BOA directors and officers and their affiliates expect to have right to vote 5,685,000 shares of BOA Common Stock, representing approximately 20% of the shares of BOA Common Stock then outstanding and entitled to vote at the Special Meeting. The Initial Stockholders have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, and we expect them to vote “FOR” the approval of each of the Governing Documents Proposals and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders or holders of shares of BOA Class A Common Stock may seek to redeem the shares of BOA Class A Common Stock that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their shares of BOA Class A Common Stock for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding shares of BOA Class A Common Stock. For illustrative purposes, as of August 4, 2022, based on funds in the Trust Account of approximately 230.6 million, this would have amounted to approximately $10.03 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of BOA Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the shares of BOA Class A Common Stock. Accordingly, if a holder of shares of BOA Class A Common Stock, alone or acting in concert or as a group, seeks to redeem more than 20% of the shares of BOA Class A Common Stock, then any such shares in excess of that 20% limit would not be redeemed for cash.

BOA’s Initial Stockholders and BOA’s directors at the time of the IPO entered into the insider letter agreement and, concurrently with the execution of the Business Combination Agreement, entered into the Sponsor Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares of BOA Class A Common Stock in connection with the completion of the Business Combination and vote in favor of the Business Combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a business combination. The Initial Stockholders, including the Sponsor and the officers and directors of BOA, did not receive any separate consideration for the waiver of their redemption rights.

If you are a public stockholder or holder of shares of BOA Class A Common Stock and wish to exercise your right to redeem your public shares, you must:

(i) if you hold your shares of BOA Class A Common Stock through BOA Units, elect to separate your BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising your redemption rights with respect to the shares of BOA Class A Common Stock; and

(ii) prior to             , New York City time, on             , 2022, (a) submit a written request, including the legal name, phone number, and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that BOA redeem your shares of BOA Class A Common Stock for cash and (b) deliver your shares to the Transfer Agent, physically or electronically through the DTC.

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Holders of BOA Units must elect to separate the underlying shares of BOA Class A Common Stock and BOA Warrants prior to exercising redemption rights with respect to the shares of BOA Class A Common Stock. If holders hold their BOA Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BOA Units into the underlying shares of BOA Class A Common Stock and BOA Warrants, or if a holder holds BOA Units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.

Any request for redemption, once made by a holder of shares of BOA Class A Common Stock, may be withdrawn at any time up to the deadline for submitting redemption requests, which is             , 2022 (two (2) business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that BOA instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent prior to             , New York City time, on             , 2022.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any BOA Warrants that you may hold.

Immediately following the Closing, Selina will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither BOA Stockholders nor holders of BOA Warrants have appraisal rights in connection with the Business Combination under the DGCL.

Costs of Solicitation

BOA is soliciting proxies on behalf of the BOA Board. This solicitation is being made by mail but also may be made by telephone. BOA and its directors, officers and employees may also solicit proxies online. BOA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. BOA will bear the cost of the solicitation.

BOA will solicit proxies by mail. In addition, the directors, officers and employees of BOA may solicit proxies from BOA Stockholders by telephone, text message, electronic communication, or in person, but will not receive any additional compensation for their services. BOA will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of shares of BOA Common Stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

BOA has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. BOA has agreed to pay Morrow a fee of $30,000.00, plus disbursements. BOA will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify [our proxy solicitor] and its affiliates against certain claims, liabilities, losses, damages and expenses. BOA will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of BOA Common Stock for their expenses in forwarding soliciting materials to beneficial owners of BOA Common Stock and in obtaining voting instructions from those owners. BOA’s management team may also solicit proxies by telephone, text message, email, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

BOA is not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the BOA Board may recommend.

Attendance

Only BOA Stockholders as of the record date or persons holding a written proxy for any stockholder or account of BOA as of the record date may virtually attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only via live webcast at https://                                     . You will not be able to attend the Special Meeting physically. If you hold your shares of BOA Common Stock in your name as a stockholder of record and you wish to virtually attend the Special Meeting, please visit                                      and enter the control number found on your proxy card. If your BOA Common Stock is held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to virtually attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically during the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow, the proxy solicitation agent for BOA, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing BOA.info@investor.morrowsodali.com.

THE BUSINESS COMBINATION PROPOSAL

The BOA Stockholders are being asked to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. All BOA Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to carefully read the Business Combination Agreement in its entirety before voting on the Business Combination Proposal. Please see the sections entitled “The Business Combination Agreement” and “Documents Related to the Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement and the other Ancillary Documents entered into or to be entered into in connection with the Business Combination Agreement.

BOA may consummate the Business Combination only if all of the Condition Precedent Proposals are approved by the BOA Stockholders.

General

Transaction Structure

The Business Combination Agreement provides for the merger of Merger Sub with and into BOA, with BOA surviving the Merger as a wholly owned subsidiary of Selina.

Pro Forma Capitalization

The pro forma equity valuation of Selina upon consummation of the Business Combination Agreement is estimated to approximately $1.2 billion.

Neither BOA nor Selina can predict the ultimate value of the Selina Ordinary Shares following the Closing, but assuming that 100%, or 23,000,000 shares, of BOA Class A Common Stock held by BOA public stockholders were redeemed, the 7,666,666 retained outstanding BOA Warrants, which will be automatically and irrevocably assigned to, and assumed by, Selina following the Closing of the Business Combination, would have an aggregate value of $1.6 million, based on a price per BOA Public Warrant of $0.1999 on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on August 4, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of BOA Class A Common Stock closed at $9.86. If the shares of BOA Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable 30 days following the Closing of the Business Combination) and this in turn increases the risk to non-redeeming stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming stockholders.

In each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios as described below, the residual equity value of the Selina Ordinary Shares owned by non-redeeming BOA public stockholders after giving effect to the Business Combination, taking into account the respective redemption amounts, is assumed to remain the deemed value of $10.00 per share as illustrated in the sensitivity table below. As a result of such redemption amounts and the assumed $10.00 per share value, the implied total equity value of Selina following the Business Combination (including the PIPE Investment), assuming no dilution from any of the Additional Dilution Sources referenced in the table below, would be (a) $1,220 million in the no redemption scenario, (b) $1,105 million in the illustrative redemption scenario, (c) $1,060 million in the contractual maximum redemption scenario and (d) $995 million in the charter redemption limitation scenario.

Additionally, the sensitivity table below sets forth (x) the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario, as described further in Notes 9 through 16 below, and (y) the effective underwriting fee incurred in connection with the IPO in each redemption scenario, as further described in Note 17 below.

Holders	No Redemption Scenario(1)	% of Total (%)	50% Redemption Scenario(2)	% of Total (%)	Contractual Maximum Redemption Scenario(3)	% of Total (%)	Charter Redemption Limitation Scenario(4)	% of Total (%)
Selina Shareholders (5)	87,388,713	71.4	87,388,713	78.9	87,388,713	83.4	87,388,713	86.7
BOA Public Stockholders	23,000,000	18.8	11,500,000	10.4	5,485,543	5.2	498,686	0.5
PIPE Investors (6)	6,170,000	5.0	6,170,000	5.6	6,170,000	5.9	7,126,314	7.1
BOA Sponsor (7)	5,750,000	4.7	5,750,000	5.2	5,750,000	5.5	5,750,000	5.7
Total Shares Outstanding (Excluding Selina Warrants)	122,308,713	100.0	110,808,713	100	104,794,256	100	100,763,713	100.0
Total Equity Value Post-Redemptions and PIPE Investments ($ in Millions)	1,223	—	1,108	—	1,048	—	1,008	—
Per Share Value	$10.00	—	$10.00	—	$10.00	—	$10.00	—

Additional Dilution Sources	No Redemption Scenario(1)	% of Total (%)(8)	50% Redemption Scenario(2)	% of Total (%)(8)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(8)	Charter Redemption Limitation Scenario(4)	% of Total (%)(8)
Warrants
Selina Warrants (9)	7,666,666	5.9	7,666,666	6.5	7,666,666	6.8	7,666,666	7.1
Private Placement Warrants (10)	6,575,000	5.1	6,575,000	5.6	6,575,000	5.9	6,575,000	6.2
BCA Bridge Loan Warrants (11)	375,000	0.3	375,000	0.3	375,000	0.4	375,000	0.4
2022 Convertible Note Warrants (12)	4,275,362	3.4	4,275,362	3.7	4,275,362	3.9	4,275,362	4.1
Equity Plans
Equity Incentive Plan (13)	12,268,371	9.1	11,118,371	9.1	10,516,925	9.1	10,113,871	9.1
Share Purchase Plan (14)	2,453,674	2.0	2,223,674	2.0	2,103,385	2.0	2,022,774	2.0
2022 Convertible Notes (15)	12,826,087	9.5	12,826,087	10.4	12,826,087	10.9	12,826,087	11.3
Total Additional Dilution Sources (16)	46,440,160	27.5	45,060,160	28.9	44,338,425	29.7	43,854,760	30.3

Deferred Discount	No Redemption Scenario(1)	% of Total (%)(17)	50% Redemption Scenario(2)	% of Total (%)(17)	Contractual Maximum Redemption Scenario(3)	% of Total (%)(17)	Charter Redemption Limitation Scenario(4)	% of Total (%)(17)
Effective Deferred Discount	8,000,000	3.5	8,000,000	7.0	8,000,000	11.4	8,000,000	160.0

(1)	This scenario assumes that no BOA Class A Common Stock is redeemed from the BOA Public Stockholders.
(2)

This scenario assumes that approximately 11,500,000 shares BOA Class A Common Stock are redeemed from the BOA public stockholders, which represents redemptions of 50% of the BOA Class A Common Stock outstanding.

(3)

This scenario assumes that approximately 17,514,456 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the $55 million cash closing conditions in the Business Combination, assuming no funds were received from the PIPE Investors.
(4)

This scenario assumes that approximately 22,501,314 shares of BOA Class A Common Stock are redeemed from BOA public stockholders which, based on approximately $230,606,147 in the Trust Account, represents the maximum amount of redemptions that would still enable us to have sufficient cash to satisfy the provision in the Current Company Certificate that prohibits us from redeeming shares of our Class A Stock in an amount that would result in our failure to have net tangible assets exceeding $5,000,000.

(5)

This row assumes the issuance of all Selina Ordinary Shares issuable in respect of vested and unvested awards under the Company Equity Plans, the issuance of Anti-Dilution Shares and the exercise or conversion, as applicable, of all outstanding Selina Convertible Instruments into Selina Ordinary Shares in connection with the consummation of the Business Combination, which instruments consist of the following: (a) the 2018 Warrant Instruments; (b) the 2020 Warrant Instrument; (c) the Convertible Loan Instrument; (d) the Put and Call Options; and (e) the Term Loan Agreement, each as defined and further described in this proxy statement/prospectus. The Selina Convertible Instruments are expected to be converted at the same time and concurrently at Closing. The Anti-Dilution Shares are expected to be converted prior to the Share Subdivision and following the conversion of the 2018 Warrant Instruments, the 2020 Warrant Instrument, the Convertible Loan Instrument, the Put and Call Options and the Term Loan Agreement.

(6)

This row reflects the aggregate of 6,170,000 Selina Ordinary Shares to be issued in connection with the PIPE Investors, including the 1,250,000 Selina Ordinary Shares to issued at Closing to Bet on America Holdings LLC, of which Brian Friedman and Benjamin Freidman are members and officers, in connection with its advanced PIPE Investment. The charter redemption scenario reflects the issuance of 956,324 Selina Ordinary Shares in respect of the conditional backstop obligation of Bet on America Holdings LLC, an affiliate of the Sponsor.

(7)	This row reflects Sponsor shares that are allocated to other parties, such as some of the PIPE Investors and the 2022 Convertible Note Investors and certain directors of BOA.
(8)

The Percentage of Total with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of Selina Ordinary Shares issued with respect to the applicable Additional Dilution Source in both the numerator and denominator. For example, in the 50% redemption scenario, the Percentage of Total with respect to the Selina Warrants was calculated as follows: (a) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement divided by (b) (i) 110,808,713 Selina Ordinary Shares plus (ii) 7,666,666 Selina Ordinary Shares issued pursuant to the Amended and Restated Warrant Agreement.

(9)

This row gives effect to the automatic and irrevocable assumption and assignment of all of the BOA Warrants into Selina Warrants upon the consummation of the Business Combination in accordance with the terms of the Business Combination Agreement and the Amended and Restated Warrant Agreement and assumes the exercise of all Selina Warrants to purchase 7,666,666 Selina Ordinary Shares. Percentages in this row represent (a) the 7,666,666 Selina Ordinary Shares underlying the Selina Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the 7,666,666 Selina Ordinary Shares underlying the BOA Warrants (after giving effect to the Assumption).

(10)

This row assumes the exercise of all Private placement warrants to purchase 6,575,000 Selina Ordinary Shares. Percentages in this row represent (a) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 6,575,000 Selina Ordinary Shares underlying the Private placement warrants.

(11)

This row gives effect to the issuance and exercise of the BCA Bridge Loan Warrants. Percentages in this row represent (a) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 375,000 Selina Ordinary Shares underlying the BCA Bridge Loan Warrants.

(12)

This row assumes the exercise of all 2022 Convertible Note Warrants to purchase 4,275,362 Selina Ordinary Shares, which was calculated by multiplying the total number of Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable by one-third. Percentages in this row represent (a) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 4,275,362 Selina Ordinary Shares underlying the 2022 Convertible Note Warrants.
(13)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Equity Incentive Plan at Closing, which equals 12,268,371 Selina Ordinary Shares in the no redemption scenario, 11,118,371 Selina Ordinary Shares in the illustrative redemption scenario, 10,516,925 Selina Ordinary Shares in the contractual maximum redemption scenario and 10,113,871 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Equity Incentive Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(14)

This row assumes the issuance of all Selina Ordinary Shares reserved for issuance under the New Company Employee Share Purchase Plan at Closing, which equals 2,453,674 Selina Ordinary Shares in the no redemption scenario, 2,223,674 Selina Ordinary Shares in the illustrative redemption scenario, 2,103,385 Selina Ordinary Shares in the contractual maximum redemption scenario and 2,022,774 Selina Ordinary Shares in the charter redemption limitation scenario. Percentages in this row represent (a) Selina Ordinary Shares in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the Selina Ordinary Shares reserved for issuance under the Share Purchase Plan in each of the no redemption, illustrative redemption, contractual maximum redemption and charter redemption limitation scenarios.

(15)

This row assumes the issuance of all Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable, which was calculated by dividing 147.4 million, the aggregate principal amount of the 2022 Convertible Notes, by 11.50, the exercise price thereunder. Percentages in this row represent (a) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding and Warrants” plus (ii) the 12,826,087 Selina Ordinary Shares into which the 2022 Convertible Notes are exercisable.

(16)

This row assumes the issuance of all Selina Ordinary Shares in connection with each of the Additional Dilution Sources, as described further in Notes 9 through 15 above, which equals 46,440,160 Selina Ordinary Shares in the no redemption scenario, 45,060,160 Selina Ordinary Shares in the illustrative redemption scenario, 44,338,425 Selina Ordinary Shares in the contractual maximum redemption scenario and 43,854,760 Selina Ordinary Shares in the charter redemption limitation scenario, in each case, following the Closing. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Warrants” plus (ii) the foregoing amounts.

(17)	Reflects the deferred discount incurred in connection with the IPO.

The foregoing table is provided for illustrative purposes only and there can be no assurance that, following the consummation of the Business Combination Agreement, the Selina Ordinary Shares will trade at the illustrative per share values set forth therein, regardless of the levels of redemption.

Merger Consideration

Immediately prior to the Effective Time, Selina will cause the Capital Restructuring to be consummated, pursuant to which (a) each Selina Preferred Share shall become and be redesignated as a Selina Ordinary Share in accordance with the governing documents of Selina, (b) the Selina Convertible Instruments may be converted into Selina Ordinary Shares in accordance with the terms of the Selina Convertible Instruments and the terms of the Business Combination Agreement and (c) immediately following the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, Selina shall effect the Share Subdivision, whereby each Selina Ordinary Share will be subdivided into such number of Selina Ordinary Shares calculated in accordance with Section 2.1(c) of the Business Combination Agreement to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share.

In addition, immediately prior to the Effective Time, (i) each issued and outstanding share of BOA Class B Common Stock will be automatically converted into one (1) share of BOA Class A Common Stock in accordance with the terms of the BOA Charter, (ii) BOA will effect the BOA Stockholder Redemption as required by and in accordance with the BOA Charter and (iii) each issued and outstanding BOA Unit, consisting of one share of BOA Class A Common Stock and one-third of one BOA Warrant will be automatically separated and the holder thereof will be deemed to hold one share of BOA Class A Common Stock and one-third of one BOA Warrant.

Pursuant to the Business Combination Agreement, at the Effective Time, after giving effect to the Capital Restructuring, the BOA Class B Conversion and BOA Stockholder Redemption, (i) each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share, and (ii) each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrant to purchase Selina Ordinary Shares.

Private Placement

In connection with the PIPE Investment, BOA engaged PJT Partners LP, a global advisory-based investment bank (“PJT Partners”) as a co-placement agent, and Selina engaged UBS Securities LLC (“UBS”) as a co-placement agent. In connection with performing their services as co-placement agents, UBS and PJT Partners will receive fees and expense reimbursements customary for a PIPE transaction (subject to the terms and conditions of the engagement letters with BOA and Selina, respectively). PJT Partners previously had been hired to advise Selina in connection with the proposed Business Combination, and will receive customary compensation in connection therewith. Except in respect of the PIPE Investment, PJT Partners did not provide any advice to BOA, and in particular PJT Partners did not advise on the valuation of Selina or the terms of the Business Combination with Selina. BOA and Selina each signed agreements with PJT Partners acknowledging PJT Partners’ role as both financial advisor to Selina in connection with the proposed Business Combination and as co-placement agent to BOA in connection with the PIPE Investment and waived any purported conflicts in connection with such dual roles. BOA and Selina each signed agreements with UBS acknowledging UBS’s role as both capital markets advisor to BOA in connection with the proposed Business Combination and as co-placement agent to Selina in connection with the PIPE Investment and waived any purported conflicts in connection with such dual roles. In addition, UBS or PJT Partners and their respective affiliates may provide investment banking and other financial services to BOA, Selina and their respective affiliates in the future, for which UBS or PJT Partners and their respective affiliates would expect to receive customary compensation.

Background of the Business Combination

BOA Background and Initial Selection Process

BOA is a blank check company incorporated on October 26, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The proposed Business Combination with Selina is the result of an active and extensive search for potential transactions utilizing the network and investing and transaction experience of BOA’s management team, board of directors, and advisors. The terms of the Business Combination Agreement are the result of month’s long arm’s-length negotiations between representatives of Selina and BOA. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement, the Business Combination and related matters.

On February 26, 2021, BOA completed its IPO of 23,000,000 BOA Units at a price of $10.00 per unit generating gross proceeds of $230,000,000 before underwriting discounts and expenses, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 BOA Units. Each unit consisted of one share of BOA Class A Common Stock and one-third of one BOA Warrant. Each whole BOA Warrant entitles the holder thereof to purchase one share of BOA Class A Common Stock for $11.50 per share, subject to certain adjustments.

Prior to the consummation of the IPO, the Sponsor purchased 5,031,250 founder shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. On February 24, 2021, BOA effected a stock dividend of 0.14 shares of BOA Class B Common Stock, resulting in the Sponsor holding an aggregate of 5,750,000 founder shares (with 750,000 subject to forfeiture due to the underwriters’ over-allotment option being exercised), representing an adjusted purchase price of approximately $0.004 per share. Simultaneously with the consummation of the IPO, BOA consummated the private sale of 6,575,000 Private placement warrants to the Sponsor, each of which entitles the Sponsor to purchase one share of BOA Class A Common Stock at an exercise price of $11.50 per share, at a price of $1.00 per BOA Warrant, generating gross proceeds of approximately $6,575,000.

Prior to the consummation of the IPO, neither BOA, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target regarding an initial business combination with BOA.

Since the completion of the IPO, BOA considered a number of potential target businesses with the objective of consummating a business combination. Representatives of BOA reviewed self-generated ideas, initiated contact with, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities, including financial advisors and other companies and entrepreneurs. BOA primarily considered businesses that provide technological solutions and innovation to the broader real estate industry, where it believes its management team has a competitive advantage due to their prior experiences and roles. BOA refers to these businesses as “PropTech,” and believes the application of innovative digital technologies, services, and solutions to streamline the marketplace and disrupt standardized practices provides an attractive opportunity for business combinations.

Specifically, BOA’s management looked to identify targets that provide technological solutions and services that cover the entirety of the real estate space, encompassing (i) commercial real estate such as office buildings, multi-family buildings, retail centers, industrial warehouses, hotels, self-storage facilities, medical office buildings, student housing, senior housing, cold storage, and data centers, and (ii) residential real estate such as single-family homes and condominiums. These primary considerations were not intended to be exhaustive. The identification and evaluation of targets by BOA related to the merits of a particular target company or a particular initial business combination and may have been based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that our management may, at such time, have deemed relevant.

Promptly following the IPO, BOA’s management team sought out potential target businesses based on internal research and through BOA’s relationships with leading technology company founders, executives of private and public companies, and venture capitalists. BOA evaluated, conducted preliminary due diligence based on publicly available information and other market research regarding, and engaged in various levels of discussions with, a number of different potential business combination targets. In connection with such evaluation, preliminary due diligence and discussions, BOA contacted, by leveraging public information and existing relationships, representatives of more than 20 potential business combination targets. During this initial stage, BOA commenced conversations with identified potential target companies through distributing non-binding indications of interest and negotiating non-binding letters of intent, and members of the BOA Board, among other things, reviewed the businesses of potential targets, reviewed financial metrics and related assumptions of potential target companies, and reviewed due diligence issues and proposed transaction terms. Based on BOA’s initial screening efforts and selection criteria, BOA engaged in substantive discussions with seven companies that were considered to be appropriate targets, including Selina.

•

One such target (“Company U”) was an online commercial real estate listing platform, and discussions with Company U progressed to detailed due diligence, including in-person meetings and multiple rounds of discussions related to the proposed terms of a business combination and letter of intent. BOA ultimately decided, as a result of its detailed due diligence to abandon discussions and not pursue Company U as a potential business combination transaction target at one point in time, but discussions with Company U were subsequently reengaged following expiration of a binding exclusivity period with Selina.

•

The second target (“Company V”) was an online commercial real estate investing platform. Discussions with Company V about a potential business combination progressed, including substantive discussions that advanced to detailed term sheet negotiations and detailed due diligence, but such discussions ceased once BOA entered into an exclusivity period with Selina. However, discussions with Company V were subsequently reengaged following expiration of a binding exclusivity period with Selina. BOA ultimately decided, during the second round of discussions with Company V, in light of Company V’s financial position and operations, and as a result of its detailed diligence and assessment regarding Company V’s public company readiness, that Company V would not be an appropriate public company candidate at the time.

•

The third target (“Company W”) was an online commercial real estate referral platform, and discussions with Company W regarding a business combination advanced to term sheet negotiations, but Company W ultimately decided to pursue private financing as an alternative to a potential business combination with BOA.

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The fourth target (“Company X”) was a digital banking platform, and discussions with Company X progressed to a submission of an initial term sheet and multiple meetings took place between management of BOA and Company X, which included substantive discussions regarding financing and capital structure, and additional meetings held with various regulatory advisors regarding Company X’s business structure and certain regulatory matters. BOA ultimately determined, as a result of regulatory matters, security and related concerns, that Company X would not be an appropriate public company candidate at the time.

•

The fifth target (“Company Y”) was an online marketplace for moving goods and services, and discussions with Company Y progressed to detailed term sheet discussions, but Company Y disagreed with the proposed valuation that BOA determined for the business, and ultimately the parties abandoned discussions and decided not to pursue a potential business combination transaction as a result of such disagreement on valuation.

•

The sixth target (“Company Z”) was a provider of smart home automation for property owners, managers, developers, and residents, and discussions with Company Z progressed, including substantial discussions regarding proposed valuation and multiple meetings with Company Z’s founder. Ultimately, Company Z decided to pursue an alternative transaction that represented a superior offer to the terms of the potential business combination transaction with BOA from Company Z’s perspective.

Each of the discussions with the aforementioned prospective targets covered various aspects of potential initial business combinations, such as target business operations, potential deal structures, and other considerations. In each case, following these additional discussions, negotiations, and due diligence, BOA ultimately determined to abandon each of its other potential acquisition opportunities because of one or more of (i) the reasons stated above (including where the potential target pursued an alternative transaction or strategy) or (ii) BOA’s view that the prospective acquisition targets did not represent as suitable or attractive a target as Selina due to a combination of business or growth prospects, strategies, management teams, structure, valuations and likelihood of transaction execution.

Business Combination Timeline

The following timeline provides a general discussion and chronologically summarizes the key meetings and events that led to signing the Business Combination Agreement (as well as BOA’s discussions with other potential acquisition targets during periods when exclusivity with Selina was not in effect), entry into ancillary agreements, the PIPE process and the hiring of outside advisors, but it does not purport to catalogue every such conversation and correspondence among representatives of BOA, Selina, and their respective representatives and advisors or otherwise.

On March 16 and March 24, 2021, Mr. Brian Friedman, the Chairman, Chief Executive Officer, and Chief Investment Officer of BOA, contacted and initiated preliminary discussions with Mr. Yoav Gery, a current Board member and former President of Selina. Mr. Friedman and Mr. Gery discussed mutual connections within their respective networks and the possibility of BOA scheduling a call with Mr. Steven O’Hayon, the Head of Business Development at Selina, to receive additional information regarding Selina’s business in order for BOA to assess whether it could be a potential target for the business combination, as well as assessing Selina’s interest in discussing a potential business combination transaction. Mr. Friedman and Mr. Gery had a pre-existing relationship from prior interactions in the ordinary course of business, as professionals in the hospitality space. In 2018, Mr. Friedman entered into a consulting arrangement with Selina to provide various consulting services to Selina. The aggregate amount of payments to Mr. Friedman for such consulting services were less than $100,000. Mr. Friedman’s consulting arrangement expired pursuant to the terms of the arrangement at the end of 2019. Following expiration of the consulting agreement until signing of the Business Combination Agreement, Mr. Friedman did not have any business relationships with Selina. Given the nature of the consulting arrangement, the amount of the payments made by Selina to Mr. Friedman and the length of time that had lapsed since expiration of the consulting agreement, the Board determined that no conflict of interest existed between Mr. Friedman and Selina, and that no incentive existed for Mr. Friedman to pursue a business combination with Selina relative to other prospective targets.

On March 31, 2021, Mr. Friedman and Mr. O’Hayon spoke via a Zoom meeting/phone call to discuss Selina’s business and discuss, on a preliminary basis, whether (and on what potential terms) Selina had an interest in seeking access to the public markets through a business combination with BOA. On that same day, Selina sent BOA a confidentiality agreement.

On April 2, 2021, BOA and Selina entered into a confidentiality agreement and Selina subsequently provided representatives of BOA with access to an online data room and certain other information for purposes of BOA conducting a preliminary business due diligence review of Selina.

From April 2, 2021 to April 5, 2021, representatives of Selina met with representatives of BOA to discuss Selina’s business and operations, including its business model, the competitive environment in which Selina operates, its capital structure, certain financial aspects of its business, and its growth opportunities. Selina and BOA also discussed potential structures for a business combination between Selina and BOA.

On April 5, 2021, BOA sent Selina representatives a draft of a non-binding letter of intent, which provided a framework for preliminary discussions regarding specific terms of a potential business combination transaction. The non-binding letter of intent indicated a pre-money equity value for Selina of $1.2 billion, which would result in a fully-distributed post-money equity valuation of approximately $1.56 billion (assuming no redemptions and a fully subscribed $150 million PIPE offering) and contained other customary terms for a business combination. The initial valuation was based on a mixed assessment of a discounted cash-flow analysis coupled with a projected revenue multiple (obtained from the online data room) based on market comparables prepared by BOA management. The letter of intent also contained a binding 45-day exclusivity period.

From April 5, 2021 to April 16, 2021, the parties had a number of conversations, including with their respective outside legal representatives, King & Spalding LLP (“K&S”), acting as outside legal counsel for BOA, and Morgan, Lewis & Bockius UK LLP (“MLB”), acting as outside legal counsel to Selina, to discuss the draft non-binding letter of intent. During such period, BOA and its representatives continued their evaluation process.

On April 16, 2021, representatives of BOA provided representatives of Selina with, and representatives of BOA and Selina agreed upon, and executed, a revised non-binding letter of intent (the “April 16 LOI”) with respect to a potential business combination transaction, which provided for, among other things, a revised binding exclusivity period of 7-days following execution of the non-binding letter of intent (subject to extension upon mutual agreement between BOA and Selina and subject to an automatic 30-day extension upon certain financing conditions, which included a private convertible round of financing from certain affiliates or associates of BOA’s Sponsor). The proposed valuation set forth in the April 16 LOI was consistent with BOA’s original proposed valuation set forth in the letter of intent sent on April 5, 2021. The April 16 LOI also contemplated forfeiture by BOA’s Sponsor of up to 20% of its Founder Shares based on the amount of proceeds from BOA’s Trust Account and from PIPE subscriptions that would be available at the Closing. The Sponsor also agreed to subject up to 20% of its Private placement warrants to vesting and potential forfeiture tied to the combined company’s future stock price.

During the initial seven-day exclusivity period, which began on April 16, 2021, BOA management performed preliminary diligence, reviewed financial data, and met with its financial advisors regarding qualitative aspects of the Company and met with members of the Selina Board. BOA also held informal conversations with BOA Board members regarding the potential transaction. Also during this period, Selina evaluated opportunistic pre-business combination capital raising opportunities, including potential investments of up to $15 million in the aggregate from existing Selina shareholders. BOA management also offered to introduce Selina to potential investors for a pre-business combination capital raise. Given the binding exclusivity obligations set forth in the letter of intent, BOA ceased contact with other potential business combination targets for the applicable exclusivity period.

On April 19, 2021, Selina organized an introductory call with PJT Partners and BofA Securities, Inc. (“BofA”), its financial advisors in connection with the potential Business Combination, and BOA management to discuss PJT Partners’ and BofA’s roles as financial advisors to Selina.

On April 25, 2021, BOA sent to Selina a proposed amendment to the April 16 LOI which contemplated modifications to the exclusivity provision in the event that certain funding commitments were made by investors introduced to Selina by BOA on or before April 26, 2021. The terms of the proposed amendment were not agreed upon and the proposed amendment was not countersigned by Selina.

On April 28, 2021, BOA held a formal board meeting to discuss among other things, certain management and director changes. In addition, BOA’s management updated the BOA Board regarding the status of its ongoing discussions with Selina, including, among other things, detailed discussions regarding Mr. Brian Friedman’s prior business dealings and relationship with Selina. The BOA Board had no objections regarding any potential conflicts of interest in connection with pursuing a potential business combination transaction with Selina given the scope of Mr. Brian Friedman’s services, the time lapse since services were provided, and the aggregate amount of payments involved.

From April 28, 2021 to May 3, 2021, meetings between BOA management and Selina management occurred, with their representatives on certain occasions, to discuss the convertible note investments contemplated in the proposed amendment to the April 16 LOI delivered to Selina by BOA, and the draft letter of intent was modified based on these discussions.

On May 3, 2021, representatives of BOA and Selina agreed upon, and executed, an amended and restated non-binding letter of intent, which, among other things, provided for an additional binding 30-day exclusivity period (subject to extension upon mutual agreement between BOA and Selina). Given the binding exclusivity obligations set forth in this letter of intent, BOA ceased contact with other potential business combination targets for the applicable exclusivity period.

On May 11, 2021, BOA held a formal board meeting to discuss the potential business combination with Selina. At the meeting, the BOA Board approved management’s continued discussions regarding a potential business combination with Selina. At the meeting, BOA’s management and the BOA Board discussed the valuation of Selina, potential conflicts of interests, the process and timeline for a potential business combination, the process for conducting comprehensive due diligence with respect to Selina’s business and operations, and the costs and expenses associated with the foregoing, and generally pursuing the potential business combination transaction with Selina.

Between May 11, 2021 and August 30, 2021, parties continued to work towards completing a business combination transaction, which involved continued due diligence, conversations between parties’ respective legal and financial representatives, and multiple amendments to the letter of intent to extend the period of exclusivity between the parties (including a first amendment to the April 16 LOI that was entered into and executed by representatives of BOA and Selina on May 21, 2021, which extended the binding exclusivity period until June 28, 2021, and a second amendment to the April 16 LOI that was entered into and executed by representatives of BOA and Selina on June 26, 2021, which extended the binding exclusivity period until August 15, 2021, in each case, subject to 15-day extension upon mutual agreement between the parties). On August 14, 2021, representatives of BOA and Selina agreed to extend the binding exclusivity period until August 30, 2021. Given the binding exclusivity obligations set forth in the April 16 LOI and the amendments thereto, BOA ceased contact with other potential business combination targets for the applicable exclusivity period. During that period, representatives of BOA conducted further financial and operational due diligence reviews of Selina and, over the same period, BOA’s legal, tax, financial, and other advisors conducted additional due diligence reviews of Selina, in each case, based on information made available in the data room from time to time and through due diligence calls with the management team of Selina.

During this time period, representatives of BOA and Selina and Selina’s financial advisors held a number of discussions regarding the proposed pre-money enterprise value of Selina. These discussions included an evaluation of the potential enterprise value for Selina as a new public market entrant and publicly available trading metrics of companies of a similar size as Selina with operations in the industry in which Selina operates, in each case taking into account such companies’ relative maturity in the public market. Through the course of these discussions, Selina was discussed to have a pre-money equity valuation of approximately $1.2 billion. Simultaneously, Selina and its respective advisors held various calls and meetings to discuss and revise the investor presentation for the PIPE Investors. BOA management advised the BOA Board about the various extensions of the exclusivity period in the April 16 LOI, and provided updates detailing the diligence BOA had undertaken as well as the investor presentation and a timeline.

On May 21, 2021, BOA entered into an engagement letter with a consulting firm (“Consultant”) to provide certain financial advisory and/or management consulting services relating to and in order to conduct an assessment of Selina’s public company readiness. An addendum to the engagement letter was entered into as of June 4, 2021 for Consultant to additionally provide high-level financial due diligence support. Consultant conducted a series of calls with Selina management in the last week of May 2021 and beginning of June 2021, which BOA and K&S attended, including discussions with Selina’s treasurer, members of Selina’s operational finance team, vice presidents and chief information officer. Consultant provided a draft public company readiness assessment report to BOA on June 15, 2021. Consultant spoke with Selina’s Chief Financial Officer in October 2021, and reported that Selina’s management was receptive to the recommendations Consultant provided in the report and expressed an intention to implement the recommendations in connection with becoming a public company.

On May 25, 2021, on behalf of BOA, representatives of K&S delivered to representatives of MLB an initial draft of the Business Combination Agreement. This initial draft led to conversations both between K&S and MLB, and BOA and Selina, on topics such as representations and warranties, pre-closing and post-closing undertakings and covenants, regulatory matters and tax matters. Until November 30, 2021, K&S and MLB, on behalf of BOA and Selina, respectively, exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements, and engaged in negotiations of such documents and agreements. Over the same period, representatives of BOA and Selina, together with, as applicable, their respective outside legal counsels and certain of their respective financial advisors, held numerous conference calls to discuss the outstanding commercial terms related to the potential business combination. Representatives of BOA and Selina came to agreement on various outstanding terms regarding the potential business combination, including, among others: (i) closing conditions; (ii) conversion mechanics for different security classes of Selina equity; (iii) limitations on Selina’s conduct of its business between the date of the Business Combination Agreement and the Closing; (iv) the overall suite of representations, warranties and covenants to be provided by each party under the

Business Combination Agreement; (v) entry of key employees into employment arrangements and (vi) the termination provision. For further information related to the final resolution of items (i) through (vi), please see the sections entitled “—Effects of the Transactions on Equity Interests of BOA and Selina in the Business Combination”, “—Representations and Warranties”, “—Covenants of the Parties”, “—Conditions to the Closing” and “—Termination”.

Beginning on May 26, 2021, BOA engaged various local counsel in Israel, Portugal, Panama, Mexico, Argentina, Costa Rica, and Brazil to assist with country specific legal diligence review of Selina entities. Local counsels provided a diligence report to the BOA Board summarizing their findings.

On June 1, 2021, BOA entered into an engagement letter with a brand consultant (“Brand Consultant”) to act as the exclusive brand marketing consultant and provide certain brand consulting marketing and advisory services in connection with the potential business combination transaction with Selina. On June 8, 2021, Brand Consultant provided BOA a comprehensive deck highlighting potential growth and marketing campaign ideas for Selina.

On June 9, 2021, Selina entered into an engagement letter with PJT Partners to memorialize PJT Partner’s role as Selina’s financial advisor.

On June 10, 2021, BOA entered into an engagement letter with a commercial real estate group to provide professional hospitality counseling and due diligence diagnostics from a commercial real estate perspective in connection with the potential business combination transaction with Selina.

On June 22, 2021, BOA and PJT Partners entered into an engagement letter for PJT Partners to act a placement agent for BOA in connection with the PIPE, which included acknowledgment of PJT Partners’ existing role as financial advisor to Selina in connection with the potential business combination and waived any conflicts in connection with PJT Partners acting in such dual roles, as contemplated therein. Selina also executed a separate conflict waiver and consent agreement with PJT Partners on June 22, 2021, acknowledging PJT Partners’ role as financial advisor to Selina in connection with the potential business combination and as co-placement agent for BOA in connection with the PIPE, and waiving any conflicts in connection with PJT Partners acting in such dual roles, as contemplated therein.

Beginning in July 2021, Selina, BOA and UBS began preparing for a PIPE offering. UBS prepared the PIPE presentation, conducted dry runs of the investor meeting, and continually evaluated and assessed potential PIPE demand with the placement agents based on market conditions.

On July 9, 2021, Selina and UBS entered into a letter authorizing UBS to represent Selina in connection with the private placement agency services, which included acknowledgment of certain services provided by UBS to BOA in connection with the business combination and waived any conflicts in connection with UBS acting in such dual roles, as contemplated therein. Selina also executed a separate conflict waiver and consent agreement with UBS on July 9, 2021, acknowledging UBS’s role as capital markets advisor to BOA in connection with the potential business combination and as co-placement agent for Selina in connection with the PIPE, and waiving any conflicts in connection with UBS acting in such dual roles, as contemplated therein.

On July 28, 2021, BOA entered into an engagement letter with UBS to provide capital markets advisory services in connection with the potential business combination transaction with Selina, with respect to the industry generally, to assist with the preparation of a financial model and to help negotiate the transaction.

Discussions and negotiations with the prospective PIPE Investors progressed and included discussions regarding, among other things, the proposed valuation of Selina and concerns regarding the impact of the COVID-19 pandemic on both Selina’s historical performance and future projected revenue. BOA and Selina agreed to evaluate and consider reducing the target PIPE Investment based on market conditions and Selina’s projected capital needs. K&S and MLB subsequently exchanged drafts of the form of Subscription

Agreement to be used in connection with the PIPE Investment and provided to the prospective PIPE Investors, and UBS and PJT Partners (in its capacity as placement agent) made a draft PIPE Subscription Agreement available to prospective investors with respect to the PIPE. From the date such agreements were made available to prospective PIPE Investors until November 30, 2021, representatives of Selina and BOA and UBS negotiated the terms of the Subscription Agreements with the prospective investors.

Selina and BofA entered into an engagement letter dated August 4, 2021 under which BofA agreed to provide certain financial advisory services to Selina in connection with the proposed business combination. Effective May 18, 2022, Selina and BofA mutually agreed to terminate their engagement. BofA has waived its fees under its engagement letter and has informed Selina that BofA will not be responsible for any portion of this proxy statement/prospectus.

On August 9, 2021, BTIG was formally engaged by BOA as a capital markets advisor.

Beginning on August 16, 2021, BOA and Selina began engaging in discussions related to a valuation of Selina of approximately $985 million.

On August 29, 2021, BOA and Selina, along with each party’s respective representatives, held a call to discuss the state of the transaction and open deal points, including Selina’s valuation, how to proceed with PIPE marketing efforts, the support of Selina’s shareholders and other elements of the transaction. On this call, BOA informed Selina that BOA would not be extending the exclusivity period beyond the August 30, 2021 deadline.

On August 30, 2021, exclusivity between Selina and BOA expired pursuant to the terms of the April 16 LOI, as amended, and they agreed to continue working together on a best-efforts basis, but not on an exclusive basis.

Between August 30, 2021 and September 21, 2021, the parties continued outreach to potential investors and negotiated alternative financing arrangements. A series of discussions took place between BOA representatives and Selina representatives regarding the deal structure and negotiations over valuation and investor makeup ensued.

During this period and until definitive agreements were entered into with Selina, BOA also evaluated and engaged in various levels of discussions with a number of different potential business combination targets, including entering into confidentiality agreements with multiple such potential business combination targets. Such discussions included reengaging in discussions with Company U, given that certain of the due diligence issues previously identified by BOA with respect to Company U’s business and operations had been resolved and/or improved since the original discussions, and Company V, given that Company V’s financial position had improved since the original discussions and therefore potentially represented a more attractive and appropriate public company candidate.

On September 21, 2021, BOA temporarily ceased discussions regarding a potential business combination transaction with Selina due to a disagreement on valuation. Selina’s position was to remain at a $975 million valuation, whereas BOA responded with lower valuations that were based on its discussions with prospective PIPE Investors and what it believed it could use to obtain commitments for the PIPE.

Beginning on September 23, 2021, BOA representatives and Selina representatives reengaged in discussions, counterproposals were traded, and multiple in-person and telephonic meetings took place where key deal terms were negotiated by the parties (including, among other significant deal points, the pre-money equity valuation of Selina).

On September 25, 2021, Selina sent BOA a letter, which was executed by BOA on September 26, 2021, setting forth and outlining proposed non-binding terms for the potential business combination transaction, which, among other things, provided that the equity valuation of Selina would remain at $975 million, but Selina would consider reducing the valuation if it would materially benefit the transaction by allowing for further commitments in the PIPE Investment, lower redemption levels or otherwise.

On September 28, 2021, after signing the letter, Mr. Benjamin Friedman traveled to London, United Kingdom to meet with representatives of Selina in person to finalize the terms contemplated in the letter and certain points related to the commercial arrangement. Discussions were also progressed regarding contemplated offers for convertible debt financing from prospective PIPE Investors.

Mr. Benjamin Friedman remained in London for two days of meetings with Selina management. The parties discussed open points such as the equity valuation of Selina, the PIPE Investment amount and structure and the minimum Aggregate Transaction Proceeds condition to closing. Upon Mr. Friedman returning from his trip, BOA was sent a list of outstanding points on October 1, 2021. Between October 1, 2021 and October 25, 2021, the parties and their representatives discussed open points such as valuation and financing alternatives.

On October 25, 2021, BOA sent Selina a letter outlining a proposed new letter of intent, which included specific points related to valuation and financing.

Between October 25, 2021 and November 13, 2021, BOA representatives and Selina representatives engaged in further negotiations on a non-exclusive basis resulting in agreement in principal on certain key deal points. There were multiple meetings with financial advisors and outside legal representatives of each of the respective parties, as the parties worked to finalize open deal terms (including, among other things, the valuation of Selina).

On November 7, 2021, representatives of BOA sent Selina an updated term sheet and proposal by email regarding the potential business combination, which, among other things, reflected an $840 pre-money valuation of Selina. On the same day, representatives of Selina subsequently sent BOA a revised term sheet and proposal which, among other things, reflected an $855 million pre-money equity valuation of Selina. Central to BOA’s and Selina’s negotiation and agreement on valuation was that a certain prospective PIPE Investor indicated that an $851 million valuation would be an appropriate level for Selina’s business, and an agreement by one prospective PIPE Investor, Bet on America Holdings, LLC, an affiliate of the Sponsor, to enter into a $10 million commitment toward the conclusion of negotiations.

On November 13, 2021, Selina and BOA informally agreed to certain terms of the potential business combination, which was set forth in a letter delivered by Selina to BOA on November 13, 2021, which, among other things, (i) indicated a pre-money equity valuation of Selina of $851 million, which ultimately was derived based on market conditions and comparables and specific feedback from a prospective PIPE Investor (as discussed above), (ii) contemplated seeking commitments or subscriptions by certain investors to purchase an aggregate of $80 million of Selina Ordinary Shares at $10.00 per share from Selina and (iii) reduced the minimum cash closing condition under the Business Combination Agreement to equal the amount of the PIPE Investment. Representatives of Selina and BOA subsequently met with their respective advisors to discuss open workstreams and work towards finalizing the transaction.

Between November 13, 2021 and November 23, 2021, representatives of BOA and K&S, on the one hand, and representatives of Selina and MLB, on the other hand, exchanged multiple drafts of the key deal documents, including the Business Combination Agreement. During this period, the prospective PIPE Investors conveyed to BOA and/or Selina their interest in a potential investment. Based on market conditions, demand for the PIPE Investment (as indicated by such prospective PIPE Investors) and Selina’s projected capital needs, BOA and Selina reduced the contemplated target PIPE Investment and the corresponding minimum cash closing condition under the Business Combination Agreement to $70 million.

On November 16, 2021, BOA received a copy of Selina’s audited consolidated financial statements.

On November 23, 2021, BOA convened a special meeting of the BOA Board to discuss the potential business combination with Selina, provide an overview of the process leading up to the closing of the potential Business Combination, and discuss moving towards signing the Business Combination Agreement and approving the Business Combination and Transactions. During the meeting, BOA’s management provided the BOA Board with an update on the status of negotiations with Selina, including the principal terms of the proposed Business Combination, the proposed timing of the signing of the Business Combination Agreement, and related information.

On November 28, 2021, a second special meeting of the BOA Board was held. At the invitation of the BOA Board, representatives of BOA’s management, together with representatives of K&S were in attendance. At the meeting, K&S advised the BOA Board regarding directors’ fiduciary duties under Delaware law, and the BOA Board was provided with an update on the status of negotiations with Selina, including an overview of the principal terms of the proposed Business Combination, the proposed timing, the related information for the proposed Business Combination, and a detailed overview of Selina’s business (including certain aspects of the due diligence process).

On November 29, 2021, a third special meeting of the BOA Board was held. At the invitation of the BOA Board, representatives of BOA’s management, together with representatives of UBS, BTIG, and K&S were in attendance. At the meeting, K&S advised the BOA Board regarding directors’ fiduciary duties under Delaware law, and the BOA Board was provided with a detailed overview of the Business Combination (including the potential benefits and the risks related thereto) and the key terms of the definitive documentation related thereto by representatives of BOA’s management and K&S.

Between November 30, 2021 and December 2, 2021, the prospective PIPE Investors indicated their final subscription amounts and delivered executed PIPE Subscription Agreements to hold in escrow.

On December 1, 2021, BOA convened a fourth special meeting of the BOA Board to vote on the potential Business Combination and review the final forms of the definitive documentation. At the invitation of the BOA Board, representatives of BOA’s management, together with representatives of UBS and K&S were in attendance. At the meeting, the BOA Board unanimously approved the Business Combination based on the factors cited in “—The BOA Board’s Reasons for the Approval of the Business Combination.” The BOA Board adopted pre-circulated resolutions, among other things: (i) providing that the form, terms, and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, including the PIPE Subscription Agreement, the Sponsor Letter Agreement, and the Transaction Support Agreements are in the best interests of BOA and the stockholders of BOA; (ii) adopting and approving the Business Combination Agreement, including all exhibits and schedules thereto, including the PIPE Subscription Agreements, the Sponsor Letter Agreement, and the Transaction Support Agreements, and the Transactions (including the Business Combination); (iii) recommending to BOA’s stockholders that they approve and adopt the Business Combination Agreement and the ancillary documents that BOA is a party to, including the PIPE Subscription Agreements, the Sponsor Letter Agreement, and the Transaction Support Agreements, and approve the Business Combination and Transactions and the other matters proposed in this proxy statement/prospectus; and (iv) determining that the foregoing be submitted for consideration by BOA’s stockholders at the Special Meeting to be held for the purposes of approving the Business Combination and the Transactions.

On December 1, 2021, the Selina Board unanimously approved the execution and delivery of the Business Combination Agreement, the ancillary agreements, and the Transactions (including the Business Combination).

On December 2, 2021, the parties executed and entered into the Business Combination Agreement and certain ancillary agreements, including the PIPE Subscription Agreements, the Sponsor Letter Agreement, and the Transaction Support Agreements. Additionally, Selina and certain investors entered into definitive documentation with respect to the PIPE Investment, which provide for, (i) binding subscriptions to purchase an aggregate of 5,545,000 Selina Ordinary Shares at $10.00 per share from Selina at the Closing (with Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, accounting for the purchase of 1,000,000 of such Selina Ordinary Shares) and (ii) a conditional backstop obligation for an additional commitment of Bet on America Holdings LLC, an affiliate of BOA’s Sponsor and one of the PIPE Investors, to purchase up to, in the aggregate, an additional 1,500,000 Selina Ordinary Shares at $10.00 per share from Selina at the Closing in the event that the Cash Proceeds Condition is not satisfied at the Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

On December 2, 2021, BOA issued a press release announcing the execution of the Business Combination Agreement and BOA filed a Current Report on Form 8-K, which included, among other things, an investor presentation providing information on Selina and a summary of certain key terms of the Business Combination and other ancillary agreements.

Following the signing of the Business Combination Agreement, the parties continued to evaluate and pursue additional financing alternatives, including through additional subscriptions or commitments for the purchase of Selina Ordinary Shares or other securities, such as a convertible notes financing.

In late February 2022, Selina and BOA discussed engaging Oppenheimer in connection with a potential convertible notes financing. On March 1, 2022, a representative of Oppenheimer provided Selina and BOA a proposed draft Convertible Financing Term Sheet, which included a summary of precedent transactions, for a proposed 4-year unsecured convertible note financing of Selina as a means for providing financing to support the proposed Business Combination. The Convertible Financing Term Sheet, among other things, provided for (1) a $100 million to $125 million convertible note offering, (2) closing concurrently with the Closing of the proposed Business Combination, (3) an interest rate ranging from 5.50% to 8.0%, depending on application of conversion reset of provision, (4) an issuance price ranging from 80.0% to 97.5% of par, depending on application of a conversion reset provision, (5) a conversion premium of 15%, (6) a one year interest make-whole upon voluntary conversion within three years of Closing, and (7) mandatory conversion after one year if the Common Stock price exceeds 140% of the conversion price. Selina, BOA and Oppenheimer held discussions that day to discuss the proposed terms of this convertible note financing.

During the period between March 1, 2022 and April 22, 2022, Selina, BOA and Oppenheimer continued to work on a potential convertible note financing. In order to secure the maximum amount of commitments, at the request of Selina, BOA Sponsor agreed to allocate a portion of the Sponsor Share Pool to the convertible note financing.

On April 22, 2022, Selina entered into a series of convertible note subscription agreements with 2022 Convertible Note Investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the Closing, $147,500,000 aggregate principal amount of unsecured convertible notes (the “2022 Convertible Notes”) for an aggregate purchase price equal to $118,000,000. The 2022 Convertible Notes will bear interest at a rate of 6.00% per annum, payable semiannually, will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share, and will mature four years after their issuance. As additional consideration, the 2022 Convertible Note Investors also received an aggregate 899,125 Sponsor Shares from the Sponsor Share Pool and the 2022 Convertible Notes Warrants, which represent the right to purchase up to 4,274,965 Selina Ordinary Share for a per share exercise price of $11.50. As consideration for its role as placement agent Oppenheimer agreed to receive its placement agent fee in the form of 2022 Convertible Notes.

Throughout the first half of 2022, Selina continued to work towards completion of its FY 2021 audit. After securing the commitments from the 2022 Convertible Note Investors, Selina, BOA and BOA Sponsor discussed Selina’s projected capital needs, potential allocations of the remaining Sponsor Shares from the Sponsor Shares Pool, Bet on America Holdings LLC’s conditional backstop obligation and the timeline to Closing. In light of, among other things, the timing of the audit, the additional capital secured through commitments from the 2022 Convertible Note Investors and the allocation of a significant portion of the Sponsor Share Pool to the 2022 Convertible Note Investors and certain other PIPE Investors (as described in Note 2 in Selina’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus), Selina, BOA and BOA Sponsor evaluated alternatives to further align the parties’ interests and enhance Transaction closing certainty. Accordingly, from April 2022 through June 2022, Selina, BOA and BOA Sponsor engaged in multiple discussions and exchanged counterproposals regarding extension of the outside date, allocation of the remaining Sponsor Share Pool, reduction of the Cash Proceeds Condition, pre-funding Bet on America Holdings LLC’s $10.0 million PIPE Investment and restructuring Bet on America Holdings LLC’s conditional backstop to account for additional cash that would be available to Selina at Closing through reductions in Transaction costs.

On July 1, 2022, (i) the parties to the Business Combination agreed to amend the Business Combination Agreement to extend the outside date to October 25, 2022 and reduce the Cash Proceeds Condition to $55.0 million, (ii) the parties to Bet on America Holdings LLC’s subscription agreement relating to its PIPE Investment agreed to amend the subscription agreement to, among other things, amend the definition of Eligible Investments to include certain transaction fee reductions, extend the date by which Bet on America Holdings LLC is obligation to satisfy any remaining backstop obligation to December 31, 2023, provide for pre-funding of the full $10.0 million PIPE Investment on the signing date of the amendment (July 1, 2022) and provide a pre-payment fee to Bet on America Holdings LLC at the Closing in the form of 250,000 Selina Ordinary Shares, and (iii) Selina, BOA and BOA Sponsor entered into a side letter providing for return to BOA Sponsor of the unallocated portion of the Sponsor Share Pool and assignment of BOA Sponsor’s board designation rights to Selina. See “Certain Relationships and Related Party Transactions – Certain Relationships and Related Person Transactions—BOA.” On July 1, 2022, Bet on America Holdings LLC funded in full its $10.0 million PIPE Investment.

The BOA Board’s Reasons for the Approval of the Business Combination

On December 1, 2021, the BOA Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to BOA Stockholders for approval and adoption, and recommended that BOA Stockholders approve and adopt the Business Combination Agreement, related transaction documentation, and such other proposals. Before reaching its decision, the BOA Board reviewed the results of BOA’s management’s due diligence, which included:

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extensive meetings and calls with BOA’s management team and representatives regarding operations, financial prospects, growth and development pipelines, public company readiness, and other customary business and legal due diligence matters, including general corporate, anti-corruption, data-privacy, labor, employment, employee benefits, real property, and intellectual property matters;

•	review of Selina’s material business contracts and certain other legal and commercial diligence;

•	regulatory review of Selina’s operating model;

•	financial and accounting diligence; and

•	detailed due diligence of Selina’s financial projections model.

The BOA Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the BOA Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the BOA Board may have given different weight to different factors in their evaluation of the Business Combination and Selina.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated that we may enter into a business combination with a target business that does not meet the below criteria and guidelines.

Real Estate Technology: We will seek to focus our search on identifying one or more companies that have differentiated and disruptive technological capabilities focused on the real estate industry. We will look for businesses that can benefit from our Sponsor and BOA’s management team’s network and operational expertise.

Growth Potential: We will seek to acquire one or more businesses that have the potential for significant revenue growth opportunities through a combination of organic growth, market share increases, innovative technological solutions, and vertical or horizontal integration. We will leverage the competitive advantages of our combined experience to help scale the business in an accretive manner.

Target Acquisition Size: We will seek to invest in one or more established businesses with an aggregate enterprise value greater than $500 million, determined in the sole discretion of our officers and directors according to reasonably accepted valuation standards and methodologies. We believe this subset of companies provides the greatest competitive advantage with regards to leveraging our proprietary network and identifying the greatest number of opportunities. Furthermore, we believe we can add the greatest value to enterprises of this size to help realize optimal stockholder returns.

Competitive Moat: We will seek to invest in one or more established businesses that have competitive advantages and proprietary technology allowing for the disruption of conventional business practices. Accordingly, we expect to look for transformational enterprises with a large total addressable market, scalability, best-in-class management, strong adoption rates, and domain expertise.

Highly Recurring Revenue and Proven Unit Economics: We will seek to invest in one or more businesses that have proven unit economics amongst a diverse customer base. We will focus on companies with established and growing recurring revenue streams. We do not intend to invest in startup companies, companies with excessive financial leverage, or those with specious business plans.

Target Management Team: We will seek to invest in one or more businesses that have experienced management teams with a compelling growth strategy and operational diligence. We will focus on management teams with a proven record of driving revenue growth, creating stockholder value, and upholding the highest standards of corporate financial controls and integrity.

Benefit from Being a Public Company: We will seek to invest in one or more businesses that will benefit from being a publicly listed company and can effectively utilize additional access to capital to achieve greater stockholder returns. We will look for entities that will enjoy the access to a broader base of investors and allow for public/private multiple accretion.

These illustrative criteria were not intended to be exhaustive. We stated in the IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines, as well as other considerations, factors, and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.

In considering the Business Combination, the BOA Board concluded that it met all the above criteria. In particular, the BOA Board considered the following positive factors, although not weighted or presented in any order of significance:

Scaled Platform. Selina is one of the largest operators of lifestyle and experiential, Millennial and Gen Z-focused hotels, with 163 destinations currently opened or secured in 25 countries, across 6 continents. Selina believes that this scaled platform provides a competitive advantage by increasing brand awareness which in turn helps attract and retain guests. Additionally, as Selina continues to expand its platform and the efficiency with which it identifies, secures and converts underperforming properties into Selina-branded destinations generally increases.

Clear Path to Near-Term Profitability. Based on the projections described below, 95% of its projected 2022 annual revenue generated from properties that are either already operational or secured.

Differentiated Product Offering. Selina’s destinations are designed specifically for the emergent class of Millennial and Gen Z traveler, as well as local communities. Selina provides a full-service experience at a democratized price point that is accessible to Millennials and Gen Z. Selina boasts superior levels of customer satisfaction with an NPS of 43, which is among the highest in the industry.

Secured Pipeline with Asset-Light Model. Selina’s asset-light, technology-enabled real estate platform utilizes Selina’s strong relationships with local real estate partners. Approximately 90% of the total capital expenditure required to convert a property into a Selina-branded destination is funded by these real estate partners. As of December 31, 2021, Selina had $373 million in capital commitments from such partners for bed conversions, which is expected to fund approximately 41,000 additional bedspaces.

Long-Term Growth Opportunity. Based on the projections described below, Selina is confident in its long-term growth capabilities, with approximately 80% of its projected 2025 annual revenue derived from bedspaces either already open, secured, or fully-funded by capital partners.

Under the Business Combination Agreement, BOA has agreed to combine with Selina based on an $851 million pre-money equity valuation of Selina to be paid in ordinary shares of the combined company. The total consideration represents a market value of equity in excess of 80% of the assets held in BOA’s Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), a requirement for an initial business combination under the BOA Charter.

Although the BOA Board did not seek a third-party valuation and did not receive any report, valuation, or opinion as to the valuation from any third party in connection with the Business Combination, the BOA Board did rely on the following sources: (i) due diligence on Selina’s business operations; (ii) extensive third-party research reports and data related to the global hospitality industry; (iii) BOA’s management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses; and (iv) BOA’s management’s collective experience within the hospitality industry.

During the course of valuing Selina, BOA’s management also identified several comparable public companies in the PropTech and hospitality spaces. Because of Selina’s unique product offering, it does not have a direct operating comparable. However, BOA determined that the most relevant publicly traded travel and hospitality companies are Airbnb, Inc. (Nasdaq: ABNB), Booking Holdings Inc. (Nasdaq: BKNG), Hilton Worldwide Holdings Inc. (NYSE: HLT), Wyndham Hotels & Resorts, Inc. (NYSE: WH), InterContinental Hotels & Resorts plc (NYSE: IHG), and Sonder Holdings Inc. (Nasdaq: SOND), and the most relevant publicly traded lifestyle brands are Warby Parker Inc. (NYSE: WRBY), Planet Fitness Inc. (NYSE: PLNT), FIGS, Inc. (NYSE: FIGS), Lululemon Athletica Inc. (Nasdaq: LULU), Bumble Inc. (Nasdaq: BMBL), Vail Resorts, Inc. (NYSE: MTN), Nike, Inc. (NYSE: NKE), Yeti Holdings Inc. (NYSE: YETI), Shake Shack Inc. (NYSE: SHAK), and Membership Collective Group Inc. (NYSE: MCG). BOA’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.

The following is the financial trading multiples of these companies and Selina that was considered by the BOA Board:

	Selina	Lifestyle Brand Comparables(1)	Travel and Hospitality Comparables(2)
Enterprise Value/2022E Revenue	4.0x	8.2x	5.8x
Enterprise Value/2023E Revenue	1.9x	6.7x	5.1x
Enterprise Value/2024E EBITDA	7.8x	23.5x	13.5x

Source: Information for companies other than Selina have been obtained from public filings and data from FactSet as of November 19, 2021.

Note: The comparable company figures represent the medians for each peer group.

(1)	Lifestyle includes BMBL, FIGS, LULU, MGC, MTN, PLNT, SHAK, WRBY, YETI.
(2)	Travel and Hospitality includes ABNB, BKNG, IHG, HLT, WH.

(in millions, unless otherwise noted)	2022E	2023E	2024E
End of Period Bedspaces (000s)	35.2	53.6	76.2
Total Selina Branded Revenue	$219	$467	$763
(-) Unit-Level Operating Expenses	(213)	(381)	(587)
Unit-Level Operating Profit / (Loss)	$6	$86	$176

Unit-Level Operating Margin %	3%	18%	23%

(+) Technical Services Fees	8	19	24
(-) Pre- Opening(1)	(6)	(12)	(15)
(- ) FF&E Reserve	(5)	(14)	(23)
(-) Corporate Overhead Expenses(2)	(39)	(48)	(55)
Selina Branded EBITDA – Corporate Level	$(37)	$32	$108

Selina Branded EBITDA Margin – Corporate Level %	(17)%	7%	14%

Non-Selina Branded Revenue
Remote Year Revenue	15	39	60
Total Non-Selina Branded Revenue	$15	$39	$60
(-) Remote Year Operating Expenses(4)	(15)	(33)	(47)
Non-Selina Branded EBITDA	$0	$6	$12

Total Revenue	$234	$506	$823

Adjusted EBITDA	$(37)	$38	$120
Adjusted EBITDA Margin %	(16)%	7%	15%

Note: Non-IFRS figures presented.

(1)	Includes operating costs incurred prior to opening a new location as well as costs associated with physical space within opened locations where that space is not operational.
(2)	Excludes any one-off expenses associated with public company preparedness and de-SPAC process.
(3)	Other Revenue: revenue derived from sites that generated revenue, but were not currently operating as a hotel under the Selina brand.
(4)	Represents costs of operating the Remote Year business including corporate overhead, CAC and delivery costs.

Certain Projected Financial Information

In connection with its consideration of the potential business combination, the BOA Board was provided with the projections set forth above prepared by management of Selina (collectively, the “Projections”).

The Projections provided to the BOA Board are substantively identical to the projected financial information prepared by the Company and presented to proposed investors in the PIPE. After the announcement of the Business Combination, BOA and the Company continued to engage with potential investors in Selina and included financial information for the fiscal year ending 2025 (the “2025 Projections”) for presentation to such potential investors. The 2025 Projections were prepared in good faith by the Company’s management based on their reasonable estimates and assumptions with respect to the expected future financial performance of the Company, substantially all of which are identical to those estimates and assumptions made in connection with the preparation of the Projections. The 2025 Projections were not reviewed and approved by the BOA Board.

The Projections are included in this proxy statement/prospectus solely to provide BOA Stockholders access to information made available in connection with the BOA Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was November 19, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Selina nor BOA or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the respective independent accounting firms of Selina and BOA assume no responsibility for, and disclaim any association with, the Projections, as further described in the “Cautionary Note Regarding Forward-Looking Statements” on page 100.

The Projections were prepared in good faith by Selina management based on their reasonable estimates and assumptions with respect to the expected future financial performance of Selina and Selina’a ability to raise sufficient capital to fund the growth plans underlying the Projections at the time the Projections were prepared and speak only as of that time. The Projections include certain financial measures which are not prepared in accordance with IFRS, including measures calculated based on these measures. Selina tracks non-IFRS financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Selina believes certain key business metrics and non-IFRS financial measures provide useful information to investors and others in understanding and evaluating Selina’s results of operations in the same manner as Selina’s management team. These key business metrics and non-IFRS financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with IFRS, and may be different from similarly titled metrics or measures presented by other companies. The non-IFRS financial measures used in the preparation of the Projections are briefly described below and for a more information, see “Management’s Discussion and Analysis of Selina’s Financial Condition and Results of Operations.”

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Unit-Level Operating Profit / (Loss) is defined as “Adjusted EBITDA” excluding (i) impact of corporate overhead costs, (ii) pre-opening and cost of non-operated spaces (operating costs incurred prior to opening a new location as well as costs associated with physical space within opened locations where that space is not operational), and (iii) loss from non-Selina branded operations (losses derived from new leased properties not operating as a hotel under the Selina brand). Selina’s management uses Unit-level Operating Profit / (Loss) to assess the profitability of, and as a cash flow proxy for, Selina’s hotel operations at locations. Accordingly, Selina includes within the definition of Unit-Level Operating Profit / (Loss) operating costs that management views as solely tied to the operations of the hotel assets. Specifically, Unit-Level Operating Profit / (Loss) includes departmental expenses, and other operational expenses such as payroll, marketing, software and utilities, fixed costs and rent payments.

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Adjusted EBITDA is defined as EBITDA, net non-operating and other income (expense), and impairment losses and further excluding non-cash stock-based compensation expense while adding back the annual rent expense on leases which have been capitalized under IFRS. Selina’s management views this as a useful metric to view the overall earnings and profitability of Selina, after taking into account non-core operational costs, and corporate overhead costs which are incurred to support the operations of the asset portfolio.

Selina’s management believes that the costs excluded as part of Selina’s non-IFRS measures described above, particularly Unit-Level Operating Profit / (Loss), are typically non-core operational costs and are not truly reflective of an asset portfolio’s profitability.

Technical service fees are tied to the ability of Selina to collect fees as part of new asset conversion costs from third parties. Accordingly, Selina’s management views these fees as more appropriately related to the Selina’s growth strategy as opposed to operational in nature. While these costs have been less significant in the past, Selina’s management expects this source of income to develop into a core fee stream as Selina embarks on its growth strategy and continues to open new locations.

Pre-opening costs are incurred prior to the opening of a location, and for spaces which are not operational and yet able to generate revenue. These costs are therefore excluded so to allow Selina’s management to measure a unit’s ability to generate profits from its opening date and for all operational, revenue generating spaces. Historically, pre-opening costs have been a significant cost to Selina’s operations, as a unit incurs costs prior to its opening, such as marketing, and may contain non-operational spaces for a brief period.

FF&E reserve costs reflect the amounts set aside for the period to cover future capital improvements and the replacements of existing assets. This expense is excluded from the Unit-Level Operating Profit / (Loss) as management does not view these costs as impacting hotel operations.

Remote Year revenues and expenses are excluded from Unit-Level Operating Profit / (Loss) as the Remote Year business is separate to Selina’s ongoing operations and is treated as a separate unit for operational purposes.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of Selina, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The material assumptions underlying the Projections primarily consisted of Selina’s historical performance, bedspace growth, Selina’s ability to raise the necessary capital to fund such growth, general market and economic factors and Selina’s competition.

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Selina’s Historical Performance: Selina’s portfolio performance prior to the start of the COVID-19 pandemic was the primary driver in the assumptions underlying the Projections. In 2019, Selina’s fully matured properties, which Selina defines as being operational for at least twenty-four moths, achieved occupancy rates of approximately 58%, total revenue per occupied bedspace (“TRevPOBs”) of $43 and an 18% Unit-Level Operating Profit margin. As more particularly described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina—Key Metrics” Selina’s management view each of these indicators as key metrics. Additionally, of the fully matured properties, those located in Developed markets outperformed properties located in Emerging markets by approximately 73% on occupancy rates and approximately 35% on TRevPOB. Selina’s asset portfolio had approximately 5% of its bedspaces located in Developed markets in 2019. In connection with the preparation of the Projections, management determined that Selina’s asset portfolio would continue to mature and that Selina would likely continue to increase its presence in Developed markets.

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Bedspaces Growth: The Projections also assume a growth in beds from approximately 23,000 bedspaces as of December 31, 2021 to approximately 100,000 bedspaces by 2025. This assumption was primarily driven by two factors. First, Selina has already secured capital commitments to fund the conversion of approximately 41,000 new bedspaces through existing local partnerships and, as a result, one of the largest impediments to driving growth – capital commitments – has already been achieved. Secondly, as part of management’s growth strategy, Selina intends to focus its attention on the lease of portfolios of assets as opposed to the lease of individual assets. Generally, a portfolio of assets contains more bedspaces than a single asset and, accordingly, management believes that this strategy will further accelerate its growth year-over-year. Given the capital commitment to fund approximately 41,000 new bedspaces and managements current intention to focus on the lease of a portfolio of assets as compared to single assets, Selina believes these assumptions to be reasonable.

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Market: The Projections assume that general macroeconomic market conditions will be dampened in 2022 as a result of the continued effects of COVID-19, including the potential discovery and spread of new variants. As a result, the Projections assume no significant improvement in Selina’s business performance during calendar year 2022 but reflect a full market recovery during 2023 onward. These assumptions are supported by independent third-party reports that suggest the leisure hospitality market will recover more quickly than other business segments due in part to revenge spend and the postponement of vacations during the COVID-19 pandemic.

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Competition: Despite being in business for longer periods of time, many of Selina’s competitors operate less than half the number of properties than Selina. This is primarily a result of the relative speed at which Selina identifies and converts underperforming properties into Selina branded properties compared to its competitors. Specifically, Selina currently executes site transformations with an average conversion time of approximately 140 days. Selina believes its growth strategy, together with its execution history and supplemented by its proprietary technology, will allow Selina to grow its portfolio to approximately 100,000 bedspaces in over 25 countries by 2025.

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Capital Funding: In order to achieve the aforementioned growth strategy, the Projections assume Selina will raise capital in 2022 to execute on its five-year business plan, supporting growth, business re-investment, overhead and working capital costs. The Projections assume the necessary amount of capital is raised in 2022 to support the growth plans contained within the Projections. A failure to raise the stated amount of capital or a material portion thereof, will hinder Selina’s ability to meet the assumptions under which the Projections were based.

See the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Selina’s Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Selina’s Financial Condition and Results of Operations—Key Business Metrics” and “Information about Selina” for additional details regarding the estimates, assumptions and other relevant market data which might ultimately impact these projections.

The Projections were prepared solely for internal use to assist the BOA Board and BOA’s management in their evaluation of Selina and the Business Combination. Selina has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including BOA. Neither Selina’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of Selina relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of Selina may differ materially from those expressed in the Projections due to factors beyond the ability of Selina or BOA to control or predict.

None of the placement agents, financial advisors or capital markets advisors, in any capacity, has warranted or warrants the accuracy, reliability, appropriateness or completeness of the Projections contained herein to anyone, including to any of BOA’s investors or equity holders.

The Projections are not included in this proxy statement/prospectus in order to induce any BOA Stockholders to vote in favor of any of the Proposals at the Special Meeting.

We encourage you to review the financial statements of Selina included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information of Selina”, and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Neither BOA nor Selina or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The BOA Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•	Stockholder Vote. The risk that our stockholders may fail to provide the votes necessary to effect the Business Combination.

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Redemption Risk. The risk that a significant number of our stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to the BOA Charter, which may potentially make the Business Combination more difficult to complete.

•	Closing Conditions. The fact that consummation of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

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Liquidation of the Company. The risks and costs to us if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which, if the Business Combination is not consummated, could result in us being unable to effect an initial business combination by February 26, 2023 and force us to liquidate and the BOA Warrants to expire worthless.

•	Other Risks. Various other risks associated with the Business Combination, the business of Selina and ownership of the combined company’s shares described under the section titled “Risk Factors.”

Satisfaction of 80% Test

It is a requirement under the Existing BOA Governing Documents that any business acquired by BOA have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the marketing fee and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding marketing fees and taxes payable) at the time of the execution of the Business Combination Agreement with Selina was approximately $230.0 million and 80% thereof represents approximately $184.0 million. In determining whether the 80% requirement was met, rather than relying on any one factor, the BOA Board concluded that it was appropriate to base such valuation on a number of qualitative factors, such as management strength and depth, competitive positioning, customer relationships and technical skills, as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $851 million with no material debt expected to be outstanding, BOA’s assessment that Selina’s valuation was attractive compared to its competitive peers, the historical performance of Selina and the potential for future growth in revenues and profits of Selina. Based on the qualitative and quantitative information used to approve the Business Combination described herein, the BOA Board determined that the foregoing 80% fair market value requirement was met. The BOA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Interests of BOA’s Directors and Officers in the Business Combination

When you consider the recommendation of the BOA Board in favor of approval of the Business Combination Proposal, you should keep in mind that BOA’s Initial Stockholders, including its directors and officers, have interests in such proposal that may be different from, or in addition to those of BOA Stockholders and holders of BOA Warrants generally. These interests include, among other things, the interests listed below:

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If BOA is unable to complete an initial business combination by February 26, 2023, BOA shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of BOA’s remaining stockholders and the BOA Board, liquidate and dissolve, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to BOA Warrants, which will expire worthless if BOA does not complete an initial business combination by February 26, 2023.

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The Initial Stockholders of BOA purchased the Founder Shares prior to the IPO for an aggregate purchase price of $25,000. Upon the Closing, such Founder Shares will be converted into 5,750,000 shares of Selina Ordinary Shares. Pursuant to the Sponsor Letter, after giving effect to the side letter, dated July 1, 2022, between Sponsor and Selina, an aggregate 1,249,125 Sponsor Shares will be transferred to certain persons as designated by Selina.

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The Sponsor purchased 6,575,000 Private placement warrants from BOA at a price of $1.00 per warrant. The Private placement warrants are each exercisable commencing the later of thirty (30) days following the Closing and twelve (12) months from the IPO, which occurred on February 26, 2021, for one share of BOA Class A Common Stock at $11.50 per share. If BOA does not consummate an initial business combination transaction by February 26, 2023, then the proceeds from the sale of the Private placement warrants will be part of the liquidating distribution to the public stockholders and the Private placement warrants held by BOA’s Initial Stockholders will be worthless. The aggregate value of the Private placement warrants held by BOA’s Initial Stockholders as of August 4, 2022 is estimated to be approximately $1.3 million, assuming the per warrant value of the Private placement warrants is the same as the $0.1999 closing price of the Public Warrants on the NYSE as of August 4, 2022.

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The Sponsor and BOA’s officers and directors will lose their entire investment in BOA, which totals approximately $6.6 million in value, if BOA does not complete an initial business combination by February 26, 2023 and the potential loss of this investment could incentivize the Sponsor and BOA’s officers and directors and their affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment. The current value of the securities of BOA held by the Sponsor have an aggregate market value as of August 4, 2022 of approximately $56.5 million (based on a per warrant value of the Private placement warrants of $0.1999 and a per share value of BOA Common Stock of $9.86). After giving effect to the 1,249,125 Sponsor Shares to be transferred pursuant to the Sponsor Letter Agreement, the current value of the securities of BOA held by the Sponsor have an aggregate market value as of August 4, 2022 of approximately $44.6 million (based on a per warrant value of the Private placement warrants of $0.1999 and a per share value of BOA Common Stock of $9.86).

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Certain of them may continue to serve as officers and/or directors of Selina after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the Selina Board determines to pay to its directors and/or officers.

•	The Sponsor and BOA’s officers and directors may experience a positive rate of return on their investment, even if BOA Stockholders experience a negative rate of return on their investment.

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BOA’s Initial Stockholders and BOA’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if BOA fails to complete an initial business combination by February 26, 2023.

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BOA’s Initial Stockholders, including the Sponsor and the officers and directors of BOA, entered into the insider letter agreement at the time of the IPO, and, concurrently with the execution of the Business Combination Agreement, the Sponsor and the officers and directors of BOA entered into the Sponsor Letter Agreement with BOA and Selina, pursuant to which they have agreed to waive their redemption rights with respect to their shares of BOA Common Stock in connection with the consummation of the Business Combination and vote in favor of the Business Combination. Such waivers are common in transactions of this sort and designed to help facilitate the consummation of a business combination. The Initial Stockholders, including the Sponsor and the officers and directors of BOA, did not receive any separate consideration for the waiver of their redemption rights.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to BOA if and to the extent any claims by a vendor for services rendered or products sold to BOA, or a prospective target business with which BOA has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

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The Sponsor is entitled to the repayment of any working capital loan and advances that have been made to BOA and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances or loans to BOA for working capital expenses. If BOA does not complete the Business Combination with Selina or another initial business combination within the required period, BOA may use a portion of its working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•	Following the consummation of the Business Combination, BOA will continue to indemnify its existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating the Business Combination, and repayment of any other loans, if any, and on such terms as to be determined by BOA from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with the intended Business Combination. As of the date hereof, there were no outstanding amounts subject to reimbursement.

In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Selina is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

In light of the foregoing, the Sponsor, officers and directors of BOA and their respective affiliates will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Selina rather than liquidate even if (i) Selina is a less favorable target company or (ii) the terms of the Business Combination are less favorable to BOA Stockholders. Further, the Sponsor, officers and directors of BOA who hold Founder Shares may receive a positive return on the Founder Shares even if BOA Stockholders experience a negative return on their investment after consummation of the Business Combination. As a result, the Sponsor and directors and officers of BOA may have interests in the completion of the Business Combination that are materially different than, or in addition to (and which may conflict with), the interests of BOA Stockholders.

Conflicts of Interest

Potential investors should be aware of the following additional potential conflicts of interests:

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None of BOA’s officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

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As a result of multiple business affiliations, BOA’s officers and directors may have legal obligations relating to presenting business opportunities to multiple entities. Furthermore, the BOA Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. BOA does not believe, however, that the pre-existing fiduciary duties or contractual obligations of BOA’s officers and directors will materially undermine

BOA’s ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect BOA’s search for a business combination or acquisition target, in each case, because the affiliated companies are generally closely-held entities controlled by such officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise. In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation may be presented the opportunity before we are presented with it.

•	BOA’s officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by BOA.

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The Initial Stockholders, including the Sponsor and officers and directors of BOA, purchased shares of BOA Common Stock prior to the date of this proxy statement/prospectus. The Sponsor and BOA’s officers and directors will lose their entire investment in BOA, which totals approximately $6.6 million in value, if BOA does not complete an initial business combination by February 26, 2023 and the potential loss of this investment could incentivize the Sponsor and BOA’s officers and directors and their affiliates to pursue a business combination transaction on unfavorable terms in order to avoid a liquidation and a loss of its investment. Further, the Sponsor, officers and directors of BOA may receive a positive return on their investment even if BOA Stockholders experience a negative return on their investment after consummation of the Business Combination. Additionally, the Initial Stockholders, including the Sponsor and BOA’s officers and directors, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any of their Founder Shares if BOA fails to complete an initial business combination by February 26, 2023. Furthermore, the Sponsor and BOA’s officers and directors may loan or advance funds to BOA for working capital expenses and may be owed reimbursement for expenses incurred in connection with certain activities on BOA’s behalf which would only be repaid from the proceeds held in the Trust Account if BOA completes an initial business combination. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances or loans to BOA for working capital expenses and any such other reimbursable expenses are immaterial. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

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Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, entered into a Subscription Agreement pursuant to which Bet on America Holdings LLC has agreed to (i) purchase 1,000,000 Selina Ordinary Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 in the PIPE Investment on the same terms as the PIPE Investors and (ii) a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

In general, executive officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, BOA’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities, and if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has pre-existing fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to BOA if such entity rejects the opportunity. In addition, conflicts of interest may arise when BOA’s Board evaluates a particular business opportunity with respect to the above-listed criteria. BOA cannot assure you that any of the above-mentioned conflicts will be resolved in the BOA’s favor. BOA does not believe, however, that the pre-existing fiduciary duties or contractual obligations of BOA’s officers and directors will materially undermine our ability to complete the Business Combination, and believes they did not materially affect BOA’s search for a business combination or acquisition target, because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

Furthermore, the BOA Charter provides that the doctrine of corporate opportunity will not apply with respect to any of BOA’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. As a result, it is possible that certain potential acquisition targets, if presented to one of BOA’s directors or officers, would not have been presented to BOA by such director or officer and therefore not considered by BOA in connection with its search for prospective businesses and assets to acquire in an initial business combination. However, BOA is not aware of any such corporate opportunities not being offered to us and does not believe the renouncement of our interest in any such corporate opportunities impacted its search for an acquisition target.

In order to minimize potential conflicts of interest which may arise from multiple affiliations, BOA’s officers and directors have agreed not to become an officer of any other special purpose acquisition company with a class of securities registered under the Exchange Act until BOA entered into a definitive agreement regarding an initial business combination or unless BOA failed to complete an initial business combination prior to February 26, 2023 and liquidates the Trust Account.

Below is a table summarizing the entities to which BOA’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Srikanth Batchu	Instacart	logistics	advertisement lead
Shane Battier	Miami Heat	entertainment	vice president
Lorron James	James Group International Young Presidents Organization	logistics leadership community	chief executive officer director
Anthony Wanger	Regnaw Capital	investments	managing director
Jenny Abramson	Rethink Impact	venture capital	founder & managing partner
	Winnie	technology	director
	NFL Players, Inc.	entertainment	director
	FutureFuel.io	investments	director
	Sempre Health	healthcare	director
	Ellevest	investments	director
	DC Prep	community organization	director
	Jacobs Foundation	community organization	trustee
Brian Friedman	Foxhall Partners Friedman Capital KeysourceUSA Adams Morgan Youth Leadership Academy	investments investments investments community organization	managing partner partner director director
Benjamin Friedman	Friedman Capital	investments	managing director

When BOA submits the Business Combination to the BOA Stockholders for a vote, the Initial Stockholders, including the Sponsor and BOA’s officers and directors, have agreed to vote any shares of BOA Common Stock held by them in favor of the Business Combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their Founder Shares. If they purchased shares of BOA Common Stock as part of the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert or sell such shares to BOA in connection with the consummation of the Business Combination.

All ongoing and future transactions between BOA and BOA’s officers and directors or their respective affiliates will require prior approval by BOA’s audit committee. To further minimize conflicts of interest, BOA has agreed not to consummate its initial business combination with an entity that is affiliated with any of BOA’s officers, directors or the Initial Stockholders, including the Sponsor, unless BOA, or a committee of independent directors, has obtained an opinion from an independent investment banking firm or from another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. Furthermore, in no event will the Sponsor or any of BOA’s existing officers or directors, or any of their respective affiliates, be paid by BOA any finder’s fee, reimbursements, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent Selina’s good faith estimate of such amounts assuming a Closing as of             , 2022.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources
Proceeds from Trust Account	$230	$—
PIPE Investment	55	70
Selina Shareholder Equity Rollover	851	851
Convertible Note Offering	118	118

Total Sources	$1,254	$1,039

Uses
Cash on Balance Sheet	$366	$151
Selina Shareholder Equity Rollover	851	851
Transaction costs	37	37

Total Uses	$1,254	$1,039

Directors and Executive Officers of Selina After the Business Combination

Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of Nasdaq, effective as of the Closing, BOA will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Selina Board to consist of the persons designated by Selina in writing prior to Closing. On the Closing Date, BOA shall enter into customary indemnification agreements reasonably satisfactory to Selina with the individuals to be elected as members of the Selina Board, which indemnification agreements shall continue to be effective immediately following the Closing.

Except as otherwise directed in writing by Selina, and conditioned upon the occurrence of the Closing, BOA will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons constituting the officers of Selina prior to the effective time of the Business Combination to be the officers of Selina (and holding the same titles as held at Selina) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Selina will take all necessary action prior to the effective time of the Business Combination such that (a) subject to clause (b), each director of Selina in office immediately prior to the effective time of the Business Combination shall cease to be a director immediately following the effective time of the Business Combination

(including by causing each such director to tender an irrevocable resignation as a director, effective as of the effective time of the Business Combination) and (b) certain directors or executive officers of Selina, determined by Selina and communicated to BOA in writing prior to the Closing Date, shall remain or otherwise be appointed to the Board of Directors of the combined company, effective as of immediately following the effective time of the Business Combination, and, as of such time, shall be the only the directors of the combined company (including by causing the Selina Board to adopt resolutions prior to the effective time of the Business Combination that expand or decrease the size of the Selina Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Selina Board). Each person appointed as a director of the combined company pursuant to the preceding sentence shall remain in office as a director of the combined company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Except as otherwise directed in writing by Selina, the persons constituting the officers of Selina prior to the effective time of the Business Combination will continue to be the officers of the combined company (and will hold the same titles as held at Selina) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Stock Exchange Listing

BOA Units, BOA Class A Common Stock and BOA Warrants are publicly traded on NYSE under the symbols “BOAS.U”, “BOAS” and “BOAS WS”, respectively. Selina intends to apply to list the Selina Ordinary Shares and Selina Warrants on Nasdaq under the symbols “SLNA” and “SLNAW”, respectively, upon the Closing of the Business Combination. Selina will not have units traded following the Closing of the Business Combination.

Anticipated Accounting Treatment

The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Business Combination will be effectuated in three main steps:

1.	The exchange of shares held by Selina Shareholders, which is accounted for as a recapitalization in accordance with IFRS.

2.

The merger of Merger Sub with and into BOA, which is not within the scope of IFRS 3 (Business Combinations) because BOA does not meet the definition of a business in accordance with IFRS 3. Any difference between the fair value of Selina Ordinary Shares issued and the fair value of BOA’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Selina Ordinary Share issued to BOA Stockholders is equal to the fair value of each individual Selina Ordinary Share held by a Selina shareholder resulting from the $851 million equity value assigned to Selina in the Business Combination Agreement.

3.

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement, will result in the issuance of Selina Ordinary Shares, leading to an increase in share capital and additional paid-in capital.

Regulatory Matters

The Business Combination is not subject to any U.S. federal or state regulatory requirement or approval, except for filings with the SEC of the registration statement of which this proxy statement/prospectus is a part, and the filing with the State of Delaware necessary to effectuate the Business Combination.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

BOA’s Sponsor, BOA’s Initial Stockholders, and BOA’s directors and officers have agreed to vote the Founder Shares and any public shares owned by them in favor of the Business Combination Proposal. See “Documents Related to the Business Combination Agreement — BOA Letter Agreement” and “Documents Related to the Business Combination Agreement — Sponsor Letter Agreement” for more information.

Recommendation of the BOA Board

THE BOA BOARD UNANIMOUSLY RECOMMENDS THAT THE BOA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of BOA’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of BOA and its stockholders and what they may believe is best for themselves in determining to recommend that BOA Stockholders vote for the Business Combination Proposal. See the section entitled “— Interests of BOA’s Directors and Officers in the Business Combination” for a further discussion.

THE GOVERNING DOCUMENTS PROPOSALS

The Governing Documents Proposals, if approved, will approve the following material differences between the BOA Charter and the Selina Articles to be effective upon the consummation of the Business Combination:

•	the name of the new public entity will be Selina Hospitality PLC as opposed to “BOA Acquisition Corp.”;

•	the Selina Articles will provide for one (1) class of ordinary shares as opposed to the two classes of common stock provided for in the BOA Charter;

•	Selina’s corporate existence is perpetual as opposed to BOA’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•	the Selina Articles will not include the various provisions applicable only to special purpose acquisition corporations that the BOA Charter contains.

In the judgment of the BOA Board, the Governing Documents Proposals are desirable for the following reasons:

•	The name of the new public entity is desirable to reflect the Business Combination and the combined company going forward;

•

the single class of ordinary shares is desirable because all shares of BOA Class B Common Stock will be converted into shares of BOA Class A Common Stock immediately prior to the Closing of the Business Combination and because it will allow Selina to have a streamlined capital structure; and

•

the provisions that relate to the operation of BOA as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a comparison of the BOA Charter and the Selina Articles, see the section entitled “Comparison of Rights of Selina Shareholders and BOA Stockholders.”

Under the Business Combination Agreement, the approval of the Governing Documents Proposals is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Governing Documents Proposals will not be presented at the Special Meeting.

A copy of the Selina Articles as will be in effect assuming approval of all of the Governing Documents Proposals and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

Approval of each of the Governing Documents Proposals requires the affirmative vote of holders of a majority of the outstanding shares of BOA Common Stock entitled to vote at the Special Meeting. Failure to vote, abstentions, and broker non-votes will each have the same effect as a vote “AGAINST” the Governing Documents Proposals.

Recommendation of the BOA Board

THE BOA BOARD UNANIMOUSLY RECOMMENDS THAT BOA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of BOA’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BOA and its stockholders and what they may believe is best for themselves in determining to recommend that BOA Stockholders vote for the Governing Documents Proposals. See the section entitled “The Business Combination Proposal — Interests of BOA’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the BOA Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal or the Governing Documents Proposals, or BOA determines that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived or BOA is otherwise not authorized to consummate the Business Combination. In no event will the BOA Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the BOA Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the BOA Stockholders, the BOA Board may not be able to adjourn the Special Meeting to a later date if there are insufficient votes for the approval of the Business Combination Proposal or the Governing Documents Proposals, or the Minimum Available Cash Condition would not be satisfied or the Cash Proceeds Condition would not be satisfied or waived by Selina and may be unable to consummate the Business Combination. If BOA does not consummate the Business Combination and fails to complete an initial business combination by February 26, 2023 (subject to the requirements of law), BOA will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the BOA Stockholders present by virtual participation or represented by proxy at the Special Meeting.

The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Initial Stockholders (which includes BOA’s directors and officers) have agreed to vote the Founder Shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Documents Related to the Business Combination Agreement — Sponsor Letter Agreement” for more information.

Recommendation of the BOA Board

THE BOA BOARD UNANIMOUSLY RECOMMENDS THAT THE BOA STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of BOA’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of BOA and its stockholders and what they may believe is best for themselves in determining to recommend that BOA Stockholders vote for the Adjournment Proposals. See the section entitled “The Business Combination Proposal — Interests of BOA’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT

The following describes certain aspects of the Business Combination, including the material provisions of the Business Combination Agreement. The following description of the Business Combination Agreement is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Business Combination Agreement carefully and, in its entirety, as it is the primary legal document governing the Business Combination.

The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding BOA, Selina or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

The Business Combination Agreement contains representations, warranties, and covenants that the parties to the Business Combination Agreement made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. In particular, the representations, warranties, covenants, and agreements contained in the Business Combination Agreement, which were made only for purposes of the Business Combination Agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. You should not rely on the representations, warranties, covenants, and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants, and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in BOA’s public disclosures.

Overview of the Transactions Contemplated by the Business Combination Agreement

Pursuant to the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that (i) Merger Sub will merge with and into BOA, with BOA continuing as the surviving company after the Merger and Business Combination, (ii) the BOA Common Stock will be converted into an equal number of Selina Ordinary Shares, (iii) the BOA Warrants will be converted into Selina Warrants to purchase a corresponding number of Selina Ordinary Shares at the same exercise price and for the same exercise prices, and (iv) as a result of the Business Combination and the Transactions, BOA will become a direct, wholly owned subsidiary of Selina at the Effective Time.

Closing of the Business Combination

Unless BOA and Selina otherwise mutually agree or the Business Combination Agreement is otherwise terminated pursuant to its terms, the Closing will take place no later than the third (3rd) business day after the date on which all of the conditions to Closing set forth in the Business Combination Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the Business

Combination). See “—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.

As of the date of this proxy statement/prospectus, the parties expect that the Closing of the Business Combination will occur during the first half of 2022. However, there can be no assurance as to when or if the Closing of the Business Combination will occur.

If the Transactions are not completed by August 26, 2022, the Business Combination Agreement may be terminated by either BOA or Selina. However, a party may not terminate the Business Combination Agreement pursuant to the provision described in this paragraph if such party’s breach of the Business Combination has proximately caused the failure of the Transactions to occur on or before such termination date and such breach constitutes a material breach of the Business Combination Agreement. See “—Termination”.

Effects of the Transactions on Equity Interests of BOA and Selina in the Business Combination

Immediately prior to the Effective Time, Selina will cause the Capital Restructuring to be consummated, pursuant to which (a) each Selina Preferred Share shall become and be redesignated as a Selina Ordinary Share in accordance with the governing documents of Selina, (b) the Selina Convertible Instruments may be converted into Selina Ordinary Shares in accordance with the terms of the Selina Convertible Instruments and the terms of the Business Combination Agreement and (c) immediately following the Selina Preferred Share Redesignation and the Selina Convertible Instrument Conversion, Selina shall effect the Share Subdivision, whereby each Selina Ordinary Share will be subdivided into such number of Selina Ordinary Shares calculated in accordance with Section 2.1(c) of the Business Combination Agreement to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share.

In addition, immediately prior to the Effective Time, (i) each issued and outstanding share of BOA Class B Common Stock will be automatically converted into one (1) share of BOA Class A Common Stock in accordance with the terms of the BOA Charter, (ii) BOA will effect the BOA Stockholder Redemption as required by and in accordance with the BOA Charter and (iii) each issued and outstanding BOA Unit, consisting of one share of BOA Class A Common Stock and one-third of one BOA Warrant will be automatically separated and the holder thereof will be deemed to hold one share of BOA Class A Common Stock and one-third of one BOA Warrant.

Pursuant to the Business Combination Agreement, at the Effective Time, after giving effect to the Capital Restructuring, the BOA Class B Conversion and BOA Stockholder Redemption, at the Effective Time, (i) each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share and (ii) each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrant to purchase Selina Ordinary Shares.

Representations and Warranties

Under the Business Combination Agreement, Selina made customary representations and warranties to BOA relating to, among other things: organization and qualification; validly existing subsidiaries; capitalization; authorization; absence of conflicts; consents and requisite governmental approvals; permits and licenses; compliance with laws; requisite approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; employee compensation and benefit matters; labor matters; real property and tangible or personal property; tax matters; broker’s and finder’s fees; intellectual property; data privacy and security; material contracts; insurance; affiliate matters; and accuracy of provided information.

Under the Business Combination Agreement, BOA made customary representations and warranties to Selina relating to, among other things: organization and qualification; absence of subsidiaries; capitalization;

requisite authority; absence of conflicts; consents and requisite governmental approvals; compliance with laws; SEC filings; absence of certain changes; litigation; employees; business activities; financial statements; internal controls; absence of undisclosed liabilities, the Trust Account; and tax matters.

Certain of the representations and warranties are qualified by materiality or Material Adverse Effect (as hereinafter defined), as well as information provided in the disclosure schedules to the Business Combination Agreement. As used in the Business Combination Agreement, “Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of BOA or Selina, as applicable, or (b) is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of BOA or Selina, as applicable, to consummate the Merger in accordance with the terms of the Business Combination Agreement or the transactions contemplated by the Ancillary Documents, in each case, subject to certain customary exceptions.

None of the representations or warranties of the parties contained in the Business Combination Agreement survive the Closing and all rights, claims, and causes of action with respect thereto terminate at the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Business Combination Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreement will survive until fully performed.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including those relating to: (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) the provision of financial statements by Selina to BOA; (iv) BOA’s public filings; (v) no insider trading; (vi) notifications of certain breaches, consent requirements or other matters; (vii) efforts to consummate the Closing; (viii) the completion of the PIPE Investment; (ix) further assurances; (x) public announcements; and (xi) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information. The Business Combination Agreement also contains certain customary post-Closing covenants regarding (a) maintenance of books and records; (b) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance; and (c) use of Trust Account proceeds.

In addition, Selina agreed to obtain its required shareholder approvals in the manner required under its organizational documents and applicable law for, among other things: (i) the adoption and approval of the Business Combination Agreement, the Ancillary Documents and the Transaction (including the Capital Restructuring and the issuance of Selina Ordinary Shares pursuant to the Business Combination Agreement (including in connection with the PIPE Investment)); (ii) the adoption and approval of the conversion of Selina from a UK Societas to a public limited company; (iii) the adoption and approval of the disapplication of preemption rights (howsoever arising including but not limited to under Selina’s statutes or by operation of law), as applicable, in connection with the Transactions; (iv) the adoption (in substitution for the existing statutes of the Company) and approval of the Selina Articles and (v) the adoption and approval of the New Company Equity Incentive Plan and the New Company Employee Share Purchase Plan.

The parties made customary covenants regarding the registration statement of which this proxy statement/prospectus is a part, with the SEC under the Securities Act, to register the Selina Ordinary Shares and the Selina Warrants to be issued to the holders of BOA Common Stock and BOA Warrants pursuant to the Business Combination Agreement and the Selina Ordinary Shares issuable upon exercise or conversion of the Selina Warrants. The Registration Statement also will contain the BOA proxy statement to seek the approval by the BOA Stockholders, of among other things, (i) the Business Combination Agreement and the Business Combination and (ii) the adoption of the Selina Articles.

The parties agreed that the Selina Board following the Closing will consist of seven (7) directors, divided into three (3) separate classes (Class I, Class II and Class III), each serving three-year terms, except for the initial term, which will expire at the first, second and third annual meeting of the shareholders of Selina, respectively, occurring after the Closing, subject to modifications to comply with and in accordance with requirements under U.K. law, and will be constituted as follows (i) five (5) directors, in the aggregate, designated prior to the Closing by Selina, one (1) of whom will be Selina’s Chief Executive Officer, Rafael Museri, one (1) of whom will be Selina’s Chief Growth Officer, Daniel Rudasevski, and three (3) of whom will be nominated by the Selina Supporting Shareholders, after reasonably consulting with Selina, subject to meeting certain minimum standards (including that, with the exception of Messrs. Museri and Rudasevksi, the such directors designated by Selina will be independent under the requirements of Nasdaq) and (ii) two (2) independent directors (under Nasdaq requirements) designated by BOA, selected from the agreed list of individuals as set forth in the Transaction Support Agreements; provided, however, that the composition of the Selina Board following the Closing will comply with all requirements of English law and Nasdaq. Prior to the Closing, Selina agreed to use its reasonable best efforts to cause certain mutually agreed persons to enter into employment agreements, in each case effective as of the Closing. BOA and Selina also agreed to approve and adopt each of the New Company Equity Incentive Plan and New Company Employee Share Purchase Plan, which shall contain certain terms and conditions set forth and provided in the term sheets attached as Exhibit D and Exhibit E to the Business Combination Agreement, respectively.

BOA and Selina agreed to use their commercially reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements (as defined below) and to consummate the transactions contemplated thereby.

From and after the date of the Business Combination Agreement, Selina has also agreed to use reasonable best efforts to cause the Company to have adopted and implemented a program of compliance with data privacy and security requirements and laws, and a program of compliance to ensure compliance with Anti-Corruption Laws and regulations.

Conditions to Closing

The Business Combination is subject to customary Closing conditions, including, among other things: (i) after giving effect to the transactions contemplated by the Business Combination Agreement (including the BOA Stockholder Redemption), BOA or Selina shall have at least $5,000,001 of net tangible assets; (ii) the required approval of the stockholders of BOA shall have been obtained for the Business Combination; (iii) the required approval of the shareholders of Selina shall have been obtained for the Business Combination and the related proposals to be submitted to the shareholders of Selina; (iv) Selina’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement shall have been conditionally approved; (v) the absence of any material adverse effect, or any change, event, effect, or occurrence that, individually or in the aggregate would result in a material adverse effect with respect to either Selina or BOA; (vi) the effectiveness of this Registration Statement in accordance with the provisions of the Securities Act, the absence of any stop order issued by the SEC, and the absence of any proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending; (vii) the absence of any provision of any applicable legal requirement and any temporary, preliminary, or permanent restraining order prohibiting, enjoining, or making illegal the consummation of the Business Combination Agreement; (viii) the accuracy of the representations and warranties of each party to the Business Combination Agreement (subject to certain materiality standards set forth in the Business Combination Agreement); (ix) material compliance by each of BOA and Selina with its pre-Closing covenants; and (x) the execution and delivery of the Investors’ Rights Agreement and Amended and Restated Warrant Agreement by the parties thereto.

In addition, the obligations of Selina and Merger Sub to consummate the Business Combination are also conditioned on (i) all officers and directors of BOA having executed written resignations effective as of immediately prior to the Effective Time and (ii) the aggregate cash proceeds available for release to BOA from the Trust Account (after giving effect to the BOA Stockholder Redemption but before giving effect to the consummation of the Business Combination), plus all of the aggregate cash proceeds received by Selina pursuant to the PIPE Investment, being equal to or greater than $55,000,000.

The obligations of BOA to consummate the Business Combination are also conditioned upon, among other things, Selina having made all requisite filings with Companies House, and the effectiveness of Selina’s conversion to a public limited company, which occurred in February 2022.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned by BOA or Selina under certain circumstances, including, among others: (i) by written consent of BOA and Selina; (ii) by either BOA or Selina, if the Closing has not occurred on or before October 25, 2022 (except that the right to terminate shall not be available to any party whose breach of any of its covenants or obligations under the Business Combination Agreement shall have proximately caused the failure to consummate the Closing); (iii) by BOA or Selina, if the meeting of the stockholders of BOA has been held and concluded without BOA obtaining the Requisite BOA Stockholder Approval; (iv) by BOA, if Selina has not obtained the Requisite Selina Shareholder Approval on or prior to the time at which this Registration Statement is declared effective under the Securities Act; and (v) by BOA or Selina, if any of such other party’s representations or warranties set forth in the Business Combination Agreement are not true and correct or such other party has failed to perform any covenant or agreement set forth in the Business Combination Agreement, in each case, in any material respect and if such breach or failure is incurable or not cured within the time periods set forth in the Business Combination Agreement. The Requisite Selina Shareholder Approval has been obtained prior to the date of this proxy statement/prospectus.

Amendments

The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by BOA and Selina prior to the Closing and Selina, BOA and Sponsor after the Closing.

Fees and Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that if the Business Combination Agreement is terminated in accordance with its terms, Selina shall pay, or cause to be paid, all unpaid Selina expenses and BOA shall pay, or cause to be paid, all unpaid BOA expenses.

Governing Law

The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related to the Business Combination Agreement or the Transactions, is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Trust Account Waiver

Selina acknowledges and agrees that Selina and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for BOA’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) other than in connection with the Closing.

DOCUMENTS RELATED TO THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of certain Ancillary Documents entered into or to be entered into in connection with the transactions contemplated by the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the ancillary agreements, copies of which are filed as exhibits to this Registration Statement of which this proxy statement/prospectus is a part.

Subscription Agreements

Concurrently with and following the execution of the Business Combination Agreement, Selina entered into the Subscription Agreements with the PIPE Investors, including Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, pursuant to which the PIPE Investors have agreed to purchase, and Selina has agreed to sell to the PIPE Investors, at the Effective Time, an aggregate of 5,545,000 Selina Ordinary Shares at a price per share of $10.00, for an aggregate purchase price of $55,450,000, which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time with Bet on America Holdings LLC’s Subscription Agreement accounting for the purchase of 1,000,000 of such Selina Ordinary Shares and $10,000,000 of such PIPE Investment, and (ii) Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, entered into a Subscription Agreement pursuant to which Bet on America Holdings LLC has agreed to (i) purchase 1,000,000 Selina Ordinary Shares for a purchase price of $10.00 per share and an aggregate purchase price of $10,000,000 in the PIPE Investment on the same terms as the PIPE Investors and (ii) a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein. Neither the Sponsor nor any of BOA’s officers, directors or other affiliates will otherwise participate in the PIPE Investment. The closing of the PIPE Investment is conditioned upon the Closing and consummation of the Business Combination. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina—Liquidity and Capital Resources—PIPE Investment.”

The Subscription Agreements provide for the issuance of Selina Ordinary Shares rather than shares of BOA Class A Common Stock because the issued and outstanding shares of BOA Class A Common Stock will be exchanged for Selina Ordinary Shares at Closing. There are important differences between the rights of holders of shares of BOA Class A Common Stock and holders of Selina Ordinary Shares. See “Comparison of Rights of Selina Shareholders and BOA Stockholders” for a discussion of the different rights associated with holding Selina securities. In addition, shares of BOA Class A Common Stock were originally sold in BOA’s IPO as a component of the BOA Units for $10.00 per BOA Unit. The BOA Units consist of one share of BOA Class A Common Stock and one-third of one BOA Warrant. As of August 4, 2022, the closing price on NYSE of the BOA Units was $9.91 per unit and the closing price of the BOA Class A Common Stock was $9.86 per share. The purchase price of $10.00 per ordinary share to the PIPE Investors reflects the expected price of the Selina Ordinary Shares after giving effect to the Capital Restructuring. Certain affiliates of BOA’s Sponsor and BOA’s officers are PIPE Investors.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Selina Supporting Shareholders entered into Transaction Support Agreements with BOA and Selina. Under each of the Transaction Support Agreements, each Selina Supporting Shareholder has agreed, as promptly as reasonably practicable (and in any event within three (3) business days) following the date that the notice of Selina’s general meeting is delivered to the shareholders of Selina, to execute and deliver a written voting proxy (in substantially the form attached to the Transaction Support Agreements) with respect to the Subject Selina Shares (including any (i) Selina Ordinary Shares and Selina Preferred Shares and (ii) securities convertible into or exercisable or exchangeable for Selina Ordinary Shares) held by such Selina Supporting Shareholder and vote, or cause to be voted, or execute a written consent with respect to, such Subject Selina Shares in favor of adopting the Business Combination Agreement and approving the Business Combination and related proposals.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the officers and directors of BOA entered into the Sponsor Letter Agreement with and in favor of Selina and BOA, pursuant to which they agreed, among other things, (i) to waive and not assert or perfect, subject to, and conditioned upon and effective as of immediately prior to, the Effective Time, any rights to adjustment of the conversion ratio set forth in the BOA Charter or any other anti-dilution or similar protection with respect to the BOA Class B Common Stock owned by the Sponsor and (ii) vote, or caused to be voted, all of the shares of BOA Common Stock owned by the them in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) at any duly called and convened meeting of the stockholders of BOA. In addition, our Sponsor also agreed to transfer 25% of its total Sponsor Shares to or on behalf of Selina at Closing, which such shares shall be available for Selina to transfer in order to attract potential PIPE investors to make commitments or to cause redeeming BOA Stockholders not to redeem, and has further agreed to forfeit any such shares not used for such purposes or to cause redeeming BOA Stockholders not to redeem, and has further agreed to forfeit any such shares not used for such purposes or BOA Stockholders to enter into, execute, and deliver non-redemption agreements, and it would cause any unused shares remaining in the Sponsor Share Pool to be forfeited and cancelled. See “Documents Related to the Business Combination Agreement — July Amendments.”

Investors’ Rights Agreement

Upon Closing, each of Selina, BOA, Sponsor, and certain of Selina’s shareholders, will enter into the Investors’ Rights Agreement to be effective as of the Effective Time. Pursuant to the Investors’ Rights Agreement, Selina will agree to file a registration statement upon a request from certain significant shareholders of Selina for the resale of certain registrable securities. Selina also agreed to provide customary “piggyback” registration rights, which it is required to file a resale shelf registration statement to register. Selina also agreed to file a resale shelf registration statement on Form F-1 within thirty (30) days of the Closing to register the resale of Selina Warrants held by the Sponsor.

Pursuant to the Investors’ Rights Agreement, (a) the Selina Ordinary Shares held by shareholders of Selina who hold at Closing one percent (1%) or more but less than five percent (5%) of the Selina Ordinary Shares (excluding the PIPE Shares and publicly listed Selina Ordinary Shares acquired after the Closing) and any Selina Ordinary Shares issuable upon the exercise of any securities convertible or exercisable for Selina Ordinary Shares held by security holders prior to the Closing will be locked-up until the earlier of (i) one hundred eighty (180) days following the Closing and (ii) the date on which Selina completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Selina’s shareholders having the right to exchange their Selina Ordinary Shares for cash, securities or other property and (b) the Selina Ordinary Shares held by (x) the Sponsor after the Closing (other than the PIPE Shares, any Selina Ordinary Shares underlying Selina Warrants issued in exchange for BOA Warrants held by the Sponsor at the Closing, and publicly listed Selina Ordinary Shares acquired after the Closing) and (y) the shareholders of Selina who hold five (5%) or more of the Selina Ordinary Shares will be locked-up until the earlier of (i) one (1) year from the Closing, (ii) the date on which the closing price of Selina Ordinary Shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred eighty (180) days following the Closing, and (iii) the date on which Selina completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of Selina’s shareholders having the right to exchange their Selina Ordinary Shares for cash, securities or other property.

The Investor Rights Agreement also sets forth certain director nomination rights for the Sponsor and certain significant shareholders of Selina with respect to the combined company from and after the Closing.

Amended and Restated Warrant Agreement

Upon the Closing, Selina, BOA and the Warrant Agent will enter into the Amended and Restated Warrant Agreement. The Amended and Restated Warrant Agreement will amend and restate the Existing Warrant Agreement entered into between BOA and the Warrant Agent to provide for the assignment by BOA of all its rights, title and interest in the outstanding BOA Warrants to Selina. Pursuant to the Amended and Restated Warrant Agreement, all BOA Warrants under the Existing Warrant Agreement will no longer be exercisable for shares of BOA Class A Common Stock, but instead will be Selina Warrants exercisable for Selina Ordinary Shares. In connection with the 2022 Convertible Note Investment, the form of the Amended and Restated Warrant Agreement was modified to give effect to the PIPE Note Warrants issuable in connection therewith.

2022 Convertible Note Investment

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements, $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that Selina will issue to the 2022 Convertible Note Investors an aggregate of 4,725,362 2022 Convertible Note Warrants, with each 2022 Convertible Note Investor receiving a warrant to purchase that number of Selina Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note converts.

Additionally, in connection with the execution of the convertible note subscription agreements, the 2022 Convertible Note Investors also entered into the 2022 Convertible Note Sponsor Agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer the Sponsor Shares. The number of Sponsor Shares to be transferred to such 2022 Convertible Note Investors was determined by multiplying an Investor’s aggregate principal investment in the 2022 Convertible Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the 2022 Convertible Notes for which such 2022 Convertible Note Investor subscribed. The Sponsor Shares will be transferred from the Sponsor Share Pool. In the aggregate, the Sponsor will transfer 805,375 Sponsor Shares to the 2022 Convertible Investors.

The 2022 Convertible Note Investment and the transfer of the Sponsor Shares pursuant to the 2022 Convertible Note Sponsor Agreement is contingent upon, and will close immediately upon and concurrently with, the Closing.

Pursuant to the subscription agreements entered into in connection with the 2022 Convertible Note Investments, Selina will enter into the Indenture with Wilmington Trust, National Association, as the trustee. The 2022 Convertible Notes will bear interest at a rate of 6.00% per annum, payable semi-annually, and will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

Selina may, at its election, force conversion of the 2022 Convertible Notes after the first anniversary of the issuance of the 2022 Convertible Note, subject to a holder’s prior right to convert, if the last reported sale price of Selina Ordinary Shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Selina Ordinary Shares ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $3,000,000 for the first two years after the issuance of the 2022 Convertible Note, and $2,000,000 thereafter. Following certain corporate events that occur prior to the maturity date, Selina will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2022 Convertible Note in connection with such a corporate event or has its 2022 Convertible Note mandatorily converted, as the case may be. In addition, in the event that a 2022 Convertible Note Holder elects to convert its 2022 Convertible Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the 2022 Convertible Note, Selina will be obligated to pay an amount equal to twelve months of interest, which will be payable in cash or Selina Ordinary Shares, as set forth in the Indenture.

Selina will be obligated to register the Selina Ordinary Shares issuable upon conversion of the 2022 Convertible Notes. Selina agreed that, within 30 days after the Closing, Selina will file with the SEC a registration statement registering the resale of the Selina Ordinary Shares issuable upon conversion of the 2022 Convertible Note, and Selina will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the 75th calendar day (or 120th calendar day if the SEC notifies Selina that it will “review” the registration statement) thereafter.

The obligations of the 2022 Convertible Note Holders to consummate the 2022 Convertible Note Investment is conditioned upon, among other things, Selina having received cash proceeds of at least $50,000,000 pursuant to PIPE Financing and other customary closing conditions.

July Amendments

On July 1, 2022, Selina entered into amendments to the Business Combination Agreement and the Subscription Agreement with Bet on America Holdings LLC, and a letter agreement with the Sponsor. Pursuant to the amendment to the Business Combination Agreement, the parties agreed to reduce the Cash Proceeds Condition from $70.0 million to $55.0 million and to extend the Termination Date (as defined in the Business Combination Agreement) from August 26, 2022 to October 25, 2022. Under the amendment to the Subscription Agreement with Bet on America Holdings LLC, (i) Bet On America Holdings LLC funded to Selina its $10.0 million commitment on July 1, 2022 and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the closing of the Business Combination in the form of 250,000 Selina Ordinary Shares and (ii) the parties agreed to amend the definition of Eligible Investments therein to provide that the Conditional Backstop Obligation may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. The letter agreement with the Sponsor provides, among other things, that Selina will forego the 188,375 BOA Class B Common Stock that the Sponsor had previously agreed to transfer to third parties determined by Selina and that the Sponsor will waive its right to designate two (2) individuals to the board of directors of Selina following the closing of the transactions contemplated by the Business Combination. See the section entitled “Documents Related to the Business Combination Agreement — July Amendments.”

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION AGREEMENT

BOA

BOA Acquisition Corp. is a blank check company that was formed as a Delaware corporation for the purpose of effectuating a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. BOA was incorporated under the laws of the State of Delaware on October 26, 2020.

On February 26, 2021, BOA consummated the IPO of 23,000,000 BOA Units at a price of $10.00 per unit, generating gross proceeds of $230,000,000 before underwriting discounts and expenses, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 BOA Units. Each unit consisted of one share of BOA Class A Common Stock and one-third of one BOA Warrant, with each whole BOA Warrant entitling the holder thereof to purchase one share of BOA Class A Common Stock for $11.50 per share, subject to certain adjustments. Simultaneously with the consummation of the IPO, BOA consummated the private sale of 6,575,000 Private placement warrants to the Sponsor, each of which entitles the holder to purchase one share of BOA Class A Common Stock at an exercise price of $11.50 per share, at a price of $1.00 per BOA Warrant, generating gross proceeds of approximately $6,575,000.

BOA Units, BOA Class A Common Stock and the BOA Warrants are listed on NYSE under the symbols “BOAS.U”, “BOAS” and “BOAS WS”, respectively.

The mailing address of BOA’s principal executive office is 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037, and its telephone number is (888) 211-3261. After the consummation of the Business Combination, BOA’s principal executive office will be that of Selina.

Selina

Selina is one of the world’s largest hospitality brands built to address the needs of Millennial and Gen Z travelers, blending beautifully designed accommodations with co-working, recreation, wellness, and local experiences. Custom-built for today’s nomadic traveler, Selina provides guests with a global infrastructure to seamlessly travel and work abroad. Founded in 2014, each Selina property is designed in partnership with local artists, creators, and tastemakers, breathing new life into existing buildings in interesting locations around the world—from urban cities to remote beaches and jungles. Selina’s portfolio includes 163 open or secured properties across 25 countries.

Selina has incurred net losses each year since its inception, including losses of $185.7 million and $139.3 million for the years ended December 31, 2021 and December 31, 2020, respectively. In addition, Selina had an accumulated deficit of $519.0 million as of December 31, 2021. Selina’s revenue was $92.7 million and $35.2 million for the years ended December 31, 2021 and December 31, 2020, respectively. Please see the section titled “Risk Factors—Risks Related to Selina and Selina’s Business following the Business Combination” for additional information.

The mailing address of Selina’s principal executive office is 6th Floor, 2 London Wall Place, Barbican, London EC2Y 5AU, England, and its telephone number is +44 1612369500. Selina’s corporate website address is https://www.selina.com/. The information on, or that can be accessed through, Selina’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only.

Samba Merger Sub

Samba Merger Sub, Inc. is a Delaware corporation and wholly owned subsidiary of Selina Hospitality PLC, which was formed for the purpose of effecting a merger with BOA and has not carried on any activities other than in connection with the proposed merger and Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Selina.

BOA’S BUSINESS

Introduction

BOA is a blank check company incorporated on October 26, 2020 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement, BOA’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On February 26, 2021, BOA consummated its IPO of 23,000,000 BOA Units, including the issuance of 3,000,000 BOA Units as a result of the underwriters’ exercise of their over-allotment option. Each BOA Unit consists of one share of BOA Class A Common Stock and one-third of one redeemable BOA Warrant. Each whole warrant entitles the holder thereof to purchase one share of BOA Class A Common Stock for $11.50 per share, subject to adjustment. The BOA Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $230,000,000. Simultaneously with the consummation of the IPO, BOA consummated the private sale of an aggregate of 6,575,000 Private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds, before expenses, of approximately $6,575,000.

Upon the closing of the IPO and the Private Placement, $230,000,000 was placed in a Trust Account maintained by Continental, acting as trustee. Except as described in the prospectus for the IPO and this proxy statement/prospectus, these proceeds will not be released until the earlier of the completion of an initial business combination and BOA’s redemption of 100% of the outstanding shares of BOA Class A Common Stock upon its failure to consummate a business combination within the required time period. As of March 31, 2022, there was approximately $230,015,188 in investments and cash held in the Trust Account and $171,465 of cash held outside the Trust Account available for working capital purposes. As of March 31, 2022, none of the funds had been withdrawn from the Trust Account to fund BOA’s working capital expenses.

Fair Market Value of Selina’s Business

BOA’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into an initial business combination. BOA will not complete an initial business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The BOA Board determined that this test was met in connection with the proposed Business Combination with Selina.

Stockholder Approval of Business Combination

BOA is seeking stockholder approval of the Business Combination at the Special Meeting. In connection with the Business Combination, BOA Stockholders may elect to redeem their shares of BOA Class A Common Stock into their pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to BOA (less taxes payable and up to $100,000 of interest to pay dissolution expenses). The Business Combination will only be consummated if net tangible assets of BOA or Selina are at least $5,000,001 upon such consummation and the Proposals are approved.

Voting Restrictions in Connection with Stockholder Meeting

The Sponsor and BOA’s other Initial Stockholders and directors have agreed to vote any shares of BOA Common Stock held by them, as of the record date, in favor of the Business Combination and all other proposals being presented at the Special Meeting.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor, Selina or any of their respective affiliates. BOA will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

If BOA is unable to complete the Business Combination with Selina or another initial business combination by February 26, 2023, BOA will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to BOA (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of BOA’s remaining stockholders and the BOA Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of BOA Warrants will receive nothing upon a liquidation with respect to such rights and the BOA Warrants will be worthless.

The Sponsor, directors, and executive officers of BOA have each agreed to waive their rights to participate in any distribution from the Trust Account with respect to any Founder Shares held by them.

If, before distributing the proceeds in the Trust Account to its public stockholders, BOA files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in BOA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by BOA Stockholders in connection with BOA’s liquidation may be reduced.

If BOA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by BOA Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by BOA Stockholders. Furthermore, because BOA intends to distribute the proceeds held in the Trust Account to BOA Stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to BOA Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the BOA Board may be viewed as having breached their fiduciary duties to BOA’s creditors and/or may have acted in bad faith, thereby exposing itself and the company to claims of punitive damages, by paying BOA Stockholders from the Trust Account before addressing the claims of creditors. There can be no assurance that claims will not be brought against it for these reasons.

Facilities

BOA’s executive offices are located at 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037 and our telephone number is (888) 211-3261. BOA’s executive offices are provided by the Sponsor at no cost.

Employees

BOA currently has two executive officers. These individuals are not obligated to devote any specific number of hours to BOA matters, but they intend to devote as much of their time as they deem necessary to BOA’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. BOA does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers

BOA’s directors and executive officers are as follows:

Name	Age	Position
Brian D. Friedman	43	Chairman, Chief Executive Officer and Chief Investment Officer
Benjamin A. Friedman	32	Director, President, Chief Financial Officer and Head of Investor Relations
Srikanth Batchu	35	Director
Shane Battier	43	Director
Lorron James	39	Director
Anthony Wanger	53	Director
Jenny Abramson	45	Director

Brian D. Friedman has served as BOA’s Chief Executive Officer and Chief Investment Officer since December 31, 2020 and Chairman and a director since April 28, 2021. Mr. Friedman has extensive experience in the real estate and investment industry. Since January 2010, Mr. Friedman has served as the Managing Partner of Foxhall Partners (“Foxhall”), a private alternative investment firm focused on real estate investments, hospitality management, and development in the Washington D.C. area. He oversees all aspects of development and capital raising, coordinating Foxhall’s joint-venture operations. In this capacity he developed and owns the Line Hotel, Washington D.C., as well as numerous retail and commercial real estate properties with aggregate transaction values in excess of $3 billion. Mr. Friedman is also a Partner at Friedman Capital (“Friedman”), a position he has held since January 2010. He leads Friedman’s real estate and special situations investing practice and serves on the board of KeySourceUSA, a generic drug distributor. He is a member of the Urban Land Institute and the International Council of Shopping Centers and a strategic advisor to Amalgamated Casualty Insurance Company working on their real estate portfolio. Previously, from 2005 to 2010, he was the Chief Investment Officer at First Management Group, a Maryland based pension fund advisor and real estate management firm where he led investments in 36 properties across 32 states valued at over $2 billion. Mr. Friedman began his career at KPMG LLP in the Assurance & Business Advisory Services group. He is an active member of the community helping found the non-profit Adams Morgan Youth Leadership Academy and previously served as a board member of Washington Hebrew Congregation. He is a non-practicing CPA and received his undergraduate degree and M.B.A. from the Kogod School at American University.

Benjamin A. Friedman has served as BOA’s Chief Financial Officer and Head of Investor Relations since December 31, 2020, a director since April 28, 2021 and President since March 28, 2022. Since January 2021, Mr. Friedman has served as a Managing Director at Friedman, where he heads the capital markets and corporate investing practice. Mr. Friedman has extensive experience in public and private financial markets, specializing in high yield and distressed investments across sectors and products. Prior to joining BOA, from November 2018 to December 2020, he was a Director and Senior Trader at Citigroup Global Markets Inc. leading the high-yield Energy and Utility trading franchise. Previously, from September 2015 to November 2018, he served as a Portfolio Manager at CQS (UK) LLP, an $18 billion hedge fund and asset management firm focused on opportunistic credit investments. He was responsible for U.S. high-yield credit hedge fund investments employing a mix of capital structure arbitrage, fundamental credit analysis, and relative value risk strategies to deliver returns. Additionally, he has taken part in a number of complex corporate restructurings and subsequent equity re-organizations. Mr. Friedman also was a member of the long-only multi-asset strategic investment team with over $7 billion in assets under management, managing a dedicated high-yield corporate credit book. He began his career at BofA Securities, Inc. on the leveraged finance trading team. He was named to Forbes, Top 30 under 30 in 2017. Mr. Friedman received his undergraduate degree from the University of Pennsylvania, graduating Magna Cum Laude.

Srikanth Batchu has served as one of BOA’s directors since February 2021. He has extensive experience as an operational leader and advisor at rapidly scaling PropTech companies. Since 2020, he has led finance, strategy, and business operations for advertising at Maplebear Inc. (d/b/a Instacart), a market leader in online grocery delivery services. Previously, from 2015 to 2020, he was an early employee and executive at Opendoor Technologies Inc. (Nasdaq: OPEN), the first and largest iBuyer of homes in the United States where he served in a variety of roles during its rapid expansion. During his time at Opendoor, the company expanded from less than 50 employees to nearly 2,000 and saw monthly revenue grow from under $10 million to over $500 million. He led the nationwide pricing and purchasing team responsible for over $5 billion in monthly U.S. residential real estate transactions with a team of over 150 professionals. He has significant expertise in technology investments through his work at The Invus Group, LLC, Universal Music Group, Inc., and Bain Capital, LP. He began his career at McKinsey & Company, Inc. as a management consultant. He received his undergraduate degree from Dartmouth College, graduating Summa Cum Laude, and his M.B.A. from Harvard Business School.

Shane Battier has served as one of BOA’s directors since February 2021. Mr. Battier is an accomplished businessman, philanthropist, and professional athlete with deep ties to his community. Since July 2021, Mr. Battier has served as a director of Yext, Inc. (NYSE: YEXT), a technology company focused on the use of artificial intelligence in online brand management. Mr. Battier also serves as a director of Authentic Restaurant Brands, a private company focused on the acquisition of legacy restaurant brands with a strong and loyal customer base. From February 2017 to June 2021, he served as the Vice President, Analytics and Basketball Development for the Miami Heat, a National Basketball Association (“NBA”) franchise, leading a group deriving data-based solutions to guide the organization’s strategic initiatives. In this capacity, he was able to leverage his distinguished collegiate and NBA career to help the Miami Heat succeed in the increasingly analytical world of professional sports. Mr. Battier is also the founder of the Battier Take Charge Initiative, which is dedicated to providing educational and developmental resources for underserved youth communities. He serves as a Senior Fellow for the Fuqua Center on Leadership and Ethics at Duke University’s Fuqua School of Business and is a member of the National Advisory Board for the Positive Coaching Alliance. Mr. Battier received his undergraduate degree from Duke University, where he was an Academic All-American and NCAA Basketball Champion.

Lorron James has served as one of BOA’s directors since February 2021. Since December 2017, he has served as the Chief Executive Officer of James Group International, Inc. (“James Group”), a privately held global logistics and supply chain management holding company. From January 2007 to December 2017, Mr. James held a variety of roles at James Group, including Director of Supply Chain Management and Vice President of Business Development. Mr. James is active member of the community serving on the Board of Trustees for the Children’s Hospital Foundation and the Dean’s Council at the W.P. Carey School of Business at Arizona State University. He is a member of the Young Presidents Organization and Board Member of the Detroit Athletic Club. In 2014, he served by government appointment on the Financial Review Commission, helping oversee the City of Detroit’s re-investment process post-bankruptcy emergence. Mr. James received his undergraduate degree from Arizona State University and his M.S.A. from Central Michigan University.

Anthony Wanger has served as one of BOA’s directors since February 2021. He is a serial entrepreneur and investor with more than two decades of experience identifying and leading successful investments in the digital infrastructure market. Mr. Wanger has managed investments on behalf of several of the world’s leading investors, including Sterling Partners, LLC, Pritzker Group Venture Capital LLC, The Goldman Sachs Group, Inc., and J.P. Morgan Asset Management, Inc. From 2007 to 2018, Mr. Wanger served as President and Founder of IO Data Centers LLC (“IO”) a global provider of data center services to the world’s leading enterprises and technology companies. Mr. Wanger led capital raising, new market development, and strategic transactions, ultimately selling the U.S. assets and business to Iron Mountain Inc. for $1.37 billion. Additionally, he sold IO’s London asset to Equinix, Inc., in 2017 and IO’s Singapore asset to Princeton Digital Group, an affiliate of Warburg Pincus LLC, in 2019. Prior to his work at IO, Mr. Wanger developed 120 E. Van Buren in Phoenix, Arizona, which grew into one of the largest carrier hotels in the United States. He sold the asset and colocation services to Digital Realty Trust, Inc. (NYSE: DLR) in 2006 for approximately $180 million. Mr. Wanger began his career as a private equity investor at Sterling Partners, LLC focusing on real estate, M&A, and workouts. He received his undergraduate degree from Emory University and his J.D. from the Boston University School of Law where he was named a G. Joseph Tauro Scholar and an Edward F. Hennessey Scholar.

Jenny Abramson has served as one of BOA’s directors since February 2021. She is the Founder & Managing Partner of Rethink Impact, LP, a position she has held since June 2015. Currently, Ms. Abramson sits on the boards of Ellevest, FutureFuel.io, Winnie, Sempre Health, and EveryDay Labs, and serves as a board observer for Eleanor Health and Neurotrack. Previously, from October 2013 to December 2015, Ms. Abramson served as Chief Executive Officer of LiveSafe, Inc., a tech security company focused on preventing school shootings and sexual assaults. She also held leadership roles at The Washington Post, Personal, Inc. (a data tech company), The Boston Consulting Group, Inc., District of Columbia Public Schools, and Teach for America, Inc. Ms. Abramson is a board member of the NFL Players, Inc. and DC Prep (a public charter school in Washington, DC) and a member of the board of trustees of Jacobs Foundation. She is also an active member of All Raise, co-leading their data efforts. Finally, she is an advisory board member of the Camden Partners Nexus Fund (an early-stage health focused VC fund). Ms. Abramson has been named one of Forbes’ Impact 50 in 2020, Entrepreneur Magazine’s 100 Powerful Women and a DC Tech Titan. She has been covered in The New York Times, in The Washington Post, and on CNN, interviewed on Squawk Box, featured at the Code Conference, at the United Nations, at the G7, and on Capitol Hill. She received bachelor’s and master’s degrees with honors from Stanford University, an M.B.A. with honors and the Dean’s Award from the Harvard Business School (where she also served on the Investment Committee for Shareholder Responsibility for Harvard University) and was a Fulbright Scholar at The London School of Economics.

Executive Compensation and Director Compensation

None of BOA’s officers have received any cash compensation for services rendered to BOA. The Sponsor, officers, directors and advisors, or any affiliate of the Sponsor or its officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on BOA’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, BOA’s officers or directors, or any of their respective affiliates. Any such payments prior to its initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, BOA does not have any additional controls in place governing its reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating BOA’s initial business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against BOA or any members of its management team in their capacity as such, and BOA and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

BOA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual, quarterly, and current reports with the SEC.

SELINA’S BUSINESS

The following discussion reflects the business of Selina, as currently embodied by Selina. In this section, “we”, “us” and “our” generally refer to Selina in the present tense or Selina from and after the Business Combination.

Overview

Selina is one of the largest operators of lifestyle and experiential Millennial- and Gen Z-focused hotels, with 163 destinations opened or secured in 25 countries across 6 continents.

Selina’s mission is to create meaningful connections between people. Selina designs and operates attractive, welcoming destination hotels, where travelers can stay indefinitely, work remotely, explore, and authentically immerse themselves in an environment that embraces and reflects local culture, and where local residents and travelers alike can engage and enjoy on-site food and beverage, wellness, and other social experiences.

Each space Selina creates is founded on the pillars of interaction and socialization. In a 2021 poll of Selina guests, 66% responded that they had made a friend during their stay.

Selina’s broad footprint, which spans from urban cities to remote beaches and jungles, has allowed it to build one of the largest Millennial and Gen Z hospitality brands in the world, attracting close to 1 million unique guests as of December 31, 2021, with an average guest age of 32.

Selina’s asset-light sourcing and rapid conversion model allows it to quickly identify underperforming hotels in attractive locations and convert those hotels to Selina-branded destinations in an average time of 140 days. After the conversion, Selina has historically seen significant increases in revenue compared to a hotel’s previous operations.

As the world rebounds to pre-pandemic levels of activity, Selina believes its tech-driven platform is ideally situated to take advantage of an increase in both demand for its destinations and supply of underperforming hotels that meet its sourcing criteria.

Origins

Selina was founded in Panama in 2014 by Rafael Museri and Daniel Rudasevski. Following their service in the Israeli military, Rafael, an avid cyclist, and Daniel, an avid surfer, were traversing the well-trodden traveler routes of Central and South America. They met by chance in the sleepy fishing village of Pedasi, Panama and together decided to begin developing real estate in the area, with a special emphasis on socialization and engagement with the local community. One of their projects was a hotel that Daniel and Rafael identified as under-performing, as it failed to capture the design aesthetic and operational tenets that appealed to both the locals and the young travelers.

Rafael and Daniel were able to acquire the property inexpensively and transform it in a few months, using local artists and upcycling furniture. The destination they created was enthusiastically embraced by locals and a new generation of travelers.

The success of the first Selina destination in Pedasi exposed an enormous market opportunity and laid the foundation for Selina’s growth strategy around the world: acquire distressed assets at below market prices, convert them quickly and efficiently into beautiful destinations, and operate them in a way that facilitates interaction, with the intent of significantly increasing revenues compared to those generated by the previous operator.

Our Strengths

We Target an Underserved Market

Millennials and Gen Z are an enormous, growing part of the global travel market, representing $350 billion of $802 billion annual spend on travel accommodation. Despite accounting for over 40% of the global travel market, Millennials and Gen Z travelers are an underserved market. For example, only two of the 159 brands owned by large, global hotel companies were specifically developed for Millennial and Gen Z travelers. We are the only hospitality company to have built and scaled such a large lifestyle brand focused on delivering a product and experience geared specifically towards millennials, Gen Z, and digital nomads. This is evidenced both by our footprint, which is one of the largest in our segment, as well as our market-leading customer engagement, measured by NPS and social media engagement.

Further, we are built to cater to the specific preferences and demands of Millennials, Gen Z, and Digital Nomads. Each Selina destination provides guests and visitors with a locally authentic, culturally immersive, socially interactive, and well-priced experience with consistent and reliable quality. In addition, each Selina destination offers dedicated co-work facilities, with high-speed WiFi, which is increasingly important as the world shifts to a remote-work friendly status quo.

Our Real Estate Model and Engine is Built for Growth

Our asset-light, technology-enabled real estate platform has made us one of the fastest growing experiential hospitality brands in the world. In 2021, we secured 3.6 hotels for conversion per month on average. Approximately 80% of our site acquisitions are done off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values. Our financing model allows us to grow with minimum investment from our own balance sheet, with the majority coming from landlords or regional real estate financing partners.

We Build and Operate Locally Authentic Destinations

Each of our locations is designed and programmed with input from the local community through local experience boards. As a result, every location remains locally and culturally relevant and unique, while at the same time adhering to our global brand standards. In doing so, we appeal equally to locals and to travelers, allowing us to achieve greater revenues, especially with respect to food and beverage revenue, than we would otherwise achieve with a geographically limited appeal. Additionally, our consideration of the local community enables us to minimize the adverse effects of seasonality to which we would otherwise be subject had we focused exclusively on our travelers.

Our Experiences Market Themselves

Based on our analysis, 97% of Millennials share their travel experiences on social media, with two out of every three Millennials posting about their travel experience at least once a day. Moreover, 87% of Millennials use social media to inform their booking options. Because our properties are centered around socialization and creating authentic experiences, rather than merely providing accommodation, much of our marketing is done through organic word-of-mouth. As a result, our spend on advertising is cheaper but more effective than traditional marketing channels, judging by our segment-leading social media engagement.

We Use Technology to Drive Growth and Efficiency and Enhance Guest Experience

Technology is the thread that runs through our entire business. We have invested heavily in our technology products through our research and development team based in Israel. Our technology products are designed to increase sales, reduce cost, improve guest experience, and improve sourcing capabilities.

Our Product is the Most Flexible in the Hospitality Business

Because our product is tailored and inspired by local flavor and culture, rather than a rigid brand aesthetic, we are able to adapt it to many different markets, locations, and property types. For example, we signed a property consisting of 22 bungalows in the middle of the Ecuadorian Amazon in the same week that we signed a 61-key hotel in the middle of Manhattan. Both properties are now open and operating according to the Selina pillars of experience and socialization, but with design and product that is tailored to and reflects the very different markets in which they operate.

Growth Plan: Our Long-Term Growth Strategies

We have built a platform that has allowed us to grow rapidly and sustainably. We will continue to refine this platform, focusing on the following core areas:

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Expanding in new and existing markets: we intend to leverage our real estate search engine to source new locations, and enter new markets in Europe, the U.S., Asia Pacific, the Middle East, and Latin America. In particular, we intend to focus on properties in developed markets where we can generate higher revenue per available bed space. We intend to also target acquisitions of existing hotel portfolios as a means of achieving more rapid growth.

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Designing new products and offerings: we intend to continue to design new offerings to meet the changing needs of our guests to allow an increasing number of travelers to travel the world flexibly, affordably, and authentically. We will continue to refine and invest in our long-term stay and subscription packages, Selina Co-Live, that we launched in 2020.

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Securing additional real estate partners: we leverage the proven success of our existing real estate partners, in order to secure new partners as we expand into new markets. We expect that this will allow us to continue to grow in a capital-efficient manner, involving minimum investment from our balance sheet.

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Developing and strengthening relationships with members and guests: we intend to continue to expand our membership programs and develop new membership packages to increase recurring revenue streams and leverage network effects to drive higher global revenues and brand recognition.

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Building a high value brand: our goal is to continue to be the leader in leisure and wellness travel offerings for Millennial and Gen Z travelers, which we view as customer segments of ever-growing importance that are still in their early stages of development, allowing us to further utilize our first mover advantage.

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Investing in technology: our technology investments to date have resulted in tangible benefits to both revenue and costs, as well as overall guest experience. We will continue to invest in technology products in order to potentially achieve similar results.

•	Pursuing attractive strategic opportunities: we will continue to pursue good-value investment opportunities that can add to our platform, increase revenue, or decrease costs.

Market Opportunity

Demand: Millennial and Gen Z Travelers

The generational groups that Selina targets—Millennial and Gen Z—are the largest age cohorts and account for nearly 44% of the $802 billion spent globally on hospitality.

This age cohort also spends the most days per year traveling and is expected to be a large contributor to the post-COVID recovery and growth of the hospitality industry.

This emergent class of traveler also has specific lifestyle and travel preferences that differ from previous generations. Selina has built a product tailored specifically to serve these unique preferences. Millennial and Gen Z travelers:

•	prioritize distinctive experiences (underspending on material goods);

•	value remote working as an essential benefit;

•	understand that they no longer need an office to be productive;

•	travel specifically with the intention of meeting and befriending other travelers; and

•	feel that prioritizing health will be a lasting societal change after the COVID-19 pandemic.

We believe Selina is well positioned to take advantage of these target market preferences. We provide a full-service experience at a democratized price point that is accessible to Millennials and Gen Z, blending beautifully designed accommodation with co-working, recreation, wellness, and local experiences. Selina is custom-built for today’s nomadic traveler, providing guests with a global infrastructure to travel and work seamlessly.

Selina prioritizes offering guests optimal experiences that satisfy their preferences. Selina boasts superior levels of customer satisfaction with an NPS of 43, which is among the highest in the industry. Selina also considers direct booking levels to be a strong indicator of customer satisfaction. For the year ended December 31, 2021, Selina experienced high direct booking levels, with approximately 52% of all bookings made directly through Selina channels as opposed to third-party online travel agencies.

Demand: Digital Nomads and Work-Life-Tourism

Since inception, Selina has targeted the growing market of remote workers known as “digital nomads.” The digital nomad market has increased substantially following the COVID-19 pandemic, with many of the world’s largest companies choosing to make some form of long-term remote working a permanent component of their corporate benefit package. Prior to the pandemic, only about 7% of U.S. workers worked full-time at home; however, as of September 2021, 25% of American workers reported working from home. Moreover, a June 2020 Gartner survey of 127 company leaders found that 82% plan to let employees work remotely at least part time when the COVID-19 pandemic subsides. By 2028, 73% of all companies are expected to utilize remote workers.

The increase in remote work due to the COVID-19 pandemic has driven a dramatic increase in the Digital Nomad population. The MBO Partners’ 2021 State of Independence research study (the “MBO Report”) found that 15.5 million American workers currently describe themselves as Digital Nomads, an increase of 42% from 2020 and of 112% from 2019. Gen Z and Millennials represent 65% of Digital Nomads, up from 48% in 2019. Additionally, according to the MBO Report, 54% of digital nomads reported that they plan to continue as Digital Nomads for at least the next two years, indicating that numbers and interest in this work style will continue to grow.

As travel restrictions relax and as concerns regarding COVID-19 subside, we anticipate the surge in recreational travel will be augmented by an increase in remote work, as travelers will be able to extend their stays or be more likely to travel to multiple destinations.

Supply

Although Millennial and Gen Z travelers account for nearly half of total global travel spend, we believe they remain underserved by existing accommodation options:

•	Global hotel brands are misaligned on pricing and lack local authenticity and culturally immersive experiences;

•	Hostels have limited amenities, lack facilities for remote working, and provide poor guest experience; and

•	Home shares are often inconsistent with respect to quality, lack on-site food and beverage facilities, and provide limited opportunities to interact with others.

Each Selina destination is specifically developed to address the needs of the emergent traveler and offers a product that we believe is unique in the lodging industry.

In 2020, there were 16.9 million hotel rooms in the world, but less than 3% of hotel inventory is geared towards Millennial. Additionally, only 2 of the 159 brands owned by large, global hotel companies were specifically developed for Millennial and Gen Z travelers. Nevertheless, 44% of global hotel demand is from Millennials and Gen Z. Given these factors, we see neglected demand and supply white space of approximately 6.5 million rooms that should exist for Millennials that do not. This unmet demand is the space in which we are expanding and in which we expect to continue to expand.

Our Revenue Platform

We primarily derive revenue from the operations of our hotels, which is split among the following offerings:

1.	Rooms;

2.	Food and beverage; and

3.	Other (co-working, tours and transportation, wellness, etc.)

Rooms Revenue

Rooms, or accommodations, are the heart of our business, comprising approximately 55% of our revenues.

Selina offers guests a flexible range of accommodation options, ranging from single beds in 16-or-less bed dormitories, to private rooms with shared bathrooms, to larger suites with multiple living areas. Approximately 85% of Selina’s rooms are private, and 15% are shared. Our platform takes advantage of this flexibility to double guest density at our locations versus traditional hotel operators, which allows us to drive increased demand for our non-accommodation offerings.

We have a democratic view of the hospitality industry. We take pride in the fact that a guest staying in an approximately $25 per night shared room and a guest staying in an approximately $600 per night suite may interact and become friends in our shared common areas.

Selina destinations are specifically designed to allow for flexibility; our proprietary property management system allows us to optimize our room mix based upon local demand at each location. For instance, a room that is an 8-bed dorm one week can be easily changed to a private room the following week. Due to the modular nature of our rooms and furniture, we can rapidly adapt rooms to match changing tastes or seasons, thereby maximizing revenue and profitability.

Food and Beverage (“F&B”)

We create F&B spaces, either through Selina-owned brands or third-party F&B operators, into destinations themselves. Our design, food offerings, music and programming are all geared toward fostering a community atmosphere. By attracting locals to our F&B spaces and fostering an authentic atmosphere, we are also able to encourage guests to spend extended periods of time on property.

Our menus provide travelers with a taste of local cuisine, while also giving locals a menu suited to their tastes. We place strong emphasis on local produce, wellness, and organic ingredients.

Almost every Selina destination also features a “Grab & Go” offering. This provides guests and locals with tasty, healthy, and convenient food offerings on the go.

Selina-owned F&B brands

We operate eight standardized in-house brands across our locations. With eight standardized menus, these brands allow us to match F&B offerings with local tastes, while also reducing operational complexity and cost and providing our guests a consistent yet unique experience across Selina locations. We currently operate 153 F&B sites across 83 locations.

Third-party F&B operators

In certain cases where we believe an existing strong local brand will elevate our property as a destination, we elect to allow third-party partners to operate our F&B spaces. Partnership structures vary based on the operational dynamics of the property, but traditionally consist of management agreements, license agreements, or sub-leases.

Co-Working

Every Selina location has a dedicated co-working space with high-speed WiFi. Co-working spaces are free to use for guests, and can also be rented daily, weekly, or monthly by non-guests. Customers can either purchase hot-desks, dedicated desks, or entire meeting rooms. We also offer co-work and F&B packages, which enables us to cross-sell guests discounted food offerings.

Tours and Transportation

Tours and transportation represents a core element of our revenue and guest experience. Our tour offerings help Selina deliver on our promise of connecting our guests with locals and other travelers. Specifically, our tours segment includes experiences, activities, tickets, concerts, festivals, and other performances across a range of categories, including: F&B, sports, adventure, city tours, nature, art, entertainment, and nightlife.

Our transportation segment provides our guests with an important amenity to simplify their travel experience. We offer guests transfers (by car, minivan, coach, train, ferry, or boat) and car hire. For example, upon guest request, we can provide transfer to and from airports, bus/train stations, ports, as well as between Selina locations. We offer our guest transportation services in almost every Selina location.

We charge tour and transportation vendors a commission for bookings made through our platform, typically ranging from 15% to 25%.

Guest Experience

Technology

The Selina application is multi-purposed. As discussed in more detail below, not only can guests book their stay through our app (approximately 25% of bookings in 2021 were via our app), but they also are able to arrange contactless check-in, book excursions, and arrange transport in many of our locations.

Wellness

We offer wellness experiences in our properties in order to enable our guests the option of continuing their daily self-care routines while traveling. Additionally, our wellness experiences are available to locals, who may not otherwise have access to such amenities. We offer both body- and mind-focused wellness classes and experiences, ranging from surfing, skiing, yoga, TRX, massages, and capoeira, to meditation, sound-healing, and book clubs.

Music and Art

Selina’s content calendar is ever-changing, locally inspired, and unique to each location. Our locations typically feature live musical performances, often several times per week. Additionally, we run an annual music festival, SIMS.

Selina properties primarily feature art from local artists, which introduces new life into existing buildings and helps us ensure local authenticity.

Real Estate Growth Platform

We have built an asset-light real estate growth engine that has enabled us to secure 163 properties in eight years. This engine allows us to grow unit count at attractive economics by leasing and converting properties on favorable, capital-efficient terms. After leasing, we follow a well-defined playbook that allows us to convert properties more quickly and efficiently than our competitors.

Sourcing

Our proprietary, data-driven software is designed to assist us in efficiently scaling our destination offerings by identifying underperforming hotels using real-time market analytics. This software edge allows us to retain only a minimal, but highly experienced “boots-on-the-ground” sourcing team. This combination of bespoke technology and a team with deep understandings of what makes a Selina destination successful, enables us to consistently identify a strong pipeline of new sites.

Approximately 80% of our site acquisitions are done off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values.

Conversion

Generally, we only undertake a property conversion if the distressed property has previously operated as a hotel. Because of this strict criterion, we generally do not need to commit significant capital to hard construction costs. Instead, we focus on less time consuming and less expensive renovations. For example, we look to employ local artisans to upcycle furniture, which amplifies the property’s locally authentic design. This strategy helps us execute site transformations more rapidly than our competitors, with an average conversion time of approximately 140 days.

Funding Model

Our footprint has been built using an asset-light business model. Nearly all Selina destinations are leased properties, either leased from an existing landlord or acquired by Selina’s local real estate partners and leased to Selina. These partners are financial investors who have committed to funding Selina’s expansion in a given region, in exchange for yield and profit sharing. Approximately 90% of the total capital expenditure required to convert a property is funded by these real estate partners. As of December 31, 2021, Selina had $373 million in capital commitments from such partners for bed conversions, which we expect to fund approximately 41,000 additional bedspaces. These commitments are for conversion only and exclude the cost to acquire properties, which is also funded by the real estate partner and is much higher.

We preserve low exit costs and an ability to sublease our sites while securing 15- to 20-year lease commitments from our partners.

Our Technology

We have invested heavily in our technology products through our research and development team based primarily in Israel. Our technology products are designed to increase sales, reduce cost, improve guest experience, and improve sourcing capabilities. Some examples of our key technology products are described below.

The Selina App

Through our app guests are able to book rooms and experiences, manage and spend loyalty points, check-in before arrival, receive customized F&B and Tours & Transportation offers, as well as connect and interact with guests at the same location.

Cashless Ecosystem

We have developed RFID wristbands, given for free to guests. Currently rolled out in 14 Selina locations in Costa Rica, Israel and the U.K., these wristbands allow guests to pay for anything on-site with a swipe of their wrist.

Web & Mobile-Web Booking Engine

At the core of our direct sales channel is a proprietary booking engine. This booking engine, built in-house, uses a modern tech stack, which helps us to constantly optimize conversion rates.

The engine is fully integrated into a multivariate testing platform, allowing us to make real-time, data driven changes to our funnel. This has, in part, allowed us to grow the share of sales from direct channels from 32% to approximately 52%, and our conversion rate from 1.1% to 2.0%, from 2019 to 2021.

Smart Locations and the “Internet of Things”

Our “Internet of Things” initiative allows us to control and measure utility use from our central tech office in Israel. Through this infrastructure, which includes on-location sensors and radio-frequency transmitters, we are able to remotely control and set sensor-driven timers for utilities, including lighting, heating, air conditioning, and water pressure. In addition to furthering our sustainability initiatives, this also allows us to dramatically reduce utility costs.

Proprietary Real Estate Sourcing

Developed in-house by our tech team, our real estate sourcing tool is used by our real estate team to pinpoint off-market existing hotel assets that match Selina’s real estate criteria, enabling us to identify locations that may be available for purchase at discounted prices. Once a search area is set, the tool surveys all available properties in the area according to 70 unique parameters, including hotel amenities, reviews, awards, and prices.

The tool has 7 million data points from more than 100,000 properties in 220 different markets, and has been a key driver in enabling us to sign approximately 80% of our site acquisitions off-market (without any competitor) and without brokers, at an average discount of approximately 20% to market values.

Whether it is the Selina App, the Real Estate Sourcing Tool, or the Internet of Things, we believe our investment in technology has, and will continue to, drive material, tangible benefits to our business.

Selina Guests and Engagement

Our Guests

Selina has served over 1 million guests since its inception. From one night to extended stays, we have served various traveler types, including: Digital Nomads, leisure travelers, families, and professionals. While Selina welcomes locals, travelers, remote workers, and Digital Nomads of all types to its destinations, our core target guests and customers are Millennial and Gen Z travelers.

People travel for various purposes, including business and pleasure. As Selina grows, we will strive to offer our customers a product and guest experience that serves new traveler segments. While Millennial and Gen Z travelers remain our core demographic, Selina aims to expand this focus and drive incremental demand from travelers outside of these groups.

Engagement and Guest Loyalty

We have a strong commitment to guest engagement and repeated business.

•	We have generated an approximately 35% increase in repeat rate with repeat guests accounting for 19.4% of total guests in 2019 and 26.1% of total guests in 2021.

•	Our average guest engagement is three-times that of our peers.

•	Our NPS (a key customer loyalty and satisfaction metric) score is 43 as of December 31, 2021, as compared to our traditional Retail, Lodging and Gaming peer set, whose NPS average is 3.

•	We expect that our loyal, highly engaged customer base will continue to drive the execution of our business plan.

Competition

Given the nature of Selina’s business model, we operate in two highly competitive environments: (i) attracting hotel guests and (ii) securing desirable real estate.

Competition for Guests

Travelers are faced with many options as they search for accommodations that best suit their needs and preferences. Selina competes for guests based on many factors, including the location and quality of accommodations, property features and amenities, reputation for guest services and guest-facing technologies, pricing, and brand loyalty. Within traditional hospitality, we compete primarily with boutique hotel operators and smaller hotel and hostel chains, like citizenM, Mama Shelter, and Generator Hostels. These competitors are particularly relevant in non-U.S. markets, as they have built their brands and customer loyalty over several decades. We also compete against major incumbent operators in the economy and midscale hotel segments, such as Hilton, Marriott, and Hyatt. In addition to global hotel brands and boutique hotels, we also face competition from hostels and alternative accommodation providers that offer homeshares or short-term rentals, such as Airbnb and Vrbo, as well as various large internet-based companies that advertise hotel rooms and other travel services.

Selina is able to differentiate itself from these competitors by providing guests with the consistent brand standards and quality of hotel chains, the social and guest interaction of hostels, and the local and immersive experience of alternative accommodations, as well as offering additional amenities tailored to its key demographic, such as curated food and beverage experiences, wellness offerings, and co-working and remote-working capabilities. Moreover, we offer all of this at an attractive price point relative to our competitors.

Competition for Real Estate Supply

As part of our business model, we must secure and convert or rebrand existing properties into Selina-branded properties. We compete with many different parties in this endeavor, however, we primarily compete with traditional hotel property managers. Selina believes it offers a compelling value proposition to the developers and owners of hotels relative to traditional hotel property managers. For independent, unbranded hotel owners, Selina represents an attractive tenant, with the ability to convert and operate our properties to a format most relevant to the emergent Millennial and Gen Z traveler segment.

Insurance

We maintain comprehensive insurance coverage for all our locations that covers our asset and liability exposures. While property coverage often is maintained by our landlords, our property insurance provides coverage against reasonable risks of loss or damage, including (where relevant) business interruption, fire, windstorm, flood, earthquake, and terrorism. While our liability program provides for third-party and employers liability, workers’ compensation, product liability, directors and officers liability, and cyber coverage for systems and data we control, we do not have sufficient coverage to cover the entirety of potential losses from certain catastrophic events, including certain business interruption losses, such as those resulting from the COVID-19 pandemic. We will continue to maintain a sufficient suite of insurance policies; however, the future availability of these policies in the market is not certain.

We believe our insurance policies alongside those maintained by third-party owners of our properties are appropriate for foreseeable losses which we may suffer and we believe these policies are on terms and conditions that are reasonable with solvent and highly rated insurance carriers.

We expect that being a public company will increase the cost of our insurance. Specifically, we anticipate that expanded obligations to comply with rules and regulations will make it more expensive to acquire director and officer liability insurance.

Regulatory Compliance

As detailed below, we are subject to numerous foreign, federal, state, and local government laws and regulations, including those relating to the preparation and sale of food and beverages, building, zoning and environmental requirements, health and safety and fire codes, anti-corruption, anti-trust and competition, data privacy, protection and security and general business license and permit requirements, in the various jurisdictions in which we conduct business.

Food and Beverage

Regulations concerning the supply and sale of alcoholic beverages require us to apply to relevant local authorities for licenses that must be renewed (usually on an annual basis) and which may be revoked or suspended for cause at any time. Applicable alcoholic beverage control regulations and licensing conditions apply to the supply of alcohol across our business, including in relation to the minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages.

Property and Accommodations Regulation

Selina’s business is subject to U.S. and foreign federal, state, and local laws and regulations that vary widely by city, country, and property type. In many cities, local regulations affect the company’s ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with laws and regulations relating to accessibility as well as other matters, such as zoning and land use, licensing, permitting, and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, and cleaning protocols and other COVID-19 requirements. Additionally, Selina’s real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws, and other matters.

Selina’s business operations in countries outside the U.S. are subject to a number of laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”), as well as trade sanctions administered by the Office of Foreign Assets Control (“OFAC”). The FCPA is intended to prohibit bribery of foreign officials and requires us to keep books and records that accurately and fairly reflect our transactions. OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Some of our operations may also be subject to additional laws and regulations of non-U.S. jurisdictions, including the U.K.’s Bribery Act 2010, which contains significant prohibitions on bribery and other corrupt business activities, and other local anti-corruption laws in the countries and territories in which we conduct operations.

Before signing any new leases in a new market, Selina engages local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.

Selina monitors regulatory changes in each existing market on an ongoing basis. To facilitate its growth and compliance work in each city, Selina also proactively establishes relationships with local regulatory agencies, elected officials, businesses and community groups to build trust and improve understanding of Selina’s business model.

Privacy and Data Protection Regulation

In processing travel transactions and information about guests and their stays, Selina receives and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), and other jurisdictions, including the General Data Protection Law in Brazil and the U.K. General Data Protection Regulation and U.K. Data Protection Act.

Selina has adopted a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and we are engaged in an ongoing process of evaluating and considering additional steps to comply with the various data protection legislation.

Employment

Selina is also subject to laws governing its relationship with employees, including laws governing wages and hours, overtime, benefits, immigration, workplace safety and health, hiring and firing, non-discrimination, work permits, and hotel-specific ordinances.

Environmental Regulations and Requirements

Selina is subject to certain requirements and potential liabilities under various foreign and U.S. federal, state and local environmental, health and safety laws and regulations and incurs costs in complying with such requirements. These laws and regulations govern actions including air emissions; the use, storage, and disposal of hazardous and toxic substances; and wastewater disposal. In addition to investigation and remediation liabilities that could arise under such laws, Selina may also face personal injury, property damage, or other claims by third parties concerning environmental compliance or contamination. Selina uses and stores hazardous and toxic substances, such as cleaning materials, pool chemicals, heating oil and fuel for back-up generators at some of our facilities, and Selina generates certain wastes in connection with our operations. Some of Selina’s properties include older buildings, and some may have, or may historically have had, laundry and dry-cleaning facilities and underground storage tanks for heating oil and back-up generators. Selina has from time to time been responsible for investigating and remediating contamination at some of our facilities, such as contamination that has been discovered when we have removed underground storage tanks, and we could be held responsible for any contamination resulting from the disposal of waste that we generate, including at locations where such waste has been sent for disposal. In some cases, Selina may be entitled to indemnification from the party that caused the contamination pursuant to our management or franchise contracts, but there can be no assurance that Selina would be able to recover all or any costs we incur in addressing such problems. From time to time, Selina may also be required to manage, abate, remove, or contain mold, lead, asbestos-containing materials, radon gas or other hazardous conditions found in or on our properties. Selina has implemented an ongoing operations and maintenance plan at each of our owned and managed properties that seeks to identify and remediate these conditions as appropriate. Although Selina has incurred, and expects that it will continue to incur, costs relating to the investigation, identification and remediation of hazardous materials known or discovered to exist at its properties, those costs have not had, and are not expected to have, a material adverse effect on Selina’s consolidated financial position, results of operations or cash flows.

Other Regulation

Selina’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.K. Bribery Act 2010, U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As Selina expands into additional markets, we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Selina, which often makes their application to Selina’s business uncertain. For additional information regarding the laws and regulations that affect Selina’s business, see the section titled “Risk Factors” on page 52.

Corporate Social Responsibility and Environment, Social and Governance

Environment, Social, and Governance

Selina strives to foster sustainable operations and a caring culture in order to positively impact the environment, the local communities in which we operate, our people, and other stakeholders.

In light of the United Nations Sustainable Development Goals, Selina joins global efforts to reduce negative impacts on the environment, foster resilience and prosperity in the communities where we operate, while respecting and integrating all people from different nationalities, ethnicities, gender, special needs, etc. in our activities.

Gen Z is known for supporting sustainability and promoting diversity and inclusion and gender equity. Moreover, Gen Z often takes into consideration these environmental and social concerns when making a purchase and selecting a brand. Selina’s DNA, together with its mission, vision, and values, is aligned with Gen Z’s expectations, and enables Gen Z guests to identify with and support a brand that shares its environmental and social beliefs.

With respect to environmental initiatives, Selina is installing tools to reduce energy and water consumption in its locations. For example, by installing low flow shower heads in certain locations, we were able to reduce our water consumption by 45% (in the aggregate) in those locations. Innovative technology enables us to track energy use in our locations and control its usage in common areas as well as in guests’ rooms, so that we can turn it off when such spaces are not in use.

We are committed to waste reduction. In addition to minimizing single-use plastic, we also focus our efforts on sustainable conversion of distressed property assets into relevant spaces that integrate the local community. Upcycling is not limited to the property assets, but also extends to necessary inventory, such as existing furniture from the pre-Selina conversion hotel or secondhand furniture from other hotels, restaurants, etc. We upcycle up to 70% of each location’s inventory.

With regard to governance, Selina is committed to operating in a transparent and ethical manner, with proper decision-making and review processes to promote accountability. We continue to develop and roll-out policies that support these endeavors, including, among others, policies relating to data privacy, anti-bribery, human rights, information security, ethics, and whistleblowing, as well as enhancing our internal control and risk management system. The Executive Committee, led by the Chief Executive Officer, and the Selina Board are responsible for overseeing the implementation of these policies and systems.

Corporate Social Responsibility (“CSR”) and Impact

Selina’s Corporate Social Responsibility Department leads our impact initiatives and is responsible for fostering relationships with the local communities where we operate. Selina is committed to good corporate citizenship. Not only do we strive to create positive impacts within our organization, but we aim to better the communities in which we conduct business. Our collective mission is to make a positive difference across the global communities in which we operate by leveraging our people and our venues. “Selina Impact” is designed to make a positive difference, with a focus on strengthening our personal relationships and engaging authentically with our stakeholders, shedding light on local, social, environmental, and economic challenges, and to build a company culture of giving back.

Our Commitment to Impact

We are creating positive impact in our communities in four specific ways:

•

SGB Hospitality Program: Our flagship job readiness program, Selina Gives Back (“SGB”), prepares local unemployed and disadvantaged community members to enter the hospitality job market. SGB aims to decrease unemployment and encourage economic opportunity for all by providing a free job training program for vulnerable community members. The program consists of free mentoring, hands-on training, hospitality theory workshops, and job placement assistance. Through our specialized program, as of December 31, 2021, we have trained 679 local community members in key hospitality skills and job placement techniques.

•

Community Engagement: We want to create, maintain, and foster relationships with local businesses, schools, non-government organizations, government, and neighborhood stakeholders. We want to ensure accountability to local needs and challenges.

•

Impact Programming: We strengthen communities by providing free, quality, education-based, programming in all of our locations with a focus on creating a positive social economic and environmental impact. Our programming includes: reforestation days, beach and forest clean up days, free hospitality career training programmes, art and crafts workshops, wellness classes, swimming lessons, cooking classes, and surfing lessons. Annually, we host 700+ impact programs across all of our locations where our guests, staff, and local community members offer their time and expertise. As of December 31, 2021, we have engaged 189,643 beneficiaries with our programming.

•

Culture of Engagement: We volunteer 2% of our staff time to environmental and social initiatives of their choice in communities where we are located. As of December 31, 2021, we have donated 96,996 hours of Selina staff time to environmental and social initiatives.

SELINA EMPLOYEES AND HUMAN CAPITAL MANAGEMENT

Our workforce

As of December 31, 2021, Selina had 134 employees across 6 states in the U.S., and approximately 1,539 employees located in 20 countries outside of the U.S. Our workforce consisted of approximately 367 salaried employees, 1,306 hourly employees and 642 individuals engaged under contractor, outsourcing or professional service contracts as of that date. Certain non-U.S. employees are currently represented by unions or covered by a collective bargaining agreement.

Diversity, Equality, and Inclusion

We believe the strength of our workforce is critical to our success. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many. Currently, 33% of our workforce identifies as racially or ethnically diverse, and 36% of our workforce is female. To help us continue to strengthen and celebrate our diverse workforce, we have created a committee on Diversity, Equality, and Inclusion. Additionally, we believe in supporting diversity outside of our organization. In June 2021, we launched the global campaign Stay Proud to raise funds for the It Gets Better Project, a non-profit organization whose mission is to empower LGBTQ+ youth around the world.

COVID-19

Our number one priority is to create a secure and comfortable environment, ensuring the health and safety of our team and community. In response to the COVID-19 pandemic, we launched the following initiatives:

•

Selina Employee Fund: With travel restrictions and stay-at-home orders limiting demand during the height of the global COVID-19 pandemic, a number of Selina’s locations were impacted. As a result, some Selina staff were furloughed. To assist those staff members, Selina raised $44,000 in an employee fund in 6 weeks and distributed the funds to 234 Selina families in need.

•

Subsidized Worker Housing: Between the onset of the pandemic and early 2021, we opened 27 of our Selina locations to staff and housed over 110 employees facing housing insecurity due to the COVID-19 crisis. This exchange created a unique opportunity for new solidarity to develop among our teams, while also allowing for new projects to flourish and for our community to remain accommodated.

•	Beds for Medical Staff: In Portugal and Colombia, we offered free accommodations to more than 50 medical staff who are self-quarantining to protect their immune-compromised loved ones.

Intellectual Property

Selina relies on trademarks, domain names, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect its proprietary rights. As of December 31, 2021, Selina (by itself or through its affiliates) held five trademarks for the Selina, Luna, and Remote Year brands and one registered copyright for the WinksHotel property management system. The trademarks were registered in at least 48 countries, either directly or through the Madrid System, and the expiration dates of the trademarks ranged between 2027 and 2031. We are also the registered holder of approximately 37 domain names, including selina.com., remoteyear.com, winkshotel.com.ar, powerplant.global and others.

Facilities and Office Space

As of December 31, 2021, Selina offered guest accommodations at leased properties located across 25 countries in Central America, Europe, Israel, South America, the U.S., and Mexico. Additionally, as of December 31, 2021, Selina owned five properties, including three hotels and two land plots, located in Colombia, Nicaragua, the U.S., Panama, and Costa Rica. Selina’s global headquarters is located in London, England, where Selina leases approximately 4,800 square feet of space in the Notting Hill area of London, with other key corporate offices located in Tel Aviv, Israel, where Selina leases approximately 6,950 square feet of space, and New York, New York, USA, where Selina leases approximately 8,200 square feet of space. Selina has smaller corporate offices located in Miami, Florida, USA, at the Selina Miami River Inn hotel, and in Panama City, Panama. Some of Selina’s office space is subleased to third party businesses from time to time.

Legal Proceedings

As a rapidly growing business operating in numerous countries, Selina has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including matters relating to interactions with our employees and guests, our contractual counterparties, such as regional and local development partners, landlords and service providers, and various regulatory authorities, among others. The significant disputes in which Selina, or a subsidiary, is involved as a defendant are summarized below. Except as described below, Selina is not currently a party to any litigation or legal proceeding that, in the opinion of Selina’s management, is likely to have a material adverse effect on Selina’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Selina because of defense and settlement costs, diversion of management resources, possible restrictions on Selina’s business as a result of settlement or adverse outcomes, reputational damage and other factors.

Dispute between LRW Real Estate, LLC (“Fredericksburg Landlord”) and Selina Operation Fredericksburg LLC (“Selina Fredericksburg”)

In January 2022, Fredericksburg Landlord attempted to terminate a lease agreement, dated February 27, 2019 (“Fredericksburg Lease”), between Fredericksburg Landlord and Selina Fredericksburg, in respect of a Selina branded hotel to be developed by Fredericksburg Landlord. The termination purportedly was due to Selina Fredericksburg not paying a portion of the security deposit when due. Selina Fredericksburg has contested the breach and termination on the grounds that the security deposit was not yet due and payable and has reserved its right to bring a claim against Fredericksburg Landlord for the unlawful termination of the Fredericksburg Lease and failure to develop a hotel in accordance with the terms of the lease. The parties are discussing various options for the lease.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BOA

You should read the following summary historical financial data of BOA together with BOA’s audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BOA.” BOA has derived the consolidated statements of income (loss) data and the consolidated statements of cash flows data for the period from October 26, 2020 (date of inception) to December 31, 2020 and the year ended December 31, 2021 and the consolidated balance sheet data as of December 31, 2021 from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. BOA’s historical results are not necessarily indicative of future results.

Statement of Operations Data	For the Three Months Ended March 31, 2022	For the Year Ended December 31, 2021	For the Period from October 26, 2020 (inception) to December 31, 2020
	(in dollars, except for share and per share numbers)
Revenue		$—	$—
General and administrative expenses	$415,290	872,900	943
Franchise tax expense	50,000	200,050	—

Loss from operations	(465,290)	1,072,950	943

Other income (expense)
Interest income on marketable securities held in Trust Account	3,398	11,790	—
Interest earned on operating cash	13	38	—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	(438,197)	—
Change in fair value of derivative warrant liability	3,906,658	6,511,591	—

Total other income	3,910,069	6,085,222	—

Income before provision for income taxes	3,444,779	5,012,272	(943)
Provision for income taxes	—	—	—

Net income (loss)	$3,444,779	$5,012,272	$(943)

Two Class Method:
Weighted average number of shares of BOA Class A Common Stock outstanding	23,000,000	19,471,233	—

Net income (loss) per share, Class A Common Stock - basic and diluted	$0.12	$0.20	$—

Weighted average shares outstanding of Class B Common Stock	5,750,000	5,750,000	5,000,000

Net income (loss) per share, Class B common stock - basic and diluted	$0.12	$0.20	$(0.00)

Balance Sheet Data	March 31, 2022	December 31, 2021
	(in dollars, except for share numbers)
Total assets	$230,513,456	$231,075,593

Total liabilities	12,302,285	16,309,201

Total stockholders’ equity	(11,788,829)	(15,233,608)

Total liabilities and stockholders’ equity	230,513,456	231,075,593

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BOA

The following discussion of BOA’s financial condition and results of operations should be read in conjunction with BOA’s financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements.” BOA’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus. References in this section to “we,” “us,” and “our” are intended to mean the business and operations of BOA.

Overview

BOA is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. BOA intends to effectuate its initial business combination using cash from the proceeds of the IPO and the Private Placement, our capital stock, debt or a combination of cash, stock and debt.

BOA expects to continue to incur significant costs in the pursuit of its acquisition plans. BOA cannot assure you that our plans to complete an initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. All activity from our inception through the date of our IPO, February 26, 2021, was in preparation for our IPO. Since our IPO, our activity has been limited to the evaluation of business combination candidates. We do not expect to generate any operating revenues until the closing and completion of our business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the IPO. We incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2022, we had net income of $3,444,779, which was primarily due to a gain from the change in fair value of the derivative warrant liabilities of $3,906,658. This was partially offset by $415,290 of general and administrative expenses and $50,000 of franchise tax expense.

For the year ended December 31, 2021, we had net income of $5,012,272, which was primarily driven by a $6,511,591 gain from changes in fair value of derivative warrant liabilities, and $11,790 of interest income on marketable securities held in the Trust Account. This was partially offset by $872,900 of general and administrative expenses, $438,197 of issuance costs attributable to warrants, and $200,050 of franchise tax expense.

For the year ended December 31, 2020, we had a net loss of $943 which related to general and administrative expenses for the same amount.

We classify the warrants issued in connection with our IPO and Private Placement as derivative instruments which were initially recorded at their fair value. These derivative instruments are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations.

Liquidity and Capital Resources

As of March 31, 2022 and December 31, 2021, we had cash of $171,465 and $760,576 held outside the Trust Account, respectively. We intend to use the funds held outside the Trust Account primarily for due diligence fees and other expenses related to our initial business combination.

As of March 31, 2022 and December 31, 2021, we had cash and marketable securities in the Trust Account of $230,015,188 and $230,011,790, respectively. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete our initial business combination.

Material cash requirements

As of December 31, 2021, we do not have any debt, lease obligations or other capital commitments.

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the IPO, or $8,050,000. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete our initial business combination.

Sources of cash

Prior to the completion of the IPO, our liquidity needs were satisfied through receipt of $25,000 from the sale of Founder Shares to the Sponsor.

On February 26, 2021, we consummated the IPO of 23,000,000 BOA Units at a price of $10.00 per unit generating net proceeds of $217,111,865. Transaction costs were $12,888,135, including $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $238,135 of other offering costs in connection with the IPO. Simultaneously with the date of our IPO, we consummated the sale of 6,575,000 Private placement warrants to our Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,575,000. Following the date of our IPO and the sale of the Private placement warrants, a total of $230,000,000 was placed in a Trust Account following the payment of certain transaction expenses.

Uses of cash

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020	Change
Net cash provided by (used in) operating activities	$(1,001,339)	$50	$(1,001,389)
Net cash used in investing activities	$ (230,000,000)	$—	$ (230,000,000)
Net cash provided by financing activities	$231,736,865	$25,000	$231,711,865

For the year ended December 31, 2021, cash used in operating activities was $1,001,339. Net income of $5,012,272 was impacted by the non-cash changes in fair value of the derivative warrant liability of $6,511,591, and the issuance costs attributed to the warrant liabilities of $438,197. Additionally, changes in operating assets and liabilities provided $71,573 of cash used in operating activities, and interest earned on marketable securities held in the Trust Account of $11,790. Cash used in investing activities was impacted by $230,000,000 of cash invested in the trust account. Cash provided by financing activities was impacted by $225,161,865 of proceeds from the sale of BOA Units, net of underwriting discounts paid, and $6,575,000 of proceeds from the sale of Private placement warrants.

For the year ended December 31, 2020, cash provided by operating activities was $50. Net loss of $943 was impacted by changes in liabilities of $993. Cash provided by financing activities was $25,000 for the year ended December 31, 2020 and was due to $25,000 of proceeds from the issuance of BOA Class B Common Stock.

In order to fund working capital deficiencies and/or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we will repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private placement warrants, including as to exercise price, exercisability and exercise period.

We believe we have sufficient working capital to meet our needs through the earlier of the consummation of our initial business combination or one year from March 29, 2022, and that we will not need to raise additional funds. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, and expenses, as well as disclosure of contingent assets and liabilities. BOA believes that its accounting estimates and judgments are reasonable when made, but in many instances, alternative estimates and judgments would also be acceptable. In addition, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from BOA’s estimates. To the extent that there are material differences between these estimates and actual results, BOA’s financial condition or results of operations will be affected. BOA bases its estimates on historical experience and other assumptions that BOA believes are reasonable, and evaluates these estimates on an ongoing basis. BOA refers to accounting estimates of this type as critical accounting policies and estimates, which are discussed further below.

Derivative Warrant Liabilities

BOA does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. BOA accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to shares of BOA Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

BOA evaluated the warrants in accordance with ASC 815-40, Contracts in an entity’s own equity (“ASC 815-40”), and concluded that each contained provisions related to certain tender or exchange offers which precludes them from being accounted for as a component of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants were measured at fair value at inception (on the date of the IPO) and recorded as assets or liabilities on the balance sheets. The warrants are subject to remeasurement at each reporting date until exercised in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized on the statements of operation in the period of change. Subsequent to becoming publicly traded on March 31, 2021, the fair value of the BOA Warrants was determined based on their quoted trading price. Prior to being publicly traded, the fair value of the BOA Warrants was estimated using a Monte Carlo simulation approach, while the fair value of the Private placement warrants was estimated using a Black-Scholes option pricing model.

Class A Common Stock Subject to Possible Redemption

BOA accounts for BOA Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of BOA Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within BOA’s control) is classified as temporary equity. At all other times, the BOA Common Stock is classified as stockholders’ equity. BOA Class A Common Stock features certain redemption rights that are considered to be outside of BOA’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 23,000,000 shares of BOA Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of BOA’s balance sheets. Immediately upon the closing of the IPO, BOA recognized the remeasurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of BOA Class A Common Stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and BOA Class A Common Stock.

Net Income (Loss) Per Common Share

Net income (loss) per share of common stock is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of shares of common stock outstanding during the period. BOA applies the two-class method in calculating earnings per share. The remeasurement associated with the redeemable shares of BOA Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard is effective for BOA on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. BOA is still in the process of evaluating the impact of this new standard; however, BOA does not believe the initial impact of adopting the standard will result in any changes to BOA’s statements of financial position, operations or cash flows.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SELINA

Selina is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following tables present selected historical consolidated financial data for our business. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina,” Selina’s consolidated audited financial statements and related notes and the other information included elsewhere in this proxy statement/prospectus. Selina derived the consolidated statements of income (loss) data and the consolidated statements of cash flows data for the years ended December 31, 2021 and 2020 and the consolidated balance sheets data as of December 31, 2021 and 2020 from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Selina’s historical results are not necessarily indicative of future results.

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Consolidated Statements of income (loss) Data:
Revenue
Rooms	$51,335	$22,797
Food & beverage	31,361	9,939
Other, net	10,041	2,425

Total revenue	$92,737	$35,161
Costs and expenses:
Cost of sales food and beverage	$(11,311)	$(3,762)
Payroll and employee expenses	(57,162)	(40,869)
Insurance, utilities and other property maintenance costs	(31,480)	(11,928)
Legal, marketing, IT and other operating expenses	(33,676)	(26,142)
Depreciation and amortization	(31,235)	(21,612)

Total cost and expenses	$(164,864)	$(104,313)
Loss from operations activity before impairment, government grants and COVID-related concenssion	(72,127)	(69,152)
Impairment and write-off of non-current assets	(11,153)	(19,731)
Government grants	2,099	1,437
Income from COVID-related rent concessions	—	2,854
Loss from operations activity	(81,181)	(84,592)

Finance income	90	7,193
Finance costs	(102,914)	(61,853)
Gain on net monetary position	1,725	2,256
Share of profit / (loss) in associates	62	(42)
Other non-operating income / (expense), net	(661)	—
Loss before income taxes	$(182,879)	$(137,038)

Income tax expense	$(2,844)	$(2,265)

Net loss	$(185,723)	$(139,303)
Net loss attributable to equity holders of the parent	(184,352)	(138,099)
Net loss attributable to non-controlling interest	(1,371)	(1,204)

	Year Ended December 31,
	2021	2020
	(dollars in millions)
Non-IFRS Financial Data(1):
Adjusted EBITDA	$50.5	$(59.6)
Unit-Level Operating Profit / (Loss)	$15.0	$(20.3)

(1)

Adjusted EBITDA and Unit-Level Operating Profit / (Loss) are non-IFRS measures. For information on how Selina computes these measures and reconciliation to IFRS metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Selina—Non-IFRS Financial Measures.”

	December 31,
	2021	2020
	(dollars in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$21,943	$13,572
Other current assets	24,424	17,025
Non-current assets	430,234	404,368
Total assets	476,601	434,965
Current liabilities	(214,065)	(131,747)
Non-current liabilities	(585,915)	(448.928)
Total liabilities	(799,980)	(580,675)
Non-controlling interest	213	(955)
Total shareholders’ equity	323,166	146,665

	Year Ended December 31,
	2021	2020
	(dollars in thousands)
Consolidated Statements of Cash Flows Data:
Net cash provided by / (used in) operating activities	$(30,737)	$(41,116)
Net cash provided by / (used in) investing activities	(12,125)	(17,155)
Net cash provided by / (used in) financing activities	51,233	57,073

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SELINA

You should read the following discussion and analysis of Selina’s financial condition and results of operations together with the “Selected Historical Financial Information of Selina” and Selina’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Selina’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this proxy statement/prospectus. Selina’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Unless otherwise stated, the FY 2021 and FY 2020 information included in this section is based on Selina’s audited consolidated financial statements prepared in accordance with IFRS, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including GAAP.

Except as otherwise noted, all references to “FY 2021” refer to the fiscal year ended December 31, 2021, and all references to “FY 2020” refer to the fiscal year ended December 31, 2020. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “Selina” are intended to mean the business and operations of Selina and its consolidated subsidiaries.

Overview

Selina is one of the largest operators of lifestyle and experiential Millennial- and Gen Z-focused hotels, with 163 destinations opened or secured in 25 countries across 6 continents.

Selina’s mission is to create meaningful connections between people. Selina designs and operates attractive, welcoming destination hotels, where travelers can stay indefinitely, work remotely, explore, and authentically immerse themselves in an environment that embraces and reflects local culture, and where local residents and travelers alike can engage and enjoy on-site food and beverage, wellness, and other social experiences.

Selina’s broad footprint, which spans from urban cities to remote beaches and jungles, has allowed it to build one of the largest Millennial and Gen Z hospitality brands in the world, attracting close to 1 million unique guests as of December 31, 2021, with an average guest age of 32.

Selina’s asset-light sourcing and rapid conversion model allows it to quickly identify underperforming hotels in attractive locations and convert those hotels to Selina-branded destinations in an average time of 140 days. After the conversion, Selina has historically seen significant increases in revenue compared to the hotel’s previous operations.

As the world rebounds to pre-pandemic levels of activity, Selina believes its tech-driven platform is ideally situated to take advantage of an increase in both demand for its destinations and supply of underperforming hotels that meet its sourcing criteria.

COVID-19

On March 11, 2020, the World Health Organization officially declared COVID-19 a pandemic, and subsequently, a number of jurisdictions in which Selina operates enacted extraordinary acts and measures to limit the spread of the virus. These measures included effective social distancing through a combination of national and local quarantines, the implementation of travel bans, and self-imposed quarantine periods. Additionally, governments and central banks reacted with significant monetary and fiscal policy interventions to stabilize economic conditions. As a result of the COVID-19 virus and the corresponding interventions, Selina experienced a sharp decline in revenues at its hotels as compared to periods prior to March 2020. As a result, Selina took measures to reduce expenses and cash spend for Selina or to defer payments. For example, Selina successfully deferred an aggregate of approximately $7.3 million in lease or rent payments from 2020 to 2021 or later. Additionally, Selina implemented cost reduction measures to mitigate the adverse impacts of COVID-19, which included lower discretionary and overhead spending, including reduced salaries in many cases, as well as an internal reorganization that resulted in the elimination of approximately 180 positions, the temporary closure or partial closure of approximately 85% of Selina’s hotels in 2020, and the furlough of certain employees.

New products or solutions for guests have been implemented to better address adjusted market needs as a result of the COVID-19 pandemic, for example, by focusing on longer stays through the introduction of Selina’s Co-Live program in August 2020. Selina believes it has also improved ongoing forecasting processes to adapt more quickly to dynamic changes in the industry, and in particular in countries where Selina operates. Additionally, Selina sought additional financing in 2020 in order to close the liquidity gap, primarily through the issuance of approximately $90 million in convertible loan instruments, as well as other loans and local government aid to provide for liquidity and to fund other general corporate purposes. See “Liquidity and Capital Resources.”

Selina has experienced an increase in bookings and a reduction in cancellations compared to the second quarter of 2020, however, there is no guarantee that these trends will continue in the future. Selina’s ability to achieve these results in the future will depend, in part, on the prevailing capital market conditions in light of COVID-19. If the pandemic continues longer than expected and further government restrictions are implemented, Selina will monitor performance, revenue potential, and cash burn, and consider implementing necessary actions such as negotiating payment deferrals, adjusting commercial offers, or labor control. However, significant further funding will likely be required. There can be no assurance that sufficient financing, including financing from Selina’s primary investors, will be available.

The full extent to which the COVID-19 pandemic will directly or indirectly impact Selina over the longer term remains highly uncertain and dependent on future developments, such as the severity and transmission rate of COVID-19, the introduction and spread of new variants of the virus that may be resistant to currently approved vaccines, the continuation of existing or implementation of new government travel restrictions, the extent and effectiveness of containment measures taken, including mobility restrictions, the timing, availability, and effectiveness of vaccines, and the impact of these and other factors on future lodging demand in general, and on Selina’s business in particular.

Recent Developments

The Business Combination and Public Company Costs

On December 2, 2021, Selina entered into the Business Combination Agreement with BOA, pursuant to which, among other things, Merger Sub will merge with and into BOA, with BOA surviving the Merger as a direct, wholly owned subsidiary of Selina. Selina will be deemed the accounting predecessor and the post-combination company will be the successor SEC registrant, which means that Selina’s financial statements for previous periods will be disclosed in the post-combination company’s future periodic reports filed with the SEC.

The most significant change in the post-combination company’s future reported financial position and results is expected to be an estimated increase in cash (as compared to Selina’s consolidated balance sheet at December 31, 2021) of between approximately $151 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $366 million, assuming no stockholder redemptions. Total non-recurring transaction costs are estimated at approximately $37 million, of which Selina expects approximately $[●] to be expensed. For additional information please see the section of this proxy statement/prospectus titled “Business Combination Proposal.”

Upon the Closing, it is expected that the Selina Ordinary Shares will be listed on Nasdaq and trade under the ticker symbol “SLNA,” and the Selina Warrants will be listed on Nasdaq and trade under the ticker symbol “SLNAW.” As Selina’s current management team and business operations will comprise the post-combination company’s management and operations, the post-combination company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Selina expects the post-combination company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, Selina and BOA entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Selina and BOA agreed to issue and sell to the PIPE Investors, an aggregate of 5.55 million Selina Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $55.45 million. See “Liquidity and Capital Resources—PIPE Investment” for additional details.

Business Combination Credit Facility

In connection with the Business Combination, in November 2021, Selina entered into a committed bridge loan facility (the “BCA Bridge Loan”) with HG Vora Special Opportunities Master Fund, Ltd. as lenders, under which Selina has the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between December 15, 2021 and May 30, 2022. The interest rate on each draw is 10%, payable up-front, and the lenders are entitled to receive warrants issued by Selina in an amount equivalent to 15% of the amount drawn. Draws under the facility are repayable upon the Closing of the Business Combination. The facility was fully drawn as of May 31, 2022. See “Liquidity and Capital Resources—PIPE Investment” for additional details.

2022 Convertible Note Subscription Agreements

Following the execution of the Business Combination Agreement, on April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements expected to close concurrently with the Closing, the 2022 Convertible Notes in an aggregate principal amount of $147.5 million for an aggregate purchase price of $118.0 million. The 2022 Convertible Notes will be issued under the Indenture. Pursuant to the Indenture, the 2022 Convertible Notes will bear interest at a rate of 6.00% per annum (payable semi-annually), will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share, and will mature four years after their issuance.

As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that each 2022 Convertible Note Investor will receive a warrant to purchase a number of Selina Ordinary Shares equal to approximately one-third of the number of ordinary shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note may convert.

The obligations to consummate the 2022 Convertible Note Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. The 2022 Convertible Note Investment will be consummated substantially concurrently with the Closing.

Amendment of the Business Combination Agreement

On July 1, 2022, Selina entered into amendments to the Business Combination Agreement and the Subscription Agreement with Bet on America Holdings LLC, and a letter agreement with the Sponsor. Pursuant to the amendment to the Business Combination Agreement, the parties agreed to reduce the Cash Proceeds Condition from $70.0 million to $55.0 million and to extend the Termination Date (as defined in the Business Combination Agreement) from August 26, 2022 to October 25, 2022. Under the amendment to the Subscription Agreement with Bet on America Holdings LLC, (i) Bet On America Holdings LLC funded to Selina its $10.0 million commitment on July 1, 2022 and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the closing of the Business Combination in the form of 250,000 Selina Ordinary Shares and (ii) the parties agreed to amend the definition of Eligible Investments therein to provide that the Conditional Backstop Obligation may be reduced in the event that a threshold amount of fees or expenses payable to certain financial and legal advisors are deferred, waived, reduced, offset or otherwise decreased prior to the consummation of the Business Combination. The letter agreement with the Sponsor provides, among other things, that Selina will forego the 188,375 BOA Class B Common Stock that the Sponsor had previously agreed to transfer to third parties determined by Selina and that the Sponsor will waive its right to designate two (2) individuals to the board of directors of Selina following the closing of the transactions contemplated by the Business Combination. See the section entitled “Documents Related to the Business Combination Agreement — July Amendments.”

Key Trends and Factors Affecting the Results of Selina’s Operations

Supply Growth

A key driver of Selina’s revenue growth is its ability to identify and secure attractive properties and to efficiently convert those properties into Selina-branded destinations under preferred commercial terms. Selina uses its proprietary software to identify former or underperforming hotels through real-time market analytics. Approximately 80% of Selina’s site acquisitions are done off-market and without the use of brokers. Additionally, the COVID-19 pandemic has created an opportunity for Selina to acquire properties at prices that are more attractive to Selina than they were prior to the COVID-19 pandemic.

As Selina has built-out and refined its real estate platform, its rate of property signings has increased. From January 1, 2019 to December 31, 2020, Selina secured on average 1.5 properties per month. For FY 2021, the number of properties Selina secured per month increased to 3.6. Selina believes that this increase can partially be attributed to COVID-19. As a result of the COVID-19 pandemic, there has been an increase in the number of distressed properties available to acquire. As such, Selina’s strategy is to continue sourcing 50-to-100-room distressed hotels, which it believes it can convert in a cost-effective way.

Selina anticipates that it will continue to add properties to its portfolio as it further improves its ability to identify underperforming assets and as its brand awareness increases.

Selina targets to operate approximately 100,000 bedspaces by 2025 by opening more locations in its existing markets, as well as entering new markets. Specifically, Selina is currently considering the possibility of exploring opportunities in the following markets: Europe, the Caribbean islands, Australia/Southeast Asia, and the Middle East & North Africa region.

Ability to Attract and Retain Guests

Selina’s anticipated revenue growth also depends on its ability to continue to attract new guests and create repeat guests through various channels. Selina attracts customers from a variety of channels, including through Online Travel Agencies (“OTAs”), such as Booking.com and Expedia, as well as directly through the Selina website, app, subscription channels, call centers, and physical locations. Because bookings made through OTAs incur channel fees, direct bookings generally are more financially advantageous to Selina as they do not incur such fees. During FY 2021, Selina boasted high direct booking levels, with approximately 52% of all bookings coming directly through Selina channels, up from 42% in FY 2020.

An additional key driver of direct bookings is guest loyalty. Selina will endeavor to continue to create relevant, authentic experiences for its guests, which Selina believes is the primary means of attracting and retaining its guests.

Selina invests in programs that will build guest loyalty by encouraging repeat and longer stays at Selina destinations. Through its Co-Live program, Selina offers subscription packages for 30-night, prepaid stays, allowing guests to stay at any Selina destination with full access to amenities, including, among others, accommodation, co-working, wellness activities, and locally curated events. Through its co-living products, Selina offers guests the ability to stay even longer than 30 days, while enjoying the same benefits and further discounts. Since the launch of the Selina Co-Live program in August 2020, Selina has sold over 6,800 packages with an average guest subscription cost of over $900 per month.

Selina also offers a guest loyalty program, Luna, which enables members to earn tokens, funded through hotel assessments, for each qualifying stay at a Selina-branded hotel. Luna members may then use such tokens toward future accommodations. As of December 31, 2021, there were approximately 250,000 Luna members, an increase of 138% compared December 31, 2020. Selina believes that Luna will continue to encourage guest retention and recurrence.

In September 2020, Selina also acquired the Remote Year brand, including its customer network of over 2,000 professionals and its database of over one million customers. Remote Year offers programs to individuals and businesses to work and learn while traveling around the world. Remote Year continues to exist as its own brand, utilizing Selina destinations to improve its customer experience. In return, Selina is able to capitalize on Remote Year’s customer network and database to generate longer-term stays and repeat customers.

Selina is exploring other means to enhance its brand loyalty, such as building out a full membership platform, which will confer benefits (including discounts on rooms, food and beverage, and experiences, and free access to wellness classes) in exchange for monthly or annual membership fees. This program would be designed to increase recurring revenues, customer recurrence, and brand loyalty.

Overall, management believes Selina’s ability to generate increasing demand at our locations is driven by three factors:

1.

Increased Awareness and Footprint: From January 1, 2020 to December 31, 2021, Selina grew from 64 to 100 open and operating destinations and it reached over 391 million people with Selina’s online content during FY 2021;

2.

Increased Brand Loyalty: Selina’s repeat guest rate increased by approximately 28.5% with repeat guests accounting for 26.1% of all guests in FY 2021 compared to 20.3% in FY 2020. This increase was partially driven by the growth in Selina’s loyalty program, which, as of December 31, 2021, had grown to approximately 250,000 members since inception in August 2019; and

3.

Increased, Experienced Manpower: Selina has continued to build-out and refine its commercial sales team and strategy, which has resulted in high direct booking levels, with approximately 52% of all bookings coming directly through Selina channels in FY 2021, up from 42% in FY 2020.

Macro Travel Industry and Consumer Trends

As a global hospitality company, much of Selina’s revenues are derived from international travelers. As discussed in greater detail below, due to both international travel restrictions and domestic restrictions on leisure activities, Selina’s occupancies and TRevPOBs were, and continue to be, impacted by the COVID-19 pandemic.

According to the International Air Transport Association’s “20 Year Passenger Forecast,” the number of air passenger journeys to the markets in which Selina currently operates—Latin America, Europe, North America, and Asia Pacific—is expected to recover to pre-COVID levels by 2024. Additionally, travel revenues in Latin

America and the U.S., where the majority of Selina’s properties are located, are forecast to recover to near pre-COVID levels during 2022.

There are key shifts in consumer spending patterns that have driven significant demand for Selina’s product. Recent studies indicate that the generational groups that Selina targets—Millennial and Gen Z—are the largest age cohorts and account for nearly 44% of the $802 billion global spend on hospitality. This emergent class of traveler also has specific lifestyle and travel preferences that differ from previous generations. Specifically, this class of traveler:

•	prioritizes distinctive experiences (underspending on material goods);

•	values remote working as an essential benefit; and

•	travels specifically with the intention of meeting and befriending other travelers.

As Selina offers an experience-driven hospitality platform, Selina believes that it is well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending trends, including as a result of the COVID-19 pandemic and related travel restrictions, could result in fluctuations in Selina’s results of operations.

Seasonality

The hospitality industry is seasonal in nature. The periods during which Selina’s properties experience higher occupancy vary from property to property, depending principally upon their location, type of property, and competitive mix within the specific location, and may change with changes in overall availability of lodging and hospitality options within a local market.

On a whole-portfolio-basis, Selina generally expects its TRevPABs (as defined below), a key business metric described below, to be marginally lower in the second and third quarters of each year due to seasonal factors such as weather and holidays and the current geographic mix of its portfolio (i.e., the majority of Selina’s operating properties are currently situated in Central and South America).

While Selina experiences some seasonal variation in revenues due to current geographic mix, the seasonality is offset by Selina’s broad geographic footprint, which includes Latin America, Europe, North America and Asia.

The effect of seasonality will vary as Selina’s market mix and product mix continues to evolve. Selina expects that seasonal revenue variation on a whole-portfolio-basis will decrease as it continues to expand in new and existing markets, thereby reducing geographic concentration.

Key Metrics

Key business metrics as of and for FY 2021 and FY 2020 are shown in the table below:

Metric	2021	2020
Open bedspaces (at December 31)	23,408	18,411
Occupancy rate	38.7%	26.3%
Total daily revenue per occupied bedspace (TRevPOBs)	$31.38	$22.35
Total revenue per available bedspace (TRevPABs)	$4,433	$2,146

Number of Open Bedspaces

The number of open bedspaces reflects the total number of bedspaces at the end of any given period, including bedspaces that may be temporarily out-of-order. Bedspaces is a metric used by Selina to measure the sleeping capacity of a given property. Every 5.5m2 of accommodation (sleeping room) area in a property equals one bedspace. Selina’s rooms are designed to be convertible into different modalities and with distinct bed configurations. Selina offers “Standard” accommodations with one double bed, “Twins” accommodations with two single beds, “Family” accommodations with space designed to accommodate up to four people, and “Community” accommodations with space designed to accommodate up to 8 people. At the discretion of property managers, the double bed in a “Standard” accommodation can be replaced with a bunk bed for 8 guests, for example. Accordingly, Selina’s management views the number of bedspaces, instead of the number of physical beds, to give a static measure of property capacity because it avoids potentially misleading fluctuations that would arise from the changing room configurations in any given property.

Given that a majority of Selina’s revenues are derived from the sale of rooms or individual beds which are represented by bedspaces, Selina’s management views the number of open bedspaces as one of the most important drivers and indicators of Selina’s revenue and as a key indicator of Selina’s scale.

At December 31, 2021, Selina had approximately 23,408 open bedspaces, compared to 18,411 open bedspaces at December 31, 2020, which represents a 27% increase in open bedspaces on a year-over-year basis. This increase was a result of the opening of 19 new Selina locations during the period.

Occupancy Rate and Total Daily Revenue Per Occupied Bedspace

Selina’s management views TRevPOBs as key indicators of revenue, as Selina believes that these metrics measure Selina’s ability to attract guests and guests’ spending on property, which in turn directly relate to Selina’s revenue and financial performance.

Selina defines its occupancy rate as the number of beds sold divided by the total number of beds available for sale, excluding any temporarily out-of-order beds, over any given period. Occupancy rate is the only key metric which uses beds instead of bedspaces as an input.

Selina defines TRevPOBs as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the number of bedspaces sold in that same period. The number of bedspaces sold is determined by multiplying the occupancy rate for any given period by the average of the total number of bedspaces available for sale at the beginning and end of that period. This measure removes the impact of occupancy, as it reflects total revenue on a per occupied bedspace basis.

For FY 2021, Selina’s occupancy rate was 38.7%, compared to 26.3% for FY 2020, which represents approximately a 47% increase in occupancy rate during FY 2021 as compared to FY 2020. This increase was a result of increased customer demand and recovery from COVID-19 in FY 2020 offset by the opening of 19 new Selina locations and the addition of 4,997 open bedspaces during the period.

For FY 2021, Selina’s TRevPOBs was $31.38, compared to $22.35 for FY 2020, which represents approximately a 40% increase during FY 2021 as compared to FY 2020. This increase was a result of a shift in Selina’s portfolio composition toward developed markets. Of the 19 new locations opened in FY 2021, 11 locations are situated in developed markets where Selina was able to achieve higher average room rates, F&B revenue and other products revenue.

Total Revenue Per Available Bedspace

TRevPABs is calculated as total revenue, excluding Remote Year revenue, for any given property, for any given period, divided by the average of the total number of bedspaces available for sale at the beginning and end of that period. This measure is sensitive to occupancy, as it reflects total revenue for all bedspaces, not only the ones that were sold.

Several factors may explain period-to-period TRevPABs variances:

•

New Selina locations/additional bedspaces typically take several months to achieve mature occupancy rates as hotels stabilize and drive organic bookings. As a result, if a period has a significant increase in available bedspaces, this may reduce TRevPABs.

•

Market mix and the composition of Selina’s portfolio based on geographic locations can impact Selina’s overall TRevPABs. Due to factors such as maturity of the tourism market, as well as local disposable incomes, certain developed markets, such as Israel, European countries, or the United States, typically earn higher TRevPABs, while certain other developing markets, such as most Latin American countries, typically earn lower TRevPABs. Therefore, if the market mix shifts toward lower TRevPABs markets, it may adversely impact the portfolio’s TRevPABs.

•

Seasonal factors (e.g., weather patterns, local attractions, and events or holidays) combined with property location and type can result in period-to-period variances in a particular property’s TRevPABs. Based on historical results, Selina generally expects its TRevPABs to be lower on a constant portfolio basis in the second and third quarters of each year due to seasonal factors such as weather and holidays and the current geographic mix of its portfolio. The effect of seasonality will vary as Selina’s market mix continues to evolve.

For FY 2021, Selina achieved TRevPABs of $4,433, compared to TRevPABs of $2,146 for FY 2020, representing a 107% increase primarily driven by a 47% increase in occupancy year-over-year reflecting greater customer demand and a shift in Selina’s portfolio composition toward developed markets.

Components of Results of Operations

Revenue

Selina’s revenue consists of amounts received from guests for rooms, food and beverage, and other, net of discounts and refunds provided to guests. Rooms revenue consists of amounts received from guests for accommodations and subscriptions. Food and beverage revenue consists of amounts received from guests for food and beverage service. Other revenue includes amounts received from guests for tours and transportation, surf and wellness services, retail purchases, and rental of co-working spaces. Selina expects its revenues to increase on an absolute dollar basis for the foreseeable future to the extent that Selina continues to see growth in bookings and expands its portfolio of properties.

Cost of Sales Food and Beverage

Cost of sales primarily consists of hotel and restaurant operating inventory, mostly food and beverage supplies. Selina expects its cost of sales will continue to increase on an absolute dollar basis for the foreseeable future to the extent that Selina continues to see growth in bookings and expands its portfolio of properties.

Payroll and Employee Expenses

Payroll and employee expenses primarily consist of wages and salaries, social security costs, employee benefits and travel, and equity-settled and cash-settled stock compensation expenses. Selina expects its payroll and employee expenses to decrease as a percentage of revenues as Selina continues to institute labor efficiency strategies, including the application of technology to manage labor resources as well as by achieving economies of scale in corporate overhead payroll as the portfolio continues to grow.

Specifically, Selina expects to incorporate a tool that, if implemented effectively, would enable housekeeping staff to utilize a specified check-list that is personalized for each room. Selina’s management believes this application will improve efficiency as it allows property management and staff to engage in preventative and routine maintenance work, which Selina believes will more effectively manage operating expenses. Additionally, Selina is in the process of launching an application that would cover all unit-level employees, the primary purpose of which is to forecast labor based off of forecasted occupancy. Selina expects this tool to better manage guest experience and reduce labor costs by providing management with a tool to flex headcount based on a particular season and day of week and thereby more effectively staff properties with the necessary labor. Further, Selina is deploying a proprietary project management tool on a property-by-property basis that will provide country- and global-teams within Selina with greater visibility on the projects and priorities of each property and the corresponding tasks. Selina believes that this tool will be used to better manage the workflow of properties, which, in turn, will improve labor with more effective management of workload and capacity.

Insurance, Utilities and Other Property Maintenance Costs

Insurance, utilities and other property maintenance costs primarily consist of general liability and property insurance, utilities, including water and electricity, and the costs from daily maintenance and common repairs of Selina’s properties. Selina expects insurance costs to increase on an absolute dollar basis as Selina continues to expand its portfolio of properties. Utilities and other property maintenance costs are expected to decrease as a percentage of revenue as Selina invests in strategies and infrastructure to improve energy efficiency and reduce the need for frequent maintenance and repairs.

Legal, Marketing, IT and Other Operating Expenses

Legal, marketing, IT and other operating expenses primarily consist of the cost of acquiring properties, operating permits and licenses, litigation and regulatory compliance, advertising costs, personnel-related expenses for Selina’s sales, marketing, and branding, as well as service charges for bookings made through OTAs, and technology and software costs associated with Selina’s operations.

Selina expects to incur additional legal costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, directors’ and officers’ liability insurance, investor relations, audit, and other professional services. Overall, Selina expects its legal, marketing, IT, and other operating costs will vary from period to period as a percentage of revenue for the foreseeable future.

Depreciation and Amortization

Depreciation and amortization primarily consist of depreciation of right of use assets (primarily Selina’s location property leases), property, furniture, fixtures, and equipment used in the operation of Selina’s business and capitalized development costs, and amortization of intangible assets. Selina expects depreciation expense will continue to increase as Selina enters new leases and makes new asset purchases. Selina expects amortization expense will continue to increase as it purchases or produces more intangible assets, in particular software.

Impairment and Write-off of Non-Current Assets

Impairment and write-off of non-current assets primarily consists of unrecoverable securities, deposits on properties, and project costs on discontinued projects, impairment in the value of investments and the difference between value-in-use, which is an estimate of future cash flows discounted to present value, and the value of assets of a hotel location or cash generating unit including property, plant and equipment, right of use asset, and capitalized interest. Selina expects to continue to incur impairment and write-off costs of non-current assets related to portfolio properties for the foreseeable future.

Government Grants

Government grants consists of loans and subsidies granted by certain governments in connection with COVID-19 to compensate for payroll and other operating costs during the pandemic, when occupancy rates dropped significantly, negatively impacting Selina’s revenues and margins. As Selina obtained these loans and subsidies in connection with the impact of COVID-19 on business in 2020 and 2021, Selina views income from government grants as non-recurring gains and does not expect to receive any significant income in the future from government grants, other than the potential forgiveness of some of these outstanding loans received in the U.S.

Income from COVID-Related Rent Concessions

Income from COVID-related rent concessions relates to the reduction in lease payments, which Selina obtained under certain lease obligations due to the impact of the COVID-19 pandemic. These concessions were obtained as a result of the initial onset of COVID-19 in the first quarter of 2020. Selina views income from COVID-related rent concessions as a one-time gain and does not expect to receive any additional COVID-related rent concession income in the future.

Finance Income

Finance income primarily consists of gains on extinguishment of debt, gain on derecognition of lease liabilities, and interest income. Selina expects its finance income will vary from period to period for the foreseeable future depending on circumstances surrounding its financial liabilities.

Finance Costs

Finance costs primarily consist of interest expense on bank loans and overdrafts, interest expense on debt, leasing arrangements, unrealized foreign exchange losses on lease liabilities, and finance expense on financial liabilities valued at fair value through profit or loss. Selina expects its finance costs to increase to the extent it incurs new funding and/or lease liabilities and decrease upon receipt of cash and cash equivalents and the conversion of its existing convertible loan into equity, after giving effect to the consummation of the Business Combination.

Gain on Net Monetary Position

Gain on net monetary position relates to the increase in purchasing power of Selina’s Argentinian subsidiaries, which operate in a hyperinflationary economy when a restatement of assets in the functional currency as of a particular balance sheet date is made.

Share of Profit/(Loss) in Associates

Share of profit/(loss) in associates relates to Selina’s share of loss in the operations of entities over which Selina has significant influence.

Other Non-Operating Income / (Expense), Net

Other non-operating income / (expense) relates to income or expense from non-operating activities which may occur from time to time including income or loss from asset sales.

Income Tax Expense

Income tax expense relates to applicable tax rates and tax laws which Selina is subject to on income and includes current and deferred taxes. Selina is taxed under the tax laws in the U.K. Selina has a substantial business presence in many countries around the globe including U.S., Mexico, Colombia, Panama, and Brazil. Selina’s subsidiaries are taxed according to tax laws in the countries of their residence. Selina’s consolidated tax rate depends on the geographical mix of where its profits/losses are generated.

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets have not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

Selina applies International Financial Reporting Interpretations Committee 23 to recognize and measure uncertain tax positions. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Selina records interest and penalties related to unrecognized tax positions within income tax expense. Selina expects current income tax will increase to the extent more subsidiaries start to become profitable. Selina intends to utilize carried forward tax losses to reduce future tax liabilities.

Results of Operations

The following table sets forth Selina’s results of operations for the periods presented:

	Year Ended December 31,
	2021	2020
	(in thousands)
Rooms	$51,335	$22,797
Food and beverage	31,361	9,939
Other, net	10,041	2,425

Total Revenue	92,737	35,161
Cost of sales food and beverage	11,311	3,762
Payroll and employee expenses	57,162	40,869
Insurance, utilities and other property maintenance costs	31,480	11,928
Legal, marketing, IT and other operating expenses	33,676	26,142
Depreciation and amortization	31,235	21,612

Total cost and expenses	164,864	104,313
Loss from operations activity before impairment, government grants and COVID-concessions	(72,127)	(69,152)
Impairment and write-off of non-current assets	(11,153)	(19,731)
Government grants	2,099	1,437
Income from COVID-related rent concessions	—	2,854

Loss from operations activity	(81,181)	(84,592)
Finance income	90	7,193
Finance costs	(102,914)	(61,853)
Gain on net monetary position	1,725	2,256
Share of profit / (loss) in associates	62	(42)
Other non-operating income / (expense), net	(661)	—

Loss before taxes on income	(182,879)	(137,038)
Income tax expense	(2,844)	(2,265)

Net loss for the year	$(185,723)	$(139,303)

FY 2021 Compared to FY 2020

Revenue

The following table summarizes Selina’s revenue for the periods presented:

	Year ended December 31,		Variance
	2021	2020	$	%
	(in thousands)
Rooms	$51,335	$22,797	$28,538	125.2%
Food and beverage	31,361	9,939	21,422	215.5
Other, net	10,041	2,425	7,616	314.1
Total Revenues	$92,737	$35,161	$57,576	163.7%

Revenue increased approximately $57.6 million, or 164%, for FY 2021 compared to FY 2020. The increase in revenue was primarily a result of the recovery in travel globally from depressed levels in 2020 due to COVID-19 pandemic, which restricted and limited travel, as well as revenue from new locations opened and acquisitions completed in FY 2021. Revenues from existing locations increased by $46.3 million, or approximately 227%, from FY 2020 to FY 2021, driven by the increase in occupancy rate from 26.3% in FY 2020 to 38.7% in FY 2021 as well as higher TRevPABs which more than doubled from $2,146 to $4,433. New locations opened in FY 2021 accounted for $6.4 million of the increase in revenue. The acquisitions of Remote Year and R.A.Y. Enterprise Michmoret Ltd. in FY 2021 contributed $4.5 million and $0.4 million, respectively to the increase in revenue year-over-year.

Cost of Sales Food and Beverage

Cost of sales food and beverage increased approximately $7.5 million, or 201%, for FY 2021 compared to FY 2020. The acquisition of Remote Year in FY 2021 contributed $2.5 million to the increase in cost of sales food and beverage with the remaining increase due to the increase in food and beverage sales over the same period.

Payroll and Employee Expenses

Payroll and employee expenses increased approximately $16.3 million, or 40%, for FY 2021 compared to FY 2020, primarily due to costs related to additional headcount and a return to full salaries after COVID-related reductions and furloughs in FY 2020. The increase in payroll and employee expenses included a $13.8 million increase in wages and salaries and a $4.4 million increase in social security costs and stock compensation resulting from an increase in headcount, offset by a decrease of $1.9 million in employee benefits and travel.

Insurance, Utilities and Other Property Maintenance Costs

Insurance, utilities and other property maintenance costs increased approximately $19.6 million, or 164%, in FY 2021 compared to FY 2020. Variable operating costs including maintenance fees, electricity, gas, laundry, linen, cleaning supplies and security among others accounted for 75% of the year-over-year increase in costs and resulted from the increase in rooms, food and beverage and other revenue realized in FY 2021. The acquisition of Remote Year and a non-income tax provision accounted for $1.4 million and $3.5 million of the increase, respectively.

Legal, Marketing, IT and Other Operating Expenses

Legal, marketing, IT and other operating expenses increased approximately $7.5 million, or 29%, for FY 2021 compared to FY 2020. Non-recurring public company readiness costs accounted for $3.3 million of the increase with $2.0 million comprising Remote Year’s marketing costs and the remainder primarily due to incremental costs associated with new properties which opened during FY.

Depreciation and Amortization

Depreciation and amortization increased approximately $9.6 million, or 45%, for FY 2021 compared to FY 2020, primarily due to an increase in the value of right-of-use assets from $283.1 million at December 31, 2020 to $311.6 million at December 31, 2021. As a result, depreciation expense on right-of-use assets increased by $7.8 million in FY 2021 compared to FY 2020.

Impairment and Write-Off of Non-Current Assets

Impairment and write-off of non-current assets decreased approximately $8.6 million, or 43%, for FY 2021 compared to FY 2020, of which $5.5 million was primarily due to a decrease in the number of impaired right-to-use assets impacted by COVID-19 in the prior year. Impairment loss of $5.1 million recognized in FY 2021 accounted for impairment losses on 11 properties compared to impairment loss of $10.6 million in FY 2020 on 21 properties.

Government Grants

Government grants were approximately $2.1 million and $1.4 million in FY 2021 and FY 2020, respectively. The $1.4 million of governmental grants Selina received in FY 2020 represent certain COVID-19 governmental aids, in the form of subsidies and loans. These include: subsidies delivered by the UK for property and labor remuneration assistance; loans granted by the Government of Peru that were issued at a flat rate with deferrable payment periods for employee compensation commitments and general operating expenses; and in the U.S., loan proceeds under the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act and is administered through the Small Business Administration (“SBA”).

Income from COVID-related Rent Concessions

Income from COVID-related rent concessions was $0 for FY 2021 compared to $2.8 million in FY 2020. As income from COVID-related rent concessions relates to the reduction in lease payments obtained due to the impact of the COVID-19 pandemic, this income was a one-time gain in FY 2020. Selina did not receive any additional COVID-related rent concessions in FY 2021.

Finance Income

Finance income decreased approximately $7.1 million, or 99%, for FY 2021 compared to FY 2020. The decrease in financial income was primarily due to gains on extinguishment of debt of $2.7 million and on derecognition of lease liabilities of $4.5 million which occurred only in FY 2020. There were no gains on extinguishment of debt and on derecognition of lease liabilities in FY 2021.

Finance Costs

Finance costs increased approximately $41.1 million, or 66%, for FY 2021 compared to FY 2020. The increase in FY 2021 was primarily due to a $20.7 million increase in interest expense on debt related to the Term Loan Agreement and an additional $42.9 million in loans from debtholders and bank and government loans, a $6.9 million increase in interest expense on lease liabilities, and a $1.1 million increase in unrealized foreign exchange losses on revaluation of lease liabilities. Additionally, in FY 2021, there was an $18.5 million loss on extinguishment of debt related to amendments to the Term Loan Agreement which provide for the conversion of the loan into equity upon the consummation of an equity financing (see “Liquidity and Capital Resources—Loans and Borrowings and Convertible Debt—Term Loan Agreement”). These increases in finance costs were offset by a decrease in finance expense on financial liabilities at fair value through profit or loss of $6.6 million for FY 2021 compared to FY 2020.

Gain on Net Monetary Position

Gain on net monetary position decreased approximately $0.5 million, or 24%, for FY 2021 compared to FY 2020, primarily due to adjustments reflecting the purchasing power of the assets of Selina’s Argentinian subsidiaries.

Share of Profit / (Loss) in Associates

Share of profit / (loss) in associates increased approximately $0.1 million, or 248%, for FY 2021 compared to FY 2020, primarily due to improvement in the operating performance of the associate entities.

Other Non-Operating Income / (Expense), Net

Other non-operating expense increased approximately $0.7 million, or 100%, for FY 2021 compared to FY 2020, primarily due to a net loss on sale of assets.

Income Tax Expense

Income tax expense increased approximately $0.6 million, or 26%, for FY 2021 compared to FY 2020, primarily due to an increase in provision for uncertain tax positions and allowance on deferred taxes assets.

Segment Reporting

Selina has five reportable segments, reflecting its geographical regions, and Remote Year:

•	USA;

•	Mexico & Guatemala;

•	Central America;

•	South America;

•	Europe and Middle East; and

•	Remote Year.

These operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, Selina’s Chief Executive Officer, who is responsible for allocating resources and assessing performance of the operating segments. Segment performance is evaluated based on Unit-Level Operating Profit / (Loss).

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
	(in thousands)
Year ended December 31, 2021
Rooms revenue	$6,486	$12,071	$12,885	$7,439	$11,503	$50,384	—	$951	$51,335
Food and beverages revenue	4,525	10,592	8,655	3,500	3,779	31,051	—	310	31,361
Other revenue	487	1,707	3,737	2,129	2,002	10,062	4,521	(4,542)	10,041

Total revenues	$11,498	$24,370	$25,277	$13,068	$17,284	$91,497	$4,521	$(3,281)	$92,737

Unit-Level Operating Profit / (Loss)	$(3,871)	$(93)	$788	$(2,907)	$(6,277)	$(12,360)	$(1,354)	$576	$(13,138)

Year ended December 31, 2020
Rooms revenue	$2,253	$4,842	$6,558	$4,882	$3,192	$21,727	—	$1,070	$22,797
Food and beverages revenue	1,006	3,849	3,803	2,046	2,073	12,777	—	(2,838)	9,939
Other revenue	649	830	1,774	1,026	478	4,757	—	(2,332)	2,425

Total revenues	$3,908	$9,521	$12,135	$7,954	$5,743	$39,261	—	$(4,100)	$35,161

Unit-Level Operating Profit / (Loss)	$(5,147)	$(2,067)	$(1,660)	$(2,870)	$(3,945)	$(15,689)	—	$(2,362)	$(18,051)

Non-IFRS Financial Measures

EBITDA, Adjusted EBITDA, and Unit-Level Operating Profit / (Loss)

In addition to Selina’s results determined in accordance with IFRS, Selina believes that EBITDA, Adjusted EBITDA, and Unit-Level Operating Profit/(Loss) provide useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of Selina’s core operating performance or results of operations. Selina believes that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating Selina’s ongoing operating results and trends and because it provides consistency and comparability with past financial performance. However, Selina’s management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

EBITDA, Adjusted EBITDA, and Unit-Level Operating Profit / (Loss) are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as IFRS Net Loss. Among other limitations of EBITDA, Adjusted EBITDA, and Unit-Level Operating Profit/(Loss), these non-IFRS financial measures do not reflect the impact of working capital requirements or capital expenditures and other companies in Selina’s industry may calculate these measures differently, or use a different accounting standard such as US GAAP, which limits its usefulness as a comparative measure.

EBITDA is defined as IFRS net profit (loss) excluding impact of income taxes, net interest expense (finance income and costs), and depreciation and amortization.

Adjusted EBITDA is defined as EBITDA, excluding (i) non-operating income (expense), such as gain on net monetary position, share of profit/(loss) in associates, other non-operating income / (expense), and income from COVID-related concessions, (ii) impairment losses, (iii) non-cash stock-based compensation expense, (iv) non-recurring public company readiness costs, and (v) provision for tax risks that are non-income tax related while adding back as a cost the annual rent payments on leases which have been capitalized under IFRS.

Unit-level Operating Profit / (Loss) is defined as “Adjusted EBITDA” excluding (i) impact of corporate overhead costs, (ii) pre-opening and cost of non-operated spaces (operating costs incurred prior to opening a new location as well as costs associated with physical space within opened locations where that space is not operational), and (iii) profit or loss from non-Selina branded operations, primarily Remote Year, which is run as a separate segment from the hotel operations. Management uses Unit-level Operating Profit / (Loss) to assess the profitability of, and as a cash flow proxy for, Selina’s hotel operations at locations.

Selina’s management believes that the costs excluded as part of Selina’s non-IFRS measures described above, particularly Adjusted Unit-Level Operating Profit / (Loss), are typically non-core operational costs and are not truly reflective of an asset portfolio’s profitability. Pre-opening costs are incurred prior to the opening of a location, and for spaces which are not operational and yet able to generate revenue. These costs are therefore excluded so to allow Selina’s management to measure a unit’s ability to generate profits from its opening date and for all operational, revenue generating spaces. Historically, pre-opening costs have been a significant cost to Selina’s operations, as a unit incurs costs prior to its opening, such as marketing, and may contain non-operational spaces for a brief period.

The table below presents a reconciliation of IFRS net loss, which is the most directly comparable IFRS equivalent, to EBITDA, Adjusted EBITDA, and Unit-Level Operating Profit / (Loss) for the periods presented.

	Year Ended December 31,
	2021	2020
	(in millions)
IFRS Net loss	$(185.7)	$(139.3)
Add (deduct):
Income taxes	$2.8	$2.3
Interest expense, net	102.8	54.7
Depreciation and amortization	31.2	21.6
EBITDA	$(48.8)	$(60.8)
Non-operational income, net	(1.1)	(5.1)

	Year Ended December 31,
	2021	2020
	(in millions)
Impairments	11.2	19.7
Stock-based compensation expense	6.2	2.4
Non-recurring public company readiness costs	3.3	—
Provision for tax risks (non-income tax related)	3.5	—
Rent payments	(24.8)	(15.9)
Adjusted EBITDA	$(50.5)	$(59.6)
Corporate overhead costs	30.3	$37.3
Pre-opening and cost of non-operated spaces	3.1	$2.0
Loss from non-Selina branded operations	2.0	—
Unit-Level Operating Profit / (Loss)	$(15.0)	$(20.3)

Liquidity and Capital Resources

Selina’s primary source of liquidity and capital resources comes from cash and its financing activities. Selina’s cash and cash equivalents are held in short-term deposits, mostly in USD, in banks in the U.K., U.S., and Panama. As of December 31, 2021 and December 31, 2020, Selina had cash and cash equivalents of $21.9 million and $13.6 million, respectively, and outstanding loans and borrowings of $246.5 million and $167.7 million, respectively.

Selina believes that its cash on hand, available borrowing capacity under its loans, borrowings, PIPE Investment and the 2022 Convertible Note Investment will be adequate to meet its liquidity requirements for at least the 12 months following the date of this proxy statement/prospectus. See “PIPE Investment” below. Selina’s future capital requirements will depend on several factors, including increasing its marketing expenditures to improve its brand awareness, expanding its geographical footprint, developing new products or services, further improving existing products and services, enhancing its operating infrastructure, and acquiring complementary businesses and technologies. Selina could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to Selina, if at all.

Going Concern Consideration

Selina has incurred an accumulated deficit of $519.0 million from inception to December 31, 2021 and the total shareholders’ deficit amounted to $323.2 million as of such date. In addition, Selina is a growth company and does not yet have sufficient revenue to cover its operating expenses. These factors raise substantial doubt about Selina’s ability to continue as a going concern for a period of 12 months following the date of this proxy statement/prospectus. The ability to continue as a going concern is dependent upon generating profitable operations in the future and/or to obtain the necessary financing to meet Selina’s obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with increased revenue and through the capital markets, when necessary. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in our future operations.

Cash Flows

The following table shows a summary of Selina’s audited consolidated cash flows for FY 2021 and FY 2020.

	Year ended December 31,
	2021	2020	Variance
	(in thousands)		$	%
Operating activities	$(30,737)	$(41,116)	$10,379	25.2%
Investing activities	$(12,125)	$(17,155)	$5,030	29.3%
Financing activities	$51,233	$57,073	$(5,840)	(10.2)%
Net increase (decrease) in cash and cash equivalents	$8,371	$(1,198)	$9,569	798.7%

Cash Used in Operating Activities

Since inception, Selina has incurred recurring operating losses and negative cash flows from operating activities. As of December 31, 2021 and December 31, 2020, Selina had incurred an accumulated deficit of $519.0 and $335.5 million, respectively. During FY 2021 and FY 2020, Selina incurred operating losses before impairment, government grants and COVID-related concessions of $72.1 million and $69.2 million, respectively. Selina’s negative cash flow from operating activities was $30.7 million for FY 2021 and $41.1 million for FY 2020. The decreased in cash used of $10.4 million was primarily due to an improvement of $6.6 million in Loss from operations activity before impairment, government grants and COVID-related concessions, net of depreciation and amortization, together with an improvement in working capital of $0.9 million.

Cash Used in Investing Activities

Net cash used in investing activities for FY 2021 was $12.1 million, as compared to $17.2 million for FY 2020. The decrease of approximately $5.0 million was primarily due to a decrease in purchases of property, equipment and furniture and an increase in the proceeds from sales of property, equipment and furniture.

Cash Provided by Financing Activities

For FY 2021, Selina’s net cash provided by financing activities was $51.2 million, representing a decrease of approximately $5.8 million to net cash provided by financing activities for FY 2020, primarily due to an increase in repayment of lease liabilities offset by an increase in loans and convertible note proceeds.

PIPE Investment

Subscription Agreements

Concurrently with and following the execution of the Business Combination Agreement, Selina entered into the Subscription Agreements with the PIPE Investors, pursuant to which (i) the PIPE Investors have agreed to purchase, and Selina has agreed to sell to the PIPE Investors, at the Effective Time, the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $55.45 million, which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time, with Bet on America Holdings LLC, an affiliate of BOA’s Sponsor, arranging for the purchase of 1,000,000 PIPE shares and $10,000,000 of the PIPE Investment and (ii) Bet on America Holdings LLC, an affiliate of the Sponsor, has entered into a PIPE Subscription Agreement, pursuant to which such affiliate has provided a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a price per share of $10.00 in the event that the Cash Proceeds Condition is not satisfied at Closing, subject to reduction for any Eligible Investments or upon the occurrence of certain other events more particularly described herein.

On July 1, 2022, Selina, BOA, the Sponsor and Bet on America Holdings LLC entered into certain agreements to among other things: (i) extend the termination date under the Business Combination Agreement by sixty days from August 26, 2022 to October 25, 2022; (ii) provide a mechanism to reduce the number of Selina Ordinary Shares Bet on America Holdings LLC may be obligated to purchase under its conditional backstop to the extent that (x) the professional service fees payable by BOA to specific service providers is reduced below a negotiated threshold amount, (y) non-redemption or similar agreements are obtained from holders of BOA Class A Common Stock, or (z) additional PIPE Investors participate in the PIPE Investment; (iii) reduce the number of Sponsor Shares that the Sponsor will transfer to (or on behalf of) Selina at Closing; (iv) reduce the Cash Proceeds Condition set forth in Section 6.3(f) of the Business Combination Agreement to $55,000,000; and (v) provide that Selina shall have the right to nominate to its Board of Directors the two nominees that were to have been nominated by BOA pursuant to Section 5.15 of the Business Combination Agreement, subject to certain qualifications.

In connection with and upon the execution of such amendments, Bet on America Holdings LLC funded to Selina its $10 million commitment under its Subscription Agreement and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the Closing in the form of 250,000 Selina Ordinary Shares. See the section entitled “Documents Related to the Business Combination Agreement — July Amendments”.

While the closing of the PIPE Investment is conditioned upon Closing, approximately $25 million of the PIPE subscription has been prefunded. Additionally, of the $55.45 million of PIPE Shares to be sold by Selina pursuant to the Subscription Agreements, approximately $6.2 million worth of such PIPE Shares are being issued in connection with the conversion and termination of existing Selina equity in lieu of cash held by six 2022 Convertible Note Investors. The aggregate proceeds Selina receives through the Business Combination and PIPE Investment will depend on the level of redemptions of BOA public shares in connection with the Closing. However, if there are significant redemptions by BOA public shareholders in connection with the Business Combination, Selina may need to raise additional funds to fully fund Selina’s future growth strategy.

Furthermore, Selina cannot assure you that the consummation of the Business Combination will occur. If the funds from the PIPE Investment, 2022 Convertible Note Investments and the Trust Account are not sufficient to fully fund Selina’s future growth strategy, Selina may need to engage in equity or debt financings to secure additional funds. Selina may also require additional funds to the extent its plans change if it elects to acquire complementary businesses or due to unforeseen circumstances. However, additional funds may not be available when Selina needs them on terms that are acceptable to Selina, or at all.

Loans and Borrowings and Convertible Debt

2022 Convertible Note Investment

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements, $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that Selina will issue to the 2022 Convertible Note Investors an aggregate of 4,275,362 Convertible Note Warrants, with each 2022 Convertible Note Investor receiving a warrant to purchase that number of Selina Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note converts.

Additionally, in connection with the execution of the convertible note subscription agreements, the 2022 Convertible Note Investors also entered into the 2022 Convertible Note Sponsor Agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer shares of BOA Class B Common Stock owned by the Sponsor (or ordinary shares in exchange therefor) to such 2022 Convertible Note Investors. The number of Sponsor Shares to be transferred to such 2022 Convertible Note Investors was determined by multiplying an Investor’s aggregate principal investment in the 2022 Convertible Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the 2022 Convertible Notes for which such 2022 Convertible Note Investor subscribed. The Sponsor Shares will be transferred from the Sponsor Share Pool. In the aggregate, the Sponsor will transfer 805,375 Sponsor Shares to the 2022 Convertible Note Holders.

The 2022 Convertible Note Investment and the transfer of the Sponsor Shares pursuant to the 2022 Convertible Note Sponsor Agreement is contingent upon, and will close immediately upon and concurrently with the Closing.

Pursuant to the subscription agreements entered into in connection with the 2022 Convertible Note Investments, Selina will enter into the Indenture with Wilmington Trust, National Association, as the trustee. The 2022 Convertible Notes will bear interest at a rate of 6.00% per annum, payable semi-annually, and will be convertible into Selina Ordinary Shares at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

Selina may, at its election, force conversion of the 2022 Convertible Notes after the first anniversary of the issuance of the 2022 Convertible Notes, subject to a holder’s prior right to convert, if the last reported sale price of Selina Ordinary Shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Selina Ordinary Shares ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $3,000,000 for the first two years after the issuance of the 2022 Convertible Note, and $2,000,000 thereafter. Following certain corporate events that occur prior to the maturity date, Selina will, in certain circumstances, increase the conversion rate for a holder who elects to convert its 2022 Convertible Note in connection with such a corporate event or has its 2022 Convertible Note mandatorily converted, as the case may be. In addition, in the event that a 2022 Convertible Note Holder elects to convert its 2022 Convertible Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the 2022 Convertible Notes, Selina will be obligated to pay an amount equal to twelve months of interest, which will be payable in cash or Selina Ordinary Shares, as set forth in the Indenture.

Selina will be obligated to register the Selina Ordinary Shares issuable upon conversion of the 2022 Convertible Notes. Selina agreed that, within 30 days after the Closing, Selina will file with the SEC a registration statement registering the resale of the Selina Ordinary Shares issuable upon conversion of the 2022 Convertible Notes, and Selina will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the 75th calendar day (or 120th calendar day if the SEC notifies Selina that it will “review” the registration statement) thereafter.

The obligations of the 2022 Convertible Note Holders to consummate the 2022 Convertible Note Investment are conditioned upon, among other things, Selina having received cash proceeds of at least $50,000,000 pursuant to the PIPE Financing and other customary closing conditions.

Convertible Notes

In March 2020, Selina and Selina One entered into a Convertible Note Instrument with certain noteholders (the “Convertible Note Instrument”) for the issuance of up to $90 million principal amount of 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “2020 Notes”). In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million. The Convertible Note Instrument is guaranteed by, among other things, a pledge of the shares of Selina One. Interest under the 2020 Notes accrues on a payment-in-kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each 2020 Note. Each holder of a 2020 Note has the right to convert some or all of the principal and interest under such holder’s 2020 Note into Selina Ordinary Shares upon the occurrence of certain triggering events, including upon the connsummation of the transactions contemplated by the Business Combination Agreement closing, the closing of a qualifying equity financing, or at an outside date of September 30, 2022, in each case, subject to the terms therein. Unless certain insolvency, default or change of control events occur first, the maturity date under the Convertible Note Instrument is June 30, 2023, at which point Selina must redeem the amount then outstanding under the 2020 Notes. In accordance with the terms of the Business Combination Agreement, Selina expects the Convertible Note Instruments to convert into Selina Ordinary Shares at Closing.

Selina had, since January 1, 2021, entered into various letter agreements with holders of notes under the Convertible Note Instrument, which provide for the automatic conversion of the holder’s debt into equity in Selina upon the completion of certain conditions (“Automatic Conversion Letters”), including (i) the execution of Automatic Conversion Letters by noteholders holding at least 80% of the debt under the Convertible Note Instrument (the “80% Condition”), (ii) the modification of the Term Loan Agreement such that the debt thereunder was subject to a similar automatic conversion mechanism (the “Term Loan Condition”), and (iii) the closing of the Business Combination by September 30, 2022. By December 31, 2021, only the Term Loan Condition had been met, and the 80% Condition was achieved by the end of January 2022. Accordingly, the conversion of the debt that is subject to the Automatic Conversion Letters will occur automatically upon the completion of the Business Combination. See “Description of Other Selina Securities—Notes” for additional details.

As of December 31, 2021, the carrying amount, at amortized cost, of the note liability component of the Convertible Note Instrument in Selina was $86.7 million.

Mexico notes

On April 20, 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), Selina, and Selina One entered into a convertible loan note instrument constituting $5 million principal amount, 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). CIBanco, S.A. Institución de Banca Múltiple is the only noteholder under this instrument and subscribed for a total of $11.2 million under the Mexico Note Instrument. The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. The parties to the Mexico Note Instrument also entered into a Put and Call Option Agreement, originally dated January 15, 2018 and amended and restated on April 28, 2020 (the “Put and Call Option Agreement”), that allows the noteholder to convert its equity in Selina Mexico into equity in Selina, subject to the terms therein. The Automatic Conversion Letters apply to the Mexico Note Instrument. Accordingly, the debt that is subject to the Mexico Note Instrument will convert into Selina Ordinary Shares at Closing.

As of December 31, 2021, the carrying amount, at amortized cost, of the note liability component of the Mexico Note Instrument was $10.6 million.

Warrants

In connection with the issuance of the notes under the Convertible Note Instrument and the Mexico Note Instrument, Selina issued warrants to certain holders of such notes pursuant to a warrant instrument, dated March 25, 2020, made by Selina, which was subsequently amended and restated in October 2021. Under such warrant instruments, the holders thereof have the right to acquire a certain percentage of Selina Ordinary Shares ranging from 6.25% to 10.42% in accordance with the terms thereof. All of the warrants have been allocated to eligible holders of the Convertible Note Instruments by Selina Hospitality PLC and will convert into Selina Ordinary Shares at Closing. See “Description of Other Selina Securities—Note-Linked Warrants” for additional details.

Term Loan Agreement

In January 2018, Selina and Selina One entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”) with certain lenders thereunder (collectively, the “Lenders”), including CIBanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited, and 166 2nd LLC, as well as the security agent, GLAS Trust Corporation Limited. Originally, the Term Loan Agreement accrued interest at a rate of 12% per annum until the end of April 2021. The Term Loan Agreement is comprised of two separate tranches, each of which have a term of five years from date of initial funding under such tranche. Pursuant to the terms of an Intercreditor Agreement dated March 31, 2020 entered into among Selina and the parties to the Convertible Note Instrument and Term Loan Agreement (the “Intercreditor Agreement”), the interest rate increased by 2% for each three-month period starting from May 1, 2021 until reaching a cap of 18%. Currently, interest under the Term Loan Agreement is capitalized and is added to the principal amount of the aggregate loans issued under the Term Loan Agreement.

In March and April 2020, Selina signed a cashless rollover agreement with three of the Lenders, pursuant to which $30.3 million in principal and interest under the Term Loan Agreement was converted into the Convertible Note Instrument described above. After giving effect to such conversion, the outstanding principal and interest under the Term Loan Agreement as of December 31, 2021 and 2020 was $34.3 million and $32.2 million, respectively.

In July 2021, the Term Loan Agreement was amended to provide for, among other things, the automatic conversion of the principal and interest outstanding thereunder into equity in Selina upon the consummation of the Business Combination and certain other milestone events, subject to certain conditions set forth therein. In October 2021, the Term Loan Agreement was amended again, which amendment became effective on December 2, 2021, to modify the automatic conversion trigger and the parameters for an equity financing transaction in particular, and to incorporate fee letters that provide for the payment to the lenders of certain fees should Selina undergo a public listing under certain circumstances. The Term Loan Agreement includes customary representations, warranties, covenants, indemnities, reporting requirements and restrictions, including a negative pledge relating to the Selina’s ability to incur additional debt, and is secured by a guarantee by Selina One, as well as a pledge of the shares of Selina One by Selina.

Real Estate Partner Loans and Other Loans

Selina’s subsidiaries have entered into agreements with local capital partners that provide funding to Selina to allow it to lease and convert properties into Selina branded properties. These funding arrangements are often structured as loans, in exchange for which the local capital partners receive a yield or interest on such amounts, often together with a portion of the profits of projects which are funded through such a structure. In some cases, for strategic transactions, these loans are secured. These loans are generally structured to include long-term maturity dates and are typically denominated in the local currency where the relevant properties are located. As of December 31, 2021 and 2020, the outstanding amount of these long-term partner loans totaled $75.8 million and $64.4 million, respectively. Interest rates on these loans range from 5% to 9.75% with maturity dates ranging from 2027 to 2042.

Other Loans and Borrowings

In January 2020, Selina borrowed $0.7 million in Colombia. The currency of the loan is the Colombian Peso. The interest rate is 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments are done monthly and are comprised of interest and principal repayments. This loan was fully repaid in November 2021.

In February 2020, Selina borrowed $5.1 million from Kibbutz, S.A. at a 12% interest rate, which was fully repaid in July 2020. Pursuant to a loan agreement dated December 30, 2020, the group received an additional loan of $0.3 million from Kibbutz, which loan had an 8% interest rate. Such loan was fully repaid in January 2022.

In March 2021, Selina borrowed $0.2 million in Colombia. The currency of the loan is the Colombian Peso. The interest rate is 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments are made monthly and comprise interest and principal repayments. This loan was fully repaid in November 2021.

In August 2021, Selina received in the US a $0.9 million loan for the Woodstock Hotel. The currency is USD and the maturity is 2022. The interest rate is 8.5%. The outstanding amount as of December 31, 2021 was $0.9 million.

Bank and Government Loans

In April and May of 2020, Selina borrowed $1.8 million from JP Morgan Chase Bank and TD Bank through the PPP. In March 2021, Selina also borrowed $2.0 million from TD Bank through the PPP. The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the COVID-19 pandemic. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, June 5, 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. The outstanding balance of these loans as of December 31, 2021 and 2020 was $3.5 million and $1.8 million, respectively. The amount which has been forgiven during 2021 was $0.4 million. The maturity date on these loans ranges between 2023 and 2025.

Selina also borrowed $0.5 million in Peru in May 2020 from the Banco de Creditor del Peru. These loans are part of the program Reactiva Peru. The currency of the loans is the Peruvian Sol. The interest rate is 1%. Repayments began in June 2021 with monthly repayments of principal and interest. Maturity is in May 2023. The amounts outstanding under these loans as of December 31, 2021 and 2020 were $0.3 million and $0.5 million, respectively.

In December 2019, Selina borrowed $2.5 million from Banistmo Bank through a non-revolving credit facility. The interest rate is 7% and the maturity is in 2026. Selina also arranged with Banistmo Bank a revolving credit facility of $1.5 million. Interest rate is 6.5% and the maturity is in 2021. The amounts outstanding under these loans as of December 31, 2021 and 2020 were $4.1 million and $4.2 million, respectively.

Additionally, in November 2021 Selina fully repaid the loan with the Bank of Costa Rica. As of December 31, 2020, $1.5 million was outstanding under this loan.

During 2021, Selina borrowed from Leumi Bank in Israel. The currency is Israeli New Shekel. Interest rate ranges are from 3% to 4%. Maturity ranges from 2022 to 2026. The outstanding balance as of December 31, 2021 was $1.1 million.

IDB Loan

On November 20, 2020, Selina Global Services Spain, S.L., a wholly-owned subsidiary of Selina, as the borrower, Selina One and Inter-American Investment Corporation (“IDB Invest”), as the lender, entered into a Loan Agreement and related documentation (“IDB Facility”) pursuant to which IDB Invest has agreed to extend to the borrower, together with a participant lender, loans in the aggregate principal amount of $50 million. The borrower has a right to request a disbursement once per quarter, subject to certain debt covenants and conditions precedent being satisfied. The interest rate for the loans is LIBOR plus a 7.5% margin, and the facility also contains commitment, front-end, mobilization, cancellation and exit fees. The maturity date for all loans is December 15, 2027 and the facility includes various mandatory repayment obligations and voluntary prepayment rights.

The loan documentation has affirmative and negative covenants—including detailed environmental, social and governance requirements—indemnification provisions, representations, and warranties and reporting obligations commensurate with development bank credit facilities. The loans are guaranteed by, among other things, Selina and various subsidiary companies, as affiliate guarantors, as well as pledges over the shares and bank accounts of certain subsidiary companies, mainly those located in Brazil, Mexico, Colombia, Costa Rica, Panama, and Ecuador.

During the course of 2021, collateral was put into place to secure repayment of the loan, including collateral provided by Selina, such as a parent company guarantee and a pledge over Selina’s shares in the borrower. In November 2021, Selina drew $6.9 million as part of the first draw made under the IDB facility. In December 2021, Selina drew an additional $7.6 million pursuant to a second draw under the IDB Facility.

As of December 31, 2021, Selina had drawn $14.5 million under this facility. No amounts were drawn at December 31, 2020. The outstanding amount as of December 31, 2021 was $14.7 million.

Business Combination Credit Facility

Selina has entered into a credit facility in connection with the Business Combination. See the section titled “Selina Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Business Combination Credit Facility.”

Off-Balance Sheet Arrangements

As described above, from time-to-time Selina will partner with local capital partners that provide funding to Selina to allow it to lease and convert properties into Selina branded properties. In some cases, Selina may issue guarantees to third-party property owners, lessors, or funding partners to secure management and lease agreements and/or funds to convert properties to Selina branded hotels. Due to the application of IFRS 16, all potential lease liabilities have been recognized on the consolidated balance sheet. Selina expects to enter into such arrangements in the ordinary course of business. No other material contingent liabilities or off-balance sheet arrangements have been identified. Selina believes the possibility of any outflows related to contingent liabilities is remote.

Indemnification Agreements

In the ordinary course of business, Selina includes limited indemnification provisions under certain agreements with parties with whom Selina has commercial relations of varying scope and terms. Under these contracts, Selina may indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to Selina’s domain names, trademarks, logos, and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Selina’s indemnification provisions.

In addition, Selina has entered into indemnification agreements with certain of Selina’s directors, executive officers, and other employees that require Selina, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk is comprised of foreign exchange risk and interest rate risk. Financial instruments affected by market risk include loans and other borrowings, cash and cash equivalents, debt and equity investments and derivatives. Selina’s financial instruments do not have any significant exposure to other price risks.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. Movements in foreign exchange rates can affect Selina’s reported profit or loss and net financial assets and liabilities. Selina’s most significant exposures are in currencies that are freely convertible. Selina’s cash and cash equivalents denominated in USD accounted for 76% and 78% of total cash and cash equivalents as of December 31, 2021 and 2020, respectively. Selina’s loans and borrowings denominated in USD accounted for 76% and 75% of total loans and borrowings as of December 31, 2021 and 2020, respectively. Selina is subject to foreign currency risk in relation to $175.0 million of lease liabilities denominated in non-USD foreign currencies. Currently, Selina does not enter into cash flow or net investment hedging.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Selina’s exposure to the risk of changes in market interest rates relates primarily to Selina’s long-term liabilities with floating interest. Selina does not see a significant interest rate risk as the majority of interest on debt is being charged on a fixed rate basis. With the exception of overdrafts, 80% and 82% of borrowings were fixed rate debt at December 31, 2021 and December 31, 2020, respectively. Currently, Selina does not enter into interest rate hedging transactions through the use of interest rate swaps or other derivative instruments.

Critical Accounting Estimates

Selina’s financial statements are prepared in compliance with IFRS as issued by the IASB. The preparation of these consolidated financial statements requires Selina to make estimates and assumptions that affect the reported amounts and related disclosures.

While Selina believes that its estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on Selina’s financial position or results of operations.

While Selina’s significant accounting policies are described in more detail in Note 2 in Selina’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus, Selina believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its financial statements.

Revenue Recognition

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer. Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by Selina’s performance.

Selina charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, Selina recognizes the resulting contract asset or liability. For certain management and maintenance services contracts, Selina is an agent. Accordingly, revenue is recognized for the net amount of the consideration, after deducting the amount due to the principal.

Income Taxes

Selina recognizes current or deferred taxes in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity. Selina is subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against Selina. Selina regularly assesses the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of Selina’s provision for income taxes.

Impairment of Assets Other Than Goodwill

Selina considers each hotel to be a separate cash-generating unit as each hotel generates its own revenue, incurs expenses, and also uses certain synergies which allow cross-selling of different products to guests and customers (e.g., accommodation + food and beverage + co-working spaces). When looking at a cash generating unit, Selina considers there to be two main key performance indicators to measure impairment against: occupancy and profitability. Location maturity is relevant in Selina’s internal reporting as different key performance indicators are expected from each group. Where hotels do have qualitative or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model is prepared. Determining whether assets are impaired requires an estimate of the value in use. The value-in-use calculation involves an estimate of the future cash flows and the selection of appropriate discount rates to calculate present values. Future cash flows are estimated using five-year forecasts, extrapolated for a future growth rate. The estimated growth rates are based on external sources and studies. Changes in the estimated growth rates could result in variations to the carrying value of the properties.

Value of all assets allocated to this cash generating unit, such as property, plant and equipment, right of use assets, and capitalized interest, is compared against the value-in-use deriving from the discounted cash flow model. The discount rates used in the model shall be a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted. According to IAS36, the used discount rate should be calculated based on pre-tax rates. Yet, the practical approach is to use after-tax rates and net cash flows due to the fact that the comparable assets rates reflect the local tax rates. Therefore, in order to calculate the appropriate rate, judgement is required.

For this purpose, lease payments are treated as financial outflows as they relate to repaying lease liabilities. If value-in-use is lower than value of assets allocated to the cash generating unit, an impairment charge is recognized.

Incremental Borrowing Rate Applied to Right-of-Use Assets

Determining the incremental borrowing rate applied in calculating lease liabilities under IFRS 16 requires the use of certain methodologies and assumptions. When determining the rate, management assesses various factors including the lease term, nature of the asset and the level of security for the right of use asset.

Fair Value of Net Assets Acquired as Part of a Business Combination

Management uses valuation techniques when determining the fair values of certain assets and liabilities acquired in a business combination. In particular, the fair value of separable intangible assets other than goodwill is dependent on many variables including the future profitability of the acquiree’s trade, discount rate and probability scenarios, when applicable.

Convertible Loan Accounting

Convertible notes which contain both a note liability component and embedded derivatives have to be separated into different components. This separation requires significant judgement, as first Selina needs to determine the fair value of the derivatives and then the value of the note liability component. For the conversion and redemption components, the fair value is determined as the difference between the fair value of the convertible note and equivalent non-convertible liability. Selina allocates the principal amount of its convertible notes to the conversion, redemption and warrant features and the warrants instrument, and both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Determining the fair value of the derivative financial liabilities within the convertible note also required significant judgement and estimates. Selina applied a discounted cash flow model to determine the fair value of Selina’s market capitalization. This form of valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares. Fair value of the convertible loans, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on management’s estimations. This method included evaluation of many possible value outcomes.

Lease Extension and/or Termination Options

In evaluating whether it is reasonably certain that Selina will exercise an option to extend a lease or not exercise an option to terminate a lease, Selina considers all relevant facts and circumstances that create an economic incentive for Selina to exercise the option to extend or not exercise the option to terminate such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to Selina’s operation and whether it is a specialized asset, Selina’s past experience with similar leases, etc.

After the commencement date, Selina reassesses the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether Selina is reasonably certain to exercise an option to extend or not exercise an option to terminate previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.

Share-Based Payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For cash-settled share-based payment transaction, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. For the measurement of the fair value of equity-settled transactions with employees and advisors at the grant date, Selina uses a Black-Scholes pricing model. The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 28 to the audited consolidated financial statements included elsewhere in this prospectus.

Internal Control Over Financial Reporting

In connection with the audit of Selina’s consolidated financial statements for the years ended December 31, 2021 and 2020, Selina’s independent registered public accounting firm identified material weaknesses in its internal control over financial reporting. Selina’s financial closing and reporting process did not have a sufficient level of review procedures to detect potentially material errors, in particular as it relates to derivatives accounting and other complex accounting matters. Additionally, Selina identified a material weakness related to a lack of internal controls to prevent a material cyber security fraud incident. As a result, numerous adjustments to Selina’s consolidated financial statements were identified and made during the course of the audit process. Selina is currently in the process of remediating these material weaknesses and is taking steps that it believes will address their underlying causes. These remediation measures may be time consuming and costly, and might place significant demands on Selina’s financial, accounting and operational resources. In addition, there is no assurance that Selina will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

Selina is currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and is therefore not required to make an assessment of the effectiveness of its internal control over financial reporting. Further, Selina’s independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of Selina’s internal control over financial reporting. Had Selina and its independent registered public accounting firm performed an evaluation of Selina’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by Selina’s management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing Selina’s procedures to improve its internal control over financial reporting is an ongoing process. Selina can provide no assurance that its remediation efforts described herein will be successful and that Selina will not have material weaknesses in the future. Any material weaknesses Selina identifies could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of Selina’s consolidated financial statements.

Recent Accounting Pronouncements

Refer to Note 3 of Selina’s audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for more information about recent accounting pronouncements, the timing of their adoption and Selina’s assessment, to the extent it has made one, of their potential impact on Selina’s financial condition and its results of operations and cash flows.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Selina has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Selina, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Selina’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Selina will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Selina Ordinary Shares were offered in exchange for BOA Class A Common Stock in connection with the Transactions, (b) in which Selina has total annual gross revenue of at least $1.07 billion, or (c) in which Selina is deemed to be a large accelerated filer, which means the market value of Selina’s ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Selina has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act. This may make it difficult or impossible to compare the post-combination company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of certain financial information of BOA and Selina, adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

BOA was formed as a Delaware corporation on October 26, 2020. BOA was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. As of December 31, 2021, there was $230.0 million held in the Trust Account.

Selina is a company organized under the laws of the United Kingdom. Selina operates as a holding company. The group operates in the hospitality and real estate industries, blending beautifully designed accommodation options with coworking, recreation, wellness, and local experiences. Selina provides guests with a global infrastructure to seamlessly travel and work abroad.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021, combines the consolidated historical statements of financial position of Selina and the historical balance sheet of BOA on a pro forma basis as if the Transactions had been consummated on December 31, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, combines the consolidated historical statement of operations of Selina and BOA for such periods on a pro forma basis as if the Transactions had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has only been presented for illustrative purposes. The financial results may have been different had Selina and BOA been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had Selina and BOA been combined or the future results that Selina will experience after giving effect to the Transactions. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Selina after giving effect to the Transactions. The actual financial position and results of operations of Selina may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent Selina management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to, and may differ materially from, the information presented as additional information becomes available and analyses are performed. Selina’s management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Selina’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Under both the “no redemption” scenario and the “maximum redemption” scenario, the Transactions will be accounted for as an assets acquisition, with no goodwill or other intangible assets recorded, in accordance with International Financial Reporting Standards (“IFRS”).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of BOA Class A Common Stock:

•	Assuming No Redemptions: This presentation assumes that no BOA Public Stockholder exercises redemption rights with respect to his, her or its BOA Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes that BOA Public Stockholders holding 22,500,026 BOA Class A Common Stock will exercise their redemption rights for $225.0 million of funds in the Trust Account, using a per share redemption price of $10.0 per share, resulting in $5.0 million remaining in the Trust Account. The Business Combination Agreement provides that consummating the Transactions is conditioned upon BOA or the Company having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

The actual redemptions will be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios presented, Selina is considered the accounting acquirer, as further discussed in “Accounting for the Transactions” below.

This information should be read together with the following:

•	Selina’s audited financial statements and related notes as of December 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina”;

•

BOA’s audited financial statements and related notes as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations of BOA”; and

•	other financial information included elsewhere in this proxy statement/prospectus.

Accounting for the Transactions

The Transactions will be accounted for as an assets acquisition in accordance with IFRS. BOA is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Transactions will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. BOA will be treated as the “acquired” company for financial reporting purposes, and Selina will be the accounting “acquirer”. This determination was based on an evaluation of the following facts and circumstances:

•	Selina Shareholders will have the largest voting interest in Selina after giving effect to the Transactions, under all redemption scenarios;

•	After giving effect to the Transactions, the Selina Board will be comprised entirely of members nominated by Selina;

•	Selina’s senior management will continue in their respective roles after giving effect to the Transactions;

•	Selina’s operations will substantially comprise the ongoing operations of Selina after giving effect to the Transactions; and

•	Selina is the larger entity, in terms of substantive operations and employee base.

Description of the Transactions

On December 2, 2021, Selina and its wholly-owned subsidiary, Merger Sub, entered into the Business Combination Agreement with BOA. Pursuant to the Business Combination Agreement, Merger Sub will be merged with and into BOA. As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, BOA will survive the Business Combination as a direct wholly-owned subsidiary of Selina.

Immediately prior to the Effective Time, Selina will undergo the Capital Restructuring, as follows:

(i) Selina Preferred Share Redesignation: Redesignation of each outstanding Selina Preferred Share as one Selina Ordinary Share (including shares issued pursuant to Selina Convertible Instrument Conversion);

(ii) Selina Convertible Instrument Conversion: Conversion of Selina Convertible Instruments into Selina Ordinary Shares, which consist of the following instruments: (a) 2018 Warrant Instruments; (b) 2020 Warrant Instrument; (c) Convertible Loan Instrument; (d) Put and Call Options; (e) Term Loan Agreement; and (f) Anti-Dilution Shares. The Selina Convertible Instruments are expected to be converted at the same time, except for the Anti-Dilution Shares, which are expected to be converted prior to the Share Subdivision and following Selina Convertible Instrument Conversion. In addition, the BCA Bridge Loan Warrants will be converted following the PIPE Investment and will not impact, or be impacted by, the Share Subdivision.

(iii) Share Subdivision: Subdivision of each Selina Ordinary Shares into such number of Selina Ordinary Shares to cause the value of the outstanding Selina Ordinary Shares immediately prior to the Effective Time and the PIPE Investment, to equal $10.00 per share. Additionally, options and restricted shares issued by Selina under the 2018 Global Plan shall be equitably adjusted to give effect to the Share Subdivision.

Additionally, immediately following the Effective Time, the BOA Class B Conversion will take place, where each issued and outstanding BOA Class B Common Stock, par value $0.0001 per share, shall be automatically converted into one share of BOA Class A Common Stock.

At the Effective Time, immediately following the Capital Restructuring, BOA Class B Conversion and after the BOA Stockholder Redemption, which is required pursuant to BOA Charter, each issued and outstanding share of BOA Class A Common Stock will automatically be converted into the right of the holder thereof to receive one (1) Selina Ordinary Share, and each BOA Warrant outstanding immediately prior to the Effective Time will automatically and irrevocably be assumed by and assigned to Selina and converted into a corresponding Selina Warrant to purchase Selina Ordinary Shares.

PIPE

Concurrently with and following the execution of the Business Combination Agreement, Selina entered into the Subscription Agreements with the PIPE Investors, including Bet on America Holdings LLC, an affiliate of the Sponsor, pursuant to which:

(i) the PIPE Investors have agreed to purchase, and Selina has agreed to sell to the PIPE Investors, at the Effective Time, the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $55.5 million. The price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time. In addition, an aggregate of $25.0 million of the aggregate purchase price from the PIPE Financing was funded to Selina prior to the Effective Time ($10.0 million in 2021 and $15.0 million in 2022) from Bet on America Holdings LLC and two other PIPE Investors (collectively, the “Early PIPE Investors”), in return for $6.3 million early payment fees, which will be paid at the Effective Time in Selina Ordinary Shares at the price per share of $10.00; and

(ii) a conditional backstop obligation from Bet on America Holdings LLC for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at a purchase price of $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at the Closing (the “Sponsors Backstop”). The Sponsor Backstop will be reduced in certain circumstances, including, upon the receipt of non-redemption or similar agreements executed by the holders of BOA Class A Common Stock and the reduction of certain identified fees and expenses payable by BOA. Neither the Sponsor nor any of BOA’s officers, or directors will otherwise participate in the PIPE Investment.

2022 Convertible Note Investment

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which Selina agreed to issue and sell to the 2022 Convertible Note Investors, in a private placements $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. The 2022 Convertible Notes can be converted into Selina Ordinary Shares at an exercise price of $11.50 per share. In addition, the 2022 Convertible Note Investors were issued 4,275,362 non-redeemable warrants, which can be exercised to Selina Ordinary Shares for an exercise price of $11.50 each.

Consideration

The following represents the Merger Consideration under the “no redemption” scenario and the “maximum redemption” scenario, assuming no existing Selina Warrants and Selina Warrants issued to holders of BOA Warrants in accordance with the Business Combination Agreement have been exercised:

	Assuming No Redemption		Assuming Maximum Redemption
	Purchase Price*	Shares Issued	Purchase Price*	Shares Issued
Share consideration to BOA	$230,000,000	28,750,000	$4,999,740	6,249,974
PIPE Investments	$55,450,000	6,170,000	$65,000,000	6,170,000

(*)	The value of Selina Ordinary Shares is reflected at $10.00 per share.

Ownership

The following table summarizes the unaudited pro forma (i) Selina Ordinary Shares outstanding as of December 31, 2021, including Selina Preferred Shares redesignated as Selina Ordinary Shares, after giving effect to the Share Subdivision; (ii) Selina Ordinary Shares issued as part of the Selina Convertible Instrument Conversion, after giving effect to the Share Subdivision (except for the BCA Bridge Loan Warrants which are not subject to the Share Subdivision); and (iii) Selina Ordinary Shares issued to BOA Stockholders and to the PIPE Investors pursuant to the Transactions. The following table excludes: (a) the 2022 Convertible Note Warrants; (b) Selina Warrants issued to BOA Stockholders and Sponsors as part of the Transactions; (c) Selina vested and unvested restricted share units and options; (d) any unallocated shares under Selina’s equity incentive plans.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
BOA	28,750,000	24.6%	6,249,974	6.6%
Existing Selina Shareholders	81,903,623	70.1%	81,903,623	86.8%
PIPE Shares	6,170,000	5.3%	6,170,000	6.5%

Total Selina Ordinary Shares outstanding at closing	116,823,623	100.0%	94,323,597	100.0%

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of BOA and Selina. The unaudited pro forma adjustments are based on currently available information, assumptions and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2021

(in thousands, assuming no redemption)

	Selina (Historical)	BOA (Historical)	IFRS Conversion and Presentation Alignment			Pro Forma Adjustments			Pro Forma Combined
Cash	$21,943	$761	$—			$297,926	(C)		$320,630
Trade and other receivables, net	10,527	—	280	(A)		—			10,807
Inventory	1,278	—	—			—			1,278
Assets held for sale	2,500	—	—			—			2,500
Other assets	10,119	—	—			—			10,119
Prepaid expenses	—	280	(280)	(A)		—			—

Current assets	46,367	1,041	—			297,926			345,334
Cash held in trust account	—	230,012	—			(230,012)	(F	)	—
Property, equipment and furniture, net	96,450	—	—			—			96,450
Right of use assets	311,637	—	—			—			311,637
Intangible assets, net	4,962	—	—			—			4,962
Goodwill	622	—	—			—			622
Trade and other receivables, net	1,925	—	—			—			1,925
Investment in associates and joint ventures	887	—	—			—			887
Non-current financial assets	3,156	—	—			—			3,156
Security deposits	9,773	—	—			—			9,773
Other assets	822	23	—			—			845

Total assets	$476,601	$231,076	$—			$67,914			$775,591

Trade payables and other liabilities	$50,066	$176	$—			$—			$50,242
Loans payables	19,458	—	—			(3,438)	(G	)	16,020
Lease liabilities	45,660	—	—			—			45,660
Derivative financial liabilities	76,906	—	—			(76,906)	(H	)	—
Convertible note designated to FVTPL	—	—	—			118,000	(I	)	118,000
Warrants	21,975	—	—			(21,975)	(J	)	—
Franchise tax payable	—	200	—			—			200

Current liabilities	214,065	376	—			15,681			230,122
Loan payable, net of current portion	129,714	—	230,000	(B	)	(288,348)	(K	)	71,366
Convertible note	97,316	—	—			(97,316)	(L	)	—
Lease liabilities, net of current portion	348,972	—	—			—			348,972
Accounts payable to related parties	3,472	—	—			(528)	(M	)	2,944
Deferred tax liability	373	—	—			—			373
Employee payables	6,068	—	—			—			6,068
Deferred underwriting commissions	—	8,050	—			(8,050)	(N	)	—
Derivative warrant liabilities	—	7,883	—			—			7,883

Total liabilities	799,980	16,309	230,000			(378,561)			667,728

Class A common stocks subject to possible redemption; 23,000,000 and 0 shares as of December 31, 2021 and 2020, respectively, at redemption value of $10.00 per share	—	230,000	(230,000)	(B	)	—			—
Shareholders’ equity
Common stock	236	—	—			932	(O	)	1,168
Class B common stocks, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	—	1	—			(1)	(Q	)	—
Additional paid-in capital	191,113	—	—			512,690	(R	)	703,803
Currency translation adjustment	4,464	—	—			—			4,464
Accumulated deficit	(518,979)	(15,234)	—			(67,146)	(T	)	(601,359)

Total equity	(323,166)	(15,233)	—			446,475			108,076

Non-controlling interest	(213)	—	—			—			(213)

Total liabilities and equity	$476,601	$231,076	$—			$67,914			$775,591

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2021

(in thousands, assuming maximum redemption)

	Selina (Historical)	BOA (Historical)	IFRS Conversion and Presentation Alignment			Pro Forma Adjustments			Pro Forma Combined
Cash	$21,943	$761	$—			$73,352	(D)		$96,056
Trade and other receivables, net	10,527	—	280	(A	)	6,738	(E	)	17,545
Inventory	1,278	—	—			—			1,278
Assets held for sale	2,500	—	—			—			2,500
Other assets	10,119	—	—			—			10,119
Prepaid expenses	—	280	(280)	(A	)	—			—

Current assets	46,367	1,041	—			80,090			127,498
Cash held in trust account	—	230,012	—			(230,012)	(F	)	—
Property, equipment and furniture, net	96,450	—	—			—			96,450
Right of use assets	311,637	—	—			—			311,637
Intangible assets, net	4,962	—	—			—			4,962
Goodwill	622	—	—			—			622
Trade and other receivables, net	1,925	—	—			—			1,925
Investment in associates and joint ventures	887	—	—			—			887
Non-current financial assets	3,156	—	—			—			3,156
Security deposits	9,773	—	—			—			9,773
Other assets	822	23	—			—			845

Total assets	$476,601	$231,076	$—			$(149,922)			$557,755

Trade payables and other liabilities	$50,066	$176	$—			$—			$50,242
Loans payables	19,458	—	—			(3,438)	(G	)	16,020
Lease liabilities	45,660	—	—			—			45,660
Derivative financial liabilities	76,906	—	—			(76,906)	(H	)	—
Convertible note designated to FVTPL	—	—	—			118,000	(I	)	118,000
Warrants	21,975	—	—			(21,975)	(J	)	—
Franchise tax payable	—	200	—			—			200

Current liabilities	214,065	376	—			15,681			230,122
Loan payable, net of current portion	129,714	—	230,000	(B	)	(288,348)	(K	)	71,366
Convertible note	97,316	—	—			(97,316)	(L	)	—
Lease liabilities, net of current portion	348,972	—	—			—			348,972
Accounts payable to related parties	3,472	—	—			(528)	(M	)	2,944
Deferred tax liability	373	—	—			—			373
Employee payables	6,068	—	—			—			6,068
Deferred underwriting commissions	—	8,050	—			(8,050)	(N	)	—
Derivative warrant liabilities	—	7,883	—			—			7,883

Total liabilities	799,980	16,309	230,000			(378,561)			667,728

Class A common stocks subject to possible redemption; 23,000,000 and 0 shares as of December 31, 2021 and 2020, respectively, at redemption value of $10.00 per share	—	230,000	(230,000)	(B	)	—			—
Shareholders’ equity
Common stock	236	—	—			701	(P	)	937
Class B common stocks, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	—	1	—			(1)	(Q	)	—
Additional paid-in capital	191,113	—	—			299,568	(S	)	490,681
Currency translation adjustment	4,464	—	—			—			4,464
Accumulated deficit	(518,979)	(15,234)	—			(71,629)	(U	)	(605,842)

Total equity	(323,166)	(15,233)	—			228,639			(109,760)

Non-controlling interest	(213)	—	—			—			(213)

Total liabilities and equity	$476,601	$231,076	$—			$(149,922)			$557,755

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data, assuming no redemption)

	Selina (Historical)	BOA (Historical)	Presentation Alignment		Pro Forma Adjustments		Pro Forma Combined
Revenues	$92,737	$—	$—		$—		$92,737
Cost and expenses:
Cost of sales food and beverage	(11,311)	—	—		—		(11,311)
Payroll and employee expenses	(57,162)	—	(18)	(AA)	—		(57,180)
Insurance, utilities and other property maintenance costs	(31,480)	—	(252)	(AA)	—		(31,732)
Legal, marketing, IT and other operating expenses	(33,676)	—	(803)	(AA)	(5,895)	(BB)	(40,374)
Depreciation and amortization	(31,235)	—	—		—		(31,235)
General and administrative expenses	—	(873)	873	(AA)	—		—
Franchise tax expense	—	(200)	200	(AA)	—		—
Listing services expense	—	—	—		(67,846)	(X)	(67,846)

Total cost and expenses	(164,864)	(1,073)	—		(73,741)		(239,678)

Loss from operations activity before impairment and government grants	(72,127)	(1,073)	—		(73,741)		(146,941)

Impairment and write-off of non-current assets	(11,153)	—	—		—		(11,153)
Government grants	2,099	—	—		—		2,099
Loss from operations activity	(81,181)	(1,073)	—		(73,741)		(155,995)

Finance income	90	—	12	(AA)	(87)	(CC)	15
Finance costs	(102,914)	—	(438)	(AA)	32,800	(DD)	(70,552)
Gain on net monetary position	1,725	—	—		—		1,725
Share of loss in associates	62	—	—		—		62
Sales of assets	(661)	—	—		—		(661)
Interest income on marketable securities held in Trust Account	—	12	(12)	(AA)	—		—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	(438)	438	(AA)	—		—

Change in fair value of derivative warrant liability	—	6,512	—		—		6,512

Gain (loss) before income taxes	(182,879)	5,013	—		(41,028)		(218,894)
Income tax expense	(2,844)	—	—		—		(2,844)

Net loss	$(185,723)	$5,013	$—		$(41,028)		$(221,738)
Non-controlling interest	1,371	—	—		—		1,371

Net loss attributable to Equity holders of the parent	$(184,352)	$5,013	$—		$(41,028)		$(220,367)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(8.5)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	21,768,394
Basic and diluted net income (loss) per share, Class A common stock		$0.2

Basic and diluted weighted average shares outstanding, Class A common stock		19,471,233
Basic and diluted net income (loss) per share, Class B common stock		$0.2

Basic and diluted weighted average shares outstanding, Class B common stock		5,750,000
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted							$(1.9)
Pro forma weighted average ordinary shares outstanding, basic and diluted							116,444,130

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data, assuming maximum redemption)

	Selina (Historical)	BOA (Historical)	Presentation Alignment		Pro Forma Adjustments		Pro Forma Combined
Revenues	$92,737	$—	$—		$—		$92,737
Cost and expenses:
Cost of sales food and beverage	(11,311)	—	—		—		(11,311)
Payroll and employee expenses	(57,162)	—	(18)	(AA)	—		(57,180)
Insurance, utilities and other property maintenance costs	(31,480)	—	(252)	(AA)	—		(31,732)
Legal, marketing, IT and other operating expenses	(33,676)	—	(803)	(AA)	(6,542)	(BB)	(41,021)
Depreciation and amortization	(31,235)	—	—		—		(31,235)
General and administrative expenses	—	(873)	873	(AA)	—		—
Franchise tax expense	—	(200)	200	(AA)	—		—
Listing services expense	—	—	—		(71,682)	(X)	(71,682)

Total cost and expenses	(164,864)	(1,073)	—		(78,224)		(244,161)

Loss from operations activity before impairment and government grants	(72,127)	(1,073)	—		(78,224)		(151,424)

Impairment and write-off of non-current assets	(11,153)	—	—		—		(11,153)
Government grants	2,099	—	—		—		2,099
Loss from operations activity	(81,181)	(1,073)	—		(78,224)		(160,478)

Finance income	90	—	12	(AA)	(87)	(CC)	15
Finance costs	(102,914)	—	(438)	(AA)	32,800	(DD)	(70,552)
Gain on net monetary position	1,725	—	—		—		1,725
Share of loss in associates	62	—	—		—		62
Sales of assets	(661)	—	—		—		(661)
Interest income on marketable securities held in Trust Account	—	12	(12)	(AA)	—		—
Underwriting discounts and offering costs attributed to derivative warrant liability	—	(438)	438	(AA)	—		—

Change in fair value of derivative warrant liability	—	6,512	—		—		6,512

Gain (loss) before income taxes	(182,879)	5,013	—		(45,511)		(223,377)
Income tax expense	(2,844)	—	—		—		(2,844)

Net loss	$(185,723)	$5,013	$—		$(45,511)		$(226,221)
Non-controlling interest	1,371	—	—		—		1,371

Net loss attributable to Equity holders of the parent	$(184,352)	$5,013	$—		$(45,511)		$(224,850)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(8.5)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	21,768,394
Basic and diluted net income (loss) per share, Class A common stock		$0.2

Basic and diluted weighted average shares outstanding, Class A common stock		19,471,233
Basic and diluted net income (loss) per share, Class B common stock		$0.2

Basic and diluted weighted average shares outstanding, Class B common stock		5,750,000
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted							$(2.4)
Pro forma weighted average ordinary shares outstanding, basic and diluted							93,944,104

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of Selina and BOA.

The historical financial statements of Selina have been prepared in accordance with IFRS. The historical financial statements of BOA have been prepared in accordance with U.S. GAAP. The historical financial information of BOA has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see note B below).

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Selina and BOA did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 assumes that the Transactions occurred on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents pro forma effect to the Transactions as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	BOA’s audited balance sheet as of December 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•	Selina’s audited consolidated statement of financial position as of December 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	BOA’s audited statement of operations for the year ended December 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•	Selina’s audited consolidated statements of operations for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

Selina’s management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these estimates and assumptions, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Selina believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Selina believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Selina. They should be read in conjunction with the historical financial statements and notes thereto of BOA and Selina.

2. Accounting Policies

Upon consummation of the Transactions, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Selina. The historical financial information of BOA has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see note B).

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Selina’s pro forma results of operations and financial position following the closing of the Transactions as of and for the periods indicated.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company following consummation of the Transactions filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based upon the number of outstanding Selina Ordinary Shares, assuming the Transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2021 are as follows:

(A)	Reflects the reclassification adjustments to align BOA’s historical balance sheet with the presentation of Selina’s financial statements.

(B)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of BOA Class A Common Stock subject to redemption into Non-Current Liabilities (Loan payable, net of current portion).

(C)	Represents pro forma adjustments to the cash balance to reflect, in the case of no redemption, the following:

	(In thousands)
Reclassification of investments held in Trust Account	$230,012	(F)
Proceeds from exercise of warrants	27	(C1)
Repayment of Convertible Loan Instrument	(35,933)	(C2)
Issuance of the 2022 Convertible Note	118,000	(I)
Proceeds from the PIPE Investment	45,450	(C3)
Selina transaction expenses	(17,891)	(C4)
BOA transaction expenses	(5,500)	(C5)
BOA deferred underwriting commissions payable	(8,050)	(N)
Repayment of loans	(28,189)	(V)

	$297,926	(C)

(C1)

Represents the proceeds of $27 thousand from the exercise of an aggregate of 2,710,742 2018 Warrants and 2020 Warrants, both with an exercise price of $0.01, to be converted as part of the Selina Convertible Instrument Conversion.

(C2)

Represents the repayment of $35.9 million to six 2022 Convertible Note Investors who chose to participate in the 2022 CLA instead of converting their portion of the Convertible Loan Instrument as part of the Selina Convertible Instrument Conversion (representing approximately 22.5% of the Convertible Loan Instrument holders). For the purposes of the pro forma herein, it was assumed that the repayment occurred immediately prior to the Transactions and was not subject to the Capital Restructuring.

(C3)

Reflects $45.5 million of the proceeds from the issuance and sale of 5,545,000 Selina Ordinary Shares in a private placement according to the Subscription Agreements. $10.0 million of the proceeds were received from one of the Early PIPE Investors in 2021 and are reflected in Selina’s cash and cash equivalents balance as of December 31, 2021.

(C4)

Represents additional specific incremental transaction expenses including fees, costs and expenses incurred by Selina in consummating the Transactions, such as bankers’ fees, legal fees, advisory fees, etc. In the case of no redemption, the transaction expenses are approximated at $17.9, of which $17.5 million will be recognized as a decrease to additional paid-in capital, and the remaining $0.4 million will be attributed to the issuance of Selina Warrants, and accordingly recognized as an expense in the statements of operations. In the case of maximum redemption, the transaction expenses re approximated at $17.5 million, of which $16.4 will be recognized as a decrease to additional paid-in capital and the remaining $1.0 million as an expense.

(C5)	Represents additional incremental transaction expenses of $5.5 million incurred by BOA in consummating the Transactions, that were not paid prior to the consummation of the Transactions.

(D)	Represents pro forma adjustments to the cash balance to reflect in the case of maximum redemption the following:

	(In thousands)
Reclassification of investments held in Trust Account	$230,012	(F)
Redemption payment	(225,012)	(D1)
Proceeds from exercise of warrants	27	(C1)
Repayment of Convertible Loan Instrument	(35,933)	(C2)
Issuance of the 2022 Convertible Notes	118,000	(I)
Proceeds from the PIPE Investment	45,450	(C3)
Selina transaction expenses	(17,453)	(C4)
BOA transaction expenses	(5,500)	(C5)
BOA deferred underwriting commissions payable	(8,050)	(N)
Repayment of loans	(28,189)	(V)

	$73,352	(D)

(D1)

Reflects the redemption of 22,500,026 shares BOA Class A Common Stock, and the payment of $225.0 million to holders of BOA Class A Common Stock subject to redemption, in the case of maximum redemption.

(E)

In the case of maximum redemption, reflects additional $6.7 million of proceeds from the issuance and sale of 673,750 Selina Ordinary Shares in a private placement as the Sponsors Backstop, according to the Subscription Agreements. The Sponsor Backstop will be issued and funded by December 31, 2023. For the purposes of the pro forma herein, it was assumed that the Sponsor Backstop amount was reduced from $9.5 million by $2.8 million due to a reduction of certain identified fees and expenses payable by BOA.

(F)	Reflects the reclassification of $230.0 million of United States Treasury Bills held in the Trust Account that becomes available following the Transactions.

(G)

Represents the elimination of the short-term loan payable as follows: (i) agreed loan repayment ($2.2 million, see note V2); and (ii) repayment of outstanding loans to two of the PIPE Investors ($1.2 million, see note V5).

(H)

Represents the elimination of the derivative financial liabilities as follows: (i) repayment of the Convertible Loan Instrument ($13.7 million, see note C2); (ii) conversion of the Term Loan Agreement ($15.9 million, see note W3); and (iii) conversion of the Convertible Loan Instrument ($47.3 million, see note W2).

(I)

Reflects the proceeds of $118.0 million from the issuance of the 2022 Convertible Notes, including warrants liability of approximately $2.5 million. The 2022 Convertible Notes will be designated at fair value through profit and loss, according to IFRS 9.

(J)	Represents the elimination of the 2020 Warrant liability as part of the exercise of such warrants ($22.0 million, see note W1).

(K)

Represents the elimination of the long-term loan payable as follows: (i) issuance of Selina Ordinary Shares to the Early PIPE Investors ($8.1 million, see note C3); (ii) repayment of outstanding loans to two of the PIPE Investors ($5.0 million, see note V5); (iii) agreed loan repayment ($9.2 million, see note V2); (iv) repayment of a loan from related parties ($1.7 million, see note V1); (v) conversion of the Term Loan Agreement ($34.3 million, see note W3); and (vi) reclassification of BOA Class A Common Stock subject to redemption to permanent equity ($230.0 million, see note R1).

(L)	Represents the repayment of part of the Convertible Loan Instrument ($21.9 million, see note C2) and the conversion of the remaining Convertible Loan Instrument ($75.4 million, see note W2).

(M)	Represents the repayment of a loan from related parties ($0.5 million, see note U1).

(N)	Reflects the reclassification of $8.1 million of BOA’s deferred underwriting commissions which are payable upon closing of the Transactions, from long term liabilities to a decrease of cash.

(O)

Represents pro forma adjustments to Selina’s share capital due in the case of no redemption, based on the Selina Ordinary Shares outstanding as of December 31, 2021 and effects of the Capital Restructuring as part of the Transactions and the shares which would be issued as part of the Transactions to BOA and PIPE Investors, presented in the table below:

	Shares
Selina Convertible Instrument Conversion	15,064,104	(W)
Issuance of Anti-Dilution Shares	2,421,941	(O1)
Share Subdivision	40,455,014	(O2)
Conversion of the BCA Bridge Loan Warrants	375,000	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	28,750,000	(O4)
Issuance of Selina Ordinary Shares to PIPE Investors	6,170,000	(O5)
	93,236,059	(O)

The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Selina’s share capital, as the shares are denominated in par value of $0.01.

(O1)

Represents 2,421,941 Selina Ordinary Shares issued in connection with anti-dilution provisions to its series B and series C Selina Preferred Shares as part of the Transactions (the “Anti-Dilution Shares”).

(O2)

Represents the effect of the Share Subdivision, calculated by subtracting the aggregate amount of Selina Ordinary Shares following the Selina Preferred Shares Redesignation and the Selina Convertible Instrument Conversion and the Anti-Dilution Shares (41,073,609) from the product of (a) 41,073,609 and (b) the Conversion Factor (1.98). The Conversion Factor is the number equal to the result obtained by dividing (a) the Adjusted Equity Value by (b) the product of (i) the Pre-Split Fully Diluted Shares, multiplied by (ii) $10.00.

The Adjusted Equity Value was calculated as the sum of: (a) the Equity Value ($851 million); (b) the Aggregate Company Option Exercise Price ($22.9 million); and (c) the Aggregate Company Warrant Exercise Price ($27 thousand).

For the unaudited pro forma purposes, the Pre-Split Fully Diluted Shares component of the Conversion Factor was calculated based on the number of Selina Ordinary Shares following the Share Redesignation (23,587,564), Selina Convertible Instruments converted into Selina Ordinary Shares (15,064,104), Anti-Dilution Shares (2,421,941), Selina Ordinary Shares underlying vested and unvested Selina RSUs (635,541) and Selina Ordinary Shares underlying vested and unvested Selina options (2,316,813) as of June 30, 2022. The Conversion Factor is subject to change at the time of the Transactions, as it is based on the actual number of outstanding Selina Ordinary Shares, Selina Preferred Shares, Selina Convertible Instruments, Anti-Dilution Shares, Selina unvested RSUs and Selina vested and unvested options as calculated immediately prior to the Effective Time.

(O3)

Represents the number of Selina Ordinary Shares to be issued to the BCA Bridge Loan lenders as part of the Transactions, following the PIPE Investment and therefore not subject to the Capital Restructuring. Calculated as 15% of the aggregate principal amount of $25.0 million divided by Selina Ordinary Share price following the Capital Restructuring ($10.00).

(O4)

Represents the number of Selina Ordinary Shares to be issued to BOA Stockholders as part of the Business Combination in the case of no redemption, calculated as the sum of 23,000,000 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Common Stock. In the case of maximum redemption, calculated as the sum of 499,974 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Common Stock.

(O5)

Represents the number of Selina Ordinary Shares to be issued to PIPE Investors as part of the Transactions. Calculated as the aggregate gross proceeds of $55.5 million from the issuance of 5,545,000 Selina Ordinary Shares at a share price of $10.00 per share. In addition to 625,000 shares to be issued to the Early PIPE Investors, in return for their early Subscription.

(P)

Represents pro forma adjustments to Selina’s share capital due in the case of maximum redemption, based on the Selina Ordinary Shares outstanding as of December 31, 2021 and effects of the Capital Restructuring as part of the Transactions and the shares which would be issued as part of the Transactions to BOA Stockholders and PIPE Investors presented in the table below:

	Shares
Selina Convertible Instrument Conversion	15,064,104	(W)
Issuance of Anti-Dilution Shares	2,421,941	(O1)
Share Subdivision	40,455,014	(O2)
Conversion of the BCA Bridge Loan Warrants	375,000	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	6,249,974	(O4)
Issuance of Selina Ordinary Shares to PIPE Investors	5,496,250	(O5)
	70,062,283	(P)

The adjustment in the pro forma balance sheet reflects the adjustment to the USD value of Selina’s share capital, as the shares are denominated in par value of $0.01.

(Q)	Reflects the reclassification of BOA Class B Common Stock into BOA Class A Common Stock and thereafter into Selina Ordinary Shares.

(R)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following in the case of no redemption:

	(In thousands)
Selina Convertible Instrument Conversion	$194,760	(W)
Issuance of Anti-Dilution Shares	(24)	(O1)
Share Subdivision	(405)	(O2)
Conversion of the BCA Bridge Loan Warrants	(4)	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	(288)	(O4)
Reclassification of BOA Class A Common Stock subject to redemption	230,000	(R1)
Listing services expense	67,846	(X)
Issuance of Selina Ordinary Shares to PIPE Investors	53,533	(O5)
Selina capitalized transaction expenses	(17,495)	(C4)
Reclassification of BOA deficit	(15,234)	(R2)
Adjustment of par value of BOA Class B Common Stock	1	(Q)

	$512,690	(R)

(R1)

Reflects the reclassification of $230.0 million related to BOA Class A Common Stock subject to redemption to permanent equity, in the case of no redemption. In the case of maximum redemption, reflects reclassification of $230.0 million related to BOA Class A Common Stock subject to redemption, net of $225.0 million BOA redemption payments.

(R2)

Represents the amount of the formation and operating costs recorded in BOA, general and administrative expenses, as well as income for change in fair value of derivative warrant liabilities and finance income resulted from the derivative warrant liabilities.

(S)	Represents pro forma adjustments to additional paid-in capital balance to reflect the following in the case of maximum redemption:

	(In thousands)
Selina Convertible Instrument Conversion	$194,760	(W)
Issuance of Anti-Dilution Shares	(24)	(O1)
Share Subdivision	(405)	(O2)
Conversion of the BCA Bridge Loan Warrants	(4)	(O3)
Issuance of Selina Ordinary Shares to BOA Stockholders	(62)	(O4)
Reclassification of BOA Class A Common Stock subject to redemption	4,988	(R1)
Listing services expense	71,682	(X)
Issuance of Selina Ordinary Shares to PIPE Investors	60,277	(O5)
Selina capitalized transaction expenses	(16,411)	(C4)
Reclassification of BOA deficit	(15,234)	(R2)
Adjustment of par value of BOA Class B Stocks	1	(Q)

	$299,568	(S)

(T)	Represents pro forma adjustments to accumulated deficit to reflect the following case of no redemption:

	(In thousands)
Reclassification of BOA accumulated deficit	$15,234	(R2)
BOA transaction expenses	(5,500)	(C5)
Selina transaction expenses	(395)	(C4)
Listing services expense	(67,846)	(X)
Finance expense from loans’ repayments	(8,639)	(V)

Accumulated deficit	$(67,146)	(T)

(U)	Represents pro forma adjustments to accumulated deficit to reflect the following case of maximum redemption:

	(In thousands)
Reclassification of BOA accumulated deficit	$15,234	(Q2)
BOA transaction expenses	(5,500)	(C5)
Selina transaction expenses	(1,042)	(C4)
Listing services expense	(71,682)	(X)
Finance expense from loans’ repayments	(8,640)	(V)

Accumulated deficit	$(71,629)	(U)

(V)	Represents the repayment of five loans in connection with the Transactions, amounting to $28.2 million, as follows:

	(In thousands)
Repayment of loan from related parties	$2,261	(V1)
Loan repayment	15,099	(V2)
Repayment of new term loan	1,097	(V3)
Repayment of the BCA Bridge Loan	3,532	(V4)
Repayment of PIPE Investors loans	6,200	(V5)
	$28,189	(V)

The adjustment to the pro forma accumulated deficit is comprised of the following: (i) $3.7 million due to the agreed loan repayment (see note V1); (ii) $3.5 million due to the BCA Bridge Loan (see note V4); (iii) $1.1 million due to the new term loan (see note V3); and (iv) $0.3 million due to the Convertible Loan Instrument repayment (see note C2).

(V1)	Represents the $2.3 million repayment of a 2016 loan from several Selina Shareholders, which became due following the Transactions.

(V2)	Represents an agreed loan repayment of $15.1 million in connection with the Transactions.

(V3)

Reflects an interest payment of $1.0 million and transaction costs of $97 thousand in relation to a $5.0 million term loan, which was signed on April 14, 2022 and payable upon the closing of the Transactions.

(V4)

Represents an interest payment of $2.5 million and transaction cost of $1.0 million in relation to the BCA Bridge Loan, which was signed on November 2021 and payable upon the Closing of the Transactions.

(V5)	Represents the repayment of outstanding loans to two of the PIPE Investors, which will be repaid following the Transactions.

(W)

Reflects the conversion of 15,064,104 redeemable convertible instruments, 0.01 USD par value, outstanding as of December 31, 2021, into Selina Ordinary Shares, as part of the Selina Convertible Instrument Conversion, as set forth below:

	Shares
Exercise of warrants	2,875,795	(W1)
Conversion of the Convertible Loan Instrument	8,919,408	(W2)
Conversion of the Term Loan Agreement	3,268,901	(W3)
	15,064,104	(W)

(W1)

Represents the issuance of Selina Ordinary Shares in connection with the exercise of the 2018 Warrants and 2020 Warrants, as follows: (i) 330,275 Selina Ordinary Shares issued for the exercise of the 2018 Warrants; and (ii) 2,545,520 Selina Ordinary Shares issued for the exercise of the 2020 Warrants.

(W2)	Represents the issuance of 8,919,408 Selina Ordinary Shares resulting from the conversion of the Convertible Loan Instrument.

(W3)	Represents the issuance of 3,268,901 Selina Ordinary Shares resulting from the conversion of the Term Loan Agreement.

(X)

Reflects a non-recurring adjustment for $67.8 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination in the case of no redemption and $71.7 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination in the case of maximum redemption.

	Year ended December 31, 2021
	Assuming no redemption		Assuming maximum redemption
	Shares	In thousands	Shares	In thousands
Class A Stockholders	23,000,000		499,974
Class B Stockholders	5,750,000		5,750,000
Total BOA’s Stocks	28,750,000		6,249,974
Market value per BOA’s Stock at December 31, 2021	$9.83		$9.83
Total Fair value of BOA’s Stocks at the December 31, 2021		$282,613		$61,437
– BOA Private Placement Warrants	6,575,000		6,575,000
– BOA Public Warrants	7,666,667		7,666,667
Total BOA’s Warrants	14,241,667		14,241,667
Fair value of BOA’s Private Placement Warrants at December 31,2021		3,820		3,820
Market value of BOA’s Public Warrants at December 31,2021		4,063		4,063
Total fair value of BOA’s Warrants as of December 31, 2021		7,883		7,883
Total fair value of BOA’s Stocks and Warrants		290,496		69,321
Net assets of BOA at December 31, 2021		214,767		214,767
Removal of Derivative warrant liabilities from net assets		7,883		7,883
BOA redemption payments		—		(225,012)

Net assets of BOA acquired at December 31, 2021		222,650		(2,362)

Difference—being IFRS 2 charge for listing services		$67,846		$71,682

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AA)

Reclassifications of BOA’s $1,073 thousand operating expenses and $426 thousand other expenses to their equivalent line item in Selina’s statement of profit or loss as follows: (i) $803 thousand as Legal, marketing, IT and other operating expenses; (ii) $252 thousand as Insurance, utilities and other property maintenance costs; (iii) $18 thousand as Payroll and employee expenses; (iv) $12 thousand as Finance income; and (v) $438 thousand as Finance costs.

	BOA (Historical)	Reclassifications	BOA (Reclassified)
Payroll and employee expenses	$—	$(18)	$(18)
Insurance, utilities and other property maintenance costs	—	(252)	(252)
Legal, marketing, IT and other operating expenses	—	(803)	(803)
General and administrative expenses	(873)	873	—
Franchise tax expense	(200)	200	—

Total operating expenses	(1,073)	—	(1,073)

Finance income	—	12	12
Finance costs	—	(438)	(438)
Interest income on marketable securities held in Trust Account	12	(12)	—
Underwriting discounts and offering costs attributed to derivative warrant liability	(438)	438	—

Total other expenses	(426)	—	(426)

Total operating and other expenses	$(1,499)	$—	$(1,499)

(BB)	Represents transaction expenses of Selina and BOA:

	Assuming No Redemption	Assuming Maximum Redemption
	(In thousands)	(In thousands)
Selina transaction expenses	$(395)	$(1,042)	(C4)
BOA transaction expenses	(5,500)	(5,500)	(C5)
Total Legal, marketing, IT and other operating expenses	$(5,895)	$(6,542)	(BB)

(CC)

Represents: (i) cancellation of interest earned on money in the Trust Account ($12 thousand); (ii) elimination of finance income from Selina’s converted instruments as part of the Selina Convertible Instrument Conversion ($75 thousand); as follows:

	(In thousands)
Elimination of finance income on marketable securities held in Trust Account	$(12)
Elimination of finance income from Selina’s converted instruments	(75)

Total Finance income	$(87)	(CC)

(DD)

Represents: (i) elimination of finance expense from the Selina Convertible Instruments as part of the Selina Convertible Instrument Conversion ($50.3 million); (ii) estimated finance expense related to new instruments ($13.5 million); and (iii) finance expenses related to the agreed loan repayment ($3.7 million, see note V2).

	(In thousands)
Elimination of finance expenses from Selina’s converted instruments	$50,289
Estimated finance expense related to new instruments	(13,479)
Gain (loss) expected to be recognized from the repayment of the Convertible Loan Instrument	(344)	(C2)
Finance expenses related to the loan repayment	(3,666)	(V2)

Total Finance costs	$32,800	(DD)

4. Earnings (loss) per share

Net earnings (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2021. As the Transactions are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. The earnings per share calculation assumes no new Selina Ordinary Shares were issued after the Transactions.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2021:

	Year ended December 31, 2020
	Assuming no redemption	Assuming maximum redemption
Pro forma net earnings (loss)	$(220,367)	$(224,850)
Weighted average shares outstanding – basic and diluted	116,444,130	93,944,104
Net loss per share – basic and diluted	$(1.89)	$(2.39)
Weighted average shares outstanding – basic and diluted
Selina Ordinary Shares issued to stockholders of BOA Common Stocks(a)	28,750,000	6,249,974
Existing Selina Shareholders(b)(c)	81,149,130	81,149,130
Selina Ordinary Shares issued to PIPE Investors(d)	6,170,000	6,170,000
Selina Ordinary Shares issued to the BCA Bridge Loan Warrants(e)	375,000	375,000

Weighted average shares outstanding – basic and diluted	116,444,130	93,944,104

(a)	Selina Ordinary Shares issued to holders of BOA Common Stock:

•

Assuming no redemption: calculated as the sum of 23,000,000 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Common Stock (after giving effect to the conversion of such BOA Class B Common Stock into BOA Class A Common Stock (see note O4)).

•

Assuming maximum redemption: calculated as the sum of 499,974 Selina Ordinary Shares issued to holders of BOA Class A Common Stock and 5,750,000 Selina Ordinary Shares issued to holders of BOA Class B Stocks (after giving effect to the conversion of such BOA Class B Common Stock into BOA Class A Common Stock (see note O4)).

(b)

Existing Selina Shareholders: calculated as the sum of (i) Selina weighted average shares outstanding – basic and diluted for financial year 2021; (ii) Selina Ordinary Shares as issued as part of the Selina Convertible Instrument Conversion (see note W); and (iii) Selina Ordinary Shares issued in relation to the Anti-Dilution Shares prior to the Transactions (see note O1), which are multiplied by the Conversion Factor (2.0).

(c)

The pro forma basic and diluted Selina Ordinary Shares excludes: (i) 4.3 million 2022 Convertible Note Warrants, with an exercise price of $11.5 per warrant; (ii) 12.8 million Selina Ordinary Shares which are subject to the conversion of the 2022 Convertible Notes; (iii) 0.7 million Selina Ordinary Shares, as part of the backstop, which will be issue and funded by December 31, 2023 (see note E); and (iv) 2.9 million Selina vested and unvested restricted share units and options, all before accounting for Subdivision as their effect is antidilutive.

(d)	Selina Ordinary Shares issued to PIPE Investors: as detailed above (see note O5).

5. Insignificant acquisitions

The unaudited pro forma condensed combined statement of operations of Selina for the year ended December 31, 2021, does not include the pre-acquisition results of RAY Enterprise as it was not considered significant for the purposes of presenting Article 11 pro forma information.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share and unit information for Selina and BOA and unaudited pro forma condensed combined per share information of Selina after giving effect to the Transactions, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that no BOA Public Stockholder exercises redemption rights with respect to his, her or its BOA Class A Common Stock.

•

Assuming Maximum Redemptions: This presentation assumes that BOA Public Stockholders holding 22,500,026 BOA Class A Common Stock will exercise their redemption rights for $225.0 million of funds in the Trust Account, using a per share redemption price of $10.0 per share, resulting in $5.0 million remaining in the Trust Account. The Business Combination Agreement provides that consummating the Transactions is conditioned upon BOA or the Company having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

The actual redemptions will be within the scenarios described above; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios presented, Selina is considered the accounting acquirer, as further discussed in “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION — Accounting for the Transactions”.

The unaudited pro forma book value information reflects the Transactions as if it had occurred on December 31, 2021. The weighted average shares outstanding and net earnings per share information reflects the Transactions as if they had occurred on January 1, 2021.

The information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Selina and BOA and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Selina and BOA is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Selina and BOA would have been had the companies been combined during the periods presented.

	Selina	BOA	Assuming No Redemption	Assuming Maximum Redemption
As of and for the year ended December 31, 2021
Book value per share(1)	$(14.85)	$(0.60)	$0.93	$(1.17)
Weighted average shares outstanding – basic and diluted	21,768,394	25,221,233	116,444,130	93,944,104
Net loss per share – basic and diluted	$(8.47)	$0.20	$(1.89)	$(2.39)

(1)	Book value per share equals total equity divided by total weighted shares outstanding.

DIRECTOR AND EXECUTIVE COMPENSATION

Selina 2021 Director and Executive Officer Compensation

The aggregate compensation paid by Selina to Selina’s executive officers and directors for the year ended December 31, 2021 was approximately $2,176,580, after taking into effect conversion from local currency. This amount does not include share-based compensation or amounts set aside or accrued to provide pension, severance, retirement, or similar benefits or expenses; nor does it include business travel, relocation, professional and business association dues, meals and expenses reimbursed to officers, and other benefits commonly reimbursed or paid by companies in the U.K., on the same basis for all full-time employees generally.

In 2021, Selina’s executive officers who were employed by Selina for the year were eligible to earn annual cash bonuses to compensate them for attaining short-term company and individual performance goals. Annual bonuses for executive officers are determined following the end of each fiscal year and generally are paid in the first quarter of the year following the year for which they are earned.

As of December 31, 2021, Selina’s executive officers and directors held or were entitled to options exercisable for 910,123 Selina Ordinary Shares, 33,769 restricted stock units and $287,071 worth of phantom shares. The options, restricted stock units and phantom shares were issued under the company’s equity incentive and global phantom equity plans referenced below. The options had a weighted average exercise price of $10.38 per share and options over approximately 714,163 shares had vested, but had not yet been exercised, as of December 31, 2021. Each option will expire ten years from the date of the grant thereof, subject to the terms of the relevant plan.

Selina Director and Executive Officer Compensation Following the Business Combination

The policies of Selina with respect to the compensation of its directors and executive officers following the Business Combination will be administered by the Selina Board in consultation with its compensation committee. The compensation policies followed by Selina will be intended to provide for compensation that is sufficient to attract, motivate, and retain executives of Selina and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to the Selina Board.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Selina believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Selina believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating, and retaining high-quality executives. In connection with the Business Combination, Selina will adopt an equity incentive plan (the “Selina Equity Incentive Plan”), which will reflect Selina’s focus on performance- and equity-based compensation.

Selina intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination. The compensation decisions regarding Selina’s executives will be based on Selina’s need to attract individuals with the skills necessary for Selina to achieve its business plans, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above expectations. In addition to the guidance provided by its compensation committee, Selina may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive officers. This could include the use of recruiting agencies and subscriptions to executive compensation surveys and other databases.

Selina’s compensation committee will be charged with performing an annual review of Selina’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers of peer companies.

Compensation Components

Base Salary

Selina will seek to maintain base salary amounts at or near the industry norms in the relevant jurisdictions in which Selina operates, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and Selina Board, as applicable, will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance, and experience.

Annual Bonuses

Selina intends to utilize cash incentive bonuses for executives to focus their efforts on achieving key operational and financial objectives within a one-year time period. Near the beginning of each fiscal year, the Selina Board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each fiscal year, the Selina Board and compensation committee will determine the level of achievement for such performance parameters and for each corporate goal.

Equity Awards

In connection with the Business Combination, Selina will adopt the Selina Equity Incentive Plan and the Selina Share Purchase Plan, the principal features of which are described below.

Pursuant to Exhibit D of the Business Combination Agreement, which sets forth certain key terms of the Selina Equity Incentive Plan, the parties have agreed that up to 4.3% of the Selina Ordinary Shares authorized under the Selina Equity Incentive Plan may be subject to initial grants to management and other key employees at Closing. Such grants include:

•

a one-time closing grant of time-based restricted share units (“RSUs”) and performance-based share units (“PSUs”) to certain members of senior management, which such RSUs and PSUs will vest on the first anniversary of the Closing, subject to continued service and, with respect to the PSUs, the achievement of certain pre-determined performance metrics including 2022 revenue, profit, bed growth and customer satisfaction targets;

•

a one-time retention grant of RSUs and PSUs to certain members of senior management and key employees, which such RSUs and PSUs will vest on the second anniversary of the Closing, subject to continued service and, with respect to the PSUs, the achievement of certain share price appreciation over the two-year performance period; and

•

an initial annual long-term incentive grant of RSUs and PSUs to corporate personnel and certain members of the country and hotel management teams, which such RSUs and PSUs will vest ratably over the three-year period commencing on the Closing, subject to continued employment and, with respect to the PSUs, the achievement of certain pre-determined performance metrics relating to revenue, profit, bed growth and customer satisfaction targets.

Severance Benefit

Selina currently has no severance benefits plan; however, certain executive employment contracts contain customary notice periods and other similar termination protections or benefits depending on the seniority of the executive and nature of the employment market in which the executive has been employed. Selina may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation

Selina currently does not have a definitive compensation plan for its future directors. Selina, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

Employment Agreements with Executive Officers

On or prior to the Closing, Selina will enter into written employment agreements with certain of its executive officers, including Rafael Museri, co-founder of Selina and its Chief Executive Officer, and Daniel Rudasevski, co-founder of Selina and its Chief Growth Officer, that will provide for cash and incentive compensation. Certain material terms of such compensation arrangements have been agreed in principle between Selina and such executive officers, which terms are set out below, although the executives have not yet entered into any definitive employment agreements reflecting these terms and, therefore, further details of such compensation arrangements are still under negotiation and subject to change.

	Rafael Museri	Daniel Rudasevski
Annual base salary:	$550,000	$550,000

Discretionary annual short-term incentive payments:	Target of 100% of annual salary, with a maximum potential bonus of 150% of annual salary, based on the achievement of company personal objectives.	Target of 100% of annual salary, with a maximum potential bonus of 150% of annual salary, based on the achievement of company personal objectives.

Benefits:	Same as other senior executives	Same as other senior executives

Severance:	1.5 times annual salary upon a termination without cause or 1.5 times annual salary and target bonus if such termination happens in connection with a change of control.	1.5 times annual salary upon a termination without cause or 1.5 times annual salary and target bonus if such termination happens in connection with a change of control.

Annual long-term equity incentive grants:	Target of 5.0 times annual salary split between RSUs and PSUs, with the PSUs being determined based on the group’s achievement of pre-determined performance metrics.	Target of 5.0 times annual salary split between RSUs and PSUs, with the PSUs being determined based on the group’s achievement of pre-determined performance metrics.

Selina is considering the employment terms and compensation arrangements for other executive officers and may make additional changes to them as deemed appropriate to reflect current market conditions and the profile of Selina. The employment terms and compensation arrangements for Messrs. Museri and Rudasevski and other executive officers have been benchmarked against those offered by those in similar positions at comparable companies.

Selina Equity Incentive Plan

Pursuant to the Business Combination Agreement, on or prior to the Closing, the Selina Board will adopt the Selina Equity Incentive Plan, pursuant to which it may grant equity-based incentive awards to attract, motivate, and retain the talent for which it competes. Following the adoption of the Selina Equity Incentive Plan, Selina will no longer grant any awards under its existing plans—the Selina Hospitality PLC Amended and Restated 2018 Global Equity Incentive Plan (Global) (the “2018 Global Plan”) and the Selina Hospitality PLC Global Phantom Equity Incentive Plan; however, previously granted awards under such plans will remain outstanding and continue to be governed by the applicable plan.

The following paragraphs provide a summary of the principal features of the Selina Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Selina Equity Incentive Plan and the following summary is qualified in its entirety by the specific language of the Selina Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.12.

Administration

Unless otherwise determined by the Selina Board, the Selina compensation committee will administer the Selina Equity Incentive Plan. The administrator may delegate some or all of its powers to one or more subcommittees, members of the Selina Board, which shall consist of directors who are independent directors (under Nasdaq requirements), or the Chief Executive Officer of Selina, subject to applicable law and exchange rules.

Among other things, the administrator has the authority to:

•

determine the type or types of awards to be granted to eligible individuals, the number of Selina Ordinary Shares granted, and the amount of cash to be covered by each award, and determine, modify, waive, amend, or adjust the terms and conditions of any award;

•	adopt, alter, and repeal administrative rules, guidelines, and practices governing the Selina Equity Incentive Plan and perform all acts thereunder; and

•	construe and interpret the terms and provisions of Selina Equity Incentive Plan and any award issued thereunder and to otherwise supervise the administration of the plan.

Additionally, the Selina Board may adopt special rules, sub-plans, guidelines, and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.

Eligibility

All employees and non-employee directors of Selina and its subsidiaries will be eligible for awards under the Selina Equity Incentive Plan.

Number of Shares Authorized

Subject to adjustment as a result of certain changes to the number or kind of shares outstanding, ordinary shares representing 10% of the Selina Ordinary Shares outstanding on the effective date of the Selina Equity Incentive Plan (inclusive of ordinary shares available for grant under any prior plan) will be available for issuance under the Selina Equity Incentive Plan. In addition, subject to certain adjustments, as of the first trading day of each fiscal year during the term of the Selina Equity Incentive Plan (excluding any extensions), an additional number of Selina Ordinary Shares will be added to the number of authorized shares to be issued under the Selina Equity Incentive Plan, equal to 1.5% of the total number of Selina Ordinary Shares outstanding on the last trading day in the immediately preceding fiscal year, or such lesser amount as determined by the Selina Board. The Selina Equity Incentive Plan will state the maximum number of Selina Ordinary Shares that will be available for issuance pursuant to incentive stock options granted under the Selina Equity Incentive Plan.

In addition to the foregoing authorized shares, the following Selina Ordinary Shares will be returned to the Selina Equity Incentive Plan and will be available for issuance:

•

Selina Ordinary Shares subject to outstanding awards made under any prior plan of Selina prior to the effective date of the Selina Equity Incentive Plan, including the 2018 Global Plan and the 2018 Phantom Equity Plan, that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered on or after the effective date of the Selina Equity Incentive Plan without having been exercised, vested, or paid in Selina Ordinary Shares under any such prior plan prior to the effective date;

•

Selina Ordinary Shares subject to outstanding awards made under the Selina Equity Incentive Plan that terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in Selina Ordinary Shares;

•

Subject to applicable law, Selina Ordinary Shares surrendered in payment of the exercise price of a share option granted under the Selina Equity Incentive Plan or a share option granted under any prior plan and exercised on or after the effective date of the Selina Equity Incentive Plan;

•

Selina Ordinary Shares withheld for payment of taxes for awards granted under the Selina Equity Incentive Plan or granted under any prior plan and exercised, vested, or paid after the effective date of the Selina Equity Incentive Plan;

•	Selina Ordinary Shares subject to share-settled awards that are not delivered upon net exercise or net settlement of the vested and exercisable portion of the award; and

•	Selina Ordinary Shares subject to cash-settled awards.

Award Limits

The maximum aggregate grant-date value of Selina Ordinary Shares subject to awards granted to any non-employee director during any calendar year for services rendered as a non-employee director, taken together with any cash fees earned by such non-employee director for services rendered as a non-employee director during the calendar year, will not exceed $750,000 in total value; provided that such limit will not exceed $1,000,000 in total value for the calendar year in which the non-employee director is first appointed to the Selina Board.

Awards Available for Grant

The following types of awards will be available for grant under the Selina Equity Incentive Plan: share options, share appreciation rights (“SARs”), share awards, share unit awards, and other share-based awards. Awards may be subject to vesting, which may be service-based or performance-based or a combination thereof.

Awards of share options and SARs will be required to have an exercise or grant price equal to or greater than 100% of the fair market value of a Selina Ordinary Share on the date of grant. Fair market value will be determined using the reported closing price of a Selina Ordinary Share on Nasdaq on the date of grant, or, if no sales of Selina Ordinary Shares have occurred on such date, the closing price of the Selina Ordinary Shares as of the most recent date the Selina Ordinary Shares were publicly traded.

The Selina Board may reduce the exercise price of a share option or SAR, buy out underwater share options or SARs, or replace underwater share options or SARs with a different type of award or share options or SARs with a lower exercise price, in each case without approval from Selina’s shareholders.

Award Terms

All awards granted pursuant to the Selina Equity Incentive Plan will be evidenced by an award agreement, in a form approved from time to time by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule, and conditions (including performance goals or measures) and the exercise price, if applicable.

Terms relating to the exercise, vesting, or cancellation of an award upon termination of employment or service will be determined at the time of grant and included in the award agreement and/or the applicable employment agreement, if any.

Transferability of Awards

Other than by will, the laws of descent and distribution, or as otherwise provided under the Selina Equity Incentive Plan, neither awards under the plan nor any rights in connection with such awards are assignable or transferable.

Change of Control

Under the Selina Equity Incentive Plan, the following events will constitute a “Change of Control:”

•	certain acquisitions by any person, entity, or group of 50% or more of the total voting power of Selina;

•	a change in the composition of a majority of the Selina Board during any 12-month period by directors whose appointment was not endorsed by the members of the incumbent Selina Board; and

•	the consummation of a plan of complete dissolution or liquidation of Selina.

Upon the occurrence of a Change of Control, the administrator can provide in an award agreement or otherwise determine that:

•	some or all outstanding awards will become vested, exercisable, and/or payable in full or in part, either immediately or in connection with a termination of employment or service;

•	the performance period applicable to some or all outstanding awards will lapse in full or in part or be deemed satisfied at the target, maximum, or any other level;

•	outstanding in-the-money awards will be surrendered for payment in cash, stock, or other property;

•	after giving participants an opportunity to exercise share options and SARs, terminate any unexercised share options or SARs; and/or

•	outstanding awards will be assumed or substituted by the acquiring or successor entity.

Amendment and Termination

The Selina Equity Incentive Plan will be effective for ten years following the effective date, unless terminated earlier by the Selina Board, or extended by approval of the Selina Board and the shareholders of Selina.

Subject to applicable law and exchange rules, the Selina Board and/or the compensation committee, may amend the Selina Equity Incentive Plan provided that prior shareholder approval may be required for certain amendments pursuant to applicable law or exchange rules. Further, if the amendment is detrimental to the participant, such amendment will not be undertaken without the prior written approval of the relevant participant.

Initial Awards Under the Selina Equity Incentive Plan

See page 188 for information regarding certain initial awards to be granted to certain members of the Selina senior management team and key employees in connection with the Closing.

Selina Employee Share Purchase Plan

Pursuant to the Business Combination Agreement, at or prior to the Closing, the Selina Board will adopt the Selina Employee Share Purchase Plan (the “Selina ESPP”). The Selina ESPP will provide Selina employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in Selina through the purchase of Selina Ordinary Shares. With respect to its employees in the United States, the Selina ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and the Selina ESPP will be interpreted in a manner that is consistent with that intent. However, in order to ensure our employees located in jurisdictions other than the United States may receive similar benefits under the Selina ESPP, the administrator may, in its sole discretion, establish subplans to the Selina ESPP that may not qualify under Section 423 of the Code.

The following paragraphs provide a summary of the principal features of the Selina ESPP and its operation. However, this summary is not a complete description of all of the provisions of the Selina ESPP and the following summary is qualified in its entirety by the specific language of the Selina ESPP, a copy of which is attached to this proxy statement/prospectus as Exhibit 10.13.

Administration

Unless otherwise determined by the Selina Board, the compensation committee will administer the Selina ESPP. The administrator may delegate administrative duties to certain employees of Selina and/or external service providers, subject to applicable law and exchange rules.

The administrator will have the authority to take any actions necessary or desirable for the administration of the Selina ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code, or special rules applicable to participants in particular participating subsidiaries or particular locations. The administrator may change the minimum amounts of compensation (as defined in the Selina ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form, and the effective date of a participant’s withdrawal from the Selina ESPP due to a termination or transfer of employment or change in employment status.

Eligibility

With respect to employees who qualify to participate in an “employee stock purchase plan” pursuant to Section 423 of the Code, unless otherwise determined by the administrator in a manner that is consistent with Section 423 of the Code, any employee of Selina or its U.S. subsidiaries or any employee of a non-U.S. subsidiary approved by the Selina Board, but excluding, subject to applicable law, (i) any employee whose customary employment is less than (x) 20 hours per week or (y) 5 months per calendar year, and (ii) any employee who owns or is deemed to own 5% or more of totally combined voting power or value of all classes of Selina and its subsidiaries’ shares. The administrator may also determine additional employees to participate in sub-plans that are not subject to Section 423 of the Code.

Number of Shares Authorized

Subject to certain adjustments as a result of certain changes to the number or kind of shares outstanding, ordinary shares representing 2% of the Selina Ordinary Shares outstanding on the effective date of the Selina ESPP will be reserved and available for issuance under the Selina ESPP. In addition, subject to certain adjustments, as of the first trading day of each fiscal year during the term of the Selina ESPP (excluding any extensions), an additional number of Selina Ordinary Shares will be added to the authorized share amount to be issued under the Selina ESPP, equal to 1% of the total number of Selina Ordinary Shares outstanding on the last trading day in the immediately preceding fiscal year, or such lesser amount as determined by the Selina Board.

Participation

Participation in the Selina ESPP is voluntary. Eligible employees may elect to participate in the Selina ESPP by completing an enrollment form and submitting it in accordance with the enrollment procedures established by the administrator during the enrollment period for the offering period. Enrollment remains in effect for all subsequent offering periods, unless amended or terminated.

Payroll Deductions and Other Permitted Contribution

Each Selina ESPP participant will authorize payroll deductions, or make other permitted contributions, as a whole percentage equal to at least 1% but not more than 15% of his or her base salary.

Participants may decrease or increase their rate of payroll deductions only once during an offering period by submitting a new enrollment form which must be submitted at least fifteen (15) days before the purchase date (as defined in the Selina ESPP). The deduction rate selected for an offering period will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form authorizing a new rate of payroll deductions, (ii) withdraws from the Selina ESPP, or (iii) terminates employment or otherwise becomes ineligible to participate in the Selina ESPP.

Payroll deductions and other permitted contributions are credited to a book account and are not held in separate account, nor do such amounts earn interest.

Offering Periods

Unless otherwise determined by the administrator, each offering period under the Selina ESPP will have a duration of six months commencing on [●] or such other periods approved by the administrator. The initial offering period under the Selina ESPP will commence on a date to be specified by the administrator following the adoption of the Selina ESPP.

Purchase of Shares and Purchase Limitations

On the last day of each offering period, accumulated payroll deductions and other permitted contributions will be applied to purchase a whole number of Selina Ordinary Shares from Selina. Any amounts attributable to fractional shares will be rolled over to the next offering period.

The administrator will determine the maximum number of Selina Ordinary Shares that may be purchased by a participant during an offering period prior to such offering period.

Grant and Exercise of Options

Each participant will be granted, on the first trading day of each offering period, a non-transferable option to purchase, on the last trading day of the offering period, a number of Selina Ordinary Shares determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price. The purchase price for the option will equal the lower of (i) 85% of the fair market value of a Selina Ordinary Share on the start date of the offering period and (ii) 85% of the fair market value of a Selina Ordinary Share on the last day of the offering period, or such other purchase price determined by the administrator. A participant’s option will be exercised automatically on the purchase date to purchase the maximum whole number of Selina Ordinary Shares that can be purchased with the amounts in the participant’s notional account.

Withdrawal from Offering Period

Each participant may withdraw from an offering period no later than fifteen (15) days prior to the purchase date, in which case the participant will receive a refund of contributions made during that offering period.

Over-subscribed Offerings

If the administrator determines that, on a particular purchase date, the number of Selina Ordinary Shares with respect to which options are to be exercised exceeds the number of Selina Ordinary Shares available under the Selina ESPP, the shares will be allocated pro rata in a uniform manner as practicable and as the administrator deems equitable.

Termination of Employment; Change in Employment Status

If a participant ceases to be eligible to participate (e.g., on account of termination of employment or change in status), his or her participation in the Selina ESPP will terminate and any contributions for the offering period in which such termination or status change occurred will be refunded. If a participant goes on an unpaid leave, no further contributions may be made until return from leave, but contributions will be applied to the purchase of Selina Ordinary Shares at the end of the purchase period and will not be refunded unless the participant terminates employment or the administrator otherwise permits.

Change of Control

Upon a Change of Control (as defined above), all payroll deductions or other permitted contributions for the offering period in which such change in control occurs will automatically be applied to the purchase of Selina Ordinary Shares immediately prior to the effective date of such Change in Control.

Amendment and Termination

The Selina ESPP will be effective until the earlier of the date that all Selina Ordinary Shares reserved thereunder are issued or for ten years following the effective date, unless terminated by the Selina Board or extended by approval of the Selina Board and the shareholders of Selina.

The Selina Board or, subject to applicable law and exchange rules, the Selina Board and/or the compensation committee may amend the Selina ESPP provided that prior approval of the Selina shareholders may be required for certain amendments pursuant to applicable law or exchange rules.

2018 Global Equity Incentive Plan

The Selina Holding Company SE, Amended and Restated 2018 Equity Global Equity Incentive Plan (the “2018 Plan”), was originally adopted by the Selina Board in July 2018. The 2018 Plan was most recently amended in June 2022 pursuant to a resolution of the Selina Board.

The 2018 Plan provides for the grant of incentive stock options, stock appreciation rights, restricted stock and restricted stock units to employees, consultants, directors, advisors and service providers of Selina and any parent or subsidiary of Selina. It is expected that as of immediately prior to the Effective Time, Selina will not grant any additional awards under the 2018 Plan. The 2018 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2018 Plan.

Authorized Shares

Subject to the adjustment provisions contained in the 2018 Plan, 3,576,469 authorized but unissued shares were reserved for the purpose of allocations to participants under the 2018 Plan. The Selina Board has discretion to increase or decrease the number of shares authorized for allocations under the 2018 Plan.

As of December 31, 2021, options to purchase 2,952,355 Selina ordinary shares were outstanding under the 2018 Plan.

Plan Administration

The Selina Board has the authority to administer and exercise all of the powers and authorities granted under the 2018 Plan. The Selina Board may delegate any or all of its powers and authorities granted to it under the 2018 Plan to a committee. The administrator has the authority and discretion to select which recipients will receive awards, determine the terms and provisions of each award, including the type of award to be granted to each recipient, the number of shares to be covered by each award so granted, and provisions concerning the time and the extent to which the awards may vest, settle and/or become exercisable. The administrator also has the authority to determine the fair market value of Selina’s shares for purposes of the 2018 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the 2018 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2018 Plan or necessary or advisable in the administration of the 2018 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the 2018 Plan will be final and conclusive on all persons and will be given the maximum deference permitted by applicable laws.

Stock Options

Prior to the Effective Time, the administrator may grant incentive stock options under the 2018 Plan. The exercise price of such options must equal at least the fair market value of Selina’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years. The accepted methods of payment of the exercise price of an option are cash, cashier’s check and wire transfer. Subject to the provisions of the 2018 Plan, the administrator determines the remaining terms of options.

After the termination of service of an employee, director or consultant, he or she may exercise his or her option in respect of the vested portion of his or her options as of the date of termination for the period of time stated in the 2018 Plan. However, in no event may an option be exercised later than the expiration of its term.

Restricted Shares

Prior to the Effective Time, restricted shares may be granted under the 2018 Plan. Shares of restricted shares will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted share awards will have dividend rights with respect to such shares upon grant. All such dividends paid prior to vesting of any restricted shares shall only be paid to the recipient to the extent the applicable restricted shares vest and are no longer subject to forfeiture The specific terms will be set forth in specific award agreements.

Restricted Stock Units and Stock Appreciation Rights

Prior to the Effective Time, restricted stock units and stock appreciation rights may be granted under the 2018 Plan. The administrator determines the terms and conditions of these awards including any purchase price, transfer restrictions, vesting conditions and repurchase (or forfeiture). The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or other property. Restricted stock units that do not vest will be forfeited by the recipient and all shares underlying such awards will revert to Selina. Specific terms will be set forth in specific award agreements.

Non-Transferability of Awards

Unless the administrator provides otherwise, other than by will or by laws of descent and distribution, the 2018 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments

In the event of certain changes in the capitalization of Selina, to prevent diminution or enlargement of the benefits or potential benefits available under the 2018 Plan, the administrator will adjust the number and class of shares of stock that may be delivered under the 2018 Plan or the number, class, and price of shares of stock covered by each outstanding award.

Merger or Change in Control

The 2018 Plan generally provides that in the event of a merger of Selina with or into another corporation or other entity or a “change in control,” as defined under the 2018 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control. If as a condition precedent to a merger or change of control, all participants are required to sell or exchange their vested options and/or any shares acquired pursuant to the 2018 Plan, then each participant shall be obligated to sell or exchange, as the case may be, their vested options and/or any shares acquired pursuant to the 2018 Plan in accordance with the instructions of the Selina Board. The administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.

Amendment, Termination

The Selina Board has the authority to prescribe, amend and rescind rules and regulations relating to the 2018 Plan and determine any other matter which is necessary or desirable for, or incidental to, the administration of the 2018 Plan. The Selina Board may also adopt sub-plans. The Selina Board has the authority to suspend or terminate the 2018 Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing. The Selina Board cannot extend the term of the 2018 Plan beyond its prescribed termination date (July 2028).

Global Phantom Equity Incentive Plan

The Selina Holding Company SE, Global Phantom Equity Incentive Plan (the “Phantom Plan”) was originally adopted by the Selina Board in the third quarter of 2020.

The Phantom Plan provides for the grant of phantom shares; notional interests, the value of which (if any) is determined by reference to the value of a Selina Ordinary Share in connection with an IPO or a change of control (as defined within the Phantom Plan) to employees, consultants, directors, advisors and service providers of Selina and any parent or subsidiary of Selina.

Authorized Phantom Shares

The Selina Board has discretion to increase or decrease the number of phantom shares authorized for allocations under the Phantom Plan. The number of phantom shares reserved for allocation to participants in the Phantom Plan was increased to 230,000 pursuant to a resolution of the Selina Board in March 2021.

Plan Administration

The Selina Board has the authority to administer and exercise all the powers and authorities granted under the Phantom Plan. The Selina Board may delegate any or all of its powers and authorities granted to it under the Phantom Plan to a committee. The administrator has the authority and discretion to select which recipients will receive awards, and to determine the terms and provisions of each award. The administrator is authorized to interpret the provisions of the Phantom Plan and individual award agreements and generally to take any other actions that are contemplated by the Phantom Plan or necessary or advisable in the administration of the Phantom Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the Phantom Plan will be final and conclusive on all persons and will be given the maximum deference permitted by applicable laws.

Terms of Phantom Shares

Unless stated otherwise in the applicable grant notification letter, each phantom share subject to an award that remains outstanding immediately prior to an IPO or a change of control (a “Qualifying Liquidity Event”) shall become vested and nonforfeitable upon the occurrence of a Qualifying Liquidity Event.

If a change of control occurs, within thirty days Selina shall pay to each participant holding vested phantom shares the per share consideration paid or payable in connection with such change of control (with the actual payment date within the thirty-day range determined by the Selina Board in its sole discretion). If any portion of the consideration payable by the acquirer in the change of control is payable as deferred consideration, the Selina Board may pay proportionate amounts of any consideration payable in respect of such fully-vested phantom shares at such times and subject to such terms, conditions and limitations, in each case, as the Selina Board may determine.

If an IPO occurs, Selina shall pay to the participant holding vested phantom shares an amount equal to the share price at pricing in connection with the IPO, as determined by the Board

Unless specified in a grant notification letter or determined by the Selina Board, upon a termination of a participants’ service for cause, the participant shall forfeit all outstanding phantom shares then held.

Non-Transferability of Awards

The Phantom Plan does not permit awards made under the plan to be assigned. Payments with respect to phantom shares held by a participant shall be made only to such participant or his or her guardian or legal representative or, in the event of the participant’s death prior to any payment owing in respect of a phantom share, to the participant’s estate.

Amendment, Termination

The Selina Board has the authority to prescribe, amend and rescind rules and regulations relating to the Phantom Plan and determine any other matter which is necessary or desirable for, or incidental to, the administration of the Phantom Plan. The Selina Board may also adopt sub-plans. The Selina Board has the authority to suspend or terminate the Phantom Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information concerning the persons who are expected to serve as Selina’s directors and executive officers following the consummation of the Business Combination:

Directors and Executive Officers	Age	Position/Title
Executive Officers
Rafael Museri	43	Chief Executive Officer and Director
Daniel Rudasevski	39	Chief Growth Officer and Director
Barbara Zubiria	46	Chief Financial Officer
Saurabh Chawla	44	Chief Executive Officer of Selina Supply Co.
Jonathon Grech	44	Chief Legal Officer and Corporate Secretary
Elad Nir	39	Chief Marketing Officer
Lena Katz		Chief Technology Officer
Eyal Amzallag	48	Chief Operations Officer
Sam Khazary	39	Senior Vice President and Global Head of Corporate Development
Directors
Rafael Museri	43	Director
Daniel Rudasevski	39	Director
Catherine Dunleavy	53	Director Nominee
Richard Stoddart	59	Director Nominee
Adi Soffer Teeni	51	Director Nominee
[●]		Director Nominee
[●]		Director Nominee

Biographical information concerning the executive officers and directors listed above is set forth below.

Executive Officers

Rafael Museri has served as the Chief Executive Officer since he co-founded Selina in 2014. Prior to co-founding Selina, Mr. Museri co-founded Dekel Development Holdings S.A. (“Dekel”), an international real estate development company that buys, develops, manages, and sells real estate projects along the Pacific coast of Panama and in the old town of Panama City. Mr. Museri has served as a Managing Partner and Director of Dekel since 2008. Selina believes his extensive industry experience, as well as his institutional knowledge as the co-founder of Selina, qualify him to serve on the Selina Board.

Daniel Rudasevski has served as the Chief Growth Officer since he co-founded Selina in 2014. Prior to co-founding Selina, Mr. Rudasevski co-founded Dekel and has served as a Managing Partner and Director of Dekel since 2008. Selina believes his extensive industry experience, as well as his institutional knowledge as the co-founder of Selina, qualify him to serve on the Selina Board.

Barbara Zubiria has served as Selina’s Chief Financial Officer since January 2021. Before joining Selina, from 2015 to 2021, Mrs. Zubiria served as the Chief Financial Officer of Haya Real Estate SA, a portfolio company of Cerberus Capital Management. From 2011 to 2015, she was the Executive Vice President, Capital Markets and Investor Relations of Abengoa, S.A. and the Chief Accounting Officer and Head of Investor Relations of Telvent GIT, SA, from 2005 to 2011. Mrs. Zubiria started her career in public accounting, working as a financial auditor at KPMG LLP, Arthur Andersen, and, most recently, at Deloitte & Touche, where she last served as a Manager in the Capital Markets division. Mrs. Zubiria received her B.S. in Business Administration and a Masters degree in Accounting and Auditing from Florida International University. Mrs. Zubiria holds an inactive CPA license from the State of Florida. She also completed an executive management development program and corporate finance program at IESE Business School.

Saurabh Chawla has served as the Chief Executive Officer of Selina’s real estate business unit since January 2021. Prior to joining Selina, from 2012 to 2021, Mr. Chawla was Chief Development Officer for Groupe du Louvre, a Jin Jiang International Cp., Ltd. subsidiary, where he oversaw the company’s global development and M&A strategy. From 2006 to 2012, Mr. Chawla was a partner with HVS’s London office, where he asset-managed and advised owners and funds on maximizing their investments in hotels. He earned his Master of Business Administration from the ESSEC Business School in Paris, France, with a major in hotel real estate.

Jonathon Grech has served as Selina’s Group General Counsel since December 2020 and will serve as Selina’s Chief Legal Officer effective as of the Closing. From 2013 to 2020, he was Senior Vice President, Group General Counsel and Company Secretary at Millennium & Copthorne Hotels plc, a FTSE 250 listed hospitality and real estate company until it was taken private in 2019 (“Millennium”). Mr. Grech currently serves as a non-executive Director of Millennium, a position he has held since October 2019. Prior to Millennium, he held several positions with InterContinental Hotels Group plc from 2006 to 2013, most recently serving as the Senior Development Counsel, Europe. From 2004 to 2006, he was an associate attorney for Powell Goldstein LLP and from 2000 to 2001 he was a tax consultant with PricewaterhouseCoopers LLP. Mr. Grech earned his Bachelor of Arts degree in economics and organizational studies from the University of Michigan and his Juris Doctor from the Emory University School of Law.

Elad Nir has served as Selina’s Chief Marketing Officer since July 2021. Prior to Selina, from 2010 to 2021, Mr. Nir served in various roles at 888 Holdings, plc including serving as the Head of 888poker, VP from 2018 to July 2021, the Head of 888 Regulated Markets Business Unit, Director from 2016 to 2018, and the Director of Marketing from 2013 to 2016. Before 888 Holdings, he was a Business Strategy Senior Consultant at Danshir, from 2008 to 2010, and an Industrial Engineer and Project Manager at Omrix Biopharmaceuticals, Inc., a Johnson & Johnson company, from 2006 to 2008. Mr. Nir earned his Bachelor of Science degree from the Ort Braude College of Engineering.

Lena Katz has served as Selina’s Chief Technology Officer since May 2022. Prior to Selina, Ms. Katz held several senior roles at Israel-based ridesharing company Gett, from January 2016 until April 2022, where she served most recently as Vice President, Research & Development at Gett Delivery. Prior to her time at Gett, Ms. Katz spent over seven years at Hewlett Packard Enterprise, and before that, she held various roles at the MBT Space Division of Israel Aerospace Industries and the Israeli Military Intelligence. Ms. Katz received her Bachelor of Science in Electronics and Communications Engineering from the Holon Institute of Technology.

Eyal Amzallag has served as Selina’s global Chief Operations Officer since May 2022. Before joining Selina, Mr. Amzallag held numerous senior roles at Club Med over a period of nearly 20 years, including Managing Director South Europe, Middle East & Emerging Markets from June 2017 until April 2022, Managing Director Russia & CIS between June 2013 and May 2017, Country Manager Scandinavia from October 2010 until May 2013 and various operational roles before that, Mr. Amzallag received a Masters degree in Law, Economics and Management from the Université Paris-Est Créteil.

Sam Khazary has served as Senior Vice President and Global Head of Corporate Development at Selina since January 2022. Prior to joining Selina, Mr. Khazary was the Managing Director of Investments and Capital Markets for North America at Fosun, from October 2020 until January 2022, and a Senior Director in FTI Consulting’s Corporate Finance & Restructuring segment and its investment banking subsidiary, FTI Capital Advisors, from October 2015 through October 2020. Before then, Mr. Khazary held various investment banking and advisory roles with other institutions, including RCS Capital Corporation, Cole Capital, OppenheimerFunds, Ehrenkranz Partners L.P. and Morgan Stanley, where he commenced his career. Mr. Khazary graduated from the Bronx High School of Science and obtained a Bachelor of Science degree in finance from the Peter J. Tobin College of Business at St. John’s University.

Non-Employee Directors

Catherine Dunleavy has an extensive background in consumer-facing finance and strategy functions, general management, and start-up experience. Currently, Ms. Dunleavy is CFO of JRSK, Inc. (d/b/a Away) (“Away”) where she has led finance, strategy, data, consumer insights, accounting, and treasury functions since 2020. Prior to joining Away, Ms. Dunleavy was Chief Financial Officer for Nike, Inc.’s (“Nike”) Global Operations and Technology Group and Vice President, Strategic Investments from 2017 to 2020. In this role she was responsible for leading Nike’s digital transformation, driving supply chain strategies, and managing Nike’s largest global investments. She joined Nike as Vice President and Chief Financial Officer of the Innovation Group and led strategic and financial management for all aspects of innovation, ranging from product innovation to new business model development. Prior to Nike, Ms. Dunleavy worked at Comcast Corporation as Executive Vice President of Content Distribution at NBC Universal Media, LLC (“NBC”), evaluating and capitalizing on new methods of distributing entertainment content. Previously, she served as executive vice president and chief financial officer of NBC Universal Cable Entertainment and Production Studios. Ms. Dunleavy oversaw the financial performance and strategic analysis of NBC Universal’s Cable Entertainment properties including USA, Sci FYi, E!, G4, Universal HD, Sleuth, Chiller, E! productions and the Universal Cable Production Studio. In her prior roles, Ms. Dunleavy was vice president of financial planning and analysis for global NBC. During her time at NBC, Ms. Dunleavy had a long, almost 17-year career with General Electric Company (“GE”) as a member of GE’s elite audit staff and eventually rising to executive audit manager. Catherine is a University of Kentucky Wildcat, where she received a Bachelors degree in electrical engineering. She went on to obtain a Masters degree in Environmental Engineering from the University of Tennessee.

Richard Stoddart has served as Hasbro, Inc.’s interim Chief Executive Officer and Chair of the Board since February 2022. Mr. Stoddart is the former President and Chief Executive Officer of InnerWorkings, Inc., a global marketing execution firm, serving in that role from 2018 until its acquisition in 2020. Prior to that, Mr. Stoddart served as the Chief Executive Officer of Leo Burnett Worldwide from February 2016 to 2018, the Chief Executive Officer of Leo Burnett North America from 2013 to 2016, and the President of Leo Burnett North America from 2005 to 2013. Mr. Stoddart received his Bachelors degree in American Government from Dartmouth College.

Adi Soffer Teeni has served as the Vice President and General Manager Israel, for Meta Platforms Inc., a company that builds applications and technologies that help people connect, find communities and grow businesses, since 2014. Mrs. Soffer Teeni served as the Managing Director for 888.com, the B2C division of 888 Holdings Plc from 2008 to 2011. Prior to her time at 888 Holdings Plc, Mrs. Soffer Teeni served as Chief Executive Officer for the Kidum Group from 2002 to 2007, and for Wall Street Institute from 1998 to 2001. Mrs. Soffer Teeni earned a Bachelor of Laws, LL.B., at Tel Aviv University in 1997 and a Masters in Business Administration from Northwestern University and Tel Aviv university in 2003.

[●]

[●]

Family Relationships

There are no family relationships between any of the executive officers and directors.

Arrangements for Election of Directors and Members of Management

Pursuant to the Business Combination Agreement, the Investor Rights Agreement, and the Transaction Support Agreements, the parties originally agreed that the Selina Board following the Closing will consist of seven (7) directors, of which (i) five (5) will be designated prior to the Closing by Selina, one (1) of whom will be Selina’s Chief Executive Officer, Rafael Museri, one (1) of whom will be Selina’s Chief Growth Officer,

Daniel Rudasevski, and three (3) of whom will be nominated by the Selina Supporting Shareholders subject to meeting certain minimum standards (including that, with the exception of Messrs. Museri and Rudasevksi, such directors designated by Selina will be independent under the requirements of Nasdaq) and (ii) two (2) independent directors (under Nasdaq requirements) will be designated prior to Closing by BOA, selected from the agreed list of individuals as set forth in the Transaction Support Agreements. On July 1, 2022 BOA and Selina amended the Business Combination Agreement to provide, among other things, that Selina will have the right to nominate to the Selina Board the two independent directors that were to otherwise have been nominated by BOA. Accordingly, Selina designated the following individuals as directors: Rafael Museri; Daniel Rudasevski; Catherine Dunleavy; Richard Stoddart; Adi Soffer Teeni; [●]; and [●].

Following the Business Combination, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Board Leadership Structure and Role in Risk Oversight

Under the Companies Act and the Selina Articles, Selina’s business and affairs will be managed under the direction of the Selina Board. The Selina Board may exercise all powers and may take all actions that are not specifically granted to Selina’s shareholders or to executive management. Selina’s Chief Executive Officer is responsible for our day-to-day management and is appointed by, and serves at the discretion of, the Selina Board, subject to the employment agreement that Selina will enter into with him prior to, and effective as of, Closing. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that Selina may enter into with them.

Upon consummation of the Business Combination, [●], will be appointed as Chairman of the Board. The Selina Board has determined that this structure, with separate Chairman and Chief Executive Officer roles, is in the best interests of Selina and its shareholders as a whole at this time. A number of factors support this leadership structure, including, among others:

•

The planned separation of the Chairman and Chief Executive Officer roles will allow the Chief Executive Officer to focus his time and energy on operating and managing Selina and leverage the experience and perspectives of the Chairman.

•	The Chairman serves as a liaison between the Selina Board and senior management.

•

The Chairman sets the agenda for, and presides over, Selina Board meetings and coordinates the work of the committees of the Selina Board, providing oversight and streamlining the Chief Executive Officer’s duties.

Under the Selina Articles, the number of directors on the Selina Board will consist of seven (7) directors, divided into three (3) separate classes (Class I, Class II, and Class III), each serving three-year terms, except for the initial term, which will expire at the first, second, and third annual meeting of the shareholders of Selina, respectively, occurring after the Closing, subject to modifications to comply with and in accordance with requirements under English law. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors.

The Selina Board will be divided among the three classes as follows:

•	the Class I directors will be [●], and their terms will expire at the annual meeting of shareholders to be held in 2023;

•	the Class II directors will be [●], and their terms will expire at our annual meeting of shareholders to be held in 2024; and

•	the Class III directors will be [●], and their term will expire at our annual meeting of shareholders to be held in 2025.

The Selina Articles will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an ordinary resolution as a matter of the laws of England and Wales.

Independence of Directors

As a result of the Selina Ordinary Shares being listed on the NYSE following the Closing, Selina will adhere to the rules of Nasdaq in determining whether a director is independent. The Selina Board has consulted, and will consult, with its counsel to ensure that the Selina Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Selina Board is expected to determine that all of the directors are independent under Nasdaq listing standards other than Messrs. Museri and Rudasevski.

Committees of the Board of Directors

Effective upon Closing, Selina will establish a separately standing audit committee, compensation committee, and nominating and corporate governance committee.

Audit Committee

Effective upon Closing, Selina will establish an audit committee comprised of at least two independent directors, and will be chaired by one of the independent directors. All of the independent directors will satisfy the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. The audit committee will have a written charter that will be available without charge at [●] following Closing. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Selina’s independent accountants, review and approve related party transactions in accordance with Nasdaq requirements, review the results and scope of the audit and other accounting related services and review Selina’s accounting practices and systems of internal accounting and disclosure controls.

Subject to the one-year phase-in period under Rule 10A-3 under the Exchange Act, the audit committee will be composed exclusively of “independent directors,” as defined for audit committee members under Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Selina will be required to certify to Nasdaq that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. An appointed independent director will serve as a financial expert on the audit committee.

The members of the audit committee are expected to be [●] and [●], with [●] serving as the chair. The Selina Board is expected to designate [●] as an “audit committee financial expert” and to determine that each member is “financially literate.” The Selina Board is also expected to determine that each member of the audit committee is “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations.

Compensation Committee

Effective upon Closing, the Selina Board will establish a human capital management and compensation committee. It is expected that the compensation committee will initially consist of three members and will be chaired by an independent director. Each appointed independent director will satisfy the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. The compensation committee will have a written charter that will be available without charge at [●] following Closing. The purpose of the compensation committee will be to review and approve compensation paid to Selina’s senior officers and directors and to administer Selina’s incentive compensation plans, including authority to make and modify awards under such plans. Additionally, the compensation committee assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Selina Board on Selina’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

The members of the compensation committee are expected to be [●], [●], and [●], with [●] serving as the chair. The Selina Board is expected to determine that the following members of the compensation committee are “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations: [●] and [●].

Nominating and Corporate Governance Committee

Effective upon Closing, the Selina Board will establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will initially consist of three members and will be chaired by an independent director. Each appointed independent director will satisfy the “independence” requirement of the listing standards of Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. The nominating and corporate governance committee will have a written charter that will be available without charge at [●] following the Closing. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The members of the nominating and corporate governance committee are expected to be [●], [●], and [●], with [●] serving as the chair. The Selina Board is expected to determine that the following members of the nominating and corporate governance committee are “independent” as defined under the applicable Nasdaq listing standards and Exchange Act rules and regulations: [●] and [●].

Code of Ethics

Upon Closing, the board of directors will adopt a code of ethics and business conduct that applies to all of our directors, executive officers and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of Selina’s business.

Corporate Governance Practices

As a foreign private issuer, Selina generally will follow its home country’s practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of Nasdaq listing standards, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

Selina intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

•

Executive Sessions. Selina will not be required to and, in reliance on home country practice, Selina may not, comply with certain Nasdaq rules requiring Selina’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Selina will follow home country practice, which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•	Nomination of Directors. Pursuant to the Selina Articles, Selina’s director nominees will be: [●].

•

Proxy Statements. Selina will not be required to and, in reliance on home country practice, Selina may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Selina will follow home country practice with respect to the solicitation of proxies.

•

Shareholder Approval. Selina will not be required to and, in reliance on home country practice, it does not intend to comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq listing rules. In accordance with, and subject to, the provisions of the Selina Articles, the Selina Board is authorized to issue securities, including ordinary shares, warrants, and convertible notes.

Conflicts of Interests

Selina’s conflicts of interest policy provides that actions that could result in actual or potential conflicts of interests should be avoided, except where reviewed and waived by the board of directors (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his work objectively and effectively. Conflicts of interest also may arise if a person, or a member of his family, receives improper personal benefits as a result of his position.

Where such conflict is deemed to constitute a related party transaction, as defined under Form 20-F, Item 7.B, Selina’s audit committee, pursuant to its written charter, is responsible for reviewing and approving such transactions to the extent they are entered into. In doing so, the audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Selina than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Selina also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, officer or employee.

The Selina Articles will allow a director to participate in the approval of any transaction in which such director is a related party provided that such interest is declared and such director is of the opinion the he or she is able to discharge his or her fiduciary duties despite the interest and such director also may count towards the quorum. Any director so affected is required to provide the audit committee with all material information concerning the transaction upon request.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions—BOA

Founder Shares

On December 31, 2020, the Sponsor purchased 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. In connection with them joining the BOA Board, the Sponsor transferred 30,000 Founder Shares to each of Messrs. Batchu, Battier, James and Wanger and Ms. Abramson, BOA’s independent directors. On February 24, 2021, BOA effected a stock dividend of approximately 0.14 shares of BOA Class B Common Stock, resulting in an aggregate of 5,750,000 Founder Shares issued and outstanding, representing an adjusted purchase price of approximately $0.004 per share.

The Sponsor, officers and directors of BOA have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of an initial business combination and (B) subsequent to an initial business combination, (x) if the last sale price of the BOA Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after an initial business combination, or (y) the date on which BOA completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders of BOA having the right to exchange their shares of common stock for cash, securities or other property.

BOA Private Placement Warrants

Simultaneously with the consummation of its IPO and the subsequent exercise of the underwriter’s overallotment option, BOA consummated the private sale of 6,575,000 Private placement warrants to the Sponsor at $1.00 per warrant generating gross proceeds of $6,575,000. The Private placement warrants are identical to the warrants underlying the units sold in the IPO, except that the Private placement warrants are not transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions.

Sponsor Relationship

Brian Friedman and Benjamin Friedman, officers and directors of BOA, each have an indirect economic interest in the Founder Shares and Private placement warrants purchased by the Sponsor as a result of their membership interest in Bet on America Holdings, LLC.

PIPE Subscription Agreement

Contemporaneously with the execution of the Business Combination Agreement, Bet on America Holdings, LLC, of which Brian Friedman and Benjamin Friedman, BOA directors and officers, are members and officers of, executed a PIPE Subscription Agreement pursuant to which Bet on America Holdings, LLC agreed to (i) purchase 1,000,000 Selina Ordinary Shares at $10.00 per share, or a total of $10,000,000 and (ii) a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at $10.00 per share in the event that the Cash Proceeds Condition is not satisfied at Closing, as described below. The PIPE Subscription Agreement is a modified version of the same as the PIPE Subscription Agreements signed by the other PIPE Investors. Bet on America Holdings, LLC may allocate some or all of its commitment to purchase such Selina Ordinary Shares to its partners or other interested investment parties, any such transfer to be subject to, and in accordance with, the terms of, the PIPE Subscription Agreement.

Bet on America Holdings, LLC’s obligation to purchase up to an aggregate of 1,500,000 additional Selina Ordinary Shares at $10.00 per share is conditioned upon the parties’ inability to satisfy the Cash Proceeds Condition at Closing. To the extent the Cash Proceeds Condition is not satisfied at Closing, Bet on America

Holdings, LLC has agreed to purchase an additional number of Selina Ordinary Shares, at $10.00 per share, having an aggregate value equal to the shortfall or difference, if any, between (a) $70,000,000, minus (b) the sum of (i) the amount of Aggregate Transaction Proceeds, plus (ii) any Eligible Investments or upon the occurrence of certain other events more particularly described herein. In no event will Bet on America Holdings, LLC be obligated to purchase more than $15,000,000 in Selina Ordinary Shares pursuant to the conditional backstop.

On July 1, 2022, Selina, BOA, the Sponsor and Bet on America Holdings LLC entered into certain agreements to among other things: (i) extend the termination date under the Business Combination Agreement by sixty days from August 26, 2022 to October 25, 2022; (ii) provide a mechanism to reduce the number of Selina Ordinary Shares Bet on America Holdings LLC may be obligated to purchase under its conditional backstop to the extent that (x) the professional service fees payable by BOA to specific service providers is reduced below a negotiated threshold amount, (y) non-redemption or similar agreements are obtained from holders of BOA Class A Common Stock, or (z) additional PIPE Investors participate in the PIPE Investment; (iii) reduce the number of Sponsor Shares that the Sponsor will transfer to (or on behalf of) Selina at Closing; (iv) reduce the Cash Proceeds Condition set forth in Section 6.3(f) of the Business Combination Agreement to $55,000,000; and (v) provide that Selina shall have the right to nominate to its Board of Directors the two nominees that were to have been nominated by BOA pursuant to Section 5.15 of the Business Combination Agreement, subject to certain qualifications.

In connection with and upon the execution of such amendments, Bet on America Holdings LLC funded to Selina its $10 million commitment under its Subscription Agreement and, in exchange for such pre-payment, Selina agreed to pay Bet on America Holdings LLC a pre-payment fee at the Closing in the form of 250,000 Selina Ordinary Shares. See the section entitled “Documents Related to the Business Combination Agreement — July Amendments”.

Indemnity Agreements

BOA entered into indemnity agreements with each of its officers and directors that require it to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to BOA, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to the terms, including certain exclusions, discussed in the indemnity agreements with such parties.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of BOA’s officers and directors may, but are not obligated to, loan BOA funds as may be required (“Working Capital Loans”). The terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Up to $1,500,000 of such loans may be convertible into BOA Warrants at a price of $1.00 per BOA Warrant at the option of the lender. Such BOA Warrants would be identical to the Private placement warrants that Sponsor purchased upon the consummation of the IPO, including as to exercise price, exercisability and exercise period. As of December 31, 2021, BOA has not executed any promissory notes and had no outstanding borrowings under the Working Capital Loans.

Registration Rights

The holders of BOA’s Founder Shares, Private placement warrants and warrants that may be issued upon conversion of Working Capital Loans have registration rights that require BOA to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands, that BOA register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by BOA. BOA will bear the expenses incurred in connection with the filing of any such registration statements, subject to the terms described in the registration rights agreement.

Other Transactions

The Sponsor and BOA’s officers, directors and advisors, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on BOA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. BOA’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, BOA’s officers, directors, or its or their affiliates, and determines which expenses and the amount of expenses that will be reimbursed.

BOA currently is occupying its executive offices at 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037 from the Sponsor at no cost.

Certain Relationships and Related Person Transactions—Selina

Leases and Similar Arrangements

As of the date of filing this registration statement/proxy statement, Dekel Development Holding, S.A holds 7,611,048 series A Selina Ordinary Shares, or approximately 34.7% of Selina’s issued and outstanding equity. Dekel is a wholly-owned subsidiary of Kibbutz Holding S.à.r.l. (“Kibbutz”), of which Rafael Museri and Daniel Rudasevski, Selina’s Chief Executive Officer and Chief Growth Officer, respectively, collectively hold an equity interest of approximately 65% of the share capital of Kibbutz. Messrs. Museri and Rudasevski also serve as members of Kibbutz’s and Dekel’s boards of directors. Subsidiaries of Selina lease certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Museri and Rudasevski have or have had an ownership interest and/or serve as directors. Messrs. Museri and Rudasevski receive or have received consultancy fees from the Dekel group of companies, from which Selina leases certain hotels and corporate office space. The following provides a summary of each such lease agreement.

Selina Santa Teresa South

Pursuant to that certain lease agreement (as amended, the “Santa Teresa Lease”), by and between Selina Operation Santa Teresa, S.A. (“Santa Teresa Tenant”) and Selina STA Teresa RE Dos, S.A. (the “Santa Teresa Landlord”), dated as of August 15, 2017, Selina leases property located in Santa Teresa, Costa Rica, which serves as the location of the Selina Santa Teresa South. Las Cavesas, Inc. (“Las Cavesas”) owns 70% of the Santa Teresa Landlord and each of Messrs. Museri and Rudasevski own 50% of Las Cavesas. The Santa Teresa Lease provides for monthly lease payments of $3,536 (plus VAT) plus a 3% annual increase during the term of the Santa Teresa Lease, which expires on August 15, 2037. On November 17, 2021, the Santa Teresa Landlord entered into a sale and purchase agreement with a third-party (the “Santa Teresa Buyer”) pursuant to which the Santa Teresa Landlord agreed to sell to the Santa Teresa Buyer the Santa Teresa Landlord’s interest in the property. The closing of the sale occurred in February 2022, at which point Messrs. Museri and Rudasevski ceased having any beneficial ownership in the Santa Teresa Landlord. In March 2022, the Santa Teresa Tenant and Santa Teresa Buyer entered into a new 20-year lease agreement for the continued operation of the property by the Santa Teresa Tenant.

Selina Casco Viejo

Pursuant to that certain commercial lease agreement (as amended, the “Panama City Lease”), by and between Selina Operation Bola de Oro, S.A. and Bola de Oro, S.A. (the “Panama City Landlord”), dated as of January 1, 2019, Selina leases property located in Panama City, Panama, which serves as the location of the Selina Casco Viejo. Dekel owns an indirect equity interest in the Panama City Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Panama City Landlord. Under the Panama City Lease, Selina is obligated to pay monthly lease payments, currently amounting to $48,370 per month, during the term of such lease, which is currently expected to expire on December 31, 2033. Dekel has signed a non-binding term sheet in May 2022 for the sale of the property.

Selina Cartagena

Pursuant to that certain commercial lease agreement (as amended, the “Cartagena Lease”), by and between Selina Operation Cartagena, S.A.S. and Dekel Cartagena Real Estate, S.A.S. (the “Cartagena Landlord”), dated as of September 20, 2018, Selina leases property located in Cartagena, Colombia, which serves as the location of Selina Cartagena. Dekel owns a non-controlling, indirect equity interest in the Cartagena Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Cartagena Landlord. Under the Cartagena Lease, Selina is obligated to pay monthly lease payments, currently amounting to $28,512 per month, during the term of such lease, which is currently expected to expire on December 31, 2033. In November 2021 Dekel signed a contract for the sale of its interest in the Cartagena Landlord which has partially completed and will fully complete by May 2023.

Selina Medellín

Pursuant to that certain collaboration agreement (as amended, the “Medellín Lease”), by and between Selina Operation Medellin, S.A.S. (“Selina Medellin”) and Dekel MPR Colombia, S.A.S (the “Medellín Landlord”), dated as of August 1, 2015, Selina leases property located in Medellín, Colombia, which serves as the location of Selina Medellín. Dekel owns an indirect equity interest in the Medellín Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have significant influence in the Medellín Landlord. Under the Medellín Lease, Selina is obligated to pay monthly lease payments of $40,000, plus a 2.5% annual increase during the term of such lease, which is currently expected to expire on July 31, 2034.

Selina Pedasi

Pursuant to that certain commercial lease and administration agreement (as amended, the “Pedasi Lease”), by and between Selina Pedasi, S.A. (the “Pedasi Tenant”) and Pedasito Real Estate, S.A. (the “Pedasi Landlord”), dated as of February 1, 2016, Selina leased property located in Pedasi, Panama, which served as the location of Hotel Pedasito. Dekel owns a non-controlling, indirect equity interest in the Pedasi Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Pedasi Landlord. The Pedasi Lease terminated as of November 19, 2021, and the Pedasi Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to Pedasi Landlord $30,000 (reduced from $41,250) in outstanding rental and other payments due under the Pedasi Lease through the termination date. Such amounts are being paid in monthly instalments through June 2023.

Panama Corporate Office Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Office Lease”), by and between Selina Management Panama, S.A. (“Selina Office Tenant”) and Norias Investments, S.A. (the “Selina Office Landlord”), dated as of June 23, 2017, Selina leased property located in Panama City, Panama, which Selina used as corporate office space. Dekel owns a non-controlling, indirect equity interest in the Selina Office Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Selina Office Landlord. The Selina Office Lease terminated as of July 29, 2021, and the Selina Office Tenant agreed, pursuant to a settlement agreement entered into between the parties on December 1, 2021, to pay to the Selina Office Landlord $245,000 (reduced from $292,417) in outstanding rental and other payments due under the Selina Office Lease through the termination date. Such amounts are being paid in monthly instalments through May 2023.

Selina Workshop Space

Pursuant to that certain commercial lease agreement (as amended, the “Selina Workshop Lease”), by and between Selina Operations Casco Antiguo, S.A. (the “Selina Workshop Tenant”) and Las Palmeras Comercial, S.A. (the “Selina Workshop Landlord”), dated as of August 1, 2017, Selina leased property located in Panama City, Panama, which Selina used as a design studio. Dekel owns a non-controlling, indirect equity interest in the

Selina Workshop Landlord and, as such, Messrs. Museri and Rudasevski may be deemed to have had significant influence in the Selina Workshop Landlord. The Selina Workshop Lease terminated as of November 19, 2021, and the Selina Workshop Tenant agreed, pursuant to a settlement agreement entered into between the parties on November 19, 2021, to pay to the Selina Workshop Landlord $39,590 (reduced from $49,488) in outstanding rental and other payments due under the Selina Workshop Lease through the termination date. Such amounts are being paid in monthly instalments through June 2023.

Family Arrangements

Various subsidiaries of Selina have entered into finder agreements with Israel Mooseri, Mr. Museri’s brother, and Michael Rudasevski, Mr. Rudasevski’s brother, or companies affiliated with them, pursuant to which the finders were paid fees of between 7% and 13% of annual rent for assisting the group in locating sites for leasing by Selina and converting the sites into Selina branded properties. Since September 2018, $40,040 has been paid to Michael Rudasevski (or companies affiliated with him) while EUR 22,140 and $128,850 has been paid to Israel Mooseri (or companies affiliated with him). There are pending milestone payments to be made to each of them under existing finder agreements.

Messrs. Museri’s and Rudasevski’s wives were former employees of Selina. Natalie Rudasevski, Mr Rudasevski’s wife, was employed by Selina as Head of Culture (UK) between May 2020 and December 2020. She performed certain consulting services for the Company in 2021 and earned approximately $9,000 for such work. Hilla Tayas, Mr Museri’s wife, was employed by Selina in designer roles between September 2016 and August 2019.

Related Party Loans

Each of the entities listed under the caption “Related Lender” in the table below holds 5% or more of the outstanding equity of Selina as of February 8, 2022 and/or is otherwise considered a related party to Selina pursuant to Item 7.B of Form 20-F (each, a “Related Lender” and collectively, the “Related Lenders”). Selina and/or its subsidiaries have entered into certain debt arrangements with the Related Lenders as described below.

Related Lender	Ownership interest in Selina
166 2nd LLC (“166”)	0.73%(4)
Gomez Cayman SPV Limited (“Gomez Cayman”)(1)	7.83%(5)
Dekel(2)	34.66%
Stanhouse Capital Inc. (“Stanhouse”)	5.45%
Selina Growth Fund S.C.Sp. (“SGF”)(3)	Holder of Convertible Loan Notes

(1)	The managers of CIBanco, S.A. Institución de Banca Múltiple (“Cibanco”) and Gomez Cayman are under common control and, as a result, CIBanco may be deemed to have an indirect interest in Selina.
(2)	As Dekel is a wholly-owned subsidiary of Kibbutz, Kibbutz has a 34.66% indirect interest in Selina.
(3)	Messrs. Museri and Rudasevski are directors of SGF and of the general partner of the SGF, and Kibbutz owns and controls 50% of the equity interests in the general partner of SGF.
(4)

In December 2021, 166 transferred the majority of its shareholding in Selina, representing 15.70% of Selina’s issued and outstanding share capital at that time, to Renaissance Charitable Foundation Inc., a publicly-supported charitable corporation (the “Foundation”). Adam Neumann has the ability to provide non-binding advice to the Foundation regarding investments and grants, and neither 166 nor Mr. Neumann (nor any of Mr. Neumann’s family members) has decision-making authority over the voting of Selina shares held by the Foundation. The Foundation does not hold any debt or otherwise serve as a Related Lender.

(5)	Excludes unexercised warrants and/or options held by the shareholder or its affiliated entities.

Founder Loans

Pursuant to a founders agreement, dated November 11, 2013 and subsequently amended, certain Related Lenders made loans to Selina, including $333,333 from Stanhouse and $850,000 from Dekel. The total outstanding principal and interest due under the loans was $2,261,169 as of December 31, 2021, and the loans bear interest at a rate of 5% per annum until repaid.

Stanhouse Loan

Stanhouse advanced $1,000,000 to Selina Operation Chelsea, LLC, an indirect subsidiary of Selina, pursuant to a promissory note, dated October 29, 2019. The promissory note’s principal amount of $1,000,000 bears interest at a yearly rate of 10% per annum. Subject to Closing, Selina agreed to assume this debt and accrued interest, totaling $1,200,000, and in lieu of a cash payment thereunder, issue to Stanhouse Selina Ordinary Shares in connection with Closing.

Kibbutz Loans

In February 2020, the group borrowed $5.1 million from Kibbutz at a 12% interest rate. The loan was fully repaid in July 2020. Pursuant to a loan agreement dated December 30, 2020, the group received an additional loan of $0.3 million from Kibbutz, which loan had an 8% interest rate. Such loan was fully repaid in January 2022.

Museri Loan

Pursuant to a loan agreement, dated July 11, 2018, Mr. Museri lent to Selina $200,000. The loan bore interest at a rate of 8% per annum and was repaid in full in July 2018.

Convertible Loan Note Instrument

In March 2020, Selina and Selina One entered into the Convertible Loan Note Instrument with certain noteholders, including those set forth in the table below (the “Related Party Noteholders”) for the issuance of the 2020 Notes. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Loan Note Instrument from $90 million to $125 million. The Convertible Loan Note Instrument is guaranteed by, among other things, a pledge of the shares of Selina One. Interest under the 2020 Notes accrues on a payment-in-kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each 2020 Note. Each Related Party Noteholder has the right to convert some or all of the principal and interest under such holder’s 2020 Note into Selina Ordinary Shares upon the occurrence of certain triggering events, including upon the Closing, the closing of a qualifying equity financing, or at an outside date of September 30, 2022, in each case, subject to the terms therein. Unless certain insolvency, default or change of control events occur first, the maturity date under the Convertible Note Instrument is June 30, 2023, at which point Selina must redeem the amount then outstanding under the 2020 Notes. See “Description of Other Selina Securities–Notes” for additional details.

Each of the following Related Party Noteholders holds one or more convertible notes issued pursuant to the Convertible Loan Note Instrument for the aggregate amounts set forth opposite such Related Party Noteholder’s name below.

Name of Noteholder	Amount of principal and accrued interest as of December 31, 2021
166	$27,250,003
Gomez Cayman and CIBanco	$31,553,464
Dekel	$2,301,099
Kibbutz	$12,849,075
Stanhouse	$504,247
SGF	$38,984,507

Mexico Note

On April 20, 2020, Selina Mexico, as the borrower, Selina, and Selina One entered into the Mexico Note Instrument, pursuant to which CIBanco agreed to extend Selina Mexico an aggregate principal amount of up to $5 million.

The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. Pursuant to the Put and Call Option Agreement, Cibanco may convert its equity in Selina Mexico into equity in Selina, subject to the terms therein.

As of December 31, 2021, the amount of the principal and accrued interest outstanding under the notes issued to Cibanco under the Mexico Note Instrument was $13.26 million.

Warrants

In connection with the issuance of the Notes under the Convertible Note Instrument and the Mexico Note Instrument, Selina issued warrants to certain of the Related Party Holders pursuant to a warrant instrument, dated March 25, 2020, made by Selina, which was subsequently amended and restated in October 2021. Under such warrant instruments, the holders thereof have the right to acquire a certain percentage of Selina Ordinary Shares ranging from 6.25% to 10.42% in accordance with the terms thereof. All of the warrants have been allocated to eligible holders of the Convertible Note Instruments by Selina Hospitality PLC and will convert into Selina Ordinary Shares at Closing. See “Description of Other Selina Securities–Warrants” for additional details.

Term Loan

In January 2018, Selina and Selina One entered into the Term Loan Agreement. The Term Loan Agreement is comprised of two separate tranches, each of which have a term of five years from date of initial funding under such tranche. Pursuant to the Term Loan Agreement, Selina has pledged as collateral, among other things, the shares of Selina One.

Pursuant to the terms of the Term Loan Agreement and an intercompany credit facility entered into among the parties thereto, the interest under the Term Loan Agreement accrued at a rate of 12% per annum until the end of April 2021 and increased in increments of 2% during each three-month period thereafter until November 1, 2021, at which point the interest rate capped out at 18% per annum. Currently, interest under the Term Loan Agreement is capitalized and is added to the principal amount thereunder.

The lenders under the Term Loan Agreement have the right to convert their debt outstanding thereunder into debt under the Convertible Note Instrument, which, in turn, is convertible into Selina Ordinary Shares. In addition, the debt issued under the Term Loan Agreement automatically converts into equity of Selina upon the completion of certain conditions, including the consummation of certain equity financings.

2022 Convertible Note

On April 22, 2022, Selina entered into convertible note subscription agreements with the 2022 Convertible Note Investors, pursuant to which, among other things, Selina agreed to issue and sell to the 2022 Convertible Note Investors, in private placements, $147.5 million aggregate principal amount of the 2022 Convertible Notes for an aggregate purchase price of $118.0 million. As additional consideration for the purchase price paid by the 2022 Convertible Note Investors, the convertible note subscription agreements provide that Selina will issue to the 2022 Convertible Note Investors an aggregate of 4,275,362 2022 Convertible Note Warrants, with each 2022 Convertible Note Investor receiving a warrant to purchase that number of Selina Ordinary Shares equal to approximately one-third of the number of Ordinary Shares into which the principal amount of such 2022 Convertible Note Investor’s 2022 Convertible Note converts.

Additionally, in connection with the execution of the convertible note subscription agreements, the 2022 Convertible Note Investors entered into the 2022 Convertible Note Sponsor Agreements with the Sponsor, pursuant to which the Sponsor agreed to transfer a certain number of Sponsor Shares to such 2022 Convertible Note Investors based upon a percentage ranging from 2.5% to 7.5% of the principal amount of the 2022 Convertible Notes for which such 2022 Convertible Note Investor subscribed.

Cibanco agreed to invest $14,160,000, representing the approximate amount of the principal and interest payable to Cibanco under the Mexico Note Instrument through the end of June 2022, by way of a subscription for a new note to be issued by Selina Mexico, on similar terms to the Mexico Note Instrument, in exchange for the note issued to Cibanco under the Mexico Note Instrument, which new note ultimately will be exchangeable for 2022 Convertible Notes to be issued under the Indenture at Closing, having an aggregate principal amount of $17,700,000. As part of such investment, Cibanco will receive 513,043 warrants and 132,750 Sponsor Shares.

Kibbutz agreed to an early prepayment of $11,760,000 of principal and interest owed to Kibbutz pursuant to notes held by Kibbutz under the Convertible Loan Note Instrument and to reinvest such amount into the Indenture via a subscription for $14,700,000 principal amount of 2022 Convertible Notes. As part of such investment, Kibbutz will receive 426,087 warrants and 110,250 Sponsor Shares.

New Term Loan

On April 14, 2022, Selina Management Company UK Ltd, a subsidiary of Selina and Guines LLC (“Guines”), which holds $6,300,000 principal amount of notes under the Convertible Loan Note Instrument, entered into an unsecured Term Loan Note and Guaranty agreement (“New Term Loan”) pursuant to which SMC UK borrowed $5 million from Guines. The facility has a maturity date of June 17, 2022 and is guaranteed by certain other subsidiaries of Selina. An interest charge of $100,000 was earned by Guines upon, and deducted from, the funding of the loan proceeds and an additional interest charge of $1 million is payable to Guines upon the earlier of the Closing and the Termination Date. The New Term Loan contains customary representations, warranties and covenants.

Joint Venture Arrangements

Pursuant to a joint venture agreement, dated May 1, 2017, 166 contributed $4.05 million to Selina Bogota Real Estate, S.A.S. (“Bogota RE”), in exchange for the issuance of certain preferred shares in Bogota RE that entitle the holder of such shares to dividends that provide a 7% internal rate of return on the outstanding amount of the investment from time to time. Bogota RE used the capital, in addition to contributions from Selina, to acquire and renovate the hotel currently operating as the Selina La Candelaria Bogotá in Colombia and related real estate.

Transaction Support Agreements

Selina has entered into transaction support agreements with certain of its executive officers and members of the Selina Board. See the section entitled “Documents Related to the Business Combination Agreement—Transaction Support Agreements.”

Employment Arrangements

Selina intends to enter into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “Director and Executive Compensation—Employment Arrangements with Executive Officers.”

Indemnification Agreements

Selina has entered into indemnification agreements with certain of its executive officers and members of the Selina Board. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Selina—Indemnification Agreements.”

On June 1, 2022, Selina entered into an indemnification letter with Brian Friedman pursuant to which it agreed to indemnify Mr. Friedman for a temporary liquor license that Mr. Friedman held for the potential sale of alcohol at a Selina branded hotel in Washington, D.C. No liquor was served at the hotel in reliance upon such license.

Post-Combination Company Relationships and Related Party Transactions

Investors’ Rights Agreement

Selina has entered into an investors’ rights agreement with certain of its executive officers and members of the Selina Board. See the section entitled “Documents Related to the Business Combination Agreement—Investors’ Right Agreement.”

Indemnification Agreements

The Selina Articles, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and members of the Selina Board and will provide for indemnification of such executive officers and directors, to the maximum extent permitted by applicable law.

Selina intends to enter into indemnification agreements with all of its directors, executive officers and certain other key employees in connection with the consummation of the Business Combination Agreement. The indemnification agreements will, among other things, require Selina to indemnify each of its directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of Selina’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at Selina’s request.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the Selina Board will adopt a written related person transaction policy that will set forth policies and procedures for the review and approval or ratification of related person transactions, including that the audit committee has the primary responsibility for reviewing and approving “related person transactions,” which are transactions between Selina and related parties in which the related party has a direct or indirect material interest.

A “related person transaction” will be defined in the policy to be a transaction, arrangement or relationship in which Selina or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “related person” will be defined to mean:

•	any person who is, or at any time during the applicable period was, one of the Selina’s executive officers or one of Selina’s directors;

•	any person who is known by Selina to be the beneficial owner of more than 5% of Selina voting securities;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Selina’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Selina’s voting securities; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Selina will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of BOA Common Stock and BOA warrants (collectively “BOA securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of BOA Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Selina Ordinary Shares and Selina Warrants following the Business Combination. This discussion applies only to the BOA securities, Selina Ordinary Shares and Selina Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of BOA Common Stock or the ownership and disposal of Selina Ordinary Shares and Selina Warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither BOA nor Selina has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding BOA securities or Selina Ordinary Shares and/or Selina Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to BOA securities or Selina Ordinary Shares and/or Selina Warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding BOA Common Stock or, after the Business Combination, the issued Selina Ordinary Shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received BOA securities or Selina Ordinary Shares and/or Selina Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of BOA securities and Selina Ordinary Shares and/or Selina Warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds BOA securities, Selina Ordinary Shares and/or Selina Warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF BOA SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING SELINA ORDINARY SHARES AND SELINA WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF BOA SECURITIES, SELINA ORDINARY SHARES AND SELINA WARRANTS.

U.S. Federal Income Tax Treatment of Selina

Tax Residence of Selina for U.S. Federal Income Tax Purposes

Although Selina is incorporated and tax resident in the United Kingdom, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. or “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Selina is an entity incorporated and tax resident in the United Kingdom, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% (or 60% where Selina is tax resident in a jurisdiction other than the United Kingdom, which is not expected to be applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Selina will indirectly acquire substantially all of the assets of BOA as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Selina to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, BOA and Selina currently expect that the Section 7874 Percentage of the BOA Stockholders in Selina should be less than 80% after the Business Combination. Accordingly, Selina is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former BOA securityholders will be deemed to own an amount of Selina Ordinary Shares in respect to certain redemptions by BOA of shares of BOA Common Stock prior to the Business Combination for purposes of determining the ownership percentage of former BOA securityholders for purposes of Section 7874 of the Code. Finally, the cash proceeds from the purchase of the PIPE shares will not be included in the denominator of the Section 7874 Percentage. Accordingly, there can be no assurance that the IRS will not challenge the status of Selina as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Selina’s status as a foreign corporation for U.S. federal income tax purposes, Selina and certain Selina shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Selina and potential future withholding taxes on distributions to certain Selina shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes. However, even if the Section 7874 Percentage was such that Selina were still respected as a foreign corporation under Section 7874 of the Code, Selina may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Selina were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Selina attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Selina will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of BOA’s Tax Attributes and Certain Other Adverse Tax Consequences to Selina and Selina’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, BOA and Selina currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Selina or BOA after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Selina and certain of Selina’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Selina include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross receipts paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. BOA is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether, as a blank check company whose assets are primarily comprised of cash and cash equivalents, BOA has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that BOA will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% and that Selina is tax resident in a jurisdiction other than the United Kingdom, Selina would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under “—Tax Residence of Selina for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Selina is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Selina, significant adverse tax consequences would result for Selina and for certain Selina shareholders, including a higher effective corporate tax rate on Selina.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Selina or BOA after the Business Combination.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

To qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as BOA, the qualification of the Business Combination as a reorganization is subject to significant uncertainty and is therefore not capable of being the subject of a representation regarding its tax-free treatment. Moreover, the Closing is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither BOA nor Selina intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. If the Business Combination qualifies as a tax-free reorganization, U.S. Holders will generally not recognize gain or loss, although any gain may still be required to be recognized under Section 367 of the Code, as discussed below.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met, a U.S. Holder of BOA securities may recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of Selina Ordinary Shares and/or Selina Warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the BOA securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the BOA securities for more than one year (or short-term capital gain otherwise). It is unclear, however, whether certain redemption rights (described herein) may suspend the running of the applicable holding period for this purpose and accordingly no opinion will be issued as to whether the holding period of BOA securities has been suspended by virtue of the redemption rights described herein. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Selina Ordinary Shares and/or Selina Warrants received in the Business Combination, if any, would not include the holding period for the BOA securities surrendered in exchange therefor if the exchange was taxable.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. The application of Section 367(a) of the Code is subject to significant uncertainty, because its application depends on the qualification of the Business Combination as a reorganization, which is itself subject to significant uncertainty as discussed under the section of this proxy statement/prospectus entitled “Certain Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Considerations of the Business Combination – Tax Consequences of the Business Combination Under Section 368(a) of the Code.” Whether the Business Combination would not result in gain recognition under Section 367(a) of the Code is therefore not capable of being the subject of a representation.

If the Business Combination qualifies as a reorganization, in general, in order for no gain to be recognized in the Business Combination under Section 367(a) of the Code, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, assuming that the Business Combination is a reorganization, it should not result in gain recognition by a U.S. Holder exchanging BOA Common Stock for Selina Ordinary Shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation and enters into a “gain recognition agreement” with respect to the transferred BOA Common Stock. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Selina after the Business Combination (taking into account, for this purpose, ownership of Selina Ordinary Shares, and any Selina Ordinary Shares not acquired in connection with the Business Combination) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the Closing is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of BOA securities under Section 367(a) of the Code. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder have been met with respect to the Business Combination, or that a court would not sustain such a challenge. Because of the inherently factual nature of these tests under the applicable Treasury Regulations, and the fact that these tests are generally applied based on the relevant facts at the time of, and following, the completion of the Business Combination, no opinion will be issued on the application of Section 367(a) of the Code to the exchange by a U.S. Holder of BOA securities in the Business Combination.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on a U.S. Holder is not satisfied, then such a U.S. Holder of BOA Common Stock may recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of the Selina Ordinary Shares (and, if such U.S. Holder’s BOA warrants convert to Selina Warrants, the fair market value of the Selina Warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the BOA Common Stock (and BOA warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the BOA Common Stock (and BOA warrants, if any) for more than one year at the Closing Date (or short-term capital gain otherwise). It is unclear, however, whether certain redemption rights (described herein) may suspend the running of the applicable holding period for this purpose and accordingly no opinion will be issued as to whether the holding period of BOA securities has been suspended by virtue of the redemption rights described herein. Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. A U.S. Holder’s initial tax basis in the Selina Ordinary Shares (and Selina Warrants, if any) received in the Business Combination will equal the fair market value of such stock or warrants upon receipt. A U.S. Holder’s holding period in the Selina Ordinary Shares (and Selina Warrants, if any) received in the Business Combination, if any, may not include the holding period for the BOA securities surrendered in a taxable exchange therefor. In such case, the holding period will begin on the day following the closing date of the Business Combination.

U.S. Holders Exchanging BOA Securities for Selina Ordinary Shares and/or Selina Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only BOA Common Stock (but not BOA warrants) for Selina Ordinary Shares, (ii) exchanges BOA warrants for Selina Warrants, or (iii) both exchanges BOA Common Stock for Selina Ordinary Shares and exchanges its BOA warrants for Selina Warrants.

In such a case, the aggregate tax basis of the Selina Ordinary Shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the BOA Common Stock surrendered in exchange therefore. Subject to the PFIC rules discussed below, the tax basis in a Selina Warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of a BOA warrant exchanged therefore. Subject to the PFIC rules discussed below, the holding period of the Selina Ordinary Shares and/or Selina Warrants received by a U.S. Holder in the Business Combination should include the period during which the BOA Common Stock and/or warrants exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to the BOA Common Stock will suspend the running of the applicable holding period for this purpose.

U.S. Holders Exercising Redemption Rights with Respect to BOA Common Stock

Subject to the PFIC rules discussed below, in the event that a U.S. Holder’s shares of BOA Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of BOA Common Stock treated as held by the U.S. Holder relative to all of the shares of BOA Common Stock outstanding, both before and after the redemption.

The redemption of BOA Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in BOA, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only BOA Common Stock actually owned by such U.S. Holder but also BOA Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include BOA Common Stock which could be directly or constructively acquired pursuant to the exercise of BOA warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the BOA Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the BOA Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. The redemption of the BOA Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in BOA. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in BOA will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of BOA Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s BOA Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s BOA Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the BOA Common Stock.

Distributions on Selina Ordinary Shares

Subject to the PFIC rules discussed below, if Selina makes distributions of cash or property on the Selina Ordinary Shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Selina’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Selina does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of BOA’s Tax Attributes and Certain Other Adverse Tax Consequences to Selina and Selina’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) Selina is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information provision;

•

Selina is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Selina will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and the United Kingdom. In addition, there also can be no assurance that

Selina Ordinary Shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, Selina will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Selina Ordinary Shares. Subject to certain exceptions, dividends on Selina Ordinary Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Selina with respect to the Selina Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Selina Ordinary Shares and Selina Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Selina Ordinary Shares or Selina Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Selina Ordinary Shares and/or Selina Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Selina Ordinary Shares or Selina Warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Selina Ordinary Shares and/or Selina Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any U.K. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and the United Kingdom (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Selina Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Selina Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Selina Ordinary Share on the exercise of a Selina Warrant for cash. A U.S. Holder’s tax basis in a Selina Ordinary Shares received upon exercise of the Selina Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Selina Warrant received therefor and the exercise price. The U.S. Holder’s holding period for a Selina Ordinary Share received upon exercise of the Selina Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Selina Warrant and will not include the period during which the U.S. Holder held the Selina Warrant. If a Selina Warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Selina Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Selina Warrant.

The tax consequences of a cashless exercise of a Selina Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Selina Ordinary Shares received would equal the U.S. Holder’s basis in the Selina

Warrants exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Selina Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Selina Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Selina Ordinary Shares would include the holding period of the Selina Warrants exercised therefor.

It is also possible that a cashless exercise of a Selina Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Selina Ordinary Shares and Selina Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants with an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Selina Warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Selina Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Selina Ordinary Shares received would equal the sum of (i) U.S. Holder’s tax basis in the Selina Warrants deemed exercised and (ii) the exercise price of such Selina Warrants. A U.S. Holder’s holding period for the Selina Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Selina Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Selina Warrants.

Possible Constructive Distributions

The terms of each Selina Warrant provide for an adjustment to the number of Selina Ordinary Shares for which the Selina Warrant may be exercised or to the exercise price of the Selina Warrant in certain events, as discussed under “Description of Selina Other Selina Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Selina Warrant would, however, be treated as receiving a constructive distribution from Selina if, for example, the adjustment increases the holder’s proportionate interest in Selina’s assets or earnings and profits (for instance, through an increase in the number of Selina Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Selina Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Selina Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Selina Warrant received a cash distribution from Selina equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Selina Ordinary Shares could be materially different from that described above, if Selina is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Selina will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Selina owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the current and anticipated composition of the income, assets and operations of Selina and its subsidiaries, Selina does not believe it will be treated as a PFIC for the taxable year that includes the Business Combination. However, there can be no assurances in this regard, nor can there be any assurances that Selina will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Selina can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Selina is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Selina’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of Selina’s subsidiaries and the market value of their assets in that year. Whether a Selina subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause Selina and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether Selina or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and thus is subject to significant uncertainty.

Under the PFIC rules, subject to the QEF and mark-to-market rules discussed below, if Selina were considered a PFIC at any time that a U.S. Holder owns Selina Ordinary Shares or Selina Warrants, Selina would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Selina Ordinary Shares or Selina Warrants at their fair market value on the last day of the last taxable year in which Selina is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Selina Ordinary Shares or Selina Warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Selina subsequently becomes a PFIC.

For each taxable year that Selina is treated as a PFIC with respect to a U.S. Holder’s Selina Ordinary Shares or Selina Warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Selina Ordinary Shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Selina Ordinary Shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Selina Ordinary Shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Selina is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Selina Ordinary Shares or Selina Warrants cannot be treated as capital gains, even though the U.S. Holder holds the Selina Ordinary Shares or Selina Warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Selina may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Selina’s subsidiaries.

If Selina is a PFIC, a U.S. Holder of Selina Ordinary Shares (but not Selina Warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Selina Ordinary Shares only if Selina provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. There can be no assurance, however, that Selina will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Selina Warrants will not be able to make a QEF election with respect to their warrants.

In the event Selina is a PFIC, a U.S. Holder that makes a QEF election with respect to its Selina Ordinary Shares would generally be required to include in income for each year that Selina is treated as a PFIC the U.S. Holder’s pro rata share of Selina’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Selina Ordinary Shares. Any net deficits or net capital losses of Selina for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Selina Ordinary Shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Selina Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Selina Ordinary Shares by a corresponding amount.

If Selina owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Selina’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder that exercises Selina Warrants properly makes and maintains a QEF election with respect to the newly acquired Selina Ordinary Shares (or has previously made a QEF election with respect to the Selina Ordinary Shares), the QEF election will apply to the newly acquired Selina Ordinary Shares. Notwithstanding such QEF election, the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Selina Ordinary Shares (which under proposed regulations will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Selina Warrants), unless the U.S. Holder makes a “deemed sale” election under the PFIC rules described above.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Selina Ordinary Shares in which Selina is a PFIC, then the Selina Ordinary Shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Selina Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Selina Ordinary Shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above.

A U.S. Holder that is eligible to make a QEF election with respect to its Selina Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective. The QEF election, once made, can be revoked only with the consent of the IRS. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Selina Ordinary Shares to elect out of the Excess Distribution Rules discussed above if Selina is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Selina Ordinary Shares, such U.S. Holder will include in income for each year that Selina is treated as a PFIC with respect to such Selina Ordinary Shares an amount equal to the excess, if any, of the fair market value of the Selina Ordinary Shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Selina Ordinary Shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Selina Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Selina Ordinary Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Selina Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Selina Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Selina Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Selina Ordinary Shares previously included in income. A U.S. Holder’s basis in the Selina Ordinary Shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Selina makes would generally be subject to the rules discussed above under “—Distributions on Selina Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Selina Warrants will not be able to make a mark-to-market election with respect to their Selina Warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Selina Ordinary Shares, which are expected to be listed on the New York Stock Exchange, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Selina Ordinary Shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Selina.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Selina Ordinary Shares in which Selina is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Selina Ordinary Shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market election with respect to its Selina Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Selina is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Selina Ordinary Shares and Selina Warrants.

Non-U.S. Holders Exercising Redemption Rights with Respect to BOA Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s BOA Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s BOA Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to BOA Common Stock.” Subject to the discussion below relating to backup withholding, any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Selina Ordinary Shares and Selina Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of BOA Common Stock. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if BOA Common Stock constitutes a U.S. real property interest by reason of BOA’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. BOA believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for BOA Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of BOA, as determined under U.S. federal income tax principles provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States. A redemption treated as a dividend to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same corporate or graduated individual rates applicable to U.S. Holders (together with branch profits tax, at a 30% rate, or such lower rate specified by an applicable tax treaty, as adjusted for certain items, if such Non-U.S. Holder is a corporation).

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Selina Ordinary Shares and Selina Warrants to Non-U.S. Holders

Subject to the discussion below relating to backup withholding, any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Selina Ordinary Shares or (ii) gain realized upon the sale or other taxable disposition of Selina Ordinary Shares and/or Selina Warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Selina Warrant, or the lapse of a Selina Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a Selina Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Selina Ordinary Shares and Selina Warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. Holder’s Selina Warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. Holder’s warrants, as described under “U.S. Holders—Sale, Exchange, Redemption or Other Taxable Disposition of Selina Ordinary Shares and Selina Warrants” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the first three paragraphs above under the heading “Non-U.S. Holders—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Selina Ordinary Shares and Selina Warrants to Non-U.S. Holders” based on such characterization.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of BOA Common Stock, dividends received by U.S. Holders of Selina Ordinary Shares, and the proceeds received on sale or other taxable the disposition of Selina Ordinary Shares or Selina Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to BOA Common Stock and Selina Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Selina Ordinary Shares or Selina Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of BOA Common Stock or BOA warrants or their Selina Ordinary Shares or Selina Warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Selina Ordinary Shares and proceeds from the sale of other disposition of Selina Ordinary Shares or Selina Warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE BUSINESS COMBINATION, THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO BOA COMMON STOCK, AND OF THE OWNERSHIP AND DISPOSITION OF SELINA ORDINARY SHARES AND SELINA WARRANTS, AS APPLICABLE, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CERTAIN MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding or disposing of Selina Ordinary Shares. They are based on current U.K. law and what is understood to be the current practice of Her Majesty’s Revenue and Customs, as at the date of this proxy statement/prospectus, both of which may change, possibly with retroactive effect.

The statements in respect of the U.K. tax considerations in relation to holders of Selina Ordinary Shares generally apply only to those who are resident and, in the case of individuals domiciled or deemed domiciled, for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold Selina Ordinary Shares as an investment (other than where a tax exemption applies, for example where shares are held in an individual savings account or pension arrangement) and who are the absolute beneficial owner of the Selina Ordinary Shares and any dividends paid on them. The tax position of certain categories of investors who are subject to special rules (such as persons acquiring their Selina Ordinary Shares in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered. The following statements assume that such a holder of Selina Ordinary Shares is, for U.K. tax purposes, absolutely beneficially entitled to the Selina Ordinary Shares.

The statements summarize the current position and are intended as a general guide only and do not constitute legal or tax advice. Nothing in this section is intended to address any U.K. tax consequences of the Business Combination Agreement or for any BOA stockholders or holders of Selina Warrants, whether U.K. tax resident or resident elsewhere. Holders of Selina Ordinary Shares who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their own professional advisers.

Taxation of Investors

Taxation of Dividends

Selina is not required to withhold U.K. tax when paying a dividend. Liability to tax on dividends will depend upon the individual circumstances of a shareholder.

U.K. Resident Individual Investors

U.K. resident individual investors will normally be subject to U.K. income tax on dividends or certain other corporate distributions arising to them in respect of the Selina Ordinary Shares. Investors who are liable to income tax will be charged to income tax on such distributions received or treated as received. U.K. resident individual investors will receive a tax-free £2,000 allowance with respect to such distributions. Dividend income exceeding the tax-free allowance will be taxed at the rate of 8.75% for basic rate taxpayers, 33.75% for higher rate taxpayers and 39.35% for additional rate taxpayers. Investors are advised to consult their advisers as to the potential impact of these rules with respect to their individual circumstances.

U.K. Resident Corporate Investors

Investors within the charge to U.K. corporation tax may be exempt from U.K. corporation tax on some or all dividends or other distributions arising in respect of the Selina Ordinary Shares, depending on whether the detailed conditions for distribution exemption are met. Such investors should seek advice from their own professional advisers in considering the availability of the distribution exemption.

Non-U.K. Resident Investors

A non-U.K. resident investor will generally not be liable to pay any U.K. tax on income distributions arising to them in respect of the Selina Ordinary Shares.

An individual U.K. investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five years or less and who receives or becomes entitled to income distributions from Selina during that period of temporary non-residence may, if Selina is treated as a close company for U.K. tax purposes and certain other conditions are met, be liable for income tax on those distributions on his or her return to the U.K.

Taxation of Disposals

A disposal or deemed disposal of Selina Ordinary Shares by an investor who is resident in the U.K. for tax purposes may, depending upon the investor’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains. In general terms, a gain or loss will be calculated by reference to the difference between the sale proceeds and any allowable costs and expenses, including the original acquisition cost of the Selina Ordinary Shares.

(i) U.K. Resident Individual Investors

For an individual investor within the charge to U.K. capital gains tax, a disposal (or deemed disposal) of Selina Ordinary Shares may give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. The rate of capital gains tax on disposal of shares is currently 10% for individuals who are subject to income tax at the basic rate and 20% for individuals who are subject to income tax at the higher or additional rates. An individual investor is entitled to realize an annual exempt amount of gains (currently expected to be £12,300 per tax year until April 2026) without being liable to U.K. capital gains tax. The capital gains tax rate on share disposals is currently 20% for trustees.

(ii) U.K. Resident Corporate Investors

For an investor within the charge to U.K. corporation tax, a disposal or deemed disposal of Selina Ordinary Shares may give rise to a chargeable gain at the rate of corporation tax applicable to that investor (currently 19% for companies paying the main rate of corporation tax, expected to increase to 25% from April 1, 2023) or an allowable loss for the purposes of U.K. corporation tax.

(iii) Non-U.K. Resident Investors

Investors who are not resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of Selina Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate investor, a permanent establishment) in connection with which Selina Ordinary Shares are used, held or acquired, or if Selina is “property rich” (i.e. it derives at least 75% of its gross asset value from U.K. real estate which is not used for the purposes of a trade carried on by it or an associate).

An individual investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as Treaty non-resident for a period of five years or less and who disposes of all or part of his or her Selina Ordinary Shares during that period may be liable for capital gains tax on his or her return to the U.K., subject to any available exemptions or reliefs.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

No U.K. stamp duty or SDRT should be payable on the issuance of Selina Ordinary Shares directly to investors. The position may be different if Selina Ordinary Shares are issued into a depository or clearance service.

Subject to the availability of any relief, transfers of Selina Ordinary Shares are expected to be subject to U.K. stamp duty or SDRT at a rate of 0.5% of the chargeable consideration given for the transfer. Stamp duty or SDRT is normally paid by the purchaser.

DESCRIPTION OF SELINA ORDINARY SHARES

A summary of the material provisions governing the Selina’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Selina Articles, the form of which is appended to this proxy statement/prospectus as Annex B. The summaries and descriptions below do not purport to be complete statements of the Companies Act.

General

Share Capital

Effective upon Closing, Selina’s authorized share capital will consist of ordinary shares, with par value [●] per share, of which, [●] ordinary shares will be issued and outstanding. The [●] Selina Ordinary Shares to be issued and outstanding upon the closing of the Business Combination assumes that no public shareholders of BOA will have exercised their redemption rights in connection with the Business Combination and that Selina has effected the Capital Restructuring prior to the Effective Time.

Rights and Obligations

The rights and obligations attaching to the Selina Ordinary Shares are set out in full in the Selina Articles, and all ordinary shares have the same rights and obligations, unless otherwise determined pursuant to the Selina Articles.

The Selina Board may determine the issue prices and terms for shares or other securities, and may further determine any other provision relating to such issue of shares or securities.

The following descriptions of the Selina Articles are summaries and are qualified by reference to such articles which will become effective upon Closing. A copy of the Selina Articles will be filed with the SEC as an exhibit to this proxy statement/prospectus. The description of Selina Ordinary Shares reflects changes to Selina’s capital structure that will occur upon Closing.

Dividend Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Selina Ordinary Shares have the right to receive dividends out of assets legally available at the times and in the amounts as the Selina Board may determine from time to time. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.

Under English law, Selina may pay dividends only if distributable profits are available for that purpose. Distributable profits are accumulated, realized profits not previously distributed or capitalized, less accumulated, realized losses not previously written off in a reduction or reorganization of capital. Even if distributable profits are available, Selina may only pay dividends if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves (including, for example, the share premium account) and the payment of the dividend does not reduce the amount of the net assets to less than that aggregate. Subject to these restrictions, Selina’s Board may recommend to holders of Selina Ordinary Shares that a final dividend be declared and recommend the amount of any such dividend or determine whether to pay a distribution by way of an interim dividend, and the amount of any such interim dividend, but must take into account Selina’s financial position. Final dividends become a legal liability upon the later of the date they are declared and the date the shareholder approval expresses them to be payable. Interim dividends only become a legal liability at the point they are paid.

Any dividend unclaimed after a period of 12 years from the due date of payment of such dividend shall, if the Selina Board so resolves, be forfeited and shall revert to Selina. In addition, the payment by the Selina Board of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute Selina as a trustee in respect thereof.

Liquidation Rights

Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Selina Ordinary Shares also have the right to participate in the surplus assets of Selina available for distribution in the event of a winding up or liquidation, voluntary or otherwise, in proportion to the amounts paid up or credited as paid up on such ordinary shares. A liquidator may, with the sanction of a special resolution and any other sanction required by the Insolvency Act 1986, divide among the members in specie the whole or any part of the assets of Selina and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.

Voting

There are currently no voting restrictions on the Selina Ordinary Shares, all of which are fully-paid, and each share carries one vote on a poll. If votes are cast on a show of hands, each shareholder present in person or by proxy, or in the case of a corporation, by its duly authorized corporate representatives, has one vote. The same individual may be appointed as proxy or as a corporate representative by more than one shareholder.

Transfers of Shares

In accordance with English law, Selina Ordinary Shares may be transferred by an instrument of transfer or (if title is held and transferred through a depositary or clearance service) through an electronic system.

The transferor of a Selina Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the share register. The Selina Ordinary Shares are in registered form. Any Selina Ordinary Shares may be held in uncertificated form.

Certain restrictions on transfer may be imposed from time to time by applicable laws and regulations (for example, insider trading laws) and pursuant to the Nasdaq listing rules and under the rules of some of Selina’s employee share plans.

The Selina Board can decline to register any transfer of any share which is not a fully-paid share or any transfer of any share on which it has a lien.

In the event that Selina Ordinary Shares are held in certificated form, the Selina Board may also refuse to register the transfer of a certificated share unless the transfer is in respect of only one (1) class of share, is duly stamped (or certified as not chargeable to stamp duty) and is deposited to Selina’s registered office or any place the Selina Board may determine and is accompanied by the relevant share certificate or such other evidence the Selina Board may reasonably require. If the Selina Board refuses to register a transfer of a certificated share, they must send the transferee notice of the refusal within two months.

Subject to the provisions of the Selina Articles, title to uncertificated ordinary shares may be transferred in accordance with the Uncertificated Securities Regulations 2001. The Selina Board is required to register a transfer of any uncertificated share in accordance with those regulations. The Selina Board may refuse to register any such transfer which is in favor of more than four persons jointly or in any other circumstance permitted by those regulations. Provisions of the Selina Articles do not apply to any uncertificated shares to the extent that such provisions are inconsistent with the holding of shares in uncertificated form or with the transfer of shares by means of a relevant system.

Pre-emption Rights

Under English law, directors require authority from shareholders, other than under certain types of employee share schemes, whenever shares are issued. Newly issued ordinary shares first must be offered to existing shareholders pro rata to their holdings subject to certain exemptions, for example, where ordinary shares are issued for non-cash consideration or in respect of certain types of employee share schemes, or where shareholders have, by special resolution, approved the disapplication of pre-emption rights.

In any circumstances where pre-emption rights have not been disapplied, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to Selina shareholders.

Conversion or Redemption Rights

The Selina Ordinary Shares will be neither convertible nor redeemable. However, as noted above, the Selina Board has the right to issue additional classes of shares and securities of Selina (including convertible securities and redeemable shares) on such terms and conditions, and with such rights attached, as it may determine.

Variation of Rights

The rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by (i) the written consent of the holders of three quarters (3/4) in nominal value of the issued shares of that class or (ii) a special resolution passed at a general meeting of the shareholders of that class.

Capital Calls

The Selina Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to Selina as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 days’ notice provided by the Selina Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Selina Board. None of the Selina Ordinary Shares in issue upon the Business Combination will be subject to a capital call.

Articles of Association and English Law Considerations

Directors

Number of Directors

The Selina Articles provide for a minimum of two and a maximum of twelve of directors, and that otherwise the number of directors shall be as determined by the board of directors from time to time.

Appointment and Retirement of Directors

Shareholders may by ordinary resolution elect any person who is willing to act as a director either to fill a vacancy or as an addition to the existing directors.

Directors may also be appointed by the board, either to fill a casual vacancy or as an additional director so long as the total number of directors shall not exceed twelve. A director appointed by the board holds office until the following annual general meeting and if not re-appointed at such annual general meeting shall vacate office at its conclusion.

Directors may be appointed for a fixed term, following which that director shall retire. A retiring director shall be eligible for re-election, provided that if he or she is not elected or deemed to be re-elected, he or she shall hold office until the next annual general meeting elects someone in his place or if it does not do so, until the end of that meeting.

No person that is not a director retiring from the existing board is eligible for appointment as a director unless recommended by the board of directors, or unless not less than seven and not more than 42 days before the date appointed for the meeting a notice is given to the company by a member expressing an intention to propose such person for appointment as a director, and such notice has also been signed by that person expressing a willingness to be elected.

Rotation of Directors

At every annual general meeting, there shall retire from office at least one third of the directors. A retiring director shall be eligible for re-appointment. A director retiring at a meeting shall, if he or she is not re-appointed at such meeting, retain office until the meeting appoints someone in his or her place, or if it does not do so, until the conclusion of such meeting.

Duties of Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•	to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•	to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

•	to exercise independent judgment;

•	to exercise reasonable care, skill and diligence;

•	not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and

•	to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee in such sums as may from time to time be determined by the directors, which fee may be paid in cash and/or equity. Each director may be paid all proper and reasonable expenses incurred in attending and returning from meetings of the directors or committees of the directors or general meetings of Selina or separate meetings of the holders of any class of securities of Selina or otherwise in connection with the business of Selina.

Any director who is appointed to any executive office or who serves on any committee or who devotes special attention to the business of Selina, or who otherwise performs services which in the opinion of the Selina Board are outside the scope of the ordinary duties of a director, may be paid such extra remuneration by way of fee, percentage of profits or otherwise as the Selina Board may determine.

Borrowing Powers

The Selina Board may exercise, or delegate to such committees as they deem appropriate, all the powers to borrow money and to mortgage or charge all or any part of Selina’s undertaking, property, assets (present or future) and uncalled capital and to issue debentures, debenture stock and other securities, whether outright or as collateral security for any debt, liability or obligation of Selina or of any third party, subject to and in accordance with the Companies Act.

Indemnity of Directors

Under the Selina Articles, and subject to the provisions of the Companies Act, each of Selina’s directors is entitled to be indemnified by Selina against all costs, charges, losses, expenses and liabilities incurred by such director or officer in the execution and discharge of his or her duties or in relation to those duties. The Companies

Act renders void an indemnity for a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director.

Shareholders’ Meetings

Timing

Each year, Selina will hold a general meeting of its shareholders in addition to any other meetings in that year, and will specify the meeting as such in the notice convening it. The annual general meeting must be held in the six-month period following Selina’s annual accounting reference date, but otherwise will be held at such time and place as the Selina Board may appoint.

Quorum

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes.

Requisitioning Shareholders’ Meetings

Subject to certain conditions being satisfied, (i) a shareholder or shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting; and (ii) a shareholder or shareholders can require resolutions to be put before an annual general meeting, if the request is made by:

•

a shareholder or shareholders representing at least 5% of the total voting rights of all the shareholders having a right to vote on the resolution at the annual general meeting (excluding voting rights attached to any treasury shares); or

•	at least 100 shareholders with the right to vote on the resolution at the annual general meeting and each holding, on average, at least £100 of paid-up share capital.

Other English Law Considerations

Amendments of Articles

Under English law, companies may only alter their articles of association by way of passing a special resolution of shareholders in general meeting.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for Selina and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than 90% of the voting rights carried by the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.

If a takeover offer is structured as a scheme of arrangement pursuant to Part 26 of the Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number representing 75% in value of the shareholders or class of shareholders voting, whether in person or by proxy. If approved, the scheme, and therefore takeover, would be binding on 100% of the shareholders.

U.K. City Code on Takeovers and Mergers

Based upon Selina’s current and intended plans for Selina’s directors and management, for the purposes of the Takeover Code, Selina will be considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code should not apply to Selina. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to Selina. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

•

acquires an interest in Selina shares that, when taken together with shares in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of Selina shares; or

•

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for Selina’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Disclosure of Interest in Shares

Section 793 of the Companies Act gives Selina the power to require persons whom it knows have, or whom it has reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of Selina’s shares, (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares includes any of Selina’s shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the Companies Act.

Under the Selina Articles, Selina will withdraw certain voting rights of default shares if the relevant holder of default shares has failed to provide the information requested within the prescribed period after the date of sending the notice, depending on the level of the relevant shareholding (and unless the Selina Board decides otherwise).

Reduction of Share Capital

Under English law, Selina may reduce or cancel its issued share capital only if the reduction of capital and its terms have been approved by a special resolution of shareholders at a general meeting and the reduction of capital has been confirmed by an English court.

DESCRIPTION OF OTHER SELINA SECURITIES

A summary of the material provisions governing certain of securities of Selina that may be outstanding following the Closing is described below. This summary does not purport to be a complete statement of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the instruments described below, copies of which are filed as exhibits to this Registration Statement of which this proxy statement/prospectus forms a part.

Notes

General

On March 25, 2020 Selina and Selina One entered into the Convertible Note Instrument with certain noteholders for the issuance of up to $90 million principal amount of 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million.

As of June 30, 2022, Notes with an original principal amount of $123,364,009 were outstanding. Selina currently expects that holders of the Notes with an original principal value of approximately $102,226,599 will convert the principal and interest payable under the Notes into Selina Ordinary Shares at Closing. Notes with an original principal value of $19,000,000 will be deemed to be repaid at Closing, with the repayment proceeds plus a fixed amount of estimated interest accrued thereon, to be reinvested in 2022 Convertible Notes. Any Notes that are not converted into Selina Ordinary Shares or 2022 Convertible Notes at Closing will continue to accrue interest in accordance with their terms. Selina does not intend to issue any Notes following the Closing.

Selina’s indebtedness under the Notes is secured by a first ranking pledge over the shares of Selina One and is guaranteed by Selina One.

Conversion

Each registered holder of Notes (each a “Noteholder”) has the right to convert some or all of the principal and interest under such Noteholder’s Note into Selina Ordinary Shares upon the occurrence of certain triggering events, including upon the Closing, the closing of a qualifying equity financing, or at an outside date of September 30, 2022, in each case, subject to the terms therein. In connection with the execution of the Business Combination Agreement, Noteholders holding an aggregate original principal amount of the $102,226,599 have agreed to convert their respective notes into Selina Ordinary Shares at Closing and Notes with an original principal value of $19,000,000 will be deemed to be repaid at Closing, with the repayment proceeds plus a fixed amount of estimated interest accrued thereon, to be reinvested in 2022 Convertible Notes.

The number of Selina Ordinary Shares that a Noteholder will receive upon conversion of its Note depends, in part, on the triggering event giving rise to such Noteholder’s right to convert its Note. If a Noteholder elects to convert its Note at Closing, assuming the Closing occurs on or prior to September 30, 2022, the number of Selina Ordinary Shares issued to such Noteholder will be determined by dividing (i) the outstanding principal amount of such Noteholder’s Note, together with any accrued and unpaid interest thereon, by (ii) the lower of: (x) 70% of the price per share at which the PIPE Shares are issued and (y) a price per share determined by dividing the equity valuation of Selina by the number of shares comprising Selina’s entire share capital calculated on a fully-diluted basis.

Redemption

Selina must redeem all Notes in respect of which it has not received a conversion election on the earlier of June 30, 2023 or the occurrence of certain insolvency, default or change of control events, in each case, subject to the terms of the Convertible Note Instrument.

In the case of redemption on June 30, 2023, Selina must pay the par value of the outstanding Notes together with the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) June 30, 2023.

In the case of redemption upon an insolvency event or change of control, Selina must pay two times the par value in respect of the principal amount of the outstanding Notes, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) June 30, 2023 and default interest at the rate of 16% per annum in respect of the period on and from June 30, 2023 up to (but excluding) the date of redemption.

In the case of redemption following a Noteholder declared event of default, Selina must pay the par value of the principal amount outstanding of the Notes, together with the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption (or, if an insolvency event has occurred prior to the redemption of the Notes in full, at two times the par value of the principal amount of the outstanding Notes, together with two times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption).

Selina may, prior to or upon consummation of the Closing, redeem the Notes held by 166 2nd LLC at 1.25 times the par value of the principal and 1.25 times the then unpaid accrued interest at 10% per annum in respect of the period up to (but excluding) the date of redemption.

Restrictive Covenants

Pursuant to the Note Instrument, subject to certain exceptions, Selina and Selina One are subject to customary restrictive covenants, including: (i) encumbering its assets (including entering into arrangements in the nature of granting security); (ii) raising finance; (iii) disposing of all or any of its business or material assets; (iv) making distributions or other returns of capital in respect of shares (including redemptions and repurchases); (v) engaging or permitting a subsidiary to engage in a different business; (vi) entering into a merger, consolidation or other reconstruction transaction; (vii) acquiring, own or make an investment in any entity other than a group company; or (viii) entering into a material transaction with an affiliate. Selina and Selina One also give certain positive covenants, including covenants to comply with applicable laws and preserve and protect their respective assets.

Transfer of Notes

Notes are not registered securities and may not be transferred other than to a permitted affiliate transferee or with the consent of Selina.

Amendments to Terms of Note Instrument

The Note Instrument may be amended with the consent of Noteholders entitled to exercise not less than 75% of the votes attaching to Notes. At a meeting of Noteholders, on a vote on a show of hands, each Noteholder who is present in person or by a duly authorized representative and every person who is a proxy has one vote, and on a poll each Noteholder present in person or by proxy has one vote for every $1 in principal amount of Notes that they hold (as calculated in accordance with the Note Instrument).

Note-Linked Warrants

Selina also issued warrants to certain of the Noteholders (the “Note-Linked Warrants”) in connection with the issuance off Notes to such Noteholders. The Note-Linked Warrants generally entitle a Noteholder to acquire on exercise of their Note-Linked Warrant 1% of Selina’s share capital for every $20 million in Notes held by such Noteholder. The Note-Linked Warrants were issued under a warrant instrument dated March 25, 2020, as amended and restated on December 2, 2021 (the “Warrant Instrument”). The Warrant Instrument is governed by English law. Selina does not intend to issue any Note-Linked Warrants after consummation of the Business Combination.

Right to Subscribe for Selina Ordinary Shares

Each Note-Linked Warrant entitles the registered holder thereof to purchase, at a price per ordinary share equal to the then current nominal value of Selina Ordinary Shares, the percentage of the warrant pool of Selina Ordinary Shares indicated on their warrant certificate.

Size of Warrant Pool

The total percentage of Selina Ordinary Shares expected to be issued pursuant to the Note-Linked Warrants varies depending on the holder of such Note-Linked Warrant and the equity valuation for purposes of the Business Combination. While such amount cannot yet be determined, it is expected that the aggregate warrant pool will be no more than [●] Selina Ordinary Shares as of Closing.

Exercise of Subscription Rights

Generally, the Note-Linked Warrants may be exercised by notice from the registered holder to Selina at any time prior to March 25, 2025. However, certain holders of Note-Linked Warrants may only exercise such holder’s Note-Linked Warrants after Closing and prior to March 25, 2025. Note-Linked Warrants expire on March 25, 2025, if not exercised before that date.

Transfer of Note-Linked Warrants

Note-Linked Warrants are not registered securities and may not be transferred without the prior consent of Selina, other than to another registered holder of Note-Linked Warrants, or to an affiliate of the registered holder of the Note-Linked Warrant.

Amendments to Terms of Warrant Instrument

Subject to the terms therein, generally, the Warrant Instrument may be amended with the consent of holders entitled to exercise Note-Linked Warrants with respect to not less than 66% of the Selina Ordinary Shares issuable in respect of the Note-Linked Warrants.

DESCRIPTION OF SELINA WARRANTS

Public Warrants

Each whole warrant entitles the registered holder to purchase one whole ordinary share of the combined company, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the consummation of the Business Combination. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Selina Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire five years after the date of the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The combined company will not be obligated to deliver any Selina Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Selina Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the combined company satisfying its registration obligations. See “Documents Related to the Business Combination Agreement—Investor Rights Agreement.” No warrant will be exercisable and the combined company will not be obligated to issue Selina Ordinary Shares upon exercise of a warrant unless Selina Ordinary Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the combined company be required to net cash settle any warrant.

If a registration statement covering the Selina Ordinary Shares upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the combined company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the combined company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Selina Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the combined company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the combined company, the combined company may not exercise its redemption right if the issuance of Selina Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the combined company is unable to effect such registration or qualification.

The combined company established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the combined company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Selina Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the combined company calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the combined company’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Selina Ordinary Shares issuable upon the exercise of the warrants. If the combined company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Selina Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Selina Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Selina Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the combined company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Selina Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This feature may be an attractive option to the combined company if it does not need the cash from the exercise of the warrants. If the combined company calls the warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. See “Description of Selina Warrants—Private Placement Warrants.”

A holder of a warrant may notify the combined company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Selina Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Selina Ordinary Shares is increased by a stock dividend payable in Selina Ordinary Shares, or by a split-up of Selina Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Selina Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Selina Ordinary Shares. A rights offering to holders of Selina Ordinary Shares entitling holders to purchase Selina Ordinary Shares stock at a price less than the fair market value will be deemed a stock dividend of a number of Selina Ordinary Shares equal to the product of (i) the number of Selina Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Selina Ordinary Shares) and (ii) one (1) minus the quotient of (x) the price per Selina Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Selina Ordinary Shares, in determining the price payable for Selina Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Selina Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Selina Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the combined company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Selina

Ordinary Shares on account of such Selina Ordinary Shares (or other shares of the combined company’s capital stock into which the warrants are convertible), other than (a) as described above and (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Selina Ordinary Share in respect of such event.

If the number of outstanding Selina Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Selina Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Selina Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Selina Ordinary Shares.

Whenever the number of Selina Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Selina Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Selina Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Selina Ordinary Shares (other than those described above or that solely affects the par value of such Selina Ordinary Shares), or in the case of any merger or consolidation of the combined company with or into another corporation (other than a consolidation or merger in which the combined company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Selina Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the combined company as an entirety or substantially as an entirety in connection with which the combined company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Selina Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Selina Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form pursuant to the Amended and Restated Warrant Agreement between Continental, as warrant agent, and the combined company. You should review a copy of the warrant agreement, which is filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, correct any defective provision, or fix any mistake including to conform the terms of the Amended and Restated Warrant Agreement to the description of the terms of the warrants and the Amended and Restated Warrant Agreement set forth in this proxy statement/prospectus, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the combined company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Selina Ordinary Shares and any voting rights until they exercise their warrants and receive Selina Ordinary Shares. After the issuance of Selina Ordinary Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the combined company will, upon exercise, round down to the nearest whole number of Selina Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The Private placement warrants (including the Selina Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to the combined company’s officers and directors and other persons or entities affiliated with the Sponsor).

The Private placement warrants will not be redeemable by the combined company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the Private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the Private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by the combined company and exercisable by the holders on the same basis as the public warrants.

If holders of the Private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Selina Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Selina Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Selina Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

2022 Convertible Note Warrants

In connection with the 2022 Convertible Note Investment, each 2022 Convertible Note Investor will receive a warrant to purchase a number of ordinary shares equal to approximately one-third of the number of ordinary shares into which the principal amount of such 2022 Convertible Note may convert. The 2022 Convertible Note Warrants will be issued pursuant to the terms of the Amended and Restated Warrant Agreement, concurrently with the closing of the Business Combination. The 2022 Convertible Note Warrants will have an exercise price of $11.50 per share, subject to adjustment and are identical to the Public Warrants in all other material respects, except (i) the 2022 Convertible Note Warrants are not subject to redemption and (ii) the 2022 Convertible Note Warrant holder may exercise such warrant on a cashless basis under the circumstances described in the Amended and Restated Warrant Agreement. Upon transfer of the 2022 Convertible Note Warrant, such warrant will thereafter be redeemable by Selina and the holder of the Warrant may no longer exercise such warrant on a cashless basis.

COMPARISON OF RIGHTS OF SELINA SHAREHOLDERS AND BOA STOCKHOLDERS

The rights of the shareholders of Selina and the relative powers of the Selina Board are governed by the laws of England and Wales and the Selina Articles. As a result of the Business Combination, securities held by the BOA securityholders will be canceled and automatically converted into the right to receive Selina Ordinary Shares and/or Selina Warrants. Each Selina Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Selina Articles that will be effective upon the consummation of the Business Combination, in substantially the form attached hereto as Annex B. Because Selina will be, at the Effective Time, a company organized under the laws of England and Wales, the rights of the stockholders of BOA will be governed by English law and the Selina Articles.

Many of the principal attributes of Selina Ordinary Shares and BOA Common Stock will be similar. However, there are differences between the rights of shareholders of Selina under English law and the rights of stockholders of BOA, as in effect prior to the consummation of the Business Combination under the DGCL. In addition, there are differences between the Selina Articles as such will be in effect from and after the consummation of the Business Combination and the BOA Charter and bylaws of BOA.

The following is a summary comparison of the material differences between the rights of BOA securityholders under the BOA Charter, BOA bylaws and the DGCL, and the rights of Selina shareholders under English law and the Selina Articles to be effective upon consummation of the Business Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws, NYSE or Nasdaq listing requirements or of Selina’s or BOA’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Act, the Selina Articles, the DGCL and the BOA Charter and bylaws of BOA. You are also urged to carefully read the relevant provisions of the Companies Act and the DGCL for a more complete understanding of the differences between being a shareholder of Selina and a stockholder of BOA.

	Selina	BOA
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association. The Selina Articles provide that the maximum number of directors is twelve.	Under Delaware law, a corporation must have at least one (1) director. The number of directors of a corporation is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors must be made by amendment of the certificate of incorporation. Delaware law does not contain specific provisions requiring a majority of independent directors.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided that 28 clear days’ notice of the resolution is given to the company and its shareholders and certain other procedural requirements under the Companies Act are followed (such

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, except:

(i) in the case of a corporation whose board is classified, stockholders may effect such removal only for cause; and

(ii) in the case of a corporation having cumulative voting, if less than the entire

	Selina	BOA
	as allowing the director to make representations against their removal either at the meeting or in writing).	board is to be removed, no director can be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

Shareholder Action by Written Consent	A public limited company can only pass a shareholders’ resolution by way of a vote taken at a meeting of its members. Accordingly, public companies cannot pass a written resolution by sanction of its members, and the relevant approval must be obtained by the company in a duly convened and held general meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is also required.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in the six-month period following the company’s annual accounting reference date.

Unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws.

Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

	Selina	BOA

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, subject to a company’s articles of association providing for a longer period, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters (such as the removal of directors or auditors) require special notice, which is at least 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws or under other portions of Delaware law, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and must specify the place, if any, date, hour, means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Issues of New Shares	Under the Companies Act, the board of directors may issue new shares in the company, provided that they are authorized to do so either by (i) a provision of the company’s articles of association, or (ii) a resolution of the company’s shareholders.	Under Delaware law, the directors may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the

	Selina	BOA

Any authorization provided to the directors must specify (a) the maximum amount of shares which may be allotted under it, and (b) the expiry date of the authorization, which must not be more than five years following the date of incorporation of the company or the date of passing of the relevant authorizing resolution, as applicable.

amount authorized in its certificate of incorporation.

Reduction of Share Capital

Under the Companies Act, a public limited company may reduce or cancel its issued share capital in accordance with the provisions of the Companies Act if the reduction of capital has been approved by a special resolution of shareholders in a general meeting and the reduction of capital has been confirmed by the court.

The special resolution of shareholders will need to specify the exact amount of the proposed reduction, although a public company cannot reduce its share capital below the minimum share capital requirements under the Companies Act (i.e. £50,000, of which at least one quarter must be fully paid up).

Under Delaware law, a corporation, by resolution of its board of directors, may retire any shares of its capital stock that are issued but are not outstanding. Whenever any shares of the capital stock of a corporation are retired, they resume the status of authorized and unissued shares of the class or series to which they belong unless the certificate of incorporation otherwise provides. Under Delaware law, a corporation may, under certain circumstances, by resolution of its board of directors, reduce its capital. No reduction of capital may be made or effected unless the assets of the corporation remaining after such reduction are sufficient to pay any debts of the corporation for which payment has not been otherwise provided. A reduction of capital will not release any liability of any stockholder whose shares have not been fully-paid.

Preemptive Rights	Under the Companies Act, equity securities proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation or any amendment thereto, or in the resolution or resolutions providing for the issue of such shares adopted by the board of directors pursuant to authority expressly vested in it by the provisions of its certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s capital stock.

Bonus Issue of Shares	Under the Companies Act, if a company’s articles of association permit a bonus issue of shares, the board of directors may be authorized to capitalize certain reserves or profits and use those to issue bonus shares in accordance with the terms of the articles of	Under Delaware law, by resolution of the board of directors, dividends may be paid in shares of the corporation’s capital stock.

	Selina	BOA
association and the provisions of the Companies Act.

Distributions and Dividends

Under English law, dividends and distributions may only be made from distributable profits. “Distributable profits” generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, duly made. This would include reserves created by way of a court-approved reduction of capital.

In the case of a public limited company, additional rules relating to capital maintenance requirements apply and, accordingly, a public limited company can only make a distribution (a) if, at the time that the distribution is made, the amount of its net assets is not less than the total of its called up share capital and undistributable reserves, and (b) if, and to the extent that, the distribution itself , at the time it is made, does not reduce the amount of net assets to less than that total.

Undistributable reserves include the share premium account, the capital redemption reserve, the amount by which the company’s unrealized uncapitalized profits exceed its unrealized losses not written off, or any other reserve that the company is prohibited from distributing either by statute or by its constitutional documents.

The determination as to whether or not the company has sufficient distributable profits to fund a dividend or distribution must be made by reference to the “relevant accounts” of the company. Relevant accounts are always individual (not group) accounts and may be any of the following: (i) the company’s most recent annual accounts, (ii) specifically prepared interim accounts, or (iii) specifically prepared initial accounts.

Irrespective of the accounts used to justify the dividend or distribution, they must enable reasonable judgment to be made of

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, directors may declare and pay dividends upon the shares of a company’s capital stock either (i) out of its surplus or (ii) if the corporation does not have surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital is surplus.

The term “Net assets” means the amount by which total assets exceed total liabilities.

Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

	Selina	BOA

the company’s profits, losses, assets and liabilities, include appropriate provisions, and include details of the company’s share capital and reserves (including undistributable reserves).

The process for declaring and paying dividends is usually set out in a company’s articles of association. Typically, these will provide that (a) final dividends are declared by shareholders following a recommendation from the board of directors (often at the company’s annual general meeting), and (b) interim dividends can be decided solely by the board of directors.

Dividends may be declared and paid in the form of cash, property, stock or other non-cash assets and may be paid in dollars or any other currency.

Repurchases and Redemptions of Shares

Under English law, a company is free to purchase its own shares, unless its articles of association expressly prohibit or limit share buybacks. A company’s articles may also provide that repurchased shares are either cancelled or held as treasury shares.

A share repurchase can only be funded out of distributable profits or from the proceeds of a fresh issue of shares made for the purpose of financing the buyback. Public limited companies are not permitted to purchase their own shares out of capital.

Any repurchase of a company’s shares will require shareholder approval. For an “off-market” purchase, the relevant buyback contract must be approved by shareholders either (i) before it was entered into, or (ii) after it was entered into, but provided that no shares may be purchased under the contract until it has been approved (by way of a special resolution). For a “market” purchase, the repurchase must be approved by an ordinary resolution of the shareholders (unless the company’s articles require a higher percentage), and it is common for listed companies to seek an annual authority from shareholders to repurchase shares at their annual general meeting.

Under Delaware law, any stock of any class or series may be made subject to redemption by the corporation at its option or at the option of the holders of such stock or upon the happening of a specified event; provided however, that immediately following any such redemption the corporation must have outstanding one or more shares of one or more classes or series of shares, which share, or shares together, have full voting powers.

Any stock which may be made redeemable may be redeemed for cash, property or rights, including securities of the same or another corporation, at such time or times, price or prices, or rate or rates, and with such adjustments, as stated in the certificate of incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors.

Every corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares; provided, however, that no corporation may (i) purchase or redeem its own shares of capital stock for cash or other property when the capital of the corporation is impaired or

	Selina	BOA

A public limited company has the authority to issue redeemable shares if this is permitted by its articles of association (and the articles can be amended by way of special resolution if necessary for these purposes). Shares that are capable of being redeemed must be issued as redeemable shares from the outset and, accordingly, a company cannot amend the terms attaching to a non-redeemable class of shares to make them redeemable. Under the Companies Act, a company which has issued redeemable shares must ensure that it has at least one non-redeemable share in issue and, in the case of a public limited company, that the redemption does not reduce the share capital of the company below the statutory minimum (£50,000, of which one-quarter must be fully paid up) unless the company intends to re-register as a private limited company.

when such purchase or redemption would cause any impairment of the capital of the corporation, except that a corporation other than a non-stock corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced (ii) purchase, for more than the price at which they may then be redeemed, any of its shares which are redeemable at the option of the corporation; or (iii) redeem any of its shares, unless their redemption is authorized by Delaware law and then only in accordance with its certificate of incorporation.

Liability of Directors and Officers

Under the Companies Act, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings); and (c) provide a “qualifying pension scheme indemnity” (being an

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or (iv) any transaction from which the director derives an improper personal benefit.

In addition, under Delaware law, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action is by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee

	Selina	BOA
	indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).	or agent of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; provided, with respect to any criminal action or proceeding, there was no reasonable cause to believe the person’s conduct was unlawful; provided, further, that the corporation may not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless determined otherwise by court order.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing at least 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right). A company’s articles of association may provide more extensive rights for shareholders to call a poll. Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present (in person or by proxy) at the meeting. If a poll is	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	Selina	BOA
demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders present (in person or by proxy) who (being entitled to vote) vote on the resolution.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Shareholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management.

Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company in which the company is the beneficiary of any damages arising) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs’ shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

	Selina	BOA
Inspection of Books and Records

Under the Companies Act, shareholders have rights including the right to:

•  inspect and obtain copies (for a fee) of the minutes of all general meetings of the company and all resolutions of members passed other than at a general meeting;

•  inspect copies of the register of members, register of directors, register of secretaries and other statutory registers maintained by the company;

•  receive copies of the company’s annual report and accounts for each financial year; and

•  receive notices of general meetings of the company.

A company’s articles of association must be registered at Companies House and are therefore open to public inspection.

Shareholders do not have any right to inspect board minutes of the company.

Under Delaware law, any stockholder, in person or by attorney or other agent, does, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

•  the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

•  a subsidiary’s books and records, to the extent that:

(a).  the corporation has actual possession and control of such records of such subsidiary; or

(b). the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:

(1)   the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and

(2)   the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

Amendments of Constituent Documents	Under the Companies Act, companies may only alter their articles of association by way of passing a special resolution of shareholders in general meeting.	Under Delaware law, a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment; and, if a change in stock or the rights of stockholders, or an exchange, reclassification, subdivision, combination or cancellation of stock or rights of

Selina	BOA

stockholders is to be made, such provisions as may be necessary to effect such change, exchange, reclassification, subdivision, combination or cancellation.

The board of directors must adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the stockholders. A majority of the outstanding shares entitled to vote thereon and a majority of the outstanding shares of each class entitled to vote thereon as a class must vote in favor of the amendment.

The holders of the outstanding shares of a class must be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BOA AND SELINA

The following table sets forth information regarding the beneficial ownership of BOA Common Stock as of June 30, 2022 by:

•	each person known by BOA to beneficially own more than 5% of the outstanding shares of BOA Common Stock;

•	each of BOA’s current executive officers and directors of BOA; and

•	all of BOA’s current executive officers and directors as a group.

Unless otherwise indicated, BOA believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The following table does not reflect record or beneficial ownership of the BOA Warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership of BOA Common Stock is based on 28,750,000 shares of BOA Common Stock (including 23,000,000 shares of BOA Class A Common Stock and 5,750,000 shares of Class B Common Stock) issued and outstanding as of June 30, 2022.

	BOA Class A Common Stock		BOA Class B Common Stock		All Capital Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding*	Percentage Outstanding*
BOA’s Current Executive Officers and Directors
Brian Friedman(2)	—	—	5,600,000	97.4%	19.5%
Benjamin Friedman(2)	—	—	5,600,000	97.4%	19.5%
Srikanth Batchu	—	—	30,000	*	*
Shane Battier	—	—	30,000	*	*
Lorron James	—	—	30,000	*	*
Anthony Wagner	—	—	30,000	*	*
Jenny Abramson	—	—	30,000	*	*
All Directors and Executive Officers of BOA as a Group (Seven Individuals)	—	—	5,750,000	100%	20.0%
Five Percent or More Holders:
Bet on America Holdings LLC(3)	—	—	5,600,000	97.4%	19.5%
Aristeia Capital, L.L.C.(4)	1,149,999	5.0%	—	—	4.0%
The Goldman Sachs Group, Inc.(5)	1,177,380	5.1%	—	—	4.1%
Periscope Capital Inc.(6)	1,208,800	5.26%	—	—	4.2%

*	Denotes less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o BOA Acquisition Corp., 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037.
(2)

Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)

The Sponsor is the record holder of such shares. The controlling member of the Sponsor is Bet on America Holdings LLC. The members of Bet on America Holdings LLC are Brian Friedman and Benjamin Friedman, and, as such, they have voting and investment discretion with respect to the BOA Common Stock held by the Sponsor and may be deemed to have shared beneficial ownership of the common stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(4)

Based solely on information contained in a Form 13G filed by Aristeia Capital, L.L.C. (“Aristeia Capital”) with the SEC on February 14, 2022, Aristeia Capital is an investment manager to various investment funds and has voting and investment control with respect to the securities described herein held by one or more investment funds. Aristeia Capital has sole voting power with respect to 1,149,999 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,149,999 shares and shared dispositive power with respect to no shares. The address of Aristeia Capital is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06380.

(5)

Based solely on information contained in a Form 13G filed by The Goldman Sachs Group, Inc. (“GS Group”) with the SEC on February 11, 2022, GS Group is the parent of Goldman Sachs & Co. LLC, an investment advisor registered under Section 203 of the Investment Advisors Act (“Goldman Sachs”), which has sole voting power with respect to no shares, shared voting power with respect to 1,177,300 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 1,177,380 shares. Goldman Sachs has sole voting power with respect to no shares, shared voting power with respect to 1,177,380 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 1,177,380 shares. The address of GS Group is 200 West Street, New York, NY 10282.

(6)

Based solely on information contained in a Form 13G filed by Periscope Capital Inc. (“Periscope”) with the SEC on February 14, 2022, Periscope acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds. Periscope has sole voting power with respect to no shares, shared voting power with respect to 1,208,800 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 1,208,800 shares. The address of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

The following tables sets forth information regarding (i) the actual beneficial ownership of Selina’s share capital as of the date of this proxy statement/prospectus, prior to the consummation of the Business Combination, and (ii) the expected beneficial ownership of Selina Ordinary Shares immediately following consummation of the Business Combination, assuming that no shares of BOA Class A Common Stock are redeemed, and alternatively, that the maximum number of shares of BOA Class A Common Stock are redeemed by:

•	each of the current executive officers and directors of Selina, and such persons as a group;

•	each person who is the beneficial owner of more than 5% of any class of the outstanding Selina Ordinary Shares;

•	each person who will become an executive officer or director of Selina upon consummation of the Business Combination, and such persons as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of the Selina Ordinary Shares upon consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes underlying share options that currently are exercisable or are exercisable within 60 days and restricted stock units that will vest within 60 days, in each case from June 1, 2022.

The beneficial ownership of Selina’s share capital as of the date of this proxy statement/prospectus is based on 21,959,580 shares of Selina issued and outstanding, which shares include an aggregate of 15,589,552 Series A shares, 3,200,539 Series B shares, 2,749,657 Series C shares and 419,832 ordinary shares.

Unless otherwise indicated, we believe that all persons named in the tables below have, or may be deemed to have, sole voting and investment power with respect to all shares which are, or are expected to be, beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares(2)				Percentage of Shares(2)
	Series A	Series B	Series C	Ordinary	Series A	Series B	Series C	Ordinary	Total
Directors and executive officers
Jerome Letter(3)	—	—	—	37,500	—	—	—	0.17%	0.17%
Nori Gerardo Lietz(4)	—	—	—	5,971	—	—	—	0.027%	0.027%
Yoav Gery(5)	—	—	—	210,125	—	—	—	0.948%	0.948%
Rafael Museri(6)(17)	—	—	—	238,431	—	—	—	1.074%	1.074%
Daniel Rudasevski(7)(17)	—	—	—	238,431	—	—	—	1.074%	1.074%
Barbara Zubiria(8)	—	—	—	15,760	—	—	—	0.072%	0.072%
Saurabh Chawla(9)	—	—	—	15,499	—	—	—	0.071%	0.071%
Jonathon Grech(10)	—	—	—	7,870	—	—	—	0.036%	0.036%
Elad Nir(11)	—	—	—	6,857	—	—	—	0.031%	0.031%
Lena Katz(12)	—	—	—	—	—	—	—	—	—
Eyal Amzallag(13)	—	—	—	—	—	—	—	—	—
Sam Khazary(14)	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group	—	—	—	776,445	—	—	—	3.415%	3.415%
Five percent or more holders
Dekel Development Holding, S.A.(15)(16)	7,611,048	—	—	45,643	48.82%	—	—	9.81%	34.79%
Stanhouse Capital Inc.(17)	1,197,000	—	—	11,410	7.68%	—	—	2.65%	5.50%
Gomez Cayman SPV Limited(18)	95,374	1,577,391	47,680	114,109	0.61%	49.29%	1.73%	21.37%	8.31%
CIBanco, S.A. Institución de Banca Múltiple (acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900)(18)	—	843,671	47,680	118,386	—	20.86%	1.70%	22.00%	4.40%
AI Workstay Holdings LLC(19)	794,787	—	741,682	—	5.10%	—	26.97%	—	7.00%
Renaissance Charitable Foundation Inc.(20)	1,385,922	1,426,129	793,725	172,800	8.89%	40.39%	28.87%	41.16%	16.95%

*	Denotes a less than 1% ownership percentage.
(1)	Unless otherwise indicated, the business address of each individual is c/o Selina Hospitality PLC, 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England.
(2)	The Series A, Series B and Series C shares shall become and be redesignated as Selina Ordinary Shares immediately prior to the effective time of the Merger under the Business Combination Agreement.
(3)

Represents the number of fully-vested options held by Mr Letter as of the date of this this proxy statement/prospectus, with such options having a strike price of $17.50 per share. Mr Letter holds additional unvested options over 37,500 ordinary shares, which options have a strike price of $17.50 per share and vest in tranches of 6,250 shares each quarter.

(4)

Represents the number of partially-vested restricted stock units held by Ms Gerardo Lietz as of the date of this this proxy statement/prospectus. Ms Gerardo Lietz holds 4,886 additional unvested restricted stock units, which units have a vesting date of 11 November 2022. All units held by Ms Gerardo Lietz are held pursuant to deferred compensation arrangements that include certain additional vesting conditions.

(5)	Represents the number of fully-vested options held by Mr Gery as of the date of this this proxy statement/prospectus, with such options having a strike price of $5.47 per share.
(6)

Represents the number of fully-vested options held by Mr Museri as of the date of this this proxy statement/prospectus, with such options having a strike price of $5.47 per share. Mr Museri also has been granted an award of 10,008 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.

(7)

Represents the number of fully-vested options held by Mr Rudasevski as of the date of this this proxy statement/prospectus, with such options having a strike price of $5.47 per share. Mr Rudasevski also has been granted an award of 6,005 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.

(8)

Represents 9,006 fully-vested options having a strike price of $17.50 per share and 6,753 fully-vested restricted stock units, in each case as of the date of this this proxy statement/prospectus. Ms Zubiria holds additional unvested options over 36,025 shares, which options have a strike price of $17.50 per share, and 27,016 unvested restricted stock units. The options and restricted stock units time vest in equal tranches in January 2023, January 2024, January 2025 and January 2026. Ms Zubiria also has been granted an award of 3,409 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.
(9)

Represents 6,358 fully-vested options having a strike price of $17.50 per share and 9,142 vested share awards, in each case as of the date of this this proxy statement/prospectus. Mr Chawla holds additional unvested options over 25,429 shares, which options have a strike price of $17.50 per share and time vest in equal tranches in January 2023, January 2024, January 2025 and January 2026. Mr Chawla also has been granted an award of 1,730 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.

(10)

Represents 4,727 fully-vested options having a strike price of $17.50 per share and 3,142 fully-vested restricted stock units, in each case as of the date of this this proxy statement/prospectus. Mr Grech holds additional unvested options over 18,911 shares, which options have a strike price of $17.50 per share, and 12,572 unvested restricted stock units. The options and restricted stock units time vest in equal tranches in January 2023, January 2024, January 2025 and January 2026. Mr Grech also has been granted an award of 1,856 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.

(11)

Represents 6,857 fully-vested options having a strike price of $17.50 per share. Mr Nir holds additional unvested options over 27,429 shares, which options have a strike price of $17.50 per share and time vest in equal tranches in July 2022, July 2023, July 2024, July 2025 and July 2026. Mr Nir also has been granted an award of 1,595 restricted stock units, in lieu of a cash bonus for 2021, which units vest in November 2022.

(12)	Ms Katz holds 14,286 unvested restricted stock units that vest in five equal tranches over a period of five years, starting in July 2023.
(13)	Mr Amzallag holds 25,510 unvested restricted stock units that vest in three equal tranches over a period of three years, starting in July 2023.
(14)

Mr Khazary holds 34,285 unvested restricted stock units that vest as to 17,142 units in January 2024, 5,714 units in January 2025, 5,714 units in January 2026 and 5,715 units in January 2027. Mr Khazary also holds additional unvested options over 34,285 shares, which options have a strike price of $17.50 per share and time vest in equal tranches in January 2023, January 2024, January 2025, January 2026 and January 2027.

(15)

The business address for Dekel Development Holding, S.A. is Edificio Heurtematte & Cia., La Avenida Central (La Peatonal), San Felipe, La Ciudad de Panamá, Panamá. Dekel Development Holding, S.A. is a wholly-owned subsidiary of Kibbutz Holding S.a.r.l. Kibbutz Holding S.a.r.l.owns and controls 50% of the equity interests in the general partner of the Selina Growth Fund S.C.Sp. Messrs. Museri and Rudasevski are directors of Kibbutz Holding S.a.r.l., Dekel Development Holding, S.A. and Selina Growth Fund S.C.Sp., and Mr Museri and Mr Rudasavski each hold a 32.315% interest in Kibbutz Holding S.a.r.l.

(16)	The number of Selina Ordinary Shares shown in the table for Dekel Development Holding, S.A. assumes that it has exercised its warrants under the 2020 warrant instrument.
(17)

The business address for Stanhouse Capital Inc. is 2nd Floor, O’Neal Marketing Associates Building, Wickham’s Cay II, P.O. Box 3174, Road Town, Tortola, VG1110, British Virgin Islands. The number of Selina Ordinary Shares shown in the table for Stanhouse Capital Inc. assumes that it has exercised its warrants under the 2020 warrant instrument.

(18)

The business address for Gomez Cayman SPV Limited is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The business address for Cibanco, S.A. Institución de Banca Múltiple is Cordillera de Los Andes 265 P-3, Lomas de Chapultepec, Ciudad de México, Mexico. The number of Selina Ordinary Shares shown in the table for Gomez Cayman SPV Limited and Cibanco, S.A. Institución de Banca Múltiple assumes that each entity has exercised its warrants under the 2020 warrant instrument. In addition, the interest of Cibanco, S.A. Institución de Banca Múltiple includes a total of 891,351 Series B and Series C shares of Selina Hospitality Operations Mexico, S.A. de C.V., which may be converted into Selina Ordinary Shares pursuant to the Put and Call Options. The managers of Gomez Cayman SPV Limited and Cibanco, S.A. Institución de Banca Múltiple are under common control by the SouthLight Capital group.

(19)	The business address for AI Workstay Holdings LLC is c/o Access Industries Management LLC, 40 West 57th St., 28th Floor, New York, NY 10019, United States.

(20)

The business address for Renaissance Charitable Foundation Inc. is 8910 Purdue Road, Suite 555, Indianapolis IN 46268, United States. The Series B shareholding of Renaissance Charitable Foundation Inc. includes warrants which may be exercised for 330,275 Series B shares.

The estimated beneficial ownership of Selina’s share capital as of the closing of the Business Combination is set out below and is based on a total of 116,432,858 Selina Ordinary Shares, assuming no redemptions, and 93,931,543 Selina Ordinary Shares, excluding any purchase of Ordinary Shares by Bet on America Holdings LLC pursuant to its conditional backstop obligation and assuming 97.83% redemptions, which, based on the amount of $230,606,147 in the Trust Account as of August 4, 2022, represents the maximum amount of redemptions that would still enable BOA to have sufficient cash to satisfy the provision in its Current Company Certificate that prohibits BOA from redeeming shares of its Class A Stock in an amount that would result in BOA’s failure to have net tangible assets exceeding $5,000,000.

Each redemption scenario assumes that the Capital Restructuring has occurred immediately prior to the Effective Time, including the Selina Preferred Share Redesignation, the Selina Convertible Instrument Conversion and the Share Subdivision and, except as may be indicated for each beneficial owner, does not take into account the effects of the outstanding vested and unvested awards under the Global Option Plan, the exercise of the BOA Warrants held by BOA Stockholders and BOA Sponsor, the conversion of the New Notes into Selina Ordinary Shares, the exercise of warrants issued to holders of New Notes and the lender under the BCA Bridge Loan, sponsor shares granted to holders of New Notes, and dilution from the New Company Equity Incentive Plan and New Company Employee Share Purchase Plan.

	Post-Business Combination (Assuming No Redemptions)		Post-Business Combination (Assuming Maximum Redemptions)
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage Outstanding	Number of Ordinary Shares Beneficially Owned	Percentage Outstanding
Directors and executive officers
Richard Stoddart**	—	—	—	—
Catherine Dunleavy**	—	—	—	—
Adi Soffer-Teeni**	—	—	—	—
Jerome Letter***	74,422	0.064%	74,422	0.079%
Nori Gerardo Lietz	11,850	0.010%	11,850	0.013%
Yoav Gery***	417,012	0.357%	417,012	0.442%
Rafael Museri(2)	473,188	0.405%	473,188	0.501%
Daniel Rudasevski(2)	473,188	0.405%	473,188	0.501%
Barbara Zubiria	31,277	0.027%	31,277	0.033%
Saurabh Chawla	30,759	0.026%	30,759	0.033%
Jonathon Grech	15,618	0.013%	15,618	0.017%
Elad Nir	13,608	0.012%	13,608	0.014%
Lena Katz	—	—	—	—
Eyal Amzallag	—	—	—	—
Sam Khazary	—	—	—	—
All directors and executive officers as a group	1,540,922	1.306%	1,540,922	1.614%
Five percent or more holders
Dekel Development Holding, S.A.(2)(3)	15,555,415	13.36%	15,555,415	16.56%
Stanhouse Capital Inc.(4)	2,693,843	2.31%	2,693,843	2.87%
Gomez Cayman SPV Limited(5)(7)	10,332,944	8.87%	10,332,944	11.00%
CIBanco, S.A. Institución de Banca Múltiple (acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900)(6)(7)	5,825,954	4.91%	5,825,954	6.06%

	Post-Business Combination (Assuming No Redemptions)		Post-Business Combination (Assuming Maximum Redemptions)
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Percentage Outstanding	Number of Ordinary Shares Beneficially Owned	Percentage Outstanding
AI Workstay Holdings LLC(8)	5,136,281	4.41%	5,136,281	5.47%
Renaissance Charitable Foundation Inc.(9)	7,600,435	6.53%	7,600,435	8.09%
166 2nd LLC(10)	8,542,753	7.34%	8,542,753	9.09%
Selina Growth Fund S.C.Sp.(2)(11)	7,492,352	6.43%	7,492,352	7.98%
Kibbutz Holding S.a.r.l.(2)(12)	20,830,168	17.62%	20,830,168	21.76%
Bet on America Holdings LLC(13)	12,325,875	10.02%	13,282,189	13.09%

*	Denotes a less than 1% ownership percentage.
**	Directorship to commence at Closing.
***	Directorship to cease at Closing.
(1)	Unless otherwise indicated, the business address of each individual is c/o Selina Hospitality PLC, 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England.
(2)

Dekel Development Holding, S.A. is a wholly-owned subsidiary of Kibbutz Holding S.a.r.l. Kibbutz Holding S.a.r.l.owns and controls 50% of the equity interests in the general partner of the Selina Growth Fund S.C.Sp. Messrs. Museri and Rudasevski are directors of Kibbutz Holding S.a.r.l., Dekel Development Holding, S.A. and Selina Growth Fund S.C.Sp., and Mr Museri and Mr Rudasavski each hold a 32.315% interest in Kibbutz Holding S.a.r.l.

(3)

Includes 227,038 ordinary shares expected to be issued to Dekel Development Holding, S.A. prior to the Share Subdivision in connection with the conversion of convertible debt and exercise of warrants, in addition to the 7,611,048 shares held by Dekel Development Holding, S.A. as of the date of this proxy statement/prospectus. The business address for Dekel Development Holding, S.A. is Edificio Heurtematte & Cia., La Avenida Central (La Peatonal), San Felipe, La Ciudad de Panamá, Panamá.

(4)

Includes 49,524 ordinary shares expected to be issued to Stanhouse Capital Inc. prior to the Share Subdivision in connection with the conversion of convertible debt and exercise of warrants, in addition to the 1,197,000 shares held by Stanhouse Capital Inc. as of the date of this proxy statement/prospectus, plus 220,000 shares to be issued to Stanhouse Capital Inc. as a result of the PIPE Investment to be made by it. The business address for Stanhouse Capital Inc. is 2nd Floor, O’Neal Marketing Associates Building, Wickham’s Cay II, P.O. Box 3174, Road Town, Tortola, VG1110, British Virgin Islands.

(5)

Includes 3,486,134 ordinary shares expected to be issued to Gomez Cayman SPV Limited prior to the Share Subdivision in connection with the conversion of convertible debt, exercise of warrants and certain anti-dilution rights, in addition to the 1,720,445 shares held by Gomez Cayman SPV Limited as of the date of this proxy statement/prospectus. The business address for Gomez Cayman SPV Limited is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)

Includes 775,630 ordinary shares expected to be issued to Cibanco, S.A. Institución de Banca Múltiple in connection with the conversion of convertible debt, exercise of warrants, the exercise of the Put and Call Options and certain anti-dilution rights, in each case prior to the Share Subdivision, plus 200,000 shares to be issued to Cibanco, S.A. Institución de Banca Múltiple as a result of the PIPE Investment to be made by it and 645,793 BOA Sponsor shares and warrants to be issued to Cibanco, S.A. Institución de Banca Múltiple in connection with its $14.16 million investment (equating to a principal amount of $17.70 million) in New Notes to be issued under the Indenture at Closing, as well as 1,539,130 shares that would be issued upon the conversion of the New Notes into equity. The business address for CIBanco, S.A. Institución de Banca Múltiple is Cordillera de Los Andes 265 P-3, Lomas de Chapultepec, Ciudad de México, Mexico.

(7)	The managers of Gomez Cayman SPV Limited and Cibanco, S.A. Institución de Banca Múltiple are under common control by the SouthLight Capital group.
(8)

Includes 1,051,608 ordinary shares expected to be issued to AI Workstay Holdings LLC prior to the Share Subdivision in connection with certain anti-dilution rights, in addition to the 1,536,469 shares held by AI Workstay Holdings LLC as of the date of this proxy statement/prospectus. The business address for AI

Workstay Holdings LLC is c/o Access Industries Management LLC, 40 West 57th St., 28th Floor, New York, NY 10019, United States.
(9)

Includes 381,418 ordinary shares expected to be issued to Renaissance Charitable Foundation Inc. prior to the Share Subdivision in connection with the exercise of warrants and certain anti-dilution rights, in addition to the 3,448,301 shares held by Renaissance Charitable Foundation Inc. as of the date of this proxy statement/prospectus. The business address for Renaissance Charitable Foundation Inc. is 8910 Purdue Road, Suite 555, Indianapolis, IN 46268, United States.

(10)

Includes 4,144,535 ordinary shares expected to be issued to 166 2nd LLC prior to the Share Subdivision in connection with the conversion of convertible debt, exercise of warrants and certain anti-dilution rights, in addition to the 160,000 shares held by 166 2nd LLC as of the date of this proxy statement/prospectus. The business address for 166 2nd LLC is 88 University Place, New York, NY 10003, USA.

(11)

Includes 3,775,258 ordinary shares expected to be issued to Selina Growth Fund S.C.Sp. prior to the Share Subdivision in connection with the conversion of convertible debt and the exercise of warrants. The business address for Selina Growth Fund S.C.Sp. is 9 Rue de Bonnevoie, L-1260 Luxembourg.

(12)

Since Kibbutz Holding S.a.r.l. owns 100% of the share capital of Dekel Development Holding, S.A., the beneficial ownership interests of the two entities are shown together. The ownership interest of Kibbutz Holding S.a.r.l. includes 554,220 ordinary shares expected to be issued to Kibbutz Holding S.a.r.l. prior to the Share Subdivision in connection with the conversion of convertible debt and the exercise of warrants plus 2,250,000 shares, including BOA Sponsor shares, to be issued to Kibbutz Holding S.a.r.l. as a result of the PIPE Investment to be made by it and 536,337 BOA Sponsor shares and warrants to be issued to Kibbutz Holding S.a.r.l. in connection with its $11.76 million investment (equating to a principal amount of $14.70 million) in New Notes to be issued under the Indenture at Closing, as well as 1,278,261 shares that would be issued upon the conversion of the New Notes into equity. The business address for Kibbutz Holding S.a.r.l. is 5 Rue de Bonnevoie, L-1260 Luxembourg.

(13)

Includes 1,250,000 shares to be issued to Bet on America Holdings LLC, an affiliate of the BOA Sponsor, in connection with its advanced PIPE Investment, in addition to the existing BOA Shares and 6,575,000 BOA Warrants held by BOA Sponsor. Also assumes 956,314 Ordinary Shares are purchased by Bet on America Holdings LLC as part of its conditional backstop obligation being triggered in part under the maximum redemption scenario. The business address for Bet on America Holdings LLC is 2600 Virginia Avenue NW, Suite T23 Management Office, Washington, D.C. 20037, United States.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, Selina shareholders will be entitled to attend and participate in Selina’s annual general meetings of shareholders. Selina will provide notice of the date on which its annual general meeting will be held in accordance with the Selina Articles and the Companies Act.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, the holders of shares of BOA Common Stock and BOA Warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the BOA Board, any committee chairperson or the non-management directors as a group by writing to the BOA Board or committee chairperson in care of BOA Acquisition Corp., 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037. Following the Business Combination, such communications should be sent to Selina at 6th Floor, 2 London Wall Place, Barbican, London, EC2Y 5AU, England. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Selina Ordinary Shares and Selina Warrants offered by this proxy statement/prospectus and certain other U.S. and English law matters will be passed upon for Selina by Morgan, Lewis & Bockius UK LLP. Certain legal matters will be passed upon for BOA by King & Spalding LLP.

EXPERTS

The financial statements of BOA for the period from October 26, 2020 (inception) through December 31, 2020 and for the year ended December 31, 2021, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020 appearing in this proxy statement/prospectus have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, BOA and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, BOA will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that BOA deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify BOA of their requests by calling (888) 211-3261 or writing BOA at its principal executive offices, 2600 Virginia Ave NW, Suite T23 Management Office, Washington, D.C. 20037.

ENFORCEABILITY OF CIVIL LIABILITY

Selina is a public limited company organized under the laws of England and Wales. Substantially all of Selina’s assets and the majority of its directors and executive officers are located and reside, respectively, outside of the United States. Because of the location of Selina’s assets and board members, it may not be possible for investors to serve process within the United States upon Selina or those persons with respect to matters arising under the United States federal securities laws or to enforce against Selina or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.

Selina understands that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom by reason of being a penalty. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the United Kingdom.

Selina US Real Estate LLC, a Delaware limited liability company, with a registered office at 251 Little Falls Drive, Wilmington, Delaware 19808, has been appointed agent to receive service of process in any action against Selina in any state or federal court in the State of New York.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Selina’s securities is Continental.

WHERE YOU CAN FIND MORE INFORMATION

Selina has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

As a foreign private issuer, Selina is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Selina will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

BOA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on BOA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. These filings are also available free of charge to the public on, or accessible through, BOA’s corporate website at https://www.boaacquisition.com/. BOA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to BOA has been supplied by BOA, and all such information relating to Selina has been supplied by Selina. Information provided by one does not constitute any representation, estimate, or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, you should contact BOA by telephone or in writing:

BOA Acquisition Corp.

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

(888) 211-3261

You may also obtain these documents by requesting them in writing or by telephone from BOA’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

If you are a BOA Stockholder and would like to request documents, please do so no later than five (5) business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from BOA, BOA will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of Selina and a proxy statement of BOA for the Special Meeting. Neither Selina nor BOA has authorized anyone to give any information or make any representation about the Business Combination, Selina, or BOA that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that BOA has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Consolidated Financial Statements of Selina Holding Company, UK Societas

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Profit or Loss	F-3

Consolidated Statements of Comprehensive Income or Loss	F-4

Consolidated Statements of Financial Position	F-5

Consolidated Statements of Changes in Equity	F-6

Consolidated Statements of Cash Flows	F-7

Notes to the consolidated financial statements	F-8

Audited Financial Statements of BOA Acquisition Corp.

Report of Independent Registered Public Accounting Firm	F-104

Balance Sheets as of December 31, 2020 and December 31, 2021	F-105

Statements of Operations for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-106

Statements of Changes in Stockholder’s Equity for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-107

Statements of Cash Flows for the year ended December 31, 2021 and the period from October 26, 2020 (inception) through December 31, 2020	F-108

Notes to Financial Statements	F-109

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Selina Hospitality, PLC and its Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Selina Hospitality, PLC (formerly Selina Holdings Company, UK Societas) and its Subsidiaries (the Company), as of December 31, 2021 and 2020 and the related consolidated statements of profit or loss, comprehensive income or loss, changes in equity and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered historical losses from operations, has a net capital deficiency, negative working capital and cash outflows from operations that raise significant doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ Baker Tilly US, LLP

Houston, Texas

June 24, 2022

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

U.S. Dollars in thousands

		Year ended December 31,
	Note	2021	2020
Revenue
Rooms		51,335	22,797
Food & beverage		31,361	9,939
Other, net		10,041	2,425

Total revenue		92,737	35,161

Costs and expenses
Cost of sales food and beverage	15	(11,311)	(3,762)
Payroll and employee expenses	7	(57,162)	(40,869)
Insurance, utilities and other property maintenance costs		(31,480)	(11,928)
Legal, marketing, IT and other operating expenses		(33,676)	(26,142)
Depreciation and amortization		(31,235)	(21,612)

Total cost and expenses		(164,864)	(104,313)

Loss from operations activity before impairment, government grants and COVID-related concessions		(72,127)	(69,152)

Impairment and write-off of non-current assets		(11,153)	(19,731)
Government grants		2,099	1,437
Income from COVID-related concessions	12	—	2,854

Loss from operations activity		(81,181)	(84,592)
Finance income	6	90	7,193
Finance costs	6	(102,914)	(61,853)
Gain on net monetary position	8	1,725	2,256
Share of profit / (loss) in associates	30	62	(42)
Other non-operating expense, net		(661)	—

Loss before income taxes		(182,879)	(137,038)
Income tax expense	9	(2,844)	(2,265)

Net loss		(185,723)	(139,303)

Loss attributable to:
Equity holders of the parent		(184,352)	(138,099)
Non-controlling interest		(1,371)	(1,204)

Earnings per share
Basic and diluted, loss for the year attributable to equity holders of the parent	10	$(8.47)	$(6.40)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME OR LOSS

U.S. Dollars in thousands

	Year ended December 31,
	2021	2020
Net loss	(185,723)	(139,303)

Other comprehensive (loss) income
Items that will not be reclassified to profit and loss
Exchange gains (losses) on foreign currency translation	2,058	(1,713)

Total comprehensive loss	(183,665)	(141,016)

Attributable to:
Equity holders of the parent	(182,294)	(139,812)
Non-controlling interest	(1,371)	(1,204)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. Dollars in thousands

	Note	At 31 December 2021	At 31 December 2020
ASSETS
Current assets
Cash		21,943	13,572
Trade and other receivables, net	16	10,527	4,940
Inventory	15	1,278	1,349
Assets held for sale	17	2,500	—
Other assets	17	10,119	10,736

Total current assets		46,367	30,597

Non-currents assets
Property, equipment and furniture, net	11	96,450	100,718
Right of use assets	12	311,637	283,094
Intangible assets, net	13	4,962	3,585
Goodwill	13,14	622	—
Trade and other receivables, net	16	1,925	2,345
Investment in associates and joint ventures	30	887	718
Non-current financial assets	18	3,156	3,117
Security deposits		9,773	10,340
Other assets		822	451

Total non-current assets		430,234	404,368

Total assets		476,601	434,965

LIABILITIES AND EQUITY
Current liabilities
Trade payables and other liabilities	19	(50,066)	(34,763)
Loans payable	20	(19,458)	(19,091)
Lease liabilities	12	(45,660)	(34,766)
Derivative financial liabilities	20,21	(76,906)	(34,277)
Warrants	21	(21,975)	(8,850)

Total current liabilities		(214,065)	(131,747)

Non-currents liabilities
Loans payable, net of current portion	20	(129,714)	(87,154)
Convertible notes	21	(97,316)	(61,422)
Lease liabilities, net of current portion	12	(348,972)	(291,186)
Accounts payable to related parties	27	(3,472)	(5,434)
Deferred tax liability	9	(373)	—
Employee payables		(6,068)	(3,732)

Total non-current liabilities		(585,915)	(448,928)

Total liabilities		(799,980)	(580,675)

Equity
Common stock	23	(236)	(229)
Additional paid-in capital	24	(191,113)	(186,204)
Currency translation adjustment		(4,464)	(2,406)
Accumulated deficit		518,979	335,504

Total equity		323,166	146,665

Non-controlling interest		213	(955)

Total liabilities and equity		(476,601)	(434,965)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

U.S. Dollars in thousands

	Common shares	Additional paid in capital	Currency translation adjustment	Accumulated deficit	Shareholders’ equity	Non-controlling interest	Total equity
Balance at 31 December, 2019	229	184,498	4,119	(197,405)	(8,559)	1,528	(7,031)

Net loss for the period	—	—	—	(138,099)	(138,099)	(1,204)	(139,303)
Other comprehensive income for the period	—	—	(1,713)	—	(1,713)	—	(1,713)

Total comprehensive income for the period	—	—	(1,713)	(138,099)	(139,812)	(1,204)	(141,016)

Equity contributions	—	—	—	—	—	631	631
Share-based compensation expense	—	1,340	—	—	1,340	—	1,340
Shares issued in connection with business combinations (see Note 14)	—	366	—	—	366	—	366

Balance at 31 December 2020	229	186,204	2,406	(335,504)	(146,665)	955	(145,710)

Net loss for the period	—	—	—	(184,352)	(184,352)	(1,371)	(185,723)
Other comprehensive income for the period	—	—	2,058	—	2,058	—	2,058

Total comprehensive income for the period	—	—	2,058	(184,352)	(182,294)	(1,371)	(183,665)

Issuance of shares	7	82	—	—	89	—	89
Share-based compensation expense	—	2,817	—	—	2,817	—	2,817
Value of conversion rights on investors fund	—	1,926	—	—	1,926	—	1,926
Exercises of share options	—	84	—	—	84	—	84
Business combinations (see Note 14)	—	—	—	877	877	203	1,080

Balance at 31 December 2021	236	191,113	4,464	(518,979)	(323,166)	(213)	(323,379)

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. Dollars in thousands

	Year ended December 31,
	2021	2020
Cash flow from operating activities:
Loss for the year	(185,723)	(139,303)
Adjustments to reconcile net loss to operating cash flows:
Depreciation and amortization expense	31,235	21,612
Share-based compensation expense	5,194	2,397
Share of loss in associates	(62)	42
Impairment and write off of non-current assets	11,153	19,731
Gain on net monetary position	(1,725)	(2,256)
Finance costs	102,914	61,853
Finance income	(90)	(7,193)
Income from COVID-related rent concessions	—	(2,854)
Income tax expense charged	2,844	2,265
Changes in working capital
Trade and other receivables	(4,662)	1,107
Inventory	71	(125)
Trade payables and other liabilities	5,723	3,074
Other assets	2,391	(1,466)
Taxes paid	—	—

Net cash used in operating activities	(30,737)	(41,116)

Cash flow from investing activities:
Investments in financial assets	(39)	(240)
Purchases of property, equipment and furniture	(14,421)	(16,376)
Security deposits (paid) / returned	561	551
Purchases of intangible assets	(2,298)	(1,527)
Proceeds from sales of property, equipment and furniture	3,760	437
Acquisition of business, net of cash acquired	312	—

Net cash used in investing activities	(12,125)	(17,155)

Cash flow from financing activities:
Proceeds from loans	43,005	21,903
Convertible note proceeds	44,350	59,650
Repayment of loans	(5,424)	(5,949)
Interest paid	(6,018)	(3,255)
Repayment of lease liabilities	(24,764)	(15,907)
Capital contributions	84	631

Net cash provided by financing activities	51,233	57,073

Change in cash and cash equivalents during the year	8,371	(1,198)
Cash and cash equivalents at start of year	13,572	14,770

Cash and cash equivalents at end of year	21,943	13,572

Non-cash transactions: See Notes 14, 20 and 21

The accompanying notes are an integral part of the consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 1:-	GENERAL

a.	General description of the Group and its operations

The consolidated financial statements of SELINA HOSPITALITY, PLC (Formerly Selina Holding Company, UK Societas) (the “Company”) and its subsidiaries (collectively, the “Group” or “Selina”) for the year ended 31 December 2021 were authorized for issue in accordance with a resolution of the directors on 24 June 2022.

The Company was originally incorporated as a Sociedad Anonima (public limited company) in Panama. The Company was then redomiciled to Luxembourg on 29 October 2018, converted to a Societas Europaea on 8 January 2019, and subsequently transferred its registered office into the UK on 26 March 2019. On 31 December 2020, the Company was automatically converted into a UK Societas pursuant to Articles AA1 and AAA1 of the EC Regulation on the European Public Limited-Liability company as amended by the European Public Limited-Liability Company (Amendment Etc.) (EU Exit) Regulations 2018. The Company is registered with company number SE000135. In August 2021, the Company filed draft terms of conversion to convert its corporate form from a UK Societas to a public limited company, under the proposed name of SELINA HOSPITALITY PLC, in order to simplify the legal regime applicable to the Company. The conversion, which would require the Company to adopt new Articles of Association in lieu of the existing Statutes, remains subject to holders of each class of shares of the Company approving the conversion by special resolution.

On 22 February 2022, the Company converted to a UK public limited company and is now registered as SELINA HOSPITALITY, PLC. Change in corporate form and name does not impact any of the Company’s contractual rights or obligations or its capital structure. Selina Hospitality PLC is, by operation of law, the legal successor to Selina Holding Company, UK Societas in all respects. After the conversion the Company is registered with company number 13931732.

The principal activity of the Company is that of a holding company. The Group operates in the hospitality and real estate industries, blending beautifully-designed accommodation options with coworking, recreation, wellness, and local experiences. Selina provides guests with a global infrastructure to seamlessly travel and work abroad. As of 31 December 2021, Selina was operating 93 locations throughout Latin America, Europe and the United States.

The Group has no single ultimate beneficial owner or ultimate parent company.

b.	Effects of the Coronavirus (COVID-19) crisis

On 11 March 2020, the World Health Organization (WHO) officially declared the novel coronavirus (“COVID-19”) a pandemic, and as a result, governments worldwide enacted extraordinary acts and measures to limit the spread of the virus. These measures included effective social distancing through a combination of national and local quarantines, the implementation of travel bans, and self-imposed quarantine periods. Governments and central banks reacted with significant monetary and fiscal policy interventions to stabilize economic conditions. The success of these interventions is not currently determinable since large-scale quarantines, travel restrictions, and social-distancing measures drive a sharp fall in consumer and business spending, producing a recession. The current challenging economic situation has led to adverse changes in cash flows, working capital levels and/or debt balances, which has also had a direct impact on the Group’s operating results and financial position potentially in the future. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy and our business are uncertain at the date these consolidated financial statements are issued.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

COVID-19 continues to impact the profitability and cash generation of the Group and the level of uncertainty in planning scenarios. The Group has taken measures to reduce expenses and cash spend or defer payments. New products or solutions for guests have been implemented to better address adjusted market needs, for example, by focusing on longer stays. Management has improved ongoing forecasting processes to quicker adapt to dynamic changes in the industry and in particular countries where they operate. Additionally, the Group sought additional financing in 2020 in order to close the liquidity gap, namely $90 million through a Convertible Loan Note Instrument (headroom increased to up to $125 million in 2021) and other loans and local government aide, as disclosed in Note 20, Note 21 and Note 31. It is likely that fluctuating COVID-19 restrictions will continue to create a volatile demand environment in the short term.

In relative terms, some risks remain dynamic as we move into 2022 while others are more stable on 2021 levels. We will continue to monitor potential shifts in 2022 as a result of the external environment.

c.	Business Combination

c.1 Business Combination Agreement (BCA)

On 2 December 2021, the Company entered into a Business Combination Agreement (the “BCA”) by and among BOA Acquisition Corp. (“BOA”), the Company and Samba Merger Sub Inc., a direct, wholly-owned subsidiary of the Company. The initial equity value for the Company under the BCA is $851 million.

BOA is a blank check company incorporated for the purpose of effecting a merger or similar business combination with one or more businesses operating in the ‘PropTech’ space. BOA has approximately $230 million of available cash (before the deduction of its listing fees and expenses) in its trust account, which amount may be released towards satisfying consideration under any such transaction.

Under the BCA, BOA will merge with the Company by way of a transaction structure known as a ‘reverse triangular merger’, whereby the Company’s merger subsidiary will merge with and into BOA, with BOA being the surviving entity in such merger, and each share in the capital of BOA automatically will be converted, as of the closing of the business combination, into the right to receive ordinary shares of the Company. In addition, each issued and outstanding warrant to purchase a share of BOA common stock, which were sold to the public and to Bet on America LLC, BOA’s sponsor (the “SPAC Sponsor”), in connection with BOA’s initial public offering automatically will be assigned to, and assumed by, the Company and converted into a corresponding warrant to purchase ordinary shares of the Company. In consideration of such merger, the Company will issue shares to the stockholders of BOA and warrant holders and seek to register on the NYSE as a foreign private issuer in order to give effect to the public trading of its securities.

Concurrently with the execution of the BCA, certain PIPE (Private Investment in Public Equity) investors have entered into subscription agreements with the Company, pursuant to which, among other things, each such investor has agreed to subscribe for, and commit to purchase in a private placement, additional ordinary shares of the Company for subscription proceeds (or the conversion of debt receivables) in an aggregate amount of not less than $55 million and SPAC Sponsor has provided an equity backstop for up to an additional $15 million in investment, bringing the total committed capital to $70 million. As of 31 December 2021, a total $10 million has been funded to the Company as an advanced equity investment under the PIPE financing, in connection with the execution of the BCA, by one of the PIPE investors.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The BCA includes customary representations, warranties, and covenants, including, among others, covenants with respect to the conduct of BOA and the Company and its subsidiaries prior to the closing. The representations and warranties will not survive the consummation of the merger.

Further, immediately prior to the closing, certain issued and outstanding debt instruments, warrants and options of the Company will be converted (in whole or in part) and discharged in full (to the extent of such conversion) in accordance with their respective terms, in consideration of the issuance to the holders of the convertible instruments of new ordinary shares of the Company.

In order to give effect to the business combination and related transaction and to facilitate the public listing of the Company’s shares on the NYSE (the New York Stock Exchange), as set forth in the BCA, immediately prior to the closing of the transaction, each outstanding class of shares in the Company (other than its ordinary shares) will be redesignated into and become ordinary shares, and immediately following such redesignation, the Company will effect a share subdivision of each ordinary share of the Company in order to achieve a share subscription price (in respect of new Company shares to be issued as part of the transaction) of US$10 per share.

Under the BCA, the Company shall be required to use its reasonable best efforts, pending the closing of the transaction, to satisfy all applicable initial and continuing NYSE listing requirements and cause the Company’s shares (and the warrants assigned to the Company by BOA), to be approved for listing on the NYSE.

The consummation of the business combination and related transactions contemplated by the BCA is conditional upon the satisfaction (or waiver) of certain customary conditions precedent, including, without limitation, the absence of any material adverse event with respect to any party and any legal restraints that would prevent closing, the effectiveness of a registration statement to be filed with the U.S. Securities and Exchange Commission, certain representations and warranties remaining true and accurate at closing and the transaction resulting in not less than $70 million of cash proceeds being available to the Company immediately following the closing. In particular, the business combination shall be conditional upon the shareholders of BOA approving the transaction, and in addition to having the right to approve the transaction, the BOA shareholders also have the right to redeem their shares as part of the transaction, in which case the cash available in BOA’s trust account will be reduced to the extent of any such redemptions.

c.2 Ancillary agreements

On 2 December 2021, SPAC Sponsor and the Company entered into a letter agreement whereby the SPAC Sponsor has agreed to vote in favour of the business combination between BOA and the Company in respect of all BOA shares held by the SPAC Sponsor. In addition, the SPAC Sponsor has agreed, at the closing of the business combination, to take all necessary actions to transfer to such parties as may be designated by the Company from time to time, subject to certain conditions and limitations, up to 25% of the BOA Class B shares owned by the SPAC Sponsor for the purposes of providing consideration to secure additional subscriptions in respect of the PIPE financing, and/or induce certain BOA stockholders owning BOA Class A shares to enter into non-redemption agreements, with any unused shares remaining in the pool to be forfeited and cancelled.

In connection with the execution of the BCA, certain shareholders of the Company entered into Transaction Support Agreements with BOA and the Company. Under these agreements, each

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

supporting shareholder has agreed, following notice of the Company’s general meeting convened to approve the business combination, to execute and deliver to the Company a written voting proxy with respect to all outstanding shares, and other securities that are convertible into or exchangeable for shares of the Company, held by such shareholder and vote such shares and other securities in favor of adopting the BCA and approving the business combination and related transactions.

In addition, each of the Company, BOA and SPAC Sponsor and certain of the Company’s significant shareholders have agreed to enter into Investor Rights Agreements, to be effective as of the closing of the business combination, pursuant to which the Company will file a registration statement for the resale of certain registrable securities and also to provide to such shareholders customary “piggyback” registration rights. The Company also has agreed to file a resale shelf registration statement, within 30 days of the closing, to register the resale of Company warrants held by the SPAC Sponsor.

The Investor Rights Agreements also provide for various lock-up restrictions that apply to certain shareholders of the Company for a period of time following the closing of the business combination, unless the Company completes, prior to the end of the lock-up period, a merger, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares for cash or other consideration. The lock-up restrictions include a 180-day lock-up period for the Company’s shareholders who hold 1% or more, but less than 5%, of the ordinary shares of the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders. The restrictions also include a one-year lock-up for the SPAC Sponsor, certain senior executives of the Company and shareholders who have a 5% or greater shareholding in the Company at closing, including shares issued as a result of the exercise of any convertible instruments, but excluding any shares issued in conjunction with any PIPE investment made by such shareholders and, with regard to the SPAC Sponsor, shares issued at closing pursuant to warrants held by the SPAC Sponsor. This one-year lock-up period is to expire on the date on which the closing price of the Company’s shares equals or exceeds $12.00 per share for any 20 trading days within any 30 trading-day period commencing at least 180 days following the closing of the business combination.

Finally, the Investor Rights Agreements describe the director nomination rights for the SPAC Sponsor and certain significant shareholders of the Company with respect to The Company’s Board of Directors from and after the closing.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all of the years presented, unless otherwise stated.

a.	Basis of preparation

These financial statements have been prepared in compliance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB) in conformity with the requirements of the Companies Act 2006.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

b.	Going concern

The Group has incurred an accumulated deficit of $519.0 million as of 31 December 2021 and incurred recurring operating losses and negative cash flows from operating activities since inception. As of 31 December 2021, the Group’s total shareholders’ deficit amounted to $323.2 million.

During the year ended 31 December 2021, the Group’s revenue went up by $57.6 million, the Company incurred operating losses before impairment, government grants and COVID-concessions of $72.1 million, (total losses from operating activities for 2021 amounted to $81.1 million) and its negative cash flow from operating activities was $30.7 million. As of 31 December 2021, the Group’s cash and cash equivalents are $21.9 million. The Group has been working on securing additional liquidity resources in the near term in order to support its operating activities and meet its financial obligations (see Note 1c).

The Group’s ability to achieve positive operational results in the future will depend, in part, on the continued evolution of COVID-19 in the different markets where it operates, and the related impact on travel and accommodation demand across the globe (see Note 1 b).

The Group will need to continue to monitor performance, revenue loss and cash burn by its operations, and will continue to be required to implement necessary actions to mitigate the impact of COVID -19 on its business. These actions include negotiating lease and other supplier payment deferrals, adjusting commercial offers, labor cost control and reduction, and transformation to a more variable cost structure. However, these measures may adversely affect the Group’s ability to grow and secure future funding.

The Group’s current operating plan includes various assumptions concerning the level and timing of cash outflows from operating activities. The Group’s ability to successfully carry out its business plan is primarily dependent upon its ability to (1) increase its average beds occupancy percentage, driving higher revenues for existing and new locations; (2) achieve positive operating cash flows from existing locations; (3) achieve positive operating cash flow after deducting all corporate overhead expenses; (4) maintain or enter into new agreements with its local real estate partners to finance its expansion plans; and (5) obtain sufficient additional capital, or secure other sources of funding from financial institutions for working capital or other long term needs.

There are no certain assurances, that the Group will be successful in obtaining an adequate level of financing needed for the long-term expansion of its business or to meet its operating needs. These conditions raise significant doubt about the Group’s ability to continue as a going concern. However, for the reasons explained below, these consolidated financial statements have been prepared on a going concern basis which assumes that the Group will be able to realize its assets and discharge its liabilities in the normal course of business as they come due into the foreseeable future, and therefore they do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Group be unable to continue as a going concern.

As stated in the Note 1 of the Financial Statements, on 2 December 2021, the Group entered into a BCA with BOA, a publicly traded special purpose acquisition company. The initial equity value for the Group under the BCA is $851 million. The business combination provides for up to $285 million in gross cash proceeds, including $230 million held in BOA’s trust account, which amount remains subject to potential redemptions, and $55 million of PIPE investments and a $15 million equity backstop from BOA’s sponsor. The Group also raised in 2021 interim bridge financing through a $25 million loan facility funded by HG Vora Special Opportunities Master Fund, Ltd., which was drawn in April and May of 2022 (see Note 31).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Proceeds from the transaction will be used to fund the Group’s property growth, technology development, and working capital needs, while allowing the Group to invest in new products and enter new markets.

Additionally, in connection with the Business Combination, on 22 April 2022, the Group entered into a new convertible note subscription agreements with certain institutional investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147.5 million aggregate principal amount of unsecured convertible notes for an aggregate purchase price equal to 80.00% of the principal amount of the notes. The Notes will bear interest at a rate of 6.00% per annum, payable semi-annually, and be convertible into Ordinary Shares of Selina at a conversion price of $11.50 per share in accordance with the terms of the Indenture and will mature six years after their issuance (see Note 31).

c.	Basis of consolidation

The consolidated financial statements as of 31 December 2021 include the financial statements of SELINA HOSPITALITY, PLC (Formerly Selina Holding Company, UK Societas) and its subsidiaries, which share management and shareholders.

The Company exercises control over these entities. The control is obtained when the entity:

•	Has power over its investment.

•	Is exposed, or has the right, to variable returns derived from its participation with said entity, and

•	It has the capacity to affect such returns through its power over the entity in which it invests.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. The assets, liabilities and results of the related companies acquired during the year, are included in the consolidated financial statements from the date on which the Company obtained control. The Company will continue to include such statements until the date on which the control ceases.

The consolidated financial statements present the results of the Company and its subsidiaries (“the Group”) as if they form a single entity. Intercompany transactions and balances between group companies are therefore eliminated in full.

Non-controlling interest is measured at the proportional share of the identifiable net assets of the controlled entity. Changes in the group’s participation in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

d.	Business combinations

The consolidated financial statements incorporate the results of business combinations using the acquisition method. The consideration transferred for the acquisition of a subsidiary comprises the:

•	fair values of the assets transferred

•	liabilities incurred to the former owners of the acquired business

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

•	equity interests issued by the group

•	fair value of any asset or liability resulting from a contingent consideration arrangement, and

•	fair value of any pre-existing equity interest in the subsidiary

In the Consolidated Statement of Financial Position, the acquiree’s identifiable assets, liabilities and contingent liabilities are initially recognized at their fair values as of the acquisition date. Goodwill is initially measured at cost, which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed, and any goodwill that arises is tested annually for impairment. If the cost of acquisition is less than the fair value of the net identifiable assets of the subsidiary acquired, the difference is recognized directly in the Consolidated Statement of Profit or Loss for the period as a bargain purchase. Transaction costs are expensed as incurred, except if related to the issuance of debt or equity securities.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 (2008) are recognized at their fair value at the acquisition date, except:

•

deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognized and measured in accordance with International Accounting Standard (IAS) 12, Income Taxes, and IAS 19, Employee Benefits, respectively;

•	liabilities or equity instruments related to the replacement by the Group of an acquiree’s share based payment awards are measured in accordance with IFRS 2 Share Based Payment;

•

assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard; and

•

right of use assets and their respective liabilities, which are accounted for in accordance with IFRS 16. Right of use assets are recognized at the valuation of the corresponding lease liabilities except where exemptions apply. When lease terms are favorable compared to the market, the right of use asset valuation can exceed the value of the associated lease liability to reflect this.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

e.	Investments in subsidiaries, associates and joint arrangements

e.1 Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Group.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and the statement of financial position, respectively.

e.2 Associates

Associates are all entities over which the Group has significant influence but not control or joint control.

This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method of accounting (see (e.4) below) after initially being recognised at cost.

e.3 Joint Arrangements

Under IFRS 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.

Joint operations

The Group recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings.

Joint ventures

Interests in joint ventures are accounted for using the equity method (see (e.4) below), after initially being recognised at cost in the consolidated statement of financial position.

e.4 Equity Method

Under the equity method of accounting, the investments are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the investee in other comprehensive income. Dividends received or receivable from associates and joint ventures are recognised as a reduction in the carrying amount of the investment.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Unrealised gains on transactions between the Group and its associates and joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

f.	Functional currency, presentation currency and foreign currency

Functional and presentation currency

The consolidated financial statements are presented in US Dollars, the monetary unit of the United States of America, which is the Group’s reporting and functional currency. These financial statements are rounded to the nearest thousand dollar. The Group determines the functional currency of each Group entity, including companies accounted for under the equity method.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. At each period end, foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and the translation at year-end exchange rates of monetary assets and liabilities denominated in currencies other than an entity’s functional currency, are recognized in the Consolidated Statement of Profit or Loss within operating expenses.

Group companies

Transactions in foreign currencies are translated to functional currency at the exchange rates ruling on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated to the functional currency at the relevant rates of exchange ruling on the last day of the period. Foreign exchange differences arising on translation is recognized in the income statement. These are taken directly to the currency translation reserve until the disposal of the net investment, at which time they are recycled against the gain or loss on disposal.

The assets and liabilities of foreign operations are translated into US dollars at the relevant rates of exchange ruling on the last day of the period. The revenues and expenses of foreign operations are translated into US dollars at average rates of exchange for the period. The exchange differences arising on retranslation are taken directly to the currency translation reserve.

On disposal of a foreign operation, the cumulative amount recognized in the currency translation reserve relating to that particular foreign operation is recycled against the gain or loss on disposal. Upon the full or partial disposal of a foreign operation resulting in loss of control in the foreign operation, the cumulative gain (loss) from the foreign operation which had been recognized in other comprehensive income is carried to profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Current Purchasing Power

The Group applies IAS 29 Financial Reporting in Hyperinflationary Economies, which applies when an entity’s functional currency is that of a hyperinflationary economy. The financial statements of an entity that reports in the currency of a hyperinflationary economy are stated in terms of the measuring unit current at the balance sheet date. Comparative figures for prior periods are restated into the same current measuring unit. Restatements are made by applying a general price index. Items such as monetary items that are already stated at the measuring unit at the balance sheet date are not restated. Other items are restated based on the change in the general price index between the date those items were acquired or incurred and the balance sheet date. A gain or loss on the net monetary position is included in net income. The restated amount of a non-monetary item is reduced, in accordance with appropriate IFRSs, when it exceeds its recoverable amount.

The material reference closing exchange rates to USD applied by the Group are shown in the table below:

	January – December 2021		January – December 2020
	Income statement (average rate)	Balance sheet (at end of period)	Income statement (average rate)	Balance sheet (at end of period)
MXN (Mexican Peso)	20.60	20.46	19.70	19.84
GBP (British Pound Sterling)	0.73	0.74	0.76	0.73
EUR (Euro)	0.83	0.88	0.89	0.81
ILS (Israeli Shekel)	3.28	3.11	3.47	3.22
PAB (Panamanian Balboa)	1.00	1.00	1.00	1.00
BRL (Brazilian Real)	5.46	5.58	4.06	5.17
CRC (Costa Rican Colon)	616.52	627.75	587.37	605.33
PEN (Peruvian Sol)	3.64	3.99	3.35	3.60
COP (Colombian Peso)	3,570.15	4,070.00	3,336.67	3,479.47
ARS (Argentine Peso)	102.69	102.69	84.03	84.03

g.	Fair value measurement

The Group measures financial instruments such as derivatives, at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; or in the absence of a main market, in the most advantageous market for the asset or liability, independently if that price is directly observable or estimated using other techniques of valuation. The fair value of a liability reflects the risk of non-compliance.

When applicable, the Group measures fair value of a financial instrument using the quoted price in an active market for that instrument. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. When there is no quoted price in an active market, the Group uses valuation techniques that maximize the use of observable inputs

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

and minimize the use of unobservable input data. The chosen valuation techniques incorporate all factors that markets would consider when fixing a price of a transaction.

The fair value of financial assets and liabilities traded in an active market are based on quoted prices. For all other instruments, the Group determines their fair value using other valuation techniques, including net present value, models of discounted cash flows, comparisons with similar instruments that have observable market prices, and other valuation models. The assumptions and input data used in the valuation techniques include reference rates free of risk, credit margins and other assumptions used to estimate the discount rates.

The Group measures fair value using the following hierarchy that considers the importance of the input data used for the measurement:

•	Level 1 are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date.

•	Level 2 are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 are unobservable inputs for the asset or liability.

h.	Revenue recognition

IFRS 15 establishes a comprehensive framework for determining the amount and time at which revenue is recognized. Under IFRS 15, revenue is recognized when a customer obtains control of the goods or services. Determining the timing of the transfer of control – at a point in time or over time – requires judgement. The transaction price is the amount of the consideration that is expected to be received based on the contract terms, excluding amounts collected on behalf of third parties (such as taxes).

Rendering of goods

Revenue from sale of goods is recognized in profit or loss at the point in time when the control of the goods is transferred to the customer, generally upon delivery of the goods to the customer.

Rendering of services

The Company’s principal business activity is the offering of lodging to the traveling public which is a service in which the customer reserves a hotel room for a set period of time and compensates the hotel with payment at the end of the stay. The secondary business activity is the serving of food & beverage (F&B) to the traveling public. And lastly, the Company provides other services to its guests to provide a full local experience (travel & tours - T&T, wellness activities, surf and other sporting lessons, etc.).

Revenue from rendering of services is recognized over time, during the period the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The Company charges its customers based on payment terms agreed upon in specific agreements. When payments are made before or after the service is performed, the Company recognizes the resulting contract asset or liability. When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction shall be recognized over time by reference to the stage of completion of the transaction at the end of the reporting period and when the outcome of a transaction involving the rendering of goods can be estimated reliably, revenue is recognized at the point in time.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

In the cases where the Company partners with third parties to provide a particular service (F&B, T&T, etc.), the Company assesses whether it acts as an agent on behalf of its partners. Accordingly, revenue is recognized for the net amount of the consideration received, after deducting the amount due to the principal. When the Company acts as principal, revenue is shown on a gross basis.

Guests frequently make advance deposits prior to their arrival at the hotel. Such deposits are recorded as a current liability until the guest’s arrival.

The Group recognizes revenue by applying the following steps:

Step	1: Identify the contract(s) with a customer

Step	2: Identify the performance obligations in the contract

Step	3: Determine the transaction price

Step	4: Allocate the transaction price to the performance obligations in the contract

Step	5: Recognize revenue when (or as) the entity satisfies a performance obligation

IFRS 15 requires the Group to follow this 5-step approach to record revenue. Specific considerations are explained below.

OTA Packages

An exception occurs when a package is sold to the client, particularly through third-party booking agents known as OTAs (Online Travel Agents). Packaged revenues are lodging accommodations sold in conjunction with other services provided by either the property or third parties as part of a single transaction with the customer. For example, a guest could obtain accommodations, meals, spa treatment, and a rental vehicle for a single price. The Company performs the necessary analysis to ensure that revenues are appropriately allocated among departments. In the case where interdepartmental allocations are necessary (for example, where revenues have to be allocated between Rooms and Food and Beverage or other departments), the allocation is made proportionately based on stand-alone selling prices for the separate services if marketed on a standalone basis. The stand-alone selling price is the price at which a company would sell a promised good or service separately to a customer. The best evidence of a stand-alone selling price is the observable price of a good or service when the company sells that good or service separately in similar circumstances and to similar customers. The packaged revenue is then allocated based on the ratio among these stand-alone selling prices.

Such an approach is consistent with IFRS 15 as the guest uses different services from various segments and when these services are being provided, performance obligations are being met and revenue can be recognized. An entity shall recognize revenue when (or as) the entity satisfies a performance obligation by transferring a promised good or service to a customer. An entity shall consider the terms of the contract and its customary business practices to determine the transaction price. The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties (for example, some sales taxes). If a customer obtains a better price through a package than if all services (lodging, food, etc.) were purchased separately, it is reasonable to allocate this discount proportionally to operating segments (such as rooms, food & beverage, etc.) based on stand-alone selling prices.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Loyalty program

When a loyalty member stays at one of Selina’s locations, they are entitled to a certain number of “tokens” (points) that can be redeemed in the future for free nights. The tokens have an expiration date. The Group recognizes deferred revenue in an amount that reflects unsatisfied performance obligations, valued at the stand-alone price of the future benefit to the members.

The Company recognizes revenue as the loyalty points are redeemed. For the rest of the tokens that were not redeemed before expiration, the Company recognizes the amount that was deferred as revenue when the likelihood of the customer exercising its remaining rights becomes remote, usually upon actual expiration of the tokens (“breakage”).

Principal vs. agent

The Company engages third parties from time to time in certain of its Food & Beverage outlets at its properties, as well as in certain travel & tours, surf or wellness services provided to its guests. When a third party is involved in providing goods or services to a customer, the Company is required to determine whether the nature of its promise as a performance obligation is:

•	To provide the specified goods or services itself (principal); or

•	To arrange for a third party to provide those goods or services (agent).

A vendor acting as principal controls a good or service before the vendor transfers the good or service to the customer. A vendor that qualifies as a principal may satisfy a performance obligation by itself or engage another party (for example, a subcontractor) to satisfy some or all of a performance obligation on its behalf. When the Company, in its role as a principal, satisfies a performance obligation, it recognizes revenue at the gross amount.

The obligation of an agent is to arrange for the provision of goods or services by another third party. When the Company represents an agent, and satisfies a performance obligation, it recognizes revenue as the amount of any fee or commission to which it expects to be entitled. In this case, the Company’s fee or commission might be the net amount of consideration that it retains after paying the third party the consideration received in exchange for the goods or services to be provided by that party.

The following points indicate when the Company qualifies as an agent:

•	Another third party is responsible for fulfilling the contract;

•	The Company does not have inventory risk;

•	The Company does not have discretion in establishing prices for the other third party’s goods or services;

•	The Company’s consideration is in the form of a commission; and

•	The Company is not exposed to credit risk for the amount receivable from the final customer.

i.	Government loans and grants

Government grants are recognized when there is reasonable assurance that the grants will be received, and the Group will comply with the required conditions. In 2020, the Group received

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

certain COVID-19 governmental aids, in the form of subsidies and loans. The subsidies were delivered by the UK for a specified window for property and labor remuneration assistance. The loans granted by the Government of Peru were issued at a flat rate with deferrable payment periods for employee compensation commitments and general operating expenses. In the US, the Company received loan proceeds under the Paycheck Protection Program (“PPP”) which was established as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act and is administered through the Small Business Administration (“SBA”).

Grants received in the form of loans are recognized as Loans Payable in the Consolidated Statement of Financial Position. Once a loan meets the PPP’s eligibility criteria for forgiveness, the corresponding loan amount is cancelled, and a credit is taken in the Consolidated Statement of Profit or Loss within Finance Income. Grants received to compensate for certain costs are recognized as income in the Consolidated Statement of Profit or Loss on a systematic basis over the periods that the related costs are expensed.

j.	Taxes on income

Current or deferred taxes are recognized in profit or loss, except to the extent that they relate to items which are recognized in other comprehensive income or equity.

Current tax

The current tax liability is measured using the tax rates and tax laws that have been enacted or substantively enacted by the reporting date as well as adjustments required in connection with the tax liability in respect of previous years.

Deferred taxes

Deferred taxes are computed in respect of temporary differences between the carrying amounts in the financial statements and the amounts attributed for tax purposes. Deferred taxes are measured at the tax rate that is expected to apply when the asset is realized or the liability is settled, based on tax laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is not probable that they will be utilized. Deductible carryforward losses and temporary differences for which deferred tax assets have not been recognized are reviewed at each reporting date and a respective deferred tax asset is recognized to the extent that their utilization is probable.

Deferred taxes are offset if there is a legally enforceable right to offset a current tax asset against a current tax liability and the deferred taxes relate to the same taxpayer and the same taxation authority.

The Company applies International Financial Reporting Interpretations Committee (IFRIC) 23 to recognize and measure uncertain tax positions. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax positions within income tax expense.

m.	Inventories

Hotel operating inventory relates to inventory used in hotel operations, mostly food & beverage supplies.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Inventories are stated at the lower of cost and net realizable value. Cost comprises of direct materials and, where applicable, direct labor costs and overheads incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average cost method. Net realizable value represents the estimated cost of completion and costs to sell.

At each balance sheet date, stocks are assessed for impairment. If stock is impaired, the carrying amount is reduced to its selling price less costs to complete and sell. The impairment loss is recognized immediately in profit or loss.

n.	Non-current assets (or disposal groups) held for sale

Non-current assets (or disposal groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non- current asset (or disposal group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the Statement of Financial Position.

o.	Property, Plant and Equipment, net

The Group participates in the ownership of real estate companies where it maintains properties used by related operating companies that operate in the hotel business. Said properties leased from among the Group are treated as property, plant and equipment for consolidated purposes.

The property, furniture and equipment are measured at acquisition cost less accumulated depreciation, accumulated impairment losses and any related investment grants. All the expenses necessary for the properties, plant and equipment to be used are part of the cost of acquisition.

The costs derived from daily maintenance and common repairs are recognized in the Consolidated Statement of Profit or Loss of the period. The costs derived from the replacement of important parts or pieces and strategic spare parts, are capitalized and depreciated over the rest of the useful life of the assets, based on the component approach.

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statement of Profit or Loss when the asset is derecognized.

The costs of assets under construction correspond to disbursements incurred in developing or converting new hotel infrastructure projects. The costs of these assets are reclassified as

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

property, plant and equipment within the Consolidated Statement of Financial Position once they are completed and the hotel is ready to start operating. Costs of assets under construction include capitalized expenses of unit-level development, including salaries of employees directly in charge of the development of new locations and expenses attributable to projects in progress based on a standard costing calculation.

p.	Leases

The Group considers whether a contract is or contains a lease. A lease is defined as “a contract, or part of a contract, that conveys the right of use asset (the underlying asset) for a period of time in exchange for consideration”. To apply this definition, the Group assesses whether the contract meets three key evaluations which include whether:

•	The contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Company.

•	The Company has the right to substantially all of the economic benefits from use of the identified asset throughout the period of use.

•	The Company assess whether it has the right to direct ‘how and for what purpose’ the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

At lease commencement date, the Group recognizes a right-of-use asset and a lease liability on the Consolidated Statement of Financial Position. The right-of-use asset is measured at cost, which is made up of: the initial measurement of the lease liability, any initial direct costs incurred by the group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentive received).

The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the end of the useful life of the right-of-use asset or the end of the lease term. The group also assesses the right-of-use asset for impairment when such indicators exist.

At the commencement date, the Group measures the lease liability at the present value of the lease payments unpaid at that date, discounted using incremental borrowing rate appropriate for each lease.

Lease payments included in the measurement of the lease liability are made up of fixed payments, variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised.

Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments. Interest is charged on the lease liability at an even rate over the carrying amount of the liability.

When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or profit and loss if the right-of-use asset is already reduced to zero.

The Group has elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in profit or loss on a straight-line basis over the lease term.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Variable lease payments that depend on an index

On the commencement date, the Company uses the index rate prevailing on the commencement date to calculate the future lease payments. For leases in which the Company is the lessee, the aggregate changes in future lease payments resulting from a change in the index are discounted (without a change in the discount rate applicable to the lease liability) and recorded as an adjustment of the lease liability and the right-of-use asset, only when there is a change in the cash flows resulting from the change in the index (that is, when the adjustment to the lease payments takes effect).

Variable lease payments that do not depend on an index

Variable payments other than those that depend on an index or rate were excluded from the lease liability. Accordingly, these payments are recognized in the Consolidated Statement of Profit or Loss in the period in which they occur. These include, in particular, the portion of rent which depends on a hotel’s performance, i.e. turnover rent.

Lease extension and termination options

A non-cancellable lease term includes both the periods covered by an option to extend the lease when it is reasonably certain that the extension option will be exercised and the periods covered by a lease termination option when it is reasonably certain that the termination option will not be exercised.

In the event of any change in the expected exercise of the lease extension option or in the expected non-exercise of the lease termination option, the Company remeasures the lease liability based on the revised lease term using a revised discount rate as of the date of the change in expectations. The total change is recognized in the carrying amount of the right-of-use asset until it is reduced to zero, and any further reductions are recognized in profit or loss.

Lease modifications

If a lease modification does not reduce the scope of the lease and does not result in a separate lease, the Company remeasures the lease liability based on the modified lease terms using a revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

If a lease modification reduces the scope of the lease, the Company recognizes a gain or loss arising from the partial or full reduction of the carrying amount of the right-of-use asset and the lease liability. The Company subsequently remeasures the carrying amount of the lease liability according to the revised lease terms, at the revised discount rate as of the modification date and records the change in the lease liability as an adjustment to the right-of-use asset.

Rent concessions

In view of the global COVID-19 crisis, in May 2020, the IASB issued “COVID-19-Related Rent Concessions - Amendment to IFRS 16, Leases” (“the Amendment”). The objective of the Amendment is to allow a lessee to apply a practical expedient according to which COVID-19 related rent concessions will not be accounted for as lease modifications but as variable lease payments in the period in which they are granted. The relief applies solely to lessees.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendment applies only to COVID-19 related rent concessions and only if all of the following conditions are met:

•	The revised future lease payments are substantially the same or less than the original lease payments immediately preceding the change;

•	The reduction in lease payments relates to payments due on or before June 30, 2021; and

•	No other substantive changes have been made to the terms of the lease.

The Group elected to early adopt the Amendment for COVID-19 related rent concessions granted in 2020, for all Covid-19 related rent concessions granted, until the end of that year.

The Amendment was intended to apply until 30 June 2021, but as the impact of the COVID-19 pandemic is continuing, on 31 March 2021, the IASB extended the period of application of the practical expedient to 30 June 2022. The Amendment applies to annual reporting periods beginning on or after 1 April 2021. The Group decided not to apply the practical expedient in the financial year ended 31 December 2021.

q.	Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset are included in the cost of that asset. Such borrowing costs are capitalized as part of the cost of the asset when it is probable that they will result in future economic benefits to the entity and the costs can be measured reliably. Other borrowing costs are recognized as an expense in the period in which they are incurred. The borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are those borrowing costs that would have been avoided if the expenditure on the qualifying asset had not been made. When the Group borrows funds specifically for the purpose of obtaining a particular qualifying asset, the borrowing costs that directly relate to that qualifying asset can be readily identified.

r.	Intangible assets

Goodwill

Goodwill is measured as described in note 2 d. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized but it is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes, being the operating segments.

Software

Acquired and internally developed software are capitalized on the basis of the costs incurred to acquire and bring to use the specific software.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the group are recognized as intangible assets where the following criteria are met:

•	it is technically feasible to complete the software so that it will be available for use

•	management intends to complete the software and use or sell it

•	there is an ability to use or sell the software

•	it can be demonstrated how the software will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the software are available, and

•	the expenditure attributable to the software during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software include employee costs and an appropriate portion of relevant overheads. Capitalised development costs are recorded as intangible assets and amortised from the point at which the asset is ready for use. Costs are generally amortized over estimated useful lives of three to five years on a straight-line basis.

Costs associated with maintaining software programmers are recognized as an expense as incurred.

Research & Development Costs

Expenditure on the research of projects to develop new specialist IT solutions is recognized as an expense as incurred. Costs that are directly attributable to a project’s development phase are recognized as non-current assets, provided they meet the following recognition requirements:

•	The development costs can be measured reliably;

•	The project is technically and commercially feasible;

•	The Company intends to and has sufficient resources to complete the project;

•	The Company has the ability to use or sell the software;

•	The IT solution will generate probable future economic benefits.

Development costs not meeting these criteria for capitalization are expensed as incurred.

Customer lists

Externally acquired customer lists are initially recorded at cost if separately acquired or fair value if acquired as part of a business combination, provided the customer lists are controlled through contractual or other legal rights, or are separable from the rest of the business, and the fair value can be reliably measured. Customer lists are amortised over their estimated useful lives (and tested for impairment if there are indicators of impairment).

s.	Subsequent measurement

All finite-lived assets, including capitalized internally generated development assets, are accounted for using the cost model whereby capitalized costs are amortized over a straight-line

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

basis over their estimated useful lives. Residual values and useful lives are reviewed at each reporting date. The following useful lives are applied:

Buildings and leasehold improvements – 20 years

Furniture, fixtures, equipment – 10 years

Capitalized development costs – 5-10 years

Intangible assets – 3-5 years

Any capitalized development cost that is a part of a project that is not yet complete is not amortized and is subject to impairment testing. Write-offs of lost deal costs are recognized in profit or loss for the asset value that is not expected to be recovered.

Amortization is included within depreciation and amortization in the Consolidated Statement of Profit or Loss.

When an asset is disposed of, the gain or loss on disposal is determined as the difference between the proceeds and the carrying amount of the asset, and is recognized in profit or loss within other income or expenses.

t.	Impairment testing of intangible assets, right of use assets and property, plant and equipment

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are individually tested for impairments and some are tested at cash-generating unit level. Individual hotels are considered to be the smallest identifiable cash-generating units.

An impairment loss is recognized for the amount by which the asset’s (or cash-generating unit’s) carrying amount exceeds its recoverable amount which is the higher of fair value less costs of disposal and value-in-use. To determine value-in-use, management estimates expected future cash flows from each cash-generating unit and determines a suitable discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the group’s latest approved budget or business plan, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors are determined individually for each cash-generating unit and reflect current market assessments of the time value of money and asset-specific risk factors.

Additionally, the Group recognizes impairment if it will not be proceeding with an ongoing project and is unable to recover the invested amount. In this case, project costs incurred, or unrecoverable security deposits are written off to cost of lost deals once the decision of discontinuing the project is made.

All assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment loss is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.

u.	Financial instruments

Financial assets

Financial assets are measured upon initial recognition at fair value plus transaction costs that are directly attributable to the acquisition of the financial assets, except for financial assets measured at fair value through profit or loss in respect of which transaction costs are recorded in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

All cash flows from customers are solely payments of principal and interest, and do not contain a significant financing component. Financial assets generated from all of the Group’s revenue streams are therefore initially measured at their fair value, which is considered to be their transaction price, and are subsequently remeasured at amortized cost.

The Group recognizes a loss allowance for expected credit losses (ECL) on financial assets subsequently measured at amortized cost using the ‘simplified approach’. Individually significant balances are reviewed separately for impairment based on credit terms agreed with the customer. Other balances are assessed into credit risk categories and reviewed in aggregate.

Trade receivables are recognised initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognised at fair value. They are subsequently measured at amortised cost using the effective interest method, less loss allowance. Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortised cost using the effective interest method.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. To measure the expected credit losses, trade receivables and contract assets have been grouped based on shared credit risk characteristics and the days past due.

Cash and cash equivalents include cash at bank and in hand and bank deposits, together with other short-term, highly liquid investments maturing within 90 days from date of acquisition that are readily convertible into known amounts of cash that are subject to an insignificant risk of changes in value. Cash and cash equivalents are shown net of bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management, unless there is no right to offset with cash balances, and it will be presented as current liabilities.

Following initial recognition, financial assets are subsequently remeasured at amortized cost using the effective interest method.

Financial liabilities

The Group’s financial liabilities are overdrafts, trade and other payables including accrued expenses, and amounts owed to Group companies. Bank and other borrowings are initially recognized at fair value net of transaction costs. Gains and losses arising on the repurchase, settlement or cancellation of liabilities are recognized respectively in finance income and finance costs. Borrowing costs are recognized as an expense at the period in which they are incurred, unless they are directly attributable to the acquisition, construction or production of an asset (see Note 2q.). All interest related charges are recognized as expenses in ‘Finance Costs’ in the Consolidated Statement of Profit or Loss.

Trade payables on normal terms are not interest bearing and are stated at their fair value on initial recognition and subsequently at amortized cost.

Distinction between financial liabilities and equity instruments

The Group classifies financial instruments or its component parts, on initial recognition, as a financial liability; a financial asset or an equity instrument in accordance with the substance of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the contractual arrangement and the definitions of a financial liability, a financial asset and an equity instrument. The substance of a financial instrument, rather than its legal form, governs its classification on the entity’s Consolidated Statement of Financial Position. Some financial instruments might take the legal form of equity but are liabilities in substance and others may combine features associated with equity instruments and features associated with financial liabilities. The Group differentiates a financial liability from an equity instrument by assessing the existence of a contractual obligation of one party to the financial instrument (the issuer) either to deliver cash or another financial asset to the other party (the holder) or to exchange financial assets or financial liabilities with the holder under conditions that are potentially unfavorable to the issuer.

Convertible notes

Convertible notes which contain both a note liability component and embedded derivative are separated into different components. This separation is performed by first determining the fair value of the derivatives and then the value of the note liability component. In case of conversion and redemption component, their fair value is the difference in the fair value of the convertible note and equivalent non-convertible liability. The Group allocates the principal amount of its convertible notes to the conversion and redemption features and the warrants instrument, both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Warrants

According to IAS 32, derivatives which will be settled only by the issuer exchanging fixed amounts of cash to fixed numbers of the Company’s ordinary shares will be classified as equity. Otherwise, the instrument should be classified as a financial liability. Therefore, the group has classified it as a financial liability. The warrant instrument initially recognized at fair value, and subsequently measured at fair value.

Security deposits

A security deposit is money that is given to a landlord, lender, or seller of a property as proof of intent to care for the building. A security deposit is intended as a measure of security for the recipient, and can also be used to pay for damages or lost property. These deposits are refundable at the end of lease. The security deposits are accounted for separately as a non-current asset, initially at fair value on the basis that they do not meet the definition of a right of use asset under IFRS 16. Security deposits expressed in a currency different than the subsidiary’s functional currency are monetary items and are subject to foreign exchange revaluation. Security deposits are reviewed for recoverability and if a security deposit is estimated not to be recoverable, an impairment write-off is recognized.

v.	Provisions for liabilities

Provisions are made where an event has taken place that gives the Group a legal or constructive obligation that probably requires settlement by a transfer of economic benefit, and a reliable estimate can be made of the amount of the obligation.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Provisions are charged as an expense to the Consolidated Statement of Profit or Loss in the year that the Group becomes aware of the obligation, and are measured at the best estimate at the Consolidated Statement of Financial Position date of the expenditure required to settle the obligation, taking into account relevant risks and uncertainties. When payments are eventually made, they are charged to the provision carried in the Consolidated Statement of Financial Position.

w.	Employee benefit liabilities

Short-term employee benefits

Short-term employee benefits are benefits that are expected to be settled wholly before twelve months after the end of the annual reporting period in which the employees render the related services. These benefits include salaries, paid annual leave, paid sick leave, recreation and social security contributions and are recognized as expenses as the services are rendered. A liability in respect of a cash bonus or a profit-sharing plan is recognized when the Group has a legal or constructive obligation to make such payment as a result of past service rendered by an employee and a reliable estimate of the amount can be made.

Post-employment benefits

The plans are normally financed by contributions to a separately administered fund and are classified as defined contribution plans. The Group has defined contribution plans under which the Group pays fixed contributions and will have no legal or constructive obligation to pay further contributions if the fund does not hold sufficient amounts to pay all employee benefits relating to employee service in the current and prior periods.

x.	Equity

Common stock capital represents the nominal value of shares that have been issued. Additional paid-in capital consists of share premium reduced by direct costs of equity raised and equity on stock compensation (refer to Note 2aa.). Share premium includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Currency translation adjustment represents a reserve that records the movement in exchange differences arising from the translation of foreign operations.

Retained earnings / (Accumulated deficit) represents the amount of net income left over for the business after it has paid out dividends to its shareholders.

y.	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (“CODM”), the Group’s CEO, who is responsible for allocating resources and assessing performance of the operating segments. The CODM evaluate Selina’s business activity by analyzing its operations in each country, therefore each country is determined to be an operating segment. Operating segments which exhibited similar economic characteristics were aggregated by their main regions, resulting in the following reportable segments: USA, Mexico & Guatemala, Central America, South America and Europe, Middle East and Africa (EMEA). In addition, Remote Year is a separate activity with different source of income.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

z.	Loss per share

Loss per share is calculated by dividing the loss attributable to Company shareholders by the weighted number of outstanding ordinary shares during the period. Potential ordinary shares are only included in the computation of diluted loss per share when their conversion increases loss per share or decreases income per share. Potential ordinary shares that are converted during the period are included in diluted loss per share only until the conversion date.

Currency translation adjustment represents a reserve that records the movement in exchange differences arising from the translation of foreign operations. Retained earnings / (Accumulated deficit) represents the amount of net income left over for the business after it has paid out dividends to its shareholders.

aa.	Share-based compensation

Equity-settled transactions

The cost of equity-settled transactions with employees is measured at the fair value of the equity instruments granted at the grant date. The fair value is determined using acceptable option pricing models.

The cost of equity-settled transactions is recognized in profit or loss together with a corresponding increase in equity during the period in which the performance and/or service conditions are to be satisfied, ending on the date in which the relevant employees become entitled to the award (“the vesting period”). The cumulative expense recognized for equity-settled transactions at the end of each reporting period until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether the market condition is satisfied, provided that all other vesting conditions (service and/or performance) are satisfied.

If the Group modifies the conditions in which equity-instruments were granted, an additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee/other service provider at the modification date.

If a grant of an equity instrument is canceled, it is accounted for as if it had vested on the cancellation date and any expense not yet recognized for the grant is recognized immediately. However, if a new grant replaces the cancelled grant and is identified as a replacement grant on the grant date, the cancelled and new grants are accounted for as a modification of the original grant, as described above.

Cash-settled transactions

The cost of cash-settled share grant transactions is measured at fair value on the grant date using an acceptable option pricing model. The fair value is recognized as an expense over the vesting period and a corresponding liability is recognized. The liability is remeasured at each reporting date until settled at fair value with any changes in fair value recognized in profit or loss.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

ab.	Rounding of amounts

All amounts disclosed in the financial statements and notes have been rounded off to the nearest thousands currency units unless otherwise stated.

NOTE 3:-	NEW STANDARDS, AMENDMENTS AND IFRIC INTERPRETATIONS

a.	New standards and amendments – applicable 1 January 2021

The following standards and interpretations apply for the first time in these financial statements for the financial reporting periods commencing on or after 1 January 2021:

Amendments to IFRS 9, IFRS 7, IFRS 16, IFRS 4 and IAS 39 regarding the IBOR reform

In August 2020, the IASB issued amendments to IFRS 9, “Financial Instruments”, IFRS 7, “Financial Instruments: Disclosures”, IAS 39, “Financial Instruments: Recognition and Measurement”, IFRS 4, “Insurance Contracts”, and IFRS 16, “Leases” (“the Amendments”).

The Amendments provide practical expedients when accounting for the effects of the replacement of benchmark InterBank Offered Rates (IBORs) by alternative Risk Free Interest Rates (RFRs). Pursuant to one of the practical expedients, an entity will treat contractual changes or changes to cash flows that are directly required by the reform as changes to a floating interest rate. That is, an entity recognizes the changes in interest rates as an adjustment of the effective interest rate without adjusting the carrying amount of the financial instrument. The use of this practical expedient is subject to the condition that the transition from IBOR to RFR takes place on an economically equivalent basis.

In addition, the Amendments permit changes required by the IBOR reform to be made to hedge designations and hedge documentation without the hedging relationship being discontinued, provided certain conditions are met. The Amendments also provide temporary relief from having to meet the “separately identifiable” requirement according to which a risk component must also be separately identifiable to be eligible for hedge accounting.

The Amendments include new disclosure requirements in connection with the expected effect of the reform on an entity’s financial statements, such as how the entity is managing the process to transition to the interest rate reform, the risks to which it is exposed due to the reform and quantitative information about IBOR-referenced financial instruments that are expected to change.

The Amendments are effective for annual periods beginning on or after January 1, 2021. The Amendments are to be applied retrospectively. However, restatement of comparative periods is not required. Early application is permitted.

The Group has applied the requirements of Interest Rate Benchmark Reform -Phase 2- Amendment to the corresponding accounting standards. There was no material impact on the Group’s reported financial performance or position.

b.	Forthcoming requirements

In 2021, new and revised standards and interpretations have been endorsed but are not yet effective. These comprise:

Amendments to IFRS 10 and IAS 28 regarding sale or transfer of assets between an investor and its associate or joint venture

In September 2014, the IASB issued amendments to IFRS 10 and IAS 28 (“the Amendments”) regarding the accounting treatment of the sale or transfer of assets (an asset, a group of assets or a subsidiary) between an investor and its associate or joint venture.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

According to the Amendments, when the investor loses control of a subsidiary or a group of assets that are not a business in a transaction with its associate or joint venture, the gain will be partially eliminated such that the gain to be recognized is the gain from the sale to the other investors in the associate or joint venture. According to the Amendments, if the remaining rights held by the investor represent a financial asset as defined in IFRS 9, the gain will be recognized in full.

If the transaction with an associate or joint venture involves loss of control of a subsidiary or a group of assets that are a business, the gain will be recognized in full.

The Amendments are to be applied prospectively. A mandatory effective date has not yet been determined by the IASB but early adoption is permitted. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 16, “Property, Plant and Equipment”

In May 2020, the IASB issued an amendment to IAS 16, “Property, Plant and Equipment” (“the Amendment”). The Amendment prohibits a company from deducting from the cost of property, plant and equipment (“PP&E”) consideration received from the sales of items produced while the company is preparing the asset for its intended use. Instead, the company should recognize such consideration and related costs in profit or loss.

The Amendment is effective for annual reporting periods beginning on or after 1 January 2022, with earlier application permitted. The Amendment is to be applied retrospectively, but only to items of PP&E made available for use on or after the beginning of the earliest period presented in the financial statements in which the company first applies the Amendment. The company should recognize the cumulative effect of initially applying the Amendment as an adjustment to the opening balance of retained earnings at the beginning of the earliest period presented.

The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 37, “Provisions, Contingent Liabilities and Contingent Assets”

In May 2020, the IASB issued an amendment to IAS 37, regarding which costs a company should include when assessing whether a contract is onerous (“the Amendment”). According to the Amendment, costs of fulfilling a contract include both the incremental costs (for example, raw materials and direct labor) and an allocation of other costs that relate directly to fulfilling a contract (for example, depreciation of an item of property, plant and equipment used in fulfilling the contract).

The Amendment is effective for annual periods beginning on or after 1 January 2022 and applies to contracts for which all obligations in respect thereof have not yet been fulfilled as of 1 January 2022. Early application is permitted.

The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Annual improvements to IFRSs 2018-2020

In May 2020, the IASB issued certain amendments in the context of the Annual Improvements to IFRSs 2018-2020 Cycle. The main amendment is to IFRS 9, “Financial Instruments” (“the Amendment”). The Amendment clarifies which fees a company should include in the “10% test” described in paragraph B3.3.6 of IFRS 9 when assessing whether the terms of a debt instrument that has been modified or exchanged are substantially different from the terms of the original debt instrument.

The Amendment is effective for annual periods beginning on or after 1 January 2022. Early application is permitted. The Amendment is to be applied to debt instruments that are modified or exchanged commencing from the year in which the Amendment is first applied. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendment to IAS 1, “Presentation of Financial Statements”

In January 2020, the IASB issued an amendment to IAS 1, “Presentation of Financial Statements” (“the Amendment”) regarding the criteria for determining the classification of liabilities as current or non-current.

The Amendment includes the following clarifications:

•	What is meant by a right to defer settlement;

•	That a right to defer must exist at the end of the reporting period;

•	That classification is unaffected by the likelihood that an entity will exercise its deferral right;

•	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

The Amendment is effective for annual periods beginning on or after January 1, 2023 and must be applied retrospectively. The Company is evaluating the possible impact of the Amendment on its current loan agreements.

Amendments to IFRS 3 “Business Combinations”

In May 2020, the IASB issued Amendments to IFRS 3 Business Combinations – Reference to the Conceptual Framework which are intended to replace a reference to the Framework for the Preparation and Presentation of Financial Statements with a reference to the Conceptual Framework for Financial Reporting, that was issued in March 2018, without significantly changing its requirements.

The IASB added an exception to the recognition principle of IFRS 3 to avoid the issue of potential ‘day 2’ gains or losses arising for liabilities and contingent liabilities that would be within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets or IFRIC 21 Levies, if incurred separately

According to the exception, liabilities and contingent liabilities within the scope of IAS 37 or IFRIC 21 will be recognized on the acquisition date according to the criteria in IAS 37 or IFRIC 21 and not according to the Conceptual Framework.

The Amendments also clarify that contingent assets do not qualify for recognition at the acquisition date.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendments are effective for annual reporting periods beginning on or after 1 January 2022 and apply prospectively. The Company does not expect the application of the Amendment to have a material impact on its consolidated financial statements.

Amendments to IAS 1 and IFRS Practice Statement 2

The IASB amended IAS 1 to require entities to disclose their material rather than their significant accounting policies. The amendments define what is ‘material accounting policy information’ and explain how to identify when accounting policy information is material. They further clarify that immaterial accounting policy information does not need to be disclosed. If it is disclosed, it should not obscure material accounting information.

To support this amendment, the IASB also amended IFRS Practice Statement 2 Making Materiality Judgements to provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The Amendment is effective for annual periods beginning on or after 1 January 2023. The Group will revisit the disclosures provided in Note 2 upon application of this Amendment.

Amendments to IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” regarding to the Definition of Accounting Estimates

The amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors clarifies how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important, because changes in accounting estimates are applied prospectively to future transactions and other future events, but changes in accounting policies are generally applied retrospectively to past transactions and other past events as well as the current period.

The Amendment is effective for annual periods beginning on or after 1 January 2023. There is no anticipated material impact from these amendments on the Group’s reported financial performance or position.

Amendments to IAS 12 “Income Taxes” regarding to Deferred Tax related to Assets and Liabilities arising from a Single Transaction

The amendments to IAS 12 Income Taxes require companies to recognise deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. They will typically apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities.

The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, entities should recognise deferred tax assets (to the extent that it is probable that they can be utilized) and deferred tax liabilities at the beginning of the earliest comparative period for all deductible and taxable temporary differences associated with:

•	right-of-use assets and lease liabilities, and

•	decommissioning, restoration and similar liabilities, and the corresponding amounts recognized as part of the cost of the related assets.

The cumulative effect of recognizing these adjustments is recognized in retained earnings, or another component of equity, as appropriate.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The Amendment is effective for annual periods beginning on or after 1 January 2023. The Company is evaluating the possible impact of the Amendment on its current loan agreements.

There are no other amendments to accounting standards, or IFRIC interpretations that are effective for the year ended 31 December 2021 that have had a material impact on the Group. There are no other amendments to accounting standards, or IFRIC interpretations that are not yet effective that are expected to have a material impact on the group.

NOTE 4:-	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of financial statements requires management to make estimates and judgements that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenditure during the reported period. The estimates and associated judgements are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying judgements are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision only affects that period, or in the period the revision and future periods if the revision affects both current and future periods.

Judgements and Estimates

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

Impairment of goodwill

The Group reviews goodwill for impairment at least once a year, and when circumstances indicates that the carrying value may be impaired. This requires management to make an estimate of the projected future cash flows from the continuing use of the cash-generating unit (or a group of cash-generating units) to which the goodwill is allocated and also to choose a suitable discount rate for those cash flows.

Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit (or group of cash-generating units) to which the goodwill relates. When the recoverable amount of the cash-generating unit is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

The recoverable amount of the cash-generating units was determined based on value-in-use calculations which require the use of assumptions (see Impairment of assets other than goodwill section below). The calculations use cash flow projections based on financial forecasts covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates.

Impairment of assets other than goodwill

The Group has been considering each hotel to be a separate cash-generating unit as each hotel generates its own revenue, incurs expenses, but also uses certain synergies which allow cross-selling

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

different products to guests and customers (e.g., accommodation + food and beverage + coworking spaces). When looking at a cash generating unit, the Group considers there to be two main key performance indicators (KPIs) to measure impairment against: occupancy and profitability. Where hotels do have qualitative or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model is prepared. Determining whether assets are impaired requires an estimate of the value in use. The value-in-use calculation involves an estimate of the future cash flows and the selection of appropriate discount rates to calculate present values. Future cash flows are estimated using five-year forecasts, extrapolated for a future growth rate. The estimated growth rates are based on external sources and studies. Changes in the estimated growth rates could result in variations to the carrying value of the properties.

Value of all assets allocated to this cash generating unit, such as property, plant and equipment, right of use assets, and capitalized interest, is compared against the value-in-use deriving from the discounted cash flow model. The discount rates used in the model shall be a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the future cash flow estimates have not been adjusted. According to IAS36 the used discount rate should be calculated based on pre-tax rates. Yet, the practical approach is to use after-tax rates [and net cash flows] due to the fact that the comparable asset rates reflect the local tax rates. Therefore, in order to calculate the appropriate rate, judgement is required.

For this purpose, lease payments are treated as financial outflows as they relate to repaying lease liabilities. If value-in-use is lower than value of assets allocated to the cash generating unit, an impairment charge is recognized.

Incremental borrowing rate applied to right-of-use assets

Determining the incremental borrowing rate applied in calculating lease liabilities under IFRS 16 requires the use of certain methodologies and assumptions. When determining the rate, management assesses various factors including the lease term, nature of the asset and the level of security for the right of use asset.

Fair value of net assets acquired as part of a business combination

Management uses valuation techniques when determining the fair values of certain assets and liabilities acquired in a business combination, including deferred and contingent considerations as part of the transactions. In particular, the fair value of separable intangible assets other than goodwill is dependent on many variables including the future profitability of the acquiree’s trade. For the deferred consideration and contingent consideration, the fair value is estimated by calculating the present value of the future expected cash flows. The estimates are based on a discount rate and assumed probability scenarios.

Provisions and contingent liabilities

Judgement is used to determine whether a potential liability is probable, possible and reliably measurable, particularly when the outcome is uncertain.

Legal claims

In estimating the likelihood of outcome of legal claims filed against the Company and its investees, the companies rely on the opinion of their legal counsel. These estimates are based on the legal

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

counsel’s best professional judgment, taking into account the stage of proceedings and legal precedents in respect of the different issues. Since the outcome of the claims will be determined in courts, the results could differ from these estimates.

Deferred tax assets

Deferred tax assets are recognized for unused carryforward tax losses and deductible temporary differences to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing and level of future taxable profits, its source and the tax planning strategy. Due to its history of operating losses, the Company records a provision on all its net deferred tax assets.

Uncertain tax positions

Provisions for uncertain tax positions are based on interpretations of complex tax laws and determination of arm’s length pricing for certain intercompany transactions. The assumptions underlying the provisions for uncertain tax positions include the potential tax exposure resulting from management’s interpretations and the determination of the likelihood that the uncertain tax position will be upheld upon regulatory examination. Significant judgment is required in evaluating uncertain tax positions. No assurance can be given that the final tax outcome of uncertain tax positions will not be different from that which is reflected in the consolidated financial statements. Provisions are adjusted in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate, or upon lapse of statute of limitations.

Term Loan and Convertible Loan Accounting

The Term Loan and the Convertible notes which contain both a note liability component and embedded derivatives have to be separated into different components. This separation requires significant judgement for both instruments, as first the Group needs to determine the fair value of the derivatives and then the value of the note liability component for each financial instrument, the Term Loan and the Convertible notes. For conversion and redemption components, the fair value is determined as the difference between the fair value of the convertible note and equivalent non-convertible liability. The Group allocates the principal amount of its convertible notes to the conversion, redemption and warrant features and the warrants instrument, both are classified as financial liabilities and are recognized and subsequently measured at fair value. The note liability instrument is initially recognized at fair value, and subsequently measured at amortized cost.

Determining the fair value of the derivative financial liabilities within the Term Loan and the convertible note also required significant judgement and estimates. The Group applied a Discounted Cash Flow (DCF) model to determine the fair value of Selina’s market capitalization. This form of valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares. Fair value of the Term Loan and the convertible note, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on Management’s estimations. This method included evaluation of many possible value outcomes asset.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Lease extension and/or termination options

In evaluating whether it is reasonably certain that the Group will exercise an option to extend a lease or not exercise an option to terminate a lease, the Group considers all relevant facts and circumstances that create an economic incentive for the Group to exercise the option to extend or not exercise the option to terminate such as: significant amounts invested in leasehold improvements, the significance of the underlying asset to the Group’s operation and whether it is a specialized asset, the Group’s past experience with similar leases, etc.

After the commencement date, the Group reassesses the term of the lease upon the occurrence of a significant event or a significant change in circumstances that affects whether the Group is reasonably certain to exercise an option to extend or not exercise an option to terminate previously included in the determination of the lease term, such as significant leasehold improvements that had not been anticipated on the lease commencement date, sublease of the underlying asset for a period that exceeds the end of the previously determined lease period, etc.

Share-based payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For cash-settled share-based payment transactions, the liability needs to be remeasured at the end of each reporting period up to the date of settlement, with any changes in fair value recognized in profit or loss. This requires a reassessment of the estimates used at the end of each reporting period. For the measurement of the fair value of equity-settled transactions with employees and advisors at the grant date, the Group uses a Black and Scholes pricing model. The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 28.

NOTE 5:-	SEGMENT REPORTING

The operating segments are identified on the basis of information that is reviewed by the chief operating decision maker (“CODM”) to make decisions about resources to be allocated and assess its performance.

The CODM reviews information, makes decisions about resources allocation and assess performance based on a geographical basis. Thus, each country is an operating segment. Operating segments which have similar economic characteristics such as future economic growth, currency volatility, similar expected long-term margins etc., were aggregated to a reportable segment.

The Group has five reportable segments, reflecting its geographical regions, and Remote Year:

•	USA

•	Mexico & Guatemala

•	Central America

•	South America

•	Europe and Middle East

•	Remote Year (see Note 14)

The accounting policy for operating segments is consistent with that described in Note 2 above.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Segment performance (segment income (loss)) is evaluated based on Unit-Level Operating Profit / (Loss). Unit-Level Operating Profit / (Loss) is defined as earnings before amortization and depreciation, non-operating and other income (expense), and impairment losses, the effect of IFRS 16 (lease accounting), financial items, and taxes and excludes (i) non-cash stock-based compensation expense, (ii) impact of corporate overhead costs, (iii) pre-opening and cost of non-operated spaces (operating costs incurred prior to opening a new location as well as costs associated with physical space within opened locations where that space is not yet operational), and (iv) loss from non-Selina branded operations (losses derived from new leased properties not yet operating as a hotel under the Selina brand). The segment results reported to the CODM include items that are allocated directly to the segments and items that can be allocated on a reasonable basis.

Items that were not allocated, mainly the Group’s headquarter assets and related costs, are managed on a group basis.

The CODM reviews segment assets apart from deferred taxes, loans to associates, capital notes and derivatives as these assets are managed at a group level and not at a property level. The CODM does not review segment liabilities, as they are managed at a group level.

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
Year ended 31 December 2021

External customers
Rooms	6,486	12,071	12,885	7,439	11,503	50,384	—	951	51,335
Food and beverages	4,525	10,592	8,655	3,500	3,779	31,051	—	310	31,361
Others	487	1,707	3,737	2,129	2,002	10,062	4,521	(4,542)	10,041

Total revenues	11,498	24,370	25,277	13,068	17,284	91,497	4,521	(3,281)	92,737

Unit-Level Operating Profit / (Loss)	(3,871)	(93)	788	(2,907)	(6,277)	(12,360)	(1,354)	576	(13,138)

Other operating expenses									(27,754)
Depreciation and amortization									(31,235)
Other income (loss), net									(7,928)
Net finance income (loss)									(102,824)

Loss before taxes on income									(182,879)
Income tax expense									(2,844)

Net loss for the year									(185,723)

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	USA	Mexico & Guatemala	Central America	South America	Europe and Middle East	Total Selina	RY	Adjustments	Total Consolidated
Year ended 31 December 2020

External customers
Rooms	2,253	4,842	6,558	4,882	3,192	21,727	—	1,070	22,797
Food and beverages	1,006	3,849	3,803	2,046	2,073	12,777	—	(2,838)	9,939
Others	649	830	1,774	1,026	478	4,757	—	(2,332)	2,425

Total revenues	3,908	9,521	12,135	7,954	5,743	39,261	—	(4,100)	35,161

Unit-Level Operating Profit / (Loss)	(5,147)	(2,067)	(1,660)	(2,870)	(3,945)	(15,689)	—	(2,362)	(18,051)

Other operating expenses									(29,489)
Depreciation and amortization									(21,612)
Other income (loss), net									(13,226)
Net finance income (loss)									(54,660)

Loss before taxes on income									(137,038)
Income tax expense									(2,265)

Net loss for the year									(139,303)

NOTE 6:-	FINANCE INCOME AND COSTS

	Year ended December 31,
	2021	2020
	(In thousands of $)
Interest expense on bank loans and overdrafts	666	186
Interest expense on debt (see Notes 20 and 21)	40,057	18,683
Leasing arrangements (see Note 12)	32,885	26,011
Unrealized foreign exchange losses on lease liabilities (see Note 12)	9,689	8,553
Finance expense on financial liabilities at fair value through profit or loss (see Notes 20, 21 and 25)	1,132	8,420
Loss on extinguishment of debt (see Note 20)	18,485	—

Total finance costs	102,914	61,853

Gain on extinguishment of debt	—	2,669
Gain on derecognition of lease liabilities	—	4,468
Interest income	90	56

Total finance income	90	7,193

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 7:-	STAFF COSTS

Group staff costs recognized as an expense, including directors’ remuneration, were as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Wages and salaries	43,368	29,608
Social security costs	4,657	3,030
Employee benefits and travel	3,943	5,834
Equity-settled stock compensation expense (see Note 28)	2,817	1,340
Cash-settled stock compensation expense (see Note 28)	2,377	1,057

Total staff costs	57,162	40,869

Directors’ remuneration disclosures are included in Note 27.

NOTE 8:-	CURRENT PURCHASING POWER

In 2021 and 2020, the Group operated in Argentina, which is a hyperinflationary economy with three-year cumulative inflation rates exceeding 100%. The Group has applied adjustments to reflect current purchasing power of the assets of the Argentinian subsidiaries as of balance sheet date and recognized a gain on net monetary position in the Group’s Consolidated Profit or Loss Account of $1,725 thousand and $2,256 thousand, respectively, for the years ended 31 December 2021 and 2020. The financial statements are based on a historical cost approach and the corresponding figures for previous periods have been restated for the changes in the general purchasing power of the functional currency and, as a result, are stated in terms of the measuring unit current at the balance sheet date. For this purpose, the Group has used official monthly price indexes published by FACPCE (Federación Argentina de Consejos Profesionales de Ciencias Económicas). This index has increased by 51% between December 2021 (value of 582.46) and December 2020 (value of 385.88).

NOTE 9:-	TAXES ON INCOME

a.	Tax laws applicable to the Group companies:

The Company is taxed under the tax laws in the UK at a corporate income tax rate of 19% in 2021 and 2020. In 2021, the UK Government enacted an increase to the UK rate of Corporation Tax from 19% to 25%, effective 1 April 2023. The change has not resulted in any re-measurement of deferred tax assets and liabilities given the limited exposure in the Group’s financials a described in shown in section c) and e) of this Note.

The Group has a substantial business presence in many countries around the globe. The most significant of which in 2021 are the US, Mexico, Colombia, Panama, Costa Rica, Peru, Israel and Brazil.

b.	Tax rates applicable to the Group:

The Company’s subsidiaries are taxed according to tax laws in the countries of their residence. The Company’s consolidated tax rate depends on the geographical mix of where its profits are earned.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

c.	Deferred taxes:

1.	Composition:

	At December 31,
	2021	2020
	(In thousands of US$)
Deferred tax assets:
Lease liabilities	55,858	60,765
Carryforward tax losses	18,359	14,603
Stock-based compensation	593	484
Property, equipment and furniture, net	402	50
Impairment of assets	—	402
Employees and related accruals	263	18
Accrued expenses	6,536	—
Research and development	311	173
Tax credits carried forwards	23	—

	82,345	76,495

Deferred tax liabilities:
Right of use asset	(83,534)	(78,698)
Right of use impairment	1,315	2,709
Property, plant and equipment, net	(174)	(308)
Other	(325)	(198)

	(82,718)	(76,495)

Deferred tax assets (liabilities), net	(373)	—

2.	Taxes on income included in profit or loss:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Current taxes	2,844	2,265

Income tax expense	2,844	2,265

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

d.	Theoretical tax:

The reconciliation between the tax expense, assuming that all the income, expenses, gains and losses in profit or loss were taxed at the UK statutory tax rate and the taxes on income recorded in profit or loss is as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Loss before income taxes	(182,879)	(137,038)

UK Statutory tax rate	19%	19%

Tax benefit computed at the UK statutory tax rate	(34,747)	(26,037)
Increase (decrease) in taxes on income resulting from the following:
Subsidiaries taxed at a different tax rate	(6,720)	(8,606)
Deferred taxes not recognized	37,582	34,867
Uncertain tax positions	2,261	1,545
Permanent differences	4,543	382
Other	(75)	114

Income tax expense	2,844	2,265

e.	Carryforward losses for tax purposes:

Carryforward net operating tax losses of the Group amount to a total of approximately $177 million as of 31 December 2021 ($114 million as of 31 December 2020). Deferred tax assets relating to carryforward operating losses were not recognized as of 31 December 2021 and 2020 as losses are not expected to be utilized in the foreseeable future.

NOTE 10:-	EARNINGS PER SHARE

Details of the number of shares and income (loss) used in the computation of net earnings (loss) per share:

	Year ended December 31,
	2021		2020
	Weighted number of shares	Net loss attributable to equity holders of the Company	Weighted number of shares	Net loss attributable to equity holders of the Company
	In thousands	In thousands of US$	In thousands	In thousands of US$
Number of shares and income (loss)	21,768	(184,352)	21,570	(138,099)

For the computation of basic and diluted net earnings (loss)	21,768	(184,352)	21,570	(138,099)

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss is computed by giving effect to all potential shares of common stock, including stock options, warrants and convertible loans. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

To compute diluted net earnings (loss) per share, convertible securities (dilutive potential Ordinary shares), detailed below, have not been taken into account since their conversion increases the basic earnings (decreases the loss) from continuing operations (anti-dilutive effect):

•	Convertible debentures

•	Warrants

•	Options to employees under share-based payment plans

•	Options to advisors

NOTE 11:-	TANGIBLE FIXED ASSETS

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2021	99,834	13,821	113,655
Additions	5,438	10,908	16,346
Write-offs of lost deals	—	(4,185)	(4,185)
Completion of projects	—	(1,898)	(1,898)
Exchange differences	748	27	775
Disposals	(6,133)	—	(6,133)
Business combinations (see Note 14)	267	—	267
Reclassification to assets held for sale	(3,000)	(1,409)	(4,409)

Balance as at December 31, 2021	97,154	17,264	114,418

Accumulated depreciation:
Balance as at January 1, 2021	(12,937)	—	(12,937)
Depreciation	(7,150)	—	(7,150)
Exchange differences	(153)	—	(153)
Disposals	2,345	—	2,345
Business combinations	(76)	—	(76)
Reclassification to assets held for sale	3	—	3

Balance as at December 31, 2021	(17,968)	—	(17,968)

Net Balance at December 31, 2021	79,186	17,264	96,450

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	Buildings, leasehold improvements and hotel assets	Assets under construction	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2020	72,680	33,898	106,578
Additions	26,870	12,165	39,035
Write-offs of lost deals	(264)	(9,167)	(9,431)
Completion of projects	—	(22,658)	(22,658)
Exchange differences	548	20	568
Disposals	—	(437)	(437)

Balance as at December 31, 2020	99,834	13,821	113,655

Accumulated depreciation:
Balance as at January 1, 2020	(7,230)	—	(7,230)
Depreciation	(5,668)	—	(5,668)
Exchange differences	(39)	—	(39)

Balance as at December 31, 2020	(12,937)	—	(12,937)

Net Balance at December 31, 2020	86,897	13,821	100,718

The amounts include capitalized interest on debt raised to fund qualifying assets. The total amount of capitalized interest as of 31 December 2021 was $2,110 thousand (31 December 2020 - $2,419 thousand).

Cost of lost deals, which have been included in the caption “Impairment and write-off of non-current assets” in the accompanying Statements or Profit or Loss, relate to unrecoverable security deposits and project costs on discontinued projects.

The Group decided in the year 2021 to sell certain properties located in the United States which were originally acquired for the expansion of the Group’s operations in the East Coast. The assets related to the properties were held for sale as of 31 December 2021 according to IFRS 5 (see Note 17). No assets were held for sale as of 31 December 2020.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 12:-	RIGHT OF USE ASSETS

	2021	2020
	(In thousands of US$)
Cost:
Balance as at January 1	325,135	291,237
Additions	65,803	68,513
Acquisitions (see Note 14)	1,610	—
Exchange differences	(10,763)	(1,736)
Lease modifications	119	(1,063)
Termination	—	(31,816)

Balance as at December 31	381,904	325,135

Depreciation and impairment
Balance as at January 1	(42,041)	(16,145)
Depreciation	(23,164)	(15,332)
Impairment write-offs, net	(5,062)	(10,564)

Balance as at December 31	(70,267)	(42,041)

Net balance at December 31	311,637	283,094

a.	Impairment on the right of use assets

During the years ended 31 December 2021 and 2020, the Group assessed, according to IAS 36, whether there were indications for impairment of its right of use assets. As a results of COVID-19, for the year ended 31 December 2020 the Group determined that all its properties needed to be tested for impairment to assess their recoverable amount. For the year ended 31 December 2021, only locations experiencing impairment indicators were tested. Where hotels do have qualitative (main key performance indicators: occupancy and profitability) or quantitative indicators of impairment, such as changes in political, technological, market, economic or legal environment, physical condition of assets, brand reputation or operational and financial performance, a discounted cash flow model was prepared.

In order to assess the recoverable amounts of properties, the Group used the Discounted Cash Flow (“DCF”) method, based on key assumptions, such as discounted rates, growth rates, average daily revenue per bed (“ADR”), occupancy rates, profitability margins and future required capital expenditures.

As a result of the analysis performed, the Group recorded an impairment loss of $5,062 thousand for the year ended 31 December 2021 on its right of use assets ($10,564 thousand for the year ended 31 December 2020), representing impairment losses on 11 properties (20 properties as of 31 December 2020).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Set out below are the recoverable amounts, impairment and discount rates used for each Segment (See Note 5) for the year ended 31 December 2021 and 2020:

Segment (2021)	Number of impaired cash generating units	Recoverable amount of impaired cash generating units	Impairment amount	Discount rate
		(In thousands of US$)		(In %)
USA	—	—	—	8.0%
Mexico & Guatemala	—	—	—	9.5%-10.5%
Central America	2	1,886	(186)	9.5%-13.5%
South America	4	10,497	(1,399)	8.5%-19.0%
Europe and Middle East	5	38,698	(3,477)	7.5%-10.5%

Segment (2020)	Number of impaired cash generating units	Recoverable amount of impaired cash generating units	Impairment amount	Discount rate
		(In thousands of US$)		(In %)
USA	1	25,237	(2,229)	8.5%
Mexico & Guatemala	6	24,010	(2,071)	10.5%
Central America	6	23,619	(3,617)	10.0%-13.5%
South America	4	8,419	(1,839)	9.0%-20.5%
Europe and Middle East	3	33,511	(808)	8.5%-11.0%

b.	Amounts recognized in Consolidated Statement of Profit or Loss and in the Consolidated Statement of Cash Flows.

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Depreciation expense on right-of-use assets	(23,164)	(15,332)
Impairment write-offs	(5,062)	(10,564)
Gain on lease terminations	—	4,467
Income from COVID-related rent concessions	—	2,854
Interest expense on lease liabilities	(32,886)	(26,011)
Unrealized foreign exchange losses on revaluation of lease liability	(9,689)	(8,553)

Total amount recognized in Profit or Loss	(70,801)	(53,139)

The total cash outflow for lease payments	(24,764)	(15,907)

Interest rate range	18.9%-1.3%	16.6%-6.6%

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

c.	Carrying amounts of lease liabilities and movements during the period:

	2021	2020
	(In thousands of US$)
Balance as at January 1	325,952	283,092
Additions	65,803	68,513
Termination	—	(36,283)
Lease modifications	119	(1,063)
Income from COVID-related rent concessions	—	(2,854)
Exchange differences	(15,053)	(4,110)
Lease payments	(24,764)	(15,907)
Unrealized foreign exchange losses on revaluation of lease liability	9,689	8,553
Interest accrued on lease liabilities	32,886	26,011

Balance as at December 31	394,632	325,952

Current	45,660	34,766
Non-current	348,972	291,186

All lease liabilities relate directly to the right of use assets.

Certain lease agreements include a revenue-sharing or profit-sharing component in the future, apart from base rent. These are treated as variable lease payments and are not included in the measurement of lease liabilities or the right of use assets. Given the global uncertainty affecting the hospitality industry due to COVID-19, it is difficult to quantify the Group’s exposure as these variable payments depend directly on each location’s individual performance in a given time period. The Group has assumed the lease extension options will be exercised as the Group seeks to enter into long-term lease agreements and does not intend to discontinue or early terminate any existing hotel operations. Such extension options have been considered in the measurement of the lease liability. The Group has committed to new leases that have not yet commenced, in markets where the Group plans its further expansion.

NOTE 13:-	GOODWILL AND INTANGIBLE ASSETS

	Goodwill	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2021	—	3,252	1,315	4,567
Acquisitions of businesses (see Note 14)	618	—	—	618
Additions	—	2,298	—	2,298
Exchange differences	4	—	—	4

Balance as at December 31, 2021	622	5,550	1,315	7,487

Amortization and impairment:
Balance as at January 1, 2021	—	(919)	(63)	(982)
Amortization charge for the year	—	(483)	(438)	(921)

Balance as at December 31, 2021	—	(1,402)	(501)	(1903)

Net balance at December 31, 2021	622	4,148	814	5,584

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

	Goodwill	Software	Customer List	Total
	(In thousands of US$)
Cost:
Balance as at January 1, 2020	—	1,726	—	1,726
Acquisitions of businesses (see Note 14)	—	—	1,315	1,315
Additions	—	1,526	—	1,526

Balance as at December 31, 2020	—	3,252	1,315	4,567

Amortization and impairment:
Balance as at January 1, 2020	—	(320)	—	(320)
Amortization charge for the year	—	(599)	(63)	(662)

Balance as at December 31, 2020	—	(919)	(63)	(982)

Net balance at December 31, 2020	—	2,333	1,252	3,585

The remaining amortization period for software is from 2 to 5 years (2020 – 3 to 5 years) and for customer list – 2 years (2020 – 3 years).

NOTE 14:-	BUSINESS COMBINATIONS

Acquisition of R.A.Y. Enterprise Michmoret Ltd.

In October 18, 2021, the Group signed on a share purchase agreement (“SPA”) to effectively purchase 90.5% of the issued and paid-up shares of R.A.Y. Enterprise Michmoret Ltd. (“RAY Enterprise”). The transaction was formally approved on November 1, 2021 (the “Acquisition date”).

RAY Enterprise operates and manages, directly or by joint ventures, four sites in Israel: Netivale, Kibbutz Lohamei Haghetaot, Kibbutz Parod, and Kibbutz Tze’elim. RAY Enterprise directly leases and operates the first three, where as it indirectly leases the fourth site’s guest house, by holding 35% of the participation units in Tze’elim Tourism Guest Rooms - Agricultural Cooperative Society Ltd., an Israeli cooperative. The acquisition has increased the Group’s presence in Israel where the Company already has a presence.

The purchase price for RAY Enterprise consists of a fixed cash payment, Deferred Consideration and Contingent Consideration, as follows:

In thousands of US$
Cash paid	638
Deferred consideration	1,058
Contingent consideration	833

Purchase Price	2,529

The Deferred consideration is a deferred cash payment of $1,847 thousand divided in 5 tranches. To recognize such consideration at its fair present value, each tranche was discounted using the relevant Israeli yield curve based on the Group’s credit rating and the relevant duration in order.

The Contingent consideration is contingent upon the Group’s operating activity of the RAY Enterprise ‘s leases. To recognize such contingent consideration, a scenario-based model was used based on certain probabilities and a discount rate based on the Company’s credit risk and the duration of the expected payments.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The purchase price allocation for this acquisition was as follows:

In thousands of US$
Net book value of assets acquired	877
Right of Use Asset Uplift	1,610
Deferred Tax Liability	(373)
Non-controlling Interest	(203)
Goodwill	618

Purchase Price	2,529

The cash flow resulted from this acquisition is as follows:

In thousands of US$
Cash acquired	950
Cash paid	(638)

Net cash acquired with the subsidiary	312

The Group has recognized goodwill on this transaction in addition to the uplift between the consideration paid and the fair value of net assets acquired that has been allocated to right of use leased buildings. The right of use asset has been recognized at an amount in excess of the lease liability determined at the date of acquisition. This reflects the favorable terms of these leases when compared to other market terms. The acquisition costs that relate to the transaction have been expensed as operating costs in compliance with IFRS 3.

The Group recognizes non-controlling interests in an acquired entity either at fair value or at the non-controlling interests (NCI) proportionate share of the acquired entity’s net identifiable assets. This decision is made on an acquisition-by-acquisition basis. For the non-controlling interests in RAY Enterprise, the Group elected to recognize the non-controlling interests at its proportionate share of the acquired net identifiable assets. The NCI represented a 9.5% interest in Ray Enterprise owned by the sellers.

From the acquisition date, RAY Enterprise has contributed a loss of $213 thousand to the consolidated net loss and $394 thousand to the consolidated revenue. If the business combination had taken place at the beginning of the year, the consolidated net loss would have been $185,370 thousand and the consolidated revenue would have been $95,237 thousand, without pro forma assumptions.

Acquisition of Remote Year

In September 2020, the Group completed the acquisition of certain assets and liabilities of Remote Year Inc. (“Remote Year”). Remote Year offers programs to individuals and businesses to work and learn while traveling around the world, which is in line with Group’s mission to inspire meaningful connections. The Company analyzed and concluded that the above mentioned acquisition meets the definition of a business combination.

The total consideration paid by the Company, in shares, including liabilities assumed, was equal to $1,315 thousand. There was no consideration paid in cash. The assets acquired and the liabilities assumed were recognized at fair value on the acquisition date. The recognized assets and liabilities include intangible assets of $1,315 thousand and deferred revenue of $949 thousand. The Group has

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

not recognized goodwill on this transaction as the entire uplift between the consideration paid and the fair value of net assets acquired has been allocated to intangible assets. There were no significant acquisition costs related to this transaction.

The acquired intangible assets are being amortized on a straight-line basis over the estimated useful life of 3 years, which approximates the pattern in which the economic benefits of the intangible assets are expected to be realized.

The Group acquired 100% of shares and 100% of voting equity interests in Remote Year.

Remote Year did not contribute revenues or profits or losses to the consolidated group in 2020 since its acquisition, as the Group made a decision to temporarily suspend its operations and relaunched it in 2021. Remote Year contributed with total $4,521 thousand revenues and total $1,812 thousand losses for the year ended 31 December 2021.

NOTE 15:-	INVENTORIES

The Group’s inventory is comprised of hotel and restaurant operating inventory.

For the year ended 31 December 2021, inventories of $11,311 thousand (2020: $3,762 thousand) were recognized as an expense and included in cost of food and beverage.

There are no inventories pledged as security in respect of liabilities.

NOTE 16:-	TRADE AND OTHER RECEIVABLES

	At December 31,
	2021	2020
	(In thousands of US$)
Accounts Receivable	10,853	4,706
Notes Receivable	1,599	2,579

Trade and other receivables	12,452	7,285

Current	10,527	4,940
Non-current	1,925	2,345

Notes receivables are related to loans for construction and development. These loans were granted by the Group to partners who co-operate closely with particular Selina locations. Notes classified as short term are repayable by partners in 2022 and notes classified as long term are repayable in later years.

The net carrying value of trade receivables is considered a reasonable approximation of fair value. All of the group’s trade and other receivables in the comparative periods have been reviewed for indicators of impairment.

Note 26 includes disclosures relating to the credit risk exposures and analysis relating to the allowance for expected credit losses. Both the current and comparative impairment provisions apply the IFRS 9 expected loss model.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 17:-	OTHER CURRENT ASSETS AND ASSETS CLASSIFIED AS HELD FOR SALE

	At December 31,
	2021	2020
	(In thousands of US$)
Advances to suppliers	19	978
Non-income taxes	7,927	7,080
Prepaid expenses	2,173	2,678

Other current assets	10,119	10,736

	At December 31,
	2021	2020
	(In thousands of US$)
Buildings, leasehold improvements and hotel assets	3,000	—
Assets under construction	1,409	—
Impairment adjustment	(1,909)

Non-current assets held for sale	2,500	—

The Group decided in the year ended 31 December 2021 to sell certain properties located in the United States which were originally acquired for the expansion of the Group’s operations in the East Coast. The property is made up of land and all its rights, privileges and easements related and certain buildings comprising a hotel property upon the land and all other improvements and structures. An active selling program for the properties with interested parties was in place at the closing date (the year ended 31 December 2021) and the sale was expected to be completed before the end of June 2022.

Finally, in February 2022 the Group sold the property, land and building to a third party, subject to certain conditions as the applicable municipal authorities’ approval of the site plan for redevelopment of the property, among others. The total selling price of the property is $3,000 thousand. The estimated costs needed to sell the property are $500 thousand.

The land and building classified as held for sale during the reporting period was measured at the lower of its carrying amount and fair value less costs to sell at the time of the reclassification, resulting in the recognition of a write-down of $1,909 thousand as impairment and write-off of non-current assets in the statement of profit or loss. The fair value of the land was determined using the sales comparison approach and ultimately the expected selling price as agreed in the purchase and sale agreement of the property.

NOTE 18:-	NON-CURRENT FINANCIAL ASSETS

In 2019, the Group made an investment of $4,284 thousand in Pirate Studios Limited (“Pirate”), an entity which operates as 24-hour self-services music studios in the UK, Germany and US. The Group funded 75% of the investment on behalf of other third party investors. As of 31 December 2021, the shares held had not yet been transferred to such investors, and as such a liability of $2,777 thousand was recorded within Trade Payables and Other Liabilities in the accompanying Consolidated Statement of Financial Position. Furthermore, as of 31 December 2020, Management concluded there was an impairment in the value of the Pirate investment of $1,067 thousand, due to changes in market conditions caused by COVID-19. An impairment loss of $201 thousand related to the Group’s own investment was recognized in the Consolidated Statement of Profit or Loss and an

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

impairment loss of $866 thousand related to investment on behalf of third party investors was recognized against the liability. As of 31 December 2021 no further changes or impairment adjustments were noted.

NOTE 19:-	CURRENT TRADE AND OTHER PAYABLES

	At December 31,
	2021	2020
	(In thousands of US$)
Trade payables	11,496	10,628
Customer advances	1,640	1,626
Accrued expenses and other liabilities	21,104	14,713
Provision for tax uncertainties	9,590	3,937
Phantom share liability	3,434	1,057
Loyalty program redemption	25	25
Other liabilities	2,777	2,777

Trade payables and other liabilities	50,066	34,763

The carrying values of trade payables is considered to be a reasonable approximation of fair value.

NOTE 20:-	LOANS PAYABLE

Loans Payable in the accompanying Consolidated Statement of Financial Position is composed of the following:

			At December 31,
	Interest rate	Maturity	2021	2020
			(In thousands of US$)
Loan from debtholders	5% - 15%	2022	17,472	16,212
Bank and government loans	1% - 10%	2022	1,986	2,879

Total current interest-bearing loans and borrowings			19,458	19,091

Non-current interest-bearing loans and borrowings:
Loan from debtholders	5% - 18%	2023 to 2042	108,634	81,947
Bank and government loans	1% - 10%	2023 to 2027	21,080	5,207

Total non-current interest-bearing loans and borrowings			129,714	87,154

Denominated in the following currencies:
US dollars			90,761	79,531
Sterling			12,191	13,215
Colombian Peso			55	1,073
Brazilian Real			17,043	10,586
Israeli Shekels			8,484	1,367
Peruvian Sol			2,169	473
Australian Dollar			2,671	—
Euro			15,798	—

Total interest-bearing loans and borrowings			149,172	106,245

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Interest expense on Loans Payable, included within Finance Costs in the accompanying Consolidated Statement of Profit or Loss are as follows:

	Year ended December 31,
	2021	2020
	(In thousands of $)
Interest expense on loan from debtholders	39,391	18,683
Interest expense on bank and government loans	666	186

Total interest expense on loans from debtholders and bank and government loans	40,057	18,869

Loan from debtholders

a.	Term Loan Agreement

In January 2018, the Company, as the borrower, entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”), together with Selina Hospitality Operations Mexico, S.A. de C.V., Selina Operation One (1), S.A. (“Selina One”), the lenders thereunder, including Cibanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited and 166 2nd LLC, as well as the security agent, GLAS Trust Corporation Limited. The loan is comprised of two different tranches and the term for each tranche is 60 months from the funding of each tranche. The borrower may elect to repay the outstanding amounts prior to the maturity date and the debt accelerates upon a change of control, event of default or sale transaction.

The facility accrued interest at a rate of 12% per annum until the end of April 2021 and, pursuant to the terms of an Intercreditor Agreement dated 31 March 2020 (“Intercreditor Agreement”), made among the parties to the Convertible Note Instrument and Term Loan Agreement, increases by 2% each three-month period starting from 1 May 2021, such interest rate not to exceed 18% in total. Currently, interest is capitalized and is added to the principal amount of the loan.

In March and April 2020, the group signed a cashless rollover agreement with three lenders. As a result, $30,297 thousand were rolled over from the existing loans into a new convertible instrument (described below in Note 21). Since the terms of the Term Loan and the new Convertible Note were substantially different, the Company treated this roll over as an extinguishment of debt in accordance with IFRS 9, Financial Instruments, and a gain on extinguishment of debt of $2,669 thousand was registered in the 2020 Consolidated Statement of Profit or Loss (see Note 6).

For the remaining balance of the loan, under the Term Loan and the Intercreditor Agreement, Selina has the prepayment option or option to repay the Term Loan without any penalty or premia and the lenders have the right to convert their debt outstanding under the Term Loan Agreement into debt under the Convertible Note Instrument to be exercised within a limited 6-month window from 30 April 2021.

In July 2021, the Term Loan Agreement was amended to provide for, among other things, the automatic conversion of the loan into equity in the Company upon the consummation of an Equity Financing, with such conversion to occur at a discount to the share price utilized for the Equity Financing depending on the valuation of the Company at that time, and the Company’s right, to be exercised within a limited window following the conversion trigger, to repay the debt at par value plus a prepayment fee of 40% of the amount due. In October 2021, the Term Loan was amended again, which amendment became effective on 2 December 2021, to modify the automatic

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

conversion trigger and the parameters for an Equity Financing transaction in particular, and to incorporate fee letters that provide for the payment to the lenders of certain fees should the Company undergo a public listing under certain circumstances (“IPO Transaction”).

The Company treated these amendments as an extinguishment of debt in accordance with IFRS 9, Financial Instruments, and a loss on extinguishment of debt of $18,485 thousand was registered in the 2021 Consolidated Statement of Profit or Loss.

Year ended December 31, 2021
(In thousands of US$)
Debt component of the Term Loan at closing	30,916
Interest charged (using effective interest rate)	3,360

Carrying amount of the loan payable component at 31 December 2021	34,276

Automatic Conversion component / Prepayment option at 1.4 as the date of extinguishment under IFRS 9	21,192
(Gain) loss from revaluation to fair value through profit and loss	(5,310)

Carrying amount of the derivatives financial liabilities components at 31 December 2021	15,882

The carrying amount for the Term Loan, as of 31 December 2021, at amortized cost, is $34,276 thousand ($32,224 thousand as of 31 December 2020). Currency is USD. The interest rate in 2021 and 2020 was 18% and 12%, respectively. Interest payments are capitalized every three-month period and maturity, assuming no equity financing occurs, is in 2023.

The facility includes customary representations, warranties, covenants, indemnities, reporting requirements and restrictions, including a negative pledge relating to the Company’s ability to incur additional debt, and is secured by a guarantee by Selina One as well as a pledge of the shares of Selina One by the Company.

b.	Real Estate Partner Debt

The Company’s subsidiaries have entered into agreements with local capital partners that provide funding to the group to allow it to lease and convert properties into Selina branded properties. These funding arrangements are often structured as loans, in exchange for which the local capital partners receive a yield or interest on such amounts, often together with a portion of the profits of projects which are funded through such a structure. In some cases, for strategic transactions, these loans are secured. As of 31 December 2021, the outstanding amount of these long-term partner loans total $75,819 thousand ($64,384 thousand as of 31 December 2020).

Included within these loans are the following transactions closed during the year ended 31 December 2021:

•

In July 2021, the Group received in Greece a loan for the Theatrou Hotel. The currency is Euro and the maturity is in 2040. Interest rate is 5%. The outstanding amount as of 31 December 2021 is $1,743 thousand.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

•

In December 2021, the Group received in Australia $2,786 thousand for new hotels which are in development. The currency is Australian Dollar and the maturity is in 2027. Interest rate is 9.75%. The outstanding amount as of 31 December 2021 is $2,798 thousand.

•

In Brazil the Group also received during 2021 additional proceeds of $5,962 thousand for hotels located in Brazil. The currency is Brazilian Real. The interest rate for the facility is 8% and the maturity occurs in 2042. The outstanding amount of all borrowings in Brazil as of 31 December 2021 is $16,910 thousand.

•	During 2021 the Group also borrowed from real estate partners for hotels located in Israel. The currency is Israeli New Shekel. The outstanding amount as of 31 December 2021 is $6 million.

Included within these loans are the following transactions closed during the year ended 31 December 2020:

•

In May and June 2020, the Group received a loan in Israel for the Beit Oren Hotel for a total amount of $1,028 thousand. The currency is Israeli New Shekel. Interest rate is 8% with quarterly interest payments. Repayment of principal and maturity will depend on the performance of the hotel. The outstanding amount as of 31 December 2021 is $1,350 thousand ($1,025 thousand as of 31 December 2020).

•

In October 2020, the Group received in Israel a loan for the Neve Tzedek hotel. The amount is $312 thousand. The currency is Israeli New Shekel. Interest rate is 8% with quarterly interest payments. Repayment of principal and the maturity of the loan will depend on the performance of the hotel. The outstanding amount as of 31 December 2021 is $312 thousand ($312 thousand as of 31 December 2020).

•

In Brazil the Group has also received $2,798 thousand in 2020. The currency is Brazilian Real. Maturity is in 2035 and 2041. Repayment of interest and principal are due monthly. The outstanding amount as of 31 December 2021 is $16,910 thousand ($10,352 thousand as of 31 December 2020).

•

During 2020 the Group has also borrowed $9,744 thousand for hotels located in Portugal, UK and Austria. Interest rate is between 5% and 6% with monthly principal and interest payments. The currency of the loans is the Pound Sterling. The outstanding amount as of 31 December 2021 is $14,091 thousand ($ 9,989 thousand as of 31 December 2020). Maturity is in 2040.

c.	Other Loans and Borrowings

In January 2020 the Group borrowed in Colombia $740 thousand. The currency of the loan is Colombian Peso. Interest rate is 14.93%. Initial 7 months of interest only payments. Rest of payments are done monthly comprising interest and principal repayments. The outstanding amount as of 31 December 2020 was $599 thousand. Maturity is in 2022, however this loan was fully repaid in November 2021.

In February 2020, the Group borrowed $5,100 thousand from Kibbutz, S.A. at 12% interest rate. Currency is USD. The loan was fully repaid in July 2020. In November 2020 the Group received a new loan of $300 thousand at 8% interest rate. The outstanding amount as of 31 December 2021 is $324 thousand ($300 thousand as of 31 December 2020). The maturity was January 2021 and it has been subsequently extended. The maturity is January 2022.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

In March 2021, the Group borrowed $211 thousand in Colombia. The currency of the loan is the Colombian Peso. The interest rate is 14.93%. The loan has an initial 7 months of interest only payments. The rest of the payments are done monthly and comprise of interest and principal repayments. This loan was fully repaid in November 2021.

In August 2021, the Group received in the USA a $900 thousand loan for the Woodstock Hotel (USA). The currency is USD and the maturity is in 2022. Interest rate is 8.5%. The outstanding amount as of 31 December 2021 is $913 thousand.

d.	Bridge Loan Facility

In November 2021, the Group entered into a committed bridge loan facility under which the Company has the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between 15 December 2021 and 30 April 2022. The interest rate on each draw is 10%, payable up front, and the lenders are entitled to receive warrants issued by the Company in an amount equivalent to 15% of the amount drawn. Draws under the facility are repayable upon the closing of the business combination between the Company and BOA. As of 31 December 2021 the Company had not yet drawn any amounts under this facility.

e.	PIPE Investors pre-funds

As mentioned in Note 1, on 2 December 2021, the Group announced that it had entered into PIPE subscription agreements in respect of $55.45 million of investment and the SPAC sponsor provided an equity backstop for up to an additional $15 million in investment, bringing the total committed capital to $70 million, concurrently with the effectiveness and closing of the Business Combination transaction. One of the PIPE investors pre-funded their subscription amount of $10 million on 8 December 2021 in exchange for the investor receiving an early payment fee equivalent to $2,500 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the deSPAC transaction. Such investor and another PIPE investor also will receive 100,000 and 200,000 BOA Acquisition Corp. class B common shares, respectively, from the SPAC sponsor, Bet on America, LLC, at the closing of the deSPAC transaction based on the value of their subscriptions, which shares will be converted into ordinary shares of Selina.

The above PIPE subscription pre-funded in 8 December 2021 is presented in the consolidated statement of financial position as a loan that is composed of a liability component and a conversion component. The conversion component (the additional 250,000 Company’s ordinary shares to be issued as early payment fee equivalent to $2,500 thousand) meets the “fixed for fixed” criteria and therefore classified as equity component. The financial liability component is recognized at fair value at the execution date (the date when the funds are received) and measured at amortized cost at closing date, 31 December 2021. The difference between the fair value of the financial liability and the received amount at the execution date, is recognized as an equity component, without any subsequent measurement.

f.	Bank and Government Loans

In April and May of 2020, the Group borrowed $1,832 thousand from JP Morgan Chase Bank and TD Bank through the PPP. In March 2021, Selina also borrowed $2,000 thousand from TD Bank through the PPP. The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the COVID-19 pandemic. PPP

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25% during the covered period. Any unforgiven portion is payable over 2 years if issued before, or 5 years if issued after, 5 June 2020 at an interest rate of 1% with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties. The outstanding balance of these loans as of 31 December 2021 is $3,498 thousand ($1.832 thousand as of 31 December 2020). The amount which has been forgiven during 2021 is $374 thousand. The maturity date on these loans ranges between 2023 and 2025.

The Group also borrowed $469 thousand in Peru in May 2020 from the Banco de Credito del Peru. These loans are part of the program Reactiva Peru. The currency of the loans is the Peruvian Sol. The interest rate is 1%. Repayments began in June 2021 with monthly repayments of principal and interest. Maturity is in May 2023. As of 31 December 2021 and 2020, $302 thousand and $469 thousand, respectively, were outstanding under these loans.

In December 2019, the Group borrowed $2.500 thousand from Banistmo Bank through a non-revolving credit facility. The interest rate is 7% and the maturity is in 2026. In December 2019, the Group also arranged with Banistmo Bank a revolving credit facility of $1.5 million. Interest rate is 6,5% and the maturity is in 2023. As of 31 December 2021 and 2020, $4,053 thousand and $4,157 thousand, respectively, were outstanding under these loans.

Additionally, in November 2021 the Group fully repaid the loan with the Bank of Costa Rica. As of 31 December 2020, $1,538 thousand was outstanding under this loan.

During 2021 the Group has also borrowed in Israel from Leumi Bank. The currency is Israeli New Shekel. Interest rate ranges from 3% to 4%. Maturity ranges from 2022 to 2026. The outstanding balance as of 31 December 2021 is $1,103 thousand.

IDB Loan

Furthermore, on 20 November 2020, Selina Global Services Spain, S.L., a wholly-owned subsidiary of the Company, as the borrower, Selina One and Inter-American Investment Corporation (“IDB Invest”), as the lender, entered into a Loan Agreement and related documentation (“IDB Facility”) pursuant to which IDB Invest has agreed to extend to the borrower, together with a participant lender, loans in the aggregate principal amount of $50 million. The borrower has a right to request a disbursement once per quarter, subject to certain debt covenants and conditions precedent being satisfied. The interest rate for the loans is LIBOR plus a 7.5% margin, and the facility also contains commitment, front-end, mobilization, cancellation and exit fees.

During the course of 2021, collateral was put into place to secure repayment of the loan, including collateral provided by the Company, such as a parent company guarantee and a pledge over the Company’s shares in the borrower. As of 31 December 2020 the Company had not drawn any amounts under this facility. In November 2021, the Company drew $6.9 million as part of the first draw made under the IDB facility. In December 2021, the Company drew an additional $7.6 million pursuant to a second draw under the IDB facility. In March 2022, the Company drew an additional $6.9 million pursuant to a third draw under the IDB facility.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The loan documentation has affirmative and negative covenants, including detailed environmental, social and governance requirements indemnification provisions, representations and warranties and reporting obligations commensurate with development bank credit facilities. The loans are guaranteed by, among other things, the Company and various subsidiary companies, as affiliate guarantors, as well as pledges over the shares and bank accounts of certain subsidiary companies, mainly those located in Brazil, Mexico, Colombia, Costa Rica, Panama and Ecuador.

The maturity date for all loans is 15 December 2027 and the facility includes various mandatory repayment obligations and voluntary prepayment rights.

NOTE 21:-	CONVERTIBLE NOTE AND WARRANTS

	Year ended December 31, 2020	Additions	Year ended December 31, 2021
	(In thousands of US$)		(In thousands of US$)
Cash proceeds of issue of convertible loan notes	59,650	44,350	104,000
Roll over of Term Loans into convertible note (*)	30,672	—	30,672

Net consideration from issue of convertible loan notes	90,322	44,350	134,672

Note component at date of issue	52,953	10,733	63,686
Interest charged (using effective interest rate)	8,469	25,161	33,630

Carrying amount of the loan payable component at year end	61,422	35,894	97,316

Conversion components as the date of issue	27,878	25,685	53,563
Warrants at the date of issue	6,829	7,862	14,691
Loss (gain) from revaluation to fair value through profit and loss	8,420	6,325	14,745

Carrying amount of the derivative financial liability components at year end	43,127	39,872	82,999

(*)	Gain on extinguishment of Term Loan for the proceeds that rolled over Convertible Note in the year 2020 recognized within Finance Income amounted to 2,669 thousand (see Note 6).

a.	Selina Holding note

In March 2020, the Company and Selina Operation One (1), S.A. (“Selina One”) entered into a Convertible Loan Note Instrument constituting $90 million principal amount, 10% fixed rate guaranteed security convertible redeemable loan notes due 2023 (as amended from time to time, the “Convertible Note Instrument”). The $90 million headroom under the Convertible Note Instrument was increased to $125 million in July 2021 and can be increased further in certain limited circumstances, such as notes issued in connection with accrued interest or conversion of a senior term loan into notes. The maturity date of the debt is 30 June 2023, at which point the Company must redeem the outstanding note. The Company may not prepay the debt before the maturity date, although the Company may be required to redeem the notes at greater than their par value upon event of default by

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

the Company or upon an Initial Public Offering (IPO), change of control or insolvency event. Interest accrues on a payment in kind basis at a rate of 10% per annum and capitalizes on a quarterly basis based on the date of issuance of each note.

In addition, the Company has, since 1 January 2021, entered into various letter agreements with holders of notes constituting a majority of the debt under the Convertible Note Instrument, which agreements provide for the automatic conversion of the holder’s debt into equity in the Company upon the completion of certain conditions. As of 31 December 2021, all conditions were not met to provide the automatic conversion feature to be effective for the note holders in the year 2021. Such conversion would occur at a discount to the share price utilized for an equity financing depending on the valuation of the Company at that time. The Convertible Note Instrument was amended further in October 2021, which amendment became effective on 2 December 2021, to modify one of the conversion triggers, which would occur in the event the Company did not complete a qualifying financing by 31 December 2021, by extending the financing deadline to 30 June 2022 and changing qualifying financing requirements. During 2021, investors have subscribed for approximately $44.3 million of notes under the Convertible Note Instrument ($90.3 million during 2020).

Convertible noteholders generally have the option to convert some or all of their notes into equity upon the occurrence of a trigger event, including an exit event, such as IPO or change of control, a new equity fundraising round or the failure of the Company to complete a qualifying equity financing of at least $50 million by 31 December 2021 (being the financing deadline extended to 30 June 2022 and the qualifying financing requirements changed as mentioned above). The conversion price is to be set at either 65% or 70% of the price of the equity issued in connection with the fundraising or exit event depending on the valuation of the Company for such purposes, or if no qualifying fundraising occurs within a certain time period, conversion is determined using a multiple of revenues.

The Convertible Note Instrument contains customary representations, warranties, covenants, indemnities, reporting requirements and restrictions, including a negative pledge relating to the Company’s ability to incur additional debt, and is secured by a guarantee by Selina One as well as a pledge of the shares of Selina One by the Company.

As of 31 December 2021, the carrying amount, at amortized cost, of the note liability component of the Convertible Note Instrument in Selina Holding Company was $86,699 thousand ($53,131 thousand as of 31 December 2020).

b.	Mexico notes

On 20 April 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), the Company and Selina One entered into a Convertible Loan Note Instrument constituting $5 million principal amount, 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). Cibanco, S.A. Institución de Banca Múltiple is the only noteholder under this instrument and subscribed for a total of $11,238 thousand in the notes.

The terms and conditions of the Mexico Note Instrument are substantially similar to the Convertible Note Instrument, except that the debt is convertible into shares of Selina Mexico. The noteholder and the parties to the Mexico Note Instrument entered into a Put and Call Option Agreement, originally dated 15 January 2018 and amended and restated on 28 April 2020, that allows the noteholder to convert its equity in Selina Mexico into equity in the Company, subject to the terms therein.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The amendments introduced in the Convertible Note Instruments in the year 2021 as above mentioned are equally applicable to the called Mexico notes.

As of 31 December 2021, the carrying amount, at amortized cost, of the note liability component of the Mexico Note Instrument was $10,617 thousand ($8,291 thousand as of 31 December 2020).

c.	Warrants

A warrant instrument accompanies the Convertible Notes. Under the warrant instruments, certain new money noteholders are entitled to warrants that give each noteholder the right to acquire its pro-rata portion of an allocation of ordinary shares ranging from 4.5% to 7.5% depending on when a warrant is exercised, either before or after a new fundraising round, and if a warrant is exercised after a new fundraising round, then the allocation changes based on the valuation ascribed to the company during the fundraising round. All the warrants have been issued by SELINA HOSPITALITY, PLC (formerly Selina Holding Company, UK Societas).

The warrant instrument, was amended and restated in October 2021, which amended and restated warrant instrument became effective on 2 December 2021, to accommodate the issuance of additional warrants in connection with the increased headroom under the Convertible Note Instrument, as described above, and the potential issuance of a new tranche of warrants upon the completion of an IPO Transaction. The range of allocation of ordinary shares to which holders of the warrants would be entitled was increased to 6.25% to 10.42% (depending on valuation as described above).

NOTE 22:-	CONTINGENT LIABILITIES AND GUARANTEES PROVIDED

The Group is subject to several legal claims and proceedings, the ultimate outcome of which is subject to many uncertainties inherent in litigation. These legal claims and proceedings are in various stages, and either individually or in the aggregate, are not likely to have a significant effect on the Group’s financial position or profitability.

The Group issues topco guarantees on the majority of its leases to secure management and lease agreements and/or funds to convert properties to Selina branded hotels. Due to the application of IFRS 16, all potential lease liabilities have been recognized on the consolidated balance sheet. No other material contingent liabilities or off-balance sheet arrangement have been identified. The Group believes the possibility of any outflows related to contingent liabilities is remote.

NOTE 23:-	SHARE CAPITAL

	Issued and outstanding
	December 31,
	2021	2020
	(In thousands of US$)
Ordinary shares of $0.01 each	4	(	*)
Series A shares of $0.01 each	156	156
Series B shares of $0.01 each	44	41
Series C shares of $0.01 each	32	32

	236	229

(*)	Under one thousand dollars

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

1.	Ordinary shares:

The ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

2.	Series A shares:

The Series A shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

3.	Series B shares:

The Series B shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation. Certain anti-dilution and liquidation preferences attach to the Series B shares.

4.	Series C shares:

The Series C shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share confers one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation. Certain anti-dilution and liquidation preferences attach to the Series C shares.

As of 31 December 2021, the Company’s capital structure consisted of 419,832 ordinary shares with a par value of $0.01 (2020: $0.01), 15,589,552 (2020: 15,589,552) Series A common shares with a par value of $0.01, 4,346,830 (2020: 4,126,647) Series B common shares with a par value of $0.01 and 3,231,350 (2020: 3,231,350) Series C common shares with a par value of $0.01 each, issued and outstanding. In addition to issued shares, 3,329,986 ordinary shares were available for issuance under the ESOP.

The subscription and shareholders’ agreement among the Company and its shareholders was amended in July 2021 and October 2021, with the October amendment becoming effective on 2 December 2021, to modify the provisions relating to permitted transfer rights, the issuance of shares for strategic purposes and the issuance of additional warrants in connection with the increased headroom under the Convertible Note Instrument (see Note 21) as well as to incorporate new provisions that will apply should the Company undergo the IPO Transaction (see Note 1), including modified director voting rights, the issuance of shares to specified shareholders in connection with the listing and related modifications.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 24:- ADDITIONAL PAID IN CAPITAL

	At 1 January 2021	Issuance of shares	Exercises of stock options	Conversion rights on investors fund	Equity- settled stock compensation expense for the period	At 31 December 2021
	(In Thousands of US$)
Share premium	178,549	82	84	—	—	178,715
Costs of equity raise	(542)	—	—	—	—	(542)
Value of conversion rights on investors fund	—	—	—	1,926	—	1,926
Equity on stock compensation	8,197	—	—	—	2,817	11,014

Total additional paid-in capital	186,204	82	84	1,926	2,817	191,113

	At 1 January 2020	Issuance of shares	Exercises of stock options	Shares issued in business combinations	Equity- settled stock compensation expense for the period	At 31 December 2020
	(In Thousands of US$)
Share premium	178,183	—	—	366	—	178,549
Costs of equity raise	(542)	—	—	—	—	(542)
Equity on stock compensation	6,857	—	—	—	1,340	8,197

Total additional paid-in capital	184,498	—	—	366	1,340	186,204

The share premium account includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are presented separately as costs of equity raise.

NOTE 25:- FAIR VALUE MEASUREMENT

The following table presents the fair value measurement hierarchy for the Group’s assets and liabilities.

Quantitative disclosures of the fair value measurement hierarchy of the Group’s assets and liabilities as of 31 December 2021 and 2020:

2021	Valuation Date	Fair value hierarchy
		Level 1	Level 2	Level 3	Total
		(In thousands of US$)
Liabilities measured at fair value:
Derivative financial liabilities (Note 26):	Dec 31, 2021	—	—	76,906	76,906
Warrants	Dec 31, 2021	—	—	21,975	21,975
Liabilities whose fair value is disclosed (Note 26):
Interest-bearing loans (CLA)	Dec 31, 2021	—	—	97,316	97,316
Interest-bearing loans (Term loan)	Dec 31, 2021	—	—	34,276	34,276

2020
Liabilities measured at fair value:
Derivative financial liabilities (Note 26):	Dec 31, 2020	—	—	34,277	34,277
Warrants	Dec 31, 2020	—	—	8,850	8,850
Liabilities whose fair value is disclosed (Note 26):
Interest-bearing loans	Dec 31, 2020	—	—	61,422	61,422

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

There were no transfers from level 1 to level 2 during the period and no transfers out of Level 3.

Derivative financial liabilities are the derivative components which are embedded in the Company’s Term Loan and the convertible loan agreements, and presented in Note 20 and 21. The fair value of the derivative financial liabilities and the warrants is the amount at which the instruments could be exchanged in a current transaction between willing parties other than in a forced transaction (a forced liquidation or distress sale).

The following methods and assumptions were used to estimate the fair values of both the derivative financial liabilities and the warrants:

•

Fair value of Selina’s market capitalization has been estimated using a Discounted Cash Flow (DCF) model. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these investments in unquoted shares.

•

Fair value of the convertible loans, including the embedded derivatives was based on a combination of probability analysis and Monte Carlo simulation, based on Management’s estimations. This method included evaluation of many possible value outcomes asset.

Description of significant unobservable inputs to valuation:

	Valuation technique	Significant unobservable inputs	Input in valuation	Sensitivity of the input to fair value
Financial derivatives and warrants measured at fair value through profit and loss	DCF and Monte Carlo	Weighted average cost of capital (WACC)	45%	5% increase (decrease) in the discount rate would result in increase (decrease) in fair value by $852 thousand, ($730 thousand), respectively

		Terminal Revenue Multiple	2.5x	Median (Low) multiple from the comparable companies is 2.8x (2.1x) and would result in increase (decrease) in fair value by $280 thousand ($152 thousand), respectively

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 26:- FINANCIAL INSTRUMENTS

Categories of financial instruments

	Carrying amount		Fair value
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands of US$)
Financial assets
Measured at amortized cost:
Current
Cash	21,943	13,572	21,943	13,572
Trade and other receivables	10,527	4,940	10,527	4,940

Non-current
Trade and other receivables	1,925	2,345	1,925	2,345
Non-current financial assets	3,156	3,117	3,156	3,117
Security Deposits	9,773	10,340	9,773	10,340

Total financial assets	47,324	34,314	47,324	34,314

Financial and lease liabilities
Measured at amortized cost:
Current
Loans payable	(19,458)	(19,091)	(19,458)	(19,091)
Lease liabilities	(45,660)	(34,766)	(45,660)	(34,766)
Trade payables and other liabilities	(50,066)	(34,763)	(50,066)	(34,763)

Non-current
Loan payable, net of current portion	(129,714)	(87,154)	(130,735)	(87,154)
Convertible Note	(97,316)	(61,422)	(142,317)	(74,829)
Lease liabilities, net of current portion	(348,972)	(291,186)	(348,972)	(291,186)
Accounts payable from related parties	(3,472)	(5,434)	(3,472)	(5,434)

Measured at fair value through profit or loss:
Current
Derivative financial instruments (warrants and conversion option on convertible note)	(82,999)	(43,127)	(82,999)	(43,127)
Derivative financial instruments (convert feature and prepayment option on the Term Loan note)	(15,882)	—	(15,882)	—

Total financial and lease liabilities	(793,539)	(576,943)	(839,561)	(590,350)

The carrying amounts of current trade and other receivables, trade payables and certain accrued liabilities, all of which are financial instruments, are considered to approximate the fair value of these items due to the short-term nature of the amounts involved. The carrying amounts of non-current financial assets and financial liabilities recorded at amortized cost in the Consolidated Financial Statements approximate to their fair values.

Financial risk management

The Group is exposed to financial risks that arise in relation to underlying business activities. These risks include: market risk, credit risk, liquidity risk, and capital risk. There are Board approved

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

policies in place to manage these risks. During 2021 and 2020, the Company did not have a hedging policy in place or transactions involving derivative instruments. There have been no major changes in the financial risk management objectives, processes and policies from prior years.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises: foreign exchange risk and interest rate risk. Financial instruments affected by market risk include loans and other borrowings, cash and cash equivalents, debt and equity investments and derivatives.

Foreign exchange risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in foreign currency exchange rates. Movements in foreign exchange rates can affect the Group’s reported profit or loss and net financial assets and liabilities. The most significant exposures of the Group are in currencies that are freely convertible. The Group’s cash and cash equivalents are predominantly held in USD (76% and 78% of total as of 31 December 2021 and 2020, respectively). The Group’s loans and borrowings are also denominated predominantly in USD (76% and 75% of total as of 31 December 2021 and 2020, respectively). The Company does not enter into cash flow or net investment hedging.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term liabilities with floating interest. The Group does not see a significant interest rate risk as the majority of interest on debt is being charged on a fixed rate basis. With the exception of overdrafts, 80% of borrowings were fixed rate debt at 31 December 2021 (2020: 82%). The Group does not enter into interest rate hedging transactions through the use of interest rate swaps or other derivative instruments.

Credit and concentration risk

Credit risk represents the financial loss the Group would experience if a counter-party to a financial instrument, in which the Group has an amount owing from the counterparty, failed to meet its obligations in accordance with the terms and conditions of its contracts with the Group. Overall credit risk of the Group is low as most guests are charged either in cash or by credit card, and supplier or other lenders to the Group are highly diversified, with low concentration.

The Group’s credit risk is primarily attributable to its accounts receivable as cash balances are deposited with reputable financial institutions. The accounts receivable amounts disclosed in the financial statements are net of allowances for doubtful accounts, estimated by the Group’s management based on prior experience and their assessment of the current economic environment.

The Company writes off financial assets that are past due for more than one year and for which there will be no further collection activities. In addition, the Company writes off financial assets for which the Company believes the likelihood of collection is nil, for example, in situations in which the borrower is in liquidation or bankruptcy proceedings.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Cash at bank and in hand, short-term deposits, trade and other receivables are subject to the expected credit loss model requirements of IFRS 9. Other receivables typically comprise of arrangements with landlords or partners where the Group might be providing loans for development or refurbishment purposes. Outstanding debts are monitored and expected credit losses are periodically assessed for recoverability. The expected credit loss is considered to be immaterial.

The Group and the company’s financial instruments are exposed to concentration risk. The Group assesses the inherent concentration risk as low due to the fact hospitality services are provided to multiple customers or guests at many locations and the vast majority of payments are processed in cash or by credit card. Receivables from guests on the balance sheet have arisen in the last days of December prior to year end and have either not yet been charged from guests or from institutions in charge of processing card payments. Due to the nature of the Group’s operations and cash flow monitoring, it is unlikely that debtors will remain outstanding long term.

Liquidity and capital risk management

Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities. The Group manages liquidity risk through the management of its capital structure as outlined below. The Group policy is to ensure sufficient liquidity to meet all foreseeable medium-term cash requirements and provide headroom against unforeseen obligations. Cash and cash equivalents are held in short-term deposits, mostly in USD, in banks in the UK, US and Panama.

The Group’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of growth and to provide returns to its shareholders. The Group defines the capital it manages as the aggregate of its equity, which comprises common stock, additional paid in capital, accumulated deficit and currency translation. The Group manages its capital to ensure that it will be able to continue as a going concern. The capital structure consists of net debt, issued common stock capital and reserves. The structure is managed to maximize returns to shareholders and to service debt obligations, whilst maintaining maximum operational flexibility. The current capital structure is a combination of investor funding through investor debt and equity raised throughout three major rounds of fundraising, bank debt, debt convertible to equity, and long term partner debt. The Company’s ability to successfully carry out its business plan is primarily dependent, among others, upon its ability to obtain sufficient additional capital, or secure other sources of funding from financial institutions for working capital or other long term needs. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term expansion of its business (see Note 2b). The Group was not subject to any significant externally imposed capital requirements.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments (including interest payments):

	Less than one year	1 to 2 years	2 to 3 years	3 to 4 years	> 4 years	Total
	(In thousands of US$)
December 31, 2021
Loans payable	22,685	80,437	8,032	9,089	81,097	201,340
Lease liabilities	45,660	45,274	42,993	42,745	607,558	784,230
Trade payables and other liabilities	50,066	—	—	—	—	50,066
Accounts payable to related parties	—	—	—	—	3,472	3,472
Convertible loans		176,448	—	—	—	176,448

	118,411	302,159	51,025	51,834	692,127	1,215,556

December 31, 2020
Loans payable	27,499	24,289	39,822	4,677	68,873	165,160
Lease liabilities	34,766	36,283	36,281	35,858	525,416	668,604
Trade payables and other liabilities	34,763	—	—	—	—	34,763
Accounts payable to related parties	—	—	—	—	5,434	5,434
Convertible loans	—	—	122,055	—	—	122,055

	97,028	60,572	198,158	40,535	599,723	996,016

NOTE 27:- RELATED PARTY TRANSACTIONS

a.	The parent Company, controlling shareholders and subsidiaries:

Dekel Development Holding SA, holds 34.66% of SELINA HOSPITALITY, PLC (formerly Selina Holding Company, UK Societas) as of 31 December 2021 (35.14% as of 31 December 2020). Dekel Development Holding SA (Dekel) is in turn owned 100% by Kibbutz Holding S.à.r.l. (Kibbutz hereinafter), which is controlled by Rafael Museri (32.31%) and Daniel Rudasevski (32.31%), the two co-founders of the Company and its CEO and Chief Growth Officer, respectively. Mr. Museri and Mr. Rudasevski are directors of Kibbutz and control its Board of Directors. Under the Company’s Statutes, the co-founders have weighted voting rights with respect to decisions by the Board of Directors of the Company such that they control the Board of Directors. Nonetheless, the Subscription and Shareholders’ Agreement entered into by the Company and its shareholders includes certain shareholder reserved matters applicable to certain individual shareholders and classes of shareholders.

As for subsidiaries, see Note 29 to the financial statements.

The following provides a summary of each main arrangement with related parties.

Lease and similar arrangements

Subsidiaries of Selina lease certain hotel properties and corporate office space from various entities in which either Dekel and/or Messrs. Mr. Museri and Mr. Rudasevski have or have had an ownership interest (see Notes 26(b) and 26(c) for amounts of lease liabilities and interest charged on these liabilities).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Shareholder Loans

Stanhouse loan

Stanhouse Capital Inc. (“Stanhouse”) advanced $1,000 thousand to Selina Operation Chelsea, LLC (“Selina Chelsea”), a subsidiary of Selina, pursuant to a promissory note, dated 29 October 2019. The promissory note’s principal amount of $1,000 thousand bears interest at a yearly rate of 10% per annum. In December 2021, Selina agreed to assume this debt and accrued interest, totaling $1,200, thousand, and in lieu of a cash payment thereunder, issue to Stanhouse Selina Ordinary Shares in connection with closing of the deSPAC transaction.

Founder loans

Pursuant to a founder’s agreement, dated 11 November 2013 and subsequently amended, certain shareholder lenders made loans to Selina, including $333 thousand from Stanhouse, $850 thousand from Dekel and $550 thousand from other shareholders. The total outstanding principal and interest due under the loans was $ 2,261 thousand as of 31 December 2021, and the loans bear interest at a rate of 5% per annum until repaid.

Kibbutz loan

Pursuant to that certain loan agreement dated 30 December 2020, Selina Management Panama, S.A. received a loan of $300,000 from Kibbutz at an 8% interest rate (the “Kibbutz Loan”). Such loan was fully repaid in January 2022.

Convertible note instrument

In March 2020, the Group’s Parent Company (“Selina”) and its subsidiary Selina Operation One (1), S.A. (“Selina One”) entered into the Convertible Loan Note Instrument with certain noteholders, including those set forth in the table below (the “Related Party Noteholders”) for the issuance of the Notes. In July 2021, Selina, Selina One and certain of the required noteholders agreed to increase the aggregate principal amount issuable under the Convertible Note Instrument from $90 million to $125 million, see Note 21.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Each of the following Related Party Noteholder holds one or more convertible notes issued pursuant to the Convertible Loan Note Instrument for the aggregate amounts set forth opposite such Related Party Noteholder’s name below.

Name of noteholder	Ownership interest in Selina as of December 31, 2021	Amount of principal and accrued interest as of December 31, 2021
166 2nd LLC	16.31% as of and until December 27, 2021 and 0.73% thereafter	$27,250,003

Gomez Cayman SPV Limited and its related entity, Cibanco, S.A. Institución de Banca Múltiple (“Cibanco”)	7.83% (held by Gomez Cayman SPV Limited)	$31,553,464

Dekel	34.66%	$2,301,099

Kibbutz	34.66% indirect interest via its ownership of 100% of the share capital of Dekel	$12,849,075

Stanhouse Capital Inc.	5.45%	$504,247

Selina Growth Fund S.C.Sp.*	None	$38,984,507

*	Messrs. Museri and Rudasevski are directors of Selina Growth Fund S.C.Sp. (“SGF”) and are directors of and own 50% of the equity interests in the general partner of the SGF.

Mexico note

In 20 April 2020, Selina Hospitality Operations Mexico, S.A. de C.V., as the borrower (“Selina Mexico”), Selina and Selina One entered into a Convertible Loan Note Instrument constituting US$5,000,000 principal amount 10% fixed rate guaranteed secured convertible redeemable loan notes due 2023 (the “Mexico Note Instrument”). Cibanco is the only noteholder under this instrument, see Note 21.

As of 31 December 2021, the amount of the principal and accrued interest outstanding under the notes issued to Cibanco under the Mexico Note Instrument was $13.26 million.

Term loan

In January 2018, Selina, as the borrower, entered into a Term Loan Agreement (as amended from time to time, the “Term Loan Agreement”), together with Selina Hospitality Operations Mexico, S.A. de C.V., Selina One, the lenders thereunder, including Cibanco, S.A. Institución de Banca Múltiple, Gomez Cayman SPV Limited (7.83% shareholder as of 31 December 2021) and 166 2nd LLC (holder of 16.31% of the share capital of Selina as of and until 27 December 2021), as well as the security agent, GLAS Trust Corporation Limited. The loan is comprised of two different tranches and the term for each tranche is 60 months from the funding of each tranche, see Note 20.

As of 31 December 2021, the outstanding principal amount drawn under the Term Loan Agreement was $36.32 million (including capitalized interest).

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Joint venture arrangements

Pursuant to a joint venture agreement dated 1 May 2017, as amended, 166 2nd LLC (holder of 16.31% of the share capital of Selina as of and until 27 December 2021) contributed $4.05 million to Selina Bogota Real Estate, S.A.S. (“Bogota RE”), in exchange for the issuance of certain preferred shares in Bogota RE that entitle the holder of such shares to dividends that provide a 7% internal rate of return on the outstanding amount of the investment from time to time. Bogota RE used to the capital, in addition to contributions from Selina, to acquire/lease and renovate the hotel currently operating as the Selina Bogota Chapinero and related real estate.

b.	Balances with interested and related parties:

	Key management personnel and shareholder	Interested party and other related parties
	(In thousands of US$)
31 December 2021:
Receivables:
Trade receivables	—	327

Payables:
Accounts payable	—	3,472
Loan payable	37,737	324
Convertible note	60,819	24,876
Derivative financial liabilities	44,525	21,728
Warrants	6,926	10,098
Lease liability	22,455	—

31 December 2020:
Receivables:
Trade receivables	—	357

Payables:
Accounts payable	—	5,434
Loan payable	1,066	300
Convertible note	47,377	9,128
Derivative financial liabilities	24,182	6,715
Warrants	4,921	2,607
Lease liability	17,942	—

c.	Transactions with interested and related parties:

	Key management personnel and shareholder	Interested party and other related parties
	(In thousands of US$)
Year ended 31 December 2021
Finance Costs	58,281	10,430
Year ended 31 December 2020
Finance Costs	1,617	—

In 2021, Selina Operation Santa Teresa S.A. sold leasehold improvements and hotel assets to the Group’s 30% owned associate, Selina Santa Teresa S.A., for $100 thousand. The carrying value of

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

these assets was $1,187 thousand, resulting in a loss on sales of assets of $1,087 thousand, recognized in the Group’s Consolidated Statement of Profit or Loss within Other non-operating expense, net.

There were no other transactions with directors and key management personnel during the years ended 31 December 2021 and 31 December 2020.

d.	Compensation and benefits to interested parties and key management personnel:

The key management personnel are the directors of the Company. The remuneration that they have received during the year is set out below in aggregate for each of the specified in IAS 24 Related Party Disclosures.

Year ended 31 December 2021:
Interested parties (including directors) employed by the Company
(In thousands of US$)
Wages and salaries	806
Social security costs	106
Share-based payment benefits	401

Total	1,313

Year ended 31 December 2020:
Interested parties (including directors) employed by the Company
(In thousands of US$)
Wages and salaries	766
Social security costs	95
Share-based payment benefits	526

Total	1,387

NOTE 28:- SHARE BASED PAYMENTS

General Employee Share Option Plan

On 27 July 2018, the Board of Directors adopted the 2018 Dekel Hostels Holding S.A. Global Incentive Option Plan (“the Plan”) and the U.S. Sub-Plan thereunder. On 11 January 2019, our Board of Directors adopted the Israeli Sub-Plan thereunder. In February 2020, the Board of Directors approved an Amended Share Option Plan.

The Plan provides for the grant, at the discretion of the Board of Directors, of stock options. The maximum number of shares that may be issued pursuant to an award under the plan is 3,576,479. Options not previously exercised will expire ten years from the date of grant. The Plan is treated as equity-settled share based payments.

The Board also granted 17,212 shares not subject to any vesting conditions to certain employees in lieu of an annual bonus. The change in settlement type from cash to equity occurred for some shares in 2020. A provision of $165 thousand has been recognized for this bonus in the Consolidated Statement of Financial Position for the fair value of these shares as of December 2020.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Options granted to advisors

The board granted awards to certain advisors in previous years. The awards included 264,159 shares and 10,800 options, both subject to vesting conditions. During 2021, the Group granted 1,271 options to advisors (2020 – nil) and all of the previously granted shares and options had fully vested at 31 December 2020.

Phantom Equity Incentive Plan

The Group has adopted a Global Phantom Equity Incentive Plan (the “Phantom Plan”) intended to promote the interests of the Group by providing certain employees and non-employees with an opportunity to participate in an appreciation of the Company’s value in connection with the occurrence of a qualifying liquidity event, such as an initial public offering or change of control.

The most recent valuation at December 2021 indicated a phantom’s share value of $13.3 per share ($7.9 per share at December 2020). Each phantom share that remains outstanding as of immediately prior to a qualifying liquidity event shall become vested and nonforfeitable upon the occurrence of such an event. Phantom shares will expire on the seventh anniversary from grant date if the qualifying liquidity event does not take place, or in case of liquidation, dissolution or winding up of the Company.

The Phantom shares are share-based payment transactions in which the Group compensates its employees for services received during the service period. The Phantom Plan was instituted in 2020 to compensate employees whose salaries were reduced as a result of measures taken to address impact of COVID-19. The Group believes the Phantom Plan meets the cash-settled share-based payment transaction definition in IFRS 2, Appendix A. At 31 December 2021, the Group considered probable that a qualifying liquidity event will occur within the seven year period, and as such has recognized $2,377 thousand (2020: $1,057 thousand) compensation expense under such Plan during 2021.

Stock-based compensation expense was composed as follows:

	Year ended December 31,
	2021	2020
	(In thousands of US$)
Equity-settled share-based payment plans	2,817	1,340
Cash-settled share-based payment plans	2,377	1,057

Total share-based payments	5,194	2,397

Employees	5,192	2,301
Advisors	2	96

Total share-based payments	5,194	2,397

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

The table below summarizes the number and weighted average exercise prices (WAEP) relating to stock options issued under the Plan for employees during the year ended December 31, 2021 and 2020:

	Year ended December 31,
	2021		2020
	Number	WAEP	Number	WAEP
Options at beginning of year	1,832,683	11.8	1,155,636	9.2
Options granted	1,002,622	14.8	1,014,558	15.6
Options exercised	(107,095)	0.9	—	—
Options forfeited	(82,446)	14.0	(337,511)	13.8

Options outstanding at end of year	2,645,764	13.3	1,832,683	11.8

Options exercisable at end of year	1,262,400	9.6	806,944	7.2

Measurement of the fair value of equity-settled share options:

The Company uses the Black-Scholes (B&S) model when estimating the grant date fair value of equity-settled share options. The measurement of the fair value is at the grant date of equity-settled share options, and takes into account the expected volatility of the share prices, based on comparable companies’ share price volatility.

The following table lists the inputs to the Black-Scholes model used for the fair value measurement of the newly granted equity-settled share options for the above plans:

	Year ended December 31,
	2021	2020
Weighted average fair value at the measurement date ($)	5.6	1.7
Dividend yield (%)	0	0
Expected volatility of the share prices (%)	87.6	70.3
Risk-free interest rate (%)	1.1	0.4
Expected life of share options (years)	6.4	6.5
Weighted average share price ($)	8.4	3.8
Model used	B&S	B&S

The weighted average remaining contractual life for the share options outstanding as of 31 December 2021 was 8.4 years (as of 31 December 2020: 8.9 years).

The range of exercise prices for share options outstanding as of 31 December 2021 was $0.01 - $31.46 (as of 31 December 2020: $0.01 - $31.46).

Additionally, the Group entered into equity-settled share-based transactions with parties other than employees in 2017, namely investors who were providing advisory services to the Group, and with advisor who is not an investor in The Group has measured the transaction indirectly at the fair value of the instruments granted at grant date. Market condition features were not incorporated into the measurement of fair value. For the year ended 31 December 2021, the advisory related stock-based compensation expense was $2 thousand (2020 - $96 thousand).

During the year ended 31 December 2021, 0 (2020: 30,453) shares and 1,271 (2020: 3,600) options vested in relation to advisory share agreements with key advisors of the Group.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Cash-settled share-based payment transactions

The following table presents the outstanding liabilities in respect of which the employee’s right has vested by the reporting date:

	Year ended December 31,
	2021	2020
	(In thousands of US$)

Granted (units)	258,406	133,788
Phantom share fair value ($)	13.3	7.9

Total liabilities	3,434	1,057

NOTE 29:- INVESTMENTS IN SUBSIDIARIES

As of 31 December, 2021, the following were subsidiary undertakings of the Group:

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Management Company UK Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK.

Selina Operations UK Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Camden, Ltd.	United Kingdom	90.00%[1]	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Brighton, Ltd.	United Kingdom	90.00%[2]	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Midlands, Ltd	United Kingdom	90.00%[3]	2 London Wall Place, 6th Floor, Barbican, London, UK

[1]

Selina Operation Camden, Ltd. is a 90% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s share capital; and (2) Selina Operations UK, Ltd. owns 90% of the share capital of Selina Operation Camden, Ltd. represented by 135 Ordinary Shares.

[2]

Selina Operation Brighton, Ltd. is a 90% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s share capital; and (2) Selina Operations UK, Ltd. owns 90% of the share capital of Selina Operation Brighton, Ltd., represented by 135 Ordinary Shares.

[3]

Selina Operation Midlands, Ltd. is a 99.01% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations UK, Ltd.’s outstanding stock; and (2) Selina Operations UK, Ltd. owns 99.1% of the outstanding stock of Selina Operation Midlands, Ltd. Third-party owns 0.99% of the of the outstanding stock of Selina Operation Midlands, Ltd (via B ordinary shares) and Selina Operations UK, Ltd. owns 99.01% of the outstanding stock of Selina Operation Midlands, Ltd (via A ordinary shares). Selina Operations UK, Ltd owns 100% of the voting shares in Selina Operation Midlands, Ltd. Third party’s B ordinary shares have a distribution preference.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina RY Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operations Bath Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Operation Holborn Ltd (formerly Selina UK Real Estate Ltd.)	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Loyalty Management Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Ventures Holding Ltd.	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Wheel Ventures Limited[4]	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Global Demandco Limited	United Kingdom	100.00%	2 London Wall Place, 6th Floor, Barbican, London, UK

Selina Sound Ventures GP Limited	Jersey Channel Islands	100.00%[5]	3rd Floor, Liberation House, Castle Street, St Helier, Jersey JE1 1BL

Pirate Venture LP	Jersey Channel Islands	100.00%	3rd Floor, Liberation House, Castle Street, St Helier, Jersey JE1 1BL

Seli-Na Operations II Pt, Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Porto, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Ericeira, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Palacio, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Vila Nova, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

[4]

The ownership interest in Selina Wheel Ventures Limited comprises partnership interests. Selina Ventures Holding Ltd is contractually obligated to transfer part of its shares so that its final ownership will be equal to 45%.

[5]

The ownership interest in Selina Sound Ventures GP Limited and Pirate Venture LP comprises partnership interests. Pirate Studios Limited is a 3.50% owned investment of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Pirate Venture LP’s (Jersey Island) limited partnership rights as the sole limited partner thereof; (2) Selina Holding Company UK Societas owns 100% of Seliana Venture Holdings Ltd. Outstanding equity stock, (3) Selina Ventures Holding Ltd. also owns 100% of the outstanding stock of Selina Sound Ventures GP Limited (Jersey Island) which is the general partner of Pirate Ventures LP; and (4) Selina Sound Ventures Ltd. Acting on behalf of Pirate Venture LP as the general partner thereof, holds 3.50% of Pirate Studios Limited outstanding stock represented in 3,221 preferred B1 shares.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Seli-Na Operation Lisboa RF, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Geres PT, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Arabic Building, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Peniche, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Operation Sintra, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Seli-Na Portugal Real Estate, Unipessoal Lda.	Portugal	100.00%	Beco Carrasco nº1, 1200-096 Lisboa, Portugal

Selina Operation Hellas S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operation Theatrou Single Member, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operation Makrinitsa Single Member, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Athens Real Estate, S.A.	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Real Estate Single Member Private Company	Greece	100.00%	18 Theatrou Square, Athens, Greece

Selina Operations AUT GmbH	Austria	100.00%	Schottenring 14 1010 Vienna Austria

Selina Operation Bad Gastein GmbH	Austria	100.00%	Schottenring 14 1010 Vienna Austria

Selina Holding Australia Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operations Australia Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operation St. Kilda Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Operation Brisbane Pty, Ltd.	Australia	100.00%	Level 25, 100 Miller Street, North Sydney NSW 2060

Selina Global Services Spain SL	Spain	100.00%	Calle Eloy Gonzalo, 27, 28010, Madrid, España

Selina Operations Spain SL	Spain	100.00%	Madrid 28008, Calle Princesa, No 24, 4 P

Selina Operations Hungary Kft	Hungary	100.00%	1072 Budapest, Rákóczi utca 42, Hungary

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Danube Real Estate Kft	Hungary	100.00%	1072 Budapest, Rákóczi utca 42, Hungary
Selina Operation Poland Spółka Z Ograniczoną Odpowiedzialnoscią	Poland	100.00%	Grzybowska 2/29, Warsaw, Poland

Selina Operations Germany GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina DE GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Berlin GmbH & Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
S1 Berlin Mitte GmbH & Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Konstanzer Str GmbH and Co KG	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany

Selina RE GmbH	Germany	100.00%	Konstanzer Straße 1, 10707 Berlin, Germany
Selina Services Israel Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Israel Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Neve Tzedek Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Sea Of Galilee Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Beit Oren Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Ramon Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel
Selina Operation Jerusalem Mountains Ltd	Israel	100.00%	12 Haachim Mesalvita St., Tel Aviv, Israel

Selina Real Estate Holding, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
Selina Panama Real Estate, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
SPV 1 Panama RE, S.A.	Panama	85.00%[6]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[6]

SPV 1 Panama RE, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; and (4) Selina Operations Panama Two, S.A. owns 100% of SPV 1 Panama RE, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage		Registered Office Address
Selina Operation One (1), S.A.	Panama	100.00%		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Panama, S.A.	Panama	76.925	%[7][8]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Panama Two S.A.	Panama	85.00%[9]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Red Frog, S.A.	Panama	76.925%[10]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Bocas Del Toro, S.A.	Panama	76.925%[11]		Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[7]

Selina Operations Panama, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A..’s outstanding stock and (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama S.A.’s outstanding stock represented in 1510 Class A shares.

[8]	The ownership interest in Selina Operations Panama, S.A. comprises Class A Shares.
[9]

Selina Operations Panama Two, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; and (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock;

[10]

Selina Operation Red Frog, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Red Frog, S.A.

[11]

Selina Operations Bocas Del Toro, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operations Bocas Del Toro, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Pedasi, S.A.	Panama	76.925%[12]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Management Panama, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Explore Panama, S.A.	Panama	76.925%[13]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Corriente Del Sur Investment, S.A.	Panama	76.925%[14]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Venao, S.A.	Panama	76.925%[15]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Bola De Oro, S.A.	Panama	76.925%[16]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

[12]

Selina Pedasi, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Pedasi, S.A.

[13]

Selina Explore Panama, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Explore Panama, S.A.

[14]

Corriente Del Sur Investment, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Corriente Del Sur Investment, S.A.

[15]

Selina Operation Venao, S.A. is a 76.925%% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Venao, S.A.

[16]

Selina Operation Bola De Oro, S.A. is a 76.925% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations S.A.’s outstanding stock; (3) PCN Operations S.A. owns 90.5% of Selina Operations Panama, S.A.’s outstanding stock; and (4) Selina Operations Panama, S.A. owns 100% of the outstanding stock of Selina Operation Bola De Oro, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Riopac, S.A.	Panama	85.00%[17]	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation El Valle, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Boquete, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Venao Tipi, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operation Santa Catalina, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Hospitality Academy, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

RY Management, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Rev-Share Col, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Argentina, S.R.L.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Operation Bariloche, S.R.L.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Hostech, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Operations Mendoza, S.A.S	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

[17]

Selina Operation RioPac, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; and (4) Selina Operations Panama Two, S.A. owns 100% of Selina Operation RioPac, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Holding Operations Argentina, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Argentina Real Estate, S.A.	Argentina	100.00%	Zabala 2465, 6th Floor, Apt. A, Buenos Aires, Argentina

Selina Hospitality Bolivia, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Operation La Paz, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Explore Bolivia, S.R.L.	Bolivia	100.00%	La Paz, Ave. 20 de Octubre y Aspiazu No. 2080, Zona Sopocachi, Bolivia

Selina Brazil Hospitalidade, S.A	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Operation Hospedagem Eireli	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Brazil Turismo, Ltda.	Brazil	100.00%	Rua Aspicuelta, Numero 237, CEP 05.433-010 Vila Madalena, Sao Paulo, Brasil

Selina Operations Chile, SpA	Chile	100.00%	Santiago, Chile

Selina Explore Chile, SpA	Chile	100.00%	Santiago, Chile

Selina Operation Pucon, SpA	Chile	100.00%	Santiago, Chile

Selina Operation Providencia, SpA	Chile	100.00%	Santiago, Chile

Selina Chile Real Estate SpA	Chile	100.00%	Santiago, Chile

Selina Real Estate Holding Costa Rica, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Manuel Antonio Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina San Jose City Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Playa Jaco Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina La Fortuna Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Puerto Viejo Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Miramar Vistas Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Tamarindo Beach Real Estate, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Eclipse De Nacar, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Santa Teresa Re Dos, S.A.	Costa Rica	30%[18]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[18]

Selina Santa Teresa RE Dos, S.A. is a 30% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Real Estate Holding, S.A.’s outstanding stock; (2) Selina Real Estate Holding S.A. owns 100% of Selina Real Estate Holding Costa Rica, S.A.’s outstanding stock; and (4) Selina Real Estate Holding Costa Rica, S.A. owns 30% of the outstanding stock of Selina Santa Teresa RE Dos, S.A.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Jaco Assets, S.A.	Costa Rica	100.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Costa Rica, S.A.	Costa Rica	85.00%[19]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Santa Teresa, S.A.	Costa Rica	85.00%[20]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation San Jose City, S.A.	Costa Rica	85.00%[21]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Miramar Vistas, S.A.	Costa Rica	85.00%[22]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[19]

Selina Operation Costa Rica, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; and (3) PCN Operations, S.A. owns 100% of Selina Operation Costa Rica, S.A.’s outstanding stock.

[20]

Selina Operation Santa Teresa, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Santa Teresa, S.A.’s outstanding stock.

[21]

Selina Operation San Jose City, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation San Jose City, S.A.’s outstanding stock.

[22]

Selina Operation Miramar Vistas, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Miramar Vistas, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Playa Jaco, S.A.	Costa Rica	85.00%[23]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation La Fortuna, S.A.	Costa Rica	85.00%[24]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Puerto Viejo, S.A.	Costa Rica	85.00%[25]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Tamarindo Beach, S.A.	Costa Rica	85.00%[26]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[23]

Selina Operation Playa Jaco, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Playa Jaco, S.A.’s outstanding stock.

[24]

Selina Operation La Fortuna, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation La Fortuna, S.A.’s outstanding stock.

[25]

Selina Operation Puerto Viejo, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Puerto Viejo, S.A.’s outstanding stock.

[26]

Selina Operation Tamarindo Beach, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Tamarindo Beach, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Restaurante Gato Negro, S.A.	Costa Rica	85.00%[27]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Hotel Casitas Eclipse, S.A.	Costa Rica	85.00%[28]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Explore Costa Rica Ltd	Costa Rica	85.00%[29]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Nosara Sunsets, S.A.	Costa Rica	85.00%[30]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

[27]

Restaurante Gato Negro, S.A. is a 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Restaurante Gato Negro S.A.’s outstanding stock.

[28]

Hotel Casitas Eclipse, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Hotel Casitas Eclipse S.A.’s outstanding stock.

[29]

Selina Explore Costa Rica, Ltd. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Explore Costa Rica Ltd’s outstanding stock.

[30]

Selina Operation Nosara Sunsets S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Nosara Sunsets, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Monteverde Forest, S.A.	Costa Rica	85.00%[31]	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal

Selina Operation Ecuador Selinaecu, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Quito Selinaquito, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Explore Ecuador Selinaexplore, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Tena Selinatena, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Banos Selinabanos, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Cuenca Selinacuenca, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Operation Montana Selinasol, S.A.	Ecuador	100.00%	La Floresta, Avenida 12 de Octubre, No. 26-48, Quito, Ecuador

Selina Colombia Real Estate, S.A.S	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Bogota Real Estate, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Cartagena Real Estate, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Colombia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Medellin, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Cartagena, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

[31]

Selina Operation Monteverde Forest S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operation Rica, S.A.’s outstanding stock; and (4) Selina Operation Costa Rica, S.A. owns 100% of Selina Operation Monteverde Forest, S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Santa Marta, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Explore Colombia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Bogota, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Los Heroes, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Parque 93, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Villa De Leyva, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Filandia, S.A.S.	Colombia	100.00%	Calle 11, #3-43 La Candelaria, Bogota, Colombia

Selina Operation Guatemala, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Atitlan, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Antigua, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Guatemala City, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Operation Flores, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Explore Guatemala, S.A.	Guatemala	100.00%	12 calle 1-25 zona 10, Edificio Géminis Diez, Torre Sur, Oficina 711, Guatemala

Selina Hospitality Operations Jamaica Limited	Jamaica	100.00%	48 Duke Street, Kingston CSO, Kingston, Jamaica

Selina Explore Jamaica Limited	Jamaica	100.00%	48 Duke Street, Kingston CSO, Kingston, Jamaica

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Operations Mexico, S.A. De C.V.	Mexico	98.4%[32]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Cancun 1, S.A. De C.V.	Mexico	98.4%[33]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Cancun 2, S.A. De C.V.	Mexico	98.4%[34]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Playa Del Carmen, S.A. De C.V.	Mexico	98.4%[35]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[32]

Selina Hospitality Operations Mexico, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock represented in 1,000,000 Series A shares; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock represented in 99,000,000 Series A shares.

[33]

Selina Hospitality Cancun 1, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Cancun 1, S.A. De C.V.

[34]

Selina Hospitality Cancun 2, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Cancun 2, S.A. De C.V.

[35]

Selina Hospitality Playa Del Carmen, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Playa Del Carmen, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Tulum S.A. De C.V.	Mexico	98.4%[36]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Mexico City 1, S.A. De C.V.	Mexico	98.4%[37]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Mexico City 2, S.A. De C.V.	Mexico	98.4%[38]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Guadalajara, S.A. De C.V.	Mexico	98.4%[39]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[36]

Selina Hospitality Tulum S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Tulum S.A. DeC.V.

[37]

Selina Hospitality Mexico City 1, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Mexico City 1, S.A. De C.V.

[38]

Selina Hospitality Mexico City 2, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Mexico City 2, S.A. De C.V.

[39]

Selina Hospitality Guadalajara, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Guadalajara, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Puerto Vallarta, S.A. De C.V.	Mexico	98.4%[40]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Sayulita, S.A. De C.V.	Mexico	98.4%[41]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Mexico Subholding Two, S.A. De C.V.	Mexico	98.4%[42]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Puerto Escondido, S.A. De C.V.	Mexico	98.4%[43]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[40]

Selina Hospitality Puerto Vallarta, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Playa Del Carmen, S.A. De C.V.

[41]

Selina Hospitality Sayulita, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Sayulita, S.A. De C.V.

[42]

Selina Mexico Subholding Two, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; and (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.

[43]

Selina Hospitality Puerto Escondido, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Puerto Escondido, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Mexico Subholding One, S.A. De C.V.	Mexico	98.4%[44]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Oaxaca, S.A. De C.V.	Mexico	98.4%[45]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Merida, S.A. De C.V.	Mexico	98.4%[46]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Isla Mujeres, S.A. De C.V.	Mexico	98.4%[47]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[44]

Selina Mexico Subholding One, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.

[45]

Selina Hospitality Oaxaca, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Oaxaca, S.A. De C.V.

[46]

Selina Hospitality Merida, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Merida, S.A. De C.V.

[47]

Selina Hospitality Isla Mujeres, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Isla Mujeres, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality San Miguel De Allende, S.A. De C.V.	Mexico	98.4%[48]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality Holbox, S.A. De C.V.	Mexico	98.4%[49]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Hospitality San Cristobal De Las Casas, S.A. De C.V.	Mexico	98.4%[50]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

[48]

Selina Hospitality San Miguel De Allende, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality San Miguel De Allende, S.A. De C.V.

[49]

Selina Hospitality Holbox, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Holbox, S.A. De C.V.

[50]

Selina Hospitality San Cristobal De Las Casas, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality San Cristobal De Las Casas, S.A. De C.V.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Hospitality Bacalar, S.A. De C.V.	Mexico	98.4%[51]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Personas Y Hospitalidad, S.A. De C.V.	Mexico	98.4%[52]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Explore Selina Tours, S.A. De C.V.	Mexico	98.4%[53]	Calle Cazón No. 37 mz 18 lt 12 Sm 3 Cancún, Quintana Roo, Mexico

Selina Operations Nicaragua, S.A.	Nicaragua	85.00%[54]	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

[51]

Selina Hospitality Bacalar, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Selina Hospitality Bacalar, S.A. De C.V.

[52]

Personas Y Hospitalidad, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Personas Y Hospitalidad, S.A. De C.V.

[53]

Explore Selina Tours, S.A. De C.V. is a 98.4% owned subsidiary of SELINA HOSPITALITY, PLC, as follows: (1) SELINA HOSPITALITY, PLC owns (i) directly, 0.98% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; and (2) indirectly, through Selina Operation One (ii), S.A. (a wholly owned subsidiary of SELINA HOSPITALITY, PLC), 97.42% of Selina Hospitality Operations Mexico, S.A. De C.V.’s outstanding stock; (2) Selina Hospitality Operations Mexico, S.A. De C.V. owns 100% of the outstanding stock of Selina Mexico Subholding One, S.A. De C.V.; (3) Selina Mexico Subholding One, S.A. De C.V. owns 100% of the outstanding stock of owns 100% of the outstanding stock of Selina Mexico Subholding Two, S.A. De C.V.; and (4) Selina Mexico Subholding Two, S.A. De C.V. owns 100% of the outstanding stock of Explore Selina Tours, S.A. De C.V.

[54]

Selina Operations Nicaragua, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; and (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation San Juan Del Sur, S.A.	Nicaragua	85.00%[55]	Mercado Municipal 1c. al Este, Calle El Calvano, San Juan del Sur, Nicaragua

Selina Operation Granada, S.A.	Nicaragua	85.00%[56]	Libertad Guest House, Calle La Libertad, Granada 43000, Nicaragua

Selina Operation Maderas, S.A.	Nicaragua	85.00%[57]	Maderas, 700 meters from Maderas Village hostel, 700 meters from the beach, Nicaragua

Selina Explore Nicaragua, S.A.	Nicaragua	85.00%[58]	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

Selina Playa Maderas Real Estate, S.A.	Nicaragua	100.00%	Villa Fontana, Centro Financiero Invercasa III, 4to Piso, MOD 4E, Managua, Nicaragua

[55]

Selina Operation San Juan Del Sir, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operations San Juan Del Sur S.A.’s outstanding stock.

[56]

Selina Operation Granada, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operation Granada S.A.’s outstanding stock.

[57]

Selina Operation Maderas, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Operation Maderas S.A.’s outstanding stock.

[58]

Selina Explore Nicaragua, S.A. is an 85% owned subsidiary of SELINA HOSPITALITY PLC as follows: (1) SELINA HOSPITALITY PLC owns 100% of Selina Operation One (1), S.A.’s outstanding stock; (2) Selina Operation One (1), S.A. owns 85% of PCN Operations, S.A.’s outstanding stock; (3) PCN Operations, S.A. owns 100% of Selina Operations Panama Two, S.A.’s outstanding stock; (4) Selina Operations Panama Two, SA. Owns 1% of Selina Operation Nicaragua, S.A.’s outstanding stock; (5) PCN Operations S.A. owns 99% of Selina Operations Nicaragua S.A.’s outstanding stock; and (6) Selina Operations Nicaragua, S.A. owns 100% of Selina Explore Nicaragua S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Playa Maderas JV, S.A.	Panama	100.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama

Selina Operations Peru, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Mancora, S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Turismo Costa Sur, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Rio Colorado, S.R.L.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Huaraz, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Arequipa, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Miraflores, S.A.C	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operation Cusco, S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Peru Real Estate S.A.C.	Peru	100.00%	Alcanfores 425 - 465, Miraflores, Lima LIMA 18, Peru

Selina Operations US Corp	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Miami Operations LLC	USA	80.00%[59]	1201 Hays Street, Talahassee, Florida

Selina Operation Casa Florida LLC	USA	80.00%[60]	1201 Hays Street, Talahassee, Florida

Selina Operation Miami River LLC	USA	80.00%[61]	1201 Hays Street, Talahassee, Florida

[59]

Selina Miami Operations LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; and (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest.

[60]

Selina Operation Casa Florida LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Casa Florida LLC.

[61]

Selina Operation Miami River LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Miami River LLC.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Little Havana LLC	USA	80.00%[62]	1201 Hays Street, Talahassee, Florida

Selina Operation North Miami LLC	USA	80.00%[63]	1201 Hays Street, Talahassee, Florida

Selina Operation St Petersburg LLC	USA	80.00%[64]	1201 Hays Street, Talahassee, Florida

Selina RY Holding LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Woodstock LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Chelsea LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Big Bear LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Chicago LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation NY Ave. LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Adams Morgan LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Ski Mountain LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Fredericksburg LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation New Orleans LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

[62]

Selina Operation Little Havana LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation Little Havana LLC.

[63]

Selina Operation North Miami LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation North Miami LLC.

[64]

Selina Operation St Petersburg LLC is an 80.00% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operations US Corp.’s outstanding stock; (2) Selina Operations US Corp. owns 80% of Selina Miami Operations LLC’s outstanding membership interest; and (4) Selina Miami Operations LLC owns 100% of the outstanding membership interest of Selina Operation St Petersburg LLC.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Downtown New Orleans LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Ashville LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation San Diego LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Palm Springs LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Astoria Hotel LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Downtown Portland LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Campground Astoria LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Operation Philadelphia LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Explore US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Global Services US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina US Real Estate LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Selina Woodstock Real Estate LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 1 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 2 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

SPV 3 US LLC	USA	100.00%	Selina Miami River Hotel, 437 SW 2 Street, Miami, FL 33130

Samba Merger Sub, Inc.	USA	100.00%	251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle

Selina Operations Dr, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Operation Punta Cana, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

Selina Operation Santo Domingo, S.A.	Dominican Republic	100.00%	Ave. Winston Churchill, NO. 1099, Citi Tower, 14th Floor, Ens. Piantini Santo Domingo

Selina Operation Punta del Este, S.A.	Uruguay	100.00%	El Foque 759, 20100 Punta del Este, Departamento de Maldonado, Uruguay

Selina Operation Uruguay, S.A.	Uruguay	100.00%	El Foque 759, 20100 Punta del Este, Departamento de Maldonado, Uruguay

PCN Operations, S.A.	Panama	85%[65]	Calle 12 y Avenida B, Edif. Bola de Oro, Casco Antiguo, Ciudad de Panamá, República de Panamá.

[65]

PCN Operations S.A. is a 75% owned subsidiary of SELINA HOSPITALITY, PLC as follows: (1) SELINA HOSPITALITY, PLC owns 100% of Selina Operation One (1)’s outstanding stock; and (2) Selina Operation One (1) S.A. owns 85% of PCN Operations S.A.’s outstanding stock.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 30:-	INVESTMENT IN ASSOCIATES AND JOINT VENTURES

As of December 31, 2021, the following were associate undertakings of the Group:

Name	Country of registration or incorporation	Effective interest percentage	Registered Office Address
Selina Real Estate 1, S.A.[66]	Panama	30.00%	Calle 12 y Avenida B, Edificio Bola de Oro, Casco Antiguo, Ciudad de Panama, República de Panama
Selina Santa Teresa S.A.[67]	Costa Rica	30.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal
Selina Manuel Antonio Assets S.A.[68]	Costa Rica	30.00%	San José Escazú, Distrito San Rafael, en Trejos Montealegre, Centro Corporativo El Cedral, Edificio Numero 4, Piso 3, Oficinas de Vector Legal
Leo Riders Limited	Gibraltar	40.00%	57/63 Line Wall Road, Gibraltar GX11 1AA
Tze’elim Tourism Guest Rooms - Agricultural Cooperative Society Ltd.	Israel	35.00%	Kibbutz Tze’elim?, Be’er Sheva 85520, Israel

	2021	2020
	(In thousands of US$)
Cost
Value as at 1 January	718	520
Additions	161	240
Decreases	(54)	—
Share of gain / (loss) in associate	62	(42)

As at 31 December	887	718

The associates recognized no profits or losses from any discontinued operations, or other comprehensive income.

There were no guarantees or implications on wind up of the associates that would be considered a significant risk to the Group, or other significant risks associated with the Group’s interests in associates.

[66]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.
[67]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.
[68]	This entity no longer owns the assets it was incorporated to hold. Therefore, it is currently in the process of liquidation.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

NOTE 31:-	SUBSEQUENT EVENTS

Conversion to public limited company

On February 22, 2022, the Company converted to a UK public limited company and is now registered as Selina Hospitality PLC. Change in corporate form and name does not impact any of the Company’s contractual rights or obligations or its capital structure. Selina Hospitality PLC is, by operation of law, the legal successor to Selina Holding Company, UK Societas in all respects.

Convertible note financing

On April 22, 2022, in connection with the Business Combination between Selina and BOA Acquisition Corp. (“BOA”) announced on December 2, 2021, Selina entered into convertible note subscription agreements with certain institutional and other investors, pursuant to which Selina agreed to issue and sell, in private placements expected to close concurrently with the closing of the Business Combination, $147,500,000 aggregate principal amount of unsecured convertible notes (the “Notes”) for an aggregate purchase price equal to 80% of the principal amount of the Notes. The obligations of the investors to consummate the subscriptions are conditioned upon, among other things, Selina having received cash proceeds of at least $50,000,000 pursuant to PIPE financing and other conditions precedent been satisfied or waived.

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combination between Selina and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder. The Notes will bear interest at a rate of 6% per annum, payable semi-annually, and will be convertible into ordinary shares of Selina at a conversion price of $11.50 per share in accordance with the terms of the Indenture, and will mature four years after their issuance.

The Company may, at its election, force conversion of the Notes after the first anniversary of their issuance if the last reported sale price of Selina shares is greater than or equal to 140% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and subject to certain trading volumes having been met. Various corporate events that occur prior to the maturity date may increase the conversion rate. In addition, in the event that a holder of the Notes elects to convert its Notes, or in the event of a mandatory conversion, prior to the third anniversary of the issuance of the Notes, Selina will be obligated to pay an amount equal to twelve months of interest, which amount will be paid in cash or shares depending on the circumstances of the conversion.

As additional consideration, the subscription agreements provide that each investor will receive a warrant to purchase a number of ordinary shares of Selina equal to approximately one-third of the number of shares into which the principal amount of such investor’s Note converts. The warrants have an exercise price of $11.50 per share. Also, in connection with the execution of the subscription agreements, certain investors who subscribed for over $4 million in principal amount of Notes also entered into letter agreements with Bet on America LLC, BOA’s sponsor, pursuant to which the sponsor agreed to transfer to such investors, at the closing of the Business Combination, shares of BOA Class B Common Stock owned by the sponsor, and ultimately Selina ordinary Shares in exchange therefor. The number of sponsor shares to be transferred was determined by multiplying each such investor’s aggregate principal investment in the Notes by a percentage ranging from 2.5% to 7.5% based on the principal amount of the Notes for which such investor subscribed.

SELINA HOSPITALITY, PLC (FORMERLY SELINA HOLDING COMPANY, UK SOCIETAS) AND ITS SUBSIDIARIES

Term loan

On April 14, 2022, Selina Management Company UK Ltd, as the borrower (“SMCUK”), and Guines LLC, as the lender, entered into an unsecured Term Loan Note and Guaranty agreement (“Term Loan”) pursuant to which SMC UK borrowed $5 million. The facility has a maturity date of June 17, 2022 and is guaranteed by certain other subsidiaries of Selina. An interest charge of $100,000 was earned by the lender upon, and deducted from, the funding of the loan proceeds and an additional interest charge of $1 million is payable upon the earlier of the closing of the deSPAC transaction, the termination date of the Business Combination Agreement between Selina and BOA Acquisition Corp., entered into on December 2, 2021, and August 31, 2022. The Term Loan contains customary representations, warranties and covenants.

Bridge Loan

As mentioned in Note 20, in November 2021, the Group entered into a committed bridge loan facility under which the Company has the right (but not the obligation), subject to the completion of certain conditions precedent, to draw up to $25 million between 15 December 2021 and 30 April 2022. As of 31 December 2021 the Company had not yet drawn any amounts under this facility. In April 2022, the Company drew a total amount of $10 million from the bridge loan facility. Additionally, in May 2022 the Company drew the remainder $15 million from this facility.

Property disposal

As mentioned in Note 17, in February 2022 the Group sold a property located in the United States, land and building to a third party, subject to certain conditions as the applicable municipal authorities’ approval of the site plan for redevelopment of the property, among others. The total selling price of the property is $3,000 thousand as agreed in the purchase and sale agreement dated February 25th, 2022.

PIPE investor pre-funds

One of the PIPE investors (see Note 1 c.1) pre-funded their subscription amount of $5 million on February 2022 in exchange for the investor receiving an early payment fee equivalent to $1,250 thousand, with such fee to be paid via the issuance of ordinary shares of the Company at the closing of the deSPAC transaction.

Convertible Note Instrument, Automatic conversion

As previously indicated in Note 21, the Company had, since January 1, 2021, entered into various letter agreements with holders of notes under the Convertible Note Instrument, which agreements provide for the automatic conversion of the holder’s debt into equity in the Company upon the completion of certain conditions (“Automatic Conversion Letters”), including (i) the execution of Automatic Conversion Letters by noteholders holding at least 80% of the debt under the Convertible Note Instrument (the “80% Condition”), (ii) the modification of the Term Loan Agreement such that the debt thereunder was subject to a similar automatic conversion mechanism (the “Term Loan Condition”), and (iii) the closing of the deSPAC transaction by September 30, 2022. By December 31, 2021, only the Term Loan Condition had been met, and the 80% Condition had been achieved by the end of January 2022, at which point the conversion of the debt that was subject to the Automatic Conversion Letters would occur automatically upon the completion of the deSPAC transaction.

- - - - - - - - - - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

BOA Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BOA Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 29, 2022

BOA ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$760,576	$25,050
Prepaid expenses	280,310	—

Total current assets	1,040,886	25,050
NONCURRENT ASSETS
Cash held in trust account	230,011,790	—
Other assets	22,917	—
Deferred offering costs associated with initial public offering	—	8,000

Total noncurrent assets	230,034,707	8,000

TOTAL ASSETS	$231,075,593	$33,050

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILTIES
Accounts payable and accrued expenses	$175,743	$993
Accrued deferred offering costs	—	8,000
Franchise tax payable	200,050	—

Total current liabilities	375,793	8,993
LONG-TERM LIABILTIES
Deferred underwriting commissions	8,050,000	—
Derivative warrant liabilities	7,883,408	—

Total liabilities	16,309,201	8,993
Commitments and Contingencies
Class A common stock subject to possible redemption; 23,000,000 and 0 shares as of December 31, 2021 and 2020, respectively, at redemption value of $10.00 per share	230,000,000	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 and 0 shares subject to possible redemption) as of December 31, 2021 and 2020, respectively	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively (1)	575	575
Additional paid-in capital	—	24,425
Accumulated deficit	(15,234,183)	(943)

Total Stockholders’ Equity (Deficit)	(15,233,608)	24,057

TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$231,075,593	$33,050

(1)

As of December 31, 2020, this number included up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included as of December 31, 2021.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
OPERATING EXPENSES
General and administrative expenses	$872,900	$943
Franchise tax expense	200,050	—

Total operating expenses	1,072,950	943

OTHER INCOME (EXPENSE)
Interest income on marketable securities held in Trust Account	11,790	—
Interest earned on operating cash	38	—
Underwriting discounts and offering costs attributed to derivative warrant liability	(438,197)	—
Change in fair value of derivative warrant liability	6,511,591	—

Total other income	6,085,222	—

INCOME (LOSS) BEFORE INCOME TAX	5,012,272	(943)
Income tax expense (benefit)	—	—

NET INCOME (LOSS)	$5,012,272	$(943)

Basic and diluted weighted average shares outstanding, Class A common stock	19,471,233	—
Basic and diluted net income (loss) per share, Class A common stock	$0.20	$—
Basic and diluted weighted average shares outstanding, Class B common stock (1)	5,750,000	5,000,000
Basic and diluted net income (loss) per share, Class B common stock	$0.20	$(0.00)

(1)

The weighted average shares outstanding for the period from October 26, 2020 (inception) through December 31, 2020 excluded an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included in the year ended December 31, 2021.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Shares	Capital	Deficit	Equity (Deficit)
Balance—October 26, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B stock to Sponsor (1)	5,750,000	575	24,425	—	25,000
Net loss		—	—	(943)	(943)

Balance—December 31, 2020	5,750,000	575	24,425	(943)	24,057
Remeasurement of Class A common stock subject to possible redemption	—	—	(24,425)	(20,245,512)	(20,269,937)
Net income	—	—	—	5,012,272	5,012,272

Balance—December 31, 2021	5,750,000	$575	$—	$(15,234,183)	$(15,233,608)

(1)	This number included an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters.

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$5,012,272	$(943)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash held in Trust Account	(11,790)
Underwriting discounts and transaction costs attributed to warrant liability	438,197	—
Change in fair value of warrant liabilities	(6,511,591)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(303,227)	—
Accounts payable and accrued expenses	174,750	993
Franchise tax payable	200,050	—

Net cash provided by (used in) operating activities	(1,001,339)	50

CASH FLOWS FROM INVESTING ACTIVITIES
Investment of cash in Trust Account	(230,000,000)	—

Net cash used in investing activities	(230,000,000)	—

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from sale of Units, net of underwriting discounts paid	225,161,865	—
Proceeds from sale of Private Placement Warrants	6,575,000	—
Proceeds from sale of Class B common stock	—	25,000

Net cash provided by financing activities	231,736,865	25,000

NET CHANGE IN CASH	735,526	25,050
CASH, BEGINNING OF PERIOD	25,050	—

CASH, END OF PERIOD	$760,576	$25,050

SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES
Initial classification of derivative warrant liability	$14,723,749	$—
Initial classification value of common stock subject to possible redemption	$230,000,000	$—
Remeasurement of Class A common stock subject to possible redemption	$20,269,937	$—
Deferred underwriting fees charged to additional paid-in capital	$8,050,000	$—
Deferred offering costs included in accrued deferred offering costs	$—	$8,000

The accompanying notes are an integral part of these financial statements.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and Operations

BOA Acquisition Corp. (the “Company”) was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, and as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, its initial public offering (the “Public Offering”) and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Public Offering (see below for more information on the Public Offering) and recognizes changes in the fair value of warrant liabilities as other income (expense).

Corporate Organization and Initial Public Offering

The Company was incorporated in Delaware on October 26, 2020. The Company’s sponsor is Bet on America, LLC, a Delaware limited liability company (the “Sponsor”).

On February 26, 2021, the Company consummated its Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, raising $230,000,000 of gross proceeds. Of the 23,000,000 shares issued, 20,000,000 Units were included in the Company’s initial offering, and 3,000,000 Units resulted from the underwriter fully exercising its over-allotment option. The net proceeds of the Public Offering were $217,111,865, after deducting expenses and underwriting discounts and commissions of approximately $12,888,135, which includes $8,050,000 in deferred underwriting commissions (see Note 9, Commitments and Contingencies, for more information).

Public Warrants

Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. In addition, if (x) the Company issues additional shares of Class A common stock for capital raising purposes in connection with the closing of the Company’s initial Business Combination at an issue or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or their affiliates, without taking into account any shares of Class B common stock held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the amount that is the total equity proceeds (and interest thereon), available for the funding of the initial Business Combination on the date of the consummation (net of redemptions) and (z) the volume-weighted average trading price of the Company’s Class A common stock during the 20-trading-day period starting on the trading day prior to the date on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted, to the nearest cent, to 115% of the higher of the Newly Issued Price and the Market Value, and the $18.00 per share redemption trigger price described below will be adjusted, to the nearest cent, to be equal to 180% of the higher of the Newly Issued Price and the Market Value.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

No fractional shares will be issued upon separation of the Units and only whole Public Warrants will trade. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Public Warrant holders.

Private Placement Warrants

Simultaneously with the closing of the Public Offering, the Company consummated a private sale (the “Private Placement”) of 6,575,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6,575,000 (see Note 6, Related Party Transactions, for more information). The Private Placement Warrants are identical to the Warrants included in the Units sold in the Public Offering, except as otherwise disclosed in Note 5, Stockholders’ Equity—Warrants. No underwriting discounts or commissions were paid with respect to such sale.

Transaction Costs

Transaction costs amounted to $12,888,135, consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs.

The Trust Account

Following the closing of the Public Offering on February 26, 2021, $230,000,000 of the net proceeds of the sale of the Units and the Private Placement Warrants were placed in a trust account (the “Trust Account”). The funds held in the Trust Account are invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Public Offering and the Private Placement will not be released from the Trust Account until the earlier of: (i) the completion of the Company’s initial Business Combination; (ii) the redemption of any Public Shares that have been properly tendered in connection with a stockholder vote to amend the Company’s Charter (A) to modify the substance or timing of the Company’s obligation to redeem 100% of Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering (or 30 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for the initial Business Combination within 24 months from the closing of the Public Offering but has not completed the initial Business Combination within such 24 month period) (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ right for pre-initial Business Combination activity; and (iii) the redemption of 100% of the Public

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Shares if the Company is unable to complete an initial Business Combination within the Combination Period, subject to the requirements of law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the trust account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes.

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less $100,000 to pay dissolution expenses),

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NOTES TO FINANCIAL STATEMENTS

divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s directors, director nominees and officers have entered into a sponsor letter agreement with the Company, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below in Note 6, Related Party Transactions) held by them if the Company fails to complete an initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

Separate Trading of Class A common shares and Public Warrants

On March 31, 2021, the Company announced that, commencing March 31, 2021, the holders of the Company’s Units may elect to separately trade the Class A common stock and Public Warrants comprising the Units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “BOAS.U,” and each of the shares of Class A common stock and Public Warrants that are separated will trade on the New York Stock Exchange under the symbols “BOAS” and “BOAS.WS,” respectively.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impacts are not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $760,576 in cash not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the initial Business Combination or to redeem a significant number of our public

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NOTES TO FINANCIAL STATEMENTS

shares upon completion of the initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such initial Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company determined it has until February 26, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 26, 2023.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements include the financial statements of the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

In the course of preparing the financial statements, management makes various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, income and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Estimates made in preparing these financial statements include, among other things, (1) the measurement of derivative warrant liabilities and (2) accrued expenses. Changes in these estimates and assumptions could have a significant impact on results in future periods.

Emerging Growth Company

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of the Public Offering, (b) in which the Company’s total annual gross revenue is at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th and (ii) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020. The Company’s cash balances held at commercial banks may at times exceed the Federal Deposit Insurance Corporation limit. The Company has not experienced any credit losses to date.

Cash Held in Trust Account

At December 31, 2021, the Company had $230,011,790 in cash held in the Trust Account that were held in U.S. Treasury Bills.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash held in Trust Account. The Company’s Trust Account is maintained with a high-quality financial institution, with the compositions and maturities of the Trust Account’s investments are regularly monitored by management.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Certain financial assets and liabilities, such as the derivative warrant liability, are measured at fair value on a recurring basis. Nonfinancial assets and liabilities, if any, are recognized at fair value on a nonrecurring basis.

The Company categorizes the inputs to the fair value of its financial assets and liabilities using a three-tier fair value hierarchy, established by the Financial Accounting Standards Board (“FASB”), that prioritizes the significant inputs used in measuring fair value. These levels are:

Level 1—inputs are based on unadjusted quoted prices that are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Examples of Level 1 inputs include financial instruments such as exchange-traded derivatives, listed securities and U.S. government treasury securities.

Level 2— inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Examples of Level 2 inputs include nonexchange-traded derivatives such as over-the-counter forwards, swaps, and options.

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NOTES TO FINANCIAL STATEMENTS

Level 3—inputs that are generally unobservable from objective sources and typically reflect management’s estimates and assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing liabilities from equity (“ASC 480”), and ASC 815, Derivatives and hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

The Company further evaluated the Public Warrants and the Private Placement Warrants (collectively, the “Warrants”, which are discussed in Note 4, Fair Value Measurements, Note 5, Stockholders’ Deficit, and Note 6, Related Party Transactions) in accordance with ASC 815-40, Contracts in an entity’s own equity (“ASC 815-40”), and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as a component of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants were measured at fair value at inception (on the date of the Public Offering) and recorded as derivative warrant liabilities on the balance sheets. The Warrants are subject to remeasurement at each reporting date until exercised or expiration in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized on the statements of operations in the period of change. Subsequent to becoming publicly traded on March 31, 2021, the fair value of the Public Warrants was determined based on their quoted trading price. Prior to being publicly traded, the fair value of the Public Warrants was estimated using a Monte Carlo simulation approach, while the fair value of the Private Placement Warrants was estimated using a Black-Scholes option pricing model. See Note 4, Fair Value Measurements, for more information regarding the methods used to fair value the Warrants.

Allocation of Issuance Costs

The Company accounts for the allocation of its issuance costs to its Warrants using the guidance in ASC 470-20, Debt with conversion and other options (“ASC 470-20”), applied by analogy. Under this guidance, if debt or stock is issued with detachable warrants, the proceeds need to be allocated to the two instruments using either the fair value method, the relative fair value method, or the residual value method. The guidance also requires companies to use a consistent approach in allocating issuance costs between the instruments. Accordingly, the Company allocated its issuance costs of $12,888,135—consisting of $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting commissions, and $238,135 of other offering costs—to the issuance of its Class A common stock and Public Warrants in the amount of $12,449,938 and $438,197, respectively. Issuance costs attributed to the Public Warrants were expensed during the first quarter of 2021 to the statements of operations. Issuance costs associated with the issuance of Class A common stock were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Public

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NOTES TO FINANCIAL STATEMENTS

Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, 23,000,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets. Immediately upon the closing of the Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

Franchise Tax Obligation

As a Delaware corporation, the Company’s franchise tax obligation is based on the number of shares of common stock authorized and outstanding. As of December 31, 2021 and 2020, the Company has recorded franchise taxes payable of $200,050 and $0 respectively. The Company remits these obligations to Delaware annually.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Net Income (Loss) Per Common Share

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company.

Recently Issued Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The new standard is effective for the Company on January 1, 2024, although early adoption is permitted. The ASU allows the use of the modified retrospective method or the fully retrospective method. The Company is still in the process of evaluating the impact of this new standard; however, the Company does not believe the initial impact of adopting the standard will result in any changes to the Company’s statements of financial position, operations or cash flows.

NOTE 3—FAIR VALUE MEASUREMENTS

Financial Assets and Liabilities Measured on a Recurring Basis

Certain assets and liabilities are reported at fair value on a recurring basis. These assets and liabilities include the investments held in Trust Account, and derivative warrant liabilities.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis and where they are classified within the fair value hierarchy at December 31, 2021. The Company did not have any assets or liabilities that were measured at fair value on a recurring basis at December 31, 2020.

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account (1)	$230,011,790	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants (2)	$4,063,333	$—	$—
Derivative warrant liabilities—Private Placement Warrants (3)	$—	$—	$3,820,075

(1)	The fair value of investments in Trust Account based on quoted market price.
(2)	The fair value of derivative warrant liabilities—Public Warrants based on the quoted market price for BOAS.WS as of the reporting date.
(3)	The fair value of derivative warrant liabilities—Private Placement Warrants was based on a Black-Scholes model.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Investments Held in Trust Account. At December 31, 2021, the investments held in Trust Account were entirely comprised of U.S. Treasury Bills. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

Derivative Warrant Liabilities. The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the balance sheets. The derivative warrant liabilities were measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.

Initial Measurement

The estimated fair value of the Public Warrants and the Private Placement Warrants on February 26, 2021 was estimated using a Monte Carlo simulation and a Black-Scholes option pricing model, respectively. At their initial measurement, the Warrants were classified as Level 3 inputs due to the use of unobservable inputs.

The following table presents information and assumptions used to determine the estimated fair values of the Warrants at the initial measurement date using the pricing models:

February 26, 2021 (Initial Measurement)
Strike price	$11.50
Term (in years)	6.0
Risk-free rate	0.9%
Volatility	17.0%
Dividend Yield	0.0%
Fair value of Public Warrants	$1.02
Fair value of Private Placement Warrants	$1.05

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker BOAS.WS. The fair value of the Private Placement Warrants continues to be estimated using a Black-Scholes option pricing model and is classified as Level 3 due to the use of unobservable inputs.

The following table presents information and assumptions used in the Black-Scholes option pricing model to determine the estimated fair value of the Private Placement Warrants as of December 31, 2021:

December 31, 2021
Strike price	$11.50
Term (in years)	5.5
Risk-free rate	1.3%
Volatility	10.0%
Dividend yield	0.0%
Fair value of Private Placement Warrants	$0.58

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The following contains additional information regarding inputs used in the pricing models:

•	Term—the expected life of the warrants was assumed to be equivalent of their remaining contractual term.

•	Risk-free rate—the risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the warrants.

•

Volatility—the Company estimated the volatility of its common stock warrants based on implied volatility and actual historical volatility of a group of comparable publicly traded companies observed over a historical period equal to the expected remaining life of the Warrants.

•	Dividend yield—the dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of private placement warrants.

The change in fair value of the derivative warrant liabilities, net of expense related to the initial fair value of the Private Placement Warrants in excess of proceeds received, through December 31, 2021 is as follows:

	Public Warrants	Private Warrants	Total Derivative Warrants Liability
Derivative warrant liabilities at December 31, 2020	$—	$—	$—
Issuance of Public and Private Warrants (1)	7,819,999	6,903,750	14,723,749
Change in fair value of warrant liabilities	(3,756,666)	(3,083,675)	(6,840,341)

Derivative warrant liabilities at December 31, 2021	$4,063,333	$3,820,075	$7,883,408

(1)	During the first quarter of 2021, the Public Warrants were transferred from Level 3 to Level 1 in the fair value hierarchy.

Fair Value of Other Financial Instruments

The carrying value of cash and accounts payable are considered to be representative of their respective fair values due to the nature of and short-term maturities of those instruments.

NOTE 4—STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were no shares of Class A common stock issued and outstanding (excluding 23,000,000 shares of Class A common stock subject to possible redemption). There was no Class A Common Stock outstanding as of December 31, 2020.

If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

In addition, 23,000,000 shares of Class A common stock are redeemable upon the consummation of the Company’s initial Business Combination, subject to the requirements of law. In addition, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will cease all operations except for the purpose of winding up and redeem the shares of Class A common stock at a per-share price equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding Public Shares (see Note 1, Description of Organization and Business Operations, for more information). The Company classified the shares of Class A common stock subject to redemption rights as temporary equity in the event of the consummation of the Company’s initial Business Combination is not solely within the control of the Company.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, 5,750,000 shares of Class B common stock were issued and outstanding. These amounts have been retroactively adjusted to reflect the February 24, 2021 stock dividend of 0.14 shares, described in Note 6, Related Party Transactions. At December 31, 2021, 5,750,000 shares of Class B common stock were issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law.

The Sponsor, the Company’s officers and directors entered into a sponsor letter agreement with the Company, pursuant to which they agreed (i) to waive their redemption rights with respect to their Founder Shares (as defined below in Note 6, Related Party Transactions) and Public Shares in connection with the completion of the initial Business Combination, (ii) to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Company’s certificate of incorporation and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to their Public Shares if the Company fails to complete the initial Business Combination within such time period.

Warrant Liabilities—Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the U.S. Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 5—CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2021, there were 23,000,000 shares of Class A common stock outstanding, all of which were subject to possible redemption.

As of December 31, 2021, Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Offering costs and underwriting fees allocated to Class A common stock subject to possible redemption	(12,449,938)
Proceeds allocated to Public Warrants at issuance	(7,819,999)
Plus:
Remeasurement to Class A common stock subject to possible redemption	20,269,937

Class A common stock subject to possible redemption	$230,000,000

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 6—RELATED PARTY TRANSACTIONS

Founder Shares

On December 31, 2020, the Sponsor purchased 5,031,250 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.005 per share. The Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On February 24, 2021, the Company effected a stock dividend of 0.14 shares of Class B common stock, resulting in the Sponsor holding an aggregate of 5,750,000 Founder Shares (up to 750,000 Founder Shares of which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised), representing an adjusted purchase price of approximately $0.004 per share. The financial statement has been retroactively restated to reflect the stock dividend. The underwriters’ exercised the over-allotment option in full; thus, the Founder Shares are no longer subject to forfeiture.

The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination, on a one-for-one basis, subject to adjustments pursuant to certain anti-dilution rights, and the Founder Shares are subject to certain transfer restrictions.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

As described in Note 1, Description of Organization and Business Operations, the Company sold Private Placement Warrants simultaneously with the closing of the Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Public Offering to be held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants are not transferrable, assignable or salable until 30 days after the completion of the initial Business Combination.

The excess fair value over the proceeds received for the Private Placement Warrants is recorded as a loss in the accompanying statement of operations for the year ended December 31, 2021 within “Change in fair value of derivative warrant liability.”

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Related Party Loan

The Company’s Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This Note was non-interest bearing and payable on the earlier of May 31, 2021 or the completion of the Public Offering. The Company did not borrow any amount under the Note prior to the Public Offering.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loan but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. These warrants would be identical to the Private Placement Warrants. To date, the Company has had no Working Capital Loans outstanding.

NOTE 7—INCOME TAXES

The components of the Company’s provision for income taxes are as follows:

	Year Ended December 31, 2021	October 26, 2020 (inception) through December 31, 2020
Current income tax expense (benefit):
Federal	$—	$—
State	—	—

	—	—
Deferred income tax expense (benefit):
Federal	(222,836)	(198)
State	—	—

	(222,836)	(198)
Change in valuation allowance	222,836	198

Income tax provision	$—	$—

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrants	(27.3)%	0.0%
Transaction costs related to warrants	1.8%	0.0%
Change in valuation allowance	4.5%	(21.0)%

Income tax provision	0.0%	0.0%

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$39,725	$—
Organizational/Start-up costs	183,309	198

Total deferred tax asset	223,034	198
Valuation allowance	(223,034)	(198)

Deferred tax asset, net of allowance	$—	$—

As of December 31, 2021, the Company had Federal U.S. net operating losses of $188,223, which are limited to 80% of taxable income per year and will not expire. If a business combination is consummated, these net operating losses will be limited by a Section 382 limitation given there will have been a change in control at the Company.

Deferred tax assets are reduced by a valuation allowance if the Company believes it is more likely than not such deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021, the change in the valuation allowance was $222,836.

The Company files income tax returns in the U.S. federal jurisdiction and the District of Columbia. There are currently no federal or state income tax examinations underway. The Company’s tax returns since inception remain open to examination by the taxing authorities.

NOTE 8—NET INCOME (LOSS) PER COMMON SHARE

The Company has two classes of shares, Class A common stock and Class B common stock. Net income (loss) per common share is computed by dividing net income (loss), on a pro rata basis, by the weighted average number of common shares outstanding for the period. Remeasurement associated with the redeemable Class A common stock is excluded from net income (loss) per common share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase 14,241,666 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into shares of common stock and then share in earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income per common share for the periods presented.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Reconciliation of Net Income(Loss) per Common Share

The following table reflects the calculation of basic and diluted net income (loss) per common share:

	Year Ended December 31, 2021		October 26, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per share
Numerator
Allocation of net income (loss)	$3,869,562	$1,142,710	$—	$(943)

Denominator
Weighted-average shares outstanding(1)	19,471,233	5,750,000	—	5,000,000
Basic and diluted net income (loss) per share	$0.20	$0.20	$—	$(0.00)

(1)

The weighted average shares outstanding for the period from October 26, 2020 (inception) through December 31, 2020 excluded an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters exercised their over-allotment shares in full; therefore, the 750,000 shares were no longer subject to forfeiture and are included in the year ended December 31, 2021.

NOTE 9—COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement, dated February 23, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Public Offering, or $4,600,000, with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds payable upon the Company’s completion of an initial Business Combination. This Deferred Discount of $8,050,000 was recorded as deferred underwriting commissions on the balance sheets as of December 31, 2021. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

BOA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Business Combination Agreement

On December 2, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Selina Holding Company, UK Societas (“Selina”) and Samba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Selina (the “Business Combination”). At the closing of the Business Combination and the effective time (the “Effective Time”) of the Merger, the stockholders of the Company will receive certain of the common stock of Selina (“Selina Common Stock”), and Selina will list as a publicly traded company.

Consummation of the transactions contemplated by the Business Combination Agreement are subject to customary conditions of the respective parties, including receipt of approval from our stockholders and Selina’s shareholders for consummation of the transactions and certain other actions related thereto by our stockholders.

Subscription Agreement

Concurrently with and following the execution of the Business Combination Agreement, the PIPE Investors entered into the Subscription Agreements, which provide for the purchase by the PIPE Investors at the Effective Time of (i) the PIPE Shares at a price per share of $10.00, for an aggregate purchase price of $55,000,000, which price per share and aggregate purchase price assumes that Selina has effected the Capital Restructuring prior to the Effective Time, and (ii) Bet on America Holdings LLC, an affiliate of our Sponsor in its capacity as one of the PIPE Investors, agreed to a conditional backstop obligation for an additional commitment to purchase up to an aggregate of 1,500,000 Selina Ordinary Shares at a price per share of $10.00 in the event that the cash proceeds condition in the Business Combination Agreement is not satisfied at the Closing. The closing of the PIPE Investment is conditioned upon the consummation of the Business Combination.

Vendor Agreements

On February 4, 2021, the Company entered into an agreement with a vendor for consulting services around IT infrastructure, media relations, and investor relations services. Under the agreement, the vendor receives $20,000 per month, pro-rated for any partial month, from the date of the announcement of the Business Combination until the closing date of the Business Combination. Upon completion of the Business Combination, the vendor will receive $250,000, which only becomes due and payable upon the consummation of a Business Combination.

On July 28, 2021, the Company entered into an advisory agreement for the proposed business combination with Selina. This advisory agreement is for the advisor’s role as a financial and capital markets advisor to the Company for the proposed business combination. The advisor is entitled a transaction fee amounting to $5,000,000 that is payable at the closing of the proposed business combination. This fee is contingent upon the successful closing of the proposed business combination; and as such, no amounts have been recorded within the Company’s financial statements as of December 31, 2021.

NOTE 10—SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions through the date these financial statements were issued. The Company determined there were no events that required disclosure in these financial statements.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

BOA ACQUISITION CORP.

SELINA HOLDING COMPANY, UK SOCIETAS

AND

SAMBA MERGER SUB, INC.

DATED AS OF DECEMBER 2, 2021

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION AND DELIVERY OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENTS ENTERED INTO BY THE RECIPIENT HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF.

A-i

A-ii

ANNEXES AND EXHIBITS

Exhibit A Exhibit B	Form of PIPE Subscription Agreement Executed Transaction Support Agreements
Exhibit C Exhibit D	Form of Investor Rights Agreement New Company Equity Incentive Plan Term Sheet
Exhibit E	New Company Employee Share Purchase Plan Term Sheet
Exhibit F Exhibit G	Form of Amended and Restated Warrant Agreement Company CEO Designee Employment Contract Term Sheet

A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 2, 2021, is made by and among BOA Acquisition Corp., a Delaware corporation (“BOA”), Selina Holding Company, UK Societas (the “Company”), and Samba Merger Sub, Inc., a Delaware corporation (“Merger Sub”). BOA, the Company and Merger Sub shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, BOA is a blank check company incorporated as a Delaware corporation on October 26, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, as of the date of this Agreement, Bet on America LLC, a Delaware limited liability company (the “BOA Sponsor”), owns 5,600,000 BOA Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, BOA, the BOA Sponsor, and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the BOA Sponsor has agreed to, among other things, (a) support and vote in favor of this Agreement and use its reasonable best efforts to take all other actions necessary to consummate the transactions contemplated hereby (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of BOA or any other anti-dilution or similar protection with respect to the BOA Class A Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement with the Company, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and committed to purchase in a private placement Company Ordinary Shares in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount”), in each case, to be consummated immediately following the Effective Time, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, on or prior to the date of this Agreement, certain of the Company’s shareholders will duly enter into, execute and deliver to BOA a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Transaction Support Agreements”), pursuant to which each such shareholder (collectively, the “Supporting Company Shareholders”) will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, (a) each outstanding Company Preferred Share (as defined below) shall become and be redesignated into Company Ordinary Shares in accordance with the Governing Documents of the Company (the “Company Preferred Share Redesignation”); (b) the Convertible Instruments will be converted into Company Ordinary Shares in accordance with the terms of the Convertible Instruments and the terms hereof (the “Company Convertible Instrument Conversion”); and (c) immediately following the Company Preferred Share Redesignation and the Company Convertible Instrument Conversion, the Company shall effect a share subdivision of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.1(c) (such share subdivision, together with the Company Preferred Share Redesignation and the Company Convertible Instrument Conversion, the “Capital Restructuring”);

WHEREAS, immediately prior to the Effective Time, each issued and outstanding share of Class B Common Stock, par value $0.0001 per share, of BOA (the “BOA Class B Shares”) shall be automatically converted into one share of Class A Common Stock, par value $0.0001, of BOA (the “BOA Class A Common Stock” and, together with the BOA Class B Shares, the “BOA Common Stock”) in accordance with the terms of the Certificate of Incorporation of BOA (such automatic conversion, the “BOA Class B Conversion”);

WHEREAS, pursuant to the Governing Documents of BOA, BOA is required to provide an opportunity for its stockholders to have their outstanding BOA Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the BOA Stockholder Approval;

WHEREAS, on the Closing Date, immediately following the Capital Restructuring and, after giving effect to the BOA Class B Conversion and to the BOA Stockholder Redemption, at the Effective Time, Merger Sub will merge with and into BOA, with BOA surviving the Merger as a direct, wholly owned Subsidiary of the Company, and each BOA Share will be automatically converted as of the Effective Time into the right to receive the Merger Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), each outstanding warrant to purchase shares of BOA Class A Common Stock (the “BOA Warrants”), as a result of the Merger and without any action on the part of any holder of a BOA Warrant, shall automatically and irrevocably be assigned to, and assumed by, the Company and be exercisable for Company Ordinary Shares in accordance with the terms of the Amended and Restated Warrant Agreement (as defined below);

WHEREAS, at the Closing, each of the Company, the BOA Sponsor and the Supporting Company Shareholders shall enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, each of the BOA Sponsor and the Supporting Company Shareholders (a) will agree not to effect any sale or distribution of any Equity Securities of the Company held by any of them during the lock-up period(s) described therein, (b) will be granted certain registration rights with respect to their respective Company Ordinary Shares following the Closing, in each case, on the terms and subject to the conditions set forth therein and (c) will be granted certain nomination rights with respect to the board of directors of the Company from and after the Closing;

WHEREAS, prior to the Closing, the Company shall, subject to the passing of the Company Shareholder Resolutions, adopt an equity incentive plan containing substantially the same terms set forth in the term sheet attached hereto as Exhibit E (the “New Company Equity Incentive Plan”) and an employee share purchase plan containing substantially the same terms set forth in the term sheet attached hereto as Exhibit E (the “New Company Employee Share Purchase Plan”);

WHEREAS, at the Closing, the Company, BOA and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), shall enter into an amended and restated warrant agreement, substantially in the form attached hereto as Exhibit F (the “Amended and Restated Warrant Agreement”), pursuant to which, among other things, effective at the Effective Time the Warrant Agent will act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the BOA Warrants assumed by the Company (such BOA Warrants upon being assigned and assumed by the Company at such time, the “New Company Warrants”);

WHEREAS, on or prior to Closing, the relevant Group Company and the Company CEO Designee and each of the Key Employees have entered into employment agreements to be effective as of and subject to, the Closing containing, in the case of the Company CEO Designee, substantially the same terms set forth in the term sheet attached hereto as Exhibit I (each, an “Employment Agreement”);

WHEREAS, the board of directors of BOA (the “BOA Board”) has (a) determined that it is in the best interests of BOA and the stockholders of BOA, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which BOA is or will be a party and the transactions contemplated hereby and thereby

(including the Merger), (b) approved this Agreement, the Ancillary Documents to which BOA is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (c) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of BOA Shares entitled to vote thereon;

WHEREAS, the members of the administrative organ of the Company (the “Company Board”) have (a) determined that it is in the best interests of the Company and the Company Shareholders and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (c) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Equity Interests of the Company entitled to vote thereon and (d) provided to BOA a certified true copy of the resolutions of the Company Board authorising the execution of this Agreement, the Ancillary Documents to which the Company is or will be a party (including, without limitation, the Investor Rights Agreement) and the transactions contemplated hereby and thereby (including, without limitation, the Capital Restructuring and the Merger);

WHEREAS, each of the board of directors of Merger Sub and the Company, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (a) the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of BOA, Merger Sub and the Company are parties within the meaning of Section 368(b) of the Code, (b) the Merger should not subject shareholders of BOA to income tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code), and (c) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder (clauses (a), (b) and (c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2018 Warrant Instrument” means warrant instrument entered into by the Company on 15 January 2018 and 27 March 2018 respectively (each as amended from time to time).

“2020 Warrant Instrument” means warrant instrument entered into by the Company on 25 March 2020 (as amended from time to time).

“Additional BOA SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means an amount equal to (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, plus (c) the Aggregate Company Warrant Exercise Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received) by the Company in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received (or deemed received) by the Company or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Company Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to BOA (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the BOA Stockholder Redemption) and (ii) the Aggregate Closing PIPE Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Amended and Restated Articles of Association” has the meaning set forth in Section 5.20.

“Ancillary Documents” means the Investor Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, the Letter of Transmittal, the Amended and Restated Warrant Agreement, the New Company Equity Incentive Plan Term Sheet, the New Company Employee Share Purchase Plan Term Sheet, the Company CEO Designee Employment Contract Term Sheet and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering as may be applicable to the relevant Party.

“BOA” has the meaning set forth in the introductory paragraph to this Agreement.

“BOA Acquisition Proposal” means any direct or indirect acquisition (or other business combination), in one or a series of related transactions, involving BOA or all or substantially all of the assets, Equity Securities or businesses of BOA, in each case, whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a BOA Acquisition Proposal.

“BOA Board” has the meaning set forth in the recitals to this Agreement.

“BOA Class A Shares” means shares of Class A common stock, par value $0.0001 per share, of BOA.

“BOA Class B Shares” means shares of Class B common stock, par value $0.0001 per share, of BOA.

“BOA Designee” has the meaning set forth in Section 5.15(d).

“BOA Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by BOA on the date of this Agreement.

“BOA Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to a Group Company or any holder of Equity Interests of the Company pursuant to the terms of this Agreement or any Ancillary Document) by BOA connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of BOA and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to BOA pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, BOA Expenses shall not include any Company Expenses.

“BOA Financial Statements” means all of the financial statements of BOA included in the BOA SEC Reports.

“BOA Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization).

“BOA Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of BOA, or (b) is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of BOA to consummate the Merger in accordance with the terms of this Agreement or the transactions contemplated by the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a BOA Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any actions taken by BOA or such other events, which are specifically required to be taken or are otherwise contemplated by this Agreement or any Ancillary Document, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of BOA with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by BOA to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; (ix) any pending or initiated action against BOA or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (other than any action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Document to which it is a party); or (x) any action taken by, or expressly at the request and/or with the consent of, the Company; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) through (x) may be taken into account in determining whether a BOA Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on BOA relative to other participants operating in the industries or markets in which BOA operates.

“BOA Related Parties” has the meaning set forth in Section 4.9.

“BOA Related Party Transactions” has the meaning set forth in Section 4.9.

“BOA SEC Reports” has the meaning set forth in Section 4.7.

“BOA Stockholder Approval” means the approval of the BOA Transaction Proposals by the affirmative vote of the holders of the requisite number of BOA Shares entitled to vote thereon, whether in person or by proxy at the BOA Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of BOA and applicable Law.

“BOA Stockholder Redemption” means the right of the holders of BOA Class A Shares to redeem all or a portion of their BOA Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of BOA.

“BOA Stockholders Meeting” has the meaning set forth in Section 5.8.

“BOA Stockholders” means the holders of BOA Shares as of any determination time.

“BOA Shares” means, collectively, the BOA Class A Shares and the BOA Class B Shares.

“BOA Sponsor” has the meaning set forth in the recitals to this Agreement.

“BOA Transaction Proposals” has the meaning set forth in Section 5.8.

“BOA Warrant” means each warrant to purchase one BOA Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and London, United Kingdom are open for the general transaction of business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (CARES Act), as amended, and the rules and regulations promulgated thereunder.

“CBA” means (a) any collective bargaining agreement, or similar instrument or order authorized by statute, that regulates employment either generally or with respect to one or more specific subjects that is binding upon an employer or groups of employers with respect to some or all of their employees, and (b) any collective bargaining agreement or other similar Contract with any labor union, labor organization, works council, or similar employee-representative body.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Certificates” has the meaning set forth in Section 2.4(c).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing, in each case, in connection with or otherwise related to the transactions contemplated by this Agreement (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing); provided, however, that “Change of Control Payments” shall not include any amounts payable under the Phantom Share Plan.

“Closing” has the meaning set forth in Section 2.2(k).

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2(k).

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state or other health or welfare plan continuation coverage Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any direct or indirect acquisition, in one or a series of transactions, or any proposal, transaction or offer by any Person (other than BOA or any of its Affiliates) for any acquisition, of all or substantially all of the assets, Equity Securities or businesses of the Company, or any transaction involving material debt or equity financing (other than pursuant to the terms of any debt or equity financing instrument in effect on the date hereof, or nay amendment or extension thereof), of the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.9.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Company CEO Designee Employment Contract Term Sheet” means the term sheet set forth in the Exhibit G.

“Company Designee” has the meaning set forth in Section 5.15(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to BOA by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, Restricted Share and each other award to any current or former director, manager, officer, employee, worker, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equity Plans” means the Phantom Share Plan, the Global Option Plan, and each other plan that provides for the award to any current or former director, manager, officer, employee, worker, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to BOA pursuant to the terms this Agreement or any Ancillary Document) by any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any BOA Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1a) and Section 3.1b) (Organization and Qualification), Sections 3.2a) through (d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) and Section 3.8(b)(iii) (Absence of Changes), Section 3.16 (Tax Matters), Section 3.17 (Brokers) and Section 3.19 (Transactions with Affiliates).

“Company IT Systems” means all Company Products, computer systems, Software and hardware, communication systems, servers, network equipment and databases (including that are used to Process Data), information, and functions contained therein or transmitted thereby, and related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means all Intellectual Property used or held for use by any of the Group Companies, excluding Owned Intellectual Property.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, conditions (financial or otherwise) or results of operations of the Group Companies taken as a whole, or (b) is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement or the transactions contemplated by the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States or any other country, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any actions taken by any Group Company or such other events, which are specifically required to be taken or are otherwise contemplated by this Agreement or any Ancillary Document, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (x)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; (ix) any pending or initiated action against the Company, any of the Group Companies or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (other than any action commenced by any Party hereto to enforce its rights under this Agreement or any Ancillary Document to which it is a party); or (x) any action taken by, or expressly at the request and/or with the consent of, BOA; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (vi) or (viii) through (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised, whether granted under the Global Option Plan or otherwise.

“Company Ordinary Shares” means the voting ordinary shares of $0.01 each in the capital of the Company, such shares being designated as “Ordinary Shares” under the Governing Documents of the Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Preferred Shares” means, collectively, the (a) Company Series A Shares, (b) Company Series B Shares and (c) Company Series C Shares.

“Company Product” means any services products, tools, or applications, either complete or under development, (a) that have been, are currently, or are currently intended to be, developed, marketed, sold, licensed, distributed, hosted, performed, made available, or otherwise commercialized by any Group Company, or (b) from which any Group Company recognizes any revenue (including revenue associated with maintenance or service agreements).

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Shares” means the series A voting ordinary shares of $0.01 each in the capital of the Company, such shares being designated as “Series A Shares” under the Governing Documents of the Company.

“Company Series B Shares” means the series B voting ordinary shares of $0.01 each in the capital of the Company, such shares being designated as “Series B Shares” under the Governing Documents of the Company.

“Company Series C Shares” means the series C voting ordinary shares of $0.01 each in the capital of the Company, such shares being designated as “Series C Shares” under the Governing Documents of the Company.

“Company Shareholder Written Resolutions” has the meaning set forth in Section 5.9(b).

“Company Shareholders” means, collectively, the holders of any Equity Securities in the Company as of any determination time prior to the Effective Time.

“Company Shareholders Agreement” means the subscription and shareholders agreement dated 25 March 2020 regulating the affairs of the Company by and among, inter alia, the Company and its shareholders (as amended from time to time).

“Company Warrants” means, as of any determination time, each warrant to purchase Company Ordinary Shares that is outstanding and unexercised.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of April 2, 2021, by and between Global DemandCo Limited and BOA.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Conversion Factor” means the number equal to the result obtained by dividing (a) the Adjusted Equity Value by (b) the product of (i) the Pre-Split Fully Diluted Shares, multiplied by (ii) the Reference Share Value.

“Convertible Instruments” means, together, the Convertible Loan Notes, the Put and Call Options, the Term Loan, the 2018 Warrant Instruments and the 2020 Warrant Instrument.

“Convertible Loan Notes” means the US$90,000,000 principal amount 10% fixed rate convertible redeemable loan notes due 2023, constituted by the convertible loan note instrument entered into by the Company on 25 March 2020 (as amended from time to time, as to the principal amount and the terms thereof).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Data” means data, databases, data repositories, data lakes and collections of data.

“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(vii).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“D&O Indemnified Persons” has the meaning set forth in Section 5.14(a).

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) each pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, stock option, equity or equity-based, phantom equity, deferred compensation, severance, retention, accident, disability, employment, change of control, stock purchase, restricted stock, separation, consulting, vacation paid time off, fringe benefit plan, program, policy or Contract not described in clause (a), and (c) each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, including through a current or former ERISA Affiliate or other Affiliate, other than any plan solely sponsored or maintained by a Governmental Entity. “Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means an amount equal to $851,000,000; provided that the Equity Value shall be increased by an amount equal to the aggregate purchase price of all Equity Securities of the Company issued by the Company (disregarding any such Equity Securities issued in connection with the PIPE Financing) in exchange for cash in equity financing transactions after the date of this Agreement and prior to the Effective Time.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is treated or was at any time in the most recent six (6) years treated as a single employer with any Group Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.4(a).

“Exchange Fund” has the meaning set forth in Section 2.4(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors, workers or other individual service providers or contractors located outside of the U.S.

“GAAP” means (a) with respect to a U.S. Person, generally accepted accounting principles and (b) with respect to or as relating to the Company and its Subsidiaries, U.K. generally accepted accounting principles.

“Global Option Plan” means the Selina Holding Company, SE Amended and Restated 2018 Global Equity Incentive Plan, Selina Holding Company SE Amended and Restated 2018 Global Equity Incentive Israeli

Sub-Plan, the Selina Holding Company, SE 2019 Incentive Award Plan Sub-Plan for UK Employees and the Selina Holding Company, SE 2018 Global Incentive Option Plan US Sub-Plan, and any other sub-plan thereunder.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.K. Societas are its statutes and the “Governing Documents” of a U.K. Public Limited Company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries (including, for the avoidance of doubt, Merger Sub).

“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, mold, noise, odor or radon.

“IFRS” means the international financing reporting standards issued by the International Accounting Standards Board.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business which are not past due in accordance with their terms), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (f) any of the obligations of any other Person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person (save in respect of intra-group transactions between Group Companies).

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, works of authorship, Data, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how, confidential or proprietary information, invention disclosures, inventions, idea, algorithms, formulae, processes, methods, techniques, and models, whether patentable or not; (e) Software or other technology, and all rights therein or thereto; and (f) any other intellectual or proprietary rights.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 8.18.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Key Employee” means each of the persons set forth on Section 6.1(h) of the Company Disclosure Schedules.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Letter of Transmittal” means the letter of transmittal, in a customary form to be agreed upon between the Parties, subject to any such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of BOA and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Malicious Code” means any (a) “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “ransomware”, or “worm” (as such terms are commonly understood in the software industry), or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT System on which such code is stored or installed; or (ii) damaging or destroying any Data or file without the user’s consent.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in Section 2.2(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“New Company Equity Incentive Plan” has the meaning set forth in the recitals.

“New Company Employee Share Purchase Plan” has the meaning set forth in the recitals.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions with a replacement cost of less than $100,000 in the aggregate.

“Officers” has the meaning set forth in Section 5.15(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO” has the meaning set forth in Section 3.7(a)(xi).

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group

Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any Data or information that (a) alone or when combined with other information, identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household, or (b) is otherwise subject to applicable Laws or any privacy policies of any Group Company governing personal information.

“Phantom Shares” has the meaning set forth in Section 2.5(b).

“Phantom Share Plan” means the Selina Holding Company, SE Global Phantom Equity Incentive Plan.

“PIPE Financing” means the equity financing under all PIPE Subscription Agreements.

“PLC Conversion” has the meaning set forth in Section 5.21.

“Pre-Split Fully Diluted Shares” means the sum (without duplication) of (a) the aggregate number of Company Ordinary Shares that are issued and outstanding following the Company Preferred Share Redesignation and immediately prior to the Share Subdivision, and (b) the aggregate number of Company Ordinary Shares issuable upon, or subject to, the exercise or exchange of any Company Option, warrant, right or other security convertible into or exchangeable or exercisable for Company Ordinary Shares issued and outstanding following the Company Preferred Share Redesignation and immediately prior to the Share Subdivision.

“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data or otherwise relating to consumer protection, consumer Contracts, or Data-related notifications: (a) all applicable Laws; (b) each Group Company’s own internal and external-facing privacy policies; (c) the Payment Card Industry Data Security Standard, if applicable, and any other industry standard to which any Group Company is bound; and (d) applicable provisions of Contracts to which any Group Company is a party or is otherwise bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on Data or on sets of Data, or other activity regarding Data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Put and Call Options” means (i) the put and call option agreement entered into on 15 January 2018 by the Company, Selina Operation One (1), S.A., Selina Hospitality Operations Mexico, S.A. de C.V. and Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria (as amended from time to time) and (ii) the put and call option agreement entered into on 21 June 2019 between Banco Invex, S.A., Institución De Banca Múltiple, Invex Grupo Financiero, as trustee of the irrevocable trust agreement for the issuance of Fiduciary Stock Certificates Number F/2627, under denomination “FFLATAM-15-3”, Selina Holding Company, SE, Selina Operation One (1), S.A. and Selina Hospitality Operations Mexico, S.A. de C.V.;

“Real Property” has the meaning set forth in Section 3.18(a).

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Reference Share Value” means $10.00.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of BOA.

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Restricted Shares” has the meaning set forth in Section 2.1(c).

“Sanctions and Export Control Laws” means any Law or Order related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the BOA Disclosure Schedules (and it being understood and agreed that information disclosed in any section of the any Schedule shall be deemed to be disclosed with respect to any other section of such Schedule if its relevance to such other section is reasonably apparent on the face of such disclosure).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Group Company trade secret (including any Processed thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Group Company trade secret. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, Personal Data or Group Company trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) Data and compilations, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subdivision Effective Time” has the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.2(a).

“Surviving Corporation Common Share” one share of common stock, par value $0.0001, of the Surviving Corporation.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, Medicare, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Term Loan” means the term loan agreement originally dated 15 January 2018 (as amended and restated from time to time) between, inter alia, the Company and Cibanco, S.A. Institución de Banca Múltiple (as a final and universal successor of Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria), acting solely in its capacity as trustee under the irrevocable trust agreement identified with number F/1900 (i.e. the CKD) as lender, Gomez Cayman Spv Limited as lender, and 166 2nd LLC (as a lender);.

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.9(a).

“Transfer Taxes” has the meaning set forth in Section 5.5(c).

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid BOA Expenses” means the BOA Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of February 23, 2021, by and between BOA and Continental Stock Transfer & Trust Company, a New York corporation.

ARTICLE 2

TRANSACTIONS

Section 2.1 Pre-Closing Transactions.

(a) Company Preferred Share Redesignation. With effect from the Closing Date, immediately prior to the Share Subdivision (as defined below), the consummation of the PIPE Financing and the Effective Time, each

Company Preferred Share that is issued and outstanding immediately prior to such time (including pursuant to the Company Convertible Instrument Conversion) shall be redesignated into Company Ordinary Shares in accordance with applicable law (the “Company Preferred Share Redesignation”).

(b) Company Convertible Instrument Conversion. On the Closing Date, immediately prior to the Share Subdivision, the consummation of the PIPE Financing and the Effective Time, the Convertible Instruments that are issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares or Company Preferred Shares (as the case may be) in accordance with their terms.

(c) Share Subdivision. Immediately following the Company Preferred Share Redesignation and Company Convertible Instrument Conversion but prior to the consummation of the PIPE Financing and the Effective Time, (i) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be subdivided into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Conversion Factor (the “Share Subdivision”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Share Subdivision, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share; provided, further, that any Company Ordinary Shares issued pursuant to the Global Option Plan that are subject to restrictions or risk of forfeiture (the “Restricted Shares”) immediately prior to the Effective Time of the Share Subdivision (the “Subdivision Effective Time”) shall continue following the Share Subdivision to be subject to substantially the same terms and conditions as were applicable to such Restricted Shares immediately before the Subdivision Effective Time; and (ii) each Company Option as of the Subdivision Effective Time will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each, a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Subdivision Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of Company Ordinary Shares subject to the Company Option immediately before the Subdivision Effective Time multiplied by (2) the Conversion Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Ordinary Share of such Company Option immediately before the Subdivision Effective Time by (2) the Conversion Factor, rounded up to the nearest cent.

(d) BOA Stockholder Redemption. No later than one (1) Business Day prior to the Closing, BOA shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the BOA Stockholder Redemption; (ii) the amount of cash in the Trust Account and the amount of BOA Expenses as of the Closing; and (iii) the number of shares of BOA Class A Common Stock to be outstanding as of immediately prior to the Effective Time and after giving effect to the BOA Stockholder Redemption and the BOA Class B Conversion (such written notice of (i), (ii) and (iii), together, the “Closing Statement”). BOA shall effect the BOA Stockholder Redemption (with such adjustments as shall have been agreed by the Parties) no later than immediately prior to the Effective Time.

(e) BOA Class B Conversion. Immediately prior to the Effective Time, each issued and outstanding BOA Class B Share shall be automatically converted into one share of BOA Class A Share in accordance with the terms of the Certificate of Incorporation of BOA (the “BOA Class B Conversion”). Following the BOA Class B Conversion, each BOA Class B Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of BOA Class B Shares shall thereafter cease to have any rights with respect to such securities.

(f) BOA Units. Immediately prior to the Effective Time, the BOA Class A Shares and the BOA Public Warrants comprising each issued and outstanding share of BOA Common Stock immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) BOA Class A Share and one-third of one (1/3) BOA Public Warrant, provided that no fractional BOA Public Warrants will be issued in connection with the Unit Separation such that if a holder of BOA Common Stock would be entitled to receive a fractional BOA Public Warrant upon the Unit Separation, the number of BOA Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of BOA Public Warrants. The BOA Class A Shares and BOA Public Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of Section 2.2.

Section 2.2 The Merger

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into BOA (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and BOA shall continue as the surviving company of the Merger (the “Surviving Corporation”) and become a direct, wholly owned Subsidiary of the Company.

(b) At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Merger Sub and BOA (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by BOA and the Merger Sub and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Merger Sub and BOA shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub and BOA shall become the debts, liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

(d) At the Effective Time, the Governing Documents of the Surviving Corporation shall be amended and restated to be in the form of the Governing Documents of Merger Sub as in effect immediately prior to the Effective Time, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(e) At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f) At the Effective Time, as a result of the Merger, each share of BOA Class A Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the BOA Class B Conversion and the BOA Stockholder Redemption) shall be deemed exchanged for, and the holder of each such share of BOA Class A Common Stock shall be entitled to receive from the Exchange Agent and become the registered holder of, for each BOA Class A Share, one (1) Company Ordinary Share (the “Merger Consideration”), following which, each BOA Class A Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger, and each former holder of BOA Class A Shares shall thereafter cease to have any rights with respect to such securities, except as otherwise provided herein or by applicable Law. The Company shall use reasonable best efforts to cause the Company Ordinary Shares issued pursuant to this Section 2.2(f) to be issued in book-entry (non-certificated) form as of the Effective Time. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of

BOA Common Stock or BOA Common Stock held in book-entry form issued and outstanding immediately prior to the Effective Time (after giving effect to the BOA Class B Conversion and the BOA Stockholder Redemption) shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of BOA Common Stock held immediately prior to the Effective Time by BOA as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(h) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of Surviving Corporation Common Stock. The shares of Surviving Corporation Common Stock shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation.

(i) At the Effective Time, as a result of the Merger and without any action on the part of any holder of a BOA Warrant, each BOA Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be assigned to, and assumed by, the Company and be exercisable for Company Ordinary Shares in accordance with the terms of the Amended and Restated Warrant Agreement.

(j) No dissenter’s rights, appraisal rights or other similar rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(k) The Conversion Factor shall be adjusted to reflect appropriately the effect of any share subdivision, reverse subdivision, dividend or distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Capital Restructuring) with respect to any securities issued or allotted by the Company occurring on or after the date hereof and prior to the Closing. In furtherance of and without limiting the foregoing, if after the date hereof and prior to the Effective Time, BOA pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of BOA Common Stock, then the Merger Consideration will be appropriately adjusted to provide to the holders of the BOA Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Merger Consideration subject to further adjustment in accordance with this provision.

Section 2.3 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as BOA and the Company may agree in writing.

Section 2.4 Delivery of Merger Consideration.

(a) Prior to the Closing, the Company shall appoint a Person reasonably acceptable to BOA to act as exchange agent for the payment of the Merger Consideration (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the BOA Class A Shares and each BOA Class A Share held in book-entry form on the stock transfer books of the BOA immediately prior to the Effective Time, in either case, for the portion of the Merger Consideration issuable in respect of such BOA Class A Shares pursuant to Section 2.2(f) and on the terms and subject to the other conditions set forth in this Agreement.

(b) Prior to or at the Effective Time, the Company shall deposit (or cause to be deposited) book-entry Company Ordinary Shares representing the aggregate Merger Consideration with the Exchange Agent, in trust for the benefit of holders of record of shares of BOA Class A Common Stock to be canceled and converted into the right to receive the Merger Consideration pursuant to Section 2.2. All book-entry Company Ordinary Shares deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.2, except as expressly provided for in this Agreement.

(c) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Company shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”), in each case that immediately prior to the Effective Time represented outstanding shares of BOA Class A Common Stock (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as the Company and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration pursuant to Section 2.2 (which instructions shall be in customary form and contain such other provisions as the Company and the Exchange Agent may reasonably specify). With respect to holders of book-entry shares in BOA (“Book-Entry Shares”), the Parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to transmit, following the Effective Time, to such holders or their nominees, upon surrender of shares of BOA Class A Common Stock (including former shares of BOA Class B Common stock converted immediately prior to the Effective Time into shares of BOA Class A Common Stock), the Merger Consideration, to which such holders are entitled pursuant to the terms hereof.

(d) Each holder of shares of BOA Class A Common Stock that have been canceled and converted into the right to receive the Merger Consideration, upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent, and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive in exchange therefor the number of Company Ordinary Shares to which such holder of BOA Class A Common Stock shall have become entitled pursuant to the provisions of Section 2.2 (which shall be in uncertificated book-entry form), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. The Company shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable pursuant to Section 2.2 in respect thereof, but shall not entitle its holder or any other Person to any rights as a stockholder of the Company or BOA.

(e) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Company and the Exchange Agent that such Tax is not applicable.

(f) The Merger Consideration issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of BOA Class A Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of BOA shall be closed and there shall be no further registration of transfers of the shares of BOA Class A Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or the Exchange Agent for transfer, or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Company, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Company, as general creditors thereof, for payment of the Merger Consideration. None of the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of Company Ordinary Shares properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Company and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof.

(i) Payments pursuant to this Section 2.4 shall be made after giving effect to any required tax withholdings under Section 2.6.

Section 2.5 Treatment of Company Equity Plans.

(a) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, under the underlying grant, award or similar agreement and otherwise to give effect to the provisions of Section 2.1(c) relating to Continuing Options and Restricted Shares. The Company shall terminate the Global Option Plan effective as of and subject to the Closing, so that no further awards may be granted under the Global Option Plan following the Closing; provided, however, that the Continuing Options and the Restricted Shares shall continue to be subject to the provisions of the Global Option Plan until they expire, are exercised or forfeited.

(b) In accordance with the terms of the Phantom Share Plan, any and all outstanding unvested awards of phantom shares granted under the Phantom Share Plan (the “Phantom Shares”) as of the Closing Date shall become vested and nonforfeitable on the Closing Date. The Company shall take, or cause to be taken, all necessary or appropriate actions under the Phantom Share Plan and underlying award agreements to pay to the holder of each Phantom Share on or as soon as administratively feasible after the Closing Date, but in any event within thirty (30) days following the Closing Date, an amount in cash as shall be determined in accordance with the terms of the Phantom Share Plan, subject to applicable Tax withholdings; provided, however, that such holder has, on or prior to the thirtieth (30th) day following the Closing Date, executed and delivered to the Company a release of claims, in a form satisfactory to BOA (the “Release”), and such Release has become effective and irrevocable by its terms. For the avoidance of doubt, no holder of Phantom Shares shall be entitled to any payment under the Phantom Share Plan, and such holder’s Phantom Shares shall be cancelled in full without consideration payable therefor, if the holder has not executed and delivered the Release to the Company, or the Release has not become irrevocable by its terms, on or before the thirtieth (30th) day following the Closing Date. The Company shall terminate the Phantom Share Plan effective as of and subject to the Closing.

Section 2.6 Withholding. The Surviving Corporation, the Company, Merger Sub, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any sum which is withheld as permitted by this Section 2.6 shall be remitted to the appropriate Tax Authority. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES AND MERGER SUB

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company and Merger Sub hereby represent and warrant to BOA, in each case, as of the date hereof, as follows:

Section 3.1 Organization, Qualification and UK Takeover Code.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate or limited liability company (or other applicable business entity) power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies, in all material respects, of the Governing Documents of the Company have been made available to BOA, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in material breach or violation of any provision set forth in its Governing Documents.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(d) The Company does not have its central management and control in the UK (as such term is defined pursuant to PCP 2012/3 issued by the Takeover Panel on 5 July 2012), and the knowledge of the Company, the Company is not subject to the UK Takeover Code.

Section 3.2 Capitalization of the Group Companies and Merger Sub.

(a) Except for any changes to the extent permitted by Section 5.1(b) or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 5.1(b), Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered holders thereof, and the number of each class of Equity Securities of the Company owned by each such Person and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, (D) any applicable vesting schedule (including acceleration provisions) and (E) whether such Company Option is an Incentive Stock Option, and (iv) with respect to each Restricted Share,

(A) the applicable vesting schedule (including acceleration provisions), and (B) whether the holder thereof has made a valid election with respect to the Restricted Shares under Section 83(b) of the Code or Section 430 or 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully-paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens created by, involving, or known to, the Company (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Company Options and Restricted Shares set forth on Section 3.2(a) of the Company Disclosure Schedules, those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), and the Phantom Shares set forth on Section 3.2(a) of the Company Disclosure Schedules, those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities involving or known to the Company. Each Company Equity Award and/or Phantom Share granted under the Company Equity Plans was issued in accordance with the terms of such plan and the applicable award agreement and all applicable Laws, including all Securities Laws, in each case, except as would not be material to the Group Companies, taken as a whole. With respect to each Company Option granted to a U.S. taxable individual: (i) each Company Option was granted with an exercise price of no less than the fair market value of the underlying Company Ordinary Shares on the date of grant, as determined under Section 409A of the Code; and (ii) each Company Option intended to qualify as an Incentive Stock Option meets the requirements of Section 422 of the Code.

(b) Section 3.2(b) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the identity of the Persons that are the registered owners of each Subsidiary of the Company and (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company that is not a wholly-owned subsidiary of a Group Company. Except as set forth on Section 3.2(b) of the Company Disclosure Schedules, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company involving or known to the Company. The Company has no Subsidiaries other than the Group Companies.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and except as set forth on Section 3.2(c) of the Company Disclosure Schedules, none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(d) Immediately after the Effective Time all of the issued and outstanding Company Ordinary Shares, and the Merger Consideration being delivered hereunder, (A) will be duly authorized, validly issued, fully-paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and

(C) will not have been issued in breach or violation of any preemptive rights or Contract to which the Company is a party or bound.

(e) The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully-paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by the Company free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(g) Section 3.2(g) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) all Phantom Share awards issued and outstanding, (ii) the identity of the Persons that are the holders thereof, (iii) the number of Phantom Shares subject to each Phantom Share award held by each such Person, and (iv) any applicable vesting schedule (including acceleration provisions).

(h) Section 3.2(h) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor(s) and the creditor(s) thereof.

Section 3.3 Authority. Each of the Company and Merger Sub has the requisite corporate, company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the passing of the Company Shareholder Resolutions and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Each of the Company Board and the board of directors of Merger Sub has approved this Agreement and the transactions contemplated hereby (including the Merger). To the knowledge of the Company and Merger Sub, no other domestic or foreign takeover Law is applicable to the Merger or the other transactions contemplated hereby.

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to BOA a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations, shareholders’ equity and cash flows of the Group Companies for the years then ended (the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Group Companies as at the date thereof and for the period indicated therein, and (C) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of the Agreement (including Regulation S-X or Regulation S-K, as applicable).

(b) Each of the other financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this clause (y), the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, shareholders equity and cash flows of the Group Companies as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are, individually or in the aggregate, material), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Financial Statements (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Since January 1, 2019, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of NYSE to permit the Company Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iii) the filing of the Certificate of Merger in accordance with the DGCL, (iv) the filing of the Amended and Restated Articles of Association of the Company pursuant to Section 5.20(a), (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.10 or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, for such violations, breaches, defaults or other occurrences which would not, or would not reasonably be expected to, result in a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to all of the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any Group Company.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company in excess of $500,000 or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or management agreement under which the annual rental payments or management fee payments do not exceed $250,000;

(iv) any corporate joint venture, profit-sharing, partnership or other similar Contract (pertaining to more than one particular site operated by the Group);

(v) (A) any Contract that (1) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of any Group Company (including the Surviving Corporation, BOA or any of their respective Affiliates after the Closing) or (2) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, or (B) any Contract, other than leases for real property, that contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell or develop, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, any Group Company (including the Surviving Corporation, BOA or any of their respective Affiliates after the Closing);

(vi) any Contract, other than leases for real property, requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,0000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person (other than the Company or a Subsidiary) or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary), in each case in excess of $500,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract, other than leases for real property, with any Person (A) pursuant to which any Group Company (including the Surviving Corporation, BOA or any of their respective Affiliates after the Closing) may be required to pay “earn-out”, milestones, royalties or other contingent payments or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xi) any CBA, or any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, worker, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $250,000, (B) with a temporary or leasing agency, labor contractor or professional employer organization (“PEO”), or (C) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve payment in excess of $250,000 after the date of this Agreement, (B) with a Governmental Entity and of a value in excess of $250,000 or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (including the Surviving Corporation, BOA or any of their respective Affiliates after the Closing);

(xiv) any other Contract, other than leases for real property, the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xv) any (A) license, royalty, indemnification, covenant not to sue, escrow, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property Rights of a value in excess of $250,000 per annum (including any Contracts relating to the licensing of Intellectual Property Rights by any Group Company to a Third Party or by a Third Party to any Group Company) and (B) other Contracts of a value in excess of $250,000 per annum affecting any Group Company’s ability to own, enforce, use, license or disclose any Intellectual Property Rights or providing for the development or, acquisition of any Intellectual Property Rights (including any Data), other than Off-the-Shelf-Software licenses; and

(xvi) any legally binding commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 3.7(a).

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) to the Company’s knowledge, no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto that would be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. The Company has made available to BOA true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8 Absence of Changes. Since December 31, 2020, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Group Companies have conducted their businesses in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of BOA if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(ix), Section 5.1b)xii), Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing).

Section 3.9 Litigation. There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to all of the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Except as set forth at Section 3.10 of the Company Disclosure Schedules, each Group Company (a) conducts (and since January 1, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to all of the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided BOA with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Schedules, no Group Company or any ERISA Affiliate has, in the prior six (6) years, sponsored or contributed to or been required to contribute to, and no Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA), or any arrangement, including a “defined contribution plan,” as defined in Section 3(34) of ERISA, where pension benefits are predetermined from the outset (rather than based on investment return) or where the sponsor or participating employer guarantees any particular rate of investment return; (iii) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iv) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or any Employee Benefit Plan in which more than one employer participates. No Group Company has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium or other cost of coverage.

(c) Each Employee Benefit Plan has been established, maintained, funded, operated and administered, in all material respects, in compliance with its terms and all applicable Laws, whether as a matter of substantive Law or as required to obtain any intended Tax qualification. No Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code. To the Company’s knowledge, none of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, including any Liability incurred as a result of a current or former association with an ERISA Affiliate. No Employee Benefit Plan has been subject to examination or audit by any Government Entity.

(d) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(e) There are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings or, to the Company’s knowledge, any circumstances which could reasonably give rise to such claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). No contribution notices or financial support directions within the meaning of the UK Pensions Act 2004 have been issued to any Group Company and there are no circumstances that could reasonably give rise to their issue. To the Company’s knowledge, there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA or otherwise) with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements, expenses and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Employee Benefit Plan that is a group health plan is self-insured.

(f) Except as otherwise contemplated herein or as set forth on Section 3.11(f) of the Company Disclosure Schedules,, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, worker, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, worker, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, worker, individual independent contractor or other service providers of any of the Group Companies, or (iv) otherwise increase the financial obligations of any Group Company to any Employee Benefits Plan.

(g) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(h) The Group Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(i) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity and nothing has been done which would cause it to cease to be registered and/or tax exempt. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), or a defined contribution plan for which any particular investment return is guaranteed by the sponsor or participating employer, or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies (taken as a whole):

(a) None of the Group Companies has received any written notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws, that remains outstanding.

(b) There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company in respect to any Environmental Laws.

(c) At any site owned or leased by a Group Company, there has in the past three (3) years been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.

The Group Companies have made available to BOA copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property and (ii) material unregistered Intellectual

Property Rights owned by any Group Company as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement, (A) the owner(s) of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any material Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed. As of the date of this Agreement, there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property (which, for the avoidance of doubt, does not include public licensed opensource software), free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. The applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s knowledge, constitute all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, to the Company’s knowledge, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Owned Intellectual Property and the Company Licensed Intellectual Property to the Company’s knowledge, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable and not subject to any outstanding order, judgment, decree or agreement adversely affecting the Group Companies’ use thereof or rights thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Rights for on behalf of any Group Company (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property Rights of such Group Company have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by any Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information in the possession of by any Group Company, or of any written obligations with respect to such.

(f) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products nor the design, development, use, offer for sale, sale or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) Since January 1, 2018, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(h) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since January 1, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(i) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or Software development contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has any right to, contingent or otherwise, including obtaining access to or using, any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or Software development contractor of a Group Company subject to confidentiality obligations with respect thereto.

(j) No Software that is licensed under a Public Software license has been used, licensed or distributed by or on behalf of any of the Group Companies in a manner that, as a consequence of such use, license or distribution, (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, publicly hosted or otherwise made publicly available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any material limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual

Property, other than compliance with notice, attribution or other formal requirements. The Group Companies are and have been in material compliance with all applicable licenses for all Public Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, any Company Product.

Section 3.14 Labor Matters.

(a) None of the Group Companies has (A) any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), any arrears of holiday pay, sick pay or pension contributions, or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, or (B) any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers, and, in applicable jurisdictions, to workers or non-employee interns, of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies, taken as a whole.

(b) Except as set forth in Schedule 3.14(b) of the Company Disclosure Schedules, no Group Company is a party to or bound by any CBA and no employees of any Company Group are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing (including any requests for recognition of any labor or trade union) or decertification activities with respect to any employees of any Group Company.

(c) The Group Companies have not incurred any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, scheme, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19 and no material changes to the Company’s workforce as a result of COVID-19 are currently contemplated, planned or announced.

(d) To the Company’s knowledge, each Group Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations, of which the relevant Group Company was notified, against any employee with the title of “General Manager” or above, and the Group Companies do not reasonably expect any material Liability with respect to any such allegations.

(e) To the Company’s knowledge, all current employees and other individual service providers of each Group Company are legally authorized to work in the jurisdiction(s) where they perform services for the Group Company.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this

Agreement, and true and complete copies of all such policies have been made available to BOA. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all income and other material Taxes required to have been paid by it regardless of whether shown on a Tax Return, except as disclosed at Section 3.16 of the Company Disclosure Schedules.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, worker, individual independent contractor, other service provider, equity interest holder or other third-party, except as disclosed at Section 3.16(b) of the Company Disclosure Schedules.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No deficiencies for Taxes against any of the Group Companies have been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g) There are not, to the knowledge of the Company, any Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any affiliated, combined, consolidated, aggregate, unitary or other group under applicable Law (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(j) To the knowledge of the Company, in the past three (3) years, no written claims have been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) To the knowledge of the Company, no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) No Group Company organized or formed under the Laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(n) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or other deferred revenue; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date; or (v) other deferral of liability for Taxes of a Group Company from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period beginning after the Closing Date (or portion thereof). No Group Company has made an election pursuant to Section 965(h) of the Code.

(o) To the knowledge of the Company, the Company is not expected to be a passive foreign investment company as defined under Section 1297 of the Code immediately prior to the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior the Closing Date.

(p) The Company has been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the Closing Date and has no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

(q) Each Group Company is tax resident only in its jurisdiction of formation.

(r) No Group Company has (i) made any election to defer payroll Taxes or received or requested any employee retention tax credit, in each case, under the CARES Act, or (ii) deferred any “Applicable Taxes” as defined in and pursuant to IRS Notice 2020-65, 2020-38 IRB 567.

(s) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(t) No Group Company has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 3.17 of the Company Disclosure Schedules), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) the Group Companies have good and marketable title to the Owned Real Property, free and clear of all Liens (except for Permitted Liens), (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any Person (other than the Group Companies) the right to occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no Persons other than the Group Companies in possession of any Owned Real Property. There are currently in effect such insurance policies for the Owned Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes.

(b) Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. The Group Companies have valid leasehold interests to the Leased Real Property, free and clear of all Liens (except for Permitted Liens or any Liens created pursuant to Indebtedness incurred in the ordinary course of business consistent with past practice). True and complete copies of all such Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to BOA. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no official written notice of an event of default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Group Companies’ have not received written notice of any material disputes with respect to any Real Property Lease.

(c) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies (taken as a whole). To the Company’s knowledge, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property.

(d) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies (taken as a whole), (i) the use by the Group Companies of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, (ii) there exists no conflict or dispute with any Governmental Authority, regulatory authority or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(e) To the knowledge of the Company, no damage or destruction has occurred with respect to any of the Real Property that would be material to the Group Companies (taken as a whole), whether or not covered by an enforceable insurance policy and no Group Company has received notice that the buildings and other structures on the Real Property are not in good and substantial repair.

(f) Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of any Group Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of any Group Company or (D) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) There is (and since January 1, 2018 there has been) no material Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any Privacy and Security Requirements.

(b) Since January 1, 2018, (i) there has been no Security Incidents since December 31, 2018 with respect to any Company IT Systems, Personal Data, or Company Products or otherwise related to the business of any Group Company, (ii) to the Company’s knowledge there has been no unauthorized access to, or use, disclosure, or Processing of Personal Data or any trade secrets, know-how or confidential information of or in the possession or control of any Group Company or any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case, as is not and would not reasonably be excepted to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have taken reasonable precautions to protect the confidentiality, integrity and security of the Company IT Systems and all information stored or contained therein or transmitted thereby from any loss, theft, or unauthorized disclosure, use, access, interruption or modification by any Person. All Company IT Systems are (i) free from any Malicious Code, material defect, bug or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all material information technology operations necessary for the operation of the business of the Group Companies (except for ordinary wear and tear). Since January 1, 2018, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems. The Group Companies have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for their respective businesses.

(d) The Group Companies (i) engage and have engaged in, directly or indirectly, Data Processing only with respect to such Data as they are authorized to so engage (or to cause such Processing, as applicable) by Law and Contract, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, and (ii) have implemented reasonable safeguards designed to prevent unauthorized use or disclosure of such Data. The Group Companies have, with respect to all such Data that is subjected to any Processing directly or indirectly in connection with the business of the Group Companies, all rights necessary to conduct the operation of their respective businesses as then-currently conducted, in all material respects.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, nor, to the Company’s knowledge, any of their respective officers, directors or employees, any of their other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b) None of the Group Companies, nor any of their respective officers, directors or employees, nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has, to the Company’s knowledge, since January 1, 2016, directly or indirectly, (i) made, offered, authorized, facilitated, solicited, promised, paid or received any unlawful contribution, gift, entertainment, bribes, kickbacks, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate that violate Anti-Corruption Laws, (iii) otherwise made, offered, received, authorized, promised or paid any improper payment prohibited under any Anti-Corruption Laws or (iv) been the subject of any Proceeding or disclosure, or except as otherwise disclosed on Section 3.21(b) of the Company Disclosure Schedule, any internal report or investigation, in each case, regarding any violation or alleged violation under Sanctions and Export Control Laws or Anti-Corruption Laws, and no such Proceeding is pending or, to the Company’s knowledge, has been threatened.

Section 3.22 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives and Merger Sub, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, BOA and (ii) it has been furnished with or given access to such documents and information about BOA and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of BOA or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of BOA or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BOA OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO BOA OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR

DEEMED TO BE RELIED UPON BY BOA IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY BOA IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BOA

Subject to Section 8.8, (a) except as set forth on the BOA Disclosure Schedules, or (b) except as set forth in any BOA SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), BOA hereby represents and warrants to the Company and Merger Sub, in each case, as of the date hereof, as follows:

Section 4.1 Organization and Qualification. BOA is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 4.2 Authority. BOA has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the BOA Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which BOA is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of BOA. This Agreement has been and each Ancillary Document to which BOA is or will be a party will be, upon execution thereof, duly and validly executed and delivered by BOA and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of BOA (assuming this Agreement has been and the Ancillary Documents to which BOA is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against BOA in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of BOA with respect to BOA’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) the filing of the Certificate of Merger, (iii) the BOA Stockholder Approval, (iv) applicable requirements, if any, under NYSE in connection with the transactions contemplated by this Agreement and the other Ancillary Documents or (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a BOA Material Adverse Effect.

(b) None of the execution or delivery by BOA of this Agreement or any Ancillary Document to which it is or will be a party, the performance by BOA of its obligations hereunder or thereunder or the consummation by BOA of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of BOA, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which BOA is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which BOA or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of BOA, except in the case of any of clauses (ii) through (iv) above, for any violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not or would not reasonably be expected to have a BOA Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the BOA Disclosure Schedules (which fees shall be the sole responsibility of BOA, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BOA for which BOA has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of BOA expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the BOA Stockholders or at the time of the BOA Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of BOA.

(a) Section 4.6(a) of the BOA Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding BOA Shares. All outstanding Equity Securities of BOA (except to the extent such concepts are not applicable under the applicable Law of BOA’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and all of the issued and outstanding BOA Shares are fully-paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of BOA (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of BOA) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the BOA Shares set forth on Section 4.6(a) of the BOA Disclosure Schedules (assuming that no BOA Stockholder Redemptions are effected) and the BOA Warrants, immediately prior to Closing, there shall be no other Equity Securities of BOA issued and outstanding.

(b) Except (i) for the BOA Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.11 or issued, granted or entered into, as applicable, in accordance with Section 5.11, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require BOA to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of BOA.

Section 4.7 SEC Filings. BOA has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “BOA SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional BOA SEC Reports”). Each of the BOA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional BOA SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the BOA SEC Reports or the Additional BOA SEC Reports (for purposes of the Additional BOA SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the BOA SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the BOA SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, BOA has an amount in cash in the Trust Account equal to at least $230,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated February 23, 2021 (the “Trust Agreement”), between BOA and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the BOA SEC Reports to be inaccurate in any material respect or, to BOA’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the BOA Stockholders who shall have elected to redeem their BOA Class A Shares pursuant to the Governing Documents of BOA or (iii) if BOA fails to complete a business combination within the allotted time period set forth in the Governing Documents of BOA and liquidates the Trust Account, subject to the terms of the Trust Agreement, BOA (in limited amounts to permit BOA to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of BOA) and then the BOA Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of BOA and the Trust Agreement. As of the date of this Agreement, BOA has performed all material obligations required to be performed by it, and is not in material default, under the Trust Agreement, and, to BOA’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since February 23, 2021, BOA has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the BOA Stockholders who have elected to redeem their BOA Class A Shares pursuant to the Governing Documents of BOA, each in accordance with the terms of and as set forth in the Trust Agreement), BOA shall have no further obligation under either the Trust Agreement or the Governing Documents of BOA to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the BOA Disclosure Schedules sets forth all Contracts between (a) BOA, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of BOA or the BOA Sponsor, on the other hand (each Person identified in this clause (b), an “BOA Related Party”), other than (i) Contracts with respect to a BOA Related Party’s employment with, or the provision of services to, BOA entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No BOA Related Party (A) owns any interest in any material asset or property used in the business of BOA, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of BOA or (C) owes any material amount to, or is owed any material amount by, BOA (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “BOA Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and, since its incorporation, there has been) no Proceeding pending or, to BOA’s knowledge, threatened against or involving BOA that, if adversely decided or resolved, would be material to BOA, taken as a whole. As of the date of this Agreement, neither BOA nor its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by BOA pending against any other Person.

Section 4.11 Compliance with Applicable Law. BOA is (and, since its incorporation, has been) in compliance with all applicable Laws, except as would not have a BOA Material Adverse Effect.

Section 4.12 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of BOA’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) BOA has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of BOA’s financial reporting and the preparation of BOA’s financial statements for external purposes in accordance with GAAP and (ii) BOA has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to BOA is made known to BOA’s principal executive officer and principal financial officer by others within BOA.

(b) BOA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, BOA has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding BOA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to BOA’s knowledge, threatened against BOA by NYSE or the SEC with respect to any intention by such entity to deregister BOA Class A Shares or prohibit or terminate the listing of BOA Class A Shares on NYSE. BOA has not taken any action that is designed to terminate the registration of BOA Class A Shares under the Exchange Act.

(d) The BOA SEC Reports contain true and complete copies of the applicable BOA Financial Statements. The BOA Financial Statements (i) fairly present in all material respects the financial position of BOA as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited BOA Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) BOA has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for BOA’s and its Subsidiaries’ assets. BOA maintains and, for all periods covered by the BOA Financial Statements, has maintained books and records of BOA in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of BOA in all material respects.

(f) Except as otherwise set forth or disclosed in the BOA SEC Reports, since its incorporation, BOA has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of BOA, (ii) a “material weakness” in the internal controls over financial reporting of BOA or (iii) fraud, whether or not material, that involves management or other employees of BOA who have a significant role in the internal controls over financial reporting of BOA.

(g) BOA has limited its activities in all material respects to those activities (a) contemplated by the Prospectus, or (b) otherwise necessary, desirable or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents.

Section 4.13 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.13 of the BOA Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the BOA Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the BOA Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the BOA SEC Reports in the ordinary course of business, (e) that are either permitted pursuant to Section 5.11 or incurred in accordance with Section 5.11, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to BOA, taken as a whole, the BOA do not have any Liabilities.

Section 4.14 Tax Matters.

(a) BOA has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and BOA has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) BOA has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, worker, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) BOA is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) No deficiencies for Taxes against BOA has been claimed, proposed or assessed in writing by any Tax Authority that remain unpaid except for deficiencies which are being contested in good faith and with respect to which adequate reserves have been established.

(e) BOA has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to BOA which agreement or ruling would be effective after the Closing Date.

(g) BOA is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h) There are no Liens for material Taxes on any assets of BOA other than Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, BOA was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(j) To the knowledge of BOA, BOA has not had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) BOA will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or other deferred revenue; (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date, or (v) any other deferral of liability for Taxes of BOA from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period beginning after the Closing Date (or portion thereof). No Group Company has made an election pursuant to Section 965(h) of the Code.

(l) BOA is tax resident only in its jurisdiction of incorporation.

(m) BOA (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or any affiliated, combined, consolidated, aggregate, unitary or other group under federal, state, local or non-United States Law and (ii) has no material Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(n) To the Knowledge of BOA, in the past three (3) years, no written claims have been made by any Tax Authority in a jurisdiction where BOA does not file Tax Returns that BOA is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(o) BOA is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and BOA is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(p) As of the date of its incorporation and up to and including the Closing Date, BOA has not made, and will not make, any distribution within the meaning of Treasury Regulation Section 1.7874-10(k)(1) or any similar provision of state or local law.

(q) BOA has not taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

Section 4.15 Investigation; No Other Representations.

(a) BOA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, BOA has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and BOA, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.16 Absence of Certain Changes or Events. Since incorporation, except as otherwise expressly contemplated by this Agreement, there has not been any BOA Material Adverse Effect.

Section 4.17 Employees. Other than any officers of BOA as described in the BOA SEC Reports, BOA has never employed any employees or retained any individual independent contractors. BOA has not and does not maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 4.17 of the BOA Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Documents nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment becoming due to any director, officer or employee of BOA, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which BOA is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF BOA OR ANY OTHER PERSON MAKES, AND BOA EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF BOA THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF BOA BY OR ON BEHALF OF THE MANAGEMENT OF BOA OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF BOA ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF BOA, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including as may be requested or compelled by any Governmental Entity), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by BOA (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects (provided that, in the case of actions that are taken reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Group Companies shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are (1) reasonably designed and necessary to protect the health or welfare of the Company’s employees, directors, officers or agents and

(2) comply with paragraph (ii) of this Section 5.1(a), and in each case, the Company promptly notifies BOA of such actions and reasonably takes into account the reasonable requests of BOA in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19) and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and business relations of the Group Companies (taken as a whole).

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated, or otherwise to pursue the transactions contemplated, by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by BOA (such consent, other than in the case of Section 5.1(b)(i) , Section 5.1(b)(v), Section 5.1(b)(vii) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(v), Section 3.7(a)(ix), or Section 3.7(a)(xi)(C)), Section 5.1(b)(xii), Section 5.1(b)(xiv), or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or except pursuant to the Company Equity Plans, repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, in each case, other than for an aggregate purchase price that exceeds $2,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, other than in the ordinary course of business consistent with past practice, or (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (other than Permitted Liens or Liens on the Company’s Real Property interests securing Indebtedness incurred the ordinary course of business consistent with past practice);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of the Company Ordinary Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or pursuant to the Capital Restructuring;

(vi) incur, create or assume any Indebtedness, other than in the ordinary course of business consistent with past practice;

(vii) (A) amend, modify or terminate any Material Contract, or enter into any Contract that would constitute a Material Contract, of the type described in Section 3.7(a)(iv), Section 3.7(a)(v), Section 3.7(a)(ix), Section 3.7(a)(x) or Section 3.7(a)(xi)(C) (such types of Material Contracts, collectively, the “Designated Material Contracts”) in each case in a manner that is adverse to the Group Companies, taken as a whole, except in the ordinary course of business consistent with past practice (and excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), or (B) waive any material benefit or right under any Designated Material Contract;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans and parent guarantees made by the Company and Group Companies that are regional holding companies in the ordinary course of business consistent with past practice or capital contributions between the Company and any of its wholly owned Subsidiaries, in each case, that exceed one hundred thousand dollars ($100,000) in the aggregate at any time outstanding and (B) the reimbursement of expenses of employees and consultants in the ordinary course of business consistent with past practice;

(ix) except as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or except in the ordinary course of business consistent with past practice, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than the adoption of the New Company Equity Incentive Plan and the New Company Employee Share Purchase Plan pursuant to Section 5.17, (B) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, worker, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, worker, non-employee intern, individual independent contractor or other service provider of any Group Company in an amount that exceeds fifty thousand dollars ($50,000) per annum, in respect of any single individual, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, or officer who has title of Vice President or above of any Group Company, or (E) hire, engage or terminate (other than for cause) any single individual whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of two hundred fifty thousand dollars ($250,000);

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, change or otherwise modify any method of accounting as such relates to Taxes, amend any income or other material Tax Return, surrender any right to claim a refund of income or other material Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract relating to the settlement of a dispute the performance of which would involve the payment by the Group Companies in excess of two hundred fifty thousand dollars ($250,000), in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (including the Surviving Corporation, BOA or any of their respective Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii) change (other than reasonable and usual amendments in the ordinary course of business) any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xv) make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules in an amount exceeding one hundred thousand dollars ($100,000);

(xvi) (A) enter into, terminate, or materially alter or amend any CBA or recognize any labor union, labor organization, works council, or similar employee-representative body as the bargaining representative for any employees of the Group Company or (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs or other similar actions that could, in each case, implicate WARN or require collective consultation (whether by applicable Law or any CBA); or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give BOA, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. With respect to the Company, during the period from and after the date hereof until the Closing, the Company and Merger Sub shall take all actions reasonably necessary to cause the Company to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that, subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. BOA shall promptly inform the Company of any communication between BOA, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform BOA of any communication between the Company or Merger Sub, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the generality of the foregoing, no Party shall enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of BOA and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (a) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (b) terminate, amend or assign existing relationships and contractual rights or obligations, (c) amend, assign or terminate existing licenses or other agreements, or (d) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with BOA’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, BOA, on the one hand, and the Company and Merger Sub, on the other hand, shall give counsel for the Company (in the case of BOA) or BOA (in the case of the Company or Merger Sub), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of BOA, the Company, or, in the case of the Company or Merger Sub, BOA in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of BOA, the Company, or, in the case of the Company or Merger Sub, BOA, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to BOA and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to BOA or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and BOA or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, BOA shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of BOA (in a manner so as to not interfere with the normal business operations of the BOA). Notwithstanding the foregoing, BOA shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which BOA is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of BOA with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to BOA under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), BOA shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if BOA or the BOA Sponsor, on the one hand, and any Group Company, the Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that BOA shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and BOA or, after the Closing, the Company and the BOA Sponsor; provided, however, that each Party, the BOA Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is BOA or a Representative of a BOA, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with BOA in connection therewith and provide BOA with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the BOA Sponsor or a Representative of the BOA Sponsor, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with BOA and the BOA Sponsor in connection therewith and provide BOA and the BOA Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is BOA or a Representative of BOA, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that BOA and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and BOA prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, BOA shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and BOA shall consider such comments in good faith. The Company, on the one hand, and BOA, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BOA, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by BOA and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), BOA shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and BOA prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BOA, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Merger shall be treated in accordance with the Intended Tax Treatment, and each Party shall, and shall cause its respective Affiliates to, file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment except to the extent required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or a change in applicable Law after the date hereof.

(ii) BOA, Merger Sub and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede, the Intended Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each such Party (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies), in each case without undue burden or expense, of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. Notwithstanding anything to the contrary contained herein, BOA and the Company each shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration or other similar Taxes (which, for the avoidance of doubt, shall not include any Tax imposed on or determined with reference to income, profits, gross receipts, or direct or indirect capital gains) incurred in connection with the Merger and the other transactions contemplated hereby (“Transfer Taxes”). The Company shall, at its own expense, file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes and shall timely pay (or cause to be timely paid) to the applicable Governmental Entity such Transfer Taxes (subject to prompt reimbursement from BOA). The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than BOA) to do or seek to do any of the foregoing. The Company agrees to (A) notify BOA promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep BOA reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, BOA shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a BOA Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a BOA Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a BOA Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than any Group Company) to do or seek to do any of the foregoing. BOA agrees to (A) notify the Company promptly upon receipt of any BOA Acquisition Proposal by BOA, and to describe the material terms and conditions of any such BOA Acquisition Proposal in reasonable detail (including the identity of any person or entity making such BOA Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, BOA or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or BOA Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date hereof, BOA and the Company shall jointly prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of BOA or the Company, as applicable), and the Company shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement/prospectus of BOA which will be included therein and which will be used for the BOA Stockholders Meeting to adopt and approve the BOA Stockholder Approval Matters and other matters or proposals reasonably related to the BOA Stockholder Approval Matters, all in accordance with and as required by BOA’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of the Company and BOA shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. BOA, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of BOA to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of BOA, the Company, or, in the case of the Company or Merger Sub, BOA, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of BOA, the Company, or, in the case of the Company or Merger Sub, BOA (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the BOA Stockholders. The Company shall as promptly as reasonably practicable advise BOA of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, and the Company and BOA shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 BOA Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, BOA shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “BOA Stockholders Meeting”) in accordance with the Governing Documents of BOA, for the purposes of obtaining the Required BOA Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect a BOA Stockholder Redemption. Except as otherwise required by applicable Law, (i) BOA shall, through the BOA Board, recommend to its Stockholders, (A) the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Merger); (B) the adoption and approval of the Governing Documents of the Surviving Corporation; (C) the adoption and approval of each other proposal reasonably agreed to by BOA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (D) the adoption and approval of a proposal for the postponement or adjournment of the BOA Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “BOA Transaction Proposals”), and (ii) BOA shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, BOA may postpone or adjourn the BOA Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the BOA Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that BOA has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the BOA Stockholders prior to the BOA Stockholders Meeting or (4) if the holders of BOA Class A Shares have elected to redeem a number of BOA Class A Shares as of such time that would reasonably be expected to result in the condition set forth Section 6.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall BOA adjourn the BOA Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date.

Section 5.9 Transaction Support Agreements; Company Approvals.

(a) As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to BOA the Transaction Support Agreements duly executed by each Supporting Company Shareholder.

(b) As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, the Company shall in accordance with the Company’s Governing Documents and applicable law give notice of a general meeting of its shareholders and use reasonable best efforts to as soon as reasonably practicable (and in any event within forty five (45) Business Days following the date of this Agreement) duly convene and hold a general meeting of its shareholders, in accordance with applicable Law and the Company’s Governing Documents, for the purposes of considering the following resolutions proposed by the Company’s directors: (i) the adoption and approval of this Agreement, the Ancillary Documents to which the Company is or will be a party (including, without limitation, the Investor Rights Agreement) and the transactions contemplated hereby and thereby (including, without limitation, the Capital Restructuring and the Merger); (ii) the approval of the issuance of the Company Ordinary Shares (including to the holders of BOA Class A Common Stock and the PIPE Investors) in connection with the transactions contemplated by this Agreement and as required by NYSE listing requirements; (iii) the adoption and approval of the PLC Conversion; (iv) the adoption and approval of the disapplication of preemption rights (howsoever arising including but not limited to under the Company’s statutes or by operation of law), as applicable, in connection with the transactions contemplated hereby (including the Merger); (v) the adoption (in substitution for the existing statutes of the Company) and approval of the Amended and Restated Articles of Association; (vi) the adoption and approval of the New Company Equity Incentive Plan and the New Company Employee Share Purchase Plan; (vii) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; and (viii) the adoption and approval of each other proposal reasonably agreed to by BOA and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (collectively, the “Company Shareholder Resolutions”). The Company, through the Company Board, shall recommend to the Company Shareholders that they vote in favor of passing each resolution contained in the Company Shareholder Resolutions (the “Company Board Recommendation”). The Company may postpone or adjourn the general meeting (1) to solicit additional proxies for the purpose of passing the Company Shareholder Resolutions, (2) for the absence of a quorum, or (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that the Company or the Company Board has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Shareholders prior to the general meeting; provided that, without the consent of BOA, in no event shall the Company adjourn the general meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Company shall promptly: (i) notify BOA of the outcome of the vote of the Company Shareholders on the Company Shareholder Resolutions at the general meeting; (ii) deliver to BOA the duly passed Company Shareholder Resolutions; (iii) file the duly passed Company Shareholder Resolutions with the UK Companies Registrar at Companies House.

Section 5.10 Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, the Company, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.11 Conduct of Business of BOA.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, BOA shall procure that the business of BOA shall be conducted in the ordinary course of business and in a manner consistent with past practice and BOA shall not, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.11 of the BOA Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(b) adopt any amendments, supplements, restatements or modifications to the Trust Agreement (or any other agreement related to the Trust Account) or the Governing Documents of BOA;

(c) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding of its Equity Securities;

(d) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(e) incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $250,000 in the aggregate;

(f) make any loans or advances to, or capital contributions in, or guarantee any Liability of, any other Person, other than to, or in, BOA or any of its Subsidiaries;

(g) issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of BOA Class A Shares in connection with the exercise of any BOA Warrant outstanding on the date hereof, or knowingly grant any material security interest in any of its assets;

(h) (i) amend, modify or renew any BOA Related Party Transaction, other than (A) the entry into any Contract with a BOA Related Party with respect to the incurrence of Indebtedness permitted by Section 5.11(e) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute a BOA Related Party Transaction;

(i) engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are either permitted under this Section 5.11 (including, for the avoidance of doubt, any activities, businesses or Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.11;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(l) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(m) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business; or

(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of BOA and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, BOA from using the funds held by BOA outside the Trust Account to pay any BOA Expenses or other Liabilities of BOA or from otherwise distributing or paying over any funds held by BOA outside the Trust Account to the BOA Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12 NYSE Listing.

(a) The Company shall use its reasonable best efforts to (i) cause the Company’s initial listing application with NYSE in connection with the transactions contemplated hereby to have been approved, (ii) satisfy all applicable initial and continuing listing requirements of NYSE and (iii) cause the Company Ordinary Shares and the New Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on NYSE, subject to official notice of issuance thereof, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. BOA shall, and shall cause its Representatives to, reasonably cooperate with the Company and its Representatives in connection with the foregoing.

(b) From the date hereof through the Closing, BOA shall use its reasonable best efforts to ensure BOA remains listed as a public company on, and for the BOA Common Stock and BOA Warrants (but, in the case of the BOA Warrants, only to the extent issued as of the date hereof) to be listed on, NYSE. Prior to the Closing Date, BOA shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the BOA Common Stock and BOA Warrants to be delisted from NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.13 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, BOA shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of BOA pursuant to the BOA Stockholder

Redemption, (B) pay the amounts due to the underwriters of BOA’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to BOA in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14 Indemnification of Directors and Officers; Tail Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of BOA and the Company, as provided in the applicable Governing Documents of BOA and the Company, respectively, or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) the Company will perform and discharge, or cause to be performed and discharged by the Surviving Corporation, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Governing Documents of BOA or the Company, as the case may be, other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Governing Documents of BOA, the Surviving Corporation and the Company shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of BOA or the Company (the “D&O Indemnified Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Indemnified Person was a director or officer of BOA or the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) The Company or Surviving Corporation shall not have any obligation under this Section 5.14 to any D&O Indemnified Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years following the Effective Time, the Company shall purchase or maintain, or cause to be purchased or maintained, as the case may be, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of BOA or the Company, as the case may be, in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under such corresponding directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that neither the Company nor the Surviving Corporation shall be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by BOA or the Company prior to the date of this Agreement and, in such event, the Company shall purchase, or cause to be purchased, the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by BOA or the Company prior to the date of this Agreement.

(d) If the Company or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company shall assume all of the obligations set forth in this Section 5.14.

(e) The D&O Indemnified Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 5.15 Post-Closing Directors and Officers.

(a) Each of BOA and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Company’s Board of Directors (the “Post-Closing Company Board”) shall, subject to and in accordance with the Amended and Restated Articles of Association and applicable Law (including, in each case, any adjustments that may be necessary to comply with and/or conform to the applicable requirements of English Law), consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the Post-Closing Company Board are the individuals determined in accordance with Section 5.15(b), Section 5.15(c) and Section 5.15(d); (iii) the members of the compensation committee, audit committee and nominating committee of the Post-Closing Company Board are the individuals determined in accordance with Section 5.15(e); and (iv) the officers of the Post-Closing Company (the “Officers”) are the individuals determined in accordance with Section 5.15(f).

(b) The Company shall be entitled to designate, in the aggregate, five (5) individuals to serve as directors on the Post-Closing Board immediately after the Effective Time, (i) one (1) of whom will be Company CEO Designee (as defined below), (ii) one (1) of whom will be the individual identified on Section 5.15(b) of the Company Disclosure Schedules, in each of cases (i) and (ii), with such individual being in the class of directors set forth opposite his or her name, and (iii) three (3) of whom will be additional individuals nominated by the Company pursuant to and in accordance with the terms of this Agreement and the Ancillary Documents after the date hereof (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving BOA and the BOA Sponsor written notice, replace any Company Designee with any other individual and, upon the Company so giving notice of the replacement of such Company Designee, Section 5.15(b) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced. Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by BOA and the BOA Sponsor, in no event shall there be more than two (2) Company Designees that would not qualify as “independent directors” under the listing rules of NYSE immediately after the Effective Time (whether as a result of the replacement of any Company Designee as contemplated by this Section 5.15(b) or otherwise).

(c) The individual identified on Section 5.15(c) of the Company Disclosure Schedules shall be a director on the Post-Closing Company Board immediately after the Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “Company CEO Designee”). The Company CEO Designee may not be replaced with any individual without the prior written consent of the Company and BOA; provided, however, that neither the Company nor BOA shall unreasonably withhold, condition or delay its consent to the replacement of the Company CEO Designee with any individual that is hired by the Company as a replacement Chief Executive Officer prior to the Closing as a result of the death, disability or termination of employment for cause by the Company of the initial Company CEO Designee.

(d) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the BOA Sponsor shall designate two (2) individuals, selected from the agreed list of individuals as set out in the Transaction Support Agreements and in accordance with the terms thereof, to serve as directors on the Post-Closing Company Board, in each case, immediately after the Effective Time (the “BOA Designees”), each of whom shall qualify as “independent directors” under the listing rules of NYSE immediately after the Effective Time.

(e) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall (i) designate each director that will serve on the compensation committee, the audit committee and the nominating committee of the Post-Closing Company Board immediately after the Effective Time, subject to applicable listing rules of NYSE and applicable Federal Securities Laws, and (ii) divide each of the directors serving on the Post-Closing Company Board into their respective classes in accordance with the terms hereof and the Ancillary Documents.

(f) The individuals identified on Section 5.15(f) of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.15(f) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer, then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, with the prior written consent of BOA Sponsor (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with another individual to serve as such Officer and, if the BOA Sponsor provides its consent to the replacement of such Officer, then Section 5.15(f) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

Section 5.16 Required Financials.

(a) The Company shall deliver to BOA, as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the Closing Company Financial Statements.

(b) Each Party shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of such Party, the other Parties in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by such Parties with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 Company Equity Incentive Plan and Employee Share Purchase Plan.

(a) At least one day prior to the Closing Date, the Company Board shall approve and adopt the New Company Equity Incentive Plan, with such terms and conditions set forth on Exhibit D (the “New Company Equity Incentive Plan Term Sheet”) and with any changes or modifications thereto as the Company and BOA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BOA, as applicable), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving such number of Company Ordinary Shares for grant thereunder as contemplated by the New Company Equity Incentive Plan Term Sheet. Subject to, and conditioned upon the occurrence of, the Effective Time, the Parties shall, effective as of immediately following the Effective Time (in the case of any options to purchase Company Ordinary Shares) or promptly following the effectiveness of the Form S-8 registration statement to be filed by the Company with respect to the Company Ordinary Shares issuable under the New Company Equity Incentive Plan (in the case of any other equity incentive awards), grant to each officer or the employee of the Group Companies designated by the Company, after reasonably consulting with BOA, at least five (5) Business Days prior to the Closing, the amount of equity incentive awards so designated in writing by the Company of the type set forth on Section 5.17 of the Company Disclosure Schedules, with such equity incentive awards having such other terms and conditions described on Section 5.17 of the Company Disclosure Schedules; provided, however, that (i) the grant of equity incentive awards to any officer or employee pursuant to this sentence shall be conditioned upon such officer’s or employee’s continued employment with the Group Companies through the grant date, and (ii) in no event shall the aggregate number of Company Ordinary Shares subject to any grants pursuant to this sentence exceed the aggregate maximum number of Company Ordinary Shares contemplated by the New Company Equity Incentive Plan Term Sheet.

(b) At least one day prior to the Closing Date, the Company Board shall approve and adopt the New Company Employee Share Purchase Plan, with such terms and conditions set forth on Exhibit E (the “New Company Employee Share Purchase Plan Term Sheet”) and with any changes or modifications thereto as the Company and BOA may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BOA, as applicable), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving such number of Company Ordinary Shares for grant thereunder as contemplated by the New Company Employee Share Purchase Plan Term Sheet.

Section 5.18 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to BOA and BOA shall deliver, or cause to be delivered, to the Company, a certificate, duly executed by the Company or BOA, as applicable, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company or BOA, as applicable, has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to the Company or BOA, as applicable.

Section 5.19 Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.19 of the Company Disclosure Schedules) without any further obligations or Liabilities of the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, the Surviving Corporation, BOA and their Affiliates).

Section 5.20 Company Governing Documents. Subject to the Company Shareholder Resolutions being duly passed, prior to the Effective Time the Company shall cause the amended and restated articles of association (in a form which, in the reasonable opinion of the Company Board, is customary and desirable for an NYSE traded company) (the “Amended and Restated Articles of Association”), to be filed and, subject to the PLC Conversion becoming effective, become effective in accordance with applicable Law.

Section 5.21 PLC Conversion. The Company will take all actions reasonably necessary in order for the conversion of the Company from a UK Societas to a public limited company (the “PLC Conversion”) to become effective as soon as reasonably practicable, and in any event prior to the Closing Date. Throughout the course of the PLC Conversion process, the Company will keep BOA reasonably informed of progress relating thereto and will share with BOA, for BOA’s reasonable comment, copies of any and all related documents, including without limitation any applicable management reports, expert certificates, terms of Conversion, proposed resolutions or filings with Companies House.

Section 5.22 PIPE Investment. BOA and the Company shall use their commercially reasonable efforts to satisfy the conditions of the PIPE Investors closing obligations contained in the PIPE Subscription Agreements, and consummate the transactions contemplated thereby. Neither BOA nor the Company shall terminate, or amend or waive in any manner, any PIPE Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the PIPE Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the applicable PIPE Investors pursuant to the terms thereof. Additionally, from the date hereof until the Closing, BOA and the Company may, but shall not be required to, enter into and consummate additional PIPE Subscription Agreements with additional PIPE Investors, including in the event that there is an actual or threatened material breach or default by a PIPE Investor under a PIPE Subscription Agreement, or either BOA or the Company reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, which additional PIPE Subscription Agreements shall become part of the PIPE Investment hereunder; provided, that the terms of such additional PIPE Subscription Agreements shall not, without the Company’s or BOA’s prior written consent, be different than those set forth in the PIPE Subscription Agreements. If BOA and the Company seek such additional PIPE Subscription Agreements, BOA and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such additional PIPE Subscription Agreements and use their respective reasonable efforts to cause such additional PIPE Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by BOA). For avoidance of doubt, all Company Ordinary Shares issued in connection with the PIPE Investment shall be issued following the consummation of the Capital Restructuring (and the number of Company Ordinary Shares, purchase price per share and other terms of the PIPE Subscription Agreement shall not be modified in any way by the Capital Restructuring or the Conversion Factor).

Section 5.23 Privacy Program. From and after the date hereof, the Company shall use its reasonable best efforts to cause the Company to have adopted and implemented, on behalf of itself and each of the Group Companies, with effect from the Closing, a program of compliance with Privacy and Security Requirements and all applicable privacy Laws, intended to ensure that the Company and Group Companies are in material compliance with Privacy and Security Requirements and all applicable privacy Laws (including but not limited to the General Data Protection Regulation (EU) 2016/679, California Consumer Privacy Act and Israeli Protection of Privacy Law, 5741-1981).

Section 5.24 Anti-Bribery and Anti-Corruption. From and after the date hereof, the Company shall use its reasonable best efforts to comply with all applicable anti-bribery / anti-corruption laws (including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and the U.K. Bribery Act 2010) (“ABAC Laws”). From and after the date hereof, the Company shall also use its reasonable best efforts to cause the Company to adopt and implement, on behalf of itself and each of the Group Companies, with effect from the Closing, a program of compliance intended to ensure that the Company and Group Companies are in material compliance with all applicable ABAC Laws.

Section 5.25 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

Section 5.26 Employment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause the persons set forth on Section 5.26 of the Company Disclosure Schedule to enter into employment agreements in each case effective as of the Closing between each such Person and any relevant Group Company and, in the case of the Company CEO Designee, on the terms of the Company CEO Designee Employment Contract Term Sheet.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) each Consent set forth on Section 6.1(a) of the BOA Disclosure Schedules relating to the transactions contemplated by this Agreement shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) each of the Company Shareholder Resolutions shall have been passed by Company Shareholders holding at least the requisite number of issued and outstanding Equity Securities of the Company, in each case, required to approve and adopt each such resolution in accordance with applicable Law and the Company’s Governing Documents;

(e) the BOA Stockholder Approval shall have been obtained;

(f) the Company’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, the Company shall satisfy any applicable initial and continuing listing requirements of NYSE, and the Company shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Company Ordinary Shares and the New Company Warrants (including the Company Ordinary Shares and the New Company Warrants to be issued hereunder) shall have been approved for listing on NYSE; and

(g) after giving effect to the transactions contemplated hereby (including the BOA Stockholder Redemption), BOA or the Company shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2 Other Conditions to the Obligations of BOA. The obligations of BOA to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by BOA of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company and Merger Sub under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;

(d) the Company shall have filed with Companies House (i) the duly passed Company Shareholder Resolutions; and (ii) Form SE CV01 (Conversion of a UK Societas (UKS) to a Public Limited Company (PLC)), together with all required supporting documents (including a copy of the duly approved Company shareholder resolution approving the PLC Conversion), such Form SE CV01, and the PLC Conversion shall have become effective;

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to BOA the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d) are satisfied, in a form and substance reasonably satisfactory to BOA;

(ii) the Investor Rights Agreement duly executed by the Company and the Supporting Company Shareholders; and

(iii) the Amended and Restated Warrant Agreement duly executed by the Company.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company (on behalf of itself and/or Merger Sub) of the following further conditions:

(a) (i) the BOA Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of BOA (other than the BOA Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a BOA Material Adverse Effect;

(b) BOA shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no BOA Material Adverse Effect has occurred;

(d) at or prior to closing, all officers and directors of BOA shall have executed written resignations effective as of the Effective Time;

(e) at or prior to the Closing, BOA shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of BOA, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Investor Rights Agreement duly executed by the BOA Sponsor; and

(iii) the Amended and Restated Warrant Agreement duly executed by BOA and the Trustee.

(f) the Aggregate Transaction Proceeds shall be equal to or greater than $70,000,000.

Section 6.4 Frustration of Closing Conditions. None of the Company or Merger Sub may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s or Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. BOA may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by BOA’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of BOA and the Company;

(b) by BOA, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if any of the Company or Merger Sub has failed to perform any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by BOA, and (ii) the Termination Date; provided, however, that none BOA is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if BOA has failed to perform any covenant or agreement on the part of BOA set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to BOA by the Company and (ii) the Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either BOA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 26, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to BOA if BOA’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if any of the Company’s or Merger Sub’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either BOA or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either BOA or the Company if the BOA Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, the BOA Stockholders have duly voted and the BOA Stockholder Approval was not obtained; or

(g) by BOA, if (i) the Company does not deliver, or cause to be delivered to BOA, a Transaction Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.9(a) on or prior to the Transaction Support Agreements Deadline or (ii) each of the Company Shareholder Resolutions have not been duly passed or such Company Shareholder Resolutions have not been duly filed in accordance with Section 5.9(b) on or prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a) this Section 7.1(g), Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreements, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for a willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) BOA and the Company prior to Closing and (b) the Surviving Corporation, the BOA Sponsor and the Company after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) BOA and the Company prior to the Closing and (b) the Surviving Corporation, the BOA Sponsor and the Company after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to BOA, to:

c/o BOA Acquisition Corporation

2600 Virginia Ave NW,

Suite T23 Management Office

Washington, D.C. 20037

Attention: Ben Friedman, CFO

E-mail: ben@friedmancap.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1700 Pennsylvania Avenue NW

Washington, DC 20006

Attention: Brian E. Ashin

Alan M. Noskow

E-mail:     bashin@kslaw.com

anoskow@kslaw.com

(b) If to the Company, to:

Selina Holding Company, UK Societas

6th Floor, 2 London Wall Place

Barbican, London EC2Y 5AU

Attention: Jon Grech, General Counsel

E-mail: jon.grech@selina.com

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius UK LLP

Condor House, 5-10 St Paul’s Churchyard

London EC4M 8AL

Attention: Tomasz Wozniak

Benjamin Stein

E-mail:     tomasz.wozniak@morganlewis.com

benjamin.stein@morganlewis.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and BOA shall pay, or cause to be paid, all Unpaid BOA Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to BOA, any documents or other materials posted to the electronic data room located at https://services.intralinks.com/ under the project name “Samba” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) any reference to “BOA” in this Agreement shall mean and refer to the “Surviving Corporation” from and after the Effective Time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the BOA Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the BOA Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the BOA Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The BOA Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.15(d), Section 5.16, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of BOA. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to BOA’s knowledge” and “to the knowledge of BOA” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the BOA Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the BOA Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of BOA or the Company shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.

Section 8.14 Extension; Waiver. The Company may (a) extend the time for the performance of any of the obligations or other acts of BOA set forth herein, (b) waive any inaccuracies in the representations and warranties of BOA set forth herein or (c) waive compliance by BOA with any of the agreements or conditions set forth herein. BOA (prior to the Closing Date) and the BOA Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of BOA, filed with the SEC (File Nos. 333-252739 and 333-253423) on February 24, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that BOA has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of BOA’s public stockholders (including overallotment shares acquired by BOA’s underwriters, the “Public Stockholders”), and BOA may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of BOA entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between BOA or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with BOA or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with BOA or its Affiliates).

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

BOA ACQUISITION CORP.

By:	/s/ Brian Friedman
Name:	Brian Friedman
Title:	Chief Executive Officer

SELINA HOLDING COMPANY, UK SOCIETAS

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	CEO

SAMBA MERGER SUB, INC.

By:	/s/ Jonathon Grech
Name:	Jonathon Grech
Title:	Secretary

[Signature Page to Business Combination Agreement]

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) dated as of July 1, 2022, is entered into by and among Selina Hospitality PLC (formerly Selina Holding Company, UK Societas, “Selina”), BOA Acquisition Corp. (“BOA”) and Samba Merger Sub, Inc. (“SMS” and together with Selina and BOA, the “Parties”).

W I T N E S E T H:

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of December 2, 2021 (the “Original BCA,” and as amended hereby, the “BCA”);

WHEREAS, pursuant to Section 8.3 of the Original BCA, the Original BCA may be amended by a written instrument signed on behalf of all the Parties; and

WHEREAS, the Parties have deemed it in their best interests to amend the Original BCA as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Defined Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given such terms in the Original BCA.

SECTION 2 Certain Amendments Related to Closing.

(i) Section 6.3(f) of the Original BCA is hereby deleted in its entirety and substituted in place thereof with the following:

“(f) the Aggregate Transaction Proceeds shall be equal to or greater than $55,000,000.”

(ii) Section 7.1(d) of the Original BCA is hereby deleted in its entirety and substituted in place thereof with the following:

“(d) by either BOA or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 25, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to BOA if BOA’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if any of the Company’s or Merger Sub’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;”

SECTION 3 Miscellaneous. Each reference in the BCA (or in any and all instruments or documents provided for in the BCA or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Original BCA as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the BCA, and a reference to the BCA in any of such instruments or documents will be deemed to be a reference to the Original BCA as amended hereby. Except as expressly provided in this Amendment, all provisions of the Original BCA remain in full force and effect and are not modified by this Amendment, and the parties hereto hereby ratify and confirm each and every provision thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

SELINA HOSPITALITY PLC

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	CEO

BOA ACQUISITION CORP.

By:	/s/ Ben Friedman
Name:	Ben Friedman
Title:	Authorized Signatory

SAMBA MERGER SUB, INC.

By:	/s/ Rafael Museri
Name:	Rafael Museri
Title:	Authorized Signatory

First Amendment to BCA

Annex B

ARTICLES OF ASSOCIATION

of

SELINA HOSPITALITY PLC

(THE “COMPANY”)

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

(Adopted by special resolution passed on                    2022)

Contents

Clause		Page
1	Exclusion of model articles (and any other prescribed regulations)	B-1

2	Defined terms	B-1

3	Liability of members	B-3

4	Issuing shares	B-3

5	Shares with special rights	B-3

6	Commissions on subscription for shares	B-4

7	Company not bound by less than absolute interests	B-4

8	Variation of rights	B-4

9	Rights to share certificates	B-5

10	No voting of shares on which money owed to company	B-5

11	Company’s lien over partly paid shares	B-5

12	Calls on shares	B-5

13	Failure to comply with call: automatic consequences	B-6

14	Notice of intended forfeiture	B-6

15	Directors’ power to forfeit shares	B-6

16	Effect of forfeiture	B-6

17	Procedure following forfeiture	B-7

18	Surrender of shares	B-7

19	Transfers of certificated shares	B-8

20	Transfers of uncertificated shares	B-8

21	Transmission of shares on death	B-8

22	Election of person entitled by transmission	B-9

23	Rights of person entitled by transmission	B-9

24	Uncertificated shares	B-9

25	Consolidation and subdivision	B-10

26	Payment of dividends	B-10

27	Non-cash distributions	B-11

28	Scrip dividends	B-11

29	Deductions from distributions in respect of sums owed to the Company	B-12

30	No interest on distributions	B-12

31	Payment procedure	B-12

32	Unclaimed distributions	B-13

33	Authority to capitalise and appropriation of capitalised sums	B-13

34	Annual general meetings	B-14

35	Organisation of general meetings	B-14

36	Notice of general meetings	B-16

37	Proceedings at general meetings	B-16

B-i

Clause		Page

38	Quorum	B-16

39	Adjournment of general meetings	B-16

40	Chairing general meetings	B-17

41	Attendance and speaking by directors and non-members	B-17

42	Resolutions at general meetings	B-18

43	Amendments to resolutions	B-18

44	Withdrawal and ruling amendments out of order	B-18

45	Method of voting	B-18

46	Procedure on poll	B-19

47	Voting: general	B-19

48	Votes of joint holders	B-20

49	Member under incapacity	B-20

50	Errors and disputes	B-20

51	Appointment of proxies	B-20

52	More than one proxy	B-21

53	Delivery of proxy notices	B-21

54	Validity of proxy appointments	B-22

55	Revocation of proxy	B-22

56	Corporate representatives	B-22

57	Class meetings	B-23

58	Number of directors	B-23

59	Methods of appointing directors	B-23

60	Procedure for appointment or reappointment at general meeting	B-23

61	Annual retirement of directors	B-24

62	Termination of director’s appointment	B-24

63	Appointment and removal of alternates	B-25

64	Rights and responsibilities of alternate directors	B-25

65	Termination of alternate directorship	B-26

66	Directors’ general authority	B-26

67	Specific powers	B-26

68	Directors may delegate	B-27

69	Directors’ discretion to make rules	B-27

70	Directors to take decisions collectively	B-27

71	Calling a directors’ meeting	B-27

72	Participation in directors’ meetings	B-28

73	Number of directors and quorum for directors’ meetings	B-28

74	Chairing directors’ meetings	B-29

75	Voting at directors’ meetings: general rules	B-29

B-ii

Clause		Page

76	Proposing directors’ written resolutions	B-29

77	Adoption of directors’ written resolutions	B-29

78	Committees	B-29

79	Directors’ remuneration	B-30

80	Executive directors	B-30

81	Directors’ expenses	B-30

82	Pensions, insurance and other benefits	B-30

83	Authorisation	B-31

84	Interests	B-32

85	General	B-32

86	Record date	B-33

87	Notices to be in writing	B-33

88	Means of communication to be used	B-33

89	Communications to joint holders	B-34

90	Communications to persons entitled by transmission	B-35

91	Communications to directors	B-35

92	Failure to notify contact details	B-35

93	Service of notices	B-36

94	Secretary	B-36

95	Registers	B-37

96	Company seals	B-37

97	Authentication of documents	B-37

98	Destruction of documents	B-37

99	No right to inspect accounts and other records	B-38

100	Accounts to be sent to members	B-38

101	Failure to disclose interests in shares	B-38

102	Power to sell shares of untraced members	B-40

103	Indemnity and insurance	B-41

104	Winding up	B-41

105	Disputes	B-41

B-iii

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1	Exclusion of model articles (and any other prescribed regulations)

No regulations or articles set out in any statute, or in any statutory instrument or other subordinate legislation made under any statute, concerning companies (including the regulations in the Companies (Model Articles) Regulations 2008 (SI 2008/3229)) shall apply as the articles of the Company. The following shall be the articles of association of the Company.

2	Defined terms

2.1	In the articles, unless the context requires otherwise:

Act means the Companies Act 2006, including any modification or re-enactment of it for the time being in force;

Adoption Date means the date with effect from which these articles are adopted by the Company;

address includes any number or address used for the purposes of sending or receiving documents or information by electronic means;

appointor has the meaning given in article 63;

articles means these articles of association as altered from time to time and article shall be construed accordingly;

bankruptcy includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland that have an effect similar to that of bankruptcy;

board means the board of directors of the Company from time to time or the directors present or deemed to be present at a duly convened quorate meeting of the directors;

certificate means a paper certificate (other than a share warrant) evidencing a person’s title to specified shares or other securities;

certificated in relation to a share, means that it is not an uncertificated share;

clear days means, in relation to a period of notice, that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

Companies Acts means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company and, where the context requires, every other statute from time to time in force concerning companies and affecting the Company;

director means a director of the Company from time to time, and includes any person occupying the position of director, by whatever name called;

distribution recipient has the meaning given in article 31;

document includes, unless otherwise specified, any document sent or received in electronic form;

Document has the meaning given in article 88.1;

electronic facility mean a device, system, procedure, method or other facility providing an electronic means of attendance at or participation in (or both attendance at and participation in) a general meeting determined by the board pursuant to article 35.2;

fully paid in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

hard copy form has the meaning given in section 1168 of the Act;

holder in relation to a share means the person whose name is entered in the register of members as the holder of the share;

instrument means a document in hard copy form;

ordinary shares means the voting ordinary shares in the capital of the Company having the rights set out in the articles;

paid means paid or credited as paid;

partly paid in relation to a share means that part of that share’s nominal value or any premium at which it was issued has not been paid to the Company;

relevant system means a computer-based system which allows units of securities without written system” instruments to be transferred and endorsed pursuant to the uncertificated securities rules;

seal means any common or official seal that the Company may be permitted to have under the Companies Acts;

secretary means the secretary of the Company or, if there are joint secretaries, any of the joint secretaries and includes an assistant or deputy secretary and any person appointed by the board to perform any of the duties of the secretary of the Company;

shares means shares in the Company (of whatever class);

uncertificated in relation to a share means that, by virtue of legislation (other than section 778 of the Act) permitting title to shares to be evidenced and transferred without a certificate, title to that share is evidenced and may be transferred without a certificate;

uncertificated securities rules means any provisions of the Companies Acts relating to the holding, evidencing of title to, or transfer of uncertificated shares and any legislation, rules or other arrangements made under or by virtue of such provision; and

writing means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise, and written shall be construed accordingly.

2.2	In the articles:

(a)

unless the context otherwise requires other words or expressions contained in the articles bear the same meaning as in the Act (including for the avoidance of doubt the uncertificated securities rules) as in force on the Adoption Date, save that company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(b)

references to a document being signed or to signature include references to its being signed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the legislation;

(c)	where, in relation to a share, reference is made to a relevant system, the reference is to the relevant system in which that share is a participating security at the relevant time;

(d)

references to a Document being sent or given to or by a person mean such Document, or a copy of such Document, being sent, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that person by any method authorised by the articles, and sending and giving shall be construed accordingly;

(e)

words denoting the singular number include the plural number and vice versa; words denoting one gender include other genders; and person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(f)	includes and including means includes without limitation or including without limitation;

(g)	headings are inserted for convenience only and do not affect construction;

(h)	a reference to a meeting:

(i)

shall mean a meeting convened and held in any manner permitted by the articles, including a general meeting at which some or all of those entitled to be present attend and participate by electronic means, and such persons shall be deemed to be present at that meeting for all purposes of the Acts and the articles, and attend, participate, attending, participating, attendance, participation, presence, absence and refuse entry shall be construed accordingly;

(ii)	shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person

(i)	a reference to a committee includes sub-committee;

(j)	a reference to the exercise of a power or discretion by the board shall include a reference to the exercise of such power or discretion by any person or committee to whom it has been delegated;

(k)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(l)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation; and

(m)

except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under the articles or under another delegation of the power.

2.3

Nothing in the articles shall preclude the holding and conducting of a meeting in such a way that persons who are not present together at the same place may by electronic means attend and speak and vote at it.

PART 2

SHARES CAPITAL AND DISTRIBUTIONS

GENERAL

3	Liability of members

The liability of the members is limited to the amount, if any, unpaid on the shares in the Company held by them.

4	Issuing shares

Subject to any resolution of the Company in general meeting and to any provision of the articles, the board may allot (with or without conferring a right of renunciation), grant options over, or otherwise deal with or dispose of shares to such persons on such terms and conditions, including consideration, and at such times as it thinks fit.

5	Shares with special rights

Subject to the Companies Acts and the articles, but without prejudice to the rights attached to any existing share or class of shares, the Company may issue shares with such rights or restrictions with regard to dividend, voting, attendance at meetings, return of capital, the terms, conditions and manner of redemption, purchase by the Company or otherwise, as may be determined by ordinary resolution or, if the Company has not so determined, as the board may determine. Such rights and restrictions shall apply to the relevant shares as if the same were set out in the articles.

6	Commissions on subscription for shares

The Company may pay any person a commission in consideration for that person subscribing, or agreeing to subscribe, for shares, or procuring, or agreeing to procure, subscriptions for shares. Any such commission may be paid in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other, and in respect of a conditional or an absolute subscription.

INTERESTS IN SHARES

7	Company not bound by less than absolute interests

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

VARIATION OF RIGHTS

8	Variation of rights

8.1

If at any time the capital of the Company is divided into different classes of shares, the rights attached to any class may be varied, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights; or

(b)

in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise.

8.2	Unless otherwise expressly provided by the rights attached to any class of shares, those rights shall be deemed not to be varied by:

(a)	the purchase by the Company of any of its own shares or the holding of such shares as treasury shares;

(b)

the allotment of another share ranking in priority, equally with or subsequent, for payment of a dividend or in respect of capital, or which confers on its holder voting rights more, equally or less favourable than those conferred by that share or class of shares; or

(c)

the Company permitting, in accordance with the uncertificated securities rules, the holding of and transfer of title to shares of that or any other class in uncertificated form by means of a relevant system.

SHARE CERTIFICATES

9	Rights to share certificates

9.1

Subject to article 9.4, on becoming the holder of any certificated share, every person shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of the shares provide otherwise) one certificate for all the shares of each class registered in his name (and on transferring a part of his holding of certificated shares, to a certificate for the balance of his holding of certificated shares) or, upon payment for every certificate after the first of such reasonable sum as the board may determine, several certificates each for one or more of his shares.

9.2

When a member’s holding of shares of a particular class increases, the Company may issue that member with a single, consolidated certificate in respect of all the shares of a particular class that the member holds or a separate certificate in respect of only those shares by which that member’s holding has increased.

9.3

Every certificate shall be issued under the seal or under such other form of authentication as the board may determine (which may include manual or facsimile signatures by one or more directors), and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on them.

9.4	No certificate may be issued in respect of shares of more than one class, and the Company shall not be bound to issue more than one certificate for shares held jointly by two or more persons.

9.5

If a certificate issued in respect of a member’s shares is damaged or defaced or said to be lost, stolen or destroyed, then that member is entitled to be issued with a replacement certificate in respect of the same shares. A member exercising the right to be issued with such a replacement certificate must return the certificate which is to be replaced to the Company if it is damaged or defaced, and comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the board may determine.

PARTLY PAID SHARES

10	No voting of shares on which money owed to company

No voting rights attached to any share may be exercised at any general meeting, at any adjournment of it or at any poll called at or in relation to it unless all of the amounts payable to the Company in respect of that share have been paid.

11	Company’s lien over partly paid shares

11.1

The Company has a first lien over every share that is partly paid for all moneys in respect of the share’s nominal value, or any premium at which it was issued, that have not been paid to the Company and are payable immediately or at a fixed time in the future, whether or not a call has been made on such sums.

11.2

The Company’s lien over a share takes priority over any third party’s interest in that share, and extends to any amount (including dividends) payable in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

11.3	The board may at any time decide that a share that is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

12	Calls on shares

12.1

Subject to the articles and the terms on which shares are allotted, the board may from time to time by notice make calls on the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium). A member must (subject to receiving at least 14 clear days’ notice specifying when and how the call is to be paid) pay to the Company the amount called on the shares as required by the notice. A call may be required to be paid by instalments. A call may be revoked in whole or in part and the fixed time for payment may be postponed in whole or in part as the board may determine. Subject to the terms of allotment, the board may differentiate between the holders in the amounts and times of payment of calls on their shares. A person on whom a call is made remains liable even if the shares in respect of which the call is made are subsequently transferred.

12.2	A call shall be deemed to have been made at the time when the resolution of the board authorising the call was made.

12.3

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment (as applicable). If it is not so paid the provisions of the articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

12.4	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

12.5

The board may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid on the shares held. Such payment in advance of calls shall, to the extent of the payment, extinguish the liability on the shares on which it is made. Unless the board agrees otherwise with the member, no interest is payable on the money paid in advance.

13	Failure to comply with call: automatic consequences

13.1	If a person is liable to pay a call and fails to do so by the date on which the call is payable:

(a)	the board may issue a notice of intended forfeiture to that person; and

(b)

until the call is paid, that person must pay the Company interest on the call from the date the call was due and payable at the rate fixed by the terms of allotment or in the notice of call, or if no rate is fixed in either of these ways, 5 per cent per annum or (if higher) the appropriate rate (as defined in the Act), but the board may waive an obligation to pay interest on a call in whole or in part.

14	Notice of intended forfeiture

A notice of intended forfeiture must:

(a)	be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(b)	require payment of the call and any accrued interest by a date that is not less than 14 days after the date of the notice; and

(c)	state how the payment is to be made and that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

15	Directors’ power to forfeit shares

If a notice of intended forfeiture is not complied with, the board may at any time before the required payment has been made decide that any share in respect of which it was given is forfeited. The forfeiture shall include all dividends and other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

16	Effect of forfeiture

16.1

Subject to the articles, the forfeiture of a share extinguishes all interests in that share, and all claims and demands against the Company in respect of it, and all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company, other than those rights and liabilities expressly saved by the articles or as are given or imposed by the Act in the case of past members.

16.2

A forfeited share is deemed to have been forfeited when the board decide that it is forfeited, and is deemed to be the property of the Company until cancelled, and may be sold, re-allotted or otherwise disposed of in favour of any person as the board thinks fit.

16.3	If a person’s shares have been forfeited:

(a)

the Company must send that person notice that forfeiture has occurred and record it in the register of members, however no forfeiture shall be invalidated by the omission to give such notice or to make such entry in the register;

(b)	that person ceases to be a member in respect of those shares and must surrender the certificate for the shares forfeited to the Company for cancellation;

(c)

that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

(d)

the board may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

16.4	At any time before the Company disposes of a forfeited share, the board may decide to cancel the forfeiture on payment on such terms as they think fit.

17	Procedure following forfeiture

17.1

If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the board may authorise any person to execute the instrument of transfer. A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

17.2

A statutory declaration by a director or the Company secretary that the declarant is a director or the Company secretary and that a share has been forfeited on a specified date is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share, and subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

17.3

If the Company sells a forfeited share, the net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the sum in respect of which the lien exists as is presently payable. Any residue shall (on surrender to the Company for cancellation of the certificate in respect of the share sold and, subject to a like lien for any moneys not presently payable as existed on the share before the sale) be paid to the person entitled to the share at the date of the sale

17.4

the person who held it prior to its forfeiture is entitled to receive from the Company the net proceeds of such sale, after payment of the costs, and excluding any amount that was, or would have become, payable, and had not, when that share was forfeited, been paid by that person in respect of that share, but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

18	Surrender of shares

18.1	The board may accept the surrender of any share liable to be forfeited and, in any event, references in the articles to forfeiture shall include surrender.

TRANSFER OF SHARES

19	Transfers of certificated shares

19.1

Certificated shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the board, which is executed by or on behalf of the transferor, and (if any of the shares is partly paid) the transferee. The transferor remains the holder of a certificated share until the transferee’s name is entered in the register of members as holder of it.

19.2	The directors may refuse to register the transfer of a certificated share if:

(a)	the transfer is to a bankrupt person or a minor;

(b)	the share is not fully paid;

(c)

the transfer is not lodged, duly stamped (if stampable), at the Company’s registered office or such other place as the board has appointed and (except where a certificate has not been issued in respect of the share) accompanied by the certificate for the shares to which it relates;

(d)	the transfer is in respect of more than one class of share;

(e)	the transfer is in favour of more than four transferees; or

(f)

the transfer is to a person that is subject to economic or financial sanctions or related restrictive measures imposed, administered or enforced from time to time by the United Nations Security Council, the United States of America, the European Union (including any of its member states), the United Kingdom, any country that exercises jurisdiction over any member of the Group, or the respective governmental institutions and agencies of any of the foregoing.

19.3

If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee with a notice of refusal within two months after the date on which the instrument of transfer was lodged unless they suspect that the proposed transfer may be fraudulent.

19.4	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

19.5	The Company may retain any instrument of transfer which is registered.

19.6

The renunciation of the allotment of any shares by the allottee in favour of some other person shall be deemed to be a transfer and the board shall have the same powers to refuse to give effect to such a renunciation as if it were a transfer.

20	Transfers of uncertificated shares

The directors may refuse to register the transfer of uncertificated shares in the circumstances set out in the uncertificated securities rules or if the proposed transfer is in favour of more than four transferees.

TRANSMISSION OF SHARES

21	Transmission of shares on death

If a member dies, the survivors or survivor (where the member was a joint holder), and their executors or administrators (where the member was a sole holder or the only survivor of joint holders), shall be the only persons recognised by the Company as having any title to their shares. Nothing in the articles shall release the estate of a deceased member from any liability for any share that has been solely or jointly held by such member.

22	Election of person entitled by transmission

22.1

Any person becoming entitled to a share because of the death or bankruptcy of a member, or otherwise by operation of law, may (on such evidence as to their title being produced as the board may require) elect either to become registered as a member or to have some person nominated by them registered as a member. If such person elects to become registered themselves, they shall notify the Company to that effect. If such person elects to have some other person registered, they shall execute an instrument of transfer of such share to that person. All the provisions of the articles relating to the transfer of shares shall apply to the notice or instrument of transfer (as the case may be) as if it were an instrument of transfer executed by the member and their death, bankruptcy or other event had not occurred.

22.2

The board may at any time send a notice requiring any such person to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the board may after the expiry of that period withhold payment of all dividends and other moneys payable in respect of the share until the requirements of the notice have been complied with.

23	Rights of person entitled by transmission

A person entitled to a share by transmission shall, on production of any evidence as to their entitlement required by the board and subject to article 22, have the rights to which they would be entitled if they were the holder of the share, except that they shall not, before being registered as the holder of the share, be entitled in respect of it to attend or vote at any general meeting or at any separate meeting of the holders of any class of shares. A person entitled to a share who has elected for that share to be transferred to some other person pursuant to article 22 shall cease to be entitled to any rights in relation to such share upon that other person being registered as the holder of that share.

SHARES NOT HELD IN CERTIFICATED FORM

24	Uncertificated shares

24.1	This article has effect subject to the uncertificated securities rules.

24.2	Any provision of the articles that is inconsistent with the uncertificated securities rules must be disregarded, to the extent that it is inconsistent, whenever the relevant rules apply.

24.3	Any share or class of shares of the Company may be issued or held on such terms, or in such a way, that:

(a)	title to it or them is not, or must not be, evidenced by a certificate; or

(b)	it or they may or must be transferred wholly or partly without a certificate.

24.4

Subject to the uncertificated securities rules, the board may permit the holding of shares in any class of shares in uncertificated form and the transfer of title to shares in that class by means of a relevant system and may determine that any class of shares shall cease to be a participating security.

24.5	Without limiting article 24.4, the board:

(a)

has power to take such steps as they think fit in relation to the evidencing of and transfer of title to uncertificated shares (including in connection with the issue of such shares), any records relating to the holding of uncertificated shares, the conversion of certificated shares into uncertificated shares, and the conversion of uncertificated shares into certificated shares; and

(b)

may by notice to the holder of a share require that share if it is uncertificated, to be converted into certificated form, and if it is certificated, to be converted into uncertificated form, and in each case to be held in such form for so long as the board requires, to enable it to be dealt with in accordance with the articles.

24.6	If:

(a)	the articles give the board power to take action, or require other persons to take action, in order to sell, transfer or otherwise dispose of shares; and

(b)	uncertificated shares are subject to that power, but the power is expressed in terms that assume the use of a certificate or other written instrument,

the board may take such action as is necessary or expedient to achieve the same results when exercising that power in relation to uncertificated shares. Without limiting the foregoing or article 24.5, the board may take such action as they consider appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertificated share or otherwise to enforce a lien in respect of it.

24.7

Shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form, or is permitted in accordance with the uncertificated securities rules to become a participating security.

24.8	Unless the board otherwise determines, uncertificated shares held by a member must be treated as separate holdings from any certificated shares held by that member.

ALTERATIONS OF SHARE CAPITAL

25	Consolidation and subdivision

25.1	The Company may by ordinary resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; and

(b)

subdivide its shares, or any of them, into shares of a smaller amount than its existing shares, and determine that, as between the shares resulting from the subdivision, any of them may have any preference or advantage as compared with the others.

25.2

The board may settle any difficulty that arises in regard to any consolidation, division or subdivision as they see fit. In particular, without limitation, the board may sell to any person (including the Company) the shares representing the fractions for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company, and where the shares to be sold are certificated, the board may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser. The transferee is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions, and their title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

25.3

Where any holder’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the board, that member’s portion may be distributed to an organisation that is a charity for the purposes of the law of England and Wales, Scotland or Northern Ireland.

DISTRIBUTIONS

26	Payment of dividends

26.1	The Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the board.

26.2

The board may pay interim dividends (including any dividend at a fixed rate) if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the board may pay interim dividends on shares that confer deferred or nonpreferred rights with regard to dividend as well as on shares that confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. If the board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

26.3

Subject to the rights attaching to any shares, the board may determine in which currency or currencies any dividends or other monies payable on or in respect of a share may be declared or paid, the exchange rate and date for determining the value or currency conversions, and how any costs involved are to be met.

26.4

Except as otherwise provided by the rights attached to shares, all dividends shall be paid according to the amounts paid up on the shares on which the dividend is paid, but no amount paid on a share in advance of the due date for payment of that amount shall be treated as paid on the share for the purpose of this article. Dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

27	Non-cash distributions

27.1

Subject to the terms of issue of the share in question, the board may at any time direct that any dividend may be satisfied wholly or partly by the distribution of assets, including paid up shares or debentures of another body corporate. The board may make any arrangements it thinks fit to settle any difficulty arising in connection with the distribution, including (a) issuing fractional entitlements (or ignoring fractions), (b) determining the value for distribution of any assets, (c) paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients, and (d) vesting any asset in a trustee.

27.2

If the shares in respect of which such a non-cash distribution is paid are uncertificated, any shares in the Company that are issued as a non-cash distribution in respect of them must be uncertificated.

28	Scrip dividends

28.1

Without limiting article 27, subject to the Act the board may offer to the holders of ordinary shares (excluding any member holding shares as treasury shares) the right to elect to receive ordinary shares credited as fully paid instead of cash in respect of any dividend or any part (as determined by the board) of any dividend subject to the provisions set out below.

(a)	The board may specify a particular dividend or dividends or all or any dividends to be paid within a specified period, and may amend, suspend or terminate any offer pursuant to this article.

(b)

The entitlement of each holder of ordinary shares to new ordinary shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend. For this purpose relevant value shall be calculated by reference to the closing price or last sale price of an ordinary share, or such other price as the board may determine in its reasonable good faith judgment. A certificate or report by the Company’s auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.

(c)

No fraction of a share shall be allotted and the board may make such provision as they think fit for any fractional entitlements including provision for the whole or part of the benefit of the fractional entitlements to be disregarded or to accrue to the Company, or for the value of the fractional entitlements to be retained and accumulated on behalf of any member (without entitlement to interest) and applied in paying up new shares in connection with a subsequent offer by the Company of the right to receive shares instead of cash in respect of a future dividend.

(d)

The board, either before or after determining the price and/or basis of allotment, will notify the members in writing of any right of election offered to them and shall send with or following such notice forms of election and specify the procedures to be followed and the place at which the latest date and time by which duly completed forms of election must be received in order to be effective. The board may permit members to make an election under this article for more than one dividend. No notice need be given to a holder who has previously made (and has not revoked) an earlier election to receive new shares in place of all future dividends.

(e)

The board may exclude from any offer any holders of shares where the board believes the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

(f)

The dividend (or that part of the dividend in respect of which a right of election has been given) shall not be payable on ordinary shares in respect of which an election has been duly made (the elected ordinary shares). Instead, additional ordinary shares shall be allotted to the holders of the elected ordinary shares on the basis of allotment determined as aforesaid. For such purpose the board shall capitalise out of any amount for the time being standing to the credit of any reserve or fund (including any share premium account or capital redemption reserve) or any of the profits that could otherwise have been applied in paying dividends in cash, as the board may determine, a sum equal to the aggregate nominal amount of the additional ordinary shares to be allotted on that basis and apply it in paying up in full the appropriate number of ordinary shares for allotment and distribution to the holders of the elected ordinary shares on that basis.

(g)

The additional ordinary shares when allotted shall rank pari passu in all respects with the fully paid ordinary shares then in issue except that they will not be entitled to participation in the dividend in lieu of which they were allotted.

29	Deductions from distributions in respect of sums owed to the Company

The board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a person is entitled by transmission to a share, the board may retain any dividend payable in respect of that share until that person (or that person’s transferee) becomes the holder of that share.

30	No interest on distributions

The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by the terms on which the share was issued.

31	Payment procedure

31.1

Where a dividend or other sum that is a distribution is payable in respect of a share, it shall be paid by such method as the board decides. Without limiting the foregoing, one or more of the following means may be used (and different means may be used for different recipients or groups of recipients):

(a)	transfer to a bank or building society account specified by the recipient either in writing or as the board may otherwise decide;

(b)

sending a cheque made payable to the recipient by post to the recipient at the recipient’s registered address (if the recipient is a holder of the share), or (in any other case) to an address specified by the recipient either in writing or as the board may otherwise decide;

(c)	in respect of an uncertificated share, by means of the relevant system;

(d)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the board may otherwise decide; or

(e)	any other means of payment as the board agrees with the recipient either in writing or by such other means as the board decides.

31.2

Payment is sent at the risk of the recipient and the Company will not be responsible for a payment that is lost, rejected or delayed. The Company can rely on a receipt for a dividend or other money paid in relation to a share from any one of the joint recipients on behalf of all of them. The Company is treated as having paid a dividend if the cheque, warrant or similar financial instrument is cleared or if a payment is made using a relevant system or inter-bank transfer or other electronic means.

31.3	In the articles, the recipient of a distribution means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share;

(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

32	Unclaimed distributions

32.1

Any dividend that has remained unclaimed for 12 years from the date when it became due for payment shall, if the board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other moneys payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account, but this shall not constitute the Company a trustee in respect of it. The Company shall be entitled to cease sending dividend warrants and cheques, and/or using any other method of payment, in respect of a share if those instruments have been returned undelivered, or left uncashed by, or another method of payment has failed, on at least two consecutive occasions, or, following one such occasion, reasonable enquiries have failed to establish the recipient’s new address or account. The entitlement conferred on the Company by this article in respect of any member shall cease if the member claims a dividend or cashes a dividend warrant or cheque.

32.2

The Company may also cease to send any cheque or warrant, or to use any other method of payment, for any dividend payable in respect of a share if the recipient does not specify an address, or does not specify an account of a type prescribed by the board, or other details necessary in order to make a payment of a dividend by the means by which the board has decided in accordance with the articles that a payment is to be made, or by which the recipient has elected to receive payment.

32.3

If the Company sells a share under article 102, any dividend or other money payable in respect of the share outstanding at the time of sale shall be forfeited and the Company shall not be obliged to account to, or be liable in any respect to, the recipient.

CAPITALISATION OF PROFITS

33	Authority to capitalise and appropriation of capitalised sums

33.1	The board may, if authorised by an ordinary resolution:

(a)

subject to the articles, decide to capitalise any profits of the Company (whether or not they are available for distribution) that are not required for paying a preferential dividend, or any sum standing to the credit of any reserve or other fund (including retained earnings);

(b)	appropriate any sum that they so decide to capitalise to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend (the persons entitled) and in the same proportions, and apply such sum in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares, debentures or other obligations of the Company of a nominal amount equal to that sum, and allot such shares or debentures credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve, and any profits that are not available for distribution may, for the purposes of this article, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)

resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(d)

make such provision by the issue of fractional certificates or other fractional entitlements (or by ignoring fractions) or by payment in cash or otherwise as they think fit in the case of shares or debentures becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrues to the Company rather than to the members concerned);

(e)

authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any further shares, debentures or other obligations of the Company to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members; and

(f)	generally do all acts and things required to give effect to such resolution.

PART 3

DECISION-MAKING BY MEMBERS

34	Annual general meetings

The board shall convene and the Company shall hold general meetings and annual general meetings in accordance with the requirements of the Companies Acts.

35	Organisation of general meetings

35.1

The board may call general meetings whenever and at such times as it shall determine. On the requisition of members pursuant to the provisions of the Companies Acts, the board shall promptly convene a general meeting in accordance with the requirements of the Companies Acts. If there are no directors then serving on the board of directors, any two members of the Company may call a general meeting for the purpose of appointing one or more directors.

35.2

The board shall determine in relation to each general meeting the means of attendance at and participation in the meeting, including whether the persons entitled to attend and participate in the general meeting shall be enabled to do so by simultaneous attendance and participation at a physical place (or places) anywhere in the world determined by it in accordance with article 35.3, or by means of electronic facility or facilities determined by it in accordance with article 35.4, or partly in one way and partly in another.

35.3

The board may resolve to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation at another place or places anywhere in the world designated by the board as a satellite meeting place. The members present in person or by proxy at satellite meeting places shall be counted in the quorum for, and entitled to vote at, the general meeting in question and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that members attending at all the meeting places are able to:

(a)	participate in the business for which the meeting has been convened;

(b)

hear and see all persons who speak (whether by the use of microphones, loudspeakers, audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place; and

(c)	be heard and seen by all other persons so present in the same way.

35.4

Without limiting article 35.3, the board may resolve to enable persons entitled to attend and participate in a general meeting to do so by simultaneous attendance pursuant to the electronic facility or facilities specified in the notice of general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid, if the chairman of the general meeting is satisfied that adequate facilities are available throughout the meeting to enable that members attending the by electronic means are able to participate, hear and be heard at it. The board may make arrangements for any documents that are required to be made available to the meeting to be accessible electronically to members or their proxies.

35.5

If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the board decides that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place(s) (including any electronic facility(ies)) specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place(s) (including any electronic facility(ies)). If such a decision is made, the board may then change the place(s) (including any electronic facility(ies)) and/or postpone the date and/or time again if it considers that it is reasonable to do so. In either case:

(a)

no new notice of the general meeting need be sent but the board shall take reasonable steps to ensure that notice of the change of date, time, place(s) (including any electronic facility(ies)) for the postponed meeting appear at the original time and at the original place (s) (including any electronic facility(ies)); and

(b)

the appointment of a proxy will be valid if it is delivered and received as required by the articles not less than 48 hours before the time appointed for holding the postponed meeting. When calculating the 48 hour period mentioned in this article, the board can decide not to take account of any part of a day that is not a working day. No business shall be transacted at any postponed meeting other than business that might properly have been transacted at the meeting had it not been postponed.

35.6	The board or the chairman may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security and orderliness of a general meeting including:

(a)	in the case of physical places, ticketing requirements and requirements to produce evidence of identity and restrictions in items of personal property to be taken into the meeting; and

(b)

in the case of electronic facilities, measures necessary to ensure the identification of those taking part and the security of the electronic facility(ies) and proportionate to such objectives. In this respect, the board may authorise any voting application, system or facility for attendance and participation as it sees fit.

35.7	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal meeting place.

36	Notice of general meetings

36.1

Notice of an annual general meeting shall be delivered to the members no less than 21 clear days before the time for convening such meeting. Notice of any other general meeting shall be delivered to the members no less than 14 clear days before the time for convening such meeting.

36.2

Subject to the Companies Acts, the notice shall specify the time, date and place(s) of the meeting and the general nature of the business to be dealt with. In the case of an annual general meeting, the notice shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

36.3

If the board determines that a general meeting shall be held (in whole or in part) by means of electronic facility or facilities, the notice shall specify the means, or all different means, of attendance and participation determined by the board and any access, identification and security arrangements determined by the board.

36.4

The accidental omission to give notice of any meeting, or to send any notification where required by the Companies Act or the articles in relation to the publication of a notice of meeting on a website, or to send an instrument of proxy (where this required by the Companies Act or the articles) to, or the non-receipt of any of these by, any person entitled to receive the same shall not invalidate the proceedings of that meeting, whether or not the Company is aware of such omission or non-receipt.

37	Proceedings at general meetings

37.1

Subject to the Companies Acts and any restrictions imposed on any shares (including pursuant to the articles), each member shall be entitled to receive notice of, and to attend, speak and vote at, all general meetings.

37.2	The board may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

37.3

All persons seeking to attend and participate in a general meeting by way of electronic facility or facilities shall be responsible for maintaining adequate facilities to enable them to do so. Subject only to the requirement for the chairman of the meeting to adjourn a general meeting in accordance with the provisions of the articles, any inability of a person or persons to attend or participate in a general meeting by way of electronic facility or facilities shall not invalidate the proceedings of that meeting.

37.4

In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other. Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

38	Quorum

38.1

No decisions will be taken at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. The quorum for holding a general meeting is the presence of at least two members, present or by proxy. No business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

39	Adjournment of general meetings

39.1

If a quorum is not present within five minutes (or such longer time not exceeding 30 minutes as the chairman of the meeting may decide to wait) from the time appointed for the meeting, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and with such means of attendance and participation (including at such place(s) and/or by means of such electronic facility(ies)) as the chairman of the meeting may, subject to the Companies Acts, determine. The adjourned meeting shall be dissolved if a quorum is not present within 15 minutes after the time appointed for holding the meeting.

39.2	Without limiting article 39.1 or any other power of adjournment the chairman of the general meeting may have under the articles or at law, the chairman may:

(a)	with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting;

(b)	without the consent of the meeting:

(i)	adjourn the meeting before or after it has commenced, if they consider that:

(a)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(b)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(c)	an adjournment is necessary to protect the safety of any person attending the meeting; or

(d)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out; and

(ii)

interrupt or adjourn the general meeting and/or change the electronic facility(ies) if it appears to them that the facilities at the principal meeting place or any satellite meeting place have become inadequate for the purposes referred to in article 35.3, or an electronic facility has become inadequate for the purposes referred to in article 35.4.

39.3

If so adjourned, the chairman of the meeting shall either specify the date, time and place(s) (including, if applicable, electronic facility(ies)) to which the meeting is adjourned or state that it is adjourned to such date, time and place(s) (including, if applicable, electronic facility(ies)) as the board may determine, notwithstanding that by reason of such adjournment some members many be unable to be present at the adjourned meeting. Any such member may nonetheless appoint a proxy for the adjourned meeting in accordance with the articles.

39.4	No business shall be dealt with at an adjourned meeting other than business that might properly have been dealt with at the meeting had the adjournment not taken place.

39.5

It is not necessary to give notice of the adjournment or, unless the continuation of the adjourned meeting is to take place more than one month after it was adjourned, notice of the adjourned meeting or the business to be transacted at it.

39.6	Unless the chairman specifies otherwise, all business conducted at a general meeting up to the time of its adjournment shall be valid.

40	Chairing general meetings

The chairman, if any, of the board or, in his absence, any deputy chairman of the Company or, in his absence, some other director nominated by the board, shall preside as chairman of the meeting. If none is present within five minutes after the time appointed for holding the meeting or is not willing to act as chairman, the directors present shall elect one of their number to be chairman. If there is only one director present and willing to act, they shall be chairman. If no director is willing to act as chairman, or if no director is present within five minutes after the time appointed for holding the meeting, the members present in person or by proxy and entitled to vote shall choose a member present in person to be chairman.

41	Attendance and speaking by directors and non-members

41.1	Directors may attend and speak at general meetings, whether or not they are members.

41.2

The chairman of the meeting may permit other persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and speak at a general meeting.

VOTING AT GENERAL MEETINGS

42	Resolutions at general meetings

42.1	Save as otherwise provided in the articles, a decision at a general meeting shall be adopted by an ordinary resolution.

42.2	Subject to the Companies Acts, anything that can be done by passing an ordinary resolution, can also be done by passing a special resolution.

43	Amendments to resolutions

43.1

If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

43.2	An amendment may, with the consent of the chairman, be withdrawn by its proposer before it is voted on.

43.3	No amendment to a resolution duly proposed as a special resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error).

43.4	No amendment to a resolution duly proposed as an ordinary resolution may be considered or voted on (other than a mere clerical amendment to correct a patent error) unless either:

(a)

at least 48 hours before the time appointed for holding the meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and the intention to move it has been received by the Company; or

(b)	the chairman of the meeting decides that the amendment may be considered and voted on.

44	Withdrawal and ruling amendments out of order

With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

45	Method of voting

45.1

A resolution put to the vote at a general meeting held in whole or part by means of electronic facility or facilities shall, unless the chairman of the meeting determines that it shall (subject to the remainder of this article) be decided on a show of hands, be decided on a poll, which poll votes may be cast by such electronic means as the board or the chairman deems appropriate for the purposes of the meeting. Subject thereto, a resolution put to the vote at a general meeting shall be decided on a show of hands unless the Company’s intention to call a poll on the resolution is stated in the notice to the general meeting or, before or on the declaration of the result of a vote on the show of hands, or on the withdrawal of any other demand for a poll, a poll is duly demanded.

45.2	Subject to the Companies Acts, a poll on a resolution may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	at least five members present in person (or by proxy) and entitled to vote at the meeting;

(d)	a member or members present in person (or by proxy) representing at least one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(e)

a member or members present in person (or by proxy) holding shares conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to at least one-tenth of the total sum paid up on all the shares conferring that right.

45.3	The chairman of the meeting may also demand a poll before a resolution is put to the vote on a show of hands.

45.4	At general meetings, resolutions shall be put to the vote by the chairman of the meeting and there shall be no requirement for the resolution to be proposed or seconded by any person.

45.5	A demand for a poll may be withdrawn if the poll has not yet been taken and the chairman of the meeting consents to the withdrawal.

45.6

Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman of the meeting that a resolution has on a show of hands been carried, or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, and an entry to that effect in the book containing the minutes of proceedings of the Company shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.

46	Procedure on poll

46.1

Subject to article 46.2, a poll shall be taken as the chairman of the meeting directs. The chairman may appoint scrutineers (who need not be members) and decide the time and means for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

46.2

A poll demanded on the election of a chairman or on a question of adjournment shall be taken immediately. A poll demanded on any other question shall be taken either at the meeting or at such time and by such means of attendance and participation (including at such place(s) and/or by means of such electronic facility(ies)) as the chairman directs not being more than 30 days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

46.3

No notice need be sent of a poll not taken at the meeting at which it is demanded if the time at and means by which it is to be taken are announced at the meeting. In any other case notice shall be sent at least seven clear days before the taking of the poll specifying the time at and means by which the poll is to be taken.

47	Voting: general

47.1	Subject to the Companies Acts, and any rights or restrictions attached to any shares and the articles (including restrictions imposed under the articles) on a vote on a resolution:

(a)	on a show of hands:

(i)	every member who is present in person has one vote;

(ii)	subject to paragraph 47.1(a)(iii) every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote;

(iii)

a proxy has one vote for and one vote against the resolution if he has been duly appointed by more than one member entitled to vote on the resolution, and has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it; and

(b)	on a poll, every member present in person or by proxy shall have one vote for every share of which he is the holder.

47.2	If a member or his duly appointed proxy present at a general meeting is entitled to more than one vote on a poll, he does not have to use all of his votes or cast all of his votes in the same way.

47.3	In the case of equality of votes whether on a show of hands or on a poll, the chairman of the meeting shall not be entitled to a casting vote.

48	Votes of joint holders

In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose seniority shall be determined by the order in which the names of the holders stand in the register.

49	Member under incapacity

A member in respect of whom an order has been made by any court having jurisdiction in matters concerning mental disorder may vote, on a show of hands or on a poll, by any person authorised in that behalf by that court and the person so authorised may exercise other rights in relation to general meetings, including appointing a proxy. Evidence to the satisfaction of the board of the authority of the person claiming the right to vote shall be delivered to the Company at such place or places as are specified in accordance with the articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised, and in default the right to vote shall not be exercisable.

50	Errors and disputes

50.1

If any votes are counted that ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or at any adjournment of the meeting, and, in the opinion of the chairman of the meeting, it is of sufficient magnitude to vitiate the result of the voting. The decision of the chairman of the meeting shall be final.

50.2

The Company shall not be bound to enquire whether any proxy or corporate representative has voted in accordance with the member’s instructions and if a proxy or representative does not do so the vote or votes cast shall nevertheless be valid for all purposes.

PROXIES AND CORPORATE REPRESENTATIVES

51	Appointment of proxies

51.1

Subject to article 51.2, an instrument appointing a proxy shall be in writing in any usual form (or in another form approved by the board) and signed in such manner as the board may approve. Subject thereto, the appointment of a proxy shall be signed by the appointor or their attorney or, if the appointor is a corporation, signed by a duly authorised officer, attorney or other authorised person or under its common seal.

51.2

Subject to the Companies Acts, if the board so determines a proxy appointment in electronic form need not comprise writing and need not be signed and instead shall be subject to such conditions as the board approves.

51.3

The board may, if it thinks fit, at the Company’s expense send forms of proxy for use at the meeting and issue invitations by electronic means to appoint a proxy in relation to the meeting in such form as the board may approve.

51.4	A proxy need not be a member.

51.5	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned.

52	More than one proxy

A member may appoint more than one proxy to attend on the same occasion and if he does he shall specify the number of shares in respect of which each proxy is entitled to exercise the related votes and shall ensure that no proxy is appointed to exercise the votes that any other proxy has been appointed by that member to exercise.

53	Delivery of proxy notices

53.1	Without prejudice to article 35.5(b) or to the second sentence of article 39.3, the appointment of a proxy shall:

(a)	in the case of an instrument, be delivered by hand or by post to the office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

not less than 48 hours before the time appointed for holding the meeting or adjourned meeting (or any postponed time appointed for holding the meeting pursuant to article 35.5) to which it relates;

(b)	in the case of an appointment made by electronic means, where the Company has specified an address for the purpose of receiving appointment of proxies by electronic form:

(i)	in the notice convening the meeting;

(ii)	in a form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in an invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website maintained by or on behalf of the Company that identifies the Company,

be delivered to such address not less than 48 hours before the time appointed for holding the meeting or adjourned meeting (or any postponed time appointed for holding the meeting pursuant to article 35.5) to which it relates;

(c)

in either case, where a poll is taken more than 48 hours after it is demanded, be delivered or received as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(d)

in the case of an instrument only, where a poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director.

The board may determine that in calculating the periods mentioned in this article, no account shall be taken of any part of a day that is not a working day.

53.2	Where the appointment of a proxy is expressed to have been or purports to have been signed by a person on behalf of the holder of a share:

(a)	the Company may treat the appointment as sufficient evidence of the authority of that person to make, send or supply the appointment on behalf of that holder;

(b)	that holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment has been made, sent or supplied (which may include a copy of such authority certified notarially or in some other way approved by the board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment may be treated as invalid; and

(c)

whether or not a request under article 53.2(b) has been made or complied with, the Company may determine that it has insufficient evidence of authority of that person to sign the appointment on behalf of the holder and may treat the appointment as invalid.

54	Validity of proxy appointments

54.1

A proxy appointment that is not delivered or received in accordance with article 53.1 shall be invalid. No proxy appointment shall be valid more than 12 months after the date of its receipt save that, unless the contrary is stated in it, an appointment of a proxy shall be valid for use at an adjourned meeting or a poll after a meeting even after the 12 months if it was valid for the original meeting. When two or more valid proxy appointments are delivered or received in respect of the same share for use at the same meeting, the one that was last delivered or received shall be treated as replacing or revoking the others as regards that share, provided that if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled to determine which proxy appointment (if any) is to be treated as valid. Subject to the Companies Acts, the Company may determine when a proxy appointment shall be treated as delivered or received for the purposes of the articles. The proceedings at a general meeting shall not be invalidated where an appointment of a proxy in respect of that meeting is sent in electronic form as provided in the articles but, because of a technical problem, it cannot be read by the recipient.

54.2

Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions. Unless a proxy notice indicates otherwise, it must be treated as (i) allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting, and (ii) appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself. A proxy appointment shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit.

55	Revocation of proxy

A vote given or poll demanded by proxy shall be valid notwithstanding the previous termination of the authority of the person voting or demanding a poll, unless notice of the termination was delivered in writing to the Company at such place or address at which an appointment of proxy may be duly received under article 53.1 not later than the last time at which an appointment of proxy should have been received under article 53.1 in order for it to be valid.

56	Corporate representatives

56.1

A corporation that is a member may, by resolution of its directors or other governing body, authorise such person(s) as it thinks fit to act as its representative(s) at any meeting of the Company or at any separate meeting of the holders of any class of shares. The corporation shall for the purposes of the articles be deemed to be present in person and at any such meeting if a person so authorised is present at it. The Company may require such person or persons to produce a certified copy of the resolutions before permitting them to exercise their powers.

56.2

A vote given or a poll demanded by a corporate representative shall be valid notwithstanding that the representative is no longer authorised to represent the member unless notice of the revocation of appointment was delivered in writing to the Company at such place or address and by such time as is specified in article 53.1 for the receipt of an appointment of proxy.

APPLICATION OF RULES TO CLASS MEETINGS

57	Class meetings

The provisions of the articles relating to general meetings apply, with any necessary modifications, to meetings of the holders of any class of shares, except that the necessary quorum shall be (i) at any such meeting other than an adjourned meeting, two persons together holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question (excluding any shares of that class held as treasury shares); and (ii) at an adjourned meeting, one person holding shares of the class in question (other than treasury shares) or their proxy.

PART 4

DIRECTORS

APPOINTMENT OF DIRECTORS

58	Number of directors

Unless otherwise determined by ordinary resolution, the number of directors shall not be less than two and not more than 12.

59	Methods of appointing directors

59.1

The Company may by ordinary resolution appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing board, provided that the appointment does not cause the number of directors to exceed the number, if any, determined by or in accordance with the articles as the maximum number of directors. The election of a person to fill a vacancy or as an additional director shall take effect from the end of the meeting.

59.2

The board may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and in either case whether or not for a fixed term, provided that the appointment does not cause the number of directors to exceed the number, if any, determined by or in accordance with the articles as the maximum number of directors. Irrespective of the terms of his appointment, a director so appointed shall hold office only until the next following general meeting. If not elected at such general meeting, he shall vacate office at its conclusion.

60	Procedure for appointment or reappointment at general meeting

60.1	No person other than a retiring director (by rotation or otherwise) shall be appointed or reappointed a director at any general meeting unless:

(a)	they are recommended by the board; or

(b)

not less than seven nor more than 42 days before the date appointed for holding the meeting, notice signed by two or more members entitled to attend and vote on the appointment or reappointment holding shares of an aggregate nominal value of $1,000 (none of them being the person to be proposed) has been received by the Company of the intention to propose that person for election stating the particulars which would, if they were so elected, be required to be included in the Company’s register of directors, together with notice signed by that person of their willingness to be elected.

60.2	Except as otherwise authorised by the Companies Acts, the election of any person proposed as a director shall be effected by a separate resolution.

60.3

A director who retires at an annual general meeting may, if willing to act, be re-elected. If the Company does not fill the vacancy at the meeting at which he retires the director shall, if willing to act, be deemed to have been reappointed unless at the meeting it is resolved not to fill the vacancy or a resolution for the director’s reappointment is put to the meeting and lost. If he is not re-elected or deemed re-elected, he shall retain office until the meeting elects someone in his place, or if it does not do so, until the end of the meeting or when a resolution to re-elect the director is put to the meeting and lost.

60.4	If:

(a)

at the annual general meeting in any year any resolution or resolutions for the appointment or re-appointment of the persons eligible for appointment or re- appointment as directors are put to the meeting and lost; and

(b)	at the end of that meeting the number of directors is fewer than the minimum number of directors required by the articles,

all retiring directors who stood for re-appointment at that meeting shall be deemed to have been re-appointed as directors and shall remain in office, but they may only act for the purpose of filling vacancies, convening general meetings of the Company and performing such duties as are essential to maintain the Company as a going concern, and not for any other purpose. Such directors shall convene a general meeting as soon as reasonably practicable following that meeting and shall retire from office at that meeting. If at the end of any meeting convened under this article the number of directors is fewer than the minimum number of directors required by the articles, this article shall also apply to that meeting.

60.5	A director need not be a member of the Company.

61	Annual retirement of directors

61.1

With effect from the Adoption Date, the directors shall be divided into three classes of directors, designated as “Class I”, “Class II” and “Class III”, respectively. The number of directors in each class shall be as nearly equal as possible.

61.2

The Class I directors shall stand elected for a term expiring at the Company’s first annual general meeting following the Adoption Date, the Class II directors shall stand elected for a term expiring at the Company’s second annual general meeting following the Adoption Date, and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting following the Adoption Date.

61.3

Commencing at the Company’s first annual general meeting following the Adoption Date, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election.

61.4

In the event of any increase in the number of directors, the newly created directorships resulting from such increase shall be apportioned by the board among the classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

61.5	Notwithstanding the foregoing provisions, each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal.

62	Termination of director’s appointment

A person ceases to be a director (and a member of any committee) as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Companies Acts or is prohibited from being a director by law or (if applicable) any rules of [NASDAQ] [NYSE];

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	by reason of that person’s mental health, a court makes an order that wholly or partly prevents that person from personally exercising any powers or rights that the person would otherwise have;

(f)	written notice is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect on delivery or in accordance with its terms;

(g)	in the case of a director who holds any executive office, his appointment as such is terminated or expires and the board resolves that he should cease to be a director;

(h)	that person is absent without permission of the board from all meetings of the board held during a continuous period of six months or more and the board resolves that he should cease to be a director;

(i)

that person is requested to resign by no fewer than all of the other directors by notice in writing addressed to the director, and such request may consist of several copies each signed by one or more directors. In calculating the number of directors who are required to give such a notice, (i) an alternate director appointed by him acting in his capacity as such shall be excluded; and (ii) a director and any alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose;

(j)

that person is removed from office by a resolution of the board passed at a meeting of the board at which every director is present (other than the holder of the office to be vacated) and in respect of which no fewer than all of the other directors have voted in favour. In calculating the number of directors who are required to pass such a resolution, (i) an alternate director appointed by him acting in his capacity as such shall be excluded; and (ii) a director and any alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose; and

(k)	that person is convicted of a criminal offence (other than a motoring offence not resulting in disqualification) and the board resolves that their office be vacated.

Termination pursuant to article 62(g), 62(i) and 62(j) shall be without prejudice to any claim for damages for breach of any contract between the director and the Company.

ALTERNATE DIRECTORS

63	Appointment and removal of alternates

63.1

Any director other than an alternate director (the appointor) may appoint as an alternate any other director, or any other person approved by resolution of the board and willing to act and permitted by law to do so, to exercise that director’s powers and carry out that director’s responsibilities in relation to the taking of decisions by the board in the absence of the alternate’s appointor.

63.2

Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the board, and shall take effect in accordance with the terms of the notice.

63.3

The notice must identify the proposed alternate and, in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

64	Rights and responsibilities of alternate directors

64.1

An alternate director has the same rights, in relation to any directors’ meeting or directors’ written resolution, as the alternate’s appointor. Without limiting the foregoing, a resolution signed or otherwise agreed in writing (including confirmation given by electronic means) by an alternate need not also be signed or otherwise confirmed by their appointor.

64.2

Except as the articles specify otherwise, alternate directors are deemed for all purposes to be directors, liable for their own acts and omissions, subject to the same restrictions as their appointors, and are not deemed to be agents of or for their appointors.

64.3

A person may act as alternate for more than one director but shall count as only one director for the purpose of determining whether a quorum is present. In addition to his own vote (if any) as a director, an alternate shall be entitled on a resolution of the board or any committee of the board to one vote for every director they represent who is entitled to vote if they were participating and who is not present or, in the case of a resolution in writing, has not signed and does not sign that resolution.

64.4

An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director, but shall be entitled to be paid such expenses as might properly have been paid to him, and indemnified by the Company to the same extent, as if he had been a director.

65	Termination of alternate directorship

An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)

if his appointor ceases to be a director but, if a director retires but is reappointed or deemed to have been re-appointed at the meeting at which they retire, any appointment of an alternate director made by him that was in force immediately prior to his retirement shall continue after his reappointment; or

(c)

on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director.

DIRECTORS’ POWERS AND RESPONSIBILITIES

66	Directors’ general authority

66.1

Subject to the Acts, the articles and any directions given by special resolution, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company, whether relating to the management of the business or not, including the power to dispose all or any part of the undertaking of the Company.

66.2	No alteration of the articles and no such direction shall invalidate any prior act of the board that would have been valid if that alteration had not been made or the direction had not been given.

66.3	Provisions contained elsewhere in the articles as to any specific power of the board shall not limit the general powers given by this article 66.

67	Specific powers

67.1

Subject to the articles and the Companies Acts, the board may exercise all the powers of the Company to borrow money, to guarantee, to indemnify, to mortgage or charge its undertaking, property, assets (present and future) and uncalled capital, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

67.2

The board may exercise or cause to be exercised the voting power conferred by the shares in any other company held or owned by the Company, or any power of appointment to be exercised by the Company, in such manner as it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).

67.3	The board may change the name of the Company by resolution.

68	Directors may delegate

68.1	Subject to the articles, the board may delegate any of its powers:

(a)	to such person(s) (including any director(s) holding an executive office) or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

as they think fit.

68.2

Without limiting article 68.1, the board may from time to time provide for management and transaction of the Company’s affairs in any specified locality, either in the United Kingdom or elsewhere, including establish any local or divisional board, or any managers or agents (and fix their remuneration), and delegate to any local or divisional board, manager or agent so appointed any of its powers, authorities and discretions (with power to sub-delegate) and may authorise the members of any such local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies.

68.3	If the board so specifies, any delegation may authorise further delegation of the board’s powers by any person to whom they are delegated.

68.4

The board may revoke any delegation in whole or part, or alter its terms and conditions, but any person dealing in good faith and without notice of the revocation or alteration shall not be affected by it.

68.5

The board may appoint any person to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that the holder is a director of the Company, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a director of the Company for any of the purposes of the articles.

DECISION-MAKING BY DIRECTORS

69	Directors’ discretion to make rules

Subject to the articles, the board may regulate its proceeds as it thinks fit, including make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

70	Directors to take decisions collectively

Decisions of the board may be taken at a directors’ meeting or in the form of a directors’ written resolution.

71	Calling a directors’ meeting

71.1	Any director may call a directors’ meeting, and the Company secretary must call a directors’ meeting if a director so requests.

71.2

A directors’ meeting is called by giving notice of the meeting to the directors. Notice of a meeting shall be deemed to be duly given to a director if it is given to the director personally or by word of mouth or given in writing to the director at their last known address or any other address given by them to the Company for that purpose.

71.3

Notice of a directors’ meeting must be given to each director, but need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

71.4

Notice of a meeting of the board shall be delivered to all directors at least seven days before the meeting to the director’s address that was given to the Company in advance, and it shall state the time of the meeting and the place where it will convene, how it is proposed that directors should communicate with each other during the meeting (if it is anticipated that directors participating in the meeting will not be in the same place), as well as reasonable details on all the subjects on the agenda.

72	Participation in directors’ meetings

72.1

The board may hold meetings by use of any means of communication, on the condition that all participating directors can hear each other and can be heard at the same time. A resolution passed at any meeting held in such manner, and signed by the chairman of the meeting, shall be as valid and effectual as if it had been passed at a meeting of the board (or committee, as the case may be) duly convened and held.

72.2	Subject to the articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the articles; and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

72.3	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

72.4

If all the directors participating in a meeting of the directors are not physically in the same place, the meeting shall be deemed to take place where the largest group of participators in number is assembled. In the absence of a majority, the location of the chairman (as appointed by the board) shall be deemed to be the place of the meeting.

73	Number of directors and quorum for directors’ meetings

73.1	The quorum for directors’ meetings may be fixed from time to time by a decision of the board and unless otherwise fixed it is a majority of directors.

73.2

A duly convened meeting of the board at which a quorum is present shall be competent to exercise all or any of the authorities, powers, and discretions for the time being vested in or exercisable by the board. If a quorum is not present, no proposal is to be voted on, except a proposal to call another meeting.

73.3

If a quorum is not present within half an hour from the time appointed for a meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or at such time and place as determined by the directors present at such meeting. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall be dissolved. A person who holds office only as an alternate director shall, if their appointor is not present, be counted in the quorum. Any director who ceases to be a director at a board meeting may continue to be present and to act as a director and be counted in the quorum until the termination of the board meeting if no director objects.

73.4	If the total number of directors is less than five, the continuing directors or director may act only for the purpose of filling vacancies or calling a general meeting.

74	Chairing directors’ meetings

74.1

The board may appoint a director to chair their meetings, and other directors as deputy or assistant chairman to chair directors’ meetings in the chairman’s absence. The board may terminate the appointment of the chairman, deputy or assistant chairman at any time.

74.2

If neither the chairman nor any director appointed generally to chair directors’ meetings in the chairman’s absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

75	Voting at directors’ meetings: general rules

75.1	Subject to the articles, a decision is taken at a directors’ meeting by a majority of the votes of the participating directors.

75.2	Subject to the articles, each director participating in a directors’ meeting has one vote.

75.3	If the numbers of votes for and against a proposal are equal, the chairman or other director chairing the meeting shall not have a second or casting vote.

75.4

All acts done by a meeting of the board, or of a committee of the board, or by a person acting as a director or alternate director, shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or any member of the committee or alternate director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director or, as the case may be, an alternate director and had been entitled to vote.

76	Proposing directors’ written resolutions

76.1	Any director may propose a directors’ written resolution, and the Company secretary must propose a directors’ written resolution if a director so requests.

76.2

A directors’ written resolution is proposed by giving notice of the proposed resolution to the directors. Such notice must indicate the proposed resolution and the time by which it is proposed that the directors should adopt it.

76.3	Notice of a proposed directors’ written resolution must be given in writing to each director.

77	Adoption of directors’ written resolutions

77.1

A resolution in writing agreed to by all the directors entitled to vote at a meeting of the board or of a committee of the board (if that number is sufficient to constitute a quorum) shall be as valid and effectual as if it had been passed at a meeting of the board or (as the case may be) a committee of the board duly convened and held. For this purpose, a resolution:

(a)	may be by means of an instrument or a communication in electronic form sent to such address (if any) for the time being notified by the Company for that purpose;

(b)	may consist of several instruments or communications in electronic form, each signed by one or more directors, or a combination of both;

(c)	signed by an alternate director need not also be signed by his appointor; and

(d)	signed by a director who has appointed an alternate director need not also be signed by the alternate director in that capacity.

78	Committees

The board may make rules of procedure for all or any committees. To the extent not inconsistent with such rules, committees consisting of two or more persons to which the board delegate any of their powers shall follow procedures that are based as far as they are applicable on those provisions of the articles that govern the taking of decisions by directors.

DIRECTORS’ REMUNERATION AND OTHER BENEFITS

79	Directors’ remuneration

79.1

Subject to the Act, until otherwise determined by the Company by ordinary resolution, there shall be paid to the directors (other than alternate directors) such fees for their services in the office of director as the board may determine. The fees shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any director pursuant to any other provision of the articles.

79.2

Any director who holds any other office in the Company (including for this purpose the office of chairman or deputy-chairman), or who serves on any committee of the board, or who performs, or undertakes to perform, services that the board considers go beyond the ordinary duties of a director may be paid such additional remuneration (whether by way of fixed sum, bonus, commission, participation in profits or otherwise) as the board may determine.

80	Executive directors

80.1

The board may appoint one or more of their number to the office of managing director or to any other executive office of the Company and any such appointment may be made for such term, at such remuneration and on such other conditions as the board thinks fit. The board may revoke or vary any such appointment but without prejudice to any rights or claims that the person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

80.2

The emoluments of any director holding executive office for his services as such shall be determined by the board or a remuneration committee established by the board for this purpose, and may be of any description, including admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

81	Directors’ expenses

81.1	The Company may pay any reasonable expenses that the directors properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors;

(b)	general meetings; or

(c)

separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

81.2

The Company may also fund a director’s expenditure and that of a director of any subsidiary of the Company for the purposes permitted under the Companies Acts and may do anything to enable a director or a director of any subsidiary of the Company to avoid incurring such expenditure as provided in the Companies Acts.

82	Pensions, insurance and other benefits

82.1

The board may decide to make provision for the benefit of persons currently or formerly employed by the Company or any of its subsidiary undertakings (other than a director or former director or shadow director)

in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

82.2

The board may (by the establishment or maintenance of schemes or otherwise) provide benefits, whether by the payment of allowances, gratuities or pensions, or (without limiting articles 82.3 or 103) by insurance, or death, sickness or disability benefits or otherwise, for any person who is or was a director, officer or employee of the Company or of any body corporate which is or has been a subsidiary undertaking of the Company or a predecessor in business of the Company or of any such subsidiary undertaking, and for any member of his family (including a current or former spouse or civil partner) or any person who is or was dependent on him and may (before as well as after he ceases to hold such office) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

82.3	Without limiting articles 82.2 or 103, the board may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

(a)

a director, officer, or employee of the Company, or any body that is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in article 82.3(a) is or has been interested,

including insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the relevant body or fund.

82.4

No director or former director shall be accountable to the Company or the members for any benefit provided pursuant to article 82.2 or 82.3. The receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

DIRECTORS’ INTERESTS

83	Authorisation

83.1

The board may, to the fullest extent permitted by law, authorise any matter that would otherwise involve a director breaching his duty under the Companies Acts to avoid conflicts of interest. Such authorisation shall be effective only if:

(a)	the director has declared the nature and extent of the interest to the directors to the extent required by the Companies Acts;

(b)	the matter in question shall have been proposed for consideration at a meeting of the board, in accordance with the board’s normal procedures or in such other manner as the board may resolve;

(c)

any requirement as to the quorum at the meeting of the board at which the matter is considered is met without counting the director in question and any other interested director (together the Interested Directors); and

(d)	the matter was agreed to without the Interested Directors voting or would have been agreed to if the votes of the Interested Directors had not been counted.

83.2	Any authorisation of a matter under this article 83 must be recorded in writing (but the authority shall be effective whether or not the terms are so recorded) and may:

(a)	extend to any actual or potential conflict of interest which may arise out of the matter so authorised;

(b)	be subject to such conditions or limitations as the board may resolve, whether at the time such authorisation is given or subsequently; and

(c)

be terminated or varied by the board at any time, but this will not affect anything done by the Interested Director(s) prior to such termination or variation in accordance with the terms of the authorisation, and each Interested Director shall comply with any obligations imposed on him by the board pursuant to any such authorisation.

84	Interests

84.1

Subject to the Companies Acts and the articles and provided they have declared the nature and extent of their interest to the extent required by the Companies Acts, a director who is in any way, whether directly or indirectly, interested in an existing or proposed contract, transaction or arrangement with the Company may:

(a)	be a party to, or otherwise interested in, any contract, transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)

act by themselves or through their firm in a professional capacity for the Company (otherwise than as auditor) and they, or their firm, shall be entitled to remuneration for professional services as if they were not a director;

(c)

be or become a director or other officer of, or employed by, or a party to a contract, transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is otherwise (directly or indirectly) interested; and

(d)

hold any office or place of profit with the Company (except as auditor) in conjunction with their office of director for such period and upon such terms, including as to remuneration as the board may decide, and that director may participate in the decision-making process for both quorum and voting purposes.

84.2

A director shall not, save as the director may otherwise agree, be accountable to the Company for any benefit that they derive from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate and (without limiting the foregoing) no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of duty under section 176 of the Act.

85	General

85.1	For the purposes of articles 83 and 84 (which shall apply equally to alternate directors):

(a)

a reference to a director includes a reference to a person who is connected (within the meaning given by section 252 of the Act) with such director, and without limiting the foregoing an interest of a person who is connected with a director shall be treated as an interest of the director;

(b)	a contract includes references to any proposed contract and to any transaction or arrangement or proposed transaction or arrangement whether or not constituting a contract; and

(c)	a conflict of interest includes a conflict of interest and duty and a conflict of duties.

85.2

Subject to the Companies Acts, the Company may by ordinary resolution suspend or relax the provisions of articles 83 and 84 to any extent or ratify any contract not properly authorised by reason of a contravention of any of the provisions of articles 83 and 84.

85.3

If a question arises at a meeting of the board as to the right of a director to vote, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting (or if the director concerned is the chairman, to the other directors at the meeting). His ruling in relation to any director other than himself (or, as the case may be, the ruling of the majority of the other directors in relation to the chairman) shall be final.

PART 5

MISCELLANEOUS PROVISIONS

RECORD DATES

86	Record date

86.1

Notwithstanding any other provision of the articles, the Company or the board may fix the record date and (if applicable) time on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular, or to attend and vote at a meeting. Such record date and (if applicable) time may be before, on or after the date on which the dividend, distribution, interest, allotment, issue, notice, information, document or circular is declared, made, paid, given, or served; but in the case of entitlement to attend or vote at a meeting must be before the time determined for the meeting.

86.2

In the absence of a record date and time being fixed entitlement (i) to any dividend, distribution, interest, allotment, issue, notice, information, document or circular shall be determined by reference to the date on which the dividend is declared, the distribution allotment or issue is made or the notice, information, document or circular made, given or served; and (ii) to attend and vote at a meeting, and how many votes a person may cast, shall be determined by reference to the register of members 48 hours before the time determined for the meeting.

COMMUNICATIONS

87	Notices to be in writing

87.1	A notice to be given to or by any person pursuant to the articles shall be in writing, other than a notice calling a meeting of directors.

87.2

Where any notice is required to be given under the Companies Acts or the articles, to the extent permitted by the Companies Acts, a waiver thereof in writing and signed by the persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

88	Means of communication to be used

88.1

Subject to the Companies Acts and the articles, the Company may send, deliver or serve any notice or other document or information, including a share certificate (Document) to or on a member by whichever of the following methods it may determine:

(a)	personally;

(b)	by posting the notice or other document in a prepaid envelope addressed, in the case of a member, to their registered address, or in any other case, to the person’s usual address;

(c)	by leaving the notice or other document at that address;

(d)

if the member has agreed (generally or specifically) that the Document may be sent or supplied using electronic means (and has not revoked that agreement), by sending the Document using electronic means to such address (if any) for the time being notified to the Company by or on behalf of the member for that purpose (generally or specifically);

(e)	in accordance with article 88.2; or

(f)	by any other method approved by the board.

88.2	The Company may also send any Document pursuant to the articles or the Companies Acts to a member by publishing that notice or other document or information on a website where:

(a)	the member has agreed (or is taken to have agreed in accordance with the Companies Acts) to having access to the notice or document or information on a website (instead of it being sent to them);

(b)	the notice or document is one to which that agreement applies;

(c)	the member is notified, in writing, of:

(i)	the publication of the Document on a website;

(ii)	the address of that website;

(iii)	the place on that website where the Document may be accessed and how it may be accessed; and

(d)

the Document is published on that website throughout the publication period (as defined below) provided that, if the Document is published on that website for a part, but not all of, the publication period, the Document shall be treated as being published throughout that period if the failure to publish that notice or document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

In this article, publication period means:

(i)

in the case of a notice of an adjourned meeting pursuant to article 39, a period of not less than seven clear days before the date of the adjourned meeting, beginning on the day following that on which the notification referred to in article 88.2(c) above is sent or (if later) is deemed sent,

(ii)

in the case of a notice of a poll a period of not less than seven clear days before the taking of the poll, beginning on the day following that on which the notification referred to in article 88.2(c) above is sent or (if later) is deemed sent;

(iii)	otherwise, for the applicable notice period specified in the articles or any applicable provision of the Companies Act; and

(iv)	in any other case, a period of not less than 28 days, beginning on the day following that on which the notification referred to in article 88.2(c) above is sent or (if later) is deemed sent.

89	Communications to joint holders

In the case of joint holders of a share:

(a)	service, sending or supply of any Document on or to one of the joint holders shall for all purposes be deemed a sufficient service on, sending or supplying to all the joint holders; and

(b)

anything to be agreed or specified in relation to any Document to be served on, sent or supplied to them may be agreed or specified by any one of the joint holders and the agreement or specification of the first named in the register of members shall be accepted to the exclusion of that of the other joint holders.

90	Communications to persons entitled by transmission

90.1	If a person who claims to be entitled to a share in consequence of the death or bankruptcy of a holder or otherwise by operation of law supplies to the Company:

(a)	such evidence as the board reasonably requires to show his title to the share; and

(b)	an address at which notices, documents or information may be sent or supplied to such person,

then such a person shall be entitled to have sent or supplied to him at such address any Document to which the relevant holder would have been entitled if the death or bankruptcy or any other event giving rise to an entitlement to the share by law had not occurred.

90.2

Until a person entitled to the share has complied with article 90.1, any notice, document or information may be sent or supplied to the relevant holder in any manner authorised by the articles, as if the death or bankruptcy or any other event giving rise to an entitlement to the share by law had not occurred. This shall apply whether or not the Company has notice of the death or bankruptcy or other event.

91	Communications to directors

Subject to the articles, any Document to be sent or supplied to a director in connection with the taking of decisions by directors also may be sent or supplied by the means by which that director has asked to be sent or supplied with such Documents for the time being. A director may agree with the Company that Documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

92	Failure to notify contact details

92.1

The Company shall not be required to send Documents to a member who (not having a registered address within the United Kingdom) has not supplied to the Company either a postal address within the United Kingdom or an electronic address for the service of notices.

92.2	If:

(a)	the Company sends Documents to a member on two consecutive occasions during a 12-month period; and

(b)	each of those Documents is returned undelivered, or the Company receives notification that it has not been delivered,

that member ceases to be entitled to receive notices from the Company. For these purposes, any Document served, sent or supplied by post shall be treated as returned undelivered if the Document is served, sent or supplied back to the Company (or its agents) and a Document served, sent or supplied in electronic form shall be treated as returned undelivered if the Company (or its agents) receives notification that the Document was not delivered to the address to which it was served, sent or supplied.

92.3	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

(a)	a new address to be recorded in the register of members, or

(b)

if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

92.4

Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before their name is entered in the register, has been sent to a person from whom they derive their title, provided that no person who becomes entitled by transmission to a share shall be bound by any direction notice sent under article 101 to a person from whom they derives their title.

92.5	The Company may at any time choose to serve, send or supply Documents in hard copy form alone to some or all of the members.

93	Service of notices

93.1

Any Document that is sent or supplied by the Company in hard copy form, or in electronic form but to be delivered other than by electronic means, and that is sent by pre-paid post and properly addressed shall be deemed to have been received by the intended recipient at the expiration of 24 hours after the time it was posted (or 48 hours where first class mail or an equivalent service is not employed for members with a registered address in the United Kingdom). In proving such receipt it shall be sufficient to show that such Document was properly addressed, pre-paid and posted.

93.2

Any Document that is sent or supplied by the Company by electronic means shall be deemed to have been received by the intended recipient 24 hours after it was transmitted and in proving such receipt it shall be sufficient to show that such Document was properly addressed.

93.3

Any Document that is sent or supplied by the Company by means of a website shall be deemed to have been received when the material was first made available on the website or, if later, when the recipient received (or, in accordance with this article 93, is deemed to have received) notice of the fact that the material was available on the website.

93.4

Any Document that is sent or supplied by the Company by means of a relevant system shall be deemed to have been received by the recipient 24 hours after the Company or any sponsoring system-participant acting on the Company’s behalf sends the issuer-instruction relating to the notice, document or information.

93.5

An accidental failure to send or late sending of, or non-receipt by any person entitled to, any Document relating to any meeting or other proceeding shall not invalidate the relevant meeting or proceeding.

93.6

A Document served or delivered by the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

93.7

A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the capital of the Company shall be deemed to have been sent notice of the meeting and, where requisite, of the purposes for which it was called.

93.8

If at any time the Company is unable effectively to convene a general meeting by notices sent through the post in the United Kingdom, by electronic means or by making it available on the website, as a result of the suspension or curtailment of postal services in the United Kingdom or of the relevant communication system in the United Kingdom, notice of general meeting may be sufficiently given to the affected members by advertising the notice in at least one national newspaper published in the United Kingdom. Such notice shall be deemed to have been sent to all persons who are entitled to have notice of meetings sent to them on the day when the advertisement appears. In any such case, the Company shall send confirmatory copies of the notice by post or by electronic means to the persons entitled to receive them or, where applicable, notify the affected members of availability on the website, if at least seven days before the meeting the sending or supply of notices by post, by electronic means or by making it available on a website has again become generally possible.

ADMINISTRATIVE ARRANGEMENTS

94	Secretary

The secretary shall be appointed by the board for such term, at such remuneration and on such conditions as the board thinks fit, and the board may remove from office any person so appointed (without prejudice to any claim for damages for breach of any contract between him and the Company).

95	Registers

Subject to the Companies Acts and the uncertificated securities rules, the Company may keep an overseas, local or other register and the board may make and vary such regulations as it thinks fit respecting the keeping of any such register.

96	Company seals

96.1

The seal shall be used only by the authority of a resolution of the board or of a committee of the board. The board may determine whether any instrument to which the seal is affixed shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the board:

(a)

share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)

every other instrument to which the seal is affixed shall be signed by two directors of the Company, one director and the secretary of the Company, or at least one authorised person in the presence of a witness who attests the signature. For this purpose an authorised person is any director of the Company or the secretary of the Company, or any person authorised by the board for the purpose of signing instruments to which the seal is affixed.

96.2

If the Company has an official seal for use abroad, it may only be affixed to a document if its use on that document, or documents of a class to which it belongs, has been authorised by a decision of the board or of a committee of the board.

97	Authentication of documents

Any director or the Company secretary or any other person appointed by the board for the purpose shall have power to authenticate and certify as true copies of and extracts from any documents comprising or affecting the constitution of the Company and any resolution passed by the Company or the board or any committee or the holders of any class of shares, and any books, records, documents and accounts relating to the business of the Company, in each case whether in physical form or electronic form. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or the board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

98	Destruction of documents

98.1	The Company is entitled to destroy:

(a)

all instruments of transfer of shares that have been registered, and all other documents on the basis of which any entries are made in the register of members, from six years after the date of registration;

(b)	all dividend mandates, variations or cancellations of dividend mandates, and notifications of change of address, from two years after they have been recorded;

(c)	all share certificates that have been cancelled from one year after the date of the cancellation;

(d)	all paid dividend warrants and cheques from one year after the date of actual payment; and

(e)

all proxy appointments that have been used for the purpose of a poll from one year after the end of the meeting to which the proxy appointment relates, and all proxy appointments that have not been used for the purpose of a poll from one month after the end of the meeting to which the proxy appointment relates.

98.2	Any document referred to in article 98.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made that is not destroyed prior to that date.

98.3

If the Company destroys a document in good faith, in accordance with the articles, and without notice of any claim to which that document may be relevant, it is conclusively presumed in favour of the Company that:

(a)	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

(b)	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

(c)	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

(d)	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

98.4	This article does not impose on the Company any liability that it would not otherwise have if it destroys any document before the time at which this article permits it to do so.

98.5	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

ACCOUNTS

99	No right to inspect accounts and other records

Except as provided by law or authorised by the board or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

100	Accounts to be sent to members

100.1

In respect of each financial year, a copy of the Company’s annual accounts, the strategic report, the directors’ report, the directors’ remuneration report, the auditor’s report on those accounts and on the auditable part of the directors’ remuneration report shall be sent or supplied to:

(a)	every member (whether or not entitled to receive notices of general meetings);

(b)	every holder of debentures (whether or not entitled to receive notice of general meetings);

(c)	every other person who is entitled to receive notice of general meetings,

not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Companies Acts.

DISCLOSURE OF INTERESTS

101	Failure to disclose interests in shares

101.1

If a member, or any other person appearing to be interested in shares held by that member, has been issued with a notice under section 793 of the Act (a section 793 notice) and has failed in relation to any shares (default shares, which expression includes any shares issued after the date of such notice in right of those shares) to give the Company the information required by the section 793 notice within 14 days from the date of service of the notice, the following sanctions shall apply unless the board determines otherwise:

(a)

the member shall not be entitled in respect of the default shares to be present or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll;

(b)

where the default shares represent at least 0.25% in nominal value of the issued shares of their class (calculated exclusive of any shares held as treasury shares) any dividend or other money payable for such shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and the member shall not be entitled to elect to receive shares instead of that dividend; and

(c)

where the default shares represent at least 0.25% in nominal value of the issued shares of their class (calculated exclusive of any shares held as treasury shares) no transfer, other than an excepted transfer, of any default shares shall be registered unless (i) the member themselves are not in default of supplying the required information and proves to the satisfaction of the board that no person in default of supplying such information is interested in any of the shares that are the subject of the transfer, or (ii) the uncertificated securities rules require registration of the transfer (but without prejudice to the right of the board under article 24.5(b) to require such shares to be converted into certificated form and to hold the shares in certificated form for so long as the default subsists).

The board may at any time cancel any of the sanctions in relation to any default shares.

101.2	The sanctions in article 101.1 shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an excepted transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the board.

101.3

Where, on the basis of information obtained from a member in respect of any share held by them, the Company issues a section 793 notice to any other person, it shall at the same time send a copy of the notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, shall not invalidate or otherwise affect the application of article 101.1.

101.4	For the purposes of this article:

(a)	excepted transfer means, in relation to any shares held by a member:

(i)	a transfer by way of or pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(ii)

a transfer in consequence of a sale made through a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded; or

(iii)

a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member and with any other person appearing to be interested in the shares;

(b)	interested shall be construed as it is for the purpose of section 793 of the Act;

(c)

a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is, or may be, so interested, or if the Company (after taking account of any information obtained from the member or, pursuant to a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is, or may be, so interested; and

(d)	reference to a person having failed to give the Company the information required by a notice, or being in default as regards supplying such information, includes reference:

(i)	to the person having failed or refused to give all or any part of it;

(ii)	to the person having given information which they know to be false in a material particular or having recklessly given information which is false in a material particular; and

(iii)	to the Company knowing or having reasonable cause to believe that the information provided is false or materially incorrect or incomplete.

101.5	Nothing contained in this Article limits the powers of the Company under section 794 of the Act or any other powers of the Company (under the Act or otherwise).

UNTRACED MEMBERS

102	Power to sell shares of untraced members

102.1	The Company is entitled to sell at the best price reasonably obtainable any share of a member, or any share to which a person is entitled by transmission, if:

(a)

there has been a period of 12 years during which at least three dividends in respect of the shares in question have become due for payment and the dividend warrants and cheques that have been sent in the manner authorised by the articles in respect of the shares in question have remained uncashed (the relevant period);

(b)

before giving the notice referred to in article 102.1(c), the Company has used such efforts as it considers reasonable to trace the member or other person, including engaging, if considered appropriate, a professional asset reunification company;

(c)	the Company has on expiry of the relevant period sent a notice to the last known address of such member or other person, stating that it intends to sell the shares; and

(d)

during the further period of three months following the date of such notice and prior to exercising the power of sale, the Company has not received any communication in respect of such share from the member or person entitled by transmission.

102.2

The Company is also entitled to sell at the best price reasonably obtainable at the time of sale any additional shares in the Company issued during the relevant period in right of any share to which article 102.1(a) applies (or in right of any share so issued), if the criteria in articles 102.1(a) to 102.1(d) (to the extent relevant) are satisfied in relation to the additional shares.

102.3

To give effect to any sale of shares under this article 102, the board may authorise any person to transfer the shares in question and may enter the name of the transferee in respect of the transferred shares in the register of members even if no share certificate has been lodged for such shares and may issue a new certificate to the transferee. An instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or the person entitled by transmission to, the shares. If the shares are in uncertificated form, in accordance with the uncertificated securities rules, the board may give notice to the operator or other relevant person requiring the share to be converted to certificated form.

102.4

The buyer shall not be bound to see to the application of the purchase monies, nor shall the buyer’s title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale. Unless otherwise determined by the board, the net proceeds of sale shall be forfeited and such former member or other person previously entitled to the share shall no longer be a creditor for the proceeds of sale and the Company will not be obliged to account to such persons for, or be liable to such persons in relation to, the proceeds of sale.

DIRECTORS’ INDEMNITY AND INSURANCE

103	Indemnity and insurance

103.1	Subject to article 103.2, a director or former director of the Company or an associated company may be indemnified out of the Company’s assets against:

(a)	any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company or an associated company;

(b)

any liability incurred by that director in connection with the activities of the Company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Act); and

(c)	any other liability incurred by that director as an officer of the Company or an associated company.

103.2	This article does not authorise any indemnity that would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

103.3	The board may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant director in respect of any relevant loss.

103.4	In this article:

(a)	companies are associated if one is a subsidiary undertaking of the other or both are subsidiary undertakings of the same body corporate; and

(b)

a relevant loss means any loss or liability which has been or may be incurred by a relevant director in connection with that director’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company.

WINDING UP

104	Winding up

If the Company is wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine, but no member shall be compelled to accept any assets upon which there is a liability.

DISPUTE RESOLUTION

105	Disputes

105.1	The governing law of the articles is English law and the articles shall be interpreted in accordance with English law.

105.2

Unless the Company by ordinary resolution consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended (the Securities Act).

105.3	Save in respect of any cause of action arising under the Securities Act, any proceeding, suit or action (including with respect to non-contractual disputes or claims):

(a)	between a shareholder in that shareholder’s capacity as such and the Company and/or its directors arising out of or in connection with the articles or otherwise;

(b)

to the fullest extent permitted by law, between the Company and any of its directors in their capacities as such or as employees of the Company, including all claims made by or on behalf of the Company against its directors; and/or

(c)	between a shareholder in that shareholder’s capacity as such and the Company’s professional service providers,

may only be brought in the courts of England and Wales. For this purpose, court shall mean any court of competent jurisdiction or other competent authority including, for the avoidance of doubt, a court or authority in any jurisdiction which is not a signatory to the New York Convention. Damages alone may not be an adequate remedy for any breach of this article 105, so that in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

105.4

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in the share capital of the Company shall be deemed to have notice of and consented to the provisions of this article 105.

105.5

If this article 105 or any part of it shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this article 105 and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Subject to the UK Companies Act 2006 (the “Companies Act”), and without prejudice to any indemnity to which he or she may otherwise be entitled, members of the registrant’s board of directors and its officers shall have the benefit of the following indemnification provisions in the registrant’s articles of association:

Current and former members of the registrant’s board of directors or officers (other than any person, whether or not an officer of the registrant or an associated company (as defined in the Companies Act), engaged by the registrant or an associated company as auditor) shall be indemnified for all costs, charges, losses, expenses and liabilities sustained or incurred by them in connection with their duties or powers in relation to the registrant, any associated company or any pension fund or employee share scheme of ours or an associated company and in relation to the registrant’s (or an associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any criminal or civil proceedings in which judgement is given in his or her favor or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her behalf or in connection with any application in which the court grants him or her relief from liability for negligence, default, breach of duty or breach of trust in relation to the registrant’s or its group’s affairs.

In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to indemnification as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defence of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defence of any civil proceeding brought by the registrant or an associated company in which judgement is given against the director and (v) any application for relief under the Companies Act in which the court refuses to grant relief to the director.

The registrant may provide any current or former director or officer with funds to meet expenditure incurred or to be incurred by them in connection with any proceedings or application referred to above and otherwise may take any action to enable any such relevant officer to avoid incurring such expenditure. Members of the registrant’s board of directors and its officers who have received payment from the registrant under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

In addition, it is proposed that the registrant enter into a deed of indemnity with each of its directors in connection with the Business Combination.

Item 21.	Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description
2.1*†	Business Combination Agreement, dated as of December 31, 2021, by and among Selina, BOA and Merger Sub (included as Annex A to the proxy statement/prospectus).

2.2*	Amendment No. 1 to the Business Combination Agreement, dated as of July 1, 2022, by and among Selina, BOA and Merger Sub (included as Annex A to the proxy statement/prospectus).

3.1*	Articles of Association of Selina.

3.2*	Form of Amended and Restated Articles of Association of Selina (to be adopted and effective upon the consummation of the Business Combination) (included as Annex B to the proxy statement/prospectus).

3.3*	Amended and Restated Certificate of Incorporation of BOA (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed March 1, 2021).

4.1*	Specimen Unit Certificate of BOA (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed February 17, 2021).

4.2*	Specimen Class A Common Stock Certificate of BOA (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1/A filed February 17, 2021).

4.3*	Specimen Warrant Certificate of BOA (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A filed February 17, 2021).

4.4*	Warrant Agreement, dated as of February 23, 2021, by and between Continental and BOA (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1/A filed February 17, 2021).

4.5*	Registration Rights Agreement, dated as of February 23, 2021, by and among BOA, Sponsor and certain equityholders of BOA (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed March 1, 2021).

4.6**	Letter Agreement, dated as of February 23, 2021, by and among BOA, its officers, its directors, and Sponsor.

4.7**	Specimen Ordinary Share Certificate of Selina.

4.8**	Specimen Warrant Certificate of Selina.

4.9*	Form of Amended and Restated Warrant Agreement, by and among Selina, BOA and Continental (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed on April 29, 2022).

4.10*	Form of Investors’ Rights Agreement, by and among Selina, certain equityholders of Selina and certain equityholders of BOA (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 2, 2021).

4.11*†	Convertible Loan Note Instrument, dated March 25, 2020, by and among Selina, Selina One and the parties named therein, as amended.

4.12*†	Amended and Restated Note-Linked Warrant, dated December 2, 2021, by and among Selina and the other parties thereto, as amended.

5.1**	Opinion of Morgan, Lewis & Bockius UK LLP as to the validity of the Selina Ordinary Shares and Selina Warrants to be issued.

10.1*	Investment Management Trust Agreement, dated as of February 23, 2021, by and between Continental and BOA (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed March 1, 2021).

10.2*	Form of Transaction Support Agreement, by and among Selina, BOA and 166 2nd LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed December 2, 2021).

10.3*	Form of Transaction Support Agreement, by and among Selina, BOA and AI Workstay Holdings LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed December 2, 2021).

10.4*	Form of Transaction Support Agreement, by and among Selina, BOA and Gomez Cayman SPV Limited (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed December 2, 2021).

10.5*	Form of Transaction Support Agreement, by and among Selina, BOA and Dekel Development Holding, S.A (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed December 2, 2021).

10.6*	Form of Transaction Support Agreement, by and among Selina, BOA and Fondo Grupo Wiese Internacional (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed December 2, 2021).

10.7*	Form of Transaction Support Agreement, by and among Selina, BOA and Digital Nomad I, LLC (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed December 2, 2021).

10.8*	Sponsor Letter Agreement, dated as of December 1, 2021, by and among the Sponsor, BOA and Selina (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed December 2, 2021).

10.9*	Form of Subscription Agreement, by and between Selina and the PIPE Investors / subscribers party thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed December 2, 2021).

10.10*

Form of Subscription Agreement, by and between Selina and the PIPE Investors / subscribers party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed December 2, 2021).

10.11*	Form of Subscription Agreement, by and between Selina and Bet on America Holdings LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed December 2, 2021).

10.12*	First Amendment to Subscription Agreement, dated as of July 7, 2022, by and among Selina and Bet on America Holdings LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 1, 2022).

10.13*	Side Letter, dated as of July 1, 2022, by and among BOA, Selina, UK Societas and Bet on America LLC. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 7, 2022).

10.14*††	Form of Selina 2022 Omnibus Equity Incentive Plan.

10.15*††	Form of Selina Employee Share Purchase Plan.

10.16*††	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1/A filed February 17, 2021).

10.17*††	Selina Amended and Restated 2018 Global Equity Incentive Plan.

10.18*††	Selina Global Phantom Equity Incentive Plan.

10.19*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed on April 29, 2022).

10.20*	Form of Indenture (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K/A filed on April 29, 2022).

10.21*	Form of Sponsor Letter Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K/A filed on April 29, 2022).

21.1**	List of subsidiaries of Selina.

23.1*	Consent of Baker Tilly US, LLP, independent registered public accounting firm for Selina.

23.2*	Consent of Marcum LLP, independent registered accounting firm for BOA.

23.3**	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1**	Form of Proxy for Special Meeting.

99.2**	Consent of Catherine Dunleavy (Director Nominee).

99.3**	Consent of Rafael Museri (Director Nominee).

99.4**	Consent of Daniel Rudasevski (Director Nominee).

99.5**	Consent of Richard Stoddart (Director Nominee).

99.6*	Representation under Item 8.A.4 of Form 20-F, dated February 8, 2022.

99.7*	Representation under Item 8.A.4 of Form 20-F, dated March 31, 2022.

107*	Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
***	Previously submitted
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates a management contract or compensatory plan.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on the 9th day of August, 2022.

Selina Hospitality PLC

By:	/s/ Rafael Museri
Name: Rafael Museri
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Rafael Museri and Jonathon Grech, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Rafael Museri Rafael Museri	Chief Executive Officer and Director (Principal Executive Officer)	August 9th, 2022

/s/ Barbara Zubiria Barbara Zubiria	Chief Financial Officer (Principal Financial and Accounting Officer)	August 9th, 2022

/s/ Edouardo Cortina Edouardo Cortina	Director	August 9th, 2022

/s/ Yoav Gery /s/ Yoav Gery	Director	August 9th, 2022

/s/ Jerome Joseph Letter /s/ Jerome Joseph Letter	Director	August 9th, 2022

/s/ Nori Gerardo Lietz Nori Gerardo Lietz	Director	August 9th, 2022

/s/ Daniel Rudasevski Daniel Rudasevski	Director	August 9th, 2022

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Selina Hospitality PLC, has signed this registration statement in                , on the 9th day of August, 2022.

Selina US Real Estate LLC

By: /s/ Steven O’Hayon
Name: Steven O’Hayon
Title: Manager